FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-255934-06

PROSPECTUS

$690,619,000 (Approximate)

BMO 2023-5C1 MORTGAGE TRUST
(Central Index Key number 0001984246)
Issuing Entity

BMO Commercial Mortgage Securities LLC
(Central Index Key number 0001861132)
Depositor

Bank of Montreal

(Central Index Key number 0000927971)

3650 Real Estate Investment Trust 2 LLC

(Central Index Key number 0001840727)

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Societe Generale Financial Corporation

(Central Index Key number 0001755531)

German American Capital Corporation

(Central Index Key number 0001541294)

Goldman Sachs Mortgage Company

(Central Index Key number 0001541502)

Starwood Mortgage Capital LLC

(Central Index Key number 0001548405)

LMF Commercial, LLC

(Central Index Key number 0001592182)

KeyBank National Association

(Central Index Key number 0001089877)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2023-5C1

The BMO 2023-5C1 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2023-5C1, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties, which will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in September 2023. The rated final distribution date for the offered certificates is the distribution date in August 2056.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$708,000	6.42740%	Fixed
Class A-3	$535,695,000	6.53400%	WAC CAP(5)
Class X-A	$536,403,000(6)	0.82116%	Variable IO(7)
Class X-B	$154,216,000(6)	0.13003%	Variable IO(7)
Class A-S	$77,587,000	7.35502%	WAC(8)
Class B	$50,767,000	6.96000%	WAC CAP(5)
Class C	$25,862,000	7.35502%	WAC(8)

(Footnotes to table begin on page 3)

You should carefully consider the summary of risk factors and risk factors beginning on page 67 and page 69, respectively, of this prospectus.

Neither the Series 2023-5C1 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2023-5C1 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by BMO Capital Markets Corp., Deutsche Bank Securities Inc., Citigroup Global Markets Inc., SG Americas Securities, LLC, Goldman Sachs & Co. LLC, KeyBanc Capital Markets Inc., Bancroft Capital, LLC and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from BMO Commercial Mortgage Securities LLC and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. BMO Capital Markets Corp., Deutsche Bank Securities Inc., Citigroup Global Markets Inc., SG Americas Securities, LLC, Goldman Sachs & Co. LLC and KeyBanc Capital Markets Inc. are acting as co-lead managers. BMO Capital Markets Corp. is acting as sole bookrunning manager with respect to approximately 46.7% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 14.6% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 13.2% of each class of offered certificates, SG Americas Securities, LLC is acting as sole bookrunning manager with respect to approximately 13.1% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 9.8% of each class of offered certificates, and KeyBanc Capital Markets Inc. is acting as sole bookrunning manager with respect to approximately 2.7% of each class of offered certificates. Bancroft Capital, LLC and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about August 16, 2023. BMO Commercial Mortgage Securities LLC expects to receive from this offering approximately 104.5% of the aggregate principal balance of the offered certificates, plus accrued interest from August 1, 2023, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

BMO Capital Markets	Citigroup	Société Générale	Goldman Sachs & Co. LLC	KeyBanc Capital Markets	Deutsche Bank Securities
Co-Lead Managers and Joint Bookrunners

Bancroft Capital, LLC Co-Manager	Drexel Hamilton Co-Manager
July 27, 2023

BMO 2023-5C1

WA N/A
OR N/A
CA 8.6%
ID N/A
NV N/A
MT N/A
WY N/A
UT N/A
AZ 0.0%
CO N/A
NM N/A
ND N/A
SD N/A
NE N/A
KS N/A
OK N/A
TX 3.1%
MN N/A
IA N/A
MO N/A
AR 0.6%
LA N/A
WI N/A
IL N/A
MI 1.8%
IN 0.0%
OH 5.1%
KY 3.9%
TN 2.3%
MS N/A
AL N/A
GA 9.4%
FL 2.3%
SC 0.1%
NC 3.5%
VA 8.2%
WV N/A
PA 3.5%
NY 31.8%
VT N/A
NH N/A
ME 0.0%
MA 3.9%
RI 0.1%
CT 7.6%
NJ 3.9%
DE N/A
MD 0.1%
AK N/A
HI N/A
Percentage of Allocated Loan Amount
> 4.0% of Total Loan Amount
1.5%-4.0% of Total Loan Amount
0.5%-1.5% of Total Loan Amount
< .5% of Total Loan Amount
States without Properties

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2023-5C1 certificates.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Credit Support(2)	Initial Pass- Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$708,000	30.000%	6.42740%	Fixed	2.34	9/23 – 1/28
Class A-3	$535,695,000	30.000%	6.53400%	WAC CAP(5)	4.79	1/28 – 7/28
Class X-A	$536,403,000(6)	N/A	0.82116%	Variable IO(7)	N/A	N/A
Class X-B	$154,216,000(6)	N/A	0.13003%	Variable IO(7)	N/A	N/A
Class A-S	$77,587,000	19.875%	7.35502%	WAC(8)	4.91	7/28 – 7/28
Class B	$50,767,000	13.250%	6.96000%	WAC CAP(5)	4.97	7/28 – 8/28
Class C	$25,862,000	9.875%	7.35502%	WAC(8)	5.00	8/28 – 8/28
Non-Offered Certificates(9)
Class X-D	$15,518,000(6)	N/A	3.35502%	Variable IO(7)	N/A	N/A
Class D	$15,518,000	7.850%	4.00000%	Fixed	5.00	8/28 – 8/28
Class E-RR(10)	$8,429,000	6.750%	7.35502%	WAC(8)	5.00	8/28 – 8/28
Class F-RR(10)	$15,326,000	4.750%	7.35502%	WAC(8)	5.00	8/28 – 8/28
Class G-RR(10)	$10,536,000	3.375%	7.35502%	WAC(8)	5.00	8/28 – 8/28
Class J-RR(10)	$25,863,090	0.000%	7.35502%	WAC(8)	5.45	8/28 – 6/29
Class R(11)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a variance of plus or minus 5%.
(2)	“Approximate Initial Credit Support” means, with respect to any class of the Class A-1, Class A-3, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “principal balance certificates”, and collectively with the Class X certificates (as defined in footnote (6) below) and the Class R certificates, the “certificates”), the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of principal balance certificates, if any, junior to the subject class of principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1 and Class A-3 certificates are represented in the aggregate.
(3)	Approximate per annum rate as of the closing date.
(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations”.
(5)	The pass-through rate for each class of the Class A-3 and Class B certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for such class specified in the table above and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.
(6)	The Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):
Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1 and Class A-3
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D
(7)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.
(8)	The pass-through rate for each class of the Class A-S, Class C, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.
(9)	The classes of certificates set forth under “Non-Offered Certificates” in the table are not offered by this prospectus.
(10)	In satisfaction of its risk retention obligations, 3650 Real Estate Investment Trust 2 LLC (as “retaining sponsor” with respect to this securitization transaction) is expected to acquire and retain (directly or through one or more of its “majority-owned affiliates”), in accordance with the credit risk retention rules applicable to this securitization transaction, all of the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “HRR Certificates”), which will collectively constitute an “eligible horizontal residual interest” with an aggregate fair value representing at least 5.0% of the fair value, as of the closing date for this transaction, of all of the “ABS interests” (i.e., all of the certificates (other than the Class R certificates)) issued by the issuing entity. “Retaining sponsor”, “majority-owned affiliates”, “eligible horizontal residual interest” and “ABS interests” have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”.
(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of three separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
3

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

4

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in this Prospectus	12
Summary of Terms	21
Summary of Risk Factors	67
Special Risks	67
Risks Relating to the Mortgage Loans	67
Risks Relating to Conflicts of Interest	68
Other Risks Relating to the Certificates	68
Risk Factors	69
Special Risks	69
The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans	69
Risks Relating to the Mortgage Loans	72
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	72
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	73
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	79
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	79
Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	82
The Types of Properties That Secure the Mortgage Loans Present Special Risks	86
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	106
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	107
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	108

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	108
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	110
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	110
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	111
Risks Related to Zoning Non-Compliance and Use Restrictions	111
Risks Relating to Inspections of Properties	112
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	112
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	112
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	114
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	114
Terrorism Insurance May Not Be Available for All Mortgaged Properties	115
Risks Associated with Blanket Insurance Policies or Self-Insurance	116
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	116
Limited Information Causes Uncertainty	116
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	117
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	118
The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	118
Static Pool Data Would Not Be Indicative of the Performance of This Pool	119
Appraisals May Not Reflect Current or Future Market Value of Each Property	119
Seasoned Mortgage Loans Present Additional Risk of Repayment	120
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	121

5

The Borrower’s Form of Entity May Cause Special Risks	121
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	124
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	125
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	125
Tenancies-in-Common May Hinder Recovery	126
Risks Relating to Enforceability of Cross-Collateralization Arrangements	127
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	127
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	129
Various Other Laws Could Affect the Exercise of Lender’s Rights	129
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	130
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	130
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	132
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	133
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	133
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	134
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	134
Risks Relating to Tax Credits	134
Risks Relating to Conflicts of Interest	135
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	135
The Servicing of Each of the Servicing Shift Whole Loans Will Shift to Other Servicers	137

The Controlling Pari Passu Companion Loan for One or More of the Whole Loans Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern the Servicing of Such Whole Loan Have Yet to Be Finalized	137
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	137
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	138
Potential Conflicts of Interest of the Operating Advisor	141
Potential Conflicts of Interest of the Asset Representations Reviewer	142
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	142
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	144
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan	145
Other Potential Conflicts of Interest May Affect Your Investment	145
Other Risks Relating to the Certificates	145
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	145
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	146
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	147
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	149
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	149
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	150
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	150

6

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	155
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	155
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	156
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment	156
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	157
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	157
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	158
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	158
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	159
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	159
Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	159
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	160
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	160
Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	162
Changes in Pool Composition Will Change the Nature of Your Investment	163

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	163
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	163
State, Local and Other Tax Considerations	165
General Risk Factors	166
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	166
The Offered Certificates May Not Be a Suitable Investment for You	166
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	166
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	167
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	168
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	172
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	172
Description of the Mortgage Pool	173
General	173
RH HQ Mortgage Loan	176
Certain Calculations and Definitions	176
Statistical Characteristics of the Mortgage Loans	185
Overview	185
Property Types	187
Specialty Use Concentrations	190
Mortgage Loan Concentrations	191
Geographic Concentrations	192
Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History	193
Tenancies-in-Common or Diversified Ownership	193
Condominium Interests and Other Shared Interests	194
Leasehold Interests	194
Condemnations	196
Delinquency Information	196
COVID-19 Considerations	196
Environmental Considerations	196
Litigation and Other Legal Considerations	201
Redevelopment, Expansion and Renovation	202
Default History, Bankruptcy Issues and Other Proceedings	203

7

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases	203
Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts	204
Tenant Issues	205
Tenant Concentrations	205
Lease Expirations and Terminations	206
Unilateral Lease Termination Rights	208
Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants	209
Rights to Cease Operations (Go Dark) at the Leased Property	211
Termination Rights of Government Sponsored Tenants	212
Other Tenant Termination Issues	212
Rights to Sublease	212
Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs	212
Charitable Institutions / Not-For-Profit Tenants	213
Purchase Options, Rights of First Offer and Rights of First Refusal	213
Affiliated Leases and Master Leases	214
Other Tenant Issues	215
Competition from Certain Nearby Properties	216
Insurance Considerations	216
Zoning and Use Restrictions	217
Non-Recourse Carveout Limitations	218
Real Estate and Other Tax Considerations	219
Certain Terms of the Mortgage Loans	221
Due Dates; Mortgage Rates; Calculations of Interest	221
ARD Loans	222
Single-Purpose Entity Covenants	222
Prepayment Provisions	224
Defeasance; Collateral Substitution	226
Partial Releases	228
Substitutions	230
Additions to the Mortgaged Property	232
Escrows	233
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	233
Mortgaged Property Accounts	234
Additional Indebtedness	234
Existing Additional Secured Debt	235
Existing Mezzanine Debt	235
Permitted Mezzanine Debt	237
Preferred Equity and Preferred Return Arrangements	238
Permitted Unsecured Debt and Other Debt	238
The Whole Loans	239
General	239

The Serviced Pari Passu Whole Loans	244
The Outside Serviced Pari Passu Whole Loans	246
The Back Bay Office Pari Passu-AB Whole Loan	249
The Prime Storage Portfolio #3 Pari Passu-AB Whole Loan	272
Additional Mortgage Loan Information	276
Transaction Parties	278
The Sponsors and the Mortgage Loan Sellers	278
Bank of Montreal	278
3650 Real Estate Investment Trust 2 LLC	285
Citi Real Estate Funding Inc.	293
German American Capital Corporation	301
Goldman Sachs Mortgage Company	309
KeyBank National Association	318
LMF Commercial, LLC	323
Societe Generale Financial Corporation	329
Starwood Mortgage Capital LLC	335
Compensation of the Sponsors	341
The Depositor	342
The Issuing Entity	342
The Trustee and the Certificate Administrator	343
Trustee	344
Certificate Administrator	344
Custodian	344
Compliance	345
Servicers	346
General	346
The Master Servicer	346
The Special Servicer	349
The Outside Servicers and the Outside Special Servicers	353
The Operating Advisor and the Asset Representations Reviewer	355
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	357
Transaction Party and Related Party Affiliations	357
Warehouse Financing Arrangements	358
Interim Servicing Arrangements	358
Interim and Other Custodial Arrangements	359
Whole Loans and Mezzanine Loan Arrangements	359
Other Arrangements	360
Credit Risk Retention	361
General	361
Qualifying CRE Loans; Required Credit Risk Retention Percentage	361
HRR Certificates	361
Material Terms of the HRR Certificates	361
Hedging, Transfer and Financing Restrictions	362
Representations and Warranties	362
Description of the Certificates	367
General	367
Distributions	368
Method, Timing and Amount	368
Available Funds	369
Priority of Distributions	371

8

Pass-Through Rates	373
Interest Distribution Amount	375
Principal Distribution Amount	375
Certain Calculations with Respect to Individual Mortgage Loans	376
Application Priority of Mortgage Loan Collections or Whole Loan Collections	377
Allocation of Yield Maintenance Charges and Prepayment Premiums	380
Assumed Final Distribution Date; Rated Final Distribution Date	381
Prepayment Interest Shortfalls	381
Subordination; Allocation of Realized Losses	383
Reports to Certificateholders; Certain Available Information	384
Certificate Administrator Reports	384
Information Available Electronically	389
Voting Rights	394
Delivery, Form, Transfer and Denomination	394
Book-Entry Registration	395
Definitive Certificates	397
Certificateholder Communication	397
Access to Certificateholders’ Names and Addresses	397
Requests to Communicate	398
The Mortgage Loan Purchase Agreements	399
Sale of Mortgage Loans; Mortgage File Delivery	399
Representations and Warranties	404
Cures, Repurchases and Substitutions	404
Dispute Resolution Provisions	408
Asset Review Obligations	408
The Pooling and Servicing Agreement	409
General	409
Certain Considerations Regarding the Outside Serviced Whole Loans	412
Assignment of the Mortgage Loans	413
Servicing of the Mortgage Loans	414
Subservicing	420
Advances	421
Accounts	425
Withdrawals from the Collection Account	427
Application of Loss of Value Payments	429
Servicing and Other Compensation and Payment of Expenses	429
Master Servicing Compensation	429
Special Servicing Compensation	432
Trustee / Certificate Administrator Compensation	436
Operating Advisor Compensation	436
CREFC® Intellectual Property Royalty License Fee	437
Asset Representations Reviewer Compensation	437
Fees and Expenses	438
Application of Penalty Charges and Modification Fees	445

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	446
Due-On-Sale	446
Due-On-Encumbrance	447
Appraisal Reduction Amounts	448
Inspections	453
Evidence as to Compliance	453
Limitation on Liability; Indemnification	454
Servicer Termination Events	458
Rights Upon Servicer Termination Event	459
Waivers of Servicer Termination Events	461
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	461
General	461
Excluded Special Servicer Mortgage Loans	462
Removal of the Special Servicer by Certificateholders Following a Control Termination Event	463
Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor	463
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	464
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	465
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	466
Amendment	467
Realization Upon Mortgage Loans	469
Specially Serviced Loans; Appraisals	469
Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans	469
Sale of Defaulted Mortgage Loans and REO Properties	471
Modifications, Waivers and Amendments	473
Directing Holder	475
General	475
Limitation on Liability of the Directing Holder	482
Consulting Parties	482
Operating Advisor	483
General Obligations	483
Review Materials	484
Consultation Rights	486
Reviewing Certain Calculations	486
Annual Report	487
Replacement of the Special Servicer	488
Operating Advisor Termination Events	488
Rights Upon Operating Advisor Termination Event	489
Eligibility of Operating Advisor	489
Termination of the Operating Advisor Without Cause	490
Asset Status Reports	490
The Asset Representations Reviewer	491
Asset Review	491
Eligibility of Asset Representations Reviewer	496

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Other Obligations of Asset Representations Reviewer	496
Delegation of Asset Representations Reviewer’s Duties	497
Asset Representations Reviewer Termination Events	497
Rights Upon Asset Representations Reviewer Termination Event	498
Termination of the Asset Representations Reviewer Without Cause	498
Resignation of Asset Representations Reviewer	498
Asset Representations Reviewer Compensation	498
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	499
Repurchase Request Delivered by a Certificateholder	499
Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement	499
Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer	499
Dispute Resolution Provisions	500
Resolution of a Repurchase Request	500
Mediation and Arbitration Provisions	502
Rating Agency Confirmations	503
Termination; Retirement of Certificates	505
Optional Termination; Optional Mortgage Loan Purchase	505
Servicing of the Outside Serviced Mortgage Loans	506
General	506
Specified Servicing Matters	507
Servicing Shift Mortgage Loans	510
Related Provisions of the Pooling and Servicing Agreement	510
Use of Proceeds	512
Yield, Prepayment and Maturity Considerations	512
Yield	512
Yield on the Class X-A and Class X-B Certificates	515
Weighted Average Life of the Offered Certificates	515
Price/Yield Tables	519
Material Federal Income Tax Consequences	522
General	522
Qualification as a REMIC	522
Status of Offered Certificates	524
Taxation of the Regular Interests	524
General	524
Original Issue Discount	525
Acquisition Premium	526
Market Discount	526
Premium	527
Election to Treat All Interest Under the Constant Yield Method	528

Treatment of Losses	528
Prepayment Premiums and Yield Maintenance Charges	529
Sale or Exchange of Regular Interests	529
Taxes That May Be Imposed on a REMIC	530
Prohibited Transactions	530
Contributions to a REMIC After the Startup Day	530
Net Income from Foreclosure Property	530
Bipartisan Budget Act of 2015	531
Taxation of Certain Foreign Investors	531
FATCA	532
Backup Withholding	532
Information Reporting	532
3.8% Medicare Tax on “Net Investment Income”	533
Reporting Requirements	533
Tax Return Disclosure and Investor List Requirements	533
Certain State, Local and Other Tax Considerations	534
ERISA Considerations	534
General	534
Plan Asset Regulations	535
Prohibited Transaction Exemptions	537
Underwriter Exemption	537
Exempt Plans	540
Insurance Company General Accounts	540
Ineligible Purchasers	540
Further Warnings	541
Consultation with Counsel	541
Tax Exempt Investors	542
Legal Investment	542
Certain Legal Aspects of the Mortgage Loans	542
General	543
Types of Mortgage Instruments	543
Installment Contracts	544
Leases and Rents	544
Personalty	545
Foreclosure	545
General	545
Foreclosure Procedures Vary From State to State.	545
Judicial Foreclosure	546
Equitable and Other Limitations on Enforceability of Particular Provisions	546
Nonjudicial Foreclosure/Power of Sale	547
Public Sale	547
Rights of Redemption	548
One Action and Security First Rules	548
Anti-Deficiency Legislation	549
Leasehold Considerations	549
Cooperative Shares	550
Bankruptcy Issues	550
Automatic Stay	550
Modification of Lender’s Rights	551
Leases and Rents	551
Lease Assumption or Rejection by Tenant	552

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Lease Rejection by Lessor – Tenant’s Right	553
Ground Lessee or Ground Lessor	553
Single-Purpose Entity Covenants and Substantive Consolidation	554
Sales Free and Clear of Liens	555
Post-Petition Credit	555
Avoidance Actions	555
Management Agreements	556
Certain of the Borrowers May Be Partnerships	556
Environmental Considerations	557
General	557
Environmental Assessments	557
Superlien Laws	557
CERCLA	558
Other Federal and State Laws	558
Additional Considerations	559
Due-On-Sale and Due-On-Encumbrance Provisions	560
Junior Liens; Rights of Holders of Senior Liens	560

Subordinate Financing	561
Default Interest and Limitations on Prepayments	561
Applicability of Usury Laws	561
Americans with Disabilities Act	562
Servicemembers Civil Relief Act	562
Anti-Money Laundering, Economic Sanctions and Bribery	562
Potential Forfeiture of Assets	563
Ratings	563
Plan of Distribution (Underwriter Conflicts of Interest)	566
Incorporation of Certain Information by Reference	568
Where You Can Find More Information	568
Financial Information	568
Legal Matters	568
Index of Certain Defined Terms	569

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS and Mortgaged Properties	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (BMO, KeyBank, LMF, SGFC AND SMC)	E-1A-1
Annex E-1B – Exceptions to MORTGAGE LOAN Representations and Warranties (BMO, KeyBank, LMF, SGFC AND SMC)	E-1B-1
ANNEX E-2A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (3650 REIT, CREFI AND GACC)	E-2A-1
Annex E-2B – Exceptions to MORTGAGE LOAN Representations and Warranties (3650 REIT, CREFI AND GACC)	E-2B-1
ANNEX E-3A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (GSMC)	E-3A-1
Annex E-3B – Exceptions to MORTGAGE LOAN Representations and Warranties (GSMC)	E-3B-1

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Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, ASSET BACKED SECURITIES GENERALLY (INCLUDING, WITHOUT LIMITATION, THE APPLICATION OF RULE 15C2-11 UNDER THE EXCHANGE ACT TO THE PUBLICATION OR SUBMISSION OF QUOTATIONS, DIRECTLY OR INDIRECTLY, IN ANY QUOTATION MEDIUM BY A BROKER OR DEALER FOR SECURITIES SUCH AS THE OFFERED CERTIFICATES). ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■                  This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and
●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, the “Summary of Risk Factors” and “Risk Factors” describe the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

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■                 In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to BMO Commercial Mortgage Securities LLC.
●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.
●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (“UK”). FOR THIS PURPOSE, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (“EUWA”), AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (“FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA TO IMPLEMENT DIRECTIVE (EU) 2016/97 (AS SUCH RULES AND REGULATIONS MAY BE AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (“UK QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR.

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ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

14

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED AS FOLLOWS:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A)       IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

●         THE EXPRESSION “UK RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: UNITED KINGDOM” ABOVE; AND

●         THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

OTHER UK REGULATORY RESTRICTIONS

(B)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(C)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THIS PURPOSE, AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY

15

AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “EU RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA” ABOVE; AND
●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

Eu SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE ORIGINATORS, THE MORTGAGE LOAN SELLERS, THE ISSUING ENTITY OR THEIR RESPECTIVE AFFILIATES WILL RETAIN A MATERIAL NET ECONOMIC INTEREST IN THIS SECURITIZATION TRANSACTION, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) THE EU SECURITIZATION REGULATION, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “U.S. CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENABLING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

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PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

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THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF

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JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,
●	political and/or social conditions, and
●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	BMO 2023-5C1 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2023-5C1.

Relevant Parties

Depositor	BMO Commercial Mortgage Securities LLC, a Delaware limited liability company and a wholly-owned subsidiary of BMO Financial Corp. As depositor, BMO Commercial Mortgage Securities LLC will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 151 West 42nd Street, New York, New York 10036. See “Transaction Parties—The Depositor”.
Issuing Entity	BMO 2023-5C1 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of August 1, 2023, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:
●	Bank of Montreal, a Canadian chartered bank (5 mortgage loans (12.3%));
●	3650 Real Estate Investment Trust 2 LLC, a Delaware limited liability company (3 mortgage loans (16.3%));
●	Societe Generale Financial Corporation, a Delaware corporation (4 mortgage loans (13.1%));
●	Citi Real Estate Funding Inc., a New York corporation (4 mortgage loans (10.6%));
●	German American Capital Corporation, a Maryland corporation and 3650 Real Estate Investment Trust 2 LLC (1 mortgage loan (8.2%));
●	Goldman Sachs Mortgage Company, a New York limited partnership (1 mortgage loan (8.2%));
●	LMF Commercial, LLC and Bank of Montreal (1 mortgage loan (8.2%));
●	Bank of Montreal and German American Capital Corporation (1 mortgage loan (6.8%));
●	German American Capital Corporation and Goldman Sachs Mortgage Company (1 mortgage loan (3.9%));
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●	Citi Real Estate Funding Inc. and Bank of Montreal (1 mortgage loan (3.9%));
●	Bank of Montreal and Starwood Mortgage Capital LLC (1 mortgage loan (3.5%));
●	KeyBank National Association, a national banking association organized under the laws of the United States of America (2 mortgage loans (2.7%)); and
●	Starwood Mortgage Capital LLC, a Delaware limited liability company (2 mortgage loans (2.5%)).
The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.
See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:
Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	3	$124,800,000	16.3%
Societe Generale Financial Corporation	Societe Generale Financial Corporation	4	$100,250,000	13.1%
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	4	$80,920,000	10.6%
Bank of Montreal	Bank of Montreal	4	$74,092,102	9.7%
DBR Investments Co. Limited	German American Capital Corporation(1)/ 3650 REIT Investment Trust 2 LLC	1(2)	$62,500,000	8.2%
LMF Commercial LLC	LMF Commercial LLC/Bank of Montreal	1(3)	$62,500,000	8.2%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(4)	1	$62,500,000	8.2%
Deutsche Bank AG, New York Branch/Bank of Montreal	German American Capital Corporation(1)/Bank of Montreal	1(5)	$52,000,000	6.8%
Deutsche Bank AG, New York Branch / Goldman Sachs Bank USA	German American Capital Corporation(1)/ Goldman Sachs Mortgage Company(4)	1(6)	$30,000,000	3.9%
Citi Real Estate Funding Inc. / Bank of Montreal	Citi Real Estate Funding Inc. / Bank of Montreal	1(7)	$30,000,000	3.9%
Bank of Montreal / Starwood Mortgage Capital LLC	Bank of Montreal / Starwood Mortgage Capital LLC	1(8)	$27,000,000	3.5%
KeyBank National Association	KeyBank National Association	2	$20,550,000	2.7%

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Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Morgan Stanley Bank, N.A.(9)	Bank of Montreal	1	$20,000,000	2.6%
Starwood Mortgage Capital LLC	Starwood Mortgage Capital LLC	2	$19,178,989	2.5%
	Total	27	$766,291,091	100.0%

(1)	German American Capital Corporation has acquired or will acquire the mortgage loans or portions thereof that were originated, co-originated or acquired by its affiliates, DBR Investments Co. Limited and Deutsche Bank AG, New York Branch, on or prior to the closing date.
(2)	The Gateway Center South mortgage loan (8.2%) is comprised of separate notes that are being sold by German American Capital Corporation and 3650 Real Estate Investment Trust 2 LLC. The Gateway Center South mortgage loan is part of a whole loan that was co-originated by DBR Investments Co. Limited and Wells Fargo Bank National Association. The Gateway Center South mortgage loan is evidenced by three promissory notes: (i) notes A-1 and A-5, with an aggregate outstanding principal balance of $34,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller; and (ii) note A-3, with an outstanding principal balance of $28,500,000 as of the cut-off date, as to which 3650 REIT Investment Trust 2 LLC is acting as mortgage loan seller. 3650 REIT Investment Trust 2 LLC has acquired or will acquire the portion of such mortgage loan as to which it as acting as loan seller prior to the closing date from DBR Investments Co. Limited or its affiliate.
(3)	The 11 West 42nd Street mortgage loan (8.2%) is comprised of separate notes that are being sold by LMF Commercial, LLC and Bank of Montreal. The 11 West 42nd Street mortgage loan is part of a whole loan that was co-originated by Bank of America, N.A., UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York and LMF Commercial, LLC. The 11 West 42nd Street mortgage loan is evidenced by 3 promissory notes: (i) notes A-3-1 and A-3-3, with an aggregate outstanding principal balance of $35,000,000 as of the cut-off date, as to which LMF Commercial, LLC is acting as mortgage loan seller; and (ii) note A-3-2, with an outstanding principal balance of $27,500,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller. Bank of Montreal has acquired or will acquire the portion of such mortgage loan as to which it is acting as mortgage loan seller prior to the closing date from LMF Commercial, LLC.
(4)	Goldman Sachs Mortgage Company has acquired or will acquire the mortgage loans or portions thereof that were originated or co-originated by Goldman Sachs Bank USA on or prior to the closing date.
(5)	The Cumberland Mall mortgage loan (6.8%) is comprised of separate notes that are being sold by German American Capital Corporation and Bank of Montreal. The Cumberland Mall mortgage loan is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch, Morgan Stanley Bank, N.A., and Bank of Montreal. The Cumberland Mall mortgage loan is evidenced by five promissory notes: (i) notes A-3, A-4 and A-5, with an aggregate outstanding principal balance of $32,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller; and (ii) notes A-9 and A-11, with an aggregate outstanding principal balance of $20,000,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller.
(6)	The Back Bay Office mortgage loan (3.9%) is comprised of separate notes that are being sold by German American Capital Corporation and Goldman Sachs Mortgage Company. The Back Bay Office mortgage loan is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA, Wells Fargo Bank, National Association, New York Life Insurance Company and Teachers Insurance and Annuity Association of America. The Back Bay Office mortgage loan is evidenced by three promissory notes: (i) note A-5-1, with an outstanding principal balance of $17,500,000 as of the cut-off date, as to which German American Capital Corporation is acting as Mortgage Loan Seller; and (ii) notes A-8-2-B and A-8-3, with an aggregate outstanding principal balance of $12,500,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.
(7)	The Harborside 2-3 mortgage loan (3.9%) is comprised of separate notes that are being sold by Citi Real Estate Funding Inc. and Bank of Montreal. The Harborside 2-3 mortgage loan is part of a whole loan that was co-originated by Citi Real Estate Funding Inc. and Bank of Montreal. The Harborside 2-3 mortgage loan is evidenced by three promissory notes: (i) notes A-2-1-B and A-4-2, with an aggregate outstanding principal balance of $20,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller; and (ii) note A-8, with an outstanding principal balance of $10,000,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller.

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(8)	The Widener Building mortgage loan (3.5%) is comprised of separate notes that are being sold by Bank of Montreal and Starwood Mortgage Capital LLC. The Widener Building mortgage loan is part of a whole loan that was co-originated by Bank of Montreal and Starwood Mortgage Capital LLC. The Widener Building mortgage loan is evidenced by four promissory notes: (i) note A-3, with an outstanding principal balance of $2,000,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller; and (ii) notes A-4, A-5 and A-6, with an aggregate outstanding principal balance of $25,000,000 as of the cut-off date, as to which Starwood Mortgage Capital LLC is acting as mortgage loan seller.
(9)	The Heritage Plaza mortgage loan (2.6%) is part of a whole loan that was originated by Goldman Sachs Bank USA and Morgan Stanley Bank, N.A. Bank of Montreal has acquired or will acquire such mortgage loan prior to the closing date from Morgan Stanley Mortgage Capital Holdings LLC.
See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Master Servicer	KeyBank National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced whole loans and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.
See “—The Mortgage Pool—The Whole Loans” below for a discussion of the mortgage loans included in the issuing entity that are part of a whole loan and have one or more related companion loans held outside the issuing entity.
The mortgage loans transferred to the issuing entity, any related companion loans and any related whole loans that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced whole loans,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related whole loans that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced whole loans,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.
The 11 West 42nd Street mortgage loan and the Short Pump Town Center mortgage loan are each part of a separate whole loan that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction. However, in the case of each of those mortgage loans, upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, the servicing of the
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related whole loan will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction. Accordingly, in the case of each of those mortgage loans, the subject mortgage loan, the related companion loan(s) and the related whole loan will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced whole loan, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced whole loan, respectively, after the related shift in servicing occurs. Each such mortgage loan, the related companion loan(s) and the related whole loan are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift whole loan”, respectively.
See the chart entitled “Whole Loan Summary” under “The Mortgage Pool—The Whole Loans” below in this summary and the chart entitled “Servicing of the Whole Loans” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced whole loans, the outside serviced whole loans and the servicing shift whole loans.
The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Special Servicer	3650 REIT Loan Servicing LLC, a Delaware limited liability company, will be appointed the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement (other than any excluded special servicer mortgage loan). The principal special servicing offices of the special servicer are located at 2977 McFarlane Road, Suite 300, Miami, Florida 33133, and its telephone number is (305) 901-1000. See “Transaction Parties—Servicers—The Special Servicer”.
3650 REIT Loan Servicing LLC is an affiliate of 3650 Real Estate Investment Trust 2 LLC. 3650 Real Estate Investment Trust 2 LLC is expected to acquire the HRR Certificates and, on the closing date, 3650 Real Estate Investment Trust 2 LLC or an affiliate is expected to be appointed the initial controlling class representative. See “Pooling and Servicing Agreement—Directing Holder” and “Credit Risk Retention”.
The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.
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See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.
If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.
The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”.
A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced whole loan.
The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Affiliated Sub-Servicer	Pursuant to one or more limited subservicing agreements between 3650 REIT Loan Servicing LLC, an affiliate of 3650 Real Estate Investment Trust 2 LLC, on the one hand, and KeyBank National Association, on the other hand, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to two (2) of the mortgage loans (15.7%).
In addition, 3650 REIT Loan Servicing LLC and Midland Loan Services, a Division of PNC Bank, National Association (“Midland”) (in its capacity as Outside Servicer of the 3650 REIT Mortgage Loans that are Outside
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Serviced Mortgage Loans) have entered one or more limited subservicing agreements in consideration of 3650 REIT Loan Servicing LLC serving as limited (non-cashiering) sub-servicer with respect to certain provisions under the Outside Servicing Agreement related to each of the ICP/IRG Holdings Portfolio Mortgage Loan and the RH HQ Mortgage Loan (collectively, 8.7%).
Trustee	Computershare Trust Company, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to each servicing shift whole loan, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the whole loan becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift with respect to any servicing shift whole loan, the trustee of the securitization of the related controlling pari passu companion loan will become the mortgagee of record. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee and the Certificate Administrator” and “The Pooling and Servicing Agreement”.
The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer purposes are located at 1505 Energy Park Drive, St. Paul, Minnesota 55108. See “Transaction Parties—The Trustee and the Certificate Administrator” and “The Pooling and Servicing Agreement”.
The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:
●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;
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●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;
●	reviewing for accuracy certain calculations made by the special servicer;
●	under the circumstances described in this prospectus, issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;
●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); and
●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced loan(s).
An “operating advisor consultation trigger event” will occur with respect to any serviced loan, when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amounts then allocable to the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans.
Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.
See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.
Asset Representations Reviewer	Pentalpha Surveillance LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related whole loans will or
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are expected to constitute the “outside serviced whole loans”), and such mortgage loans and whole loans will be (or, in the case of a servicing shift whole loan, following the inclusion of the applicable pari passu companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling pari passu companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
11 West 42nd Street	LMF / BMO	(4)	8.2%	(4)	(4)	(4)	(4)	(4)	(5)
Short Pump Town Center	GSMC	(4)	8.2%	(4)	(4)	(4)	(4)	(4)	(5)
ICP/IRG Holdings Portfolio	3650 REIT	Benchmark 2023-V2 PSA	6.9%	Midland Loan Services, a Division of PNC Bank, National Association	3650 REIT Loan Servicing LLC	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	BellOak, LLC	3650 REIT 2 PF-2 BHE LLC
Cumberland Mall	BMO/GACC	Benchmark 2023-V2 PSA	6.8%	Midland Loan Services, a Division of PNC Bank, National Association	3650 REIT Loan Servicing LLC	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	BellOak, LLC	3650 REIT 2 PF-2 BHE LLC
Back Bay Office	GACC / GSMC	Benchmark 2023-B39 PSA	3.9%	Midland Loan Services, a Division of PNC Bank, National Association	Situs Holdings, LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Park Bridge Lender Services LLC	SM Finance (GoReLux) LLC, an entity managed by Affinius Capital Management LLC
Harborside 2-3	CREFI / BMO	Benchmark 2023-V2 PSA	3.9%	Midland Loan Services, a Division of PNC Bank, National Association	3650 REIT Loan Servicing LLC	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	BellOak, LLC	3650 REIT 2 PF-2 BHE LLC
Oxmoor Center	SGFC	Benchmark 2023-V3 PSA(6)	2.9%	Midland Loan Services, a Division of PNC Bank, National Association(6)	Greystone Servicing Company LLC(6)	Computershare Trust Company, N.A.(6)	Computershare Trust Company, N.A.(6)	Park Bridge Lender Services LLC(6)	Greystone High Yield Investments I LLC(6)
Heritage Plaza	BMO	Benchmark 2023-V2 PSA(7)	2.6%	Midland Loan Services, a Division of PNC Bank, National Association(7)	3650 REIT Loan Servicing LLC(7)	Computershare Trust Company, N.A. (7)	Computershare Trust Company, N.A. (7)	BellOak, LLC(7)	(8)
Museum Tower	SMC	MSWF 2023-1 PSA	2.2%	Wells Fargo Bank, National Association	Argentic Services Company LP	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	Argentic Securities Income USA 2 LLC
RH HQ	3650 REIT	3650R 2022-PF2 PSA	1.8%	Midland Loan Services, a Division of PNC Bank, National Association	3650 REIT Loan Servicing LLC	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	Park Bridge Lender Services LLC	3650 Real Estate Investment Trust 2 LLC
Select Parking NYC Portfolio	BMO	Benchmark 2023-V3 PSA(6)	1.3%	Midland Loan Services, a Division of PNC Bank, National Association(6)	Greystone Servicing Company LLC(6)	Computershare Trust Company, N.A.(6)	Computershare Trust Company, N.A.(6)	Park Bridge Lender Services LLC(6)	Greystone High Yield Investments I LLC(6)
Prime Storage Portfolio #3	CREFI	CGCMT 2023-PRM3 TSA	1.3%	Berkadia Commercial Mortgage LLC	Mount Street US (Georgia) LLP	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	Pentalpha Surveillance LLC	Carbon VII CMBS, Ltd.
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Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
Green Acres	BMO	Benchmark 2023-V2 PSA	0.7%	Midland Loan Services, a Division of PNC Bank, National Association	3650 REIT Loan Servicing LLC	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	BellOak, LLC	3650 REIT 2 PF-2 BHE LLC

(1)	Includes servicing shift mortgage loans which, in each case, will become outside serviced mortgage loans after the related shift in servicing occurs. However, until the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.
(2)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.
(3)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.
(4)	The 11 West 42nd Street mortgage loan and the Short Pump Town Center mortgage loan are servicing shift mortgage loans that, in each such case, (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the related outside servicing agreement for the securitization of the related controlling pari passu companion loan giving rise to a servicing shift have not been definitively identified.
(5)	With respect to each of the 11 West 42nd Street mortgage loan and the Short Pump Town Center mortgage loan, there will be no initial outside controlling class representative until the securitization of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction. See the “Whole Loan Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the related controlling note holder for the related whole loan.
(6)	Based on the publicly available prospectus. The Benchmark 2023-V3 transaction is expected to close after the date of this prospectus and prior to the closing of this securitization transaction.
(7)	The Heritage Plaza mortgage loan (i) will be initially serviced and administered by an outside servicer and an outside special servicer pursuant to the Benchmark 2023-V2 pooling and servicing agreement, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be serviced and administered by an outside servicer and an outside special servicer pursuant to the outside servicing agreement governing that future commercial mortgage securitization transaction.
(8)	With respect to the Heritage Plaza mortgage loan, there will be no initial outside controlling class representative until the securitization of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction. The current holder of the controlling pari passu companion loan will be entitled to exercise certain control rights under the related co-lender agreement and the Benchmark 2023-V2 PSA until the securitization of the controlling pari passu companion loan. See the “Whole Loan Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the related controlling note holder for the related whole loan.
Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this
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prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced whole loan, the related outside servicer will have primary servicing responsibilities with respect to the entire whole loan, the related outside special servicer will serve as special servicer of the entire whole loan, the related outside trustee generally serves as mortgagee of record with respect to the entire whole loan, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related whole loan (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).
There are no serviced AB whole loans or serviced pari passu-AB whole loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.
See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced whole loan.
See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be:
●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced whole loan as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled whole loan”), and (iii) during any period that a control termination event has occurred and is continuing, the controlling class representative; and
●	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), if and for so long as the applicable companion loan holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”);
provided, that with respect to any serviced whole loan, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.
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For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, and/or (3) the related serviced whole loan is a serviced outside controlled whole loan; and (B) with respect to any serviced outside controlled whole loan, the outside controlling noteholder or its representative will be the directing holder only if and for so long as such holder or its representative is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.
Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if neither the controlling class representative nor an outside controlling note holder is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced whole loan.
An “excluded mortgage loan” is, if the controlling class representative is the directing holder with respect to the subject mortgage loan, a mortgage loan or related whole loan with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or whole loan or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or whole loan, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.
With respect to the serviced mortgage loans and serviced whole loans, in general:
●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, whole loans; and
●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans (or, in the case of a serviced outside controlled whole loan, solely with respect to the applicable whole loan).
For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, a servicing shift whole loan will be a serviced outside controlled whole loan and, after the related shift in servicing occurs, such whole loan will be an outside serviced whole loan.
If, with respect to any serviced outside controlled whole loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated
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with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representatives” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled whole loan is not included in a separate securitization trust and subject to an applicable servicing agreement, the related outside controlling note holder or its representative may retain such rights under the related co-lender agreement for a longer period than would otherwise be the case.
Any serviced whole loan with a subordinate companion loan that (i) is held outside the issuing entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled whole loan. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a whole loan.
With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced whole loan, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.
The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or whole loan(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or whole loan(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of
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Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.

Controlling Class

Representatives	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.
In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amounts then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class F-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class J-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.
The “control eligible certificates” will be the Class F-RR, Class G-RR and Class J-RR certificates.
After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.
A “control termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amounts then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans
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as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.
A “consultation termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amounts, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.
3650 Real Estate Investment Trust 2 LLC, or an affiliate thereof, is expected on the closing date, (i) to purchase the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative.
Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be, each of:
(i)	except with respect to a serviced outside controlled whole loan, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, and (b) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;
(ii)	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), solely (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (b) prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;
(iii)	with respect to any serviced whole loan that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement; and
(iv)	solely after the occurrence and during the continuance of an operating advisor consultation trigger event, the operating advisor;
provided, that with respect to any serviced whole loan, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.
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For the avoidance of doubt, with respect to the serviced mortgage loans and serviced whole loans, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, and/or (3) with respect to any serviced outside controlled whole loan, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (B) the operating advisor will not be a consulting party if and for so long as no operating advisor consultation trigger event has occurred and is continuing, and (C) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced whole loan will be subject to the terms of the related co-lender agreement.
Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, the operating advisor or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced whole loan.
Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:
●	serve in multiple capacities with respect to this securitization transaction;
●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;
●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan; or
●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan.
In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:
●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase
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facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;
●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or
●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.
Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.
In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or whole loan(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.
These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.
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Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, its respective due date in August 2023 (or, in the case of any mortgage loan that has its first due date subsequent to August 2023, the date that would have been its due date in August 2023 under the terms thereof if a monthly payment were scheduled to be due in that month).
Closing Date	On or about August 16, 2023.
Distribution Date	The 4th business day following the related determination date of each month, beginning in September 2023.
Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in September 2023.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).
Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.
Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in September 2023, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.
Assumed Final Distribution Date	Class A-1	January 2028
	Class A-3	July 2028
	Class X-A	July 2028
	Class X-B	August 2028
	Class A-S	July 2028
	Class B	August 2028
	Class C	August 2028
The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).
Rated Final Distribution Date	As to each class of offered certificates, the distribution date in August 2056.

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Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.
The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers by the depositor of any of the certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2023-5C1:
●	Class A-1
●	Class A-3
●	Class X-A
●	Class X-B
●	Class A-S
●	Class B
●	Class C
Upon initial issuance, the Series 2023-5C1 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R certificates.
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The offered certificates, together with the Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R certificates, are collectively referred to in this prospectus as the “certificates”. The certificates (exclusive of the Class R certificates) are collectively referred to in this prospectus as the “regular certificates”. The regular certificates (exclusive of the Class X-A, Class X-B and Class X-D certificates) are collectively referred to in this prospectus as the “principal balance certificates”. The Class X-A, Class X-B and Class X-D certificates are collectively referred to in this prospectus as the “Class X certificates”.

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%.
The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.
See “Description of the Certificates—General” in this prospectus.
C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.
The pass-through rate with respect to the Class A-1 certificates will be fixed at the initial pass-through rate for such class set forth in the table under “Certificate Summary” in this prospectus.
The pass-through rate with respect to each class of the Class A-3 and Class B certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for such class set forth in the table under “Certificate Summary” in this prospectus and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.
The pass-through rate with respect to each class of the Class A-S and Class C certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.
The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1 and Class A-3 certificates as in effect from time to time, as described in this prospectus.
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The pass-through rate with respect to the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-S, Class B and Class C certificates as in effect from time to time, as described in this prospectus.
For purposes of calculating the pass-through rate on any class of regular certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:
●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and
●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.
See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced whole loans, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date, including the portion thereof payable to any primary servicer or subservicer, will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.01725% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.
The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in
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permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.
The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced whole loan) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month.
In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0% (or such other rate as is set forth in the related loan agreement with respect to a serviced whole loan), or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced whole loan), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0% (or such other rate as is set forth in the related loan agreement with respect to a serviced whole loan), or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) the servicing shift mortgage loans set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced whole loan will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced whole loan and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to each servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on
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provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Whole Loan	Outside (Primary) Servicer Fee Rate (per annum)(2)	Outside Special Servicer Fee Rate (per annum)(3)	Outside Workout Fee Rate(3)	Outside Liquidation Fee Rate(3)
11 West 42nd Street	Servicing Shift	0.00250%	0.25%(4)	0.50%(4)	0.50%(4)
Short Pump Town Center	Servicing Shift	0.00250%	0.25%(4)	1.00%(4)	1.00%(4)
ICP/IRG Holdings Portfolio	Benchmark 2023-V2	0.00125%	0.25%	1.00%	1.00%
Cumberland Mall	Benchmark 2023-V2	0.00125%	0.25%	1.00%	1.00%
Back Bay Office	Benchmark 2023-B39	0.00125%	0.25000%	0.75%	0.75%
Harborside 2-3	Benchmark 2023-V2	0.00125%	0.25%	1.00%	1.00%
Oxmoor Center	Benchmark 2023-V3(5)	0.00125%	0.25%(5)	1.00%(5)	1.00%(5)
Heritage Plaza	Benchmark 2023-V2	0.00125%	0.25%(6)	0.75%(6)	0.75%(6)
Museum Tower	MSWF 2023-1	0.00250%	0.25000%	1.00%	1.00%
RH HQ	3650R 2022-PF2	0.00125%	0.25%	1.00%	1.00%
Select Parking NYC Portfolio	Benchmark 2023-V3(5)	0.00125%	0.25%(5)	1.00%(5)	1.00%(5)
Prime Storage Portfolio #3	CGCMT 2023-PRM3	0.01600%	0.15%	0.25%	0.25%
Green Acres	Benchmark 2023-V2	0.00125%	0.25%	1.00%	1.00%

(1)	Includes the servicing shift mortgage loans which, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.
(2)	Includes any applicable sub-servicing fee rate.
(3)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).
(4)	The fees set forth are those specified in the related co-lender agreement as being permitted under the related future outside servicing agreement following the occurrence of the related shift in servicing. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the pooling and servicing agreement for this securitization.
(5)	Based on the publicly available prospectus. The Benchmark 2023-V3 transaction is expected to close after the date of this prospectus and prior to the closing of this securitization transaction.
(6)	It is expected that the servicing of the Heritage Plaza mortgage loan will shift from the Benchmark 2023-V2 pooling and servicing agreement to a future outside servicing agreement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in that future outside servicing agreement.
The operating advisor will be entitled to an upfront fee of $10,000 on the closing date to be paid by the sponsors. The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.002075% per annum. The operating advisor is also entitled to a consulting fee with respect to each
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major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced whole loan, if applicable).
The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.000300%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.
Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.
Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.
The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the total outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.01122% per annum.
Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.
The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees
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payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.
See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Amount and Order

of Distributions	The aggregate amount available for distribution to holders of the certificates on each distribution date will be the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC. On each distribution date, funds available for distribution to the holders of the certificates (exclusive of any portion thereof that represents (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) will be distributed in the following amounts and order of priority:
First: Class A-1, Class A-3, Class X-A, Class X-B and Class X-D certificates: to interest on the Class A-1, Class A-3, Class X-A, Class X-B and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.
Second: Class A-1 and Class A-3 certificates: to the extent of available funds allocable to principal received or advanced on the mortgage loans:
(A)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all funds available for distribution of principal; and
(B)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all funds available for distribution of principal remaining after the distributions pursuant to clause (A) above.
However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, available funds allocable to principal will be distributed to the Class A-1 and Class A-3 certificates, pro rata, based on their respective certificate balances.
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Third: Class A-1 and Class A-3 certificates: to reimburse the Class A-1 and Class A-3 certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.
Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1 and Class A-3 certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-3 and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-3, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Seventh: Non-offered certificates (other than the Class X-D certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.
For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.
A description of the amount of principal required to be distributed to the classes of principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—
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Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

C. Yield Maintenance Charges and

Prepayment Premiums	Prepayment premiums and yield maintenance charges actually collected on the mortgage loans will be allocated among the respective classes of the regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.
For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

D. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.
The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates.
On any distribution date, the principal and interest (other than excess interest that accrues on a mortgage loan with an anticipated repayment date (if any)) will be allocated among the various classes of regular certificates in descending order (beginning with the Class A-1, Class A-3, Class X-A, Class X-B and Class X-D certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-3, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.
On any distribution date, any mortgage loan losses will be allocated among the various classes of principal balance certificates in ascending order (beginning with certain principal balance certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

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*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B and Class X-D certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.
**	Other than the Class X-D certificates.
Principal losses on the mortgage loans allocated to a class of principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates or to the Class R certificates, although mortgage loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.
Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.
To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and/or the allocation of losses to the certificates.
E. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the certificates will reduce distributions to the classes of certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;
●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the
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pooling and servicing agreement and the parties to any outside servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.
In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the respective classes of regular certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a whole loan, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.
In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.
Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.
B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent
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payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.
The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.
In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.
With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.
C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.
The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually (and solely with respect to the master servicer, subject to a floor rate of 2.0% per annum). If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.
With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced whole loan will similarly be
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entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced whole loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced whole loan and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 27 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $766,291,091. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 22 states. See “Risk Factors—Risks Relating to the Mortgage Loans—Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.
In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan or whole loan by name refer to such mortgage loan or whole loan, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).
Fee Simple / Leasehold	Eighty-three (83) mortgaged properties (94.5%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.
One (1) mortgaged property (0.7%) is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the mortgaged
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property and (y) one or more fee interests in the remaining portion of the mortgaged property.
Two (2) mortgaged properties (4.8%) are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.
See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.
The Whole Loans	Eighteen (18) mortgage loans (76.8%) are each part of a split loan structure (referred to as a “whole loan”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular whole loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:
●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related whole loan would constitute a “pari passu whole loan”.
●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related whole loan would constitute an “AB whole loan”.
●	If a whole loan includes both a pari passu companion loan and a subordinate companion loan, then such whole loan would constitute a “pari passu-AB whole loan” and the discussions in this prospectus regarding both pari passu whole loans and AB whole loans will apply to such whole loan.
The identity of, and certain other information regarding, the whole loans related to this securitization transaction are set forth in the following table:
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Whole Loan Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan(2)	Type of Whole Loan	Controlling Note Included in Issuing Entity (Y/N)
Gateway Center South	GACC / 3650 REIT	$62,500,000	8.2%	$100,000,000	N/A	$162,500,000	Serviced	Pari Passu	Y
11 West 42nd Street	LMF / BMO	$62,500,000	8.2%	$211,500,000	N/A	$274,000,000	Servicing Shift	Pari Passu	N
Short Pump Town Center	GSMC	$62,500,000	8.2%	$117,500,000	N/A	$180,000,000	Servicing Shift	Pari Passu	N
ICP/IRG Holdings Portfolio	3650 REIT	$52,800,000	6.9%	$127,200,000	N/A	$180,000,000	Outside Serviced	Pari Passu	N
California High Tech Logistics	SGFC	$52,000,000	6.8%	$18,000,000	N/A	$70,000,000	Serviced	Pari Passu	Y
Cumberland Mall	GACC / BMO	$52,000,000	6.8%	$128,000,000	N/A	$180,000,000	Outside Serviced	Pari Passu	N
Gilardian NYC Portfolio II	BMO	$41,000,000	5.4%	$13,000,000	N/A	$54,000,000	Serviced	Pari Passu	Y
Back Bay Office	GACC / GSMC	$30,000,000	3.9%	$445,000,000	$65,000,000	$540,000,000	Outside Serviced	Pari Passu-AB	N
Harborside 2-3	CREFI / BMO	$30,000,000	3.9%	$195,000,000	N/A	$225,000,000	Outside Serviced	Pari Passu	N
The Widener Building	BMO / SMC	$27,000,000	3.5%	$23,000,000	N/A	$50,000,000	Serviced	Pari Passu	Y
Oxmoor Center	SGFC	$22,500,000	2.9%	$67,500,000	N/A	$90,000,000	Outside Serviced	Pari Passu	N
Heritage Plaza	BMO	$20,000,000	2.6%	$152,000,000	N/A	$172,000,000	Outside Serviced	Pari Passu	N
Riverview Tower	BMO	$17,592,102	2.3%	$9,995,512	N/A	$27,587,614	Serviced	Pari Passu	Y
Museum Tower	SMC	$17,000,000	2.2%	$30,000,000	N/A	$47,000,000	Outside Serviced	Pari Passu	N
RH HQ	3650 REIT	$14,000,000	1.8%	$15,000,000	N/A	$29,000,000	Outside Serviced	Pari Passu	N
Select Parking NYC Portfolio	BMO	$10,000,000	1.3%	$34,000,000	N/A	$44,000,000	Outside Serviced	Pari Passu	N
Prime Storage Portfolio #3	CREFI	$10,000,000	1.3%	$395,870,000	$64,130,000	$470,000,000	Outside Serviced	Pari Passu-AB	N
Green Acres	BMO	$5,500,000	0.7%	$364,500,000	N/A	$370,000,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each whole loan, the related companion loans and the identity of the holders thereof.
(2)	For a discussion of the terms “serviced”, “outside serviced”, “servicing shift” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.
The identity of, and certain other items of information regarding, the mortgage loans that will be (or, with respect to the servicing shift mortgage loans, are expected to become) outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.
With respect to any mortgage loan that is part of a whole loan, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.
In the case of any whole loan, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related whole loan (while the remaining such holder(s) generally are only entitled to non-binding consultation
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rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related whole loan with or without cause. In addition, that co-lender agreement will designate whether servicing of the related whole loan is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.
For more information regarding the whole loan(s), see “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.
Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Other Risks Relating to the Certificates—Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment”.
There are no serviced AB whole loans or serviced pari passu-AB whole loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).
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Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$766,291,091
Number of Mortgage Loans	27
Number of Mortgaged Properties	86
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,178,989 to $62,500,000
Average Cut-off Date Balance	$28,381,152
Range of Mortgage Rates	4.18763% to 8.30300%
Weighted Average Mortgage Rate	7.13502%
Range of original terms to Maturity Date/ARD	60 months to 84 months
Weighted average original term to Maturity Date/ARD	60 months
Range of Cut-off Date remaining terms to Maturity Date/ARD	53 months to 70 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD	58 months
Range of original amortization terms(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	359 months to 359 months
Weighted average remaining amortization term(2)	359 months
Range of Cut-off Date LTV Ratios(3)(4)	32.0% to 68.6%
Weighted average Cut-off Date LTV Ratio(3)(4)	51.3%
Range of Maturity Date/ARD LTV Ratios(3)(4)	32.0% to 68.2%
Weighted average Maturity Date/ARD LTV Ratio(3)(4)	51.2%
Range of UW NCF DSCR(3)(5)	1.19x to 2.88x
Weighted average UW NCF DSCR(3)(5)	1.65x
Range of Debt Yield on Underwritten NOI(3)(6)	8.5% to 16.6%
Weighted average Debt Yield on Underwritten NOI(3)(6)	12.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	97.4%
Amortizing Balloon	2.6%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	16.0%
Mortgage Loans with mezzanine debt only	24.2%
Mortgage Loans with mezzanine debt and subordinate debt	5.2%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(3)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a whole loan, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
(4)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of

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the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 52.1% and 52.1%, respectively.
(5)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(6)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.
All of the mortgage loans accrue interest on an actual/360 basis.
Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:
●	with respect to any mortgage loan that is part of a whole loan, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);
●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;
●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in
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this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;
●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;
●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;
●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;
●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and
●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.
For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.
Certain of the mortgage loans (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or had experienced maturity extensions) at
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the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such mortgage loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, in each case as described below:
●	With respect to the Gateway Center South mortgage loan (8.2%), the prior mortgage loan secured by the related mortgaged property matured on March 6, 2023 and was in maturity default and placed into special servicing in connection with the borrower’s request for a forbearance prior to the origination of the current mortgage loan. The prior mortgage loan was repaid in full on May 24, 2023 concurrently with the origination of the current mortgage loan.
●	With respect to the Back Bay Office mortgage loan (3.9%), the prior mortgage loan secured by the related mortgaged property was scheduled to mature in December 2022. The borrower obtained an extension of the maturity date in order to obtain further time to refinance the mortgaged property, in return for a paydown of approximately $59.9 million on the prior mortgage loan. The mortgage loan repaid the remaining principal balance of the prior mortgage loan in full.
●	With respect to The Widener Building mortgage loan (3.5%), the mortgaged property previously secured a securitized mortgage loan with an original maturity date in December 2022. The borrower requested a 120-day extension of the maturity date on December 6, 2022 but was only granted a 60-day extension. Prior to the extended maturity date, the previous lender commenced foreclosure proceedings after not granting the borrower’s request for an additional six-month extension of the maturity date. In connection with the payoff of the prior loan with The Widener Building mortgage loan proceeds, the previous lender agreed to dismiss the foreclosure proceedings.
●	With respect to the Oxmoor Center mortgage loan (2.9%), the mortgaged property previously secured a securitized loan that went into maturity default in June 2021 and was transferred to special servicing. The term of the prior loan was subsequently extended to June 2023 and such loan was transferred back to master servicing. Proceeds from the mortgage loan paid off the prior loan in full.
●	With respect to the Green Acres mortgage loan (0.7%), the mortgaged property previously secured a securitized mortgage loan with an original maturity date of February 3, 2021. Following the borrower’s request for an extension of the maturity date in November 2020, the prior loan was transferred to special servicing in December 2020 due to the imminent loan maturity. In February 2021, the term of the prior loan was extended to February 3, 2022 and such loan was transferred back to master servicing. In or around February 2022, the term was further extended to February 3, 2023. In January 2023, proceeds from the Green Acres mortgage loan were applied to pay off the prior loan in full.
See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.
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Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Fourteen (14) of the mortgaged properties (25.8%): (i) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information; (ii) were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information; (iii) are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information; or (iv) were previously owned by an individual and lack historical financial figures and information related solely to the mortgaged property.
Certain other mortgaged properties have less than 3 years of historical financial information presented on Annex A.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
One (1) mortgage loan Gateway Center South (8.2%) was originated with one or more exceptions to the related sponsor’s or affiliated originator’s underwriting guidelines. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—German American Capital Corporation—Exceptions” and “—3650 Real Estate Investment Trust 2 LLC—Exceptions to 3650 REIT’s Disclosed Underwriting Guidelines”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any
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mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.
See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.
Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this securitization transaction is expected to be retained pursuant to risk retention regulations (as codified at 17 CFR Part 246) promulgated under Section 15G (“Regulation RR”), as an “eligible horizontal residual interest” in the form of the HRR Certificates. 3650 Real Estate Investment Trust 2 LLC will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to satisfy its risk retention obligation through the acquisition and retention (directly or through one or more majority-owned affiliates) of all of the HRR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by 3650 Real Estate Investment Trust 2 LLC, as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.
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None of the sponsors, the depositor, the issuing entity or any other party to this securitization transaction will retain a material net economic interest in this securitization transaction in accordance with any risk retention or due diligence or other requirements of the EU securitization regulation or the UK securitization regulation or to take any other action which may be required by EEA- or UK-regulated investors for the purposes of their compliance with any risk retention or due diligence requirements of the EU securitization regulation or the UK securitization regulation or similar requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:
●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd.;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.key.com/key2cre.
Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO loans) remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off, certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.
The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class R certificates) for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-3, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

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See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.
With respect to each mortgage loan, if any, that is comprised of multiple promissory notes contributed to this securitization transaction by multiple mortgage loan sellers, each such mortgage loan seller will be obligated to take the above described remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of each such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu whole loan) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu whole loan’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu whole loan or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected pari passu companion loan holder(s) (as a collective whole as if such certificateholders and such pari passu companion loan holder(s) constituted a single lender, and with respect to a whole loan that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).
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If any mortgage loan that is part of a serviced whole loan becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) and any related subordinate companion loan(s)) (but, in the case of any such subordinate companion loan held outside the issuing entity, only if so provided in the related co-lender agreement), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.
Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced whole loan may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced whole loan during such time as such whole loan constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of any outside serviced whole loan with a subordinate companion loan, the related subordinate companion loan(s), if so provided in the related co-lender agreement) as a single whole loan, subject in certain cases to the rights of any separate holders of any subordinate companion loans under the related co-lender agreement to purchase a whole loan that constitutes a defaulted loan under the related outside servicing agreement.
Pursuant to the co-lender agreement with respect to any AB whole loan or pari passu-AB whole loan (except for any such whole loan as to which (and for so long as) the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Whole Loans”.
Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.
See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.
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Other Investment Considerations

Material Federal Income

Tax Consequences	Three (3) separate real estate mortgage investment conduit (commonly known as a “REMIC”) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement (or under a related REMIC declaration as described below) are set forth below:
●	The “Lower-Tier REMIC”, which will hold the mortgage loans (or, in the case of the RH HQ mortgage loan, a regular interest in a loan REMIC, which is described below) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.
●	The “Upper-Tier REMIC”, which will hold the Lower-Tier REMIC regular interests and will issue the Class A-1, Class A-3, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates as classes of regular interests in the Upper-Tier REMIC.
●	The “RH HQ REMIC”, created pursuant to a REMIC declaration effective as of May 19, 2023, holds the RH HQ mortgage loan and other related assets and has issued a class of uncertificated regular interests which will be held by the Lower-Tier REMIC, and a single residual interest, which will be represented by the Class R Certificates.
The RH HQ REMIC will be designated the “Loan REMIC” and together with the Upper-Tier REMIC and the Lower-Tier REMIC, the “Trust REMICs”).
Pertinent federal income tax consequences of an investment in the offered certificates include:
●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.
It is anticipated, for federal income tax purposes, that the Class X-A, Class X-B and Class C certificates will be issued with original issue discount and that the Class A-1, Class A-3, Class A-S and Class B certificates will be issued at a premium.
See “Material Federal Income Tax Consequences”.
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Yield Considerations	You should carefully consider the matters described under “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may significantly affect the yields on your investment.
Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.
The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).
Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, and “Ratings
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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow of one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrences of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures, and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or, if applicable, anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, manufactured housing community, parking and self-storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans or groups of cross-collateralized mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans or groups may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types (including with respect to related industries) may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents.
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Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.

●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders (or their respective representatives) have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or outside special servicer, as applicable, to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Actions: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.
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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans

There was a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that spread throughout the world, including the United States, resulting in a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, which declaration has been continually renewed. In addition, the former president of the United States declared an emergency under the Robert T. Stafford Disaster Relief and Emergency Assistance Act in March 2020 in response to COVID-19, authorizing assistance across the United States, including one form of Federal Emergency Management Agency (FEMA) assistance. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by, among other mandates, providing social distancing guidelines and certain mask wearing requirements. Although vaccines are available, there can be no assurance as to the availability of all or the most effective vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have loosened restrictions with the increased availability of vaccines, there can be no assurance as to when people will feel comfortable in fully resuming economic activity. Additionally, there can be no assurance that vaccines, containment or other measures will be successful in limiting the spread of the virus (particularly in light of the loosening of stay-at-home orders and social distancing guidelines) or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments, including the federal government and state governments in the United States.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to severe disruptions in the global supply chain, financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, as well as the global economy. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act, the Consolidated Appropriations Act 2021 and the American Rescue Plan Act of 2021), the effectiveness of such measures cannot be predicted. The United States economy has experienced contraction and expansion during the pandemic, and it is unclear when, and extent to which, any future contractions may be experienced.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the cumulative effects of COVID-19 and the measures implemented by governments to combat the pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures.

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Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in slower resumption of economic activity than in other less-impacted regions. Given that infection rates of the virus have fluctuated, there can be no assurance as to whether any existing or previously imposed governmental countermeasures impacting the mortgaged properties will be reimposed.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types, including the following:

●	certain hospitality properties and casino properties, due to travel limitations implemented by governments and businesses as well as declining interest in travel generally;
●	retail properties, due to store closures, declining interest in visiting large, shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent;
●	office properties, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations, due to an increase in remote and flexible working arrangements, which may continue for a significant period of time beyond the COVID-19 pandemic;
●	self-storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self-storage tenant leases;
●	multifamily properties and manufactured housing community properties, which also have rental payment streams that are sensitive to unemployment and reductions in income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs, and with respect to student housing properties, may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities;
●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants; and
●	properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities have implemented, and may in the future implement measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. Any such measures relating to commercial real estate may lead to shortfalls and losses on the certificates.

In addition, leases for certain of the tenants at the Mortgaged Properties, including single tenants or major tenants, may include provisions which allow the tenants to abate or delay rent payments or, in certain circumstances, to terminate the lease, if the tenant is required to suspend its business operations, or its business operations are otherwise disrupted, as a result of the COVID-19 pandemic or any other pandemic or epidemic. Such lease provisions have become increasingly common following the COVID-19 pandemic.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to facilitate flexible and/or telecommuting working arrangements. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective

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obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

We cannot assure you that declining economic conditions precipitated by COVID-19 or any other pandemic and the measures implemented by governments to combat any such pandemic will not result in downgrades to the ratings of the offered certificates after the closing date.

Commercial and residential tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, commercial and residential tenants at certain of the mortgaged properties have either sought, or are expected to seek, rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

We cannot assure you that, during or following any pandemic, the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserve or that such reserves will be sufficient to pay all required insurance premiums.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based largely on pre-pandemic property performance and therefore may not reflect current or future conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during or following the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Certificate Summary”, “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Certain Calculations and Definitions”, Annex A, Annex B and Annex C), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic or any other pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans. Investors should expect higher-than-average delinquencies and losses on the mortgage loans during or following a pandemic. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that any advances of payments made in respect of such mortgage loans would not be recoverable or the master servicer may determine that it is unable to make such advances given the severity of delinquencies (in this transaction or other transactions in which it has similar advancing obligations), which would result in shortfalls and likely losses on the offered certificates.

As a result of any of the foregoing, some borrowers may seek forbearance arrangements at some point in the future. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments rather than for the specific purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

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In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payments on their mortgage loans at some point during the continuance of a pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the offered certificates.

In addition, servicers have reported an increase in borrower requests for relief as a result of the COVID-19 pandemic, and there is no assurance that such volume will not continue or increase. Any significant volume of borrower requests and communications may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

Although the borrowers and certain tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, any future failures to make rent or debt service payments may trigger cash sweeps or defaults under the mortgage loan documents.

Further, some federal, state and local administrative offices and courts were at one time closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may be further delayed as such offices and courts address any resulting backlogs of such actions that accumulated during any affected period. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain representations and warranties with respect to the mortgage loans as set forth on Annex E-1A, Annex E-2A and Annex E-3A to this prospectus; however, absent a material breach of any such representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may

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be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;
●	the market value of the applicable real property at or prior to maturity; and
●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property; and
●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

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Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	the characteristics of the neighborhood where the property is located;
●	the degree to which the subject property competes with other properties in the area;
●	the proximity and attractiveness of competing properties;
●	the existence and construction of competing properties;
●	the adequacy of the property’s management and maintenance;
●	tenant mix and concentration;
●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;
●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;
●	demographic factors;
●	customer confidence, tastes and preferences;
●	retroactive changes in building codes and other applicable laws;
●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and
●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;
●	an increase in the capital expenditures needed to maintain the property or make improvements;
●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;
●	an increase in vacancy rates;
●	a decline in rental rates as leases are renewed or replaced;
●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and
●	environmental contamination.
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The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;
●	the creditworthiness of tenants;
●	the rental rates at which leases are renewed or replaced;
●	the percentage of total property expenses in relation to revenue;
●	the ratio of fixed operating expenses to those that vary with revenues; and
●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self-storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;
●	to fund repairs, replacements and capital improvements at the property; and
●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;
●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;
●	an increase in tenant payment defaults or any other inability to collect rental payments;
●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;
●	an increase in the capital expenditures needed to maintain the property or to make improvements;
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●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and
●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases, a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;
●	the creditworthiness of the tenants; and
●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus
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●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;
●	the availability of refinancing sources;
●	changes in governmental regulations, licensing or fiscal policy;
●	changes in zoning or tax laws; and
●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;
●	operating the property and providing building services;
●	managing operating expenses; and
●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self-storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

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By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,
●	reduce operating and repair costs, and
●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;
●	location;
●	type of business or services and amenities offered; and
●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;
●	has lower operating costs;
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●	offers a more favorable location; or
●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and
●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

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The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to
●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,
●	cover operating expenses, and
●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,
●	hotels and motels,
●	recreational vehicle parks, and
●	mini-warehouse and self-storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,
●	retail stores,
●	office buildings, and
●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;
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●	increases in interest rates and real estate tax rates; and
●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to
●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and
●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;
●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;
●	the income capitalization method, which takes into account the property’s projected net cash flow; or
●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;
●	the replacement cost of a property may have little to do with its current market value; and
●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

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The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

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Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks; Risks Related to Master Leases

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

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In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction prior to or in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the ICP/IRG Holdings Portfolio - Invacare mortgaged property (0.4%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is a former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant involved in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to the Bankruptcy Code, there are limitations on a lessor’s ability to collect damages for lease rejection and full recovery may not be possible.

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It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged

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property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease, and may default on its lease, due to the foregoing factors.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

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Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,
●	factory outlet centers,
●	malls,
●	automotive sales and service centers,
●	consumer oriented businesses,
●	department stores,
●	grocery stores,
●	convenience stores,
●	specialty shops,
●	gas stations,
●	movie theaters,
●	fitness centers,
●	bowling alleys,
●	salons, and
●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;
●	tenants’ sales;
●	tenant mix;
●	whether the property is in a desirable location;
●	the physical condition and amenities of the building in relation to competing buildings;
●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and
●	the financial condition of the owner of the property.
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Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,
●	grant a potential tenant a free rent or reduced rent period,
●	improve the condition of the property generally, or
●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	perceptions regarding the safety of the surrounding area;
●	demographics of the surrounding area;
●	the strength and stability of the local, regional and national economies;
●	traffic patterns and access to major thoroughfares;
●	the visibility of the property;
●	availability of parking;
●	the particular mixture of the goods and services offered at the property;
●	customer tastes, preferences and spending patterns; and
●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related

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underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;
●	termination of an anchor tenant’s lease;
●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;
●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or
●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting

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decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;
●	discount shopping centers and clubs;
●	catalogue retailers;
●	home shopping networks and programs;
●	internet web sites and electronic media shopping; and
●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;
●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;
●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;
●	the location of the property with respect to the central business district or population centers;
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●	demographic trends within the metropolitan area to move away from or towards the central business district;
●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;
●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;
●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;
●	the quality and philosophy of building management;
●	access to mass transportation;
●	accessibility from surrounding highways/streets;
●	changes in zoning laws; and
●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces or co-working spaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. In addition, office tenants that operate shared workspaces or co-working spaces may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment.

Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

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Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;
●	the building’s age, condition and design, including floor sizes and layout;
●	access to public transportation and availability of parking; and
●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;
●	tax incentives; and
●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—
1.	availability of labor services,
2.	proximity to supply sources and customers, and
3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;
●	building design of the property, the desirability of which in a particular instance may depend on—
1.	ceiling heights,
2.	column spacing,
3.	number and depth of loading bays,
4.	divisibility,
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5.	floor loading capacities,
6.	truck turning radius,
7.	overall functionality, and
8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and
●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;
●	the types of services or amenities offered at the property;
●	the location of the property;
●	distance from employment centers and shopping areas;
●	the characteristics of the surrounding neighborhood, which may change over time;
●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;
●	the ability of management to provide adequate maintenance and insurance;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;
●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;
●	the ability of management to respond to competition;
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●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, closures of the related college or university due to the COVID-19 pandemic, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of or ongoing social distancing measures that may be instituted by colleges and universities due to the COVID-19 pandemic;
●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;
●	local factory or other large employer closings;
●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;
●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;
●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;
●	whether the property is subject to any age restrictions on tenants;
●	the extent to which increases in operating costs may be passed through to tenants; and
●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;
●	require good cause for eviction;
●	require disclosure of fees;
●	prohibit unreasonable rules;
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●	prohibit retaliatory evictions;
●	prohibit restrictions on a resident’s choice of unit vendors;
●	limit the bases on which a landlord may increase rent; or
●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain. In New York City, landlords must register each rent stabilized apartment with the State of New York Division of Housing and Community Renewal (the “DHCR”).

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. The restrictions on the ability of the borrowers to increase rents under the rent stabilization laws or regulations may discourage the borrowers from renovating the related mortgaged properties or otherwise investing in the mortgaged properties, which in turn may adversely affect the ability of the borrowers to relet vacant units to new tenants. If rents are reduced or rents cannot be increased in proportion to increases in operating expenses and/or vacant units are not relet, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses. Moreover, legislative, judicial and administrative actions and proceedings, as well as rules, regulations and statutes concerning the regulatory status and/or legal rents of rent-stabilized multifamily units may adversely affect the ability of property owners to combine, redevelop or reconfigure units and/or charge rents at higher rental rates for such combined, redeveloped or reconfigured units. Any violation or alleged violation of rent control regulation or rent stabilization regulation by the borrowers could result in a loss of the tax benefits that are currently available to the borrowers and/or payments of overcharges and penalties and fines. In addition, the borrowers and their affiliates would be more susceptible to potential lawsuits filed by tenants or a tenants association alleging a violation of rent control regulation or rent stabilization regulation by the borrowers or their affiliates.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the

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area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Hospitality Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;
●	resort hotels with many amenities;
●	limited service hotels;
●	hotels and motels associated with national or regional franchise chains;
●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and
●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;
●	the seasonal nature of business at the property;
●	the level of room rates relative to those charged by competitors;
●	quality and perception of the franchise affiliation;
●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;
●	whether management contracts or franchise agreements are renewed or extended upon expiration;
●	the quality of hospitality property management;
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●	ability to convert to alternative uses which may not be readily made;
●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;
●	the existence or construction of competing hospitality properties;
●	nature and quality of the services and facilities;
●	financial strength and capabilities of the owner and operator;
●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;
●	increases in operating costs, which may not be offset by increased room rates;
●	the property’s dependence on business and commercial travelers and tourism;
●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and
●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;
●	the public perception of the franchise service mark; and
●	the duration of the franchise licensing agreement.
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The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate spas, convention centers, and entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

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In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Warehouse, Mini-Warehouse and Self-storage Facilities

Warehouse, mini-warehouse and self-storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self-storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self-storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self-storage property depends on—

●	building design,
●	location and visibility,
●	tenant privacy,
●	efficient access to the property,
●	proximity to potential users, including apartment complexes or commercial users,
●	services provided at the property, such as security,
●	age and appearance of the improvements, and
●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self-storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self-storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self-storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

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Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The homeowner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The landowner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces may be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;
●	the ability of management to provide adequate maintenance and insurance;
●	the number of comparable competing properties in the local market;
●	the age, appearance, condition and reputation of the property;
●	whether the property is subject to any age restrictions on tenants;
●	the quality of management; and
●	the types of facilities and services it provides.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,
●	cooperatively-owned apartment buildings,
●	condominium complexes, and
●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect

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the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;
●	perceptions by prospective customers of safety, convenience, services and attractiveness;
●	the cost, quality and availability of food and beverage products;
●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;
●	changes in demographics, consumer habits and traffic patterns;
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●	the ability to provide or contract for capable management; and
●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,
●	product,
●	price,
●	value,
●	quality,
●	service,
●	convenience,
●	location, and
●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,
●	more favorable locations,
●	more effective marketing,
●	more efficient operations, or
●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

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2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and
●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Recreational and Resort Properties

Any mortgage loan underlying the offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort. Factors affecting the economic performance of a property of this type include:

●	the location and appearance of the property;
●	the appeal of the recreational activities offered;
●	the existence or construction of competing properties, whether or not they offer the same activities;
●	the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;
●	geographic location and dependence on tourism;
●	changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;
●	seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;
●	sensitivity to weather and climate changes; and
●	local, regional and national economic conditions.

A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. In addition, some recreational and resort properties may be adversely affected by prolonged unfavorable weather conditions.

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Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;
●	competition from other schools or cultural and educational institutions;
●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and
●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools. Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use, office or hospitality properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income

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will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and
●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

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In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are retail, office, industrial, multifamily and mixed use. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

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Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, Georgia, California, Virginia, Connecticut and Ohio. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. There have been concerns that climate change has led to, and may increasingly lead to, an increase in the frequency of natural disasters and extreme weather conditions, such as extreme heat, drought, changes in precipitation and temperature, rise in sea and other water levels and water access, as well as acute events like wildfires, hurricanes and flooding, with certain states bearing a greater risk of the adverse effects of climate change. If material, such events may result in physical damage to or destruction of certain mortgaged properties. Further, the borrowers financial condition or results of operations at affected mortgaged properties may be adversely affected. Should the impact of climate change be perceived as chronic, there may be a decrease in demand for mortgaged properties located in the affected areas, which could adversely affect real estate values, as well as an increase in insurance costs and a reduction in coverage availability.

In addition, changes in federal and state legislation and regulation on climate change could result in increased required capital expenditures to improve the energy efficiency of the borrowers’ existing mortgaged properties or to protect them from the consequence of climate change. Such changes include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. There can be no assurance that fines or retrofitting costs as a result of Local Law 97

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will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

The foregoing effects of climate change could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in the affected states. In addition, we cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations” and “Description of the Mortgage Pool—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;
●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;
●	that the results of the environmental testing were accurately evaluated in all cases;
●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or
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●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or
●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or
●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and
●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young
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children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information regarding environmental conditions at mortgaged properties securing mortgage loans in the issuing entity. See also Mortgage Loan representation and warranty no. (41) (Environmental Conditions) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (40) (Environmental Conditions) on Annex E-2A to this prospectus and Mortgage Loan representation and warranty no. (40) (Environmental Conditions) on Annex E-3A to this prospectus, and any related exceptions thereto on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1A, Annex E-2A and Annex E-3A, respectively, to this prospectus).

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the office and retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur

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could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self-storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

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In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

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Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Two (2) of the mortgaged properties (8.6%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 12%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2023. We cannot assure you if or when NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Mortgage Loan representation and warranty no. (17) (Insurance) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (16) on Annex E-2A to this prospectus and Mortgage Loan representation and warranty no. (16) on Annex E-3A to this prospectus, and any related exceptions on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A, respectively, to this prospectus).

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Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,
●	riot, strike and civil commotion,
●	terrorism,
●	nuclear, biological or chemical materials,
●	revolution,
●	governmental actions,
●	floods and other water-related causes,
●	earth movement, including earthquakes, landslides and mudflows,
●	wet or dry rot,
●	mold,
●	vermin, and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket insurance policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;
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●	a title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C., area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2020 by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and was subsequently reauthorized on December 20, 2019 for a period of eight years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage

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loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

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Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. Further, as described under “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” above, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

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Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans or the related whole loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or

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Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for each applicable mortgage loan seller under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” in this prospectus.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on

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extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Additionally, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Seasoned Mortgage Loans Present Additional Risk of Repayment

One (1) of the mortgage loans (1.8%) is a seasoned mortgage loan that was originated more than fourteen (14) months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;
●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;
●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;
●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;
●	the physical condition of the mortgaged properties or improvements may have changed since origination; and
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●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

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Also, any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases, a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and
●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

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The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or impair the borrower’s ability to operate the related mortgaged property. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”.

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See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous federal and state statutes, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;
●	reduce monthly payments due under a mortgage loan;
●	change the rate of interest due on a mortgage loan; or
●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—General” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

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Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;
●	negligence resulting in a personal injury; or
●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;
●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
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●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

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Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

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Prepayment Premiums, Fees and Charges

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or
●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,
●	the exercise of those remedies would be inequitable or unjust, or
●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

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Defeasance

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

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For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). Other banks have also come under pressure as a result of the failure of SVB and Signature Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. Also, recent news reports have indicated that some rating agencies are assessing a number of financial institutions for possible downgrades and that some institutions have already been the subject of downgrades which may trigger the obligation to transfer accounts held at other institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements.

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. Furthermore, most of the mortgage loans provide for original terms to maturity of approximately five years. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

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A borrower’s ability to repay a mortgage loan (or whole loan) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside

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servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

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Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties may be covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. In addition, during the COVID-19 pandemic, unions may encourage employees to leave work if the workplace does not meet certain safety requirements. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased

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regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject

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to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Bank of Montreal, one of the sponsors and an originator, and (ii) BMO Capital Markets Corp., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans to this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

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In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related whole loan. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Whole Loans” for more information regarding the rights of any companion loan holder.

3650 Real Estate Investment Trust 2 LLC, as the retaining sponsor, or an affiliate thereof is expected to acquire the control eligible certificates and thereby have the right to appoint the controlling class representative. The controlling class representative will, as to the applicable mortgage loans and whole loans, be: (1) a directing holder for so long as no control termination event has occurred and is continuing; and (2) a consulting party if a control termination event, but no consultation termination event, has occurred and is continuing. See “—Risks Relating to Conflicts of Interests—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment” below.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

3650 Real Estate Investment Trust 2 LLC, a sponsor and originator, or an affiliate thereof is expected to be appointed as the initial controlling class representative. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” below. In addition, 3650 Real Estate Investment Trust 2 LLC, as retaining sponsor, is expected to retain (or cause its “majority owned affiliate” to retain) the HRR Certificates as described in “Credit Risk Retention”. 3650 Real Estate Investment Trust 2 LLC is also an affiliate of 3650 REIT Loan Servicing LLC, the expected initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans (other than any excluded special servicer mortgage loan). In addition, pursuant to one or more limited subservicing agreements between 3650 REIT Loan Servicing LLC and KeyBank National Association, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to two (2) of the mortgage loans (15.7%).

In addition, a sponsor or an affiliate thereof may be a tenant with respect to a mortgaged property securing a mortgage loan. In such situations, there can be no assurance that any related borrower did not receive more favorable loan terms than it would have received if a sponsor or sponsor affiliate was not a tenant, nor can there be any assurance that that any such sponsor or sponsor affiliate did not receive more favorable lease terms than any other tenant would receive. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information regarding any such circumstances.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

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The Servicing of Each of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of each of the 11 West 42nd Street whole loan and the Short Pump Town Center whole loan will initially be governed by the pooling and servicing agreement for this securitization transaction but is expected to be governed by such pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the applicable servicing shift whole loan will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

The Controlling Pari Passu Companion Loan for One or More of the Whole Loans Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern the Servicing of Such Whole Loan Have Yet to Be Finalized

It is expected that the each of the Heritage Plaza whole loan (which is currently outside serviced), the Oxmoor Center whole loan and the Select Parking NYC Portfolio whole loan, will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which the related controlling pari passu companion loan is to be contributed, which is expected to be (1) in the case of the Heritage Plaza whole loan, an unidentified future securitization transaction, and (2) in the case of each of the Oxmoor Center whole loan and the Select Parking NYC Portfolio whole loan, the Benchmark 2023-V3 transaction. However, neither such future securitization has closed, and the provisions of the related pooling and servicing agreement have not yet been finalized, although such provisions will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Prospective investors should be aware that they will not have any control over, nor any assurance as to, whether the closing of any other applicable future securitization actually occurs, nor will they have any assurance as to the particular terms of the related pooling and servicing agreement, except to the extent of compliance with the requirements of the related co-lender agreement.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter

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Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master

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servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced whole loan is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced whole loan, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or
●	as it relates to servicing and administration of any outside serviced whole loan under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced whole loan;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

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Each of the master servicer and the special servicer (or any of their respective sub-servicers) services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer (or any of their respective sub-servicers) and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer (or any of their respective sub-servicers), as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

It is expected that 3650 Real Estate Investment Trust 2 LLC (or an affiliate thereof) will be the initial controlling class representative and, as such, will be the initial directing holder with respect to the serviced mortgage loans and any related serviced companion loans (other than any serviced outside controlled whole loan). It is expected that 3650 Real Estate Investment Trust 2 LLC will appoint its affiliate, 3650 REIT Loan Servicing LLC, to act as the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans (other than any excluded special servicer mortgage loan).

Additionally, pursuant to one or more limited subservicing agreements between 3650 REIT Loan Servicing LLC, an affiliate of 3650 Real Estate Investment Trust 2 LLC, and KeyBank National Association, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to two (2) of the mortgage loans (15.7%).

Further, the master servicer, the special servicer, the certificate administrator, the trustee or any of their respective affiliates may be acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the

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continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event, (iv) has no consultation rights in connection with a serviced outside controlled whole loan unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan, and (v) has no consultation rights in connection with the outside serviced whole loans, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole) and will have no fiduciary duty to any party. In addition, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) or (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees from its role as the operating advisor or any fees to which it is entitled as asset representations reviewer. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

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In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that 3650 Real Estate Investment Trust 2 LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. In addition, in the case of any servicing shift whole loan, for so long as it is serviced under the pooling and servicing agreement for this securitization, the holder of the related controlling pari passu companion loan will be the initial directing holder. See “Description of the Mortgage Pool—The Whole Loans”. The initial outside controlling class

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representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will not have any duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced whole loan, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced whole loan. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take actions with respect to the related serviced mortgage loan or serviced whole loan that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Whole Loans”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

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Although a directing holder or controlling class certificateholder that, in each case, is a borrower related party with respect to a mortgage loan or whole loan will generally not be entitled to have access to certain excluded information regarding such mortgage loan or whole loan and the related mortgaged property (including asset status reports, final asset status reports or any summaries related thereto (and any other excluded information identified in the pooling and servicing agreement)), and certificateholders of the same controlling class that are not borrower related parties will be required to certify that they will not share such excluded information with such borrower related parties, we cannot assure you that any such excluded entities will not access, obtain, review and/or use, or that any non-excluded entity will not share with such excluded entity, such excluded information in a manner that adversely impacts your offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the control eligible certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the control eligible certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that 3650 Real Estate Investment 2 LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

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Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan

With respect to each whole loan, the applicable directing holder or an outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such whole loan and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such whole loan (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

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Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described under “—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your offered certificates. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, asset backed securities generally (including, without limitation, the application of Rule 15c2-11 under the Securities Exchange Act of 1934, as amended, to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the offered certificates). Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
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●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

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Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally

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recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of offered certificates and to the Class X-D certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other more senior classes. As a result, you will

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receive payments after, and must bear the effects of losses on the trust assets before, the holders of the more senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,
●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and
●	the characteristics and quality of the mortgage loans in the trust.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a whole loan with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related whole loan (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See the discussions regarding mortgage loans that are part of AB whole loans or pari passu-AB whole loans under “Description of the Mortgage Pool—The Whole Loans”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A or Class X-B certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when

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you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of your offered certificates will depend on the terms of those certificates, more particularly:

●	a class of principal balance certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of principal balance certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or
●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property

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or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or
●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or
●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of mortgage credit;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.
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See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” above.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A or Class X-B certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocable to the principal balance certificates exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if the losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans). See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates, on the related distribution date. This reimbursement would have

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the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class J-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1 and Class A-3 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance(s) thereof. A reduction in the certificate balance of the Class A-1 or Class A-3 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate

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the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1 or Class A-3 certificates. The yield to maturity on the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-S, Class B and Class C certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and Class X-B certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders (as a collective whole)). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced whole loan will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced whole loan as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced whole loan, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

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In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases, these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced whole loan. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, whole loan under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, whole loan serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, whole loan(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or such other person that appointed it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to any particular class of certificateholders or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment

With respect to each outside serviced whole loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related

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controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.
●	With respect to any outside serviced whole loan, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced whole loan that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests (or the interests of the person(s) that appointed it), without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests (or the interests of the person(s) that appointed it) over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing

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agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced whole loan (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;
●	limits modifications of payment terms of the subject underlying mortgage loan; and/or
●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or whole loan that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

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Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Bank of Montreal, in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

In addition, with respect to each of the Gateway Center South mortgage loan (8.2%), the 11 West 42nd Street mortgage loan (8.2%), the Cumberland Mall mortgage loan (6.8%), the Back Bay Office mortgage loan (3.9%), the Harborside 2-3 mortgage loan (3.9%) and The Widener Building mortgage loan (3.5%), each of which is comprised of promissory notes contributed to this securitization transaction by multiple sponsors, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by any such mortgage loan seller and evidencing a portion of such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, with respect to any such mortgage loan, any related mortgage loan seller may not repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty or any document defect.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer

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will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement including, without limitation, special servicing fees, liquidation fees and workout fees. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) from its repudiation powers for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage

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loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

BMO is funding its Mortgage Loans through its Chicago branch. BMO’s Chicago branch is a banking office of a foreign banking corporation licensed in the State of Illinois. If BMO were to become subject to a receivership, the proceeding involving assets of BMO’s Chicago branch would be governed by the Foreign Banking Office Act (205 ILCS 645/1) and likely administered by the Illinois Secretary of Financial and Professional Regulation (the “Secretary”) or a receiver appointed by the Secretary.

The Superintendent of Financial Institutions (the “Superintendent”) has broad powers under the Bank Act (Canada) to take control of BMO or its assets if it believes that BMO does not have sufficient assets to adequately protect BMO’s depositors and creditors or that such depositors and creditors may otherwise be materially prejudiced, or if BMO fails or is expected to fail to pay its liabilities as they become due and payable. Once control has been taken, the Superintendent has broad statutory authority to do all things necessary or expedient to protect the rights and interests of the depositors and creditors of BMO, including that it may apply for the winding-up of BMO under the Winding-up and Restructuring Act (Canada).

A restructuring of BMO’s assets and liabilities may also be attempted under the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”), where appropriate, after the Superintendent reports that (i) BMO is not viable (or about to be not viable) and the Bank Act (Canada) powers outlined above cannot assist, or (ii) the Superintendent can take control under the Bank Act (Canada) and grounds exist for a winding-up order. The CDIC Act restructuring orders are as follows: (A) the shares and subordinated debt of BMO may be vested in the Canada Deposit Insurance Corporation (the “CDIC”), (B) the CDIC may be appointed as a receiver in respect of BMO, or (C) a solvent federal bridge institution may be established to assume BMO’s liabilities. The CDIC Act has been amended to allow an additional restructuring order that permits the CDIC to convert or cause BMO to convert certain of its shares and liabilities into common shares of BMO or any of its affiliates. Final regulations to implement the bank recapitalization regime became effective on September 23, 2018.

There is considerable uncertainty about the scope of the powers afforded to the Superintendent under the Bank Act (Canada) and the CDIC under the CDIC Act and how these authorities may choose to exercise such powers. If an instrument or order were to be made under the provisions of the Bank Act (Canada) or CDIC Act in respect of BMO, such instrument or order may (amongst other things) affect the ability of BMO to satisfy its ongoing obligations under the related Mortgage Loan Purchase Agreement and/or result in the cancellation, modification or conversion of certain unsecured liabilities of BMO under the transaction documents or in other modifications to such documents

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without BMO’s or your consent. As a result, the making of an instrument or order in respect of BMO as described above may affect the ability of the Issuing Entity to meet its obligations in respect of the Certificates.

Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted whole loan (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu whole loan, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced whole loan, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled whole loan, a related companion loan holder or its representative, if it is the directing holder, will generally have the right to consent to certain servicing actions with respect to such whole loan by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such whole loan). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled whole loan will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled whole loan.

In connection with the servicing of a serviced pari passu whole loan, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu whole loan, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB whole loan, pursuant to the terms of the pooling and servicing agreement and subject to any related co-lender agreement, if such serviced AB whole loan becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Whole Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced whole loan, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests, without regard to your interests;
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●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Upper-Tier REMIC, the Lower-Tier REMIC and the Loan REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in one or more of those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying

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event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC or the Loan REMIC, as applicable, to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of the offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC or the Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

In addition, see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for examples of other limitations imposed by a REMIC trust on the ability to exercise remedies or take other actions with respect to certain mortgage loans, including in a foreclosure. For example, for certain mortgage loans there may exist a pledge of equity or other collateral that may not qualify as interests in real property, or there may be a need to partner with a third party which is not permitted in a REMIC trust, and, in any such case, the issuing entity may be required to sell the defaulted mortgage loan to a third party transferee who would be able to exercise such equity or other foreclosure rights. Depending on market conditions, such sale could cause a loss to the issuing entity, as compared to foreclosing and selling at a later time.

No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Tax Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-

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up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the tax rules governing REMICs.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ

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substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

Furthermore, consumer and producer prices in the United States have experienced steep increases. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a

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borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the certificates.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your offered certificates;
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and
●	The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union, United States, United Kingdom, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations, private banks, and the Russian central bank, which sanctions aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased involvement by the North Atlantic Treaty Organization (NATO) in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far

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reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of certain requirements imposed by European Union (“EU”) and United Kingdom (“UK”) legislation in respect of investments in securitisations (as defined in the applicable legislation), including as follows.
●	EU legislation comprising Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) and related regulatory technical standards and implementing technical standards imposes certain requirements (the “EU Due Diligence Requirements”) with respect to institutional investors (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.
●	UK legislation comprising Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”), and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 (as amended, the “UK Securitization Regulation”) and certain related technical standards imposes certain requirements (the “UK Due Diligence Requirements”) with respect to “institutional investors” (as defined in the UK Securitization Regulation), being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in Section 417(1) of the Financial Services and Markets Act 2000 (as amended, “FSMA”); (b) occupational pension schemes as defined in section 1(1) of the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes appointed under section 34(2) of the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, are authorized for the purposes of section 31 of the FSMA; (c) alternative investment fund managers as defined in regulation 4(1) of the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in Section 236A of the FSMA, which are authorized open ended investment companies as defined in Section 237(3) of the FSMA, and management companies as defined in 237(2) of the FSMA; (e) CRR firms as defined in Article 4(1)(2A) of Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of EUWA (the "UK CRR"); and (f) an FCA investment firm as defined by Article 4(1)(2AB) of the UK CRR; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms wherever established or located. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”. Certain temporary transitional arrangements are in effect,
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pursuant to directions made by the relevant UK regulators, with regard to the UK Due Diligence Requirements.

●	In this prospectus: (a) the EU Securitization Regulation and the UK Securitization Regulation are referred to together as the “Securitization Regulations”; (b) the EU Due Diligence Requirements and the UK Due Diligence Requirements are referred to together as the “Due Diligence Requirements”; (c) EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors”; and (d) a reference to the “applicable” Securitization Regulation or Due Diligence Requirements means, in relation to any Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.
●	In the case of a securitization in respect of which (as in the case of this securitization transaction) each of the originator, the original lender, the sponsor and the securitization special purpose entity (as each such term is defined in the applicable Securitization Regulation) is established in a third country, an Institutional Investor is permitted by the applicable Due Diligence Requirements to invest in such securitization only if (amongst other things):
o	(i) in each case, it has verified that the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest in the relevant securitization which, in any event, shall not be less than 5%, determined in accordance with Article 6 of the applicable Securitization Regulation, and discloses the risk retention to investors;
o	(ii) in the case of an EU Institutional Investor, it has verified that the originator, the sponsor or the securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation (the “EU Transparency Requirements”), in accordance with the frequency and modalities provided for in such Article 7. In its report to the European Parliament and Council on the functioning of the EU Securitization Regulation on October 10, 2022, the European Commission stated that the EU Due Diligence Requirement in Article 5(1)(e) should be interpreted to require EU Institutional Investors to verify that all information required by Article 7 of the EU Securitization Regulation has been disclosed to investors, regardless of whether the originator, sponsor or SSPE is established in the EU, the EEA or a third country, at the times and in the modalities specified in Article 7;
o	(iii) in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, (a) if established in the UK, where applicable, made available the information required by Article 7 of the UK Securitization Regulation (the “UK Transparency Requirements”) in accordance with the frequency and modalities provided for thereunder; and (b) if established in a third country, where applicable, made available information which is substantially the same as that which it would have made available under the UK Transparency Requirements if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and
o	(iv) in each case, it has verified that the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.
●	Failure to comply with the applicable Due Diligence Requirements may result in various penalties including, in the case of an Institutional Investor subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant Institutional Investor.
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●	Certain aspects of the Due Diligence Requirements and what is or will be required to demonstrate compliance to regulators remain unclear. Prospective investors should make themselves aware of the Due Diligence Requirements (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the Certificates.
●	Prospective investors should be aware that none of the depositor, the underwriters, the originators, the sponsors, the issuing entity or their respective affiliates will retain a material net economic interest in this securitization transaction, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such party will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any Due Diligence Requirements. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the Due Diligence Requirements.
●	Consequently, the offered certificates may not be a suitable investment for any person that is now or may in the future be subject to any Due Diligence Requirements. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact such matters may have on it.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.
●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
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●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”
●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgage-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The decision was affirmed on appeal in the United States Court of Appeals for the Tenth Circuit on July 7, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

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In addition, this securitization transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party or parties for this securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any subservicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the mortgage loans. Accordingly, this may adversely affect the performance of the mortgage loans or the performance of the offered certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;
●	you may have only limited access to information regarding your offered certificates;
●	you may suffer delays in the receipt of payments on your offered certificates; and
●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

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Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be BMO 2023-5C1 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 27 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $766,291,091 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in August 2023 (or, in the case of any Mortgage Loan that has its first due date subsequent to August 2023, the date that would have been its due date in August 2023 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a commercial, multifamily or manufactured housing community property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Eighteen (18) Mortgage Loans (collectively 76.8%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Whole Loan”). A Whole Loan consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity.

If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Whole Loan may be referred to in this prospectus as a “Pari Passu Whole Loan”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Whole Loan may be referred to in this prospectus as an “AB Whole Loan”.

If a Whole Loan includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Whole Loan may be referred to in this prospectus as a “Pari Passu-AB Whole Loan” and the discussions in this prospectus regarding both Pari Passu Whole Loans and AB Whole Loans will be applicable to such Whole Loan.

The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Whole Loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Whole Loans” below for more information regarding the identity of, and certain other information regarding, the Whole Loans, as well as rights of the holders

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of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3650 Real Estate Investment Trust 2 LLC (“3650 REIT”)	3 (the “3650 REIT Mortgage Loans”)(1)	$124,800,000	16.3%
Societe Generale Financial Corporation (“SGFC”)	4 (the “SGFC Mortgage Loans”)	$100,250,000	13.1%
Bank of Montreal (“BMO”)	5 (the “BMO Mortgage Loans”)(2)	$94,092,102	12.3%
Citi Real Estate Funding Inc. (“CREFI”)	4 (the “CREFI Mortgage Loans”)(3)	$80,920,000	10.6%
Goldman Sachs Mortgage Company (“GSMC”)	1 (the “GSMC Mortgage Loans”)(4)	$62,500,000	8.2%
KeyBank National Association (“KeyBank”)	2 (the “KeyBank Mortgage Loans”)	$20,550,000	2.7%
Starwood Mortgage Capital LLC (“SMC”)	2 (the “SMC Mortgage Loans”)(5)	$19,178,989	2.5%
German American Capital Corporation (“GACC”) / 3650 REIT	1(6)(7)	$62,500,000	8.2%
LMF Commercial, LLC (“LMF”) / BMO	1(8)(9)	$62,500,000	8.2%
BMO / GACC	1(6)(10)	$52,000,000	6.8%
GACC / GSMC	1(6)(11)	$30,000,000	3.9%
CREFI / BMO	1(12)	$30,000,000	3.9%
BMO / SMC	1(13)	$27,000,000	3.5%
Total	27	$766,291,091	100.0%

(1)	References to “3650 REIT Mortgage Loans” also include the 3650 REIT Gateway Center South Note (as defined below).
(2)	References to “BMO Mortgage Loans” also include the BMO 11 West 42nd Street Note, the BMO Cumberland Mall Notes, the BMO Harborside 2-3 Note, and the BMO The Widener Building Note (each as defined below).
(3)	References to “CREFI Mortgage Loans” also include the CREFI Harborside 2-3 Notes (as defined below).
(4)	References to “GSMC Mortgage Loans” also include the GSMC Back Bay Office Notes (as defined below).
(5)	References to “SMC Mortgage Loans” also include the SMC The Widener Building Notes (as defined below).
(6)	The GACC Gateway Center South Notes, the GACC Cumberland Mall Notes and the GACC Back Bay Office Note (each as defined below) comprise the “GACC Mortgage Loans”.
(7)	The Gateway Center South Mortgage Loan (8.2%) is part of a Whole Loan as to which separate notes are being sold by 3650 REIT and GACC. The Gateway Center South Mortgage Loan is evidenced by three (3) senior promissory notes: (i) note A-3, with a Cut-off Date Balance of $28,500,000, as to which 3650 REIT is acting as Mortgage Loan Seller (the “3650 REIT Gateway Center South Note”); and (ii) note A-1 and note A-5, with an aggregate Cut-off Date Balance of $34,000,000, as to which GACC is acting as Mortgage Loan Seller (collectively, the “GACC Gateway Center South Notes”).
(8)	References to “LMF Mortgage Loan” include the LMF 11 West 42nd Street Notes (as defined below).
(9)	The 11 West 42nd Street Mortgage Loan (8.2%) is part of a Whole Loan as to which separate notes are being sold by LMF and BMO. The 11 West 42nd Street Mortgage Loan is evidenced by three (3) senior promissory notes: (i) note A-3-1 and note A-3-3, with an aggregate Cut-off Date Balance of $35,000,000, as to which LMF is acting as Mortgage Loan Seller (collectively, the “LMF 11 West 42nd Street Notes”); and (ii) note A-3-2, with a Cut-off Date Balance of $27,500,000, as to which BMO is acting as Mortgage Loan Seller (the “BMO 11 West 42nd Street Note”).
(10)	The Cumberland Mall Mortgage Loan (6.8%) is part of a Whole Loan as to which separate notes are being sold by BMO and GACC. The Cumberland Mall Mortgage Loan is evidenced by five (5) senior promissory notes: (i) note A-9 and note A-11, with an aggregate Cut-off Date Balance of $20,000,000, as to which BMO is acting as Mortgage Loan Seller (collectively, the “BMO Cumberland Mall Notes”); and (ii) note A-3, note A-4 and note A-5, with an aggregate Cut-off Date Balance of $32,000,000, as to which GACC is acting as Mortgage Loan Seller (collectively, the “GACC Cumberland Mall Notes”).
(11)	The Back Bay Office Mortgage Loan (3.9%) is part of a Whole Loan as to which separate notes are being sold by GACC and GSMC. The Back Bay Office Mortgage Loan is evidenced by three (3) senior promissory notes: (i) note A-5-1, with Cut-off Date Balance of $17,500,000, as to which GACC is acting as Mortgage Loan Seller (the “GACC Back Bay Office Note”); and (ii) note A-8-2-B and note A-8-3, with an aggregate Cut-off Date Balance of $12,500,000, as to which GSMC is acting as Mortgage Loan Seller (collectively, the “GSMC Back Bay Office Notes”).
(12)	The Harborside 2-3 Mortgage Loan (3.9%) is part of a Whole Loan as to which separate notes are being sold by CREFI and BMO. The Harborside 2-3 Mortgage Loan is evidenced by three (3) senior promissory notes: (i) note A-2-1-B and note A-4-2, with an aggregate Cut-off Date Balance of
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$20,000,000, as to which CREFI is acting as Mortgage Loan Seller (collectively, the “CREFI Harborside 2-3 Notes”); and (ii) note A-8, with a Cut-off Date Balance of $10,000,000, as to which BMO is acting as Mortgage Loan Seller (the “BMO Harborside 2-3 Note”).

(13)	The Widener Building Mortgage Loan (3.5%) is part of a Whole Loan as to which separate notes are being sold by BMO and SMC. The Widener Building Mortgage Loan is evidenced by four (4) senior promissory notes: (i) note A-3, with a Cut-off Date Balance of $2,000,000, as to which BMO is acting as Mortgage Loan Seller (the “BMO The Widener Building Note”); and (ii) note A-4, note A-5 and note A-6, with an aggregate Cut-off Date Balance of $25,000,000, as to which SMC is acting as Mortgage Loan Seller (the “SMC The Widener Building Notes”).

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3650 Real Estate Investment Trust 2 LLC(1)	3650 Real Estate Investment Trust 2 LLC	3	$124,800,000	16.3%
Societe Generale Financial Corporation(2)	Societe Generale Financial Corporation	4	$100,250,000	13.1%
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	4	$80,920,000	10.6%
Bank of Montreal(3)	Bank of Montreal	4	$74,092,102	9.7%
Goldman Sachs Bank USA(4)	Goldman Sachs Mortgage Company(5)	1	$62,500,000	8.2%
DBR Investments Co. Limited(6)	German American Capital Corporation / 3650 Real Estate Investment Trust 2 LLC	1	$62,500,000	8.2%
LMF Commercial, LLC(7)	LMF Commercial, LLC / Bank of Montreal	1	$62,500,000	8.2%
Deutsche Bank AG, New York Branch / Bank of Montreal(8)	Bank of Montreal / German American Capital Corporation	1	$52,000,000	6.8%
Citi Real Estate Funding Inc. / Bank of Montreal	Citi Real Estate Funding Inc. / Bank of Montreal	1	$30,000,000	3.9%
Goldman Sachs Bank USA / Deutsche Bank AG, New York Branch(9)	Goldman Sachs Mortgage Company / German American Capital Corporation(10)	1	$30,000,000	3.9%
Bank of Montreal / Starwood Mortgage Capital LLC	Bank of Montreal / Starwood Mortgage Capital LLC	1	$27,000,000	3.5%
KeyBank National Association	KeyBank National Association	2	$20,550,000	2.7%
Morgan Stanley Bank, N.A.(11)	Bank of Montreal	1	$20,000,000	2.6%
Starwood Mortgage Capital LLC	Starwood Mortgage Capital LLC	2	$19,178,989	2.5%
	Total	27	$766,291,091	100.0%

(1)	The ICP/IRG Holdings Portfolio Mortgage Loan (6.9%) is part of a Whole Loan that was co-originated by 3650 REIT and JPMorgan Chase Bank, National Association.
(2)	The Oxmoor Center Mortgage Loan (2.9%) is part of a Whole Loan that was co-originated by SGFC and Barclays Capital Real Estate Inc.
(3)	The Green Acres Mortgage Loan (0.7%) is part of a Whole Loan that was co-originated by BMO, Goldman Sachs Bank USA, Morgan Stanley Bank, N.A. and DBR Investments Co. Limited.
(4)	The Short Pump Town Center Mortgage Loan (8.2%) is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA and Bank of America, N.A.
(5)	GSMC has acquired or will acquire the Mortgage Loans or portions thereof that were originated or co-originated by its affiliate, Goldman Sachs Bank USA, on or prior to the Closing Date.
(6)	The Gateway Center South Mortgage Loan (8.2%) is part of a Whole Loan that was co-originated by DBR Investments Co. Limited and Wells Fargo Bank, National Association. GACC has acquired or will acquire the portions of such Mortgage Loan that were originated, co-originated or acquired by its affiliate, DBR Investments Co. Limited, on or prior to the Closing Date. In addition, 3650 REIT has acquired or will acquire the portion of such Mortgage Loan as to which it is acting as Mortgage Loan Seller prior to the Closing Date from DBR Investments Co. Limited or its affiliate.
(7)	The 11 West 42nd Street Mortgage Loan (8.2%) is part of a Whole Loan that was co-originated by LMF, Bank of America, N.A. and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York. BMO has acquired or will acquire the portion of such Mortgage Loan as to which it is acting as Mortgage Loan Seller prior to the Closing Date from LMF.
(8)	The Cumberland Mall Mortgage Loan (6.8%) is part of a Whole Loan that was co-originated by BMO, Deutsche Bank AG, New York Branch and Morgan Stanley Bank, N.A. GACC has acquired or will acquire the portions of such Mortgage Loan that were originated, co-originated or acquired by its affiliate, Deutsche Bank AG, New York Branch, on or prior to the Closing Date.
(9)	The Back Bay Office Mortgage Loan (3.9%) is part of a Whole Loan that was co-originated by Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA, Wells Fargo Bank, National Association, New York Life Insurance Company and Teachers Insurance and Annuity Association of America.
(10)	Each of GSMC and GACC has acquired or will acquire the portions of such Mortgage Loan that were originated or co-originated by its affiliate, Goldman Sachs Bank USA or Deutsche Bank AG, New York Branch, as applicable, on or prior to the Closing Date.
(11)	The Heritage Plaza mortgage loan (2.6%) is part of a whole loan that was originated by Goldman Sachs Bank USA and Morgan Stanley Bank, N.A. Bank of Montreal has acquired or will acquire such mortgage loan prior to the closing date from Morgan Stanley Mortgage Capital Holdings LLC.
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Bank of Montreal, 3650 Real Estate Investment Trust 2 LLC, Citi Real Estate Funding Inc., DBR Investments Co. Limited, Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA, KeyBank National Association, LMF Commercial, LLC, Societe Generale Financial Corporation and Starwood Mortgage Capital LLC are referred to in this prospectus as originators.

BMO Commercial Mortgage Securities LLC (the “Depositor”) will acquire the Mortgage Loans from each of BMO, 3650 REIT, CREFI, GACC, GSMC, KeyBank, LMF, SGFC and SMC (collectively, the “Sponsors”) on or about August 16, 2023 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

RH HQ Mortgage Loan

On May 19, 2023, 3650 Real Estate Investment Trust 2 LLC formed the RH HQ REMIC with respect to a portion of the RH HQ Whole Loan, which issued a single regular interest, which will be held by the Lower-Tier REMIC (the “RH HQ REMIC Regular Interest”), and a single uncertificated residual interest.

The RH HQ Regular Interest has a principal balance of $14,000,000 and for tax reporting purposes will be entitled to principal and interest and any other amounts payable on the RH HQ Mortgage Loan.

The issuing entity will be the owner of the RH HQ Mortgage Loan other than for tax reporting purposes. The RH HQ promissory note A-2 will be contributed to the Issuing Entity and represents a 100% interest in the RH HQ Regular Interest. The RH HQ promissory note A-1 was contributed to the 3650R 2022-PF2 securitization transaction.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Whole Loan, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Gilardian NYC Portfolio II Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Gilardian NYC Portfolio II Mortgage Loan or the Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a Gilardian NYC Portfolio II Companion Loan); when

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that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, Gilardian NYC Portfolio II) is combined with any Whole Loan-related defined term (for example, Gilardian NYC Portfolio II Companion Loan Holder), reference is being made to such combined term (for example, Gilardian NYC Portfolio II Companion Loan Holder) as it relates to that particular Split Mortgage Loan or the related Whole Loan as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Certain appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect the complete effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of August 2023 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to August 2023, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of August 2023); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in

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accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than eight months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions:

●	With respect to the Short Pump Town Center Mortgage Loan (8.2%), the Appraised Value of $378,000,000 represents the “Hypothetical As Is” value of the Mortgaged Property excluding the value attributed to certain parcels which may be released by the related borrower upon satisfaction of the terms and conditions in the related loan agreement. The actual as-is value of the Mortgaged Property including the value attributed to such parcels is $392,000,000.
●	With respect to the Back Bay Office Mortgage Loan (3.9%), the Appraised Value is the “as is (extraordinary assumption)” appraised value of $1,410,000,000 as of October 19, 2022, which is subject to the extraordinary assumption that approximately $67,600,000 has been reserved for leasing costs. Due to the time passed since the appraisal date, the planned leasing cost escrow amount under the loan agreement is $26,723,400. All outstanding leasing costs at the time of loan origination were reserved upfront. The “as-is” appraised value of the Mortgaged Property as of October 19, 2022 is $1,345,000,000.
●	With respect to the Riverview Tower Mortgage Loan (2.3%), the Appraised Value reflects the “as complete” of $40,200,000 for the Mortgaged Property, effective August 1, 2023, which assumes the commencement of Lewis Thomason’s lease on August 1, 2023. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of May 3, 2023 is $35,700,000.
●	With respect to the RH HQ Mortgage Loan (1.8%), the Appraised Value of $42,500,000 as of January 25, 2022 is the “Market Value of the Sandwich Leasehold Interest,” which is based on the interest held in a lease in which an intermediate, or sandwich, leaseholder is the lessee of one party and the lessor of another (and in which the owner of the sandwich lease is neither the fee owner nor the user of the related property).
●	With respect to the Prime Storage Portfolio #3 Mortgage Loan (1.3%), the Appraised Value of $790,800,000 reflects a premium attributed to the value of the related Mortgaged Properties as a whole. The aggregate of the individual “as-is” appraised values of the Mortgaged Properties as of the date of each related appraisal was $747,685,000.
●	With respect to the Green Acres Mortgage Loan (0.7%), the Appraised Value of $679,000,000 is based on the assumption that the PILOT documents will be extended to 2031 and approximately $119,100,000 was included in the as-is appraised value of $679,000,000 as the present value of the PILOT benefits through 2031. However, in the absence of the PILOT tax benefits beyond 2026, the as-is appraised value of the Mortgaged Property would be reduced by approximately $58,000,000, resulting in an estimated value of $621,000,000. There is no assurance that the PILOT benefits will be extended. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for a discussion of the PILOT program and the assumed extension.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

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“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group (which includes 2 or more Mortgage Loans) of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Whole Loan), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
Brookview Commons	7.6%	66.1%	$8,000,000	57.0%

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Short Pump Town Center	8.2%	47.6%	$378,000,000	45.9%	$392,000,000
Back Bay Office	3.9%	33.7%	$1,410,000,000	35.3%	$1,345,000,000
Riverview Tower	2.3%	68.6%	$40,200,000	77.3%	$35,700,000
Prime Storage Portfolio #3	1.3%	51.3%	$790,800,000	54.3%	$747,685,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
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●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s); and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
Brookview Commons	7.6%	7.6%	$8,000,000	8.8%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s); and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
Brookview Commons	7.6%	7.7%	$8,000,000	8.9%

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to

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deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated based on the related Balloon Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Maturity Date/ARD LTV Ratio	Earnout or Holdback Amount	Maturity Date/ARD LTV Ratio
Brookview Commons	7.6%	66.1%	$8,000,000	57.0%

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Short Pump Town Center	8.2%	47.6%	$378,000,000	45.9%	$392,000,000
Back Bay Office	3.9%	33.7%	$1,410,000,000	35.3%	$1,345,000,000
Riverview Tower	2.3%	65.8%	$40,200,000	74.1%	$35,700,000
Prime Storage Portfolio #3	1.3%	51.3%	$790,800,000	54.3%	$747,685,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.
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We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community and mixed use (to the extent the related Mortgaged Property includes multifamily or manufactured housing community space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, self-storage, industrial and mixed use (to the extent the related Mortgaged Property includes office, retail, self-storage or industrial space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties,

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all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include “straight line” rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten Net Cash Flow may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

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“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten NOI may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self-storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. In certain cases where the related Mortgaged Property is subject to a master lease, the underwritten operating revenues may be based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

See “—Tenant Issues” below.

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“Units”, “Rooms”, “Beds” or “Pads” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size or number of rooms in such apartment, (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a student housing or co-living property, the number of beds, or (d) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$766,291,091
Number of Mortgage Loans	27
Number of Mortgaged Properties	86
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,178,989 to $62,500,000
Average Cut-off Date Balance	$28,381,152
Range of Mortgage Rates	4.18763% to 8.30300%
Weighted Average Mortgage Rate	7.13502%
Range of original terms to Maturity Date/ARD	60 months to 84 months
Weighted average original term to Maturity Date/ARD	60 months
Range of Cut-off Date remaining terms to Maturity Date/ARD	53 months to 70 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD	58 months
Range of original amortization terms(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	359 months to 359 months
Weighted average remaining amortization term(2)	359 months
Range of Cut-off Date LTV Ratios(3)(4)	32.0% to 68.6%
Weighted average Cut-off Date LTV Ratio(3)(4)	51.3%
Range of Maturity Date/ARD LTV Ratios(3)(4)	32.0% to 68.2%
Weighted average Maturity Date/ARD LTV Ratio(3)(4)	51.2%
Range of UW NCF DSCR(3)(5)	1.19x to 2.88x
Weighted average UW NCF DSCR(3)(5)	1.65x
Range of Debt Yield on Underwritten NOI(3)(6)	8.5% to 16.6%
Weighted average Debt Yield on Underwritten NOI(3)(6)	12.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	97.4%
Amortizing Balloon	2.6%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	16.0%
Mortgage Loans with mezzanine debt only	24.2%
Mortgage Loans with mezzanine debt and subordinate debt	5.2%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Does not include any Mortgage Loan that pays interest-only until its maturity date or anticipated repayment date.
(3)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Whole Loan, based on both that Mortgage Loan and any related Pari Passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
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(4)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 52.1% and 52.1%, respectively.
(5)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties by the annual debt service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan calculated based on the annual debt service that would be in effect for such Mortgage Loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(6)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the underwritten net operating income for the related Mortgaged Property or Mortgaged Properties divided by the related cut-off date balance(s) of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the underwritten net cash flow for the related Mortgaged Property or mortgaged properties divided by the related cut-off date balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Whole Loan(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes twenty-five (25) Mortgage Loans (97.4%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, and two (2) Mortgage Loans (2.6%) that pay principal and interest for their entire terms.

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Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	5	$205,000,000	26.8%
Super Regional Mall	3	80,000,000	10.4
Anchored	1	62,500,000	8.2
Open-Air Lifestyle Center	1	62,500,000	8.2
Office	8	$198,748,102	25.9%
CBD	6	177,092,102	23.1
Suburban	2	21,656,000	2.8
Industrial	11	$151,862,000	19.8%
Warehouse/Distribution	8	124,662,000	16.3
Manufacturing/Warehouse	1	13,464,000	1.8
Warehouse	1	10,568,000	1.4
Flex	1	3,168,000	0.4
Multifamily	9	$112,532,000	14.7%
Mid Rise	5	69,952,926	9.1
High Rise	3	34,979,074	4.6
Garden	1	7,600,000	1.0
Mixed Use	2	$67,100,000	8.8%
Hospitality/Retail	1	40,100,000	5.2
Office/Retail/Court	1	27,000,000	3.5
Self Storage	48	$18,870,000	2.5%
Other	2	$10,000,000	1.3%
Parking Garage	2	$10,000,000	1.3%
Manufactured Housing	1	$2,178,989	0.3%
Total	86	$766,291,091	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

With respect to all of the property types listed above, the borrowers with respect to the Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. We cannot assure you that borrowers with respect to the Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” and “—COVID-19 Considerations” below.

Retail Properties

Five (5) retail properties (26.8%) secure, in whole or in part, five (5) (26.8%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. Re-tenanting certain specialty properties that previously had specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

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The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Office Properties

Eight (8) office properties (25.9%) secure, in whole or in part, eight (8) (31.8%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties

Eleven (11) industrial properties (19.8%) secure, in whole or in part, five (5) (21.6%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Multifamily Properties

Nine (9) multifamily properties (14.7%) secure, in whole or in part, four (4) (16.1%) of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the Gilardian NYC Portfolio II Mortgage Loan (5.4%), the related Mortgaged Properties consist of rent controlled and rent stabilized units. Based on the underwritten rent roll as of March 31, 2023, (i) the 2410-2418 Broadway Mortgaged Property includes 21 rent stabilized units (approximately 21.2% of the underwritten rental income at the Mortgaged Property), two rent controlled units (approximately 0.9% of the underwritten rental income at the Mortgaged Property), and the remaining 23 units (approximately 77.9% of the underwritten rental income at the Mortgaged Property) are rented at market value; (ii) the 245 West 51st Street Mortgaged Property includes 18 rent stabilized units (approximately 13.3% of the underwritten rental income at the Mortgaged Property), one rent controlled unit (approximately 0.1% of the underwritten rental income at the Mortgaged Property), and the remaining 46 units (approximately 86.6% of the underwritten rental income at the Mortgaged Property) are rented at market value; (iii) the 324-326 West 84th Street Mortgaged Property includes 12 rent stabilized units (approximately 16.6% of the underwritten rental income at the Mortgaged Property), one rent controlled unit (approximately 0.8% of the underwritten rental income at the Mortgaged Property), and the remaining 35 units (approximately 82.6% of the underwritten rental income at the Mortgaged Property) are rented at market value; (iv) the 107 West 68th Street Mortgaged Property includes 13 rent stabilized units (approximately 18.2% of the

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underwritten rental income at the Mortgaged Property) and the remaining 17 units (approximately 81.8% of the underwritten rental income at the Mortgaged Property) are rented at market value; and (v) the 1443-1447 York Avenue Mortgaged Property includes two rent stabilized units (approximately 5.4% of the underwritten rental income at the Mortgaged Property) and the remaining 10 units (approximately 94.6% of the underwritten rental income at the Mortgaged Property) are rented at market value.

Mixed Use Properties

Two (2) mixed use properties (8.8%) secure, in whole or in part, two (2) (8.8%) of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Mixed Use Properties”.

Each of the mixed use properties has one or more retail, office, court and/or hospitality components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”, “—General—Office Properties” and “—General—Hospitality Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Four Points Flushing Mortgage Loan (5.2%), the Mortgaged Property consists of a 210-room limited-service hotel, 31,893 square feet of commercial space inclusive of retail, office, and event space, and a 229-space parking garage.

A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation or management contract. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement or management agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

With respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the following table shows the expiration date of such agreement or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement/ Management Agreement	Mortgage Loan Maturity Date
Four Points Flushing	$40,100,000	5.2%	8/16/2041	8/6/2028

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Securing a new franchise license or branded hotel management agreement may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s or manager’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements or management agreement and manager requirements. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self-storage Properties

Forty-eight (48) self-storage properties (2.5%) secure three (3) (2.5%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self-storage properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self-storage Facilities”.

Certain self-storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Other Properties

Two (2) mortgaged properties (1.3%) securing one (1) (1.3%) of the Mortgage Loans, are operated as parking garages. A number of factors may adversely affect the operation and value of properties operated as parking garages. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Parking Lots and Parking Garages”.

Manufactured Housing Community Properties

One (1) manufactured housing community property (0.3%) secures, in whole or in part, one (1) (0.3%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of manufactured housing community properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks”.

Manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are the following specialty uses:

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Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Grocery(1)	2	14.9%
Theater and/or entertainment venue(2)	2	9.7%
Restaurant(3)	1	8.2%
School, educational facility and/or beauty and cosmetology school(4)	1	8.2%
Court(5)	1	3.5%

(1)	Includes the following Mortgaged Properties: Gateway Center South and Cumberland Mall.
(2)	Includes the following Mortgaged Properties: Cumberland Mall and Oxmoor Center.
(3)	Includes the following Mortgaged Properties: Gateway Center South.
(4)	Includes the following Mortgaged Property: 11 West 42nd Street.
(5)	Includes the following Mortgaged Property: The Widener Building.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to each of the Cumberland Mall Mortgage Loan (6.8%) and the Green Acres Mortgage Loan (0.7%), the related Mortgaged Properties had (i) a gas station on site and (ii) a tenant that operates an automobile repair shop on site.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$62,500,000	8.2%
Five (5) Largest Mortgage Loans	$298,300,000	38.9%
Ten (10) Largest Mortgage Loans	$513,400,000	67.0%
Largest Related-Borrower Concentration(1)	$157,000,000	20.5%

(1)	Excludes single-borrower Mortgage Loans and Crossed Groups that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.9% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
ICP/IRG Holdings Portfolio	$52,800,000	6.9%
Gilardian NYC Portfolio II	41,000,000	5.4
Cosmos Portfolio	18,150,000	2.4
Grogan Portfolio	16,500,000	2.2
Select Parking NYC Portfolio	10,000,000	1.3
Prime Storage Portfolio #3	10,000,000	1.3
Little Rock Self Storage Portfolio	4,820,000	0.6
Grand Total	$153,270,000	20.0%

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One (1) group of Mortgage Loans (20.5%), set forth in the table entitled “Related Borrower Loans” below, has borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 20.5% of the Initial Pool Balance. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Short Pump Town Center	$62,500,000	8.2%
Cumberland Mall	52,000,000	6.8
Oxmoor Center	22,500,000	2.9
Heritage Plaza	20,000,000	2.6
Total for Group 1:	$157,000,000	20.5%

Geographic Concentrations

The following table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
New York	24	$243,392,980	31.8%
Georgia	13	72,027,219	9.4
California	2	66,000,000	8.6
Virginia	3	62,934,541	8.2
Connecticut	3	58,488,023	7.6
Ohio	7	39,450,853	5.1
Total	52	$542,293,616	70.8%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Georgia, Texas, North Carolina and Florida, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.
●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Florida, Texas, North Carolina, South Carolina and Georgia, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood
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zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.
●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.
●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.
●	Two (2) Mortgaged Properties (8.6%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 12%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Fourteen (14) Mortgaged Properties (25.8%), each have a limited operating history, as described in one or more of the bullets below.

●	Eight (8) of the Mortgaged Properties (14.5%), namely, the ICP/IRG Holdings Portfolio Mortgaged Properties and the Brookview Commons Mortgaged Property, were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
●	Three (3) of the Mortgaged Properties (9.2%), namely, the California High Tech Logistics Mortgaged Property and the Cosmos Portfolio Mortgaged Properties, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
●	One (1) of the Mortgaged Properties (1.4%), namely, the Grogan Portfolio—Sweet Sam’s Factory Mortgaged Property is occupied by a tenant that is affiliated with the carve-out guarantor and has no or limited prior operating history and/or lacks historical financial figures and information.
●	With respect to two (2) of the Grogan Portfolio Mortgaged Properties (0.8%), namely the 15 East 76th Street and the 523B East 85th Street Mortgaged Properties, historical financial information is not available as the two properties were previously owned by the borrower sponsor as an individual and the borrower sponsor could not provide operating statements that exclude personal financials.

Certain other Mortgaged Properties have less than 3 years of historical financial information presented on Annex A.

Tenancies-in-Common or Diversified Ownership

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the ICP/IRG Holdings Portfolio Mortgage Loan (6.9%), the Harborside 2-3 Mortgage Loan (3.9%) and The Widener Building Mortgage Loan (3.5%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

With respect to the RH HQ Mortgage Loan (1.8%), more than twenty (20) individuals have direct or indirect ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

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Condominium Interests and Other Shared Interests

Two (2) Mortgage Loans (6.5%), namely, the Four Points Flushing Mortgage Loan (5.2%) and the Select Parking NYC Portfolio Mortgage Loan (1.3%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below.

●	With respect to the Select Parking NYC Portfolio Mortgage Loan (1.3%), the Mortgaged Properties are subject to condominium regimes. The 260 West 87th Street Mortgaged Property represents a garage component (constituting one condominium unit) of a mixed-use condominium regime comprised of (i) the 260 West 87th Street Mortgaged Property, (ii) one non-collateral commercial unit and (iii) one non-collateral residential unit. A condominium board consisting of nine members (seven elected by the residential unit owner and two elected by the collective vote of the commercial unit owner and the garage unit owner) governs the operation of the condominium regime pursuant to the terms of a condominium declaration and certain bylaws. The borrower holds a 3% interest in the common elements of the condominium and does not control the condominium board. However, the condominium board is prohibited from voting in a manner that materially and adversely affects the non-residential unit owners, and any decision by the condominium board affecting the physical space, interior or exterior appearance, or in any way limits the use of the non-residential units, requires the approval of the affected non-residential unit owner. The 30, 40 and 60 East 9th Street Mortgaged Property represents three separate garage components (each constituting one condominium unit) of three different mixed-use condominium regimes comprised of (i) each such garage unit, (ii) one non-collateral commercial unit and (iii) one non-collateral residential unit. A condominium board consisting of six members (four elected by the residential unit owner, one elected by the commercial unit owner and one elected by the garage unit owner) governs the operation of each condominium regime pursuant to the terms of the related condominium declaration and bylaws. The borrower holds a 4% interest in the common elements of each condominium and does not control any of the condominium boards. However, any vote to expend more than $50,000 by the condominium board requires the unanimous consent of all the unit owners.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that, if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Two (2) Mortgaged Properties, namely the Oxmoor Center Mortgaged Property (2.9%) and the RH HQ Mortgaged Property (1.8%), are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

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One (1) Mortgaged Property, namely the Green Acres Mortgaged Property (0.7%), is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the Mortgaged Property and (y) one or more fee interests in the remaining portion of the Mortgaged Property.

In general, except as described above or as noted on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus, unless the related fee interest is also encumbered by the related mortgage and except as disclosed below, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Oxmoor Center Mortgage Loan (2.9%), the related ground lease contains customary lender protection provisions, provided, however, that it is silent as to the application of any related insurance proceeds or condemnation awards to either the repair or restoration of the related Mortgaged Property with the lender or a trustee appointed by it having the right to hold and disburse such proceeds or to the payment of the outstanding principal balance of the Mortgage Loan.

With respect to the RH HQ Mortgage Loan (1.8%), the Mortgage Loan is secured by the borrower’s leasehold interest in the related Mortgaged Property pursuant to a ground lease between the borrower, as ground lessee, and Paradise Office Partners Holdco LLC, as ground lessor. Under the ground lease, Paradise Office Partners Holdco LLC has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to any party other than an affiliate of the borrower. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure, a deed-in-lieu of foreclosure or the first subsequent transfer thereafter. In the event that the borrower desires to sell the Mortgaged Property in accordance with the terms of the Mortgage Loan documents as a permitted transfer and the ground lessor (or an affiliate thereof) elects to exercise its right of first offer, the lender may elect to either (i) require the borrower to (x) after the expiration of the related lockout period, defease the Mortgage Loan in full or (y) prior to the expiration of the lockout period, prepay the Mortgage Loan in full, together with any applicable yield maintenance payment or (ii) permit the ground lessor or an affiliate of the ground lessor to assume the Mortgage Loan in accordance with the terms of the Mortgage Loan documents. In addition, the borrower has a right of first refusal to purchase the fee interest in the Mortgaged Property in the event of a proposed sale of the fee interest to any party other than an affiliate of the ground lessor. To the extent there is not then a loan secured by the fee interest in the Mortgaged Property that has not been paid off in connection with any such acquisition, the Mortgage Loan documents require any affiliate of the borrower acquiring such fee interest (the “Fee Purchaser”) to request proposed financing from 3650 REIT or its affiliates. In the event that 3650 REIT elects not to provide such financing or the Fee Purchaser and 3650 REIT are unable to come to mutually agreeable terms for such financing, the Mortgage Loan documents require the borrower to either (i) prepay the Mortgage Loan in full, together with any applicable yield maintenance premium or (ii) after the expiration of the related lockout period, defease the Mortgage Loan in full.

With respect to the Green Acres Mortgage Loan (0.7%), the Mortgage Loan is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property. The leasehold interest in the Green Acres Mortgage Loan is one of the anchor tenant spaces (the “Walmart Parcel”), owned by one of the borrowers, Valley Stream Green Acres LLC (“Valley Stream”), representing approximately 8.3% of the net rentable square footage of the Mortgaged Property) pursuant to a 36- year ground lease, dated as of February 22, 1989 (the “Walmart Ground Lease”), between Walmart, as ground lessor, and Valley Stream, as ground lessee. Valley Stream leased the Walmart Parcel back to Walmart. The term of the Walmart Ground Lease commenced on August 13, 1990 and expires on August 12, 2026, with two additional six-year extension options. Such extension options may be extended on behalf of Valley Stream by the lender pursuant to the estoppel delivered by Walmart. According to such estoppel, the base rent under the Walmart Ground Lease is a fixed amount equal to approximately $1,080,000 per annum (approximately $90,000 per month) during the initial term of the Walmart Ground Lease as determined in accordance with the terms of the Walmart Ground Lease and approximately $1,500,000 per annum (approximately $125,000 per month) during the extension

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terms. In addition, Valley Stream is required to return to Walmart a certain amount of any percentage rents paid by Walmart under the related space lease as part of the percentage ground lease rent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Mortgage Loan representation and warranty no. (35) (Ground Leases) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (34) (Ground Leases) on Annex E-2A to this prospectus and Mortgage Loan representation and warranty no. (34) (Ground Leases) on Annex E-3A to this prospectus, and any related exceptions on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grants of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

Except as set forth below, none of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

See “Risk Factors—Risks Related to the Mortgage Loans—Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates” above, and “—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” below.

For additional information regarding the status of the Mortgage Loans, see “—COVID-19 Considerations”.

COVID-19 Considerations

The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the offered certificates.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 9 months prior to the Cut-off Date, except in the case of the RH HQ Mortgaged Property, in respect of which the related environmental report was issued in August 2021. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations may have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

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The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;
●	for which an operations and maintenance plan or abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;
●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;
●	for which an environmental insurance policy will have been obtained from a third party insurer;
●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;
●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;
●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;
●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or
●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

In certain cases, the environmental testing revealed the presence of asbestos containing materials, lead based paint, mold and/or radon at the subject Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Additionally, certain of the Mortgaged Properties have one or more RECs, controlled recognized environmental conditions (“CRECs”) or historical recognized environmental conditions (“HRECs”) for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing.

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Set forth below is a description of certain material environmental conditions existing at certain of the Mortgaged Properties, as identified in the environmental report, for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing or for which further action is required. We cannot assure you that there are no other existing environmental conditions, material or otherwise, in addition to those described below, or that these or other conditions would not ultimately have an adverse effect on the Mortgaged Properties.

With respect to the Gateway Center South Mortgage Loan (8.2%), the related ESA identified a CREC related to the Mortgaged Property and the northern adjoining property having been historically used as landfill. Soil and groundwater impacts and concentrations of methane in soil vapor were reported in prior investigations. A sub-slab methane venting system was reported to be operational during site reconnaissance, and the balance of the Mortgaged Property is open air parking, pathways and landscaped areas. The cover system consists of impervious pavements and landscaped areas constructed in the early 2000s and mitigates exposure to potential residual contamination beneath the cover. The environmental consultant concluded that because impervious barriers and passive methane venting systems are in-place and operational that mitigate exposure to the reportedly impacted soil and groundwater and concentrations of methane in soil vapor, the historical use of the Mortgaged Property and northern adjoining property is considered a CREC.

With respect to the Brookview Commons Mortgage Loan (7.6%), the related ESA identified a controlled REC at the portion of the Mortgaged Property located at 333 Main Street (“333 Main Street”) in connection with residual soil impacts from the prior operation of a hat factory between around 1887 to 1955. In connection with the redevelopment of 333 Main Street, 10,000 cubic yards of contaminated fill associated with the former hat factory were excavated and placed beneath the new improvements at 333 Main Street in 2020 in accordance with a Remedial Action Plan (RAP) submitted to the Connecticut Department of Energy and Environmental Protection (the “CTDEEP”). According to the ESA, such improvements cap the contaminated fill on-site, rendering it environmentally isolated in accordance with applicable remediation regulations and engineered controls including a fluorescent fabric warning layer and at least 15 inches of clean fill separating the low-level contaminated soil from the ground surface. Although all remediation has been completed and the engineered cap has been implemented, the borrower is required to take the following final actions, required by the Mortgage Loan documents: (i) submission of all documentation, including verification by a Licensed Environmental Professional to the CTDEEP, necessary to obtain regulatory closure; (ii) recording of environmental land use restrictions that will prohibit disturbance of the soils located beneath the engineered controls; (iii) conducting post-remediation groundwater monitoring, if any such monitoring is required; and (iv) continuing to comply with any required engineering and institutional controls.

With respect to the ICP/IRG Holdings Portfolio Mortgage Loan (6.9%), the related ESA did not identify any RECs at any of the related Mortgaged Properties; however, it did identify a business environmental risk at the Invacare Mortgaged Property in connection with potential soil, soil vapor and/or groundwater impacts due to historical industrial and manufacturing operations at the Mortgaged Property, including plating operations and the former use of chlorinated solvents, and the potential for a vapor encroachment condition. According to the ESA, when a vapor degreaser was cleaned and decommissioned at the portion of the Mortgaged Property located at 1200 Taylor Street in 2008 by a third party contractor, two cracks and discoloration in the related degreaser pit were noted in the closure report. Although no further action was recommended at that time, the related ESA noted that the possibility of a release to the subsurface cannot be ruled out. In addition, the ESA noted that such area of the Mortgaged Property also contains fill material that includes slag and that an area of the Mortgaged Property previously observed to have stressed vegetation (currently located beneath a building addition) was previously only analyzed for metal constituents. Although there is no regulatory requirement for investigation at this time, the related environmental consultant prepared a remedial cost estimate to conduct a limited subsurface investigation to assess any subsurface impacts and perform any necessary remediation with a probable low estimate of $248,000 and a probable maximum estimate of $1,431,750. At origination, the borrower obtained an environmental insurance policy with respect to the Invacare Mortgaged Property from Great American E&S Insurance Company with a policy limit of $2.0 million per pollution condition and in the aggregate, a deductible of $25,000 per pollution condition and a term expiring on April 20, 2031. In addition, the related ESAs identified certain CRECs at the related Mortgaged Properties including the following: (i) with respect to groundwater, soil and soil vapor impacts at the Romulus – Huron Mortgaged Property, a Baseline Environmental Assessment has been submitted to the Michigan Environment Great Lakes and Energy department (EGLE), identifying the following historic contamination conditions, which can, under Michigan law, be managed under a due care plan to prevent risks of exposure to human health and the environment and pursuant to which the owner has statutory liability protection for the historic conditions, including historical chlorinated volatile organic compounds (VOCs), semi-volatile organic compounds

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(SVOCs), metals, polychlorinated biphenyls (PCBs) and total petroleum hydrocarbons (TPH), above applicable regulatory criteria due to on-site operations associated with former tenants, releases from former USTs and historical leaks from certain PCB-containing transformers for which regulatory closure has not been obtained but which are, according to the related ESA, being managed under a due care plan, pursuant to which an environmental restrictive covenant was recorded for the entire Mortgaged Property that prohibits (x) residential uses at the Mortgaged Property and (y) the extraction of groundwater at the Mortgaged Property, and a sub-slab depressurization system has been installed and is currently in operation to address potential vapor intrusion impacts and (ii) with respect to groundwater impacts at the Stop Eight Vandalia Mortgaged Property, including bis(2-ethylhexyl)phthalate (BEHP) above applicable regulatory criteria in the vicinity of a former plasticizer above ground storage tank in connection with which a groundwater use restriction was recorded for the entire Mortgaged Property.

With respect to the Gilardian NYC Portfolio II Mortgage Loan (5.4%), the related ESA for the 107 West 68th Street Mortgaged Property identifies as a business environmental risk the presence of a heating oil UST with no tank registration documentation observed and no weep holes to provide visual detection of any leaks. A tank tightness test report prepared by AARCO Environmental Services Corp. (“AARCO”) indicated that on May 26, 2022 the UST system failed and tank repairs were recommended. The ESA consultant recommended that (i) the repairs and retest proposed by AARCO should be conducted and further recommendations by AARCO be followed, (ii) the appropriate tank registration documentation is posted at the Mortgaged Property, and (iii) annual tank tightness should be performed. Additionally, each of the ESAs for the 2410-2418 Broadway Mortgaged Property, the 245 West 51st Street Mortgaged Property and the 324-326 West 84th Street Mortgaged Property identifies as a business environmental risk the presence of a heating oil aboveground storage tank (“AST”) in the basement of each Mortgaged Property with no tank registration documentation. The ESA consultant recommended that the appropriate tank registration documentation be posted at each Mortgaged Property and the tank registration documentation for the 324-326 West 84th Street Mortgaged Property be amended to indicate that the AST is not in contact with soil but rather with a concrete surface. Further, the related ESA for the 1443-1447 York Avenue Mortgaged Property identifies as a business environmental risk the presence of a heating oil UST in the basement of the Mortgaged Property with no weep holes to provide visual detection of any leaks. The ESA consultant recommended that access to the UST should be provided to facilitate periodic inspections or, alternatively, annual tank tightness should be performed.

With respect to the Harborside 2-3 Mortgage Loan (3.9%), the ESA identifies a CREC and HREC for the Mortgaged Property associated with historic site operations and impacts to site soils and groundwater caused by contaminated historic fill material. From 1986 to 2013, various remedial investigations and actions were conducted to address the historic fill, including placing engineering controls consisting of improvements at the site, such as the building slab, concrete and asphalt paved areas and landscaping, over residually impacted soils. In 2022, an additional investigation was conducted in an area below the shared atrium of two buildings located on the Mortgaged Property, which identified additional, residual impacts to soils and groundwater attributed to historic fill material. A deed notice identifying the historic fill and associated engineering controls in place at the Mortgaged Property was recorded on February 17, 2023 and serves as an institutional control for the Mortgaged Property. In relation to soil impacts at the Mortgaged Property, a soil Remedial Action Permit (“RAP”), which establishes the obligations of the permittee with respect to soil related institutional controls and engineering controls, is required, and a RAP initial application was submitted to the governing authority on March 29, 2023. A groundwater Classified Exception Area (“CEA”), which serves as an institutional control by providing notice that there are groundwater impacts in a localized area, is also being prepared for the Mortgaged Property. Assuming issuance of the RAP and approval of the CEA by the governing authority, the related ESA consultant identified this matter as a controlled REC and did not recommend any further investigation; however, the ESA consultant did note that the institutional controls in place on the Mortgaged Property are to be maintained in perpetuity.

With respect to the Prime Storage Portfolio #3 Mortgage Loan (1.3%), related ESAs identify RECs for the following Mortgaged Properties: (1) Prime Storage Danbury West, (2) Prime Storage Baltimore, (3) Prime Storage Glenville, (4) Prime Storage Green Island, and (5) Prime Storage Rock Hill Mortgaged Properties.

●	The REC identified for the Prime Storage Danbury West Mortgaged Property relates to the historic use of the site for light industrial manufacturing, which involved the operation of heating oil underground storage tanks and a septic system for which no removal or closure records were available. The related ESA consultant recommended that a limited subsurface investigation be conducted in order to determine the presence or absence of contamination associated with historical operations at the Prime Storage Danbury West Mortgaged Property. Although not determined to be a REC, the related ESA consultant also noted the presence of a potable well at the Prime
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Storage Danbury West Mortgaged Property for which no water quality records were available, and recommended that well sampling be conducted to confirm compliance with applicable drinking water standards.
●	The REC identified for the Prime Storage Baltimore Mortgaged Property concerns the long term industrial use of the north adjoining property. According to the related ESA, such industrial use involved the operation of underground storage tanks and the storage of solvent prior to the institution of robust environmental regulation, which creates the potential for undocumented releases to have migrated onto the Prime Storage Baltimore Mortgaged Property. The ESA consultant recommended that a limited subsurface investigation be performed to determine the presence or absence of contamination on the Prime Storage Baltimore Mortgaged Property due to the historical use of the north adjoining property.
●	The REC identified for the Prime Storage Glenville Mortgaged Property concerns impacts to site soils and groundwater and to an onsite surface water pond caused by the migration of a groundwater plume onto the Prime Storage Glenville Mortgaged Property from a nearby chemical company Superfund Site. Investigation and remediation at the Prime Storage Glenville Mortgaged Property is ongoing as part of the Superfund cleanup. Although soil vapor and indoor air sampling conducted in 2010 and 2014 did not indicate a vapor intrusion concern on the Prime Storage Glenville Mortgaged Property, no additional sampling has been completed since this time, and the ESA consultant determined that a vapor intrusion condition could not be ruled out. Accordingly, the ESA consultant recommends that a limited subsurface investigation be conducted at the Prime Storage Glenville Mortgaged Property to assess the potential for vapor intrusion and that the Prime Storage Glenville Mortgaged Property continue to cooperate with the regulating authority to allow for the assessment and remediation of impacts migrating on such Mortgaged Property.
●	The REC identified for Prime Storage Green Island Mortgaged Property relates to known impacts to onsite soils and groundwater associated with contamination migrating from an adjacent, former oil storage facility. Although the two most recent (2019) groundwater sampling events at the Prime Storage Green Island Mortgaged Property did not identify any impacts above applicable standards, investigation of groundwater impacts related to the upgradient former oil storage property appears to be on-going and the impacts have not received closure. As such, there is the potential for continued migration of contaminated groundwater to the Prime Storage Green Island Mortgaged Property from the adjacent former oil storage facility. The ESA consultant recommended continued cooperation with the party responsible for the contamination originating from the former oil storage facility site, including granting access for any additional sampling at the Prime Storage Green Island Mortgaged Property.
●	The REC identified for the Prime Storage Rock Hill Mortgaged Property concerns impacts to site soils and groundwater associated with historic onsite gasoline station operations and an underground storage tank release reported in 2014 for which no cleanup actions have yet been initiated. The party responsible for the release is no longer in business, and therefore, the release was entered into the State Underground Petroleum Environmental Response Bank program as an orphan site open leaking underground storage tank case. According to the ESA consultant, any subsequent purchaser of the property is not responsible for any site remediation other than abatement actions necessary to eliminate any immediate threat to human health or the environment. The ESA consultant recommended that a limited subsurface investigation be conducted at the Prime Storage Rock Hill Mortgaged Property in order to determine the extent of the previously identified soil and groundwater impacts and to identify any potential vapor intrusion concerns as a result of the historical use of such Mortgaged Property as a gasoline service station.
●	In addition to the RECs identified at the various properties described above, the related ESAs delivered in connection with the Prime Storage Portfolio #3 Mortgage Loan portfolio identify a controlled REC for the Prime Storage Warren Mortgaged Property associated with vulcanized rubber thread manufacturing operations historically conducted onsite. Given residual impacts located on the Prime Storage Warren Mortgaged Property caused by these historic operations, an ELUR was filed for the Prime Storage Warren Mortgaged Property in August 2001 with the RIDEM, with the RIDEM issuing the formal Letter of Compliance on October 11, 2001. The ELUR prohibits residential use of the site and the use of
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groundwater for potable consumption. The ELUR also requires the use of engineering and institutional controls such as soil capping/encapsulation, the maintenance of building foundations, maintenance of pavement conditions, the implementation of a soil management plan, and annual inspections. The ESA consultant recommends continued implementation of the property use restriction and engineering and institutional controls currently in-place at the Prime Storage Warren Mortgaged Property.

In lieu of conducting the recommended limited subsurface investigations and to mitigate the potential of environmental liability associated with the RECs identified at the Prime Storage Danbury West, Prime Storage Baltimore, Prime Storage Glenville, Prime Storage Green Island, and Prime Storage Rock Hill Mortgaged Properties, a Premises Environmental Liability (“PEL”) insurance policy, issued by Great American E&S Insurance Company, was purchased at Closing with Citi Real Estate Funding Inc. ISAOA, ATIMA as the Named Insured. The PEL, which has a term of eight (8) years, includes a limit of liability of $4 million (per claim and in the aggregate) and a $25,000 self-insured retention.

With respect to the Museum Tower Mortgage Loan (2.2%), the related ESA identified the historical prior uses of the adjoining properties to the Mortgaged Property as commercial uses including dry cleaning facilities, automotive repair facilities and a gas station. The environmental engineer considers the prior uses and adjoining USTs of the adjoining properties to be a REC for the Mortgaged Property due to the length of time the related facilities were in operation, the absence of documentation or information regarding the removal or closure activities of the related USTs and the absence of documentation or information regarding soil and groundwater quality assessments at adjacent facilities. The environmental engineer recommends a limited vapor assessment in areas of the first floor that may have limited ventilation or be predominantly closed-in spaces to determine if off-site operations have impacted indoor air quality at the Mortgaged Property. The environmental engineer estimated a worst-case cost of $250,000. The borrower obtained a lender’s pollution legal liability insurance policy from SiriusPoint Specialty Insurance Corporation, listing the lender as first named insured, with a per incident limit of $1,000,000 and in the aggregate, except for a per incident limit for (i) disinfection costs of $25,000, (ii) evacuation costs of $250,000 and (iii) supplemental coverages of $250,000, and a self-insured retention amount of $25,000. SiriusPoint Specialty Insurance Corporation is rated “A-” by A.M. Best. The policy expires April 17, 2031, which is approximately three years past the maturity date of the Mortgage Loan.

With respect to the Green Acres Mortgage Loan (0.7%), the related ESA identified six RECs at the Mortgaged Property related to the following: (i) historical auto repair operations and an associated oil/water separator used at the Mortgaged Property and reportedly removed, but for which no closure documentation was available, (ii) free product observed in a monitoring well at an adjacent property for which a responsible party unrelated to the borrower was identified, (iii) cases of petroleum impacts to soil and groundwater at adjacent properties for which responsible parties unrelated to the borrower were identified, and (iv) a vapor migration concern identified in connection with the Mortgaged Property’s long-term historic use of hazardous chemicals. The environmental consultant recommended no further action as of the date of the ESA, except that with respect to the RECs identified in (ii) and (iii) above, the environmental consultant recommended periodic file review until the adjacent properties obtain closure from the New York State Department of Environmental Conservation. The borrowers currently maintain an environmental insurance policy from Indian Harbor Insurance Company with a per incident limit of $25,000,000 and aggregate limits of $50,000,000. The current policy is for a three year term expiring in 2025. The borrowers are required to maintain a similar environmental insurance policy throughout the Mortgage Loan’s term and three years after the Mortgage Loan’s maturity date.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Litigation and Other Legal Considerations

There may be material pending or threatened litigation or other legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances or other material legal proceedings

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experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, a Mortgaged Property may be subject to litigation proceedings. For example:

●	With respect to the Harborside 2-3 Mortgage Loan (3.9%), in connection with work performed on the Mortgaged Property by the borrower’s predecessor-in-interest, there is an active litigation between the primary contractor (Plaza Construction LLC) and a subcontractor (Gamma USA, Inc.) relating to façade work performed by the subcontractor. Neither the borrower nor its predecessor-in-interest is named in the litigation, and the contract with the primary contractor was not assumed by the borrower in connection with its acquisition of the Mortgaged Property. The borrower’s predecessor-in-interest has held back the retainage owed to the primary contractor (approximately $996,842) in escrow with a title company pursuant to an escrow agreement between the borrower and its predecessor-in-interest, which retainage is to be released to the primary contractor upon resolution of said dispute, see “—Default History, Bankruptcy Issues and Other Proceedings”.
●	With respect to the Mini U Storage – Tomball Mortgage Loan (0.5%), the related borrower sponsor, along with other parties, is a defendant in a lawsuit alleging that the plaintiff, Robert Brine, was fraudulently induced to purchase a $360,000 membership interest in a fund due to misrepresentations and omissions in the related offering documents. On June 17, 2021, all defendants, including the related borrower sponsor, moved to dismiss the plaintiff’s complaint. This motion to dismiss was granted but the motion also granted the related plaintiff leave to amend his complaint. On October 25, 2021, the plaintiff filed a second complaint and the defendants again moved to dismiss it. Four of the five causes of action in the amended complaint were dismissed. The lone remaining complaint for misrepresentation is still under litigation as of March 2023.

We cannot assure you that the above-described litigation matters or any other current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties property improvement plans (“PIPs”) are required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and/or (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the Harborside 2-3 Mortgage Loan (3.9%), the borrower is expected to undertake certain capital improvements at the Mortgaged Property anticipated to cost approximately $25,500,000. At origination of the Mortgage Loan, the borrower was required to reserve approximately $8,000,000 with the lender, and, if such amount on deposit at any time equals or is less than $5,000,000, borrower must make a deposit into the replacement reserve account in an amount that would cause the amount on deposit to equal approximately $10,000,000; provided, however, (i) to the extent that a true-up deposit would cause the amount on deposit to exceed the actual cost of any work set forth in the approved capital expenditures budget then remaining to be completed, the true-up deposit amount will be decreased on at dollar-for-dollar basis by such excess, and (ii) at such time as the amount on deposit exceeds the remaining budgeted capex costs, the borrower will have no further obligation to make replacement reserve true-up deposits. In addition, the borrower is required to undertake work to repair a sea wall on the Mortgaged Property, for which the borrower reserved approximately $25,000,000 with the lender at origination of the Harborside 2-3 Mortgage Loan. The borrower is also obligated to undertake certain elevator

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modernization and repair work for which the borrower reserved approximately $1,418,585 with the lender at origination of the Harborside 2-3 Mortgage Loan. In addition, the Harborside 2-3 Mortgage Loan documents include a completion guaranty delivered by the guarantors that guarantee the completion of, among other things, the sea wall repair, any capital improvements at the Mortgaged Property that are actually commenced and the elevator modernization and repair work. There can be no assurance that the expected capital improvements, repairs or other work will be completed as expected or at all.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency. One or more of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or had experienced maturity extensions) at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, in each case as described below:

With respect to the Gateway Center South Mortgage Loan (8.2%), the prior loan secured by the related Mortgaged Property matured on March 6, 2023 and was in maturity default and placed into special servicing in connection with the borrower’s request for forbearance prior to the origination of the current Mortgage Loan. The prior loan was repaid in full on May 24, 2023, concurrently with the origination of the current Mortgage Loan.

With respect to the 11 West 42nd Street Mortgage Loan (8.2%), the prior loan secured by the Mortgaged Property matured on June 6, 2023 but the related borrower was granted a one-month extension and forbearance prior to the origination of the current Mortgage Loan. The prior loan was repaid in full on June 30, 2023, concurrently with the origination of the current Mortgage Loan.

With respect to the Back Bay Office Mortgage Loan (3.9%), the prior mortgage loan secured by the related Mortgaged Property was scheduled to mature in December 2022. The borrower obtained an extension of the maturity date in order to obtain further time to refinance the Mortgaged Property, in return for a paydown of approximately $59.9 million on the prior mortgage loan. The Mortgage Loan repaid the remaining principal balance of the prior mortgage loan in full.

With respect to The Widener Building Mortgage Loan (3.5%), the Mortgaged Property previously secured a securitized mortgage loan with an original maturity date in December 2022. The borrower requested a 120-day extension of the maturity date on December 6, 2022 but was only granted a 60-day extension. Prior to the extended maturity date, the previous lender commenced foreclosure proceedings after not granting the borrower’s request for an additional six-month extension of the maturity date. In connection with the payoff of the prior loan with The Widener Building Mortgage Loan proceeds, the previous lender agreed to dismiss the foreclosure proceedings.

With respect to the Oxmoor Center Mortgage Loan (2.9%), the Mortgaged Property previously secured a securitized loan that went into maturity default in June 2021 and was transferred to special servicing. The term of the prior loan was subsequently extended to June 2023 and such loan was transferred back to master servicing. Proceeds from the Mortgage Loan paid off the prior loan in full.

With respect to the Green Acres Mortgage Loan (0.7%), the Mortgaged Property previously secured a securitized mortgage loan with an original maturity date of February 3, 2021. Following the borrower’s request for an extension of the maturity date in November 2020, the prior loan was transferred to special servicing in December 2020 due to the imminent loan maturity. In February 2021, the term of the prior loan was extended to February 3, 2022 and such loan was transferred back to master servicing. In or around February 2022, the term was further extended to February 3, 2023. In January 2023, the Mortgage Loan paid off the prior loan in full.

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Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single mortgage loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or Mortgage Loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to the Gateway Center South Mortgage Loan (8.2%), affiliates of the borrower sponsor, The Related Companies, L.P., have experienced prior defaults and foreclosures on commercial mortgage loans. In particular, the borrower sponsor has reported that, during the last ten years, affiliates of the borrower sponsor have experienced the following defaults and foreclosures: a securitized commercial mortgage loan in the amount of approximately $26,000,000 was foreclosed in August 2021; a mortgage loan secured by a mixed income multifamily development was subject to a forbearance agreement until the sale of the property in May 2019; and a securitized commercial mortgage loan defaulted in April 2013.
●	With respect to the Short Pump Town Center Mortgage Loan (8.2%), the Cumberland Mall Mortgage Loan (6.8%), the Oxmoor Center Mortgage Loan (2.9%) and the Heritage Plaza Mortgage Loan (2.6%), affiliates of the borrower sponsors have experienced prior defaults, including a default in February 2023 on commercial mortgage loans secured by two office properties in downtown Los Angeles having existing debt of approximately $784 million. In addition, an affiliate of the borrower sponsors recently defaulted on a securitized commercial mortgage loan in the amount of approximately $161 million secured by multiple office buildings located mostly in the Washington, D.C., area.
●	With respect to the Harborside 2-3 Mortgage Loan (3.9%), the borrower sponsors and nonrecourse carveout guarantors, Mark Karasick and Michael Silberberg, are also the guarantors under a mortgage loan and two mezzanine loans in the aggregate amount of approximately $677,500,000, secured in part by the AON Building in Chicago, Illinois, which loans mature in July 2023. These loans were transferred to a special servicer due to a disagreement over the terms of the lenders’ conditional approval of a tenant lease (the term of which does not commence until 2025). Mr. Karasick has been involved in (1) a loan relating to the Factory Building in Long Island City, New York in which the borrower filed a Chapter 11 Bankruptcy plan which resulted in the conveyance of the related building to the borrower’s mezzanine lender; (2) a loan relating to One Executive Campus in Cherry Hill, New Jersey for which a consensual deed in lieu was tendered in settlement of a foreclosure proceeding in 2015; (3) a loan relating to the Former HSBC Building in Buffalo, New York which was subject to a foreclosure in 2015 after the borrower was unable to refinance the debt at loan maturity; and (4) a loan relating to 400 West Market in Louisville, Kentucky for which a maturity default occurred on January 6, 2023.

Mr. Silberberg is also the guarantor on a loan in the original principal amount of $164,000,000 (the “Civic Opera Building Loan”), which is evidenced by promissory notes held by (i) Wells Fargo Bank, National Association, as Trustee for the Benefit of the Registered Holders of JPMBB Commercial Mortgage Securities Trust 2015-C31, Commercial Mortgage Pass-Through Certificates, Series 2015-C31 and (ii) Wilmington Trust, National Association, as Trustee for the Benefit of the Registered Holders of JPMBB Commercial Mortgage Securities Trust 2015-C32, Commercial Mortgage Pass-Through Certificates, Series 2015-C32. The lenders of the Civic Opera Building Loan commenced foreclosure proceedings on August 21, 2021. Additionally, on March 31, 2023, the special servicer sent a notice to Mr. Silberberg alleging (x) a breach of the loss recourse provision set forth in the Civic Opera Building Loan documents as a result of two mechanics liens being filed against the subject property and (y) a breach of the full recourse provision set forth in the Civic Opera Building Loan documents as a result of a violation of SPE provisions prohibiting the incurrence of indebtedness in violation of the Civic Opera

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Building Loan documents. In addition, Mr. Silberberg was involved in a non-recourse mortgage loan with respect to Kmart Plaza, Mattydale, New York which is subject to a foreclosure action.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, retail, self-storage, industrial and mixed use Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Ten (10) of the Mortgaged Properties, securing, in whole or in part, six (6) Mortgage Loans (21.3%), are each leased to a single tenant.
●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 6.9% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of two (2) or more Mortgaged Properties that secure two (2) or more Mortgage Loans and that (with respect to each identified tenant) collectively secure 2.0% or more of the Initial Pool Balance:

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Name of Tenant	Number of Mortgaged Properties	Aggregate Approx. % of Initial Pool Balance of Related Mortgage Loans
H&M	3	17.9%
Dick's Sporting Goods	2	9.7%
BJ's Wholesale Club	2	8.9%
Macy's	2	3.7%

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each retail, office, industrial, mixed use and self-storage Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, industrial, retail, self-storage and mixed use and leased fee Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
ICP/IRG Holdings Portfolio - Romulus – Huron	1.8%	Renaissance Global Logistics, LLC	74.3%	Various(2)	5/1/2028
ICP/IRG Holdings Portfolio – Miles North Randall	0.9%	Pipeline Packaging Co.	68.5%	4/30/2029	5/1/2028
ICP/IRG Holdings Portfolio – Stop Eight Vandalia	0.1%	AMERI AmeriWater, LLC	68.2%	9/24/2025	5/1/2028
RH HQ	1.8%	Restoration Hardware	98.9%	5/31/2028	6/5/2029

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.
(2)	Renaissance Global Logistics, LLC leases 370,514 square feet expiring on August 31, 2025, 270,220 square feet expiring on January 31, 2027, and 185,870 square feet expiring on October 31, 2026.
●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property
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(excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.
Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
Gateway Center South	8.2%	66.8%	2027	6/5/2028

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.
●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.
●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,
(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,
(iii)	if the borrower fails to provide a designated number of parking spaces,
(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,
(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,
(vi)	if a tenant’s use is not permitted by zoning or applicable law,
(vii)	if the tenant is unable to exercise an expansion right,
(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,
(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,
(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
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(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,
(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time, including due to lack of access or interruption of utilities,
(xiii)	if the borrower defaults on any other obligations under the lease, or
(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the ICP/IRG Holdings Portfolio Mortgage Loan (6.9%), (i) pursuant to the amended and restated lease (the “Amended Lease”) described under “—Tenant Issues—Other Tenant Issues”, the sole tenant at the Invacare Mortgaged Property, Invacare Corporation, has the right to terminate its lease at any time with respect to a portion of its space totaling approximately 50,000 square feet (out of its total space of approximately 301,000 square feet), representing approximately 16.6% of base rent and 1.3% of underwritten rents for the respective portfolio in place under the Amended Lease, with 60 days’ notice, (ii) the second largest tenant at the Romulus – Huron Mortgaged Property, Home Depot U.S.A., Inc. (representing approximately 25.7% of the net rentable square footage at the Romulus – Huron Mortgaged Property and 6.1% of the net rentable square footage at the portfolio), has the right to terminate its lease with 30 days’ notice if it is required during the last two years of its lease term (or any extension of the lease term, if applicable) by applicable legal requirements to make alterations to or modifications of its space reasonably estimated to cost in excess of $100,000, and (iii) each of the largest tenant at the Warren Perkins Jones Mortgaged Property, The Step2 Company, LLC (42.9% of the net rentable square footage at the Warren Perkins Jones Mortgaged Property and 12.6% of the net rentable square footage at the portfolio), and the borrower has the right to terminate the related lease with respect to all or a portion of the Increments leased by The Step2 Company as described under “—Tenant Issues—Other Tenant Issues” upon 30 days’ prior written notice to the other party, and the portion of the Increments so terminated (but no other portion of the premises) will expire on the last day of such 30-day period, provided, however, that the terminating party is required to terminate in increments of at least 25,000 square feet. See “—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” for additional information with respect to Invacare Corporation.
●	With respect to the Back Bay Office Mortgage Loan (3.9%), the second largest tenant, DraftKings Inc., which leases 9.7% of the net rentable square footage, has the right to terminate its lease as of the last day of the 7th lease year (March 10, 2026) with between 18 to 21 months written notice and the payment of a termination fee equal to three months of base rent for the period immediately following the termination date and the unamortized transaction costs. The fourth largest tenant, Cooley, which leases 5.6% of the net rentable square footage, has the right to terminate its space on the 16th floor (14,562 square feet) as of May 31, 2025 with between 12 to 18 months written notice and the payment of a termination fee.
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●	With respect to the Museum Tower Mortgage Loan (2.2%), the largest tenant at the Mortgaged Property, Stearns Weaver Miller (representing approximately 40.5% of the net rentable square footage at the related Mortgaged Property), may unilaterally terminate its lease with respect to a portion of its leased space consisting of 5.6% of the net rentable square footage of the Mortgaged Property, upon 120 days’ prior written notice.
●	With respect to the RH HQ Mortgaged Property (1.8%), in the event the sole tenant at the related Mortgaged Property, Restoration Hardware, does not exercise its renewal option (which option is required to be exercised no earlier than 24 months and no later than 18 months prior to the expiration date of the related lease in May 2028), it is required to surrender (i) approximately 1/3 of its space twelve months prior to such lease expiration date and (ii) approximately 1/3 more of its space six months prior to such lease expiration date. On each surrender date, as applicable, the related rent is required to be proportionally adjusted to reflect the remaining portion of the space Restoration Hardware has the right to occupy.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Cumberland Mall Mortgage Loan (6.8%), the second largest tenant, Round 1 Bowling & Amusement (“Round 1”) (11.8% of the net rentable square footage), may elect to terminate its lease if between March 2026 and the last day of February 2027, Round 1’s net sales fail to exceed $7,500,000. Round 1 has 90 days following such one-year period to terminate its lease by providing the landlord with 180 days’ prior notice and payment of a termination fee equal to the unamortized portion of its construction allowance and the broker fee paid by the landlord to Round 1’s broker.

In addition, with respect to the Cumberland Mall Mortgage Loan (6.8%), the third largest tenant, Dick's Sporting Goods (“DSG”) (10.0% of the net rentable square footage), may terminate its lease if Foot Locker prohibits or otherwise restricts DSG’s use of its leased premises via Foot Locker's exclusivity right and such failure continues for 15 days following written notice from DSG to the landlord. Additionally, DSG will pay the lesser of 3% of its gross sales and minimum rent if Costco and Macy’s (or their acceptable replacement tenants) and at least 65% of the remaining interior in-line area of the Mortgaged Property are not open, fully staffed, stocked and operated in substantially all of the respective premises for over 180 days (the “Ongoing Co-Tenancy Requirement”) from the beginning of the first full calendar month following such 180 day period and continuing until the month the Ongoing Co-Tenancy Requirement is rectified. If the violation continues for over 12 months, DSG can terminate its lease by providing 60 days’ prior written notice to the landlord within 60 days following the expiration of such 12-month period.

In addition, with respect to the Cumberland Mall Mortgage Loan (6.8%), the fifth largest tenant at the related Mortgaged Property, H&M (3.5% of the net rentable square footage) may terminate its lease if (x) its net sales fail to exceed $7,050,000 between January 1, 2027 and December 31, 2027 or (y) its net sales fail to exceed $7,755,000 between January 1, 2029 and December 31, 2029, in either case by providing 365 days’ prior written notice to the landlord within 180 days following the expiration of such 12-month period and payment of a termination fee equal to 50% of the unamortized portion of its construction allowance (amortized on a straight line basis over 10 years commencing on the date H&M opened for business at the Mortgaged Property).

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.

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For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Gateway Center South Mortgage Loan (8.2%), with respect to the third largest tenant, Marshalls, which leases approximately 9.9% of net rentable square footage, if the Gateway shopping center (defined in the lease to include the Mortgaged Property and non-collateral anchors Target and Home Depot) does not have at least 200,000 square feet of floor area open and operating for a period of 365 continuous days operating under any or all of a specified list of store chain names, which includes, among others, Best Buy, Old Navy, Staples, Home Depot (non-collateral), Target (non-collateral), BJ’s Wholesale Club, and tenants of comparable quality operating under a tradename with at least 100 locations, Marshalls will have the right to pay in lieu of minimum and percentage rent an amount equal to the lesser of (i) minimum rent and (ii) 2.00% of gross sales. In addition, if such circumstance continues for an additional 270 consecutive days, Marshalls may terminate its lease at any time during the 90 consecutive days following such 270-day period by notice to the landlord; provided that if the tenant does not exercise such right during such 90 day period, then it will be required to resume paying minimum and percentage rent under its lease. With respect to the fifth largest tenant, Old Navy, which leases approximately 7.6% of net rentable square footage, the lease provides for “Co-Tenancy Requirements” that are satisfied only if either (A) at least two anchor “Key Stores,” which include Home Depot (non-collateral), Target (non-collateral) and BJ’s Wholesale Club and at least one big box “Key Store,” which includes Marshalls, Best Buy, Bed Bath & Beyond or Staples or (B) at least one anchor Key Store and at least two big box Key Stores remain open for business. If a failure to satisfy the Co-Tenancy Requirements occurs for a continuous period of 12 months with respect to anchor Key Stores, or six months, with respect to big box Key Stores, then immediately thereafter the tenant may pay, in lieu of fixed and percentage rent, an amount equal to 50% of the then applicable fixed rent. If a failure to satisfy the Co-Tenancy Requirements occurs for a continuous period of 18 months with respect to anchor Key Stores, or 12 months, with respect to big box Key Stores (the “Termination Accrual Date”), then, in addition to paying alternative rent, Old Navy will have the right to terminate its lease within 60 days following the Termination Accrual Date, and within 60 days of each anniversary of the Termination Accrual Date on which such conditions continue; but will not be permitted to pay alternative rent for more than 12 months with respect to any single failure to satisfy the Co-Tenancy Requirements. Bed Bath & Beyond filed for bankruptcy, is dark in its space and no longer paying rent, and has a lease expiration date in 2024; the lender has underwritten this tenant as vacant.
●	With respect to the Cumberland Mall Mortgage Loan (6.8%), the second largest tenant, Round 1 Bowling & Amusement (“Round 1”) (11.8% of the net rentable square footage), will have its fixed minimum annual rent and any additional rent abated by 50% if (x) less than 65% of the square footage within the in-line area of the Mortgaged Property and 2 anchor tenants (excluding the leased premises) are operating and open for business with the general public for over 180 days and (y) during such period of over 180 days Round 1’s net sales have declined by more than 10%. Additionally, if conditions (x) and (y) in the preceding sentence continue for a period of 18 months, Round 1 may elect to terminate its lease by providing 90 days’ advance written notice to the landlord within 60 days following such 18-month period.

In addition, with respect to the Cumberland Mall Mortgage Loan (6.8%), the third largest tenant at the related Mortgaged Property, Dick’s Sporting Goods (“DSG”) (10.0% of the net rentable square footage) will pay the lesser of 3% of its gross sales and minimum rent if Costco and Macy’s (or their acceptable replacement tenants) and at least 65% of the remaining interior in-line area of the Mortgaged Property are not operating and open for business with the general public for over 180 days (the “Ongoing Co-Tenancy Requirement”) from the beginning of the first full calendar month following such 180 day period and continuing until the month the Ongoing Co-Tenancy Requirement is rectified. If the violation continues for over 12 months, DSG can terminate its lease by providing 60 days’ prior written notice to the landlord within 60 days following the expiration of such 12-month period. In addition, DSG may terminate its lease if Foot Locker (d/b/a Footaction) prohibits or otherwise restricts DSG’s use of its leased premises via Foot Locker’s exclusivity right and such event continues for 15 days following written notice from DSG to the landlord. Further, in the event that DSG’s gross sales decline below

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$11,000,000 for the 12-month period following the landlord commencing construction of a 5 story residential building and related improvements including a 5 story parking deck adjacent to the Cumberland Mall Mortgaged Property (the “Future Center Building Improvements”), DSG will pay, in lieu of minimum rent, 5% of DSG’s gross sales commencing on the first full month following such 12 month period and continuing until the end of the calendar month following the date the landlord completes construction of the Future Center Building Improvements.

●	With respect to the Oxmoor Center Mortgage Loan (2.9%), the second largest tenant, Von Maur (representing approximately 17.3% of the net rentable area at the Mortgaged Property), has a right to terminate its lease if, for a period of 365 consecutive days, (i) the borrower fails to operate the Mortgaged Property as a regional shopping center with at least either (x) 70% of the small shop space on the first floor or (y) 80% of the small shop space in the east-west corridor of a certain area of the first floor described in the related lease, in either case, open and leased under leases having an initial term of at least two years, and (ii) at least two of certain tenants identified in the related lease (or their permitted successors or assigns) are not open and operating at the Mortgaged Property. In addition, the fourth largest tenant, Dick’s Sporting Goods (representing approximately 8.8% of the net rentable area of the Mortgaged Property), has a right to pay, in lieu of rent, an amount equal to the lesser of (i) 2% of gross sales monthly or (ii) the monthly base rent if (1) at least two of certain tenants identified in the related lease (or their permitted successors and assigns) are not in operation of a retail department store (or, if any such tenant has ceased operating, a replacement tenant satisfying certain conditions set forth in the related lease, is not in operation of a non-discount department store) in at least 80% of the area of each of their respective stores (excluding certain third level space) and (2) at least either (a) 70% of the floor area of the lower level of the Mortgaged Property (exclusive of the Dick’s Sporting Goods building and all department store buildings) is not open for business for at least ninety days or (b) 80% of the floor area of the stores located on a portion of the lower level of the Mortgaged Property described in the related lease are not open for business for at least ninety days. If such conditions exist for over six months, Dick’s Sporting Goods has the right to terminate its lease.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time or, may otherwise not require certain of the tenants to continuously operate their spaces during the terms of their leases. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant who has the option to go dark or is otherwise not required to continuously operate its spaces:

●	With respect to the Back Bay Office Mortgage Loan (3.9%), the largest tenant, Wayfair, which leases 27.8% of the net rentable square footage has gone dark in its space; however, as of the origination date such tenant was paying full rent.

There may be other tenant leases that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

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Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property. One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
The Widener Building	3.5%	Philadelphia Municipal Court - Criminal Division(1)	45.3%	48.0%
The Widener Building	3.5%	First Judicial District of PA	11.0%	10.8%
Museum Tower	2.2%	GSA-Federal Public Defenders	11.8%	16.1%
Museum Tower	2.2%	Miami Dade TPO	5.6%	6.8%

(1)	Subject to the related borrower’s right to cure (which voids any tenant termination), if at any time, such borrower or such borrower’s parent company(ies) become indebted to the City of Philadelphia, for or on account of taxes, liens, judgments, fees or other debts for which no written agreement or payment satisfactory to the City of Philadelphia has been established, the tenant may terminate its lease upon 10 days’ written notice.

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable square footage at a Mortgaged Property is sublet:

●	With respect to the 11 West 42nd Street Mortgage Loan (8.2%), Michael Kors (USA), Inc, the largest tenant at the Mortgaged Property, representing approximately 26.5% of the net rentable square footage, subleases (i) a portion of its space on the 19th floor (4,888 square feet) to National Public Radio, Inc., (ii) its third-floor space (approximately 14,924 square feet) to Expand Schools, and (iii) part of the 22nd floor (approximately 8,295 square feet) to Aston Martin.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. There can be no assurance that any of these tenants will take possession of their premises or commence paying rent as expected or at all. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

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●	With respect to the Harborside 2-3 Mortgage Loan (3.9%), the third largest tenant, Collectors Universe, representing approximately 8.2% of the net rentable square footage, is in a free rent period through November 28, 2023. There can be no assurance that such tenant will begin paying rent as expected or at all.
●	With respect to the Heritage Plaza Mortgage Loan (2.6%), the largest tenant, EOG Resources Inc., representing approximately 32.5% of the net rentable square footage, is in a free rent period through August 31, 2023. There can be no assurance that such tenant will begin paying rent as expected or at all.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but have not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, right of first offer, right of first refusal or another similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties securing the 15 largest Mortgage Loans:

●	With respect to the Cumberland Mall Mortgage Loan (6.8%), the largest tenant, Costco, which ground leases its premises, has a right of first refusal to purchase its leased premises (approximately 13.395 acres at the Mortgaged Property) if the landlord receives a bona fide offer to purchase such leased premises. Costco has not entered into a subordination, non-disturbance and attornment agreement. Such right of first refusal may apply to a foreclosure or deed in lieu of foreclosure as well as to subsequent transfers.
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In addition, with respect to the RH HQ Mortgaged Property (1.8%), certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties have a purchase option, right of first offer, right of first refusal or another similar right, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Properties. The related right generally does not apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the Mortgage Loan documents, although such rights may apply to subsequent purchasers following any such foreclosure, deed-in-lieu-of-foreclosure or other exercise of remedies.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the California High Tech Logistics Mortgage Loan (6.8%), the sole tenant at the related Mortgaged Property, High Tech Logistics, is an affiliate of the related borrower.
●	With respect to the Four Points Flushing Mortgage Loan (5.2%), the Mortgaged Property includes approximately 31,893 square feet of commercial space, in addition to the hotel and parking garage. One of the related borrowers and the fee owner, New Farrington Holdings, LLC, leases (i) the parking garage portion of the Mortgaged Property to an affiliate of the borrower, New Farrington Garage LLC, (ii) part of the office space portion of the Mortgaged Property to an affiliate, Century Construction Group Corp., the third largest tenant of the commercial space, representing approximately 19.1% of the net rentable area of the commercial space and (iii) the event space portion of Mortgaged Property to an affiliate, New Farrington CF LLC, each pursuant to a 10-year lease delivered in connection with the origination of the Mortgage Loan. Each affiliate lease is guaranteed by the borrower sponsor and non-recourse carveout guarantor, George Xu. One of the related borrowers, Four Points Flushing Operations, LLC, leases the hotel portion of the Mortgaged Property from the fee owner, New Farrington Holdings, LLC, pursuant to an operating lease.
●	With respect to The Widener Building Mortgage Loan (3.5%), 69,420 square feet of the related Mortgaged Property (representing approximately 15.7% of gross rentable area) is leased to an affiliate of the borrower pursuant to the related master lease dated as of June 9, 2023. The master lease is scheduled to expire on June 30, 2033. Pursuant to The Widener Building Mortgage Loan documents, the borrower may terminate all or a portion of the master lease on the date that (i) Philadelphia Municipal Court - Criminal Division or any other third-party tenant signs a new lease covering all or a portion of the space leased under the master lease and (ii) the applicable third party tenant begins to pay rent under such lease. In the event that a third party replacement tenant occupies the entirety of the space currently leased under the master lease, the amount of rent payable by such third party tenant may be lower than the amount of rent currently payable by the master tenant under the master lease if the lender determines that The Widener Building Mortgaged Property has achieved a 92.5% occupancy rate (without taking into account the master lease). During the first five years of the master lease term, the annual rent under the master lease is $1,735,500, representing approximately 27.0% of net cash flow from the Mortgaged Property, and the debt-service coverage ratio for The Widener Building Mortgage Loan calculated without including the master lease rent is 1.21x. Commencing in year six of the master lease term, the annual rent increases to $1,822,275 for the remainder of the master lease term.
●	With respect to the Cosmos Portfolio Mortgage Loan (2.4%), the sole tenant at each of the related Mortgaged Properties, Cosmos Surfaces, is an affiliate of the related borrower.
●	With respect to the Museum Tower Mortgage Loan (2.2%), the second largest tenant at the Mortgaged Property, Mana Miami Management, LLC, is an affiliate of the borrower sponsor and its lease accounts for approximately 20.2% of the underwritten base rent. The lease expires on April 30, 2038 and the borrower sponsor has guaranteed the tenant's payment obligations under the lease. There can be no
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assurance that the borrower sponsor will have sufficient assets to perform its obligations under the guaranty if required to do so.
●	With respect to the Grogan Portfolio Mortgage Loan (2.2%), the sole tenant at the Sweet Sam’s Factory Mortgaged Property (1.4%) is a guarantor affiliate and represents approximately 57.9% of the underwritten rental income for the related Mortgage Loan. The related lease is guaranteed by the non-recourse carve-out guarantor through the maturity date of the Mortgage Loan. There can be no assurance that the non-recourse carveout guarantor will have sufficient assets to perform its obligations under the guaranty if required to do so. In addition, the 15 East 76th Street Mortgaged Property (0.5%) has one unit (approximately 9.9% of the underwritten rental income for the related Mortgage Loan) that is owner-occupied via a lease with the guarantor's spouse for a 5-year term.
●	With respect to the Select Parking NYC Portfolio Mortgage Loan (1.3%), Select Parking – 30, 40, 60 East 9th Street and Select Parking – 260 West 87th Street collectively lease 100% of the net rentable square footage at the Mortgaged Properties and are affiliates of the related borrower and non-recourse carveout guarantor. Each of the tenants has entered into a separate lease for each Mortgaged Property that commenced on May 1, 2023.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Other Tenant Issues

With respect to the Gateway Center South Mortgage Loan (8.2%), the tenant, Bed Bath & Beyond, which leases 10.6% of the net rentable square footage, is bankrupt, has gone dark in its space and is no longer paying rent. The tenant was underwritten as vacant.

With respect to the 11 West 42nd Street Mortgage Loan (8.2%), according to the borrower sponsors, the largest tenant, Michael Kors (USA), Inc is currently renovating its space at the tenant’s sole cost and is in discussions with the borrower sponsor to renew and modify its lease (the “Pre-Approved Lease Amendment”). If the Pre-Approved Lease Amendment is executed, Michael Kors (USA), Inc would renew 204,481 square feet of its space that is set to expire March 31, 2026 (which consists of 202,068 square feet of office and 2,413 square feet of storage), terminate the non-subleased portion of its lease on the 22nd floor (19,238 square feet), vacate 14,924 square feet on the third floor in March 2026, vacate 6,436 square feet on the 19th floor in March 2025 and vacate 9,406 square feet of subleased space on the 22nd floor, effective March 31, 2026. If the Pre-Approved Lease Amendment is executed, the tenant will have 12 months of free rent commencing April 1, 2026 and will receive a $5 per square foot annual rent reduction on 202,649 square feet until the Pre-Approved Lease Amendment takes effect on April 1, 2026. We cannot assure you that the Pre-Approved Lease Amendment will be signed as expected or at all. In addition, in the event the Pre-Approved Lease Amendment is not signed on or before July 30, 2023, the Mortgage Loan agreement requires that all excess cash (after payments due under the Mortgage Loan and the related mezzanine loan) be retained by the lender as additional collateral, which cash trap will continue until the earlier of (A) the execution of the Pre-Approved Lease Amendment or (B) the borrower entering into one or more replacement leases in accordance with the terms of the Mortgage Loan documents covering at least 200,000 square feet on lease terms (determined in the aggregate) at least as favorable as those set forth in the Pre-Approved Lease Amendment.

With respect to the 11 West 42nd Street Mortgage Loan (8.2%), New York University, the third largest tenant at the Mortgaged Property, representing approximately 12.2% of the net rentable square footage, has approximately $1.65 million in outstanding borrower obligations related to leasing expenses and two months of free rent totaling approximately $1,125,423 ($557,140 in December 2023 and $568,283 in December 2024). All outstanding borrower obligations and free rent was reserved at origination.

With respect to the ICP/IRG Holdings Portfolio Mortgage Loan (6.9%), Invacare Corporation, the fifth largest tenant at the related portfolio of Mortgaged Properties by net rentable square footage (6.5%) and the sole tenant at the Invacare Mortgaged Property, and two affiliated companies filed for Chapter 11 bankruptcy in January 2023 in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. In May 2023 Invacare Corporation and such affiliated companies emerged from Chapter 11 bankruptcy. Concurrently with such
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emergence, Invacare Corporation executed an amended and restated lease that, among other things, (i) reduced the term of its original lease by 7 years (from an original term expiring on April 30, 2035 to an amended term expiring on April 30, 2028) and (ii) added a termination option as described under “—Tenant Issues—Unilateral Lease Termination Rights”. There can be no assurance that Invacare Corporation will remain in occupancy at the Invacare Mortgaged Property or that such bankruptcy filing will not have an adverse impact on such Mortgaged Property. See “—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” for additional information.

With respect to the ICP/IRG Holdings Portfolio Mortgage Loan (6.9%), the largest tenant at the Warren Perkins Jones Mortgaged Property, The Step2 Company, LLC (42.9% of the net rentable square footage at the Warren Perkins Jones Mortgaged Property and 12.6% of the net rentable square footage at the portfolio), has the right to exclusively lease additional space in the related building, in increments of at least 25,000 square feet (each, an “Increment”), provided, however, that, among other conditions, such Increment is not leased to another tenant or otherwise occupied. The borrower and The Step2 Company, LLC each have the right to terminate the lease of all or a portion of the Increments leased as described under “—Tenant Issues—Unilateral Lease Termination Rights”.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves. In particular, with respect to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), we note the following:

●	With respect to the Gateway Center South Mortgage Loan (8.2%), the borrower sponsor owns an adjacent retail center known as Gateway Center North, which may compete with the related Mortgaged Property. The Mortgage Loan does not contain anti-poaching provisions.
●	With respect to the Cumberland Mall Mortgage Loan (6.8%), an affiliate of the borrower sponsor operates a competing property, Perimeter Mall, which is located approximately 10 miles east of the Cumberland Mall Mortgaged Property.
●	With respect to the Gilardian NYC Portfolio II Mortgage Loan (5.4%), the related borrower sponsors own nine other mixed-use properties in New York City that may be competitive with the related Mortgaged Property.
●	With respect to the Four Points Flushing Mortgage Loan (5.2%), the borrower sponsor and non-recourse carveout guarantor, George Xu, owns another hotel, among other properties, in Woodside, New York, and is currently developing a mixed-use project which will contain a hotel in Flushing, New York.
●	With respect to the Oxmoor Center Mortgage Loan (2.9%), the related borrower sponsor also holds an ownership interest in a retail center known as the Mall St. Matthews, which is located approximately 1.4 miles from the Mortgaged Property and was identified by the related appraisal as directly competitive with the Mortgaged Property.

Additionally, borrower sponsors may own or operate other properties that are directly or indirectly competitive with the Mortgaged Properties. See “Risk Factors—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Insurance Considerations

In the case of sixty-seven (67) Mortgaged Properties (63.5%), which secure, in whole or in part, eighteen (18) Mortgage Loans (67.6%), the related borrowers maintain insurance under blanket policies.

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Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Oxmoor Center Mortgage Loan (2.9%), the related borrower is permitted to rely on the insurance provided by the largest tenant at the related Mortgaged Property, Macy’s, for a portion of the insurance which covers the space occupied by Macy’s. Under the related Mortgage Loan documents, the borrower will be required to obtain and maintain the applicable coverage should Macy’s no longer insure its own premises.
●	With respect to the Cosmos Portfolio Mortgage Loan (2.4%), the related borrower is permitted to rely on the insurance provided by the sole tenant at the related Mortgaged Property, Cosmos Surfaces, provided that such insurance satisfies the conditions set forth in the related Mortgage Loan documents.
●	With respect to the RH HQ Mortgage Loan (1.8%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by the sole tenant at the Mortgaged Property, Restoration Hardware, for the insurance coverage required under the Mortgage Loan documents.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Risks Relating to the Mortgage Loans—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. For example, with respect to the Gateway Center South Mortgage Loan (8.2%), the Mortgage Loan documents permit the borrower to obtain terrorism insurance through a captive insurance program. The related Mortgage Loan documents do not require that the captive insurance program satisfy any rating or other requirements.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the Harborside 2-3 Mortgage Loan (3.9%), pursuant to a municipal zoning letter delivered in connection with the origination of the Mortgage Loan, the restoration of the Mortgaged Property following a casualty is subject to approval of the local planning board.
●	With respect to the Grogan Portfolio Mortgage Loan (2.2%), 15 East 76th Street Mortgaged Property is in an historic district and zoned R8, which is subject to certain restrictions related to preserving the aesthetic value of the Mortgaged Property’s exterior.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non- Compliance and Use Restrictions”.

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Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”) or are in the process of obtaining either a TCO or a permanent certificate of occupancy (“PCO”). In such cases, the related Mortgage Loan documents require the related borrower and/or sponsor to use commercially reasonable efforts to obtain or maintain the TCO, and to cause the TCO to be continuously renewed at all times until a PCO is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also Mortgage Loan representation and warranty no. (25) (Local Law Compliance) and no. (26) (Licenses and Permits) on Annex E-1A, Mortgage Loan representation and warranty no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A and Mortgage Loan representation and warranty no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-3A, and any related exceptions on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

In addition, certain Mortgaged Properties may be subject to use restrictions imposed in connection with addressing environmental concerns. See “—Environmental Considerations”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for certain liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings, breaches of environmental covenants or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1A, Annex E-2A or Annex E-3A to this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the 11 West 42nd Street Mortgage Loan (8.2%), the Mortgage Loan documents do not provide for a separate carveout guarantor or environmental indemnitor that is distinct from the borrower. Further, there is no recourse for any recourse provision where the circumstance, event or condition that could otherwise give rise thereto is attributable to certain enumerated circumstances set forth in the Mortgage Loan documents, including, without limitation, insufficient revenue from the Mortgaged Property and the related borrower’s lack of access to revenue from the Mortgaged Property as a result of Mortgage lender’s exercise of its remedies with respect to Mortgaged Property cash flow. However, with respect to the environmental indemnity, the borrower is required to maintain at all times during the term of the Mortgage Loan and for three years after the maturity date a pollution legal liability insurance policy against claims for pollution remediation legal liability resulting from existing conditions and new pollution events related to the Mortgaged Property in form and substance acceptable to the lender (a “PLL Policy”) with a minimum limit of $25 million for each incident and $25 million in the aggregate. The borrower is insured under the PLL Policy from Ironshore Specialty Insurance Co. (rated “A XV” by A.M. Best) and such policy satisfies the conditions above. The policy expires May 31, 2029, which is approximately one year past the maturity date of the Mortgage Loan. Pursuant to the Mortgage Loan agreement, the borrower may not terminate the PLL Policy without the prior written consent of lender, unless the borrower delivers to the lender a new environmental indemnity executed by an approved guarantor in accordance with the terms of the Mortgage Loan documents. Additionally, the Mortgage Loan agreement requires that in the event that the sponsor control parties no longer own in the aggregate at least 25% of the indirect equity interests in the borrower, a new guarantor will be required and such guarantor will be required to be liable under a guaranty of recourse obligations and the environmental indemnity agreement from and after the date of such transfer.
●	With respect to the Short Pump Town Center Mortgage Loan (8.2%), so long as either Forest City Realty Trust LLC (“Named Guarantor”) or an affiliate of Named Guarantor is the guarantor under the Short Pump Town Center guaranty, the liability of the guarantor thereunder with respect to any full recourse event under the loan agreement will not exceed 20.0% of the original principal balance of the Short Pump Town Center Whole Loan, in the aggregate, plus all of the reasonable out-of-pocket costs
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and expenses (including court costs and reasonable out-of-pocket attorneys’ fees) incurred by the lender in the enforcement of the Short Pump Town Center guaranty or the preservation of the lender’s rights thereunder.
●	With respect to the Cumberland Mall Mortgage Loan (6.8%), the Mortgage Loan documents provide that the borrower and non-recourse carveout guarantors have personal liability for losses related to transfers in violation of the related loan documents, rather than springing full recourse liability.
●	With respect to the Oxmoor Center Mortgage Loan (2.9%), the Mortgage Loan documents only provide recourse for losses to the lender (and not full recourse) arising out of or in connection with transfers made in violation of the Mortgage Loan documents.
●	With respect to the Heritage Plaza Mortgage Loan (2.6%), for so long as a controlled subsidiary of Brookfield Office Properties Inc., Brookfield Property Partners, L.P., Brookfield Asset Management, Inc. or Brookfield Corporation is the guarantor, the related Mortgage Loan documents only provide recourse for losses incurred by the lender (and not full recourse) for any voluntary transfers of either all or substantially all of the related Mortgaged Property, any transfer of all or substantially all of the direct or indirect equity interests in the related Mortgagor, or any change of control in the related Mortgagor made in violation of the related Mortgage Loan documents.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged “Assessments May Reduce Available Funds”.

With respect to the Gateway Center South Mortgage Loan (8.2%), the Mortgaged Property benefits from a New York City Industrial & Commercial Incentive Program (“ICIP”) tax abatement, which provides for a 50% exemption in the 2022/2023 and 2023/2024 tax years, which then phases down by 10% annually, resulting in a 40% exemption in the 2024/2025 tax year, a 30% exemption in the 2025/2026 tax year, a 20% exemption in the 2026/2027 tax year, and a 10% exemption in the 2027/2028 tax year, and expires thereafter. The Mortgage Loan was underwritten based on the abated taxes.

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With respect to the Brookview Commons Mortgage Loan (7.6%), one of the related borrowers (the “333 Main Street Borrower”) is a party to a tax deferral agreement (the “Tax Deferral Agreement”) with the City of Danbury pursuant to which it is anticipated that the portion of the Mortgaged Property located at 333 Main Street (“333 Main Street”) will benefit from a deferral of any assessment increases with respect to the improvements at 333 Main Street for a 7-year period (the “Tax Benefits”) effective as of October 1, 2022, upon the satisfaction of certain conditions including, among other things, (i) completion of the construction of the related improvements in accordance with the requirements of the Tax Deferral Agreement and (ii) issuance of a final certificate of occupancy for the improvements by the City of Danbury Building Department. The 333 Main Street Borrower has represented to the lender that the City of Danbury has extended the deadline to satisfy such conditions from June 30, 2023 to December 31, 2023, provided that it has not yet delivered to the lender an extension letter from the City of Danbury evidencing such extension (and certificates of occupancy for approximately 2 of the related units at 333 Main Street remain outstanding). The Mortgage Loan documents require the 333 Main Street Borrower to diligently prosecute to completion any and all actions necessary to obtain the Tax Benefits, and once the Tax Benefits have been obtained, to take all actions necessary to maintain the Tax Benefits throughout the term of the Mortgage Loan. Pursuant to the Tax Deferral Agreement, the assessment deferral will cease upon the sale or transfer of 333 Main Street unless the new owner of the Mortgaged Property enters into a new contract with the City of Danbury incorporating all of the terms of the Tax Deferral Agreement. According to the related appraisal, the total estimated tax savings during the term of the Tax Benefits are $3,109,446. The lender underwrote taxes at 333 Main Street on the basis of the full, unabated taxes. There can be no assurance that the foregoing Tax Benefits will be obtained as expected or at all.

With respect to the Four Points Flushing Mortgage Loan (5.2%), the related Mortgaged Property is subject to a 15 year tax abatement via the Industrial & Commercial Abatement Program (ICAP), which runs from July 1, 2020, through June 30, 2035. The abatement amount would be 100% for the first 11 years, with the abatement percentage declining by 20% every year thereafter. Real estate taxes were underwritten based on the abated 2023/2024 estimated tax expense for the hotel component of the Mortgaged Property only.

With respect to the Harborside 2-3 Mortgage Loan (3.9%), in connection with the acquisition of the Mortgaged Property, the borrower sponsors also acquired an approximately 437,000 square foot office building that is fully vacant which adjoins the Mortgaged Property and certain other parcels of land that adjoin the Mortgaged Property and said office building. Such adjoining property is not a part of the collateral for the Mortgage Loan. Additionally, in connection with the acquisition of the Mortgaged Property (and such adjoining property), an entity wholly owned and controlled by one of the borrower sponsors and nonrecourse carveout guarantors, Mark Karasick, entered into a purchase agreement relating to two liquor licenses held by an affiliate of the seller which related to the operation of ancillary food and beverage services at the Mortgaged Property. The transfer of said licenses is subject to compliance with applicable local law and approval thereof had not occurred as of the date of origination of the Harborside 2-3 Mortgage Loan. In connection therewith, the lender received, as additional security for the Harborside 2-3 Mortgage Loan, an equity pledge in the anticipated holder of the liquor licenses (the “Liquor Licensee”). As pledged interests in less than 100% of the Liquor Licensee may not qualify as interests in real property, it is expected that the issuing entity, as a REMIC trust, would not be able to foreclose on such pledged interests. Additionally, because a REMIC trust cannot enter into a partnership with any third party, any post-foreclosure organizational structure may not be able to include the Liquor Licensee. While the issuing entity is permitted to foreclose on the mortgage, doing so may result in the loss of the liquor licenses.

With respect to the Green Acres Mortgage Loan (0.7%), the Mortgaged Property (excluding the Walmart Parcel) benefits from 10-year tax abatements pursuant to respective payment-in-lieu of taxes agreements dated May 1, 2015 (the “PILOT Agreements”), between the borrowers and the Town of Hempstead Industrial Development Agency (the “Hempstead IDA”), which expire on December 31, 2026, with one five-year extension period. The extension of the PILOT documents requires the consent of the Hempstead IDA. In connection with the PILOT programs, the borrowers lease portions of the Mortgaged Property (as more particularly set forth in the PILOT Agreements) to the Hempstead IDA pursuant to certain company lease agreements and the Hempstead IDA subleases such portions of the Mortgaged Property back to the borrowers. Such leases will be terminated upon the termination of the PILOT Agreements. Pursuant to the terms of the PILOT Agreements and the related leases, the borrowers are obligated to, among other things, (i) comply with certain full-time employment commitments and (ii) in exchange for certain exemptions from property taxes on real and personal property, make annual paymentin-lieu of taxes payments for the 2016 through the 2026 tax years. A failure of the borrowers to comply with the PILOT Agreements may result in an early termination of the PILOT Agreements or a return of certain tax benefits

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received by the borrowers to the Hempstead IDA. Total annual payment-in-lieu of taxes payments payable by the borrowers commenced at $14,140,000 and increased to $15,400,000 during the fourth and fifth tax abatement years, and are equal to $16,300,000 during the second five tax abatement years. According to the appraisal, the borrowers are expected to receive a tax benefit of approximately $15,365,892 in total under the PILOT Agreements in 2023 assuming that the borrowers comply with the terms of the PILOT Agreements and the leases. Taxes were underwritten to the 2022 actual tax bills for the Mortgaged Property, inclusive of the annual payment-in-lieu of taxes payments for 2022. According to the appraisal, if the PILOT documents are not renewed in 2027, the total amount of real estate taxes payable by the borrowers is expected to increase by approximately $17.1 million in 2027. In 2018, the Hempstead IDA attempted to withdraw and terminate the PILOT documents, and such attempt was overruled in court. There can be no assurance that the Hempstead IDA will approve the extension of the PILOT Agreements or that the termination of the PILOT Agreements will not adversely affect the borrowers’ ability to make debt service payments on the Green Acres Whole Loan. The appraised value for the Mortgaged Property assumes that the PILOT is extended to 2031. In the absence of the PILOT tax benefits being extended beyond 2026, the as-is appraised value of the Mortgaged Property may be substantially lower than the as-is appraised value shown in this prospectus.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See also Mortgage Loan representation and warranty no. (18) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and Mortgage Loan representation and warranty no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-3A to this prospectus, and any related exceptions on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	8	35.2%
1	5	1	2.4
5	0	3	17.6
6	0	15	44.9
Total		27	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Twenty-five (25) of the Mortgage Loans (97.4%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

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Each of the remaining two (2) Mortgage Loans (2.6%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those two (2) Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). These two (2) Mortgage Loans (2.6%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Whole Loan documents, all escrows and all other amounts then due and payable under the related Whole Loan documents (other than Excess Interest), mezzanine loan debt service, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Certificates evidencing an interest in such Excess Interest.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

There are no ARD Loans included in the Issuing Entity and, accordingly, no Excess Interest is payable with respect to the Issuing Entity, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to “ARD Loans,” “Anticipated Repayment Dates,” “Excess Interest” and “Excess Interest Distribution Account” should be disregarded.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending

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on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

With respect to the ICP/IRG Holdings Portfolio Mortgage Loan (6.9%), concurrent with its emergence from bankruptcy as described under “—Tenant Issues—Other Tenant Issues”, the sole tenant at the Invacare Mortgaged Property executed an amended and restated lease (the “Amended Lease”) that has superseded and replaced its original lease (the “Original Lease”). The Mortgage Loan documents provide full recourse to the related guarantors for the payment of all rents due under the Original Lease in an amount up to 10% of the outstanding principal balance of the Whole Loan, plus all reasonable costs and expenses incurred by the lender (including reasonable attorneys’ fees and expenses) in connection with the collection of amounts due under the guaranty (the “Invacare Payment Guaranty”). A termination of the obligations of the guarantors (the “Payment Guarantors”) under the Invacare Payment Guaranty is conditioned upon, among other things, (a) the debt service coverage ratio based on the trailing 3 month period immediately preceding the date of determination being equal to or greater than 1.30x and (b)(i) court approval of Invacare Corporation’s assumption of the Original Lease in connection with the bankruptcy proceeding described under “—Tenant Issues—Other Tenant Issues”, or (ii) in the event that the Original Lease is rejected, one or more acceptable replacement leases (an “Acceptable Replacement Lease”) being entered into satisfying certain conditions including, among other things, having a weighted average initial term that extends at least two years beyond the stated maturity date of the related Mortgage Loan, and the tenant(s) under such Acceptable Replacement Lease being in occupancy and paying full unabated rent with no outstanding obligations with respect to such lease other than those reserved with the lender (the “Payment Guaranty Release Event”). The Amended Lease expires on April 30, 2028 (which is prior to the stated maturity date of the related Mortgage Loan on May 1, 2028) and does not constitute an Acceptable Replacement Lease and, therefore, the Payment Guarantors’ obligations under the Invacare Payment Guaranty remain effective, including, without limitation, with respect to any amount under the Original Lease exceeding such amounts required under the Amended Lease. Accordingly, the Mortgage Loan was underwritten based on the terms of the Original Lease. We cannot assure you that such guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liability of the borrowers with those of the guarantors.

With respect to the Museum Tower Mortgage Loan (2.2%), the borrower sponsor provided a payment guaranty for a portion of the indebtedness in the amount of $10,000,000. There can be no assurance that the borrower sponsor will satisfy such obligation in the event it is called upon to do so.

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See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;
●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;
●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or
●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L,D,O	17	56.7%
L,YM1,DorYM1,O	3	23.2
L,YM1,O	5	13.5
L,DorYM1,O	1	3.9
YM1,DorYM1,O	1	2.6
Total	27	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;
●	“D” means the Mortgage Loan provides for a defeasance period;
●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;
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●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;
●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;
●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;
●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and
●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lock-out period is currently in effect:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 65 months;
●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 8 months; and
●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 39 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	2	2.8%
4	4	17.6
5	5	8.0
6	4	16.6
7	12	55.0
Total	27	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium

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or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of twenty-two (22) of the Mortgage Loans (86.5%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a defeasance lockout period of at least two years following the Closing Date (or, in the case of the RH HQ Mortgage Loan (1.8%), after a lockout period ending May 19, 2025, which is the second anniversary of the “startup day” of the RH HQ REMIC) (such period, with respect to each Mortgage Loan, the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related

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Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below. Certain of the Defeasance Loans may have a prepayment consideration period that runs concurrently with all or part of the related Defeasance Lock Out Period, during which any such Mortgage Loan is prepayable together with payment of a yield maintenance charge. See “—Prepayment Provisions” above.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Whole Loan, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Whole Loan, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Whole Loan, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Whole Loan, if applicable).

For additional information on Mortgage Loans that permit partial defeasance in connection with property releases, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

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Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Defeasance

●	With respect to the Gilardian NYC Portfolio II Mortgage Loan (5.4%), at any time after the earlier to occur of (x) June 1, 2027 and (y) the date that is two years after the closing date of the securitization that includes the last pari passu note to be securitized, the Mortgage Loan documents permit the borrowers to obtain the release of any individual Mortgaged Property from the lien of the mortgage up to two times during the term of the Mortgage Loan provided, among other conditions, (i) the borrowers defease the Mortgage Loan in an amount equal to at least 110% of the allocated loan amount for the individual Mortgaged Property to be released, (ii) after giving effect to such release (a) the debt service coverage ratio for the Gilardian NYC Portfolio II Mortgage Loan and the related mezzanine loan with respect to the remaining Mortgaged Properties is not less than (x) the debt service coverage ratio for the Gilardian NYC Portfolio II Mortgage Loan and the related mezzanine loan immediately preceding such release or (y) 1.10x and (b) the loan-to-value ratio for the Gilardian NYC Portfolio II Mortgage Loan and the related mezzanine Loan with respect to the remaining Mortgaged Properties is not greater than the lesser of (x) the loan-to-value ratio for the Gilardian NYC Portfolio II Mortgage Loan and the related mezzanine loan immediately preceding such release or (y) 65.0%, and (iii) REMIC release requirements are satisfied.
●	With respect to the Grogan Portfolio Mortgage Loan (2.2%), at any time after the date that is two years after the Closing Date, and prior to February 2, 2028, the borrowers may obtain the release of one or more of the Grogan Portfolio Mortgaged Properties, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the borrowers defease a portion of the Grogan Portfolio Mortgage Loan equal to 120% of the allocated loan amount of the property being released, (iii) the debt service coverage ratio for the remaining properties is at least equal to the greater of 1.89x and the debt service coverage ratio immediately prior to release, (iv) the debt yield for the remaining properties is at least equal to the greater of 13.95% and the debt yield immediately prior to release, (v) the loan-to-value ratio for the remaining properties is equal to or less than the lesser of 31.98% and the loan-to-value immediately prior to release; provided that, section (v) of the foregoing shall not apply to the extent the aggregate partial defeasance payment amounts of the individual property which have been or are being released is less than 25% of the original principal balance of the Grogan Portfolio Mortgage Loan, and (vi) such partial release shall be permitted under REMIC requirements. Upon a partial defeasance of any individual property, the allocated loan amount will be reduced to $0 for such individual property and any excess amounts paid over the allocated loan amount will reduce all other allocated loan amounts on a pro-rata basis.

Property Releases; Partial Defeasance and Partial Prepayments

●	With respect to the ICP/IRG Holdings Portfolio Mortgage Loan (6.9%), from and after the Payment Guaranty Release Event described under “—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” (but only after the Permitted Prepayment Date or the Permitted Defeasance Date, as applicable), the Mortgage Loan documents permit the borrowers to obtain the release of any individual Mortgaged Property in connection with a transfer to an unaffiliated party provided that, among other conditions, (i) the borrowers (x) after the second anniversary of the first monthly payment date (the “Permitted Prepayment Date”), prepay (together with any applicable yield maintenance premium), or (y) after the earlier of (a) the third anniversary of the first monthly payment date or (b) the second anniversary of the closing date of the securitization that includes the last promissory note to be securitized (the “Permitted Defeasance Date”), defease the Mortgage Loan in an amount equal to or in excess of 115% of the allocated loan amount for the individual Mortgaged Property to be released, (ii) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Properties (as calculated under the related Mortgage Loan documents) is equal to or greater than the

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greater of (x) 1.31x and (y) the debt service coverage ratio immediately preceding such release, and (iii) the borrowers satisfy customary REMIC requirements.

●	With respect to Prime Storage Portfolio #3 Mortgage Loan (1.3%), provided that no event of default is continuing under the related Mortgage Loan documents (I) at any time (a) after the earlier of (x) the third anniversary of the origination date of the Mortgage Loan, and (y) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and (b) before the monthly payment date occurring in January 2028 (the “Prime Storage Portfolio Prepayment Release Date”), the borrowers may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, and (II) at any time on or after the Prime Storage Portfolio Prepayment Release Date and prior to the maturity date of the Mortgage Loan, the borrowers may partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) lender’s allocation of 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (a) 1.05x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable; provided, that, in the event such condition is not satisfied, the borrowers must, in addition to the amounts payable pursuant to clause (i) above, (1) on and after the Prime Storage Portfolio Prepayment Release Date, prepay the Mortgage Loan and the mezzanine loans on a pro rata basis in an amount which would satisfy such condition, together with, without limitation, any interest shortfall applicable thereto and (2) prior to the Prime Storage Portfolio Prepayment Release Date, the borrowers must have deposited with the lender cash or an acceptable letter of credit in an amount that, if applied to the reduction of the Mortgage Loan and taken together with the required simultaneous prepayment of the mezzanine loans on a pro rata basis, would result in, for the period from (and including) June 28, 2024 until (but not including) June 28, 2025, a debt service coverage ratio equal to or greater than 1.10x for two consecutive calendar quarters and for the period from (and including) June 28, 2025 until (and including) the maturity date, a debt service coverage ratio equal to or greater than 1.20x for two consecutive calendar quarters, and (iv) all conditions precedent to the applicable partial release or partial defeasance, as applicable, set forth in the applicable mezzanine loan agreement have been complied with by the applicable mezzanine borrower.

Property Releases; Free Releases

●	Certain of the Mortgage Loans, including the ICP/IRG Holdings Portfolio Mortgage Loan (6.9%), the Oxmoor Center Mortgage Loan (2.9%) and the Green Acres Mortgage Loan (0.7%), permit the release or substitution of specified parcels of real estate (or parcels meeting certain requirements set forth in the related loan agreement) or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. There can be no assurance that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

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●	With respect to the Short Pump Town Center Mortgage Loan (8.2%), the borrower may obtain the release of (A) one or more vacant, non-income producing and unimproved (or improved only by landscaping, surface parking or utility facilities that are either readily re-locatable or will continue to serve the Mortgaged Property) parcels (including “air rights” parcels) or outlots, (B) the Dick’s Parcel as set forth in the Short Pump Town Center Whole Loan documents, or (C) any Short Pump Town Center Acquired Parcels (as defined below in “—Certain Terms of the Mortgage Loans—Substitutions”) or Short Pump Town Center Expansion Parcels (as defined below in “—Certain Terms of the Mortgage Loans—Additions to the Mortgaged Property”), including, if applicable, any Anchor Parcel as defined in the Short Pump Town Center Whole Loan Documents, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) except with respect to a release of the Dick’s Parcel provided the plat map evidencing the Dick’s Parcel subdivision (the “Plat Map”) has been recorded in the land records, the borrower delivers evidence that the parcel subject to release is not necessary for the borrower’s operation or use of the remaining Mortgaged Property and may be readily separated from the Mortgaged Property without a material diminution in value, (iii) except with respect to a release of the Dick’s Parcel provided the Plat Map is recorded, the parcel subject to release has been legally subdivided and after giving effect to such transfer, the release parcel and the remaining Mortgaged Property conform to legal requirements and constitutes separate tax lots, (iv) except with respect to the Dick’s Parcel, the parcel subject to the release is not necessary for the remaining portion of the Mortgaged Property to comply with zoning or legal requirements, (v) except with respect to a release of the Dick’s Parcel, receipt of a rating agency confirmation from the applicable rating agencies (provided that such confirmation will not be required for release of a Short Pump Town Center Expansion Parcel or if the rating agency has waived review or failed to respond within 30 days to a request for such confirmation), and (vi) the release will not result in a loan-to-value ratio that does not comply with REMIC guidelines provided that the borrower may prepay the Short Pump Town Center Whole Loan to meet such condition, with payment of a yield maintenance premium calculated based upon the amount prepaid; provided, however, with respect to the release of the Dick’s Parcel, that the appraisal delivered to the lender on or prior to the origination date will be considered satisfactory evidence that this clause (vi) is met so long as the release of the Dick’s Parcel occurs within six (6) months of the origination date. The borrower has indicated that they expect to effectuate the release of the Dick’s Parcel in the near future.
●	With respect to the Cumberland Mall Mortgage Loan (6.8%), the borrowers may obtain the release of (A) one or more vacant, non-income producing and unimproved (or improved only by landscaping, surface parking or utility facilities that are either readily re-locatable or will continue to serve the Mortgaged Property) parcels (including “air rights” parcels but excluding any anchor tenant parcel) or outlots, including, without limitation, certain pre-approved release parcels set forth in the Cumberland Mall Whole Loan documents or (B) any Acquired Parcels (as defined below in “—Certain Terms of the Mortgage Loans—Substitutions”) or Cumberland Mall Expansion Parcels (as defined below in “—Certain Terms of the Mortgage Loans—Additions to the Mortgaged Property”), including any anchor tenant parcel that is a Cumberland Mall Expansion Parcel, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the parcel subject to the release is not necessary for the remaining portion of the Mortgaged Property to comply with zoning or legal requirements, (iii) confirmation that the release will not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (provided that such confirmation will not be required for release of a Cumberland Mall Expansion Parcel, a pre-approved release parcel under the Mortgage Loan documents or if the rating agency has waived review or failed to respond within 30 days to a request for such confirmation), (iv) the release will not result in a loan-to-value ratio that does not comply with REMIC guidelines provided that the borrowers may prepay the Cumberland Mall Whole Loan to meet such condition, without payment of a yield maintenance premium or any other prepayment premium and (v) the release will not result in a material diminution in the value of the Mortgaged Property.

Substitutions

The following Mortgage Loan provides for the substitution of real property for the Mortgaged Property:

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●	With respect to the Short Pump Town Center Mortgage Loan (8.2%), the borrower is permitted to obtain the release of collateral parcels (each, a “Short Pump Town Center Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels in which the borrower acquires a fee or leasehold interest (each, a “Short Pump Town Center Acquired Parcel”) as collateral for the Short Pump Town Center Whole Loan upon 20 days’ prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) the Short Pump Town Center Exchange Parcel (unless it is a Short Pump Town Center Expansion Parcel) is vacant, non-income producing and unimproved or improved only by landscaping, surface parking or utility facilities that are readily re-locatable or that will continue to serve the Mortgaged Property (and the borrower is able to make certain zoning representations as to the Short Pump Town Center Acquired Parcel to the same extent as made with respect to the Short Pump Town Center Exchange Parcel), (ii) the Short Pump Town Center Acquired Parcel is reasonably equivalent in value to the Short Pump Town Center Exchange Parcel, as established by a letter of value from the appraiser which appraised the Short Pump Town Center Mortgaged Property or an appraiser of comparable experience selected by the borrower, (iii) with respect to the Short Pump Town Center Acquired Parcel, the borrower has delivered, among other things (a) an environmental report indicating no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Short Pump Town Center Acquired Parcel, and title insurance, (c) if the Short Pump Town Center Acquired Parcel is improved, subject to certain exceptions, a property condition report indicating that the Short Pump Town Center Acquired Parcel is in good condition, and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Short Pump Town Center Acquired Parcel, and the cost of such repairs or remediation is likely to exceed ten percent (10%) of the original principal balance of the Short Pump Town Center Whole Loan, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the Short Pump Town Center Whole Loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (e) the loan-to-value ratio of the remaining property (after giving effect to such substitution) is equal to or less than 125% (in compliance with REMIC guidelines), provided that the borrower may prepay the Short Pump Town Center Whole Loan in order to meet such condition, with payment of a yield maintenance premium calculated based upon the amount prepaid, and (f) the lender has received a rating agency confirmation from the applicable rating agencies, unless the applicable rating agency declines or fails to respond to the request for such confirmation.
●	With respect to the Cumberland Mall Mortgage Loan (6.8%), the borrowers are permitted to obtain the release of collateral parcels (each, an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels in which the borrower acquires a fee or leasehold interest (each, an “Acquired Parcel”) as collateral for the Cumberland Mall Whole Loan upon 20 days prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel (unless it is a Cumberland Mall Expansion Parcel) is vacant, non-income producing and unimproved or improved only by landscaping, surface parking or utility facilities that are readily re-locatable or that will continue to serve the Mortgaged Property (and the borrowers are able to make certain zoning representations as to the Acquired Parcel to the same extent as made with respect to the Exchange Parcel), (ii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, as established by a letter of value from the appraiser which appraised the Cumberland Mall Mortgaged Property or an appraiser of comparable experience selected by the borrowers, (iii) with respect to the Acquired Parcel, the borrowers have delivered, among other things (a) an environmental report indicating no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Acquired Parcel, and title insurance, (c) if the Acquired Parcel is improved, subject to certain exceptions, a property condition report indicating that the Acquired Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, in each case in an amount greater than $10,000,000, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the Cumberland Mall Whole Loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (iv) the loan-to value ratio of the remaining property (after giving effect to such substitution) is equal to or less than 125% (in compliance with REMIC guidelines), provided that the borrowers may prepay the Cumberland Mall Whole Loan in order to meet such condition,
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without payment of a yield maintenance premium or any other prepayment premium, and (v) the lender has received a rating agency confirmation from the applicable rating agencies, unless the applicable rating agency declines or fails to respond to the request for such confirmation.

Additions to the Mortgaged Property

The following Mortgage Loans provide for the addition of real property for, or the construction of improvements on, the related Mortgaged Property:

With respect to the Short Pump Town Center Mortgage Loan (8.2%), the borrower has the right, at its own expense, to acquire one or more parcels of land that constitutes an integral part of, or adjoins, the Mortgaged Property, including any anchor tenant premises, which land was not owned by the borrower on the origination date (such acquired land, a “Short Pump Town Center Expansion Parcel”), to become additional collateral for the Short Pump Town Center Whole Loan, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the borrower acquires a fee simple or leasehold interest in the applicable Short Pump Town Center Expansion Parcel, and (iii) the borrower delivers, among other things (a) an environmental report indicating no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Short Pump Town Center Expansion Parcel, and title insurance, (c) if the Short Pump Town Center Expansion Parcel is improved, subject to certain exceptions, a property condition report indicating that the Short Pump Town Center Expansion Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Short Pump Town Center Expansion Parcel, and the cost of such repairs or remediation is reasonably likely to exceed ten percent (10%) of the original principal balance of the Short Pump Town Center Whole Loan, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the Short Pump Town Center Whole Loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable.

With respect to the Cumberland Mall Mortgage Loan (6.8%), the borrowers have the right, at their own expense, to acquire one or more parcels of land that constitutes an integral part of, or adjoins, the Cumberland Mall Mortgaged Property, including any anchor tenant premises, which land was not owned by the borrowers on the origination date (such acquired land, a “Cumberland Mall Expansion Parcel”), to become additional collateral for the Cumberland Mall Whole Loan, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the borrowers acquire a fee simple or leasehold interest in the applicable Cumberland Mall Expansion Parcel, and (iii) the borrowers deliver, among other things (a) an environmental report indicating no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Cumberland Mall Expansion Parcel, and title insurance, (c) if the Cumberland Mall Expansion Parcel is improved, subject to certain exceptions, a property condition report indicating that the Cumberland Mall Expansion Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Cumberland Mall Expansion Parcel, in each case in an amount greater than $10,000,000, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the Cumberland Mall Whole Loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable.

With respect to the Oxmoor Center Mortgage Loan (2.9%), the Mortgage Loan documents permit the borrower to, at its sole cost and expense, acquire one or more parcels of land, together with any improvements located thereon constituting an integral part of, or adjoining to, or proximately located near, the shopping center of which the Mortgaged Property is a part (each, an “Expansion Parcel), provided that, among other conditions, (i) the borrower acquires the fee simple or leasehold interest in the Expansion Parcel, (ii) the borrower delivers or causes to be delivered to the lender (x) a Phase I environmental report of the applicable Expansion Parcel, and, if recommended under the Phase I environmental report, a Phase II environmental report or (y) an addendum or supplement to the environmental report delivered to the lender in connection with the origination of the Mortgage Loan covering the applicable Expansion Parcel, which concludes that the applicable Expansion Parcel does not contain any hazardous substance except for nominal amounts of such substances commonly incorporated in or used in the operation of properties similar to the applicable Expansion Parcel or the risk of contamination from any off-site hazardous substance (provided, however, if any such report discloses the presence of any such hazardous substance or risk for which the cost of remediation is reasonably likely to exceed $4,000,000 (the “Threshold

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Amount), the borrower may either (a) deposit with the lender an amount equal to 125% of such estimated cost or (b) cause to be delivered to the lender an additional indemnity), (iii) if the applicable Expansion Parcel is improved, the borrower is required to deliver to the lender a physical conditions report with respect to the Expansion Parcel indicating that the Expansion Parcel is in good condition and repair and free of damage or waste (provided, however, if the physical conditions report recommends that any repairs be made with respect to the applicable Expansion Parcel, the borrower covenants to perform such repairs and, if the cost of such repairs exceed the Threshold Amount, either (a) deposits with the lender 125% of such estimated cost or (b) delivers an additional indemnity) unless the borrower certifies to the lender that it intends to demolish such improvements within one year of acquisition, (iv) the borrower executes substitute loan documents to subject the applicable Expansion Parcel to lien of the related Mortgage Loan and (v) the borrower satisfies customary REMIC requirements.

Escrows

Nineteen (19) Mortgage Loans (65.4%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Eighteen (18) Mortgage Loans (63.6%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirteen (13) Mortgage Loans (41.6%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Fifteen (15) Mortgage Loans (79.0%) secured in whole or in part by office, industrial, retail, multifamily (with commercial tenants), mixed use and other properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, industrial, retail and mixed use properties.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the

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Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each Rating Agency;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	15	$485,892,102	63.4%
Springing	8	154,898,989	20.2
None	1	58,000,000	7.6
Soft (Residential) / Hard (Commercial)	1	41,000,000	5.4
Soft	2	26,500,000	3.5
Total:	27	$766,291,091	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

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●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Whole Loans” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries” in Annex B to this prospectus for additional information regarding each Split Mortgage Loan that is one of the 15 largest Mortgage Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor. The table below further identifies, for each Mortgage Loan that has one or more related existing mezzanine loans, certain Cut-off Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NCF information for such Mortgage Loan and, if applicable, for the total debt with respect to the related Mortgaged Property or Mortgaged Properties.

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Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Mezzanine Debt Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Mortgage Loan Cut-off Date LTV Ratio(2)	Total Debt Cut-off Date LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NOI(2)	Cut-off Date Total Debt Yield on Underwritten NOI(1)
11 West 42nd Street	$62,500,000	$56,000,000	$211,500,000	N/A	$330,000,000	8.55321%(3)	49.4%	59.5%	1.39x	1.00x	11.6%	9.6%
California High Tech Logistics	$52,000,000	$10,000,000	$18,000,000	N/A	$80,000,000	8.38800%	43.4%	49.6%	1.33x	1.13x	11.2%	9.8%
Gilardian NYC Portfolio II	$41,000,000	$41,000,000	$13,000,000	N/A	$95,000,000	6.35000%	39.2%	69.0%	2.88x	1.08x	12.3%	7.0%
Back Bay Office	$30,000,000	$40,000,000	$445,000,000	$65,000,000	$580,000,000	6.77509%(4)	33.7%	41.1%	2.55x	1.94x	16.3%	13.4%
Harborside 2-3(5)	$30,000,000	$55,000,000	$195,000,000	N/A	$280,000,000	6.75536%(6)	56.8%	70.7%	2.36x	1.64x(4)	14.7%	11.8%
Prime Storage Portfolio #3	$10,000,000	$120,000,000	$395,870,000	$64,130,000	$590,000,000	7.09881%(7)	51.3%	74.6%	1.67x	1.03x	11.0%	7.5%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.
(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).
(3)	The Cut-off Date Wtd. Avg. Total Debt Interest Rate of 11 West 42nd Street Is 8.55321212121212%.
(4)	The Cut-off Date Wtd. Avg. Total Debt Interest Rate of Back Bay Office Is 6.77508620689655%.
(5)	In addition to the interest accruing on the outstanding principal balance of the Harborside 2-3 mezzanine loan at a rate of 7.0000% per annum to be paid as part of each monthly debt service payment amount and an additional 3.5000% per annum which will accrue through the Harborside 2-3 mezzanine loan term and be due on the maturity date, the outstanding principal balance of the Harborside 2-3 mezzanine loan will accrue “PIK” interest at a rate of 2.29% per annum (the "PIK Interest"). The PIK Interest is due and payable together with each mezzanine monthly debt service payment amount if, as of April 6, 2028: (i) the PIK Leasing Condition (as defined below) has not been satisfied or (ii) if the Harborside 2-3 mezzanine loan is not prepaid in full. If the PIK Leasing Condition has not been satisfied as of April 6, 2028 or the Harborside 2-3 mezzanine loan has not been prepaid in full prior to April 6, 2028, then all accrued PIK Interest will automatically be converted and added to the outstanding principal balance of the Harborside 2-3 mezzanine loan as of such date, and become immediately due and payable by the borrowers to the lender together with all other outstanding principal. The "PIK Leasing Condition" means delivery by the borrowers of evidence reasonably satisfactory to the lender that 75% of the aggregate rentable square feet of the Harborside 2-3 Mortgaged Property and the neighboring Harborside 1 property is leased and occupied by tenants under leases satisfying the requirements set forth in their respective loan documents.
(6)	The Cut-off Date Wtd. Avg. Total Debt Interest Rate of Harborside 2-3 is 6.75535714285714%.
(7)	The Cut-off Date Wtd. Avg. Total Debt Interest Rate of Prime Storage Portfolio #3 is 7.09881355932203%.

The mezzanine loan related to the 11 West 42nd Street Mortgage Loan (8.2%), the California High Tech Logistics Mortgage Loan (6.8%), the Gilardian NYC Portfolio II Mortgage Loan (5.4%), the Back Bay Office Mortgage Loan (3.9%), the Harborside 2-3 Mortgage Loan (3.9%) and the Prime Storage Portfolio #3 Mortgage Loan (1.3%), identified in the table above, is subject to an intercreditor agreement between the holder of the mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and each such mezzanine loan. The intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan, other than (i) payments made in connection with the enforcement of the mezzanine lender’s rights with respect to the separate equity collateral, (ii) proceeds from the disposition of the separate equity collateral related solely to the mezzanine loan resulting from the mezzanine lender’s foreclosure upon such separate collateral in accordance with the terms and provisions of the intercreditor agreement and (iii) proceeds from any sale of the mezzanine loan in accordance with the terms and provisions of the intercreditor agreement, (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that, in many cases, such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash permitted to be distributed or dividended by the Mortgage Loan borrower to its equity owners pursuant to the terms of the Mortgage Loan documents), (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender commences any enforcement action under the related Mortgage

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Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, liquidated damages and prepayment premiums; provided, that, in the case of the Prime Storage Portfolio #3 Mortgage Loan (1.3%): (A) the annual special servicing fee rate will not exceed fifteen basis points per annum (0.15%) of the outstanding principal balance of the Prime Storage Portfolio #3 Mortgage Loan, (B) the aggregate workout fee rate will not exceed twenty-five basis points (0.25%) of each collection of interest and principal received on the Prime Storage Portfolio #3 Mortgage Loan; (C) the liquidation fee rate will not exceed twenty-five basis points (0.25%) of any liquidation proceeds received on the Prime Storage Portfolio #3 Mortgage Loan; (D) in no event will both a work-out fee and a liquidation fee be payable on the same principal payment; and (E) any such workout fee or liquidation fees will be excluded if the Prime Storage Portfolio #3 Mortgage Loan is purchased within ninety (90) days of the date on which the applicable purchase option notice was given to the applicable mezzanine lender. In addition, the mezzanine loan agreements provide that an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan. In addition, with respect to the Harborside 2-3 Mortgage Loan (3.9%), (i) the related mezzanine loan will also be secured by a pledge of the indirect equity interest in the entity holding the liquor license, and (ii) NongHyup Bank, the preferred equity investor, is a party to the related intercreditor agreement with the holder of the mezzanine loan and the lender under the Mortgage Loan, and has substantially the same rights as the mezzanine lender thereunder. See “—Certain Terms of the Mortgage Loans—Preferred Equity and Preferred Return Arrangements” below.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Harborside 2-3(1)	$30,000,000	75.0%	1.25x(1)	N/A	Y
Heritage Plaza(2)	$20,000,000	33.0%	N/A	12.67%	Y

(1)	Solely in connection with a permitted assumption of the Harborside 2-3 Whole Loan in satisfaction of the requirements of the Harborside 2-3 Whole Loan documents, including that the existing mezzanine loan is simultaneously repaid upon the consummation of such assumption, the

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Harborside 2-3 Mortgage Loan documents permit a future third-party mezzanine loan secured by a pledge of the direct equity interest in the related borrower. The debt service coverage ratio of the Harborside 2-3 Whole Loan as the date of closing of the proposed third party mezzanine loan must be at least 1.81x.
(2)	With respect to the Heritage Plaza Mortgage Loan (2.6%), the Mortgage Loan documents permit the borrower to obtain future mezzanine debt secured by the direct ownership interests in the borrower following or concurrently with a permitted assumption of the Mortgage Loan, subject to the terms and conditions of the related Mortgage Loan documents.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Harborside 2-3 Mortgage Loan (3.9%), concurrently with the origination of the Harborside 2-3 Mortgage Loan, an affiliate of NongHyup Bank provided $19,000,000 to SL Harborside JV LLC (the “Pref JV”) in exchange for a preferred membership interest in the company. The Pref JV is the indirect owner of one of the two tenant-in-common borrowers of the Harborside 2-3 Mortgage Loan and one of the two tenant-in-common owners of the adjoining property which is not a part of the collateral for the Harborside 2-3 Mortgage Loan (the “Harborside 1 Property”). The preferred equity investment is secured by, among other things, pledges of (i) Pref JV’s common member’s membership interest in the Pref JV, (ii) the indirect ownership interest in the owner of the Harborside 1 Property that is not a subsidiary of the Pref JV and (iii) the indirect ownership interest in the Harborside 2-3 Mortgage Loan borrower that is not a subsidiary of the Pref JV. An affiliate of NongHyup Bank is also the mezzanine lender in connection with the mezzanine loan related to the Harborside 2-3 Mortgage Loan and an affiliate of NongHyup Bank is the mortgage lender on the Harborside 1 Property. The preferred equity investment will be repaid only from net cash distributions to the Pref JV from capital transactions with respect to the Harborside 1 Property and/or the Mortgaged Property. Following an event of default under the operating agreement of the Pref JV (which includes, among other things, Harborside 2-3 Mortgage Loan documents or mezzanine loan documents with respect to the operation of the Mortgaged Property), the preferred member may remove the manager of the Pref JV appointed by the common member and appoint a new manager to control the Pref JV. An event of default under the mortgage loan documents relating to the Harborside 1 Property mortgage loan does not cause an event of default under the operating agreement of the Pref JV, but certain events relating to the Harborside 1 Property, such as a bankruptcy of the Harborside 1 Property owner entity or certain material judgments affecting the Harborside 1 Property, could result in an event of default under the operating agreement of the Pref JV. The preferred equity documents include, among other things, a recourse guaranty and an equity contribution guaranty in an amount of $20,000,000, in each case made by the guarantors of the Harborside 2-3 Mortgage Loan. See “—Certain Terms of the Mortgage Loans—Existing Mezzanine Debt” above.

Permitted Unsecured Debt and Other Debt

With respect to the Gateway Center South Mortgage Loan (8.2%), the Mortgage Loan documents permit any pledge, hypothecation or collateral assignment of, or other lien on, any direct or indirect equity interests in, and/or right to distributions from, and/or the issuance of any preferred equity in, any Multi-Asset Person (as defined below), provided that after any such transfer the non-recourse carveout guarantor then in place will continue to control the borrower. “Multi-Asset Person” means a person or entity that (x) owns, in the aggregate, not more than a 49% indirect interest in the borrower and (y) derives less than 20% of its aggregate gross income, and less than 20% of its net worth, from its direct or indirect interest in the Mortgaged Property.

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With respect to the 11 West 42nd Street Mortgage Loan (8.2%), the related loan documents permit the borrower to enter into a single “Property-Assessed Clean Energy” loan (or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of (among other things) increasing energy efficiency and increasing the use of renewable energy) in an amount not to exceed $10,000,000, subject to the lender’s written approval of the terms and structure and subject to the delivery of a rating agency confirmation. Additionally, the related Mortgage Loan documents permit upper-tier equity pledges provided that, among other conditions, (a) such pledge is part of a financing made by an institutional lender secured by, in addition to such upper tier entity’s indirect interest in the borrower, other direct or indirect interests in substantial assets, (b) such financing is not intended to be repaid solely by cash flow from the Mortgaged Property, and (c) the realization on such pledge is not permitted without the lender’s consent if such realization would result in a change in control of the borrower not otherwise permitted under the Mortgage Loan documents.

With respect to the Four Points Flushing Mortgage Loan (5.2%), the borrower sponsor and non-recourse carveout guarantor, George Xu, has obtained a personal line of credit in the amount of $14,000,000 under which Preferred Bank is the secured party. Mr. Xu pledged all his personal property, including his equity interest in in the borrower, to Preferred Bank as collateral for such line of credit.

With respect to the Riverview Tower Mortgage Loan (2.3%), Hertz Realty Operating Partnership, LP (“Hertz Group”), the non-recourse carveout guarantor and sole member of the borrower, has entered into a secured revolving credit facility in the maximum principal amount of $40 million (the “Hertz Corporate Credit Facility”) under which Dollar Savings Bank is the secured party, and according to the borrower, $2.5 million was outstanding under the Hertz Corporate Credit Facility as of the origination date of the Riverview Tower Mortgage Loan. Hertz Group has pledged a 45.45% non-controlling interest in the borrower along with various ownership interests in other entities owned by the guarantor as collateral for the Hertz Corporate Credit Facility, and Isaac Hertz, Sarah Hertz Gordon and William Zev Hertz, who indirectly control Hertz Group, provided a guaranty guaranteeing Hertz Group’s obligations under the Hertz Corporate Credit Facility. No cash flow from the related Mortgaged Property was pledged to the lender under the Hertz Corporate Credit Facility. Under the Hertz Corporate Credit Facility, Hertz Group is required to maintain a minimum net worth of $500 million and a minimum liquidity of $15 million, and under the related Riverview Tower Mortgage Loan documents, Hertz Group is required to maintain a minimum net worth of $28.0 million and a minimum liquidity of $2.8 million. Based on the Appraised Value of the Mortgaged Property (approximately $40.2 million), the implied equity of Hertz Group in the Mortgaged Property is approximately $12.6 million, which represents approximately 1.15% of such $500 million net worth requirement.

With respect to the Green Acres Mortgage Loan (0.7%), the Mortgage Loan documents permit The Macerich Partnership, L.P. (“Macerich”), the guarantor, to remain as a borrower in a $525 million secured revolving credit facility under which Deutsche Bank AG, New York Branch and Goldman Sachs USA are secured parties. Macerich, which owns 100% of the membership interests in Green Acres Adjacent LLC (“Green Acres”), a borrower, has pledged its membership interests in Green Acres as collateral for such secured revolving credit facility. In addition, the related Mortgage Loan documents permit (i) certain other pledges and issuances of preferred equity by or in certain entities that directly or indirectly hold ownership interests in the borrowers and (ii) the borrower to enter into a property-assessed clean energy loan for an amount not to exceed $10,000,000 without the lender’s approval or delivery of a rating agency confirmation.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Whole Loans

General

Each of the Split Mortgage Loans is part of a Whole Loan comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion

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Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Whole Loan Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NOI(2)	Whole Loan Debt Yield on Underwritten NOI(3)	Controlling Note Included in Issuing Entity (Y/N)
Gateway Center South	GACC / 3650 REIT	$62,500,000	8.2%	$100,000,000	N/A	$162,500,000	59.9%	59.9%	1.21x	1.21x	8.5%	8.5%	Y
11 West 42nd Street	LMF / BMO	$62,500,000	8.2%	$211,500,000	N/A	$274,000,000	49.4%	49.4%	1.39x	1.39x	11.6%	11.6%	N
Short Pump Town Center	GSMC	$62,500,000	8.2%	$117,500,000	N/A	$180,000,000	47.6%	47.6%	1.61x	1.61x	14.3%	14.3%	N
ICP/IRG Holdings Portfolio	3650 REIT	$52,800,000	6.9%	$127,200,000	N/A	$180,000,000	58.5%	58.5%	1.39x	1.39x	10.7%	10.7%	N
California High Tech Logistics	SGFC	$52,000,000	6.8%	$18,000,000	N/A	$70,000,000	43.4%	43.4%	1.33x	1.33x	11.2%	11.2%	Y
Cumberland Mall	GACC / BMO	$52,000,000	6.8%	$128,000,000	N/A	$180,000,000	48.9%	48.9%	1.66x	1.66x	13.8%	13.8%	N
Gilardian NYC Portfolio II	BMO	$41,000,000	5.4%	$13,000,000	N/A	$54,000,000	39.2%	39.2%	2.88x	2.88x	12.3%	12.3%	Y
Back Bay Office	GACC / GSMC	$30,000,000	3.9%	$445,000,000	$65,000,000	$540,000,000	33.7%	38.3%	2.55x	2.16x	16.3%	14.3%	N
Harborside 2-3	CREFI / BMO	$30,000,000	3.9%	$195,000,000	N/A	$225,000,000	56.8%	56.8%	2.36x	2.36x	14.7%	14.7%	N
The Widener Building	BMO / SMC	$27,000,000	3.5%	$23,000,000	N/A	$50,000,000	53.9%	53.9%	1.65x	1.65x	13.5%	13.5%	Y
Oxmoor Center	SGFC	$22,500,000	2.9%	$67,500,000	N/A	$90,000,000	58.8%	58.8%	1.50x	1.50x	13.3%	13.3%	N
Heritage Plaza	BMO	$20,000,000	2.6%	$152,000,000	N/A	$172,000,000	33.0%	33.0%	1.54x	1.54x	12.7%	12.7%	N
Riverview Tower	BMO	$17,592,102	2.3%	$9,995,512	N/A	$27,587,614	68.6%	68.6%	1.40x	1.40x	12.6%	12.6%	Y
Museum Tower	SMC	$17,000,000	2.2%	$30,000,000	N/A	$47,000,000	61.8%	61.8%	1.70x	1.70x	11.9%	11.9%	N
RH HQ	3650 REIT	$14,000,000	1.8%	$15,000,000	N/A	$29,000,000	68.2%	68.2%	2.04x	2.04x	11.5%	11.5%	N
Select Parking NYC Portfolio	BMO	$10,000,000	1.3%	$34,000,000	N/A	$44,000,000	61.0%	61.0%	1.35x	1.35x	10.9%	10.9%	N
Prime Storage Portfolio #3	CREFI	$10,000,000	1.3%	$395,870,000	$64,130,000	$470,000,000	51.3%	59.4%	1.67x	1.44x	11.0%	9.5%	N
Green Acres	BMO	$5,500,000	0.7%	$364,500,000	N/A	$370,000,000	54.5%	54.5%	2.10x	2.10x	13.0%	13.0%	N

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.
(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

With respect to each Whole Loan, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Whole Loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Whole Loan with or without cause, and
II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or

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through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Whole Loan, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Whole Loan, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Whole Loan will be a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Whole Loan, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Whole Loan Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
Gateway Center South	Serviced	Note A-1	Control	—	BMO 2023-5C1	$30,000,000
		Note A-2	Non-Control	—	Benchmark 2023-V3	$25,000,000
		Note A-3	Non-Control	—	BMO 2023-5C1	$28,500,000
		Note A-4	Non-Control	—	Benchmark 2023-V3	$15,000,000
		Note A-5	Non-Control	—	BMO 2023-5C1	$4,000,000
		Note A-6	Non-Control	—	Benchmark 2023-V3	$10,000,000
		Note A-7	Non-Control	WFBNA	Not Identified	$40,000,000
		Note A-8	Non-Control	WFBNA	Not Identified	$10,000,000

11 West 42nd Street	Servicing Shift	Note A-1-1	Control	BANA	Not Identified	$30,000,000
		Note A-1-2	Non-Control	BANA	Not Identified	$25,000,000
		Note A-1-3	Non-Control	BANA	Not Identified	$15,000,000
		Note A-1-4	Non-Control	BANA	Not Identified	$11,333,334
		Note A-1-5	Non-Control	BANA	Not Identified	$10,000,000
		Note A-2-1	Non-Control	UBS AG	Not Identified	$6,333,333
		Note A-2-2	Non-Control	UBS AG	Not Identified	$20,000,000
		Note A-2-3	Non-Control	UBS AG	Not Identified	$10,000,000
		Note A-2-4	Non-Control	UBS AG	Not Identified	$10,000,000
		Note A-2-5	Non-Control	UBS AG	Not Identified	$10,000,000
		Note A-2-6	Non-Control	UBS AG	Not Identified	$10,000,000
		Note A-2-7	Non-Control	UBS AG	Not Identified	$5,000,000
		Note A-2-8	Non-Control	UBS AG	Not Identified	$5,000,000
		Note A-2-9	Non-Control	UBS AG	Not Identified	$5,000,000
		Note A-2-10	Non-Control	UBS AG	Not Identified	$5,000,000
		Note A-2-11	Non-Control	UBS AG	Not Identified	$5,000,000
		Note A-3-1	Non-Control	—	BMO 2023-5C1	$25,000,000
		Note A-3-2	Non-Control	—	BMO 2023-5C1	$27,500,000
		Note A-3-3	Non-Control	—	BMO 2023-5C1	$10,000,000
		Note A-3-4	Non-Control	BMO	Not Identified	$7,500,000
		Note A-3-5	Non-Control	LMF	Not Identified	$5,000,000
		Note A-3-6	Non-Control	BMO	Not Identified	$5,000,000
		Note A-3-7	Non-Control	LMF	Not Identified	$5,666,667
		Note A-3-8	Non-Control	BMO	Not Identified	$5,666,666

Short Pump Town Center	Servicing Shift	Note A-1	Control	BANA	Not Identified	$65,000,000
		Note A-2	Non-Control	BANA	Not Identified	$15,000,000
		Note A-3	Non-Control	BANA	Not Identified	$10,000,000
		Note A-4	Non-Control	BANA	Not Identified	$10,000,000
		Note A-5	Non-Control	—	BMO 2023-5C1	$30,000,000
		Note A-6	Non-Control	—	BMO 2023-5C1	$25,000,000
		Note A-7-1	Non-Control	—	BMO 2023-5C1	$7,500,000
		Note A-7-2	Non-Control	GSBI	Not Identified	$17,500,000

ICP/IRG Holdings Portfolio	Outside Serviced	Note A-1-A-1	Control	—	Benchmark 2023-V2	$39,000,000
		Note A-1-A-2	Non-Control	—	BMO 2023-5C1	$8,500,000
		Note A-1-B-1	Non-Control	—	BMO 2023-5C1	$30,000,000
		Note A-1-B-2	Non-Control	—	BMO 2023-5C1	$14,300,000
		Note A-2-A	Non-Control	—	Benchmark 2023-V2	$36,000,000
		Note A-2-B	Non-Control	—	BANK5 2023-5YR2	$3,200,000
		Note A-2-C	Non-Control	—	BANK5 2023-5YR2	$25,000,000
		Note A-2-D	Non-Control	—	BANK5 2023-5YR2	$15,000,000
		Note A-2-E	Non-Control	—	BANK5 2023-5YR2	$9,000,000

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Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance

California High Tech Logistics	Serviced	Note A-1	Control	—	BMO 2023-5C1	$38,000,000
		Note A-2	Non-Control	—	BMO 2023-5C1	$14,000,000
		Note A-3	Non-Control	SGFC	Not Identified	$13,000,000
		Note A-4	Non-Control	SGFC	Not Identified	$5,000,000

Cumberland Mall	Outside Serviced	Note A-1	Control	—	Benchmark 2023-V2	$20,000,000
		Note A-2	Non-Control	—	Benchmark 2023-V2	$20,000,000
		Note A-3	Non-Control	—	BMO 2023-5C1	$15,000,000
		Note A-4	Non-Control	—	BMO 2023-5C1	$10,000,000
		Note A-5	Non-Control	—	BMO 2023-5C1	$7,000,000
		Note A-6-1	Non-Control	—	MSWF 2023-1	$30,000,000
		Note A-6-2	Non-Control	MSBNA	Not Identified	$10,000,000
		Note A-7	Non-Control	MSBNA	Not Identified	$23,000,000
		Note A-8	Non-Control	—	Benchmark 2023-V2	$15,000,000
		Note A-9	Non-Control	—	BMO 2023-5C1	$12,500,000
		Note A-10	Non-Control	—	Benchmark 2023-V2	$10,000,000
		Note A-11	Non-Control	—	BMO 2023-5C1	$7,500,000

Gilardian NYC Portfolio II	Serviced	Note A-1	Control	—	BMO 2023-5C1	$41,000,000
		Note A-2	Non-Control	BMO	Not identified	$13,000,000

Back Bay Office(4)	Outside Serviced	Note A-1	Non-Control	New York Life	Not Identified	$137,500,000
		Note A-2	Non-Control	TIAA	Not Identified	$100,000,000
		Note A-3	Non-Control	—	Benchmark 2023-V3	$22,500,000
		Note A-4-1	Non-Control	—	Benchmark 2023-B39	$30,000,000
		Note A-4-2	Non-Control	Zions Bancorporation, N.A.	Not Identified	$25,000,000
		Note A-4-3	Non-Control	—	Benchmark 2023-V3	$5,000,000
		Note A-5-1	Non-Control	—	BMO 2023-5C1	$17,500,000
		Note A-5-2	Non-Control	DBRI or its affiliate	Not Identified	$12,500,000
		Note A-6	Non-Control	—	BANK5 2023-5YR2	$50,000,000
		Note A-7-A	Non-Control	WFBNA	Not Identified	$15,000,000
		Note A-7-B	Non-Control	—	BANK 2023-5YR2	$10,000,000
		Note A-8-1	Non-Control	—	Benchmark 2023-B39	$20,000,000
		Note A-8-2-A	Non-Control	—	Benchmark 2023-V3	$17,500,000
		Note A-8-2-B	Non-Control	—	BMO 2023-5C1	$2,500,000
		Note A-8-3	Non-Control	—	BMO 2023-5C1	$10,000,000
		Note B-1	Control	SM Finance (GoReLux) LLC, an entity managed by Affinius Capital Management LLC	Not Identified	$39,000,000
		Note B-2	Non-Control	SM Finance (GoReLux) LLC, an entity managed by Affinius Capital Management LLC	Not Identified	$26,000,000

Harborside 2-3	Outside Serviced	Note A-1	Control	—	Benchmark 2023-V2	$50,000,000
		Note A-2-1-A	Non-Control	—	Benchmark 2023-V3	$20,000,000
		Note A-2-1-B	Non-Control	—	BMO 2023-5C1	$15,000,000
		Note A-2-2	Non-Control	—	BMO 2023-C5	$15,000,000
		Note A-3	Non-Control	—	Benchmark 2023-B39	$25,000,000
		Note A-4-1	Non-Control	CREFI	Not identified	$20,000,000
		Note A-4-2	Non-Control	—	BMO 2023-5C1	$5,000,000
		Note A-5-1	Non-Control	BMO	Not identified	$15,000,000
		Note A-5-2	Non-Control	—	Benchmark 2023-V3	$7,500,000
		Note A-6-1	Non-Control	—	BMO 2023-C5	$15,000,000
		Note A-6-2	Non-Control	BMO	Not identified	$2,500,000
		Note A-7	Non-Control	—	Benchmark 2023-V2	$15,000,000
		Note A-8	Non-Control	—	BMO 2023-5C1	$10,000,000
		Note A-9	Non-Control	BMO	Not identified	$10,000,000

The Widener Building	Serviced	Note A-1	Non-Control	—	Benchmark 2023-V3	$12,500,000
		Note A-2	Non-Control	—	Benchmark 2023-V3	$10,500,000
		Note A-3	Control	—	BMO 2023-5C1	$2,000,000
		Note A-4	Non-Control	—	BMO 2023-5C1	$12,500,000
		Note A-5	Non-Control	—	BMO 2023-5C1	$7,500,000
		Note A-6	Non-Control	—	BMO 2023-5C1	$5,000,000

Oxmoor Center	Outside Serviced	Note A-1	Control	—	Benchmark 2023-V3	$45,000,000
		Note A-2	Non-Control	—	BBCMS 2023-C20	$10,000,000
		Note A-3	Non-Control	—	BBCMS 2023-C20	$5,000,000
		Note A-4	Non-Control	—	BMO 2023-5C1	$17,500,000
		Note A-5	Non-Control	—	BBCMS 2023-C20	$7,500,000
		Note A-6	Non-Control	—	BMO 2023-5C1	$5,000,000

Heritage Plaza	Outside Serviced	Note A-1-1	Non-Control	—	BANK5 2023-5YR2	$22,000,000
		Note A-1-2	Control	MSBNA	Not Identified	$18,000,000
		Note A-2-1	Non-Control	—	MSWF 2023-1	$20,000,000
		Note A-2-2	Non-Control	MSBNA	Not Identified	$5,000,000
		Note A-3-1	Non-Control	—	BMO 2023-5C1	$12,500,000
		Note A-3-2	Non-Control	—	BMO 2023-5C1	$7,500,000
		Note A-4	Non-Control	MSBNA	Not Identified	$15,000,000
		Note A-5	Non-Control	—	Benchmark 2023-V2	$40,000,000
		Note A-6	Non-Control	—	Benchmark 2023-V3	$32,000,000

Riverview Tower	Serviced	Note A-1	Control	—	BMO 2023-5C1	$17,600,000

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Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
		Note A-2	Non-Control	—	Benchmark 2023-V3	$10,000,000

Museum Tower	Outside Serviced	Note A-1	Control	—	MSWF 2023-1	$20,000,000
		Note A-2	Non-Control	—	MSWF 2023-1	$10,000,000
		Note A-3	Non-Control	—	BMO 2023-5C1	$10,000,000
		Note A-4	Non-Control	—	BMO 2023-5C1	$7,000,000

RH HQ	Outside Serviced	Note A-1	Control	—	3650R 2022-PF2	$15,000,000
		Note A-2	Non-Control	—	BMO 2023-5C1	$14,000,000

Select Parking NYC Portfolio	Outside Serviced	Note A-1	Non-Control	—	BMO 2023-5C1	$10,000,000
		Note A-2	Control	—	Benchmark 2023-V3	$34,000,000

Prime Storage Portfolio #3	Outside Serviced	Note A-1	Control	—	CGCMT 2023-PRM3	$340,870,000
		Note A-2-1	Non-Control	—	BMO 2023-5C1	$10,000,000
		Note A-2-2	Non-Control	CREFI	Not identified	$40,000,000
		Note A-2-3	Non-Control	CREFI	Not identified	$15,000,000
		Note B	Non-Control	—	CGCMT 2023-PRM3	$64,130,000

Green Acres	Outside Serviced	Note A-1	Control	—	Benchmark 2023-V2	$36,000,000
		Note A-2	Non-Control	—	FIVE 2023-V1	$31,500,000
		Note A-3	Non-Control	—	Benchmark 2023-B38	$32,500,000
		Note A-4-1	Non-Control	—	Benchmark 2023-V2	$6,500,000
		Note A-4-2-1	Non-Control	—	Benchmark 2023-V3	$12,000,000
		Note A-4-2-2	Non-Control	—	BMO 2023-5C1	$5,500,000
		Note A-5	Non-Control	—	BBCMS 2023-C19	$21,500,000
		Note A-6	Non-Control	—	BMO 2023-C4	$20,000,000
		Note A-7	Non-Control	—	FIVE 2023-V1	$18,500,000
		Note A-8	Non-Control	—	BMO 2023-C4	$6,000,000
		Note A-9	Non-Control	—	BANK5 2023-5YR1	$50,000,000
		Note A-10	Non-Control	—	BANK 2023-BNK45	$20,000,000
		Note A-11	Non-Control	—	BANK5 2023-5YR1	$10,000,000
		Note A-12	Non-Control	—	BANK5 2023-5YR1	$10,000,000
		Note A-13-1	Non-Control	—	BBCMS 2023-C19	$25,000,000
		Note A-13-2	Non-Control	—	Benchmark 2023-V2	$5,000,000
		Note A-14	Non-Control	—	FIVE 2023-V1	$25,000,000
		Note A-15-1	Non-Control	—	Benchmark 2023-B38	$17,500,000
		Note A-15-2	Non-Control	—	Benchmark 2023-V2	$2,500,000
		Note A-16	Non-Control	—	Benchmark 2023-V3	$15,000,000

(1)	Unless otherwise specified, with respect to each Whole Loan, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.
(2)	Unless otherwise specified, with respect to each Whole Loan, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed, (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular has been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. In the case of any Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.
(3)	Entity names have been abbreviated for presentation as indicated below.

“BANA” means Bank of America National Association.

“BMO” means Bank of Montreal.

“CREFI” means Citi Real Estate Funding Inc.

“GSBI” means Goldman Sachs Bank USA

“LMF” means LMF Commercial, LLC

“MSBNA” means Morgan Stanley Bank, N.A.

“SGFC” means Societe Generale Financial Corporation

“WFBNA” means Wells Fargo Bank, National Association.

“”TIAA” means Teachers Insurance and Annuity Association of America.

(4)	The subject Whole Loan is an AB Whole Loan or a Pari Passu-AB Whole Loan, and the Controlling Note as of the date hereof (as identified in the chart above) is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-Lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject Whole Loan (each identified in the chart above as a “Control Shift Note”), which more senior note will thereafter be the Controlling Note. See “Description of the Mortgage Pool—The Whole Loans—The Back Bay Office Pari Passu-AB Whole Loan” in this prospectus for more information regarding the manner in which control shifts under such Whole Loan.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Whole

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Loan, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Whole Loan, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Whole Loan and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Whole Loan will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Whole Loans” section.

Set forth below are certain terms and provisions of each Whole Loan and the related Co-Lender Agreement. Certain of the Whole Loans are Outside Serviced Whole Loans and Servicing Shift Whole Loans. For more information regarding the servicing of each of the Whole Loans that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Whole Loan will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split

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Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Serviced Outside Controlled Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to any Servicing Shift Whole Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Whole Loan, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an

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asset status report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e., including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will generally expire 10 business days (or, with respect to an “acceptable insurance default”, if so provided in the related Co-Lender Agreement, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Whole Loans

Each Outside Serviced Pari Passu Whole Loan will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing

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advances on the related Outside Serviced Whole Loan in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Whole Loan. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Outside Serviced Pari Passu Whole Loans” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Outside Serviced Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights

With respect to each Outside Serviced Whole Loan, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the

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servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Outside Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to any Outside Serviced Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Whole Loan, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”), will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Whole Loan, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Whole Loan, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as

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applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Whole Loan are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Whole Loan, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File

The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Whole Loan (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan

If any Outside Serviced Whole Loan becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Whole Loan without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The Back Bay Office Pari Passu-AB Whole Loan

General

The Back Bay Office Mortgage Loan (3.9%) is part of a split loan structure (the “Back Bay Office Whole Loan”) comprised of the following promissory notes (collectively, the “Back Bay Office Notes”):

(i)                            a promissory note designated Note A-1 in the original principal amount of $137,500,000, currently held by New York Life Insurance Company;

(ii)                         a promissory note designated Note A-2 in the original principal amount of $100,000,000, currently held by Teachers Insurance and Annuity Association of America;

(iii)                      a promissory note designated Note A-3 in the original principal amount of $22,500,000, currently held by the Benchmark 2023-V3 securitization trust;

(iv)                       a promissory note designated Note A-4-1 in the original principal amount of $30,000,000, currently held by the Benchmark 2023-B39 securitization trust;

(v)                          a promissory note designated Note A-4-2 in the original principal amount of $25,000,000, currently held by Zions Bancorporation, N.A.;

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(vi)                       a promissory note designated Note A-4-3 in the original principal amount of $5,000,000, currently held by the Benchmark 2023-V3 securitization trust;

(vii)                    a promissory note designated Note A-5-1 in the original principal amount of $17,500,000, currently held by Deutsche Bank AG, New York Branch and which is expected to be contributed to the BMO 2023-5C1 securitization trust;

(viii)                a promissory note designated Note A-5-2 in the original principal amount of $12,500,000, currently held by Deutsche Bank AG, New York Branch;

(ix)                     a promissory note designated Note A-6 in the original principal amount of $50,000,000, currently held by the BANK5 2023-5YR2 securitization trust;

(x)                        a promissory note designated Note A-7-A in the original principal amount of $15,000,000, currently held by Wells Fargo Bank, National Association;

(xi)                     a promissory note designated Note A-7-B in the original principal amount of $10,000,000, currently held by the BANK5 2023-5YR2 securitization trust;

(xii)                  a promissory note designated Note A-8-1 in the original principal amount of $20,000,000, currently held by the Benchmark 2023-B39 securitization trust;

(xiii)               a promissory note designated Note A-8-2-A in the original principal amount of $17,500,000, currently held by the Benchmark 2023-V3 securitization trust;

(xiv)                a promissory note designated Note A-8-2-B in the original principal amount of $2,500,000, currently held by Goldman Sachs Bank USA and which is expected to be contributed to the BMO 2023-5C1 securitization trust;

(xv)                   a promissory note designated Note A-8-3 in the original principal amount of $10,000,000, currently held by Goldman Sachs Bank USA and which is expected to be contributed to the BMO 2023-5C1 securitization trust;

(xvi)                a promissory note designated Note B-1 in the original principal amount of $39,000,000, currently held by SM Finance (GoReLux) LLC, an entity managed by Affinius Capital Management LLC; and

(xvii)             a promissory note designated Note B-2 in the original principal amount of $26,000,000, currently held by SM Finance (GoReLux) LLC, an entity managed by Affinius Capital Management LLC.

The rights of the holders of the Back Bay Office Notes (the “Back Bay Office Noteholders”) are subject to a Co-Lender Agreement (the “Back Bay Office Co-Lender Agreement”). The summaries below describe certain provisions of the Back Bay Office Co-Lender Agreement.

As used in this section “—The Whole Loans—The Back Bay Office Pari Passu-AB Whole Loan”, the capitalized terms “Master Servicer”, “Special Servicer”, “Operating Advisor”, “Certificate Administrator”, “Custodian” and “Trustee” mean such respective parties under the Benchmark 2023-B39 pooling and servicing agreement (the “Benchmark 2023-B39 PSA”).

As used in this prospectus:

(i)                            The Back Bay Office Notes designated Note A-1, Note A-2, Note A-3, Note A-4-1, Note A-4-2, Note A-4-3, Note A-5-1, Note A-5-2, Note A-6, Note A-7-A, Note A-7-B, Note A-8-1, Note A-8-2-A, Note A-8-2-B and Note A-8-3 are collectively referred to as the “Back Bay Office Senior Notes” and the holders thereof (including any issuing entity that holds a Back Bay Office Senior Note) are collectively referred to as the “Back Bay Office Senior Noteholders”;

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(ii)                         The Back Bay Office Senior Notes designated Note A-5-1, Note A-8-2-B and Note A-8-3 are collectively referred to as the “Back Bay Office Mortgage Loan”, Note A-1, Note A-2, Note A-3, Note A-4-1, Note A-4-2, Note A-4-3, Note A-5-2, Note A-6, Note A-7-A, Note A-7-B, Note A-8-1 and Note A-8-2-A are collectively referred to as the “Back Bay Office Pari Passu Companion Notes” and the holders of the Back Bay Office Pari Passu Companion Notes are referred to as the “Back Bay Office Pari Passu Companion Noteholders”;

(iii)                      The Back Bay Office Notes designated Note B-1 and Note B-2 are collectively referred to as the “Back Bay Office Junior Notes” and the holders thereof are referred to as the “Back Bay Office Junior Noteholders”;

(iv)                       The Back Bay Office Pari Passu Companion Notes and the Back Bay Office Junior Notes are collectively referred to as the “Back Bay Office Companion Notes” and the holders thereof are referred to as the “Back Bay Office Companion Noteholders”;

(v)                          The Back Bay Office Senior Notes accrue interest at 6.2980% per annum (the “Back Bay Office Senior Note Rate”). As used herein, the “Back Bay Office Net Senior Note Rate” means the Back Bay Office Senior Note Rate, less the primary servicing fee rate applicable to the Back Bay Office Whole Loan under the Benchmark 2023-B39 PSA;

(vi)                       The Back Bay Office Junior Notes accrue interest at 8.2000% per annum (the “Back Bay Office Junior Note Rate”). As used herein, the “Back Bay Office Net Junior Note Rate” means the Back Bay Office Junior Note Rate, less the primary servicing fee rate applicable to the Back Bay Office Whole Loan under the Benchmark 2023-B39 PSA;

(vii)                    “Back Bay Office Mortgage Rate” means, as of any date of determination, the weighted average of the Back Bay Office Senior Note Rate and the Back Bay Office Junior Note Rate;

(viii)                 “Back Bay Office Senior Note Relative Spread” means the ratio of the Back Bay Office Senior Note Rate to the Back Bay Office Mortgage Rate;

(ix)                     “Back Bay Office Junior Note Relative Spread” means the ratio of the Back Bay Office Junior Note Rate to the Back Bay Office Mortgage Rate;

(x)                        “Back Bay Office Senior Note Default Rate” means a rate per annum equal to the Back Bay Office Senior Note Rate plus the lesser of (i) the maximum legal rate minus the Back Bay Office Senior Note Rate and (ii) 4%;

(xi)                     “Initial Back Bay Office Note Percentage Interest” means, with respect to the Back Bay Office Note with the designations set forth below, the percentage set forth next to such promissory note:

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Back Bay Office Note	Initial Back Bay Office Note Percentage Interest
Note A-1	25.462962962963000%
Note A-2	18.518518518518500%
Note A-3	4.166666666666670%
Note A-4-1	5.555555555555560%
Note A-4-2	4.629629629629630%
Note A-4-3	0.9259259259259260%
Note A-5-1 Note A-5-2	3.240740740740740% 2.314814814814814%
Note A-6	9.259259259259260%
Note A-7-A	2.777777777777780%
Note A-7-B	1.851851851851850%
Note A-8-1	3.70370370370370%
Note A-8-2-A	3.240740740740740%
Note A-8-2-B	0.4629629629629630%
Note A-8-3	1.851851851851850%
Note B-1	7.222222222222220%
Note B-2	4.814814814814810%

(xii)         “Aggregate Back Bay Office Senior Note Percentage Interest” means, as of any date of determination, the sum of the Initial Back Bay Office Note Percentage Interests of the Back Bay Office Senior Notes;

(xiii)        “Aggregate Back Bay Office Junior Note Percentage Interest” means, as of any date of determination, the sum of the Initial Back Bay Office Note Percentage Interests of the Back Bay Office Junior Notes;

(xiv)        “Pro Rata and Pari Passu Basis” with respect to the Back Bay Office Whole Loan means, (i) with respect to the Back Bay Office Senior Notes and the Back Bay Office Senior Noteholders (or any specified group of such promissory notes and noteholders), the allocation of any particular payment, collection, cost, expense, liability or other amount between such promissory notes or such noteholders, as the case may be, in accordance with a specified basis and without any priority of any such promissory note or any such noteholder over another such promissory note or noteholder, as the case may be, and in any event such that each such promissory note or noteholder, as the case may be, is allocated its respective pro rata portion (relative to the other such promissory notes in accordance with the applicable specified basis) of such particular payment, collection, cost, expense, liability or other amount; and (ii) with respect to the Back Bay Office Junior Notes and the Back Bay Office Junior Noteholders (or any specified group of such promissory notes and noteholders), the allocation of any particular payment, collection, cost, expense, liability or other amount between such promissory notes or such noteholders, as the case may be, in accordance with a specified basis and without any priority of any such promissory note or any such noteholder over another such promissory note or noteholder, as the case may be, and in any event such that each such promissory note or noteholder, as the case may be, is allocated its respective pro rata portion (relative to the other such promissory notes in accordance with the applicable specified basis) of such particular payment, collection, cost, expense, liability or other amount;

(xv)         “Back Bay Office Recovered Costs” means any amounts referred to in clauses (d) and/or (e) of the definition of “Defaulted Back Bay Office Senior Note Purchase Price” that, at the time of determination, had been previously paid or reimbursed to the Master Servicer or the Special Servicer from sources other than collections on or in respect of the Back Bay Office Whole Loan or the Mortgaged Property (including, without limitation, from collections on or in respect of loans, if any, other than the Back Bay Office Whole Loan); and

(xvi)        “Defaulted Back Bay Office Senior Note Purchase Price” means, as of any date of determination, the sum, without duplication, of each of the following to the extent that such amounts have not been previously paid or reimbursed as described under “—Application of Payments” below: (a) the aggregate outstanding principal balance of the Back Bay Office Senior Notes; (b) accrued and unpaid interest on the aggregate outstanding principal balance of the Back Bay Office Senior Notes at the Back Bay Office Senior

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Note Rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period relating to the monthly payment date next following the date the purchase occurred; (c) any other amounts due under the Back Bay Office Whole Loan to the Back Bay Office Senior Noteholders, other than prepayment premiums, penalty charges, late fees, exit fees and any other similar fees, provided that if a borrower party is the purchaser, the Defaulted Back Bay Office Senior Note Purchase Price will include prepayment premiums, penalty charges, late fees, exit fees and any other similar fees; (d) without duplication of amounts under clause (c), any unreimbursed advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, property advances payable or reimbursable to the Master Servicer and the Special Servicer, and special servicing fees incurred by or on behalf of the Back Bay Office Senior Noteholders); (e) without duplication of amounts under clause (c), any accrued and unpaid interest on an advance made by or on behalf of the Back Bay Office Senior Noteholders; (f) (x) if a borrower party is the purchaser, or (y) if the purchase occurs more than 90 days after such option first becomes exercisable as described under “—Back Bay Office Junior Noteholders’ Option to Purchase the Back Bay Office Senior Notes” below, any liquidation or workout fees payable under the Benchmark 2023-B39 PSA with respect to the Back Bay Office Whole Loan; (g) (x) if a borrower party is the purchaser, or (y) if the purchase occurs more than 120 days after notice by the Master Servicer or the Special Servicer to the Back Bay Office Junior Noteholders of the servicing transfer event resulting in the Back Bay Office Whole Loan being a Specially Serviced Loan as a result of which such option first becomes exercisable as described under “—Back Bay Office Junior Noteholders’ Option to Purchase the Back Bay Office Senior Notes” below, any accrued and unpaid late payment charges and default interest on the Back Bay Office Senior Notes that are not held by a securitization trust; and (h) any Back Bay Office Recovered Costs not reimbursed previously to the Back Bay Office Senior Noteholders pursuant to the Back Bay Office Co-Lender Agreement. If the Back Bay Office Mortgaged Property becomes an REO Property, for purposes of determining the Defaulted Back Bay Office Senior Note Purchase Price, interest will be deemed to continue to accrue on the Back Bay Office Senior Notes at the Back Bay Office Senior Note Default Rate as if the Back Bay Office Whole Loan were not so converted. In no event will the Defaulted Back Bay Office Senior Note Purchase Price include amounts due or payable to the Back Bay Office Junior Noteholders under the Back Bay Office Co-Lender Agreement.

Servicing

The Back Bay Office Whole Loan and any related REO Property will be serviced and administered under the Benchmark 2023-B39 PSA.

In servicing the Back Bay Office Whole Loan, the Master Servicer and the Special Servicer are required to service the Back Bay Office Whole Loan in accordance with the Servicing Standard, taking into account the interests of each of the Back Bay Office Noteholders as a collective whole (it being understood that the interests of the Back Bay Office Junior Noteholders are subordinate to the interests of the Back Bay Office Senior Noteholders, subject to the terms and conditions of the Back Bay Office Co-Lender Agreement, including the rights of the Back Bay Office Controlling Noteholder (as defined below)).

Custody of the Mortgage File

The originals of the mortgage loan documents for the Back Bay Office Whole Loan (other than the original promissory notes not included in the Benchmark 2023-B39 securitization) will be held by the custodian under the Benchmark 2023-B39 PSA.

Application of Payments

In general, the Back Bay Office Junior Notes and the rights of the Back Bay Office Junior Noteholders to receive payments of interest, principal and other amounts with respect to the Back Bay Office Junior Notes are at all times junior, subject and subordinate to the Back Bay Office Senior Notes and the right of the Back Bay Office Senior Noteholders to receive payments of interest, principal and other amounts with respect to the Back Bay Office Senior Notes as set forth in the Back Bay Office Co-Lender Agreement.

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Payments Prior to a Back Bay Office Sequential Pay Event

If no Back Bay Office Sequential Pay Event (as defined below) has occurred and is continuing, all amounts tendered by the borrower under the Back Bay Office Whole Loan or otherwise available for payment on or with respect to or in connection with the Back Bay Office Whole Loan or the Back Bay Office Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of monthly payments, the balloon payment, liquidation proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Back Bay Office Whole Loan, insurance proceeds or condemnation proceeds (other than proceeds, awards or settlements that are required to be applied to the restoration or repair of the Mortgaged Property or released to the related borrower in accordance with the terms of the mortgage loan documents, to the extent permitted by the REMIC provisions) and any other amounts paid by the related borrower (but excluding (x) all amounts for required reserves or escrows required by the mortgage loan documents for the Back Bay Office Whole Loan (to the extent, in accordance with the terms of such mortgage loan documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the Master Servicer or Special Servicer under the Benchmark 2023-B39 PSA and (y) all amounts that are then due, payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee) are required to be distributed by the Master Servicer in the following order of priority without duplication; provided, that (A) trustee fees, certificate administrator fees, operating advisor fees and asset representations reviewer fees, and any servicing fees due to the Master Servicer in excess of a Back Bay Office Note’s pro rata share (considering, for this purpose only, only the Back Bay Office Notes that are not included in the securitization trust governed by the Benchmark 2023-B39 PSA) of that portion of such servicing fees calculated at the “primary servicing fee rate” (or analogous term) applicable to the Back Bay Office Whole Loan (which “primary servicing fee rate” may not exceed 0.01% per annum) and any master servicing fees on mortgage loans other than the Back Bay Office Notes included in the Benchmark 2023-B39 securitization, and reimbursements of monthly payment advances and interest thereon, will be payable to such party only by the respective Back Bay Office Senior Noteholder in respect of whose Back Bay Office Note such fees accrued or such advances were made, in each case out of amounts otherwise payable in respect of such Back Bay Office Note under the following provisions, and (B) any late payment charges and default interest will be allocated under the provisions described under “—Application of Penalty Charges” below (without a purported exclusion on account of amounts payable to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee under the Benchmark 2023-B39 PSA); provided, further, that, with respect to any assumption or transfer fees explicitly payable pursuant to the mortgage loan agreement to the holders of Back Bay Office Notes that are not then currently held by a securitization trust, any such assumption or transfer fees that are actually so paid will be distributed to holders of such Back Bay Office Notes in the respective amounts payable to them as provided in the mortgage loan agreement without deduction or exclusion):

(i)    first, to the Back Bay Office Senior Noteholders, on a Pro Rata and Pari Passu Basis on the basis of their respective entitlements under this clause, in an amount equal to the accrued and unpaid interest on the principal balances of their respective promissory notes at the Back Bay Office Net Senior Note Rate;

(ii)   second, to the Back Bay Office Senior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders' promissory notes), in an aggregate amount equal to all principal payments received, including any insurance proceeds or condemnation proceeds received, if any, with respect to such monthly payment date with respect to the Back Bay Office Whole Loan allocated as principal on the Back Bay Office Whole Loan and payable to the Back Bay Office Noteholders, until the outstanding principal balances of the Back Bay Office Senior Notes have been reduced to zero;

(iii)  third, to the Back Bay Office Senior Noteholders, on a Pro Rata and Pari Passu Basis based on their respective entitlements under this clause, up to the amount of any unreimbursed out-of-pocket costs and expenses paid by the respective Back Bay Office Senior Noteholders, including any Back Bay Office Recovered Costs not previously reimbursed by the related borrower (or paid or advanced by the Master Servicer or the Special Servicer on its behalf and not previously paid or reimbursed to such servicer) with respect to the Back Bay Office Whole Loan pursuant to the Back Bay Office Co-Lender Agreement or the Benchmark 2023-B39 PSA;

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(iv)  fourth, if the proceeds of any foreclosure sale or any liquidation of the Back Bay Office Whole Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a workout the aggregate outstanding principal balance of the Back Bay Office Senior Notes has been reduced, then to the Back Bay Office Senior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders' promissory notes), in an aggregate amount up to the reduction, if any, of the aggregate outstanding principal balance of the Back Bay Office Senior Notes as a result of such workout, plus interest on such amount at the related Back Bay Office Senior Note Rate from and including the date(s) of such reduction to but excluding the monthly payment date next succeeding the availability of funds under this clause;

(v)   fifth, to the extent one or more of the Back Bay Office Junior Noteholders have made any payments or advances to cure defaults as described below under "-Cure Rights of the Back Bay Office Junior Noteholders", to reimburse such noteholders, on a Pro Rata and Pari Passu Basis based on their respective entitlements under this portion of this clause, for all such cure payments and to such noteholders, on a Pro Rata and Pari Passu Basis on the basis of their respective entitlements under this portion of this clause, in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by such noteholders in connection with any cure of a non-monetary default as described below under “—Cure Rights of the Back Bay Office Junior Noteholders”, to the extent reimbursable by, but not previously reimbursed by, the related borrower;

(vi)  sixth, to the Back Bay Office Junior Noteholders, on a Pro Rata and Pari Passu Basis based on their respective entitlements under this clause, in an amount equal to the accrued and unpaid interest on the principal balances of their respective promissory notes at the Back Bay Office Net Junior Note Rate;

(vii) seventh, to the Back Bay Office Junior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders' promissory notes), in an aggregate amount equal to all principal payments received, including any insurance proceeds or condemnation proceeds received, if any, with respect to such monthly payment date with respect to the Back Bay Office Whole Loan allocated as principal on the Back Bay Office Whole Loan and payable to the Back Bay Office Noteholders, remaining after giving effect to the allocations in clause (ii) above, until the outstanding principal balances of the Back Bay Office Junior Notes have been reduced to zero;

(viii)        eighth, if the proceeds of any foreclosure sale or any liquidation of the Back Bay Office Whole Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vii) and, as a result of a workout the aggregate outstanding principal balance of the Back Bay Office Junior Notes has been reduced, then to the Back Bay Office Junior Noteholders, on a Pro Rata and Pari Passu Basis (based on the initial principal balance of each such noteholder's promissory note as a percentage of the aggregate initial principal balance of all such noteholders' promissory notes), in an aggregate amount up to the reduction, if any, of the aggregate outstanding principal balance of the Back Bay Office Junior Notes as a result of such workout, plus interest on such amount at the related Back Bay Office Junior Note Rate from and including the date(s) of such reduction to but excluding the monthly payment date next succeeding the availability of funds under this clause;

(ix)  ninth, to the Back Bay Office Senior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders' promissory notes), in an aggregate amount equal to the product of (i) the Aggregate Back Bay Office Senior Note Percentage Interest multiplied by (ii) the Back Bay Office Senior Note Relative Spread, and (iii) any prepayment premium to the extent paid by the related borrower;

(x)   tenth, to the Back Bay Office Junior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders' promissory notes), in an aggregate amount equal to the product of (i) the Aggregate Back Bay Office Junior Note Percentage Interest multiplied by (ii)

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the Back Bay Office Junior Note Relative Spread, and (iii) any prepayment premium to the extent paid by the related borrower;

(xi)  eleventh, to the Back Bay Office Senior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders' promissory notes), the Aggregate Back Bay Office Senior Note Percentage Interest of any penalty charges and late payment charges then due and owing under the Back Bay Office Whole Loan;

(xii) twelfth, to the Back Bay Office Junior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders' promissory notes), the Aggregate Back Bay Office Junior Note Percentage Interest of any penalty charges and late payment charges then due and owing under the Back Bay Office Whole Loan; and

(xiii)        thirteenth, if any amount is available to be distributed in respect of the Back Bay Office Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xii), such remaining amount will be paid pro rata to the Back Bay Office Senior Noteholders and the Back Bay Office Junior Noteholders in accordance with the initial Aggregate Back Bay Office Senior Note Percentage Interest and the initial Aggregate Back Bay Office Junior Note Percentage Interest, respectively, with the amount distributed to the Back Bay Office Senior Noteholders to be allocated among them on a Pro Rata and Pari Passu Basis based on the respective initial principal balances of the Back Bay Office Senior Notes and the amount distributed to the Back Bay Office Junior Noteholders to be allocated among them on a Pro Rata and Pari Passu Basis based on the respective initial principal balances of the Back Bay Office Junior Notes.

To the extent that amounts distributable to a noteholder as described above constitute proceeds of the purchase of the Back Bay Office Whole Loan by a mezzanine lender pursuant to an option granted under the related mezzanine intercreditor agreement, or the proceeds of the purchase of the securitized Back Bay Office Senior Notes as described below under “—Back Bay Office Junior Noteholders’ Option to Purchase the Back Bay Office Senior Notes”, such amounts will be so distributable to the person who was the applicable noteholder immediately prior to such purchase. No portion of the proceeds of a purchase of the Back Bay Office Senior Notes by the Back Bay Office Junior Noteholder(s) will be distributable to any Back Bay Office Junior Noteholder in that capacity. The proceeds of any sale of any Back Bay Office Senior Notes that are then included in a securitization trust (when the Back Bay Office Notes are collectively a Defaulted Mortgage Loan) will be distributable solely as set forth below under “—Back Bay Office Junior Noteholders’ Option to Purchase the Back Bay Office Senior Notes” and not under the provisions described in this “—Payments Prior to a Back Bay Office Sequential Pay Event” subsection.

“Back Bay Office Sequential Pay Event” means any event of default with respect to an obligation to pay money due under the Back Bay Office Whole Loan, any other event of default for which the Back Bay Office Whole Loan is actually accelerated or any other event of default which causes the Back Bay Office Whole Loan to become a Specially Serviced Loan, or any bankruptcy or insolvency event that constitutes an event of default; provided, that unless the Master Servicer or the Special Servicer has notice or knowledge of such event at least ten (10) business days prior to the applicable distribution date, distributions will be made sequentially beginning on the subsequent distribution date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Back Bay Office Whole Loan. A Back Bay Office Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by the Back Bay Office Junior Noteholder(s)) and will not be deemed to exist to the extent the Back Bay Office Junior Noteholder(s) are exercising cure rights or the default that led to the occurrence of such Back Bay Office Sequential Pay Event has otherwise been cured or waived.

Payments Following a Back Bay Office Sequential Pay Event

Payments of interest and principal are required to be made to the Back Bay Office Noteholders according to the priorities described above under “—Payments Prior to a Back Bay Office Sequential Pay Event”; provided, if a Back Bay Office Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower under the Back Bay Office Whole Loan or otherwise available for payment on or with respect to or in connection with the Back Bay Office Whole Loan or the Back Bay Office Mortgaged Property or amounts realized as proceeds thereof

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(including, without limitation, amounts received by the Master Servicer or the Special Servicer pursuant to the Benchmark 2023-B39 PSA as reimbursements on account of recoveries in respect of advances), whether received in the form of monthly payments, the balloon payment, liquidation proceeds, any proceeds from the sale or distribution of any REO Property, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Back Bay Office Whole Loan, insurance proceeds or condemnation proceeds (other than proceeds, awards or settlements that are required to be applied to the restoration or repair of the Mortgaged Property or released to the related borrower in accordance with the terms of the mortgage loan documents, to the extent permitted by the REMIC provisions) and any other amounts paid by the related borrower (but excluding (x) all amounts for required reserves or escrows required by the mortgage loan documents for the Back Bay Office Whole Loan (to the extent, in accordance with the terms of such mortgage loan documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the Master Servicer or Special Servicer under the Benchmark 2023-B39 PSA and (y) all amounts that are then due, payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee) are required to be distributed by the Master Servicer in the following order of priority without duplication; provided, that (A) trustee fees, certificate administrator fees, operating advisor fees and asset representations reviewer fees, and any servicing fees due to the Master Servicer in excess of a Back Bay Office Note’s pro rata share (considering, for this purpose only, only the Back Bay Office Notes that are not included in the securitization trust governed by the Benchmark 2023-B39 PSA) of that portion of such servicing fees calculated at the “primary servicing fee rate” (or analogous term) applicable to the Back Bay Office Whole Loan and any master servicing fees on mortgage loans other than the Back Bay Office Notes included in the Benchmark 2023-B39 securitization, and reimbursements of monthly payment advances and interest thereon, will be payable to such party only by the respective Back Bay Office Senior Noteholder in respect of whose Back Bay Office Note such fees accrued or such advances were made, in each case out of amounts otherwise payable in respect of such Back Bay Office Note under the following provisions, and (B) any late payment charges and default interest will be allocated under the provisions described under “—Application of Penalty Charges” below (without a purported exclusion on account of amounts payable to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee under the Benchmark 2023-B39 PSA); provided, further, that, with respect to any assumption or transfer fees explicitly payable pursuant to the mortgage loan agreement to the holders of Back Bay Office Notes that are not then currently held by a securitization trust, any such assumption or transfer fees that are actually so paid will be distributed to holders of such Back Bay Office Notes in the respective amounts payable to them as provided in the mortgage loan agreement without deduction or exclusion):

(i)                            first, to the Back Bay Office Senior Noteholders, on a Pro Rata and Pari Passu Basis on the basis of their respective entitlements under this clause, in an amount equal to the accrued and unpaid interest on the principal balances of their respective promissory notes at the Back Bay Office Net Senior Note Rate;

(ii)                         second, to the Back Bay Office Senior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders' promissory notes), until the outstanding principal balances of the Back Bay Office Senior Notes have been reduced to zero;

(iii)                      third, to the Back Bay Office Senior Noteholders, on a Pro Rata and Pari Passu Basis based on their respective entitlements under this clause, up to the amount of any unreimbursed out-of-pocket costs and expenses paid by the respective Back Bay Office Senior Noteholders, including any Back Bay Office Recovered Costs in each case to the extent reimbursable by the related borrower but not previously reimbursed by the related borrower (or paid or advanced by the Master Servicer or the Special Servicer on its behalf and not previously paid or reimbursed to such servicer) with respect to the Back Bay Office Whole Loan pursuant to the Back Bay Office Co-Lender Agreement or the Benchmark 2023-B39 PSA;

(iv)                       fourth, if the proceeds of any foreclosure sale or any liquidation of the Back Bay Office Whole Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a workout the aggregate outstanding principal balance of the Back Bay Office Senior Notes has been reduced, then to the Back Bay Office Senior Noteholders, on a Pro Rata and Pari Passu Basis (based on the initial principal balance of each such noteholder's promissory note as a percentage of the aggregate initial principal balance of all such noteholders’ promissory notes), in an aggregate amount up to the reduction, if any, of the aggregate outstanding principal balance of the Back Bay Office Senior Notes as a result of such workout, plus interest on such amount at the related Back Bay Office Senior Note Rate from and

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including the date(s) of such reduction to but excluding the monthly payment date next succeeding the availability of funds under this clause;

(v)                          fifth, to the extent one or more of the Back Bay Office Junior Noteholders have made any payments or advances to cure defaults as described below under “—Cure Rights of the Back Bay Office Junior Noteholders”, to reimburse such noteholders, on a Pro Rata and Pari Passu Basis based on their respective entitlements under this portion of this clause, for all such cure payments and to such noteholders, on a Pro Rata and Pari Passu Basis on the basis of their respective entitlements under this portion of this clause, in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by such noteholders in connection with any cure of a non-monetary default as described below under “—Cure Rights of the Back Bay Office Junior Noteholders”, to the extent reimbursable by, but not previously reimbursed by, the related borrower;

(vi)                       sixth, to the Back Bay Office Junior Noteholders, on a Pro Rata and Pari Passu Basis based on their respective entitlements under this clause, in an amount equal to the accrued and unpaid interest on the principal balances of their respective promissory notes at the Back Bay Office Net Junior Note Rate;

(vii)                    seventh, to the Back Bay Office Junior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders' promissory notes), until the outstanding principal balances of the Back Bay Office Junior Notes have been reduced to zero;

(viii)                 eighth, if the proceeds of any foreclosure sale or any liquidation of the Back Bay Office Whole Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vii) and, as a result of a workout the aggregate outstanding principal balance of the Back Bay Office Junior Notes has been reduced, then to the Back Bay Office Junior Noteholders, on a Pro Rata and Pari Passu Basis (based on the initial principal balance of each such noteholder's promissory note as a percentage of the aggregate initial principal balance of all such noteholders’ promissory notes), in an aggregate amount up to the reduction, if any, of the aggregate outstanding principal balance of the Back Bay Office Junior Notes as a result of such workout, plus interest on such amount at the related Back Bay Office Junior Note Rate from and including the date(s) of such reduction to but excluding the monthly payment date next succeeding the availability of funds under this clause;

(ix)                     ninth, to the Back Bay Office Senior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders' promissory notes), in an aggregate amount equal to the product of (i) the Aggregate Back Bay Office Senior Note Percentage Interest multiplied by (ii) the Back Bay Office Senior Note Relative Spread, and (iii) any prepayment premium to the extent paid by the related borrower;

(x)                        tenth, to the Back Bay Office Junior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders’ promissory notes), in an aggregate amount equal to the product of (i) the Aggregate Back Bay Office Junior Note Percentage Interest multiplied by (ii) the Back Bay Office Junior Note Relative Spread, and (iii) any prepayment premium to the extent paid by the related borrower;

(xi)                     eleventh, to the Back Bay Office Senior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders’ promissory notes), the Aggregate Back Bay Office Senior Note Percentage Interest of any penalty charges and late payment charges then due and owing under the Back Bay Office Whole Loan;

(xii)                  twelfth, to the Back Bay Office Junior Noteholders, on a Pro Rata and Pari Passu Basis (based on the outstanding principal balance of each such noteholder's promissory note as a percentage of the aggregate outstanding principal balance of all such noteholders' promissory notes), the Aggregate Back Bay

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Office Junior Note Percentage Interest of any penalty charges and late payment charges then due and owing under the Back Bay Office Whole Loan; and

(xiii)               thirteenth, if any amount is available to be distributed in respect of the Back Bay Office Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xii), such remaining amount will be paid pro rata to the Back Bay Office Senior Noteholders and the Back Bay Office Junior Noteholders in accordance with the initial Aggregate Back Bay Office Senior Note Percentage Interest and the initial Aggregate Back Bay Office Junior Note Percentage Interest, respectively, with the amount distributed to the Back Bay Office Senior Noteholders to be allocated among them on a Pro Rata and Pari Passu Basis based on the respective initial principal balances of the Back Bay Office Senior Notes and the amount distributed to the Back Bay Office Junior Noteholders to be allocated among them on a Pro Rata and Pari Passu Basis based on the respective initial principal balances of the Back Bay Office Junior Notes.

To the extent that amounts distributable to a noteholder as described above constitute proceeds of the purchase of the Back Bay Office Whole Loan by a mezzanine lender pursuant to an option granted under the related mezzanine intercreditor agreement, or the proceeds of the purchase of the securitized Back Bay Office Senior Notes as described below under “—Back Bay Office Junior Noteholders’ Option to Purchase the Back Bay Office Senior Notes”, such amounts will be so distributable to the person who was the applicable noteholder immediately prior to such purchase. No portion of the proceeds of a purchase of the Back Bay Office Senior Notes by the Back Bay Office Junior Noteholder(s) will be distributable to any Back Bay Office Junior Noteholder in that capacity. The proceeds of any sale of any Back Bay Office Senior Notes that are then included in a securitization trust (when the Back Bay Office Notes are collectively a Defaulted Mortgage Loan) will be distributable solely as set forth below under “—Back Bay Office Junior Noteholders’ Option to Purchase the Back Bay Office Senior Notes” and not under the provisions described in this “—Payments Prior to a Back Bay Office Sequential Pay Event” subsection.

Application of Penalty Charges

Penalty charges allocated to the Back Bay Office Notes as described above under “—Payments Prior to a Back Bay Office Sequential Pay Event” and “—Payments Following a Back Bay Office Sequential Pay Event” are required to be applied:

(i)                            first, to reduce the penalty charges otherwise payable on each such promissory note by the amount necessary to pay the Master Servicer, the Trustee or the Special Servicer for advance interest accrued on any servicing advance and reimbursement of any servicing advances in accordance with the terms of the Benchmark 2023-B39 PSA (on a pro rata and pari passu basis, from amounts allocated to the Back Bay Office Senior Notes and the Back Bay Office Junior Notes);

(ii)                         second, with respect to amounts allocated to any Back Bay Office Senior Note included in a securitization trust, to reduce, on a Pro Rata and Pari Passu Basis, the penalty charges otherwise payable to the holder of each such promissory note by the amount necessary to pay each master servicer and trustee with respect to each securitization trust that includes a Back Bay Office Senior Note for advance interest accrued on any monthly payment advance made with respect to such promissory note by such party (if and as specified in the related securitization servicing agreement);

(iii)                      third, to reduce, the penalty charges otherwise payable on each such promissory note by the amount necessary to pay additional trust fund expenses (including special servicing fees, unpaid workout fees and unpaid liquidation fees) incurred with respect to the Back Bay Office Whole Loan (on a pro rata and pari passu basis, from amounts allocated to the Back Bay Office Senior Notes and the Back Bay Office Junior Notes based solely upon the outstanding principal balances of such Back Bay Office Senior Notes and Back Bay Office Junior Notes); and

(iv)                       finally, on a pro rata and pari passu basis based upon the outstanding principal balances of the Back Bay Office Senior Notes and the Back Bay Office Junior Notes, (i) in the case of the remaining amount of penalty charges so allocated to Note A-3, Note A-4-1, Note A-4-2, Note A-4-3, Note A-5-1, Note A-5-2, Note A-6, Note A-7-A, Note A-7-B, Note A-8-1, Note A-8-2-A, Note A-8-2-B and Note A-8-3, to pay such remaining amount to the Master Servicer and/or the Special Servicer as additional servicing compensation, and (ii) in the case of the remaining amount of penalty charges so allocated to Note A-1, Note A-2, Note B-1 and Note B-2,

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to pay such remaining amount to the related noteholders on a pro rata and pari passu basis based upon the outstanding principal balances of such promissory notes. Notwithstanding the foregoing, (A) any penalty charges received as part of the purchase price for the Back Bay Office Whole Loan pursuant to a purchase option of a mezzanine lender under a mezzanine intercreditor agreement will be paid to the holders of Note A-1 and Note A-2 and, if the related promissory note is not included in a securitization trust, the holders of Note A-3, Note A-4-1, Note A-4-2, Note A-4-3, Note A-5-1, Note A-5-2 Note A-6, Note A-7-A, Note A-7-B, Note A-8-1, Note A-8-2-A, Note A-8-2-B and Note A-8-3 to the extent of such penalty charges that were so paid on their promissory notes (and allocated and paid, as between such noteholders, on a pro rata and pari passu basis according to their outstanding principal balances) and to the Back Bay Office Junior Noteholders to the extent of such penalty charges that were so paid on their promissory notes (and allocated and paid, as between such noteholders, on a pro rata and pari passu basis according to their outstanding principal balances) and (b) any penalty charges received as part of the purchase price for the Defaulted Mortgage Loan pursuant to the purchase option of the Back Bay Office Junior Noteholders are required to be paid to the holders of Note A-1 and Note A-2 and, if the related promissory note is not included in a securitization trust, the holders of Note A-3, Note A-4-1, Note A-4-2, Note A-4-3, Note A-5-1, Note A-5-2, Note A-6, Note A-7-A, Note A-7-B, Note A-8-1, Note A-8-2-A, Note A-8-2-B and Note A-8-3 (and allocated and paid between such noteholders on a pro rata and pari passu basis according to their outstanding principal balances).

Certain Express Provisions Regarding Securitization Expenses

In no event will the holder of any Back Bay Office Senior Note that is not the subject of a securitization (a “Back Bay Office Unsecuritized Senior Note”, which term at all times will include the Back Bay Office Senior Note designated Note A-1 and the Back Bay Office Senior Note designated Note A-2) be required to pay or reimburse any person or entity for, nor will any amount otherwise payable or distributable to a holder of a Back Bay Office Unsecuritized Senior Note be reduced, in whole or in part, as a result of any advance interest on monthly payment advances; any monthly payment advances that are determined to be nonrecoverable; any trustee fees, certificate administrator fees, operating advisor fees or asset representation reviewer fees, or any master servicing fees for the Back Bay Office Whole Loan in excess of the Back Bay Office Unsecuritized Senior Note’s pro rata share of that portion of master servicing fees calculated at the “primary servicing fee rate” (nor master servicing fees on unrelated mortgage loans), that are accrued, paid or payable in respect of any securitized Back Bay Office Senior Note; or any costs or expenses of the enforcement of any obligation of any person or entity to repurchase a securitized Back Bay Office Senior Note from any securitization trust; provided, however, that the provisions described in the paragraph are subject to the provisions described under “—Application of Penalty Charges” above.

Effects of Workout

If the Special Servicer in connection with a workout of the Back Bay Office Whole Loan modifies the terms thereof such that (i) the unpaid principal balance of the Back Bay Office Whole Loan is decreased, (ii) the mortgage rate or scheduled amortization payments on such Whole Loan are reduced, (iii) payments of interest or principal on such Whole Loan are waived, reduced or deferred or (iv) any other modification, waiver or amendment (other than an increase in the mortgage rate or increase in scheduled amortization payments) is made to any of the terms of the Back Bay Office Whole Loan, all payments to the Back Bay Office Senior Noteholders and the Back Bay Office Junior Noteholders as described above under “—Application of Payments” will be made as so described as though such workout did not occur, with the payment terms of the Back Bay Office Senior Notes remaining the same as they are on the date hereof, and the full economic effect of all waivers, reductions or deferrals of amounts due on the Back Bay Office Whole Loan attributable to such workout will be borne, first, by the Back Bay Office Junior Noteholders (pro rata based on the outstanding principal balances of their respective promissory notes), and then, by the Back Bay Office Senior Noteholders (pro rata based on the outstanding principal balances of their respective promissory notes), in that order, in each case up to the amount otherwise due on such promissory note(s). Subject to the Benchmark 2023-B39 PSA and the Back Bay Office Co-Lender Agreement, in the case of any modification or amendment described above, the Master Servicer and the Special Servicer will have the sole authority and ability to revise the payment provisions described above under “—Application of Payments” in a manner that reflects the subordination of the Back Bay Office Junior Notes to the Back Bay Office Senior Notes, with respect to the loss that is the result of such amendment or modification, including (without limitation): (i) the ability to increase the Aggregate Back Bay Office Senior Note Percentage Interest, and to increase or reduce, as applicable, the Aggregate Back Bay Office Junior Note Percentage Interest in a manner that reflects a loss in principal as a result of such amendment or modification and (ii) the ability to change the Back Bay Office Senior Note Rate and the Back

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Bay Office Junior Note Rate, as applicable, in order to reflect a reduction in the Back Bay Office Mortgage Rate of the Back Bay Office Whole Loan but will not be permitted to change the order of the clauses described above under “—Application of Payments”. Notwithstanding the foregoing, if any workout, modification or amendment of the Back Bay Office Whole Loan extends the original maturity date of the Back Bay Office Whole Loan, for purposes of this paragraph, the balloon payment will be deemed not to be due on the original maturity date of the Back Bay Office Whole Loan but will be deemed due on the extended maturity date of the Back Bay Office Whole Loan.

Consultation and Control

The Special Servicer may not take, or consent to the Master Servicer’s taking, any of the actions constituting a Back Bay Office Major Decision as to which (x) if the holder of Back Bay Office Note designated Note B-1 or the holder of the Back Bay Office Note designated Note A-4-1 is the Back Bay Office Controlling Noteholder, such Back Bay Office Controlling Noteholder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related major decision reporting package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within such 10 business day period or 20 day period, the Back Bay Office Controlling Noteholder will be deemed to have consented to such Back Bay Office Major Decision), (y) if such Back Bay Office Major Decision also constitutes a Back Bay Office Extraordinary Major Decision (other than when the holder of Note A-4-1 is the Back Bay Office Controlling Noteholder), has not been consented to or approved (or been deemed to have consented to or approved) by the Required Decision-Eligible Senior Noteholders as described under “—Back Bay Office Extraordinary Major Decisions” below or (z) that, if such Back Bay Office Major Decision also constitutes a Back Bay Office Majority Decision (other than when the holder of Note B-1 or the holder of Note A-4-1 is the Back Bay Office Controlling Noteholder), has not been consented to or approved (or been deemed to have consented to or approved) by the Required Decision-Eligible Senior Noteholders as described under “—Back Bay Office Majority Decisions” below.

Furthermore, the Back Bay Office Controlling Noteholder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Back Bay Office Whole Loan as such party may reasonably deem advisable or as to which provision is otherwise made in the Back Bay Office Co-Lender Agreement or in the Benchmark 2023-B39 PSA (but this will not be construed to limit the rights of other Back Bay Office Noteholders under the provisions of the Back Bay Office Co-Lender Agreement described under “—Back Bay Office Extraordinary Major Decisions” below or “—Back Bay Office Majority Decisions” below).

In addition, prior to taking, or consenting to the Master Servicer’s taking of, any Back Bay Office Major Decision, the Special Servicer will be required to consult (on a non-binding basis) with all applicable Back Bay Office Consulting Parties in connection with such Back Bay Office Major Decision with respect to the Back Bay Office Whole Loan and consider alternative actions recommended by such Back Bay Office Consulting Parties; provided that each such consultation is not binding on the Special Servicer. However, no person or entity who constitutes a Decision-Eligible Senior Noteholder with respect to a Back Bay Office Extraordinary Major Decision under the provisions described under “—Back Bay Office Extraordinary Major Decisions” below, or a Back Bay Office Majority Decision under the provisions described under “—Back Bay Office Majority Decisions” below, will also be entitled to non-binding consultation with the Special Servicer with respect to such Back Bay Office Extraordinary Major Decision or such Back Bay Office Majority Decision, as the case may be, notwithstanding that such person may otherwise then constitute a Back Bay Office Consulting Party. The period when the Special Servicer engages in non-binding consultation with any Back Bay Office Consulting Party need not extend past 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after such Back Bay Office Consulting Party’s receipt of the related major decision reporting package from the Special Servicer.

Notwithstanding any provision to the contrary, if the Special Servicer or Master Servicer (if it is otherwise authorized to take such action), as applicable, determines that immediate action, with respect to a Back Bay Office Major Decision, or any matter requiring the consent of, or consultation with, the Back Bay Office Controlling Noteholder, the Decision-Eligible Senior Noteholders or the applicable Back Bay Office Consulting Parties, is necessary to protect the interests of the Back Bay Office Noteholders (as a collective whole as if the Back Bay Office Noteholders constituted a single lender (and taking into account the subordinate nature of the Back Bay Office Junior Notes)), the Special Servicer or Master Servicer, as applicable, may take any such action without waiting for the responses of the Back Bay Office Controlling Noteholder, the Decision-Eligible Senior Noteholders

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or any Back Bay Office Consulting Party (or, in the case of the Master Servicer, the response of the Special Servicer).

No direction, objection, advice or consultation on the part of the Back Bay Office Controlling Noteholder, any applicable Decision-Eligible Senior Noteholder(s) or any applicable Back Bay Office Consulting Party may require or cause the Master Servicer or the Special Servicer to violate the terms of the Back Bay Office Whole Loan, any provision of any related mortgage loan documents, any mezzanine intercreditor agreement (if any mezzanine debt exists), applicable law, the Back Bay Office Co-Lender Agreement or the REMIC provisions, including without limitation each of the Master Servicer’s and the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose any Back Bay Office Noteholder or any party to the Back Bay Office Co-Lender Agreement or the Benchmark 2023-B39 PSA or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, or cause any REMIC that holds any interest in a Back Bay Office Note to fail to qualify as a REMIC or any grantor trust that holds an interest in a Back Bay Office Note to fail to qualify as a grantor trust for federal income tax purposes, or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions, or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Back Bay Office Co-Lender Agreement or the Benchmark 2023-B39 PSA.

None of the Back Bay Office Controlling Noteholder or the Back Bay Office Consulting Parties will have any liability to any other Back Bay Office Note holder, or any person who owns an interest in any such other promissory notes, for any action taken, or for refraining from the taking of any action, pursuant to the Back Bay Office Co-Lender Agreement or the Benchmark 2023-B39 PSA, or for error in judgment. No Decision-Eligible Senior Noteholder will be under any liability to any other Back Bay Office Note holder (including other Decision-Eligible Senior Noteholder), or any other person, for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Back Bay Office Co-Lender Agreement or the Benchmark 2023-B39 PSA, or for errors in judgment.

Notwithstanding any provision to the contrary, in no event will the ownership or holding of an interest in a Back Bay Office Senior Note (whether legally, beneficially or otherwise, including as a holder or owner of a participation interest in such note or as a beneficial owner of any securities collateralized by such note) by a Back Bay Office Junior Noteholder (or any affiliate thereof) limit the status of the holder of Note B-1 as the Back Bay Office Controlling Noteholder or the rights of the holder of Note B-1 or its noteholder representative, at any time when no Back Bay Office Control Appraisal Period is in effect and the holder of Note B-1 is not a borrower party, nor limit, at any time, the rights of the Back Bay Office Junior Noteholders in such capacity.

“Back Bay Office Control Appraisal Period” means any period with respect to the Back Bay Office Whole Loan, if and for so long as:

(a)           (1) the aggregate initial principal balance of Note B-1 and Note B-2, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Back Bay Office Junior Notes after the date of their creation, (y) any Appraisal Reduction Amount then applicable to the Back Bay Office Whole Loan and (z) any losses realized with respect to the Mortgaged Property or the Back Bay Office Whole Loan that are allocated to the Back Bay Office Junior Notes, is less than

(b)           25% of the remainder of (i) the aggregate initial principal balance of Note B-1 and Note B-2 less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Back Bay Office Junior Notes after the date of their creation;

provided, that a Back Bay Office Control Appraisal Period will not be in effect at any time when a Back Bay Office Threshold Event Cure is in effect.

No Appraisal Reduction Amount based on an “assumed appraised value” or “automatic appraisal reduction amount” that may otherwise apply under the Benchmark 2023-B39 PSA will have force or effect for purposes of determining the Back Bay Office Controlling Noteholder or whether a Back Bay Office Control Appraisal Period is in effect.

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“Back Bay Office Controlling Noteholder” means, as of any date of determination: (i) the holder of Note B-1, provided that (a) no Back Bay Office Control Appraisal Period has occurred and is continuing and (b) the holder of Note B-1 is not a borrower party and a borrower party would not otherwise be entitled to exercise the rights of the Back Bay Office Controlling Noteholder in respect of Note B-1; (ii) the holder of Note A-1 if (a) the holder of Note B-1 is not then the Back Bay Office Controlling Noteholder and (b) the holder of Note A-1 is then a Control-Eligible Senior Noteholder; (iii) the holder of Note A-2 if (a) neither the holder of Note B-1 nor the holder of Note A-1 is then the Back Bay Office Controlling Noteholder and (b) the holder of Note A-2 is then a Control-Eligible Senior Noteholder; or (iv) if none of the holder of Note B-1, the holder of Note A-1 or the holder of Note A-2 is then the Back Bay Office Controlling Noteholder, the holder of Note A-4-1 (subject to the terms of the Benchmark 2023-B39 PSA). No Appraisal Reduction Amount based on an “assumed appraised value” or “automatic appraisal reduction amount” that may otherwise apply under the servicing agreement that constitutes the Benchmark 2023-B39 PSA will have force or effect for purposes of determining the Back Bay Office Controlling Noteholder or whether a Back Bay Office Control Appraisal Period is in effect.

“Back Bay Office Consulting Parties” means, as of any date of determination, all of the following persons: (i) the Note A-1 holder if it is a Decision-Eligible Senior Noteholder and is not then the Back Bay Office Controlling Noteholder; (ii) the Note A-2 holder if it is a Decision-Eligible Senior Noteholder and is not then the Back Bay Office Controlling Noteholder; (iii) the Note A-3 holder if it is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; (iv) the Note A-4-1 holder if it is not then the Back Bay Office Controlling Noteholder and is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; (v) the Note A-4-2 holder if it is not then the Back Bay Office Controlling Noteholder and is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; (vi) the Note A-4-3 holder if it is not then the Back Bay Office Controlling Noteholder and is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; (vii) the Note A-5-1 holder if it is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; the Note A-5-2 holder if it is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; (viii) the Note A-6 holder if it is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; (ix) the Note A-7-A holder if it is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; (x) the Note A-7-B holder if it is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; (xi) the Note A-8-1 holder if it is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; (xii) the Note A-8-2-A holder if it is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; (xiii) the Note A-8-2-B holder if it is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; (xiv) the Note A-8-3 holder if it is not a Restricted Senior Noteholder and, if included in a securitization trust, otherwise complies with the applicable restrictions set forth in the related securitization servicing agreement regarding affiliation with the borrower or broad affiliates thereof; and (xv) each of the one or more other persons as may be designated in the Benchmark 2023-B39 PSA.

“Back Bay Office Major Decision” means:

(i)            any forbearance with respect to the Back Bay Office Whole Loan or any proposed or actual foreclosure upon or comparable conversion (which may include any sale by power of sale or any

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acceptance of a deed in lieu of foreclosure or any acquisition of an REO Property) of the ownership of properties securing the Back Bay Office Whole Loan if it comes into and continues in default;

(ii)           any modification, consent to a modification or waiver of any monetary term (including, without limitation, penalty charges) or material non-monetary term (including, without limitation, a modification with respect to the timing of any monthly payment(s) and acceptance of discounted payoffs) of the Back Bay Office Whole Loan or any extension of the maturity date of the Back Bay Office Whole Loan;

(iii)          any direct sale or indirect sale (such as but not limited to the sale of limited liability company interests in an entity that is the direct owner) of all or any material portion of any REO Property;

(iv)          any determination to bring any REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the REO Property, give any lender consent under the mortgage loan documents to the borrower with respect to environmental matters or any approval of the borrower’s determination to bring the Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the Mortgaged Property, in each case, to the extent the lender is required to consent to, or approve, any such requirement from the borrower or the determination by the borrower under the mortgage loan documents;

(v)           any release of collateral or any acceptance of substitute or additional collateral for the Back Bay Office Whole Loan, or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the Back Bay Office Whole Loan and there is no lender discretion;

(vi)          any waiver of or decision to not enforce a “due on sale” or “due on encumbrance” clause under the mortgage loan documents or, if lender consent is required, any consent to a transfer of the Mortgaged Property or of direct or indirect interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected pursuant to the terms of the mortgage loan documents without the consent of the lender and for which there is otherwise no lender discretion;

(vii)         any approval of property management company changes (including modifications, waivers or amendments to any management agreement or entering into or terminating a management agreement), in each case to the extent the lender is required to consent to, or approve, such changes under the mortgage loan documents;

(viii)        releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion (for the avoidance of doubt the determination of whether conditions precedent to a borrower’s right to obtain a release have been satisfied will be a matter of lender discretion);

(ix)          (a) any acceptance of an assumption agreement, any consent to a transfer of interests in the guarantor or the borrower that is not permitted under the mortgage loan documents, any other agreement permitting transfers of interests in a borrower or guarantor other than in accordance with the mortgage loan documents, releasing a borrower or guarantor from liability under the Back Bay Office Whole Loan, the mortgage loan documents or any guaranty other than pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion, and (b) any amendment or modification to the definition of “Permitted Transfer” (or analogous term in the mortgage loan documents) or other provisions in the mortgage loan agreement with respect to change of control or ownership of the Mortgaged Property, the borrower or the guarantor;

(x)           any acceleration of the Back Bay Office Whole Loan or the exercise of any other remedy following a default or an event of default with respect to the Back Bay Office Whole Loan or any guaranty (including any delivery of a notice of default), any initiation of judicial, bankruptcy or similar proceedings under the mortgage loan documents, with respect to any guarantor, the borrower or the Mortgaged Property;

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(xi)                      the determination of the Special Servicer pursuant to the definition of “Specially Serviced Loan” that a default (other than a payment default or “Acceptable Insurance Default” exists or that an imminent event of default exists;

(xii)                   any determination of an Acceptable Insurance Default; any proposed modification or waiver of any material provisions in the mortgage loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower; any approval of any casualty, insurance settlements or condemnation settlements, and, to the extent the lender is required to consent to, or approve, any such determination under the mortgage loan documents, any determination to apply casualty proceeds or condemnation awards to the reduction of debt rather than to the restoration of the Mortgaged Property;

(xiii)                approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(xiv)                 any modification, waiver, amendment, renewal or termination of any “major lease” (as defined in the mortgage loan agreement) to the extent lender consent or approval is required under the mortgage loan documents, or entering into any subordination, non-disturbance and attornment agreement;

(xv)                    any consent to incurrence of additional debt by the borrower or mezzanine debt by a direct or indirect parent of a borrower, other than such debt that is permitted pursuant to the specific terms of the Back Bay Office Whole Loan and for which there is no lender discretion (for the avoidance of doubt, the determination of whether conditions precedent to the right to incur additional debt or additional mezzanine debt are satisfied will be a matter of lender discretion);

(xvi)                 any approval of or consent to a grant of an easement or right of way that materially affects the use or value of the Mortgaged Property or the borrower’s ability to make payments with respect to such Specially Serviced Loan;

(xvii)              agreeing to any modification, waiver, consent or amendment of the Back Bay Office Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (a) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral) that would permit the defeasance of the Back Bay Office Whole Loan, (b) a modification of the type of defeasance collateral required under the mortgage loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (c) a modification that would permit a principal prepayment instead of defeasance if the mortgage loan documents do not otherwise permit such principal prepayment;

(xviii)           any extension, modification, waiver, consent or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder (or holder of preferred equity that is substantially equivalent to the permitted mezzanine debt), or any action to enforce rights (or decision not to enforce rights), or any material modification, waiver, consent or amendment of such agreement, or any consent, approval waiver or determination by the senior lender under any such agreement and/or the exercise of rights and powers granted to the senior lender under any such agreement;

(xix)               the approval of any annual budget or material alteration for the Mortgaged Property, to the extent the lender has a right of consent or approval with respect to such budget or alteration under the mortgage loan documents;

(xx)                  any filing of a bankruptcy or similar action against the borrower or guarantor or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a Section 363 sale, order shortening time or similar motion of

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procedure in an insolvency proceeding or making an Section 1111(b)(2) election on behalf of the Back Bay Office Noteholders;

(xxi)               any material modification, waiver or amendment of any guaranty, environmental indemnity or environmental insurance policy related to the mortgage loan documents, in each case, to the extent lender has the right to consent to or approve such guaranty, indemnity or policy under the mortgage loan documents;

(xxii)            any approval of any operating and business plans proposed by Special Servicer for REO Property; and

(xxiii)         any calculation of debt yield or determination of whether a “low debt yield” period under the mortgage loan agreement is in effect when required for any purpose under the mortgage loan documents.

“Required Decision-Eligible Senior Noteholders” means (i) with respect to any Back Bay Office Major Decision that also constitutes a Back Bay Office Extraordinary Major Decision, one or more Decision-Eligible Senior Noteholders whose Back Bay Office Senior Notes collectively evidence not less than 66-2/3% of the aggregate initial principal balance of the Back Bay Office Senior Notes of all Decision-Eligible Senior Noteholders and (ii) with respect to any Back Bay Office Major Decision that also constitutes a Back Bay Office Majority Decision when the initial Note A-1 holder or the initial Note A-2 holder is the Back Bay Office Controlling Noteholder, one or more Decision-Eligible Senior Noteholders whose Back Bay Office Senior Notes collectively evidence a majority of the aggregate initial principal balance of the Back Bay Office Senior Notes of all Decision-Eligible Senior Noteholders.

“Decision-Eligible Senior Noteholder” means, as of any date of determination, any of (i) the holder of Note A-1, if such holder is not then delinquent in a paying a reimbursement amount requested under the Back Bay Office Co-Lender Agreement and is not then a Restricted Senior Noteholder and no borrower party, nor any Back Bay Office Junior Noteholder or any affiliate thereof, would then otherwise be entitled to exercise any appointment, consent, approval or consultation rights of the holder of Note A-1; (ii) the holder of Note A-2, if such holder is not then delinquent in paying a reimbursement amount requested under the Back Bay Office Co-Lender Agreement and is not then a Restricted Senior Noteholder and no borrower party, nor any Back Bay Office Junior Noteholder or any affiliate thereof, would then otherwise be entitled to exercise any appointment, consent, approval or consultation rights of the holder of Note A-2; and (iii) at any time when the holder of Note B-1 is not the Back Bay Office Controlling Noteholder, the holders of Note A-3, Note A-4-1, Note A-4-2, Note A-4-3, Note A-5-1, Note A-5-2, Note A-6, Note A-7-A, Note A-7-B, Note A-8-1, Note A-8-2-A, Note A-8-2-B and Note A-8-3 if its Note is not then held in a securitization, such holder is not then a Restricted Senior Noteholder and no borrower party would then otherwise be entitled to exercise any appointment, consent, approval or consultation rights of such holder; provided, that there will be no Decision-Eligible Senior Noteholders at any time when neither the initial Note A-1 holder nor the initial Note A-2 holder is a Control-Eligible Senior Noteholder.

“Restricted Senior Noteholder” mean any Back Bay Office Senior Noteholder that is either (i) a borrower party or an interest in whose note is owned (whether legally, beneficially or otherwise, including as a holder or owner of a participation interest in such note or as a beneficial owner of any securities collateralized by such note) by a borrower party or (ii) a Back Bay Office Junior Noteholder (or any affiliate thereof) or an interest in whose Back Bay Office Senior Note is owned (whether legally, beneficially or otherwise, including as a holder or owner of a participation interest in such note or as a beneficial owner of any securities collateralized by such note) by a Back Bay Office Junior Noteholder (or any affiliate thereof).

“Control-Eligible Senior Noteholder” means, as of any date of determination, any one or more of (i) the initial Note A-1 holder unless either (x) such holder and its affiliates, collectively, have ceased to own interests in Note A-1 and/or Note A-2 representing an aggregate initial principal balance of Note A-1 and/or Note A-2 of at least $50,000,000 or (y) it is then a Restricted Senior Noteholder; and (ii) the initial Note A-2 holder unless either (x) such holder and its affiliates, collectively, have ceased to own interests in Note A-1 and/or Note A-2 representing an aggregate initial principal balance of Note A-1 and/or Note A-2 of at least $50,000,000 or (y) it is then a Restricted Senior Noteholder.

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Back Bay Office Extraordinary Major Decisions

The Special Servicer may not approve or enter into a Back Bay Office Major Decision that also constitutes a Back Bay Office Extraordinary Major Decision without the approval of the Required Decision-Eligible Senior Noteholders (in addition to the satisfaction of the other requirements described above, including the approval or deemed approval of a Major Decision by the holder Back Bay Office Note designated Note B-1 if such holder is then the Back Bay Office Controlling Noteholder) and, for such purpose, a failure by a Decision-Eligible Senior Noteholder to notify the Special Servicer of an approval of or objection to such Back Bay Office Extraordinary Major Decision in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after its receipt of the related major decision reporting package from the Special Servicer will be deemed to constitute its approval of such Back Bay Office Extraordinary Major Decision. Notwithstanding the deemed approval provisions described above, following the delivery of the related major decision reporting package as described, the Special Servicer must deliver a second notice of the Back Bay Office Extraordinary Major Decision to each Decision-Eligible Senior Noteholder at least three business days and not more than five business days following the delivery of the first notice of such Back Bay Office Extraordinary Major Decision. If the second notice with respect to the relevant Back Bay Office Extraordinary Major Decision is not delivered within five business days following the delivery of the first notice, then a deemed approval will not arise with respect to such Back Bay Office Extraordinary Major Decision earlier than five business days following the delivery of the second notice.

The rights of the Required Decision-Eligible Senior Noteholders described in the preceding paragraph with respect to a Back Bay Office Extraordinary Major Decision will not apply when the holder of the Back Bay Office Senior Note designated Note A-4-1 is the Back Bay Office Controlling Noteholder. In such circumstances, a Major Decision (whether or not it constitutes a Back Bay Office Extraordinary Major Decision) will generally require the approval or deemed approval of the “directing certificateholder” in (so long as no “control termination event” exists under) the securitization of the Back Bay Office Senior Note designated Note A-4-1 (or, if such Back Bay Office Senior Note has not been securitized, Deutsche Bank AG, New York Branch).

“Back Bay Office Extraordinary Major Decision” means any one or more of the following:

(i)                              any extension of the term of the Back Bay Office Whole Loan (a) pursuant to a written agreement to be executed and delivered prior to the scheduled maturity date of the Back Bay Office Whole Loan, or (b) pursuant to a written agreement to be executed and delivered on or after the scheduled maturity date of the Back Bay Office Whole Loan, if the extension described in this clause (b) does not satisfy all of the following requirements: (1) the new maturity date provided in the extension documentation does not extend beyond the date that is 18 months after the original stated maturity date, (2) each of the Back Bay Office Senior Noteholders will receive partial prepayment of the Back Bay Office Senior Notes of not less than 7.5% of the then current principal balance of the Back Bay Office Senior Notes), and (3) the interest rates for each of the Back Bay Office Senior Notes will be increased to the greater of (x) the initial Back Bay Office Senior Note Rate set forth in the initial mortgage loan documents plus 200 basis points or (y) the “on the run” 5 year treasury note plus 300 basis points;

(ii)                           any single forbearance agreement other than a forbearance agreement which (a) relates solely to an event of default as a result of the failure to timely repay the loan at the maturity date and (b) requires the lender to forbear from exercising remedies for a period not to exceed 4 months;

(iii)                        any deferral of a monthly debt service payment (other than in connection with a forbearance permitted under the preceding clause (ii)) that impacts the Back Bay Office Senior Notes;

(iv)                         any forgiveness of any of the principal balance of any Back Bay Office Senior Note;

(v)                            any waiver or modification of a monthly debt service payment at the non-default interest rate (and for avoidance of doubt, subject to clauses (iii) and (iv) above, waivers, modifications and deferrals of any other monetary obligations do not constitute Back Bay Office Extraordinary Major Decisions);

(vi)                         any direct or indirect sale (including through a sale of equity interests in the owner of REO Property) of all or substantially all of any REO Property, for a price that is less than the Defaulted Back Bay Office Senior Note Purchase Price;

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(vii)                      any release of any material collateral for the Back Bay Office Whole Loan (including in connection with any substitution of collateral), unless required pursuant to the terms of the Back Bay Office Whole Loan and there is no lender consent required;

(viii)                   any consent to a transfer of the Mortgaged Property or of direct or indirect interests in the borrower or the guarantor or to a change in the control of the borrower or guarantor, in each case other than (a) any such transfer or change in control that may be effected pursuant to the terms of the mortgage loan documents without the consent of lender, and (b) any such transfer or change in control that is effected in connection with any pursuit of remedies, a deed in lieu of foreclosure, or a foreclosure;

(ix)                       any determination of an Acceptable Insurance Default, or any proposed modification or waiver of any material provisions in the mortgage loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower (unless the modification is to increase the amount or scope of coverage);

(x)                          any approval of any property insurance settlement or condemnation settlement, in each case unless either (a) such approval is required pursuant to the terms of the mortgage loan documents and there is no lender discretion involved or (ii) under the terms of the mortgage loan documents the borrower is permitted to enter into such settlement without the approval of lender;

(xi)                       any determination by lender to apply property insurance proceeds or condemnation awards to the reduction of debt rather than to the restoration of the Mortgaged Property, to the extent the lender has a right under the mortgage loan documents to consent to or make such determination;

(xii)                    any consent to incurrence of additional debt by the borrower or mezzanine debt by a direct or indirect parent of a borrower, other than (a) any such debt that is permitted pursuant to the terms of the mortgage loan documents and for which there is no lender consent required or (b) any such debt the net proceeds of which will be used to pay down the Back Bay Office Whole Loan and/or to support the cash needs of the Mortgaged Property; and

(xiii)                 any filing of a bankruptcy or similar insolvency action against the borrower or the guarantor.

Back Bay Office Majority Decisions

If the holder of the Back Bay Office Senior Note designated Note A-1, or the holder of the Back Bay Office Senior Note designated Note A-2, is a Control-Eligible Senior Noteholder and constitutes the Back Bay Office Controlling Noteholder, then the Special Servicer may not approve or enter into a Back Bay Office Major Decision that also constitutes a Back Bay Office Majority Decision without the approval of the Required Decision-Eligible Senior Noteholders and, for such purpose, a failure by a Decision-Eligible Senior Noteholder to notify the Special Servicer of an approval of or objection to such Back Bay Office Majority Decision in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after its receipt of the related major decision reporting package from the Special Servicer will be deemed to constitute its approval of such Back Bay Office Majority Decision. Notwithstanding the deemed approval provisions described above, following the delivery of the related major decision reporting package as described, the Special Servicer must deliver a second notice of the Back Bay Office Majority Decision to each Decision-Eligible Senior Noteholder at least three business days and not more than five business days following the delivery of the first notice of the Back Bay Office Majority Decision. If the second notice with respect to the relevant Back Bay Office Majority Decision is not delivered within five business days following the delivery of the first notice, then a deemed approval will not arise with respect to such Back Bay Office Majority Decision earlier than five business days following the delivery of the second notice.

The rights of the Required Decision-Eligible Senior Noteholders described in the preceding paragraph with respect to a Back Bay Office Majority Decision will not apply when either (i) the holder of the Back Bay Office Junior Note designated Note B-1 is the Back Bay Office Controlling Noteholder or (ii) the holder of the Back Bay Office Senior Note designated Note A-4-1 is the Back Bay Office Controlling Noteholder. In either case, a Major Decision (whether or not it constitutes a Back Bay Office Majority Decision) will nonetheless require the approval or deemed approval of the holder of the Back Bay Office Junior Note designated Note B-1 or the holder of the Back Bay Office

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Junior Note designated Note A-4-1, as the case may be, as described in the first paragraph of this “—Consultation and Control” subsection.

“Back Bay Office Majority Decision” means each Back Bay Office Major Decision that does not also constitute a Back Bay Office Extraordinary Major Decision.

Collateral Posting Rights

The Note B-1 holder will be entitled to avoid a Back Bay Office Control Appraisal Period caused by application of an Appraisal Reduction Amount (a “Back Bay Office Threshold Event Cure”) by posting cash collateral or an unconditional and irrevocable standby letter of credit (such collateral, “Back Bay Office Threshold Event Collateral”), in either case with the Trustee as the beneficiary and in a form that is acceptable to the Master Servicer or Special Servicer, as applicable, held by or on behalf of the Master Servicer (or other party designated under the Benchmark 2023-B39 PSA), within 30 days after the receipt of the relevant appraisal and notice of the Special Servicer’s calculation of the Appraisal Reduction Amount. Back Bay Office Threshold Event Collateral is required to be returned if and to the extent that the Back Bay Office Control Appraisal Period would not be in effect without regard to such posted collateral.

Appraisals, Appraisal Reduction Events and Appraisal Rights

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event (or a longer period so long as the Special Servicer is (as certified thereby to the Trustee in writing) diligently and in good faith proceeding to obtain such), if an appraisal has not been obtained within the immediately preceding 9 months (or if the Special Servicer has determined in accordance with the Servicing Standard such appraisal to be materially inaccurate), the Special Servicer will be required to use reasonable efforts to obtain an appraisal, the costs of which will be paid by the Master Servicer as a property advance (or as an expense of the lead securitization trust and paid out of the collection account for the lead securitization trust if such property advance would be a nonrecoverable advance).

On the first determination date under the Benchmark 2023-B39 PSA that is at least 5 business days following the receipt of such appraisal, the Special Servicer will be required to calculate or adjust, as applicable, the Appraisal Reduction Amount to take into account such appraisal and such information, if any, reasonably requested from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount.

If an Appraisal Reduction Event has occurred (unless the Back Bay Office Whole Loan has become a Corrected Loan and has remained current for three consecutive monthly payments, and with respect to which no other Appraisal Reduction Event has occurred during the preceding three months), the Special Servicer will be required, within 30 days of each anniversary of such Appraisal Reduction Event, to order an appraisal (which may be an update of the prior appraisal) (the cost of which will be covered by, and reimbursable as, a property advance by the Master Servicer or as an expense of the lead securitization trust fund and paid by the Master Servicer out of the collection account for the lead securitization trust if such property advance would be a nonrecoverable advance), provided, no new or updated appraisal will be required if the Back Bay Office Whole Loan or REO Property is under contract to be sold within 90 days of such Appraisal Reduction Event or anniversary thereof and the Special Servicer reasonably believes such sale is likely to close. Based upon such appraisal or letter updates thereto, the Special Servicer will be required to determine and report to the Master Servicer and the Certificate Administrator the Appraisal Reduction Amount, if any, with respect to the Back Bay Office Whole Loan, and each of those parties will be entitled to rely conclusively on such determination by the Special Servicer.

If a Back Bay Office Control Appraisal Period is in effect as a result of an Appraisal Reduction Amount, the Note B-1 holder will have the right, at its sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property (setting forth an appraised value). The Special Servicer will be required to use its reasonable efforts to cause such appraisal to be delivered within 30 days from receipt of such holder’s written request. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount is warranted and, if so warranted, the Special Servicer will be required to recalculate such Appraisal Reduction Amount, based upon such second appraisal and receipt of information reasonably requested by the Special Servicer from the Master Servicer and reasonably required to calculate or recalculate the Appraisal

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Reduction Amount. If required by any such recalculation, the Note B-1 holder will be reinstated as the Back Bay Office Controlling Noteholder.

In addition, if a Back Bay Office Control Appraisal Period is in effect, the Note B-1 holder will have the right, at its sole expense, to require the Special Servicer to order an additional appraisal of the Mortgaged Property (setting forth an appraised value) if an event has occurred at or with regard to the related Mortgaged Property that would have a material effect on its appraised value. In such event, the Special Servicer will be required to use its reasonable efforts to cause such appraisal to be delivered within 30 days from receipt of such holder’s written request; provided that the Special Servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the Mortgaged Property have occurred that would have a material effect on the appraised value of the Mortgaged Property. Upon receipt of any such additional appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional appraisal, any recalculation of the applicable Appraisal Reduction Amount is warranted and, if so warranted, the Special Servicer will be required to recalculate such Appraisal Reduction Amount, based upon such additional appraisal and receipt of information reasonably requested by the Special Servicer from the Master Servicer and reasonably required to calculate or recalculate the Appraisal Reduction Amount. If required by any such recalculation, the Note B-1 holder will be reinstated as the Back Bay Office Controlling Noteholder. The right of the Note B-1 holder to require the Special Servicer to order an additional appraisal as described in this paragraph is limited to no more frequently than once in any 9-month period.

The Note B-1 holder, if requesting a second or additional appraisal, may not exercise any direction, control, consent and/or similar rights of the Back Bay Office Controlling Noteholder until such time, if any, as the Note B-1 holder is reinstated as the Back Bay Office Controlling Noteholder and no Back Bay Office Control Appraisal Period exists, and the rights of the Back Bay Office Controlling Noteholder will be exercised by the person that then constitutes the Back Bay Office Controlling Noteholder in accordance with the definition of “Back Bay Office Controlling Noteholder.”

Appraisals that are permitted to be obtained by the Special Servicer at the request of the Note B-1 holder as described above will be in addition to any appraisals or updated appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Back Bay Office Co-Lender Agreement without regard to any appraisal requests made by the Note B-1 holder.

With respect to the Back Bay Office Mortgaged Property or related REO Property, any appraisal must (i) be conducted by an appraiser in accordance with the standards of the Appraisal Institute and certified by such appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute with an “MAI” designation and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, as well as the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended and (ii) state the “as-is” “market value” of such Mortgaged Property or REO Property as defined in 12 C.F.R. § 225.62.1 based upon the current physical condition, use and zoning of such Mortgaged Property or REO Property as of the date of the appraisal; provided, that after an initial appraisal has been obtained pursuant to the terms of the Back Bay Office Co-Lender Agreement, an update of such initial appraisal will be considered an “appraisal.” The appraiser rendering such an must be an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and (iii) has a minimum of five years’ experience in the related property type and market.

Special Servicer Appointment Rights

The Back Bay Office Controlling Noteholder may remove the existing special servicer for the Back Bay Office Whole Loan, with or without cause, and appoint a successor to the special servicer that satisfies the requirements, including certain ratings requirements, and makes the representations, warranties and covenants, set forth in the Benchmark 2023-B39 PSA. Notwithstanding anything to the contrary described herein, if the Note A-1 holder or Note A-2 holder is the Back Bay Office Controlling Noteholder, then the Note A-1 holder or Note A-2 holder, as the case may be, may not exercise its right to cause a replacement of the Special Servicer unless it has obtained the written approval of one or more other Decision-Eligible Senior Noteholders and the aggregate initial principal balance of the Back Bay Office Senior Notes of the Note A-1 holder or Note A-2 holder, as the case may be, and

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such other approving Decision-Eligible Senior Noteholder(s) represents more than 50% of the aggregate initial principal balance of the Back Bay Office Senior Notes of all Decision-Eligible Senior Noteholders in the aggregate.

Cure Rights of the Back Bay Office Junior Noteholders

Prior to a Back Bay Office Control Appraisal Period, the Back Bay Office Junior Noteholders have the right to cure monetary events of default (within 15 business days of the later to occur of the expiration of the borrower’s cure period, if any, and receipt of notice thereof) or non-monetary events of default (by the later of (x) the date that is 60 days after the expiration of the borrower’s cure period, if any, and (y) the date that is 30 days after receipt of notice thereof, but in both cases subject to an extension of up to 120 days in certain circumstances) with respect to the Back Bay Office Whole Loan. If both Back Bay Office Junior Noteholders exercise such right with respect to a monetary event of default, such noteholders collectively, on a pro rata basis, will have that right.

No more than 6 monetary events of default may be cured over the life of the Back Bay Office Whole Loan, no more than 4 of which may be consecutive. In addition, no more than 6 non-monetary events of default may be cured over the life of the Back Bay Office Whole Loan. So long as the Back Bay Office Junior Noteholders are exercising a cure right and the cure period has not expired, the Master Servicer, the Special Servicer and the Trustee will not be permitted to treat such event of default as such for purposes of (i) accelerating the Back Bay Office Whole Loan, (ii) modifying, amending or waiving any provisions of the related mortgage loan documents, (iii) commencing foreclosure proceedings, (iv) transferring the Back Bay Office Whole Loan to special servicing or (v) the payment priorities described above under “Application of Payments”.

Back Bay Office Junior Noteholders’ Option to Purchase the Back Bay Office Senior Notes

At any time that the Back Bay Office Whole Loan becomes and remains a specially serviced loan, upon written notice, the Back Bay Office Junior Noteholders have the right to purchase the Back Bay Office Senior Notes at the Defaulted Back Bay Office Senior Note Purchase Price. If both Back Bay Office Junior Noteholders exercise such right, such noteholders collectively will be required to purchase the Back Bay Office Senior Notes on a pro rata basis. If the purchase option is exercised, the Back Bay Office Junior Noteholders that exercise the option generally must close on the purchase on a date not less than 10 days and not more than 60 days after the date of the notice of exercise. However, the closing date may be extended by an additional 30 days if the Back Bay Office Junior Noteholders that exercise the option deposit with the applicable servicer (which, for this purpose, will be the Master Servicer under the Benchmark 2023-B39 PSA for as long as it constitutes the Benchmark 2023-B39 PSA) a non-refundable deposit equal to 5% of the purchase price prior to the original closing date. Such purchase option will terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property. Notwithstanding the foregoing, if the Special Servicer intends to enter into a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property, the Back Bay Office Junior Noteholders will have 15 business days from the date of notice thereof to exercise their purchase option, in which case the Back Bay Office Junior Noteholders that exercise such option will be obligated to purchase the Mortgaged Property or REO Property within such 15 business day period at the Defaulted Back Bay Office Senior Note Purchase Price.

Sale of the Back Bay Office Defaulted Securitized A Loan

If the Back Bay Office Notes are collectively a Defaulted Mortgage Loan under the Benchmark 2023-B39 PSA, and if the Special Servicer decides to sell the Back Bay Office Senior Notes that are then included in a securitization trust (such notes, collectively, the “Back Bay Office Defaulted Securitized A Loan”), then the Special Servicer may sell Back Bay Office Defaulted Securitized A Loan in accordance with procedures substantially similar to those under the Benchmark 2023-B39 PSA. The Special Servicer will not have authority to sell the Back Bay Office Senior Notes that are not held by a securitization trust (which unsecuritized Back Bay Office Senior Notes will at all times include the Back Bay Office Senior Notes designated Note A-1 and Note A-2) or any Back Bay Office Junior Note. The Special Servicer’s determination of whether to sell the Back Bay Office Defaulted Securitized A Loan must consider the interests of the holders of the notes comprising the Back Bay Office Defaulted Securitized A Loan (as a collective whole). In addition, the Special Servicer generally may not sell the Back Bay Office Defaulted Securitized A Loan for a below-par price unless the Directing Holder under the Benchmark 2023-B39 PSA has approved such sale (but a failure by it to respond to the Special Servicer within 10 business days following delivery by the Special Servicer of a major decision reporting package will be deemed to constitute such approval). The

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proceeds of a sale of the Back Bay Office Defaulted Securitized A Loan must be applied first, to pay or reimburse the Special Servicer, the Trustee or any other party to the Benchmark 2023-B39 PSA for the costs, fees and expenses incurred in connection with the offer and sale (including to reimburse any servicing advance made to pay the cost of appraisals) and pay to the Special Servicer a disposition fee equal to 1.0% of the proceeds from such sale (net of the costs, fees and expenses incurred in connection with the offer and sale); second, to the payment or reimbursement of any unreimbursed securitization monthly payment advances and unpaid advance interest thereon; and, finally, to the securitization trusts that held portions of the Back Bay Office Defaulted Securitized A Loan immediately prior to the sale, on a Pro Rata and Pari Passu Basis, the remainder of such proceeds. The proceeds will not be used to pay or reimburse other expenses, including other servicing advances or interest thereon; however, following the sale, the Back Bay Office Whole Loan may not be serviced under a servicing agreement other than the Benchmark 2023-B39 PSA unless, among other conditions, the relevant parties to the Benchmark 2023-B39 PSA and/or each securitization servicing agreement for the securitized Back Bay Office Senior Notes, and any primary servicer for the Back Bay Office Whole Loan, have been paid or reimbursed for all unreimbursed servicing advances and advance interest with respect to servicing advances relating to the Back Bay Office Whole Loan; all unreimbursed securitization monthly payment advances and advance interest thereon relating to the Back Bay Office Whole Loan; any related accrued and unpaid primary servicing fees, master servicing fees, trustee fees, certificate administrator fees, operating advisor fees and asset representations reviewer fees; and their reasonable out-of-pocket costs and expenses (but in no event including any termination fee) incurred in connection with the termination of the servicing and administration of the Back Bay Office Whole Loan under the Benchmark 2023-B39 PSA or any necessary transfer of title.

The directing certificateholders for the securitization trusts that hold any Back Bay Office Senior Notes comprising a portion of the Back Bay Office Defaulted Securitized A Loan, the holders of the then unsecuritized Back Bay Office Senior Notes (which unsecuritized Back Bay Office Senior Notes will at all times include the Back Bay Office Senior Notes designated Note A-1 and Note A-2) and the holders of the Back Bay Office Junior Notes must be included among the entities who receive a bid package and are permitted to bid at any sale of the Back Bay Office Defaulted Securitized A Loan (unless such entity is borrower party or an agent of a borrower party).

The Prime Storage Portfolio #3 Pari Passu-AB Whole Loan

General

The Prime Storage Portfolio #3 Mortgage Loan (1.3%) is part of a split loan structure comprised of (a) the Prime Storage Portfolio #3 Mortgage Loan evidenced by promissory note A-2-1 with an original principal balance of $10,000,000, which is being contributed to the issuing entity, (b) three Pari Passu Companion Loans (together with the Prime Storage Portfolio #3 Mortgage Loan, the “Prime Storage Portfolio #3 A Notes”) evidenced by promissory notes A-1, A-2-2 and A-2-3 with an aggregate original principal balance of $395,870,000, none of which are being contributed to the issuing entity, and (c) one Subordinate Companion Loan (the “Prime Storage Portfolio #3 Subordinate Companion Loan” and, together with the Pari Passu Companion Loans contemplated by clause (b), the “Prime Storage Portfolio #3 Companion Loans”)) evidenced by promissory note B with an original principal balance of $64,130,000, which is not being contributed to the issuing entity. The Prime Storage Portfolio #3 A Note evidenced by promissory note A-1, together with the Prime Storage Portfolio #3 Subordinate Companion Loan, were contributed to a securitization trust governed by a trust and servicing agreement (the “CGCMT 2023-PRM3 TSA”). The Prime Storage Portfolio #3 A Notes evidenced by promissory notes A-2-2 and A-2-3 are expected to be contributed to one or more securitizations from time to time in the future, but the holders of such Prime Storage Portfolio #3 A Notes are under no obligation to do so. Interest is payable on the Prime Storage Portfolio #3 A Notes and the Prime Storage Portfolio #3 Subordinate Companion Loan (collectively, the “Prime Storage Portfolio #3 Whole Loan”) at a rate equal to 6.39% per annum.

Servicing

The related Co-Lender Agreement (the “Prime Storage Portfolio #3 Co-Lender Agreement”) provides that the administration of the Prime Storage Portfolio #3 Mortgage Loan will be governed by the Prime Storage Portfolio #3 Co-Lender Agreement and by the servicing agreement for the securitization of the Prime Storage Portfolio #3 A Notes designated as promissory note A-1, which servicing agreement will be the CGCMT 2023-PRM3 TSA. The parties to the CGCMT 2023-PRM3 TSA identified in the table entitled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and

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Outside Custodians” are expected to constitute the related Outside Servicer, Outside Special Servicer, Outside Trustee and Outside Custodian. In servicing the Prime Storage Portfolio #3 Whole Loan, the servicing standard set forth in the CGCMT 2023-PRM3 TSA will require the related Outside Servicer and the related Outside Special Servicer to take into account the interests of the Certificateholders and the holders of the Prime Storage Portfolio #3 Companion Loans as a collective whole and consistent with the Prime Storage Portfolio #3 Co-Lender Agreement.

Amounts payable to the issuing entity as holder of the Prime Storage Portfolio #3 Mortgage Loan pursuant to the Prime Storage Portfolio #3 Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Advances

The Master Servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Prime Storage Portfolio #3 Mortgage Loan (but not on any Prime Storage Portfolio #3 Companion Loan) pursuant to the terms of the Pooling and Servicing Agreement unless the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such an advance would not be recoverable from collections on the Prime Storage Portfolio #3 Mortgage Loan.

Property protection advances in respect of the Prime Storage Portfolio #3 Whole Loan will be made by the related Outside Servicer or related Outside Trustee under the CGCMT 2023-PRM3 TSA, as applicable, unless a determination of nonrecoverability is made under the CGCMT 2023-PRM3 TSA.

Application of Payments

The Prime Storage Portfolio #3 Co-Lender Agreement sets forth the respective rights of the holders of the Prime Storage Portfolio #3 Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the Prime Storage Portfolio #3 Whole Loan, and provides, in general, that:

●	the Prime Storage Portfolio #3 Subordinate Companion Loan and the rights of its holder to receive payments of interest, principal and other amounts with respect to such Prime Storage Portfolio #3 Subordinate Companion Loan are at all times junior, subject and subordinate to the Prime Storage Portfolio #3 A Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Prime Storage Portfolio #3 A Notes, as and to the extent set forth in the Prime Storage Portfolio #3 Co-Lender Agreement.
●	all amounts tendered by the related borrowers or otherwise available for payment on or with respect to or in connection with the Prime Storage Portfolio #3 Whole Loan or the related Mortgaged Property or amounts realized as proceeds thereof, after payments of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the CGCMT 2023-PRM3 TSA will be distributed by the related Outside Servicer in the following order of priority without duplication:
●	first, to the holders of the Prime Storage Portfolio #3 A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a Prime Storage Portfolio #3 A Note, an amount equal to the accrued and unpaid interest on the principal balance for such Prime Storage Portfolio #3 A Note at the applicable net interest rate;
●	second, to the holder of the Prime Storage Portfolio #3 Subordinate Companion Loan, up to an amount equal to the accrued and unpaid interest on the principal balance for the Prime Storage Portfolio #3 Subordinate Companion Loan at the applicable net interest rate;
●	third, to the holders of the Prime Storage Portfolio #3 A Notes, on a pro rata and pari passu basis based on the respective principal balances of the Prime Storage Portfolio #3 A Notes, (i) at any time that no Prime Storage Portfolio #3 Triggering Event of Default has occurred and is
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continuing, in an aggregate amount equal to the principal payments received, if any, with respect to such monthly payment date with respect to the Prime Storage Portfolio #3 Whole Loan, until the principal balance for each Prime Storage Portfolio #3 A Note has been reduced to zero, and (ii) at any time that a Prime Storage Portfolio #3 Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each Prime Storage Portfolio #3 A Note has been reduced to zero;

●	fourth, to the holder of the Prime Storage Portfolio #3 Subordinate Companion Loan, (i) at any time that no Prime Storage Portfolio #3 Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such monthly payment date with respect to the Prime Storage Portfolio #3 Whole Loan, until the principal balance for the Prime Storage Portfolio #3 Subordinate Companion Loan has been reduced to zero, and (ii) at any time that a Prime Storage Portfolio #3 Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for the Prime Storage Portfolio #3 Subordinate Companion Loan has been reduced to zero;
●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Prime Storage Portfolio #3 Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances for the Prime Storage Portfolio #3 A Notes have been reduced, such excess amount shall be paid to the holders of the Prime Storage Portfolio #3 A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a Prime Storage Portfolio #3 A Note, an amount equal to the reduction, if any, of the principal balance for the related Prime Storage Portfolio #3 A Note as a result of such workout, plus interest on such amount at the related net interest rate;
●	sixth, if the proceeds of any foreclosure sale or any liquidation of the Prime Storage Portfolio #3 Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth and, as a result of a workout the principal balance for the Prime Storage Portfolio #3 Subordinate Companion Loan has been reduced, such excess amount shall be paid to the holder of the Prime Storage Portfolio #3 Subordinate Companion Loan up to an amount equal to the reduction, if any, of the principal balance for the Prime Storage Portfolio #3 Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related net interest rate;
●	seventh, to the holders of the Prime Storage Portfolio #3 A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a Prime Storage Portfolio #3 A Note, an amount equal to all yield maintenance premiums allocated to the related Prime Storage Portfolio #3 A Note in accordance with the mortgage loan agreement;
●	eighth, to the holder of the Prime Storage Portfolio #3 Subordinate Companion Loan, up to an amount equal to all yield maintenance premiums allocated to the Prime Storage Portfolio #3 Subordinate Companion Loan in accordance with the mortgage loan agreement;
●	ninth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the CGCMT 2023-PRM3 TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the related Outside Servicer or Outside Special Servicer (in each case provided that such reimbursements or payments relate to the Prime Storage Portfolio #3 Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, shall be paid to the holders of the Prime Storage Portfolio #3 A Notes, and the holder of the Prime Storage Portfolio #3 Subordinate Companion Loan, pro rata, based on their respective percentage interests;
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●	tenth, as a recovery of any default interest or late charges then due and owing under the Prime Storage Portfolio #3 Whole Loan (to be applied as contemplated by the CGCMT 2023-PRM3 TSA);
●	eleventh, as payment of all fees payable to the CGCMT 2023-PRM3 operating advisor, the related Outside Servicer and the related Outside Special Servicer, payable in accordance with the CGCMT 2023-PRM3 TSA and the mortgage loan agreement, to the extent not paid above; and
●	twelfth, if any excess amount is available to be distributed in respect of the Prime Storage Portfolio #3 Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount shall be paid to the holders of the Prime Storage Portfolio #3 A Notes and the holder of the Prime Storage Portfolio #3 Subordinate Companion Loan, pro rata, based on their respective initial percentage interests in the Prime Storage Portfolio #3 Whole Loan.

For the purposes of the foregoing, “Prime Storage Portfolio #3 Triggering Event of Default” means (i) any event of default with respect to an obligation of the related borrower to pay money due under the Prime Storage Portfolio #3 Whole Loan or (ii) any non-monetary event of default as a result of which the Prime Storage Portfolio #3 Whole Loan becomes a specially serviced mortgage loan (which, for clarification, shall not include any imminent event of default).

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Prime Storage Portfolio #3 Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Prime Storage Portfolio #3 Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances”, on other Mortgage Loans, but not out of payments or other collections on the Prime Storage Portfolio #3 Companion Loans.

Certain costs and expenses allocable to the Prime Storage Portfolio #3 Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the Prime Storage Portfolio #3 Whole Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the Prime Storage Portfolio #3 Co-Lender Agreement, the controlling noteholder with respect to the Prime Storage Portfolio #3 Whole Loan (the “Prime Storage Portfolio #3 Controlling Noteholder”) will be the trustee under the CGCMT 2023-PRM3 TSA, as the holder of note A-1, provided that if a borrower restricted party is a holder of a Prime Storage Portfolio #3 A Note or a Prime Storage Portfolio #3 Subordinate Companion Loan, then such party will not have any rights as the Prime Storage Portfolio #3 Controlling Noteholder or a controlling class representative.

The related Outside Special Servicer will be required to (i) provide copies to each holder of a Prime Storage Portfolio #3 A Note that is not the Prime Storage Portfolio #3 Controlling Noteholder (each, a “Prime Storage Portfolio #3 Non-Controlling Noteholder”), including the Issuing Entity, of any notice, information and report that is (or, without regard to the occurrence of any control termination event, consultation termination event or similar event, would be) required to be provided to the Prime Storage Portfolio #3 Controlling Noteholder or its representative pursuant to the CGCMT 2023-PRM3 TSA with respect to any Prime Storage Portfolio #3 Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is (or, if applicable, would be) required to be provided to the Prime Storage Portfolio #3 Controlling Noteholder or its representative, and (ii) consult with each Prime Storage Portfolio #3 Non-Controlling Noteholder or its representative on a strictly non-binding basis, if after having received such notices, information and reports, any such Prime Storage Portfolio #3 Non-Controlling Noteholder requests consultation with respect to any such Prime Storage Portfolio #3 Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Prime Storage Portfolio #3 Non-Controlling Noteholder or its representative; provided that after the expiration of a period of ten (10) business days from the delivery to any such Prime Storage Portfolio #3 Non-Controlling

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Noteholder by the related Outside Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Outside Special Servicer will no longer be obligated to consult with such Prime Storage Portfolio #3 Non-Controlling Noteholder, whether or not such Prime Storage Portfolio #3 Non-Controlling Noteholder has responded within such ten (10) business day period. Notwithstanding the consultation rights of any Prime Storage Portfolio #3 Non-Controlling Noteholder set forth in the immediately preceding sentence, the related Outside Special Servicer may make any Prime Storage Portfolio #3 Major Decision or take any recommended action outlined in an asset status report before the expiration of the aforementioned ten (10) business day period if such Outside Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Prime Storage Portfolio #3 Whole Loan. In no event will the Outside Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Prime Storage Portfolio #3 Non-Controlling Noteholder.

“Prime Storage Portfolio #3 Major Decision” means a “Major Decision” under the CGCMT 2023-PRM3 TSA.

Sale of Defaulted Whole Loan

If the Prime Storage Portfolio #3 Whole Loan becomes a defaulted mortgage loan under the CGCMT 2023-PRM3 TSA and the related Outside Special Servicer decides to sell the notes included in the CGCMT 2023-PRM3 securitization, the related Outside Special Servicer will be required to sell the Prime Storage Portfolio #3 Mortgage Loan and the Prime Storage Portfolio #3 Companion Loans, together as notes evidencing one whole loan in accordance with the CGCMT 2023-PRM3 TSA. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell any Prime Storage Portfolio #3 A Note that is not included in the CGCMT 2023-PRM3 securitization (each, a “Prime Storage Portfolio #3 Non-Lead Note”) without the consent of the holder thereof (each, a “Prime Storage Portfolio #3 Non-Lead Noteholder”) (including the Issuing Entity, as holder of the Prime Storage Portfolio #3 Mortgage Loan) (provided that such consent is not required if such Prime Storage Portfolio #3 Non-Lead Noteholder is a borrower restricted party) unless the Outside Special Servicer has delivered to such holder (a) at least fifteen (15) business days’ prior written notice of any decision to attempt to sell the Prime Storage Portfolio #3 Non-Lead Notes, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer in connection with any such proposed sale, (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal and any documents in the servicing file maintained by the related Outside Servicer and/or Outside Special Servicer reasonably requested by such holder that are material to the price of the Prime Storage Portfolio #3 Non-Lead Notes, and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors and the controlling class representative under the CGCMT 2023-PRM3 securitization) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Outside Special Servicer in connection with the proposed sale; provided, that such Prime Storage Portfolio #3 Non-Lead Noteholder may waive any of the delivery or timing requirements set forth in this sentence. Subject to the foregoing, each of the Prime Storage Portfolio #3 Controlling Noteholder, its representative, any other holder of a Prime Storage Portfolio #3 A Note or Prime Storage Portfolio #3 Subordinate Companion Loan or its representative are permitted to submit an offer at any sale of the Prime Storage Portfolio #3 Whole Loan unless such person is a borrower restricted party.

Special Servicer Appointment Rights

Pursuant to the Prime Storage Portfolio #3 Co-Lender Agreement, the Prime Storage Portfolio #3 Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace the Outside Special Servicer with respect to the Prime Storage Portfolio #3 Whole Loan and appoint a replacement special servicer with respect to the Prime Storage Portfolio #3 Whole Loan without the consent of the Issuing Entity (or its representative), as holder of the Prime Storage Portfolio #3 Mortgage Loan, or any other holder of a Prime Storage Portfolio #3 A Note, in a manner that is substantially similar to that as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional

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characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

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Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Bank of Montreal, 3650 Real Estate Investment Trust 2 LLC, Citi Real Estate Funding Inc., German American Capital Corporation, Goldman Sachs Mortgage Company, KeyBank National Association, LMF Commercial, LLC, Societe Generale Financial Corporation and Starwood Mortgage Capital LLC, are the sponsors of this securitization transaction (and, accordingly, are referred to as the “Sponsors”).

Bank of Montreal

General

Bank of Montreal (“BMO”) started its business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, BMO has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and governs its operations. BMO is a registered bank holding company and is a financial holding company under the United States Bank Holding Company Act of 1956. BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6. Its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1. BMO offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. BMO has bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in other jurisdictions, including the United States.

BMO originated, co-originated or acquired all of the Mortgage Loans or portions thereof that it is contributing to this securitization (the “BMO Mortgage Loans”), and funded the origination or acquisition of such BMO Mortgage Loans through its Chicago branch. BMO originates, and may purchase from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. Since 1984, BMO’s Chicago branch has been registered as a United States branch of the Bank of Montreal with the Illinois Department of Financial and Professional Regulation and, accordingly, is regulated by the Chicago Federal Reserve under the United States International Banking Act. BMO’s Chicago branch maintains its principal office at 115 South LaSalle Street, 11th Floor, Chicago, Illinois 60603.

In addition to CMBS, BMO has been engaged in the securitization of other asset classes, including auto leases and/or auto loans, consumer installment loans, credit card receivables, student loans, and residential mortgages, among others.

BMO is an affiliate of BMO Commercial Mortgage Securities LLC, the Depositor, and BMO Capital Markets Corp., one of the underwriters, each of which is a wholly-owned subsidiary of BMO Financial Corp. (“BMO Financial”). BMO Financial is a wholly-owned subsidiary of BMO. As a financial holding company, BMO Financial is subject to the supervision of the Federal Reserve Board. BMO Financial and its subsidiaries provide retail and commercial financial products and services through more than 500 banking offices located throughout the United States. BMO Financial is required to file with the Federal Reserve Board reports and other information regarding its business operations and business operations of its subsidiaries.

BMO’s Commercial Mortgage Origination and Securitization Program

BMO, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. Although BMO did not originate multifamily and commercial mortgage loans prior to 2021, BMO is an affiliate of BMO Harris Bank, N.A. (“BMO Harris”), which has been engaged in the origination of multifamily and commercial mortgage for over ten years. In addition, since 2019, BMO Harris has originated or co-originated several large commercial mortgage loans that were contributed to single asset single borrower (SASB) securitizations, and BMO Harris acted as loan seller and sponsor in such securitizations. Many BMO staff – such as members of the BMO Credit and Corporate Banking teams – provide services on an enterprise level, including to both BMO Harris and BMO. Further, BMO’s securitization financing guidelines, underwriting guidelines, and credit approval process are substantially similar to those utilized for other securitization programs within the BMO enterprise.

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The total amount of loans securitized by BMO from December 17, 2019 through December 31, 2022 is approximately $6.146 billion.

In addition, in the normal course of its business, BMO may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by BMO.

The multifamily and commercial mortgage loans originated, co-originated or acquired by BMO include both fixed rate and floating-rate loans and both smaller “conduit” loans and large loans.

In connection with the commercial mortgage securitization transactions in which it participates, BMO generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

BMO will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

BMO generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, BMO and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the BMO Mortgage Loans

General. In connection with the preparation of this prospectus, BMO conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the BMO Mortgage Loans. No sampling procedures were used in the review process.

Database. First, BMO created a database of information (the “BMO Securitization Database”) obtained in connection with the origination or acquisition of the BMO Mortgage Loans, including:

●	certain information from the BMO Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by BMO’s deal team for each of the BMO Mortgage Loans during the underwriting process.

BMO also included in the BMO Securitization Database certain updates to such information received by BMO’s securitization team after origination or acquisition, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of BMO’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any BMO Mortgage Loan.

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Using the information in the BMO Securitization Database, BMO created a Microsoft Excel file (the “BMO Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the BMO Mortgage Loans, except as otherwise indicated below.

With respect to the 11 West 42nd Street Whole Loan, which was co-originated by Bank of America, N.A., UBS AG, and LMF, portions of which are being sold by LMF and BMO, the LMF Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

With respect to the Cumberland Mall Whole Loan, which was co-originated by DBNY, Morgan Stanley Bank, N.A., and Bank of Montreal, portions of which are being sold by GACC and BMO, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. BMO (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by BMO, relating to information in this prospectus regarding the BMO Mortgage Loans. These procedures included:

●	comparing the information in the BMO Data File against various source documents provided by BMO that are described above under “—Database”;
●	comparing numerical information regarding the BMO Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BMO Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the BMO Mortgage Loans disclosed in this prospectus.

Legal Review. BMO also reviewed and responded to a due diligence questionnaire (a “Due Diligence Questionnaire”) relating to the BMO Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the BMO Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the BMO Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt.

BMO also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. BMO compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each BMO Mortgage Loan originated by BMO or one of its affiliates, BMO prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each BMO Mortgage Loan, if any, purchased by BMO or its affiliates from a third-party originator of such Mortgage Loan, BMO reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such BMO Mortgage Loan to BMO or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning

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the related mortgaged property provided by the originator of such BMO Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between BMO or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of BMO or its affiliates. The rights, if any, that BMO or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, BMO, as Mortgage Loan Seller, with respect to the BMO Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any BMO’s representations and warranties regarding the BMO Mortgage Loans, including any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator.

In addition, with respect to each BMO Mortgage Loan, BMO reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, BMO requested the borrowers under the BMO Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if BMO became aware of a significant natural disaster in the vicinity of a mortgaged property relating to a BMO Mortgage Loan, BMO requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, BMO prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the BMO Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, and the abbreviated loan summaries for those of the BMO Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, BMO found and concluded with reasonable assurance that the disclosure regarding the BMO Mortgage Loans in this prospectus is accurate in all material respects. BMO also found and concluded with reasonable assurance that the BMO Mortgage Loans were originated in accordance with BMO’s origination procedures and underwriting guidelines, except for any material deviations described under “—Exceptions to Underwriting Guidelines” below. BMO attributes to itself all findings and conclusions resulting from the foregoing review procedures.

BMO’s Origination Procedures and Underwriting Guidelines

General. BMO’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. Furthermore, with respect to the BMO Mortgage Loans that were acquired by BMO, BMO reviewed such BMO Mortgage Loans to ensure that each such BMO Mortgage Loan complied with the underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by BMO. Therefore, this general description of BMO’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

Process. The credit underwriting process for each of the BMO Mortgage Loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of BMO or an affiliate thereof. This team

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conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of BMO’s deal team or one of its agents or designees performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market. In the case of a mortgage loan acquired by BMO from a third party originator, a member of BMO’s deal team or one of its agents or designees will either perform an inspection of the property or review a third party inspection report.

BMO’s deal team or one of its agents or designees also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with BMO’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit approval package is prepared to summarize all of the above referenced information.

Credit Approval. As part of the mortgage loan approval process, all commercial mortgage loans must be presented to one or more senior real estate professionals (which may consist of the group head, the securitization finance head, and/or representatives from underwriting, securitization, capital markets or closing) for review. After a review of the credit package and/or term sheet and a discussion of the loan, the designated reviewer(s) may approve the loan as recommended or request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. BMO’s underwriting guidelines generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and BMO’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless BMO determines that information in its possession has become stale.

In addition, BMO may in some instances have reduced the term interest rate that BMO would otherwise charge on a BMO mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the BMO mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related BMO mortgage loan satisfied BMO’s minimum debt service coverage ratio underwriting requirements for such BMO mortgage loan.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate

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debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements. While BMO’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. BMO may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, BMO may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of BMO’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, BMO requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated cost of material immediate repairs or
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replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the BMO Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and BMO or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (7) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Insurance. BMO requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (17) and (30) on Annex E-1A to this prospectus without any exceptions that BMO deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the BMO Mortgage Loans, BMO generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. BMO obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (42) on Annex E-1A to this prospectus without any exceptions that BMO deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. BMO generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by BMO. BMO or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, BMO generally requires that the condition be addressed in a manner that complies with the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Condition Report. BMO generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by BMO. BMO or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, BMO often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all BMO’s mortgage loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by

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certain qualified mortgage brokerage firms under established sub-servicing agreements with BMO, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Guidelines.

One or more of the BMO Mortgage Loans may vary from the specific BMO underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the BMO Mortgage Loans, BMO may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the BMO Mortgage Loans have exceptions to the related underwriting guidelines.

Compliance with Rule 15Ga-1 under the Exchange Act

BMO most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 10, 2023. BMO’s Central Index Key is 0000927971. As of June 30, 2023, BMO had no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither BMO nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, BMO and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

3650 Real Estate Investment Trust 2 LLC

General

3650 Real Estate Investment Trust 2 LLC (d/b/a 3650 REIT) (“3650 REIT”) is a Delaware limited liability company. 3650 REIT’s principal offices are located at 2977 McFarlane Rd., Suite 300, Miami, Florida 33133. 3650 REIT’s primary business is the origination, acquisition and sale of mortgage loans secured by commercial properties. 3650 REIT is the Retaining Sponsor and it (or its MOA) is expected to be the holder of the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates, and it (or its affiliate) will be appointed as the initial Controlling Class Representative. 3650 REIT is an affiliate of 3650 REIT Servicing (the Special Servicer, the outside special servicer with respect to the ICP/IRG Holdings Portfolio, Cumberland Mall, Harborside 2-3, Heritage Plaza, RH HQ and the Green Acres Whole Loans and a limited (non-cashiering) subservicer).

3650 REIT is a sponsor of this securitization and one of the mortgage loan sellers. 3650 REIT is the mortgage loan seller or co-mortgage loan seller of four (4) Mortgage Loans (24.4%) (the “3650 REIT Mortgage Loans”). 3650 REIT originated or co-originated three (3) of the 3650 REIT Mortgage Loans. DBR Investments Co. Limited and Wells Fargo Bank, National Association co-originated the Gateway Center South Whole Loan, and Note A-3 has been acquired or will be acquired prior to the Closing Date by 3650 REIT. 3650 REIT, through certain of its affiliates, underwrote or reunderwrote all of the 3650 REIT Mortgage Loans.

3650 REIT is also the holder of the companion loans (if any) for which the noteholder is identified as “3650 REIT” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

3650 REIT’s Securitization Program

This is the seventh commercial mortgage securitization into which 3650 REIT is contributing loans, and commonly-controlled affiliates of 3650 REIT have contributed loans into four other commercial mortgage

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securitizations. 3650 REIT began originating and acquiring loans in 2021 and 3650 REIT’s commonly controlled affiliates began originating and acquiring loans in 2017. Neither 3650 REIT nor its affiliates have been involved in the securitization of any other types of financial assets. 3650 REIT originates fixed rate loans throughout the United States secured by, but not limited to, retail, multifamily, office, hospitality and self-storage properties.

In connection with this commercial mortgage securitization transaction, 3650 REIT will transfer the 3650 REIT Mortgage Loans to the depositor, who will then transfer the 3650 REIT Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the 3650 REIT Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, 3650 REIT will work with rating agencies, the other mortgage loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, 3650 REIT will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the 3650 REIT Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, 3650 REIT will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Neither 3650 REIT nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against 3650 REIT for any losses or other claims in connection with the certificates or the 3650 REIT Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by 3650 REIT in the related mortgage loan purchase agreement.

Review of 3650 REIT Mortgage Loans

Overview. 3650 REIT, in its capacity as a sponsor of the securitization described in this prospectus, has conducted a review of the 3650 REIT Mortgage Loans that it will be contributing to this securitization. The review of the 3650 REIT Mortgage Loans was performed by a deal team comprised of commercial real estate and securitization professionals who are employees of 3650 REIT or one or more of 3650 REIT’s affiliates, or, in certain circumstances, are consultants engaged by 3650 REIT (collectively, the “3650 REIT Deal Team”). The review procedures described below were employed with respect to all of the 3650 REIT Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the 3650 REIT Deal Team updated its internal database of loan-level and property-level information relating to each 3650 REIT Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third-party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by 3650 REIT or its affiliates during the underwriting process. After origination of each 3650 REIT Mortgage Loan, the 3650 REIT Deal Team updated the information in the database with respect to such 3650 REIT Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the 3650 REIT Deal Team.

A data tape (the “3650 REIT Data Tape”) containing detailed information regarding the 3650 REIT Mortgage Loans was created from the information in the database referred to in the prior paragraph. Except as described below, the 3650 REIT Data Tape was used by the 3650 REIT Deal Team to provide the numerical information regarding the 3650 REIT Mortgage Loans in this prospectus.

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With respect to the Gateway Center South Whole Loan, which was co-originated by DBR Investments Co. Limited and Wells Fargo Bank, National Association, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of 3650 REIT, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed or provided by 3650 REIT relating to information in this prospectus regarding the 3650 REIT Mortgage Loans. These procedures include:

●	comparing the information in the 3650 REIT Data Tape against various source documents provided by 3650 REIT that are described above under “—Database”;
●	comparing numerical information regarding the 3650 REIT Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the 3650 REIT Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the 3650 REIT Mortgage Loans disclosed in this prospectus.

Legal Review. 3650 REIT engaged various law firms to conduct certain legal reviews of the 3650 REIT Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each 3650 REIT Mortgage Loan, 3650 REIT’s origination counsel prepared a loan and property summary or a due diligence questionnaire that sets forth salient loan terms. In addition, origination counsel for each 3650 REIT Mortgage Loan reviewed 3650 REIT’s representations and warranties set forth on Annex E-2A and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the 3650 REIT Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreements relating to certain 3650 REIT Mortgage Loans, (ii) a review of the legal data records referred to above relating to the 3650 REIT Mortgage Loans prepared by origination counsel and (iii) a review of due diligence questionnaires completed by the 3650 REIT Deal Team. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each 3650 REIT Mortgage Loan for compliance with the REMIC provisions of the Code.

Securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth on Annex B, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. 3650 REIT confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a 3650 REIT Mortgage Loan. In addition, if 3650 REIT became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a 3650 REIT Mortgage Loan, 3650 REIT obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The 3650 REIT Deal Team also conferred with 3650 REIT personnel responsible for the origination of the 3650 REIT Mortgage Loans to confirm that the 3650 REIT Mortgage Loans were originated or acquired in material compliance with the origination and underwriting criteria described below under “—3650 REIT’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to 3650 REIT’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, 3650 REIT determined that the disclosure regarding the 3650 REIT Mortgage Loans in this prospectus is accurate in all material respects. 3650 REIT also determined that the 3650 REIT Mortgage Loans were originated in accordance with 3650 REIT’s underwriting criteria in all material respects, except as described under “—Exceptions to 3650 REIT’s Disclosed Underwriting Guidelines” below. 3650 REIT attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. 3650 REIT will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. 3650 REIT and, if appropriate, its legal counsel will

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review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (collectively, the “3650 REIT Qualification Criteria”). 3650 REIT will engage a third party accounting firm to compare the 3650 REIT Qualification Criteria against the underlying source documentation to verify the accuracy of the review by 3650 REIT and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by 3650 REIT to render any tax opinion required in connection with the substitution.

3650 REIT’s Underwriting Guidelines and Processes

General. Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of 3650 REIT with respect to commercial mortgage loans originated or acquired by 3650 REIT, which in certain instances may be performed by affiliates of 3650 REIT.

Loan Analysis. 3650 REIT generally performs both a credit analysis and a collateral analysis with respect to each commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. 3650 REIT’s credit underwriting also generally includes a review of third-party appraisal, environmental, building condition and seismic reports, if applicable. Generally, 3650 REIT performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. 3650 REIT assesses the market in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval. Prior to commitment or closing, all commercial mortgage loans to be originated or acquired by 3650 REIT must be approved by an investment committee, which includes senior personnel from 3650 REIT or its affiliates. The committee may approve a mortgage loan as recommended (subject to stipulations and conditions), request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. 3650 REIT’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. In determining a debt service coverage ratio, 3650 REIT may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by 3650 REIT and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a commercial mortgage loan, 3650 REIT may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, 3650 REIT may in some instances have reduced the term interest rate that 3650 REIT would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related

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borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied 3650 REIT’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. In addition, with respect to certain mortgage loans originated or acquired by 3650 REIT, there may exist subordinate mortgage debt or mezzanine debt. 3650 REIT may originate or acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third-party appraisal.

Evaluation of Borrower, Principals and/or Borrower Sponsors. 3650 REIT evaluates the borrower, its principals and/or the borrower sponsors with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation may include obtaining and reviewing indications of the borrower sponsor’s financial capacity, and obtaining and reviewing the principal’s and/or borrower sponsor’s prior real estate experience. Although commercial mortgage loans generally are nonrecourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain borrower sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a borrower sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that 3650 REIT may be the lender on that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports. As part of the underwriting process, 3650 REIT will generally obtain the reports described below:

●	Appraisals. 3650 REIT will require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. Each appraisal obtained in connection with the origination of each 3650 REIT Mortgage Loan includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Assessment. In connection with the origination or acquisition process, 3650 REIT will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, 3650 REIT may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when 3650 REIT or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the environmental assessment, 3650 REIT may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance
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plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to 3650 REIT) at the time of origination of the mortgage loan to complete such remediation within a specified period of time, or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

●	Engineering Assessment. In connection with the origination or acquisition process, 3650 REIT will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, 3650 REIT will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.
●	Seismic Report. In connection with the origination or acquisition process, 3650 REIT may, on a case-by-case basis as determined by 3650 REIT and/or its consultants, require a seismic report for certain mortgaged properties.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, 3650 REIT will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. 3650 REIT may require borrowers to fund various escrows for, among other things, taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, 3650 REIT may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks may be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated or acquired by 3650 REIT. The typical required escrows for mortgage loans originated or acquired by 3650 REIT are as follows:

●	Taxes – Generally, an initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide 3650 REIT with sufficient funds to satisfy all taxes and assessments. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or 3650 REIT may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances (as defined below) exist.
●	Insurance – Generally, an initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide 3650 REIT with sufficient funds to pay all insurance premiums. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and
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the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

3650 REIT may determine that establishing any of the foregoing escrows or reserves is not warranted given any one or more of (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) 3650 REIT’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) the related mortgaged property maintaining a specified debt service coverage ratio, (iv) 3650 REIT having structured springing escrows that arise for identified risks, (v) 3650 REIT having an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) 3650 REIT’s belief that there are credit positive characteristics of the borrower, the borrower sponsor and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) such reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—3650 REIT’s Underwriting Guidelines and Processes”, one or more of the Mortgage Loans contributed to this securitization by 3650 REIT may vary from, or may not comply with, 3650 REIT’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by 3650 REIT, 3650 REIT may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Co-Originated or Third Party-Originated Mortgage Loans. One (1) of the 3650 REIT Mortgage Loans was co-originated by 3650 REIT and JPMorgan Bank, National Association. One (1) of the 3650 REIT Mortgage Loans was originated by DBR Investments Co. Limited and Wells Fargo Bank, National Association, and Note A-3 has been acquired or will be acquired prior to the Closing Date by 3650 REIT. In addition, from time to time, 3650 REIT may originate mortgage loans together with other financial institutions. The resulting mortgage loans will be evidenced by two or more promissory notes, at least one of which will reflect 3650 REIT as the payee. 3650 REIT may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators may in the future deposit such promissory notes for which they are named payee into

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other securitization trusts. 3650 REIT may in the future acquire mortgage loans it has not originated and deposit the related promissory notes into one or more securitization trusts.

Exceptions to 3650 REIT’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the 3650 REIT Mortgage Loans. However, one or more of 3650 REIT’s Mortgage Loans may vary from the specific 3650 REIT underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of 3650 REIT’s Mortgage Loans, 3650 REIT may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria.

Except as set forth below, in all material respects, the 3650 REIT Mortgage Loans were originated in accordance with the underwriting standards set forth above.

The Gateway Center South Mortgage Loan (8.2%) was originated with an exception to 3650 REIT’s underwriting guidelines, as it has a debt service coverage ratio based on net operating cash flow of 1.21x, which is lower than the minimum debt service coverage ratio required by 3650 REIT’s underwriting guidelines. 3650 REIT’s decision to include the Mortgage Loan in this transaction was based on several factors, including (i) the institutional sponsorship, which is a privately-owned global real estate and lifestyle company with 50 years of experience in development and asset ownership, (ii) the densely populated location with high foot traffic in a strong retail market with a low vacancy rate and (iii) the historical occupancy of 100% since the Mortgaged Property was developed (until Bed Bath & Beyond vacated its space following its April 2023 bankruptcy filing) with multiple nationally-recognized retailers.

Certain characteristics of these mortgage loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

3650 REIT most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2023. 3650 REIT’s CIK number is 0001840727. 3650 REIT has no history as a securitizer with respect to any offerings settled prior to November 2021. With respect to the period from and including November 18, 2021 (the closing date of the first securitization into which 3650 REIT sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including June 30, 2023, 3650 REIT does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

3650 REIT’s commonly-owned affiliate, 3650 REIT Loan Funding 1 LLC, most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2023. 3650 REIT Loan Funding 1 LLC’s CIK number is 0001767304. 3650 REIT Loan Funding 1 LLC has no history as a securitizer with respect to any offerings settled prior to March 2019. With respect to the period from and including March 6, 2019 (the closing date of the first securitization into which 3650 REIT Loan Funding 1 LLC sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including June 30, 2023, 3650 REIT Loan Funding 1 LLC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

3650 REIT intends to (a) purchase (or cause its MOA to purchase) the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates on the Closing Date, and (b) be the initial Controlling Class Representative. Except as described above and with respect to any fees retained by 3650 REIT Servicing LLC, an affiliate of 3650 REIT, in its capacity as special servicer with respect to this transaction and as an Outside Special Servicer with respect to

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certain Outside Serviced Whole Loans, neither 3650 REIT nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the issuing entity or any other economic interest in this securitization (except that 3650 REIT Loan Servicing LLC will be entitled to compensation for its limited subservicing duties with respect to certain of the 3650 Mortgage Loans, as described below under “—Certain Relationships and Related Transactions”). However, 3650 REIT or its affiliates may own in the future interests in certain other Classes of Certificates and any such party will have the right to dispose of such Certificates (other than the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates) at any time.

Certain Relationships and Related Transactions

3650 REIT Loan Servicing LLC and KeyBank are expected to enter into a limited subservicing agreement in consideration of 3650 REIT Loan Servicing LLC serving as limited (non-cashiering) sub-servicer with respect to certain provisions under the Pooling and Servicing Agreement related to each of the Gateway Center South Mortgage Loan and the Brookview Commons Mortgage Loan (collectively, 15.7%). No subservicing fee will be payable to 3650 REIT Loan Servicing LLC related to such limited subservicing agreement.

In addition, 3650 REIT Loan Servicing LLC and Midland Loan Services, a Division of PNC Bank, National Association (“Midland”) (in its capacity as Outside Servicer of the 3650 REIT Mortgage Loans that are Outside Serviced Mortgage Loans) have entered one or more limited subservicing agreements in consideration of 3650 REIT Loan Servicing LLC serving as limited (non-cashiering) sub-servicer with respect to certain provisions under the Outside Servicing Agreement related to each of the ICP/IRG Holdings Portfolio Mortgage Loan and the RH HQ Mortgage Loan (collectively, 8.7%). With respect to the ICP/IRG Holdings Portfolio Mortgage Loan and the RH HQ Mortgage Loan, no subservicing fee will be payable to 3650 REIT Loan Servicing LLC under the related limited subservicing agreement.

The information set forth under “—3650 REIT” has been provided by 3650 REIT.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates. None of the Certificateholders will have any rights or remedies against CREFI for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. CREFI securitized approximately $4.4 billion, $7.3 billion,

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$11.4 billion, $7.8 billion, $15.9 billion and $11.1 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2017, 2018, 2019, 2020, 2021 and 2022, respectively.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

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With respect to the Harborside 2-3 Whole Loan, which was co-originated by Citi Real Estate Funding Inc. and BMO, portions of which are being sold by CREFI and BMO, the BMO Data File was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of CREFI, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
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●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earnout reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related mortgaged properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related mortgaged properties;
●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;
●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are any zoning issues at the mortgaged properties;
●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-2A to this prospectus and requested that origination counsel identify

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exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also

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found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s

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future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited
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to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party. For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-2A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-2A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-2A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-2A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report. CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be

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put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 10, 2023. CREFI’s Central Index Key is 0001701238. With respect to the period from and including April 1, 2020 to and including March 31, 2023, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, or Deutsche Bank AG, New York Branch (“DBNY”), an affiliate of GACC, originated or co-originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, (ii) DBNY, an originator, and (iii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. Prior to the date of this prospectus, DBRI purchased for cash from DBNY a 100% equity participation in the Cumberland Mall Mortgage Loan and the Back Bay Office Mortgage Loan (together, the “DBNY Originated Loans”) originated by DBNY. DBNY and DBRI will sell their interests in the DBNY Originated Loans to GACC on or prior to the Closing Date. During the period from DBRI’s purchase of such participation interests to the Closing Date, DBRI will have borne the credit risk in respect of the DBNY Originated Loans. DBRI will sell its interest in the GACC Mortgage Loans to GACC on or prior to the Closing Date. It is also expected that GACC, DBRI or DBNY will be the holder of the companion loans (if any) for which the noteholder is identified as “GACC”, “DBRI” or “DBNY”, as applicable, in the table titled “Whole Loan Controlling Notes and Non-

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Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Neither GACC nor any of its affiliates will insure or guarantee distributions on the Certificates. None of the Certificateholders will have any rights or remedies against GACC for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by GACC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

GACC’s Securitization Program

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through June 30, 2023 is approximately $105.222 billion.

GACC or its affiliates has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the

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overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-2B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as a Sponsor and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

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Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by the DB Originators, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes

General. DBRI and DBNY are each an originator and are affiliated with each other, with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBRI and DBNY are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

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Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, a DB Originator may in some instances have reduced the term interest rate that such DB Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such DB Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (a report dated within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is”

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basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination

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of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a
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portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.
Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may

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not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Disclosed above are the DB Originators’ general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, a DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the applicable DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

None of the GACC Mortgage Loans were originated with any material exceptions from the applicable DB Originator’s underwriting guidelines described above, except as set forth below.

The Gateway Center South Mortgage Loan (8.2%) was originated with an exception to DBRI’s underwriting guidelines, as it has a debt service coverage ratio based on net operating cash flow of 1.21x, which is lower than the minimum debt service coverage ratio required by DBRI’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in this transaction was based on several factors, including (i) the institutional sponsorship, which is a privately-owned global real estate and lifestyle company with 50 years of experience in development and asset ownership, (ii) the densely populated location with high foot traffic in a strong retail market with a low vacancy rate and (iii) the historical occupancy of 100% since the Mortgaged Property was developed (until Bed Bath & Beyond vacated its space following its April 2023 bankruptcy filing) with multiple nationally-recognized retailers.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2023. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including April 1, 2020 to and including June 30, 2023, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. GACC and/or its affiliates may acquire or own in the future certain Classes of Certificates issued by the Issuing Entity. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans or portions thereof that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

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GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See the chart titled “Originators” in “Description of the Mortgage Pool—General” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2022, GSMC originated or acquired approximately 3,282 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $159.4 billion. As of December 31, 2022, GSMC had acted as a sponsor and mortgage loan seller on approximately 393 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion, $6.823 billion, $14.906 billion and $7.173 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021 and 2022, respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates, or, in certain circumstances, are consultants engaged by or on behalf of GSMC (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

With respect to the Back Bay Office Whole Loan, which was co-originated by GS Bank, DBNY, Wells Fargo Bank, National Association, New York Life Insurance Company and Teachers Insurance and Annuity Association

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of America, portions of which are being sold by GACC and GSMC, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GSMC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-3A to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex B—Significant Loan Summaries”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures

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and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2022	$770 million	$1.8 billion
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2022	$4.8 billion	$5.4 billion
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.
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Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-3B—Exceptions to Mortgage Loan Representations and Warranties (Goldman Sachs Mortgage Company)”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However, these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future. In addition, a Goldman Originator may in some instances have reduced the term interest rate that such Goldman Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination

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date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such Goldman Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower
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delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including

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exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.
●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the
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mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

The Back Bay Office Mortgage Loan (3.9%) was (together with any related Companion Loans) co-originated by GS Bank, DBNY, Wells Fargo Bank, National Association, New York Life Insurance Company and Teachers Insurance and Annuity Association of America. Such Mortgage Loan and each related Companion Loan was co-originated in accordance with the underwriting guidelines described above.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 12, 2023. GSMC’s Central Index Key is 0001541502. With respect to the period from and including April 1, 2020 to and including March 31, 2023, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

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% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

KeyBank National Association

General

KeyBank National Association (“KeyBank”) is a national banking association and wholly-owned bank subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank is the originator or co-originator of all of the Mortgage Loans that KeyBank is contributing to this securitization, representing approximately 2.7% of the Initial Pool Balance. The principal office of KeyBank is located at Key Tower, 127 Public Square, Cleveland, Ohio 44114, and its telephone number is (216) 689-6300. KeyBank offers a wide range of consumer and commercial banking services to its customers, including commercial real estate financing, throughout the United States. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

In 2022, KeyBank’s Real Estate Capital Group originated a total of $26.3 billion in permanent, bridge, development and construction commercial mortgage loans from 28 offices nationwide. Of this total, $10.1 billion commercial mortgage loans were originated for sale through CMBS transactions, acquisition by Fannie Mae or Freddie Mac, sale of Ginnie Mae certificates to third party investors, or arranged financing for life insurance companies and pension funds.

KeyBank’s Securitization Program

KeyBank underwrites and originates mortgage loans secured by commercial or multifamily properties and, together with other sponsors and loan sellers, participates in securitization transactions by transferring the mortgage loans to an unaffiliated third party acting as depositor, which then transfers the mortgage loans to the issuing entity.

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KeyBank has been engaged in originating commercial and multifamily mortgage loans for inclusion in CMBS transactions since 2000. As of June 30, 2023, KeyBank had originated approximately $21.574 billion of commercial mortgage loans that have been securitized in 111 securitized transactions. KeyBank’s commercial mortgage loans that are originated for sale into a CMBS transaction (or through a sale of whole loan interests to third party investors) are generally fixed-rate and secured by retail, office, multifamily, industrial, self-storage, manufactured housing, and hospitality properties. KeyBank also originates other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to the origination of commercial and multifamily mortgage loans, KeyBank acts as the primary servicer of many of KeyBank’s commercial and multifamily mortgage loans that are securitized. KeyBank provides interim, primary, master and special servicing for institutional clients and commercial and multifamily securitized products, including CMBS transactions in which KeyBank has sold commercial mortgage loans.

Review of KeyBank Mortgage Loans

Overview. KeyBank has conducted a review of the mortgage loans (the “KeyBank Mortgage Loans”) it is contributing in the securitization described in this prospectus. The review of the KeyBank Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of KeyBank or one or more of its affiliates (the “KeyBank Review Team”). The review procedures described below were employed with respect to all of the KeyBank Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the KeyBank Review Team created a database of loan-level and property-level information relating to each KeyBank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the KeyBank Review Team during the underwriting process. After origination of each KeyBank Mortgage Loan, the KeyBank Review Team updated the information in the database with respect to such KeyBank Mortgage Loan based on applicable information from KeyBank, as servicer of the KeyBank Mortgage Loans, relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the KeyBank Review Team.

A data tape (the “KeyBank Data Tape”) containing detailed information regarding each KeyBank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The KeyBank Data Tape was used to provide the numerical information regarding the KeyBank Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of KeyBank, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by KeyBank, relating to information in this prospectus regarding the KeyBank Mortgage Loans. These procedures included:

●	comparing the information in the KeyBank Data Tape against various source documents provided by KeyBank that are described in “—Database” above;
●	comparing numerical information regarding the KeyBank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the KeyBank Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the KeyBank Mortgage Loans disclosed in this prospectus.

Legal Review. KeyBank engaged legal counsel in connection with this securitization to provide, among other things, (i) a review of the representations and warranties and exception reports relating to the KeyBank Mortgage Loans prepared by origination counsel, (ii) a review and assistance in the completion by the KeyBank Review Team of a due diligence questionnaire relating to the KeyBank Mortgage Loans, and (iii) a review of certain loan documents with respect to the KeyBank Mortgage Loans. Securitization counsel also reviewed the property release provisions, if any, for each KeyBank mortgage loan with multiple Mortgaged Properties for compliance with the Treasury Regulations.

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Counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in this prospectus, based on their review of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any material pending litigation of which KeyBank was aware at the origination of any KeyBank Mortgage Loan, KeyBank requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If KeyBank became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a KeyBank Mortgage Loan, KeyBank obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The KeyBank Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the KeyBank Mortgage Loans to determine whether any KeyBank Mortgage Loan materially deviated from the underwriting guidelines set forth in “—KeyBank’s Underwriting Guidelines and Process” below. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, KeyBank determined that the disclosure regarding the KeyBank Mortgage Loans in this prospectus is accurate in all material respects. KeyBank also determined that the KeyBank Mortgage Loans were originated in accordance with KeyBank’s origination procedures and underwriting criteria, except as described in “—Exceptions” below. KeyBank attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. KeyBank will perform a review of any KeyBank mortgage loan that it elects to substitute for a KeyBank mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. KeyBank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “KeyBank Qualification Criteria”). KeyBank may engage a third party accounting firm to compare the KeyBank Qualification Criteria against the underlying source documentation to verify the accuracy of the review by KeyBank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by KeyBank to render any tax opinion required in connection with the substitution.

KeyBank’s Underwriting Guidelines and Process

General. KeyBank has developed guidelines establishing certain procedures with respect to underwriting the KeyBank Mortgage Loans. All of the KeyBank Mortgage Loans were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by KeyBank at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The KeyBank Mortgage Loans to be included in the trust were originated by KeyBank generally in accordance with the CMBS program of KeyBank. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions” below.

Notwithstanding the discussion below, given the differences between individual commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, and/or performance history. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions” below), the underwriting of the KeyBank Mortgage Loan will conform to the general guidelines described below.

Property Analysis. KeyBank performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, and other applicable demand drivers. KeyBank assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, KeyBank evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

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Cash Flow Analysis. KeyBank reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio.

Evaluation of the Borrower. KeyBank evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include a review of anti-money laundering or OFAC checks, obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities.

Loan Approval. All mortgage loans originated by KeyBank must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms, or decline a prospective mortgage loan transaction.

Debt Service Coverage Ratio and LTV Ratio. KeyBank’s underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan.

Generally, the debt service coverage ratios for KeyBank mortgage loans will be equal to or greater than 1.30x; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), loan-to-value ratio, reserves, borrower or other factors.

Generally, the loan-to-value ratio for KeyBank mortgage loans will be equal to or less than 75%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), debt service coverage ratio, reserves, sponsorship or other factors.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, KeyBank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that KeyBank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

Appraisals. KeyBank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, KeyBank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

Environmental Assessments. KeyBank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, KeyBank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, KeyBank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. An environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. In some instances, KeyBank will engage an independent third party to review an environmental assessment and provide a summary of its findings. Depending on the findings of the initial environmental assessment, KeyBank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, KeyBank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on

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the resulting report, KeyBank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. A seismic report is required for all Mortgaged Properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, KeyBank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Escrow Requirements. KeyBank may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, KeyBank may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by KeyBank. The typical required escrows for mortgage loans originated by KeyBank are as follows:

●	Taxes - Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. KeyBank may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Insurance - If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Replacement Reserves - Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. KeyBank relies on information provided by an independent engineer to make this determination. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Completion Repair/Environmental Remediation - Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, KeyBank generally requires that at least 100% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) recommended costs do not exceed $50,000.
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●	Tenant Improvement/Lease Commissions - In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio (i.e., 65% or less).

Exceptions

None of the KeyBank Mortgage Loans were originated with any material exceptions from KeyBank’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

KeyBank has filed its most recent Rule 15Ga-1 filing on February 2, 2023 and had no demand, repurchase, or replacement claims to report for the annual reporting period ending December 31, 2022 as a sponsor of commercial mortgage loan securitizations. KeyBank’s Central Index Key is 0001089877. With respect to the period from and including October 1, 2015 to and including March 31, 2023, KeyBank does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither KeyBank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—KeyBank National Association” has been provided by KeyBank.

LMF Commercial, LLC

General

LMF Commercial, LLC, a Delaware limited liability company formed in April 2013 (“LMF”), is wholly-owned by Lennar Corporation (“Lennar”). The executive offices of LMF are located at 590 Madison Avenue, 9th Floor, New York, New York 10022.

Computershare is the interim custodian with respect to the loan files for the LMF Mortgage Loan.

LMF’s Securitization Program

As a sponsor and mortgage loan seller, LMF originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the depositor by LMF (the “LMF Mortgage Loans”) were originated, co-originated or acquired from an unaffiliated third party by LMF. This is the 94th commercial real estate debt investment securitization to which LMF is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by LMF may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. LMF securitized approximately $712 million, $1.49 billion, $2.41 billion, $1.93 billion, $1.66 billion, $1.32 billion, $1.54 billion, $687 million, $811 million and $716 million of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021 and 2022, respectively.

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Neither LMF nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against LMF for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by LMF in the applicable MLPA as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

LMF’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated or acquired by LMF was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis. Generally, LMF performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of LMF. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by a credit committee that includes two officers of LMF and one officer of Lennar. If deemed appropriate, a member of the real estate team will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, LMF typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. LMF typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio. In connection with the origination of an asset, LMF will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

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●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to
●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, LMF may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by LMF, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, LMF may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, LMF’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio. LMF also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to
●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by LMF, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, LMF may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, LMF’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. When underwriting an asset, LMF will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that LMF or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below

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the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition. As part of the origination and underwriting process, LMF will analyze the condition of the real property for a prospective asset. To aid in that analysis, LMF may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report. LMF will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report. LMF requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, LMF may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, LMF may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report. LMF generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. LMF will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, LMF uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report. If the real property related to an asset consists of improvements located in seismic zones 3 or 4, LMF generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, LMF may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination of an asset related to multifamily or commercial real estate, LMF will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, LMF may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in LMF’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance

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proceeds together with the value of any additional collateral are expected to be available in an amount estimated by LMF to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on its analysis of the related real property, the borrower and the principals of the borrower, LMF may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. LMF conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, LMF may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, LMF may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and LMF’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, LMF may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, LMF’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time LMF or its affiliates originated or acquired certain assets. In addition, in some cases, LMF may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions. Notwithstanding the discussion under “—LMF’s Underwriting Standards and Loan Analysis” above, one or more of the LMF Mortgage Loans may vary from, or not comply with, LMF’s underwriting policies and guidelines described above. In addition, in the case of one or more of the LMF Mortgage Loans, LMF or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the LMF Mortgage Loans were originated with any material exceptions to LMF’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which LMF is the Sponsor

Overview. LMF has conducted a review of each of the LMF Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of LMF or one or more of its affiliates (the “LMF Review Team”). The review procedures described below were employed with respect to the LMF Mortgage Loans. No sampling procedures were used in the review process. LMF is the mortgage loan seller or co-mortgage loan seller with respect to one (1) Mortgage Loan. Set forth below is a discussion of certain current general guidelines of LMF generally applicable with respect to LMF’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by LMF. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by LMF.

Database. To prepare for securitization, members of the LMF Review Team reviewed a database of loan-level and property-level information relating to the LMF Mortgage Loans. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the LMF Review Team during the underwriting process. Prior to securitization of the LMF Mortgage Loans, the LMF Review Team may have updated the information in the database with respect to the LMF Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the LMF Review Team, to the extent such updates were provided to, and deemed material by, the LMF Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the LMF Mortgage Loans. A data tape (the “LMF Data Tape”) containing detailed information regarding the LMF Mortgage Loans was created from the information in the database referred to above. The LMF Data Tape was used to provide the numerical information regarding the LMF Mortgage Loans in this prospectus.

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Data Comparison and Recalculation. The Depositor, on behalf of LMF, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by LMF and relating to information in this prospectus regarding the LMF Mortgage Loans. These procedures included:

●	comparing the information in the LMF Data Tape against various source documents provided by LMF;
●	comparing numerical information regarding the LMF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the LMF Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the LMF Mortgage Loans disclosed in this prospectus.

Legal Review. LMF engaged legal counsel to conduct certain legal reviews of the LMF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, LMF’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. LMF’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the LMF Mortgage Loans. Such assistance included, among other things, (i) a review of certain of LMF’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the LMF Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the LMF Review Team of, a due diligence questionnaire relating to the LMF Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the LMF Mortgage Loans.

Other Review Procedures. The LMF Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each LMF Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—LMF’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions. Based on the foregoing review procedures, LMF determined that the disclosure regarding the LMF Mortgage Loans in this prospectus is accurate in all material respects. LMF also determined that the LMF Mortgage Loans were not originated with any material exceptions from LMF’s underwriting guidelines and procedures, except as described above under “—LMF’s Underwriting Standards and Loan Analysis—Exceptions” above. LMF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. LMF will perform a review of any LMF Mortgage Loan that it elects to substitute for a LMF Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. LMF, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). LMF will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by LMF and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by LMF to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

LMF most recently filed a Form ABS-15G on February 14, 2023. LMF’s Central Index Key number is 0001592182. With respect to the period from and including April 1, 2020 to and including March 31, 2023, LMF does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

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Retained Interests in This Securitization

Neither LMF nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, LMF or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—LMF Commercial, LLC” has been provided by LMF.

Societe Generale Financial Corporation

General

Societe Generale Financial Corporation, a Delaware corporation (“Societe Generale Financial Corporation”), is a sponsor, a mortgage loan seller and an affiliate of SG Americas Securities, LLC, one of the underwriters. Societe Generale Financial Corporation is an indirect subsidiary of Société Générale, a limited company (société anonyme) licensed in France as a credit institution (établissement de crédit) (“Société Générale”). The principal offices of Societe Generale Financial Corporation are located at 245 Park Avenue, New York, New York 10167, telephone number (212) 278-6461.

Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program

Societe Generale Financial Corporation or its affiliates (collectively, the “SGFC Entities”) have been engaged in commercial mortgage securitization in the United States since January 2015, although the SGFC Entities were also engaged in mortgage securitization businesses prior to 2009. Prior to November 2018, the SGFC Entities originated commercial mortgage loans through the New York Branch of Société Générale (“SGNY”). The vast majority of mortgage loans originated by Societe Generale Financial Corporation’s commercial real estate securitization business line are intended to be either sold through securitization transactions in which Societe Generale Financial Corporation acts as a sponsor or sold to third parties in individual loan sale transactions. Other business lines within the SGFC Entities may from time to time engage in the business of making commercial real estate loans that are not originated for the purposes of securitization and that may in fact be held by the SGFC Entities through maturity. The following is a general description of the types of mortgage loans related to commercial real estate that Societe Generale Financial Corporation’s commercial real estate securitization team originates for securitization purposes:

●	Fixed rate mortgage loans generally having maturities between five and ten years and generally secured by commercial real estate such as office, retail, hotel, multifamily, residential, healthcare, self-storage and industrial properties. These loans are Societe Generale Financial Corporation’s commercial real estate securitization team’s principal loan product and are primarily originated for the purpose of securitization.
●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.
●	Subordinate mortgage loans and mezzanine loans are generally not originated for securitization by Societe Generale Financial Corporation and are sold in individual loan sale transactions.

In general, Societe Generale Financial Corporation does not hold the loans that its commercial real estate securitization team originates until maturity.

Societe Generale Financial Corporation originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor, who in turn transfers those mortgage loans to the issuing trust fund. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria, such that the overall value and capital structure is maximized for the benefit of Societe Generale Financial Corporation. Societe Generale Financial Corporation’s role may also include engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and

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engaging the rating agencies. In coordination with the underwriters for the related offering, Societe Generale Financial Corporation works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

None of the SGFC Entities act as servicer of the mortgage loans in its securitization transactions it participates in. Instead, other entities will be contracted to service the mortgage loans in such securitization transactions.

SGNY sold mortgage loans into securitizations until 2009 and resumed this activity with the WFCM 2015-SG1 transaction. For the period beginning in January 2015 through December 31, 2018, SGNY securitized 196 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $4.8 billion. For the period beginning in February 2019 through June 30, 2023, Societe Generale Financial Corporation securitized 362 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $11.0 billion.

Societe Generale Financial Corporation’s Underwriting Standards

Each of the Mortgage Loans originated by Societe Generale Financial Corporation (“Societe Generale Financial Corporation Mortgage Loans”) was generally originated or co-originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and Societe Generale Financial Corporation cannot assure you that every loan will comply in all respects with the guidelines. Societe Generale Financial Corporation’s commercial real estate securitization business line originates mortgage loans principally for securitization. Commercial real estate loans originated by other business lines within the SGFC Entities for purposes other than securitization are not required to be originated in accordance with the underwriting criteria described below.

General. Societe Generale Financial Corporation originates mortgage loans for securitization from its headquarters in New York, New York. Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans. Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans must be approved by at least one or more members of Societe Generale Financial Corporation’s credit committee, depending on the size of the mortgage loan.

Loan Analysis. Generally, Societe Generale Financial Corporation performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance officer of Societe Generale Financial Corporation. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated by Societe Generale Financial Corporation must be approved by at least one real estate finance credit officer and the head of commercial real estate securitization. Prior to closing loans, a credit memorandum is produced and delivered to the credit committee. If deemed appropriate a member of the real estate credit department will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

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Property Analysis. Prior to origination of a loan, Societe Generale Financial Corporation typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-value Ratio. Societe Generale Financial Corporation typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Uniform Standards of Professional Appraisal Practices as amended from time to time. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, the loan-to-value ratio of the mortgage loan is based on the “as-complete” or “as-stabilized” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and Loan-to-value Ratio. Societe Generale Financial Corporation’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Societe Generale Financial Corporation may vary from these guidelines.

Escrow Requirements. Generally, Societe Generale Financial Corporation requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated by Societe Generale Financial Corporation are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).
●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or borrower sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Societe Generale Financial Corporation relies on information provided by an independent engineer to make this determination. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Societe Generale Financial Corporation generally requires
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that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report. Societe Generale Financial Corporation generally obtains a Phase I ESA or an update of a previously obtained Phase I ESA for each mortgaged property prepared by an approved environmental consulting firm. Societe Generale Financial Corporation or its designated agent typically reviews the Phase I ESA to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I ESA identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, Societe Generale Financial Corporation generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation. In cases in which the Phase I ESA recommends that a Phase II ESA be obtained, Societe Generale Financial Corporation generally requires such Phase II ESA to be obtained.

Physical Condition Report. Societe Generale Financial Corporation generally obtains a current Physical Condition Report (“PCR”) for each mortgaged property prepared by an approved structural engineering firm. Societe Generale Financial Corporation, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Societe Generale Financial Corporation often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a borrower sponsor in lieu of reserves.

Title Insurance Policy. The borrower is required to provide, and Societe Generale Financial Corporation or its counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Societe Generale Financial Corporation typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

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Other Factors. Other factors that are considered by Societe Generale Financial Corporation in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Exceptions. Notwithstanding the discussion under “—Societe Generale Financial Corporation’s Underwriting Standards” above, one or more of the Societe Generale Financial Corporation Mortgage Loans may vary from, or do not comply with, Societe Generale Financial Corporation’s underwriting guidelines described above. In addition, in the case of one or more of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Societe Generale Financial Corporation Mortgage Loans were originated with any material exceptions to Societe Generale Financial Corporation’s underwriting policies.

Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor

Overview. In connection with the securitization described in this prospectus, Societe Generale Financial Corporation, as a sponsor of this offering, has conducted a review of the Societe Generale Financial Corporation Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to such Societe Generale Financial Corporation Mortgage Loans is accurate in all material respects. Societe Generale Financial Corporation determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Societe Generale Financial Corporation Mortgage Loans was conducted as described below with respect to each of those Societe Generale Financial Corporation Mortgage Loans. The review of the Societe Generale Financial Corporation Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of Societe Generale Financial Corporation or its affiliates (collectively, the “Societe Generale Financial Corporation Deal Team”) with the assistance of certain third parties. Societe Generale Financial Corporation has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Societe Generale Financial Corporation Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Societe Generale Financial Corporation Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Societe Generale Financial Corporation Deal Team created a database of loan level and property level information, and prepared an asset summary report, regarding each of the Societe Generale Financial Corporation Mortgage Loans. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Societe Generale Financial Corporation during the underwriting process. After origination of each of the Societe Generale Financial Corporation Mortgage Loans (other than the Gloucester Premium Outlets Mortgage Loan), the Societe Generale Financial Corporation Deal Team may have updated the information in the database and the related asset summary report with respect to the Societe Generale Financial Corporation Mortgage Loans based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Societe Generale Financial Corporation Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Societe Generale Financial Corporation Mortgage Loan.

A data tape (the “Societe Generale Financial Corporation Data Tape”) containing detailed information regarding each of the Societe Generale Financial Corporation Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Societe Generale Financial Corporation Data Tape was used by the Societe Generale Financial Corporation Deal Team to provide the numerical information regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The Depositor, on behalf of Societe Generale Financial Corporation, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Societe Generale Financial Corporation, relating to information in this prospectus regarding the Societe Generale Financial Corporation Mortgage Loans. These procedures included:

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●	comparing the information in the Societe Generale Financial Corporation Data Tape against various source documents provided by Societe Generale Financial Corporation;
●	comparing numerical information regarding the Societe Generale Financial Corporation Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Societe Generale Financial Corporation Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Societe Generale Financial Corporation Mortgage Loans disclosed in this prospectus.

Legal Review. Societe Generale Financial Corporation engaged various law firms to conduct certain legal reviews of the Societe Generale Financial Corporation Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the Societe Generale Financial Corporation Mortgage Loans, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Societe Generale Financial Corporation’s standard form loan documents. In addition, origination counsel for each Societe Generale Financial Corporation Mortgage Loan reviewed Societe Generale Financial Corporation’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Loan seller’s counsel was also engaged to assist in the review of the Societe Generale Financial Corporation Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the Mortgage Loan documents that deviate materially from Societe Generale Financial Corporation’s standard form documents, as identified by Societe Generale Financial Corporation and origination counsel, (ii) a review of the asset summary reports and the loan summaries prepared by Societe Generale Financial Corporation relating to the Societe Generale Financial Corporation Mortgage Loans, and (iii) a review of due diligence questionnaires completed by origination counsel.

Societe Generale Financial Corporation prepared, and both originating counsel and loan seller’s counsel reviewed, the loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Summaries of the Fifteen Largest Mortgage Loans” in the attached Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each Societe Generale Financial Corporation Mortgage Loan, Societe Generale Financial Corporation, together with origination counsel, conducted a search with respect to each borrower under the related Societe Generale Financial Corporation Mortgage Loan to determine whether it filed for bankruptcy. If Societe Generale Financial Corporation became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

Additionally, with respect to each Societe Generale Financial Corporation Mortgage Loan, the Societe Generale Financial Corporation Deal Team also consulted with the applicable Societe Generale Financial Corporation mortgage loan origination team to confirm that each of the Societe Generale Financial Corporation Mortgage Loans was originated in compliance with the origination and underwriting criteria described above under “—Societe Generale Financial Corporation’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Societe Generale Financial Corporation will perform a review of any Societe Generale Financial Corporation Mortgage Loan that it elects to substitute for a Societe Generale Financial Corporation Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Societe Generale Financial Corporation, and if

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appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Societe Generale Financial Corporation may engage a third party to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Societe Generale Financial Corporation and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Societe Generale Financial Corporation to render any tax opinion required in connection with the substitution.

Findings and Conclusions. Societe Generale Financial Corporation found and concluded with reasonable assurance that the disclosure regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus is accurate in all material respects. Societe Generale Financial Corporation also found and concluded with reasonable assurance that the Societe Generale Financial Corporation Mortgage Loans were originated in accordance with Societe Generale Financial Corporation’s origination procedures and underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Societe Generale Financial Corporation has no history as a securitizer prior to February 2019. Societe Generale Financial Corporation’s Central Index Key number is 0001755531. Societe Generale Financial Corporation most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 8, 2023. Societe Generale Financial Corporation has no history of repurchases or repurchase requests through and including June 30, 2023 required to be reported by Societe Generale Financial Corporation under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations. Further, with respect to the SGFC Entities past commercial mortgage loan securitization activities, SGNY most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 8, 2023. SGNY’s Central Index Key number is 0001238163. With respect to the period from and including January 1, 2012 to and including June 30, 2023, SGNY does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Societe Generale Financial Corporation nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Societe Generale Financial Corporation or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Societe Generale Financial Corporation” has been provided by Societe Generale Financial Corporation.

Starwood Mortgage Capital LLC

General

Starwood Mortgage Capital LLC (“SMC” and, together with its subsidiaries, “Starwood”), a Delaware limited liability company, is a sponsor, seller and originator of certain mortgage loans into this securitization. The Mortgage Loans to be contributed to this securitization by SMC are referred to herein as the “SMC Mortgage Loans”. Starwood was formed to invest in commercial real estate debt. The executive offices of SMC are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139. SMC also maintains offices in Charlotte, North Carolina, Manhattan Beach, California and New York, New York.

In addition, BMO has provided warehouse financing to an affiliate of SMC for The Widener Building Mortgage Loan co-originated by BMO and SMC. The Cut-Off Date Balance of the SMC Mortgage Loan that is subject to the warehouse facility is projected to equal approximately $25,000,000. Proceeds received by SMC in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from BMO, the SMC Mortgage Loan subject to such warehouse facility, which Mortgage Loan will be transferred to the depositor free and clear of any liens.

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In addition, pursuant to interim custodial agreements between Computershare and SMC, Computershare acts as interim custodian with respect to two (2) of the SMC Mortgage Loans (3.5%).

Starwood’s Securitization Program

This is the 113th commercial mortgage securitization to which Starwood is contributing loans. Certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank, National Association and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $16.12 billion of commercial loans in its prior securitizations.

SMC originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self-storage and industrial properties located in North America. SMC’s securitization program generally provides fixed rate mortgage loans having maturities between five (5) and ten (10) years. Additionally, SMC may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures.

For a description of certain affiliations, relationships and related transactions between SMC and the other transaction parties, see “Risk Factors—Risks Relating to Conflicts of Interest” and “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of SMC Mortgage Loans

Overview. SMC has conducted a review of the SMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the SMC Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of SMC or one or more of its affiliates (the “SMC Review Team”). The review procedures described below were employed with respect to all of the SMC Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the SMC Review Team created a database of loan-level and property-level information relating to each SMC Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the SMC Review Team during the underwriting process. After origination of each SMC Mortgage Loan, the SMC Review Team updated the information in the database with respect to such SMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the SMC Review Team.

A data tape (the “SMC Data Tape”) containing detailed information regarding each SMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMC Data Tape was used to provide the numerical information regarding the SMC Mortgage Loans in this prospectus.

With respect to the Widener Building Mortgage Loan (3.5%), which was co-originated by BMO and SMC, portions of which are being sold by BMO and SMC, the BMO Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of SMC, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMC, relating to information in this prospectus regarding the SMC Mortgage Loans.

These procedures included:

●	comparing the information in the SMC Data Tape against various source documents provided by SMC that are described above under “—Database”;
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●	comparing numerical information regarding the SMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the SMC Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMC Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMC Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMC Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMC Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the SMC Review Team of a due diligence questionnaire relating to the SMC Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMC Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which SMC was aware at the origination of any SMC Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The SMC Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMC Mortgage Loans to determine whether any SMC Mortgage Loan materially deviated from the underwriting guidelines set forth under “—SMC’s Underwriting Guidelines and Processes” below. See “—Exceptions to SMC’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, SMC determined that the disclosure regarding the SMC Mortgage Loans in this prospectus is accurate in all material respects. SMC also determined that the SMC Mortgage Loans were originated in accordance with SMC’s origination procedures and underwritten (or acquired and reunderwritten) in accordance with SMC’s underwriting criteria, except as described below under “—Exceptions to SMC’s Disclosed Underwriting Guidelines”. SMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. SMC will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. SMC, and if appropriate its legal counsel, will review the mortgage loan documents of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement.

SMC’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by (or acquired and reunderwritten) by SMC for securitization.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of SMC’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated (or acquired and reunderwritten) by SMC complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMC Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors and the

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Mortgage Loan Sellers” section and “Exceptions to Mortgage Loan Representations and Warranties” of Annex E-1B to this prospectus.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third-party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by SMC require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, that the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, Starwood may in some instances have reduced the term interest rate that Starwood would otherwise charge on a Starwood mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the Starwood mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related Starwood mortgage loan satisfied Starwood’s minimum debt service coverage ratio underwriting requirements for such Starwood mortgage loan.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional pari passu or subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

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The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.
●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E1527-21 entitled, “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.
●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.
●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●	Taxes. Typically, an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate) are
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required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance. If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.
●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Completion Repair/Environmental Remediation. Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.
●	Tenant Improvement/Lease Commissions. In most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.

Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the SMC Mortgage Loans, please see Annex A.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

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Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to SMC’s Disclosed Underwriting Guidelines

One or more of the SMC Mortgage Loans may vary from the specific SMC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the SMC Mortgage Loans, SMC may not have applied each of the specific underwriting guidelines described above on a case-by-case basis, as a result of other compensating factors.

Except as described above, none of the SMC Mortgage Loans were originated with any material exceptions from the Starwood underwriting guidelines and procedures.

Servicing

Interim servicing for all loans originated (or acquired) by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. In addition, primary servicing is occasionally retained by certain mortgage brokerage firms under established sub-servicing agreements with Starwood, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G on January 27, 2023. SMC’s Central Index Key is 0001548405. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither Starwood nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. In addition, Starwood or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Starwood Mortgage Capital LLC” has been provided by SMC.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and any proceeds received from the sale of servicing rights to KeyBank National Association, for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income

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on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

BMO Commercial Mortgage Securities LLC is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a limited liability company formed in the State of Delaware on March 17, 2021 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 151 West 42nd Street, New York, New York 10036. Its telephone number is 212-885-4000.

The Depositor is a wholly-owned subsidiary of BMO Financial, an affiliate of BMO, a Sponsor and an Originator, and an affiliate of BMO Capital Markets Corp., one of the underwriters. BMO Financial is a wholly-owned subsidiary of the Bank of Montreal.

The Depositor was formed for the purposes of engaging in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor expects to generally acquire the commercial and multifamily mortgage loans from BMO or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, BMO 2023-5C1 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or

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invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee and the Certificate Administrator”, “—Servicers—The Master Servicer”, “—Servicers—The Special Servicer”, “—Servicers—The Outside Servicers and the Outside Special Servicers”, “—The Operating Advisor and the Asset Representations Reviewer”, “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee and the Certificate Administrator

Computershare Trust Company, N.A. (“Computershare Trust Company”) will act as Trustee and Certificate Administrator under the Pooling and Servicing Agreement. Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $6.2 billion (USD) in assets as of December 31, 2022. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for correspondence related to certificate transfer services is located at 1505 Energy Park Drive, St. Paul, Minnesota 55108.

On March 23, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (“WFDTC” and collectively with Wells Fargo Bank and Wells Fargo & Company, “Wells Fargo”) entered into a definitive agreement with Computershare Trust Company, Computershare Delaware Trust Company (“CDTC”) and

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Computershare Limited (collectively, “Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The sale to Computershare closed on November 1, 2021, and virtually all CTS employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On November 1, 2021, for some of the transactions in its CTS business, Wells Fargo Bank transferred its roles, and the duties, rights, and liabilities for such roles, under the relevant transaction agreements to Computershare Trust Company. For other transactions in its CTS business, Wells Fargo Bank, since November 1, 2021, has been transferring, and intends to continue to transfer, such roles, duties, rights, and liabilities to Computershare Trust Company, in stages. WFDTC also intends to transfer its roles, duties, rights, and liabilities to CDTC in stages. For any transaction where the roles of Wells Fargo Bank or WFDTC, as applicable, have not already transferred to Computershare Trust Company or CDTC, Computershare Trust Company or CDTC performs all or virtually all of the obligations of Wells Fargo Bank or WFDTC, respectively, as its agent as of such date.

Trustee

Computershare Trust Company will act as Trustee pursuant to the Pooling and Servicing Agreement. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of December 31, 2022, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 464 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $251 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, neither Computershare Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Certificate Administrator

Under the terms of the Pooling and Servicing Agreement, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Issuing Entity and, to the extent required under the Pooling and Servicing Agreement, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of December 31, 2022, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1203 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $702 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any accounts that the Certificate Administrator is required to maintain pursuant to the Pooling and Servicing Agreement will be established and maintained with one or more institutions in a manner satisfying the requirements of the Pooling and Servicing Agreement, including any applicable eligibility criteria for account banks set forth in the Pooling and Servicing Agreement.

Custodian

Computershare Trust Company is acting as the custodian of the mortgage loan files pursuant to the Pooling and Servicing Agreement. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021,

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Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of December 31, 2022, Computershare Trust Company was acting in some cases as the custodian, and in most cases as agent for the custodian, for approximately 415,000 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included in the Issuing Entity. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

Compliance

For twenty CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2022 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2022 Computershare CMBS Annual Statement of Compliance”).

For seventeen different CMBS transactions, each related Subject 2022 Computershare CMBS Annual Statement of Compliance disclosed that the April 18, 2022 distribution was made one business day late due to an administrative error relating to the calculation of the payment date in an internal system due to Good Friday.

For two other CMBS transactions, each related Subject 2022 Computershare CMBS Annual Statement of Compliance disclosed that certain payment errors occurred. In one case, a class of certificates was overpaid and another class was underpaid in three consecutive months. The payment error was caused by an administrative error relating to the reimbursement to a servicer of prior advances subsequently deemed non-recoverable. Computershare Trust Company corrected the payment errors in the third month. In the other case, an administrative error during the processing of the transfer of a certificate caused the wrong beneficial holder to receive payment. The resulting payment error was corrected in the same month the error occurred.

For one additional CMBS transaction, the related Subject 2022 Computershare CMBS Annual Statement of Compliance disclosed that the Form 10-D (including the ABS Asset Data File and ABS Asset Related Document filed as exhibits 102 and 103 respectively to the registrant’s Form ABS-EE and incorporated by reference into the Form 10-D filing) for the initial distribution date was filed three calendar days late. The late filing resulted from a gap in Computershare Trust Company’s process for reviewing and capturing the Exchange Act reporting obligations in newly closed transactions.

For each of the twenty CMBS transactions, the related Subject 2022 Computershare CMBS Annual Statement of Compliance states that Computershare Trust Company has implemented necessary changes to its procedures and controls in an effort to prevent a reoccurrence of the errors.

Neither Computershare Trust Company nor any of its affiliates will retain any economic interest in this securitization, including without limitation any Certificates issued by the Issuing Entity. However, Computershare Trust Company or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

Other than the above paragraphs, Computershare Trust Company has not participated in the preparation of, and is not responsible for, any other information contained in this prospectus.

The foregoing information set forth under this “—The Trustee and the Certificate Administrator” heading has been provided by Computershare Trust Company.

For a description of any material affiliations, relationships and related transactions between the Trustee, the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

KeyBank National Association, a national banking association (“KeyBank”), will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as primary servicer for certain of the Serviced Loans (in such capacity, the “Master Servicer”) and in such capacity will initially be responsible for the servicing and administration of the Serviced Loans and any Serviced Whole Loans under the Pooling and Servicing Agreement.

KeyBank is a wholly-owned subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters. KeyBank is not an affiliate of the issuing entity, the depositor, the certificate administrator, the operating advisor, the asset representations reviewer, the special servicer or the trustee. KeyBank is also a mortgage loan seller, but KeyBank is not an affiliate of any other mortgage loan seller.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/20	12/31/21	12/31/22	3/31/23
By Approximate Number	17,008	18,122	18,346	18,472
By Approximate Aggregate Principal Balance (in billions)	$308.5	$379.3	$426.9	$432.5

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Within this servicing portfolio are, as of March 31, 2023, approximately 11,533 loans with a total principal balance of approximately $292.8 billion that are included in approximately 900 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2022, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s Investors Service, Inc. (“Moody’s”), S&P Global Ratings (“S&P”), Fitch Ratings, Inc. (“Fitch”), and DBRS, Inc. (“DBRS Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. DBRS Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and DBRS Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.key.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2
Long-Term Deposits	N/A	A	A1
Short-Term Deposits	N/A	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loans or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the

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subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the Pooling and Servicing Agreement for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended, and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the master servicer, generally responsible for the master servicing and primary servicing functions with respect to the Serviced Mortgage Loans and Serviced Companion Loans. KeyBank, as the master servicer, will be permitted to appoint one or more sub-servicers to perform all or any portion of its primary servicing functions under the Pooling and Servicing Agreement pursuant to one or more sub-servicing agreements and any such sub-servicer will receive a fee for the services specified in such sub-servicing agreement. Additionally, KeyBank may from time to time perform some of its servicing obligations under the Pooling and Servicing Agreement through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any foreclosed property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the Pooling and Servicing Agreement as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying mortgage loan are to be maintained is described in “The Pooling and Servicing Agreement—Accounts” and “—Withdrawals from the Collection Account” in this prospectus. Generally, all amounts received by KeyBank on the mortgage loans will be initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the Pooling and Servicing Agreement. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the mortgage loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the mortgage loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as master servicer, primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Serviced Mortgage Loans and Serviced Companion Loans pursuant to the Pooling and Servicing Agreement.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

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KeyBank will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Serviced Mortgage Loans and Serviced Companion Loans or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

Neither KeyBank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may retain certain classes of certificates in the future. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding KeyBank under the heading “—Servicers—The Master Servicer” has been provided by KeyBank.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loans), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

3650 REIT Loan Servicing LLC, a Delaware limited liability company (“3650 Servicing”) is expected to be appointed to act as the special servicer under the Pooling and Servicing Agreement (the “Special Servicer”). In such capacity, the special servicer will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Mortgage Loan) and REO Properties pursuant to the Pooling and Servicing Agreement. In addition, 3650 Servicing is an Outside Special Servicer with respect to six (6) Outside Serviced Mortgage Loans (22.7%) (each, a “3650 Servicing Outside Serviced Mortgage Loan”).

3650 Servicing maintains its principal servicing office at 2977 McFarlane Road, Suite #300 Miami, FL 33133.

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3650 Servicing has been engaged in the servicing of commercial mortgage loans since approximately 2017. 3650 Servicing currently has a commercial mortgage-backed securities special servicer rating of “CSS2-” by Fitch, and is also an approved Special Servicer by KBRA, Moody’s, S&P and DBRS Morningstar.

3650 Servicing is an affiliate of 3650 REIT, the Retaining Sponsor, a mortgage loan seller, an originator, the anticipated holder (or the parent of the anticipated holder) of the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates, the initial Controlling Class Representative, and the holder of the companion loans for which the noteholder is identified as “3650 REIT” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes" under “Description of the Mortgage Pool—The Whole Loans—General”.

3650 REIT Holding Company LLC, together with its subsidiary 3650 Servicing, had approximately 67 employees as of June 30, 2023 and is headquartered in Miami with offices located in New York City, Los Angeles, Atlanta, Dallas and Nashville.

3650 Servicing has detailed operating policies and procedures which, pursuant to such policies and procedures are scheduled to be reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. 3650 Servicing has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by 3650 Servicing for any particular mortgage loan depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

3650 Servicing is subject to an annual external audit. Pursuant to 3650 Servicing’s policies and procedures the annual external audit occurred in January 2023.

3650 Servicing maintains a cloud-based surveillance and asset management system that contains performance information at the portfolio, loan and property levels on the various loans that it services, which system also has the capacity to aggregate performance information on any REO assets that it may service. Additionally, 3650 Servicing has a formal, documented disaster recovery and business continuity plan.

The table below sets forth information about 3650 Servicing’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the date indicated:

CMBS Transactions	As of 6/30/2023
Number of CMBS Transactions Named Special Servicer	13
Approximate Aggregate Unpaid Principal Balance(1)	$11.9 billion
Approximate Number of Specially Serviced Loans or REO Loans(2)	0
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Loans(2)	$0

(1)	Includes all commercial and multifamily mortgage loans and related REO Loans in 3650 Servicing’s portfolio for which 3650 Servicing is the named special servicer, regardless of whether such mortgage loans and related REO Loans are, as of the specified date, specially serviced by 3650 Servicing.

(2)	Includes only those commercial and multifamily mortgage loans and related REO Loans in 3650 Servicing’s portfolio for which 3650 Servicing is the named special servicer that are, as of the specified date, specially serviced by 3650 Servicing. Does not include any resolutions during the specified year.
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In its capacity as the Special Servicer or Outside Special Servicer, 3650 Servicing will not have primary responsibility for custody services of original documents evidencing the Serviced Mortgage Loans or the 3650 Servicing Outside Serviced Mortgage Loans. 3650 Servicing may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Serviced Mortgage Loans, the 3650 Servicing Outside Serviced Mortgage Loans or otherwise. To the extent that 3650 Servicing has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the applicable servicing standard.

3650 Servicing does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it anticipates acting as special servicer. In certain instances 3650 Servicing may have the right to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer. Generally, 3650 Servicing’s servicing functions under pooling and servicing agreements will not include collection on the pool assets, however 3650 Servicing will maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements.

There are, to the actual current knowledge of 3650 Servicing, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this transaction, as compared to the types of assets included in other commercial mortgage-backed securitization pools generally. 3650 Servicing’s processes and procedures with respect to this transaction will not materially differ from the processes and procedures to be employed by 3650 Servicing in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been any material changes to the policies or procedures of 3650 Servicing in the servicing function it will perform under the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement for assets of the same type included in this transaction since the update of such policies and procedures effective in December 2022. 3650 Servicing periodically reviews and revises its policies and procedures.

No securitization transaction in which 3650 Servicing was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of 3650 Servicing as special servicer, including as a result of a failure by 3650 Servicing to comply with the applicable servicing criteria in connection with any securitization transaction. 3650 Servicing has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. 3650 Servicing has not yet been required to make an advance with respect to any securitization transaction. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by 3650 Servicing in connection with any securitization in which 3650 Servicing was acting as special servicer.

3650 Servicing does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement and, accordingly, 3650 Servicing believes that its financial condition will not have any material impact on Mortgage Loan performance or the performance of the certificates.

From time to time 3650 Servicing may be a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. 3650 Servicing does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Mortgage Loans pursuant to the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against 3650 Servicing or of which any of its property is the subject, that are material to the Certificateholders.

3650 Servicing may occasionally engage consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of possibly outsourcing some base servicing functions.

In the commercial mortgage-backed securitizations in which 3650 Servicing acts as special servicer, 3650 Servicing may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer

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compensation in consideration of, among other things, 3650 Servicing’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace 3650 Servicing as the special servicer.

Except as described above and except with respect to any fees 3650 Servicing will receive in its capacity as the Special Servicer, neither 3650 Servicing nor any of its affiliates expects to retain any Certificates issued by the issuing entity or any other economic interest in this securitization (except that 3650 REIT Loan Servicing LLC will be entitled to compensation for (i) acting as Outside Special Servicer with respect to the 3650 Servicing Outside Serviced Mortgage Loans and (ii) its limited (non-cashiering) sub-servicing duties solely consisting of collecting financial statements and rent rolls with respect to certain of the 3650 Mortgage Loans). However, 3650 Servicing or its affiliates may, in the future, own interests in certain other Classes of Certificates. Any such party will have the right to dispose of such Certificates at any time, except as described under “Credit Risk Retention”. 3650 Servicing or an affiliate assisted 3650 REIT and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

Except as disclosed herein and except for 3650 Servicing acting as Special Servicer, an Outside Special Servicer and a limited (non-cashiering) subservicer for this transaction, there are no specific relationships that are material involving or relating to this transaction or the Mortgage Loans between 3650 Servicing or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed herein, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this transaction – between 3650 Servicing or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

The foregoing information regarding 3650 Servicing set forth in this section entitled “—The Special Servicer” has been provided by 3650 Servicing.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. Certain terms of the Pooling and Servicing Agreement regarding the Special Servicer’s removal or replacement, are described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The Special Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Special Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer, the Special Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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The Outside Servicers and the Outside Special Servicers

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Whole Loans, see “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Midland Loan Services, a Division of PNC Bank, National Association

Midland Loan Services, a division of PNC Bank, National Association (“Midland”), will be the Outside Servicer of certain Outside Serviced Mortgage Loans pursuant to certain Outside Servicing Agreements. Certain servicing and administrative functions will also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“DBRS Morningstar”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland's policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland's personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the pooling and servicing agreement.

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Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of June 30, 2023, Midland was master and primary servicing approximately 21,374 commercial and multifamily mortgage loans with a principal balance of approximately $498 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,536 of such loans, with a total principal balance of approximately $326 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2020 to 2022.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2020	2021	2022
CMBS	$256	$302	$328
Other	$317	$301	$315
Total	$573	$603	$642

As of June 30, 2023, Midland was named the special servicer in approximately 323 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $121 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 176 assets with an outstanding principal balance of approximately $5.1 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2020 to 2022.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2020	2021	2022
Total	$170	$163	$162

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

Midland may enter into one or more arrangements with the Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or (ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

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Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the BMO Mortgage Loans.

Pursuant to certain interim servicing agreements between 3650 REIT and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the 3650 REIT Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans.

Pursuant to certain interim servicing agreements between SGFC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the SGFC Mortgage Loans.

Midland is also (i) the master servicer under the Benchmark 2023-V2 PSA, pursuant to which each of the ICP/IRG Holdings Portfolio, Cumberland Mall, Harborside 2-3 and Green Acres Whole Loans are serviced, (ii) the master servicer under the Benchmark 2023-B39 PSA, pursuant to which the Back Bay Office Whole Loan is serviced, (iii) the master servicer under the 3650R 2022-PF2 PSA, pursuant to which the RH HQ Whole Loan is serviced and (iv) expected to be the master servicer under the Benchmark 2023-V3 PSA, pursuant to which each of the Oxmoor Center and Select Parking NYC Portfolio Whole Loans are expected to be serviced.

Midland is the initial master servicer of the Heritage Plaza Whole Loan, which is currently being serviced under the Benchmark 2023-V2 PSA. After the related servicing shift date, this loan will be serviced by a yet to be named master servicer under an outside servicing agreement.

PNC Bank and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The foregoing information concerning the Outside Servicer has been provided by Midland. Midland does not make any representations as to the validity or sufficiency of the Pooling and Servicing Agreement (other than as to it being a valid obligation of Midland as Outside Servicer), the Certificates, the Mortgage Loans, this free writing prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

The Operating Advisor and the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor (in such capacity, the “Operating Advisor”), under the Pooling and Servicing Agreement. Pentalpha Surveillance will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform utilizes compliance checking software and has a team of

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industry operations specialists focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty failures, derivative contract errors, litigation support, and expert testimony as well as other advisory assignments.

As of June 30, 2023, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 275 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $243 billion. As of June 30, 2023, Pentalpha Surveillance was acting as asset representations reviewer for 116 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $110 billion.

Pentalpha Surveillance satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Pentalpha Surveillance: (i) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Pentalpha Surveillance as the sole or material factor in such rating action; (ii) (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (iii) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (iv) is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, the Retaining Sponsor, any Consulting Party (other than the Operating Advisor) or a depositor, trustee, certificate administrator, master servicer, or a special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (v) has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the Special Servicer; and (vi) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Pentalpha Surveillance, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Pentalpha Surveillance has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

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The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) BMO, a Sponsor and an originator, and (ii) BMO Capital Markets Corp., one of the underwriters.

CREFI, a Sponsor and an originator, is an affiliate of Citigroup Global Markets Inc., one of the underwriters.

GACC, a Sponsor, is an affiliate of DBRI, an originator, DBNY, an originator and Deutsche Bank Securities Inc., one of the underwriters.

GSMC, a Sponsor, is an affiliate of (i) GS Bank, an originator, and (ii) Goldman Sachs & Co. LLC, one of the underwriters.

KeyBank, a Sponsor, an originator and master servicer, is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters.

SGFC, a Sponsor and originator, is an affiliate of SG Americas Securities, LLC, one of the underwriters.

3650 REIT, a Sponsor, an originator, the Retaining Sponsor, and the expected initial Controlling Class Representative, is an affiliate of (i) the initial holder of the HRR Certificates, as the “majority-owned affiliate” (as defined in Regulation RR) of 3650 REIT, and (ii) 3650 Servicing, the initial special servicer with respect to the Serviced Mortgage Loans and Serviced Whole Loans (other than any excluded special servicer mortgage loan), an Outside Special Servicer with respect to six (6) Outside Serviced Mortgage Loans (22.7%) and a limited (non-cashiering) subservicer.

Midland is also (i) the master servicer under the Benchmark 2023-V2 PSA, pursuant to which each of the ICP/IRG Holdings Portfolio, Cumberland Mall, Harborside 2-3 and Green Acres Whole Loans are serviced, (ii) the master servicer under the Benchmark 2023-B39 PSA, pursuant to which the Back Bay Office Whole Loan is serviced, (iii) the master servicer under the 3650R 2022-PF2 PSA, pursuant to which the RH HQ Whole Loan is serviced and (iv) expected to be the master servicer under the Benchmark 2023-V3 PSA, pursuant to which each of the Oxmoor Center and Select Parking NYC Portfolio Whole Loans are expected to be serviced.

Midland is the initial master servicer of the Heritage Plaza Whole Loan, which is currently being serviced under the Benchmark 2023-V2 PSA, after the related servicing shift date, this loan will be serviced by a yet to be named master servicer under an outside servicing agreement.

Computershare, the Trustee and the Certificate Administrator, is also (a) the Outside Trustee and Outside Certificate Administrator under the respective Outside Servicing Agreements that govern the servicing of the ICP/IRG Holdings Portfolio Whole Loan, the Cumberland Mall Whole Loan, the Harborside 2-3 Whole Loan, the Heritage Plaza Whole Loan, the Back Bay Office Whole Loan, the Museum Tower Whole Loan, the RH HQ Whole Loan, the Prime Storage Portfolio #3 Whole Loan and the Green Acres Whole Loan; and (b) expected to be the Outside Trustee and Outside Certificate Administrator under the Outside Servicing Agreement that is expected to govern each of the Oxmoor Center Whole Loan and the Select Parking NYC Portfolio Whole Loan. In its capacity

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as Outside Trustee or anticipated Outside Trustee, under each such Outside Servicing Agreement, Computershare serves, or is expected to serve, as applicable, as mortgagee of record with respect to the subject Whole Loan.

Pentalpha Surveillance, the Operating Advisor and Asset Representations Reviewer, is the (i) operating advisor and asset representations reviewer with respect to the Museum Tower Mortgage Loan which is currently being serviced under the MSWF 2023-1 pooling and servicing agreement and (ii) the operating advisor with respect to the Prime Storage Portfolio #3 which is currently being serviced under the CGCMT 2023-PRM3 trust and servicing agreement.

Pursuant to a limited subservicing agreement between 3650 REIT Loan Servicing LLC, an affiliate of 3650 REIT, on the one hand, and KeyBank National Association, on the other hand, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to two (2) of the Mortgage Loans (15.7%).

Warehouse Financing Arrangements

BMO has provided warehouse financing to 3650 REIT for the Brookview Commons Mortgage Loan and the ICP/IRG Holdings Portfolio Mortgage Loan. The Cut-Off Date Balance of the Brookview Commons Mortgage Loan that is subject to the warehouse facility is projected to equal approximately $58,000,000. The Cut-Off Date Balance of the ICP/IRG Holdings Portfolio Mortgage Loan that is subject to the warehouse facility is projected to equal approximately $52,800,000. Proceeds received by 3650 in connection with this securitization transaction will be used, in part, to repurchase from BMO, each of the 3650 REIT Mortgage Loans subject to such warehouse facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

BMO has provided warehouse financing to an affiliate of SMC for The Widener Building Mortgage Loan co-originated by BMO and SMC. The Cut-Off Date Balance of the SMC Mortgage Loan that is subject to the warehouse facility is projected to equal approximately $25,000,000. Proceeds received by SMC in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from BMO, the SMC Mortgage Loan subject to such warehouse facility, which Mortgage Loan will be transferred to the depositor free and clear of any liens.

In addition, CREFI provides warehouse financing to 3650 REIT with respect to certain mortgage loans not included in this securitization transaction.

Interim Servicing Arrangements

KeyBank, the Master Servicer, acts as interim servicer with respect to two (2) of the Mortgage Loans (2.7%) (with an aggregate Cut-off Date Balance of approximately $20,550,000) to be contributed to this securitization by KeyBank in its capacity as sponsor.

Pursuant to certain interim servicing arrangements between BMO, a Sponsor and originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, four (4) of the Mortgage Loans (but, in the case of any related Joint Seller Mortgage Loan, only the portion thereof being contributed by BMO) (9.2%) (with an aggregate Cut-off Date Balance of approximately $70,592,102) to be contributed to this securitization by BMO.

Pursuant to certain interim servicing arrangements between 3650 REIT, a Sponsor and originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to its inclusion in the Issuing Entity, one (1) of the Mortgage Loans (7.6%) (with an aggregate Cut-off Date Balance of approximately $58,000,000) to be contributed to this securitization by 3650 REIT.

Pursuant to certain interim servicing arrangements between CREFI, a Sponsor and originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, three (3) of the Mortgage Loans (9.3%) (with an aggregate Cut-off Date Balance of approximately $70,920,000) to be contributed to this securitization by CREFI.

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Pursuant to certain interim servicing arrangements between GACC, a Sponsor and originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to its inclusion in the Issuing Entity, one (1) of the Mortgage Loans (but, in the case of any related Joint Seller Mortgage Loan, only the portion thereof being contributed by GACC) (4.4%) (with an aggregate Cut-off Date Balance of approximately $34,000,000) to be contributed to this securitization by GACC.

Pursuant to certain interim servicing arrangements between SGFC, a Sponsor and originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, three (3) of the Mortgage Loans (10.1%) (with an aggregate Cut-off Date Balance of approximately $77,750,000) to be contributed to this securitization by SGFC.

3650 REIT Loan Servicing, LLC acts as interim non-cashiering servicer with respect to one (1) of the Mortgage Loans.

Interim and Other Custodial Arrangements

Computershare Trust Company acts as interim custodian of the loan documents with respect to the BMO Mortgage Loans (7.6%) that are not Joint-Seller Mortgage Loans or Outside Serviced Mortgage Loans.

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and CREFI, Computershare Trust Company, National Association acts as interim custodian with respect to three (3) of the CREFI Mortgage Loans (9.3%).

Computershare Trust Company acts as interim custodian of the loan documents with respect to the Brookview Commons Mortgage Loan and a portion of the Gateway Center South Mortgage Loan (11.3%).

Computershare is the interim custodian with respect to the loan files for the LMF Mortgage Loan (8.2%).

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and GACC, Computershare Trust Company, National Association acts as interim custodian with respect to one (1) of the GACC Mortgage Loans (8.2%).

KeyBank acts as interim custodian of the loan documents with respect to two of the KeyBank Mortgage Loans (2.7%).

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and SMC, Computershare Trust Company, National Association acts as interim custodian with respect to two (2) of the SMC Mortgage Loans (3.5%).

Whole Loans and Mezzanine Loan Arrangements

Goldman Sachs Mortgage Company, a Sponsor, is an affiliate of GS Bank, an originator and the current holder of one or more Pari Passu Companion Loans relating to the Short Pump Town Center Whole Loan and the Back Bay Whole Loan, although GS Bank is expected to transfer such Companion Loan(s) to one or more future commercial mortgage securitization transactions.

Bank of Montreal, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the 11 West 42nd Street Whole Loan, the Gilardian NYC Portfolio II Whole Loan and the Harborside 2-3 Whole Loan, but is expected to transfer such Companion Loan(s) to one or more future commercial mortgage securitization transactions.

LMF, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the 11 West 42nd Street Whole Loan, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

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GACC, a Sponsor, is an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the offered certificates, DBNY an originator and DBRI, an originator and the holder of the Companion Loans (if any) for which the noteholder is identified as “DBRI”, in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

CREFI, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the Harborside 2-3 Whole Loan and the Prime Storage Portfolio #3 Whole Loan, although CREFI is expected to transfer such Companion Loan(s) to one or more future commercial mortgage securitization transactions.

Other Arrangements

KeyBank, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Pursuant to one or more limited subservicing agreements between 3650 REIT Loan Servicing LLC, an affiliate of 3650 Real Estate Investment Trust 2 LLC, on the one hand, and KeyBank National Association, on the other hand, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to two (2) of the Mortgage Loans (15.7%).

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

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Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (17 CFR Part 246) (“Regulation RR”) which implements the Credit Risk Retention Rules, as follows:

●	3650 REIT, a Delaware limited liability company, has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”); and
●	The Retaining Sponsor is expected to satisfy its risk retention requirements under the Credit Risk Retention Rules by purchasing, on the Closing Date, and holding (or causing its MOA to purchase, on the Closing Date, and hold) for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of approximately $60,154,090, and having a fair value equal to at least 5.0% of the fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates), determined in accordance with Generally Accepted Accounting Principles (“GAAP”).

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor is also referred to in this prospectus as the “Retaining Party”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined, that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

HRR Certificates

Material Terms of the HRR Certificates

The Retaining Sponsor (or its MOA) is expected to purchase the HRR Certificates for cash on the Closing Date.

The aggregate fair value, as of the Closing Date, of the HRR Certificates will be equal to approximately $38,997,927, representing approximately 5.0430% of the aggregate fair value, as of the Closing Date, of all

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Certificates (other than the Class R Certificates) issued by the Issuing Entity. The aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) will be approximately $773,315,017. The fair values referenced in the preceding two sentences are based on actual prices and final tranche sizes as of the Closing Date for each Class of Certificates (other than the Class R Certificates).

The aggregate fair value, as of the Closing Date, of the HRR Certificates that the Retaining Sponsor would be required to retain in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, is approximately $38,665,751, representing 5% of the aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions on the Certificates from the Mortgage Loans, including principal and interest (other than any Excess Interest that accrues on an ARD Loan), net of specified servicing and administrative costs and expenses, will be allocated to the specified Classes of Certificates in descending order (beginning with the Class A-1, Class A-3, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated to the Principal Balance Certificates in ascending order (beginning with certain Classes of Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Distributions; Priority of Distributions”.

For a description of payment and other material terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

Hedging, Transfer and Financing Restrictions

The HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions. The HRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the HRR Certificates for so long as the HRR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement.

The Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by the Retaining Party not to transfer the HRR Certificates, except to a “majority-owned affiliate” or, no earlier than the fifth anniversary of the Closing Date, to a “subsequent third-party purchaser” (each as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Party will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Party will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the aggregate of the total outstanding Certificate Balance of the Certificates as of the Closing Date, and (iii) two years after the Closing Date; provided that such restrictions may end on any earlier date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR.

Representations and Warranties

BMO, KeyBank, LMF, SGFC and SMC will make the representations and warranties identified on Annex E-1A, 3650 REIT, CREFI and GACC will make the representations and warranties identified on Annex E-2A and GSMC will make the representations and warranties identified on Annex E-3A, subject to certain exceptions to such

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representations and warranties set forth on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus.

At the time of its decision to include the BMO Mortgage Loans in this transaction, BMO determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BMO, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BMO that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BMO based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BMO Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the 3650 REIT Mortgage Loans in this transaction, 3650 REIT determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by 3650 REIT that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by 3650 REIT that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which 3650 REIT based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable 3650 REIT Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or

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value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-3B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the KeyBank Mortgage Loans in this transaction, KeyBank determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related

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Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by KeyBank that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by KeyBank that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which KeyBank based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable KeyBank Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the LMF Mortgage Loans in this transaction, LMF determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by LMF that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by LMF that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which LMF based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable LMF Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the SGFC Mortgage Loans in this transaction, SGFC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by SGFC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by SGFC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which SGFC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable SGFC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

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At the time of its decision to include the SMC Mortgage Loans in this transaction, SMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by SMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by SMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which SMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable SMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

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Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2023-5C1 (the “Certificates”) will be issued on or about August 16, 2023 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of multiple classes (each, a “Class”) to be designated as set forth in the table under the heading “Certificate Summary”. Further, various groups of those Classes will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-3, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R Certificates
“Senior Certificates”:	The Class A-1, Class A-3, Class X-A, Class X-B and Class X-D Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Class X-A, Class X-B and Class X-D Certificates
“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates
“Regular Certificates”:	The Senior Certificates and the Subordinate Certificates (i.e., the Certificates other than the Class R Certificates)
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates)
“Residual Certificates”:	The Class R Certificates
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Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%).

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X Certificates will equal the aggregate of the Certificate Balances of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1 and Class A-3
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D

The Class R Certificates will not have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in September 2023. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in September 2023.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

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The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds” for each Distribution Date will, in general, equal the sum of the following amounts (without duplication):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;
(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);
(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;
(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates);
(vi)	Excess Interest on the ARD Loans;
(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or
(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the

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Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2024, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)           the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Whole Loan is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in September 2023, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

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Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-3, Class X-A, Class X-B and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1 and Class A-3 Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to zero, and
(ii)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1 and Class A-3 Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1 and Class A-3 Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-3 and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-3, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

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Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-3, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-3, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-3, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced to zero, to the holders of the Class F-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-3, Class A-S, Class B, Class C, Class D, Class E-RR and Class F-RR Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

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Twenty-Fifth, to the holders of the Class J-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-3, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1 and Class A-3 Certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Principal Balance Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then-current Distribution Date if the restored write-down for the reimbursed Class of Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to each Class of the Class A-1 and Class D Certificates for any Distribution Date will be fixed at the initial Pass-Through Rate for such Class set forth in the table under “Certificate Summary” in this prospectus.

The Pass-Through Rate with respect to each Class of the Class A-3 and Class B Certificates for any Distribution Date will be a per annum rate equal to the lesser of (a) the initial Pass-Through Rate for such Class set forth in the table under “Certificate Summary” in this prospectus and (b) the WAC Rate for such Distribution Date.

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The Pass-Through Rate with respect to each Class of the Class A-S, Class C, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1 and Class A-3 Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-S, Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Principal Balance Certificates with respect to any Distribution Date will be a per annum rate equal to the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year, beginning in 2024 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; and (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year, beginning in 2024, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on such Mortgage Loan or such related Companion Loan, as the case may be, as stated

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in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date;
(2)	the Unscheduled Principal Distribution Amount for that Distribution Date; and
(3)	the Principal Shortfall for that Distribution Date;

provided, that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

(B)  Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage

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Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to the Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to the Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Whole Loan as of any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Serviced Whole Loan is paid in full, or if any Mortgage Loan or Serviced Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan and/or Serviced Whole Loan will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an

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Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Whole Loan, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan held outside the Issuing Entity will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to and incurred with respect to such Serviced Whole Loan in accordance with the Pooling and Servicing Agreement, and otherwise as disclosed in this prospectus with respect to the related Subordinate Companion Loan.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Whole Loan, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

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Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

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First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Neither the Master Servicer nor the Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise directly or indirectly reimbursable, to the Master Servicer or the Special Servicer in a higher priority than that which is set forth above under “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Co-Lender Agreement.

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Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-3, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Available Funds for such Distribution Date) is required to be distributed to holders of the Regular Certificates (excluding holders of the Class F-RR, Class G-RR and Class J-RR Certificates) as follows: (a) first such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) comprised of the Class A-1, Class A-3 and Class X-A Certificates, (ii) the group (the “YM Group A-S/B/C") comprised of the Class A-S, Class B, Class C and Class X-B Certificates, (iii) the group (the “YM Group D”) comprised of the Class X-D and Class D Certificates, and (iv) the group (the “YM Group E-RR”, and the YM Group A, the YM Group A-S/B/C, the YM Group D and the YM Group E-RR, together, the “YM Groups”) comprised solely of the Class E-RR Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (i) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to the subject Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (Y) except in the case of any YM Group comprised solely of one or more Classes of Principal Balance Certificates (for each of which Classes the value of this clause (Y) is one (1)), the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates (if any) in such YM Group. If there is more than one Class of Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-3, Class A-S, Class B, Class C, Class D and Class E-RR Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-3, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced

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to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class F-RR, Class G-RR and Class J-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	January 2028
Class A-3	July 2028
Class X-A	July 2028
Class X-B	August 2028
Class A-S	July 2028
Class B	August 2028
Class C	August 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in August 2056. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the

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related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and
(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, (2) 0.000625% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer and (3) with respect to any Outside Serviced Mortgage Loan, 0.000625%, and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the Pooling and Servicing Agreement and the related Co-Lender Agreement so permits, any related Serviced Pari Passu Companion Loan) and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards) (a “Prohibited Prepayment”), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated: first, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, until all related Prepayment Interest Shortfalls are covered, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

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“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1 and Class A-3 Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero. Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1 and Class A-3 Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1 and Class A-3 Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1 and Class A-3 Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1 and Class A-3 Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1 and Class A-3 Certificates by the other Principal Balance Certificates.

Following retirement of the Class A-1 and Class A-3 Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E-RR Certificates, the Class F-RR Certificates, the Class G-RR Certificates and the Class J-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding

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immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J-RR Certificates;

second, to the Class G-RR Certificates;

third, to the Class F-RR Certificates;

fourth, to the Class E-RR Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates ), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of

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any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or a Certificate Owner reasonably requests, to enable Certificateholders and Certificate Owners to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on

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Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;
(ii)	a CREFC® financial file;
(iii)	a CREFC® loan periodic update file;
(iv)	a CREFC® appraisal reduction amount template (to the extent received, or prepared pursuant to the Pooling and Servicing Agreement); and
(v)	a CREFC® Schedule AL file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)        Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending December 31, 2023, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the CREFC® operating statement analysis report upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2023, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

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“Privileged Person” includes the Depositor and its designees, the underwriters, any initial purchasers of the Non-Offered Certificates, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Whole Loans for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing) or the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative or a Controlling Class Certificateholder, such person is or is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

In determining whether any person is an additional servicer or an affiliate of the Operating Advisor, the Certificate Administrator may rely on a certification by the Master Servicer, the Special Servicer, a Mortgage Loan Seller or the Operating Advisor, as the case may be.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

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A “Certificateholder” is the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to the related Serviced Whole Loan. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and

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CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd. pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:
●	this prospectus;
●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;
(B)	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and
●	the Operating Advisor Annual Report;
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(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the Special Servicer;
●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;
●	any documents provided to the Certificate Administrator by the Master Servicer, the Special Servicer or the Depositor directing the Certificate Administrator to post to the “additional documents” tab; and
●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;
(E)	the following documents, which will be made available under a tab or heading designated “special notices”:
●	any notice provided to the Certificate Administrator by the Depositor, the Master Servicer or the Special Servicer directing the Certificate Administrator to post to the “special notices” tab;
●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the Certificates;
●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;
●	any notice of resignation or termination of the Master Servicer or Special Servicer;
●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;
●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;
●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;
●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;
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●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the Issuing Entity;
●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event or an Operating Advisor Consultation Trigger Event has occurred;
●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any assessments of compliance delivered to the Certificate Administrator;
●	any Attestation Reports delivered to the Certificate Administrator;
●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and
●	Proposed Course of Action Notice;
(F)	the “Investor Q&A Forum”;
(G)	solely to Certificateholders, Certificate Owners that are Privileged Persons, the “Investor Registry”; and
(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any

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Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Specially Serviced Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where

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(i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder or Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at (866) 846-4526.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

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The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

For purposes of this “—Reports to Certificateholders; Certain Available Information” section, in the case of a Whole Loan with a related Consulting Party (other than the Controlling Class Certificateholder), such Consulting Party will be required to certify that they are not a borrower party, borrower restricted party, restricted holder or any other similar term under the related Co-Lender Agreement, and for such purposes references to “Borrower Party” will be deemed to refer to such analogous term in the related Co-Lender Agreement.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1)       1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2)       in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, expressed as a percentage, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests.

The Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

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Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

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Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg

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Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party

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a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Computershare Trust Company

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group – BMO 2023-5C1

with a copy to: trustadministrationgroup@computershare.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

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The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the respective mortgage loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between, in each case, the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the applicable Certificateholders. For purposes of the respective Mortgage Loan Purchase Agreements between the Depositor and each of the related Sponsors, the Gateway Center South Mortgage Loan, the 11 West 42nd Street Mortgage Loan, the Cumberland Mall Mortgage Loan, the Back Bay Office Mortgage Loan, the Harborside 2-3 Mortgage Loan, and The Widener Building Mortgage Loan, (each of which is sometimes referred to in this prospectus as a “Joint-Seller Mortgage Loan”) will each constitute a “Mortgage Loan” under each such Mortgage Loan Purchase Agreement only to the extent of the portion thereof sold to the Depositor by the applicable Sponsor. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Whole Loan (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Whole Loan, the “Mortgage File”):

(i)                             (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)                          the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)                       the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)                        an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)                           an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)                        the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Whole Loan, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)                     originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)                  the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding

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escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)                      an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)                         an original or copy of the related loan agreement, if any;

(xi)                      an original of any guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(xii)                   an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)                an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)                 an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)                    if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)                 in the case of each Whole Loan, an original or a copy of the related Co-Lender Agreement;

(xvii)              any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)           an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)               the original or copy of any related environmental insurance policy;

(xx)                  a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer);

(xxi)               copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof; and

(xxii)            in the case of the RH HQ REMIC, a copy of the related REMIC declaration.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxii) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

Notwithstanding anything to the contrary contained in this prospectus, with respect to each Joint-Seller Mortgage Loan, the obligation of each applicable Sponsor to deliver a copy of the related documents identified in clauses (ii) through (xxii) above may be satisfied by delivery of such documents by either of the applicable Sponsors.

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

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As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of SGFC, also against Société Générale, as guarantor of payment in connection with the repurchase and substitution obligations of SGFC), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)          a copy of each of the following documents:

(i)                     (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)                  the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording

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indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)               any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)                final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)                   the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)                the related ground lease, if any, and any ground lessor estoppel;

(vii)             the related loan agreement, if any;

(viii)          the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)              the related lockbox agreement or cash management agreement, if any;

(x)                 the environmental indemnity from the related borrower, if any;

(xi)              the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)           in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)        any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)         in the case of the RH HQ REMIC, a copy of the related REMIC declaration;

(xv)            any mezzanine loan intercreditor agreement;

(xvi)         any related environmental insurance policy;

(xvii)     any related letter of credit and any related assignment thereof; and

(xviii)   any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)          a copy of any engineering reports or property condition reports;

(c)          other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

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(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)     a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)      unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator

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or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan sold by it that we include in the Issuing Entity. Those representations and warranties with respect to the Mortgage Loans are generally to the effect set forth on Annex E-1A to this prospectus (in the case of BMO, KeyBank, LMF, SGFC and SMC), Annex E-2A (in the case of 3650 REIT, CREFI and GACC) and Annex E-3A (in the case of GSMC), subject to the related exceptions set forth on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;
●	should not be viewed as a substitute for a re-underwriting of the Mortgage Loans; and
●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of SGFC, also against Société Générale, as guarantor of payment in connection with the repurchase and substitution obligations of SGFC), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan, as applicable. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, solely in the case of an affected Mortgage Loan, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or
●	to repurchase the affected Mortgage Loan (or, in the case of a Joint Seller Mortgage Loan, the applicable portion thereof as if such applicable portion was a separate Mortgage Loan) (or any related
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REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus
(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus
(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus
(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus
(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus
(viii)	solely in the case of a Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

With respect to the SGFC Mortgage Loans, Société Générale will guarantee payment in connection with the repurchase obligations of SGFC under the related Mortgage Loan Purchase Agreement.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing the affected Mortgage Loan, or (if permitted) replacing the affected Mortgage Loan, or curing a Material Defect, to the extent that the applicable Sponsor and the Enforcing Servicer (subject to the consent of the Controlling Class Representative if and for so long as the Controlling Class Representative is the applicable Directing Holder) are able to agree upon a cash payment payable by such Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), such Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling

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and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the applicable Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to any Joint-Seller Mortgage Loan, each of the applicable Sponsors will be responsible for any remedies solely in respect of the related promissory note(s) sold by it, in each such case, as if the note(s) contributed by each such Sponsor and evidencing a portion of the subject Mortgage Loan constituted a separate Mortgage Loan.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower

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than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can

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be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan (or, in the case of a Joint Seller Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor (or, in the case of a SGFC Mortgage Loan, Société Générale, as guarantor of payment in connection with the repurchase and substitution obligations of SGFC), defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor (or, in the case of a SGFC Mortgage Loan, Société Générale, as guarantor of payment in connection with the repurchase and substitution obligations of SGFC), will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Other Risks Relating to the Certificates—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

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The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of August 1, 2023 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Whole Loans, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu-AB Whole Loan” means a Pari Passu-AB Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Pari Passu Whole Loan” means a Pari Passu Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced AB Whole Loan” means an AB Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Whole Loan” means a Serviced Pari Passu Whole Loan, Serviced AB Whole Loan or a Serviced Pari Passu-AB Whole Loan, as applicable.
●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.
●	“Companion Loan Holder” means the holder of a Companion Loan.
●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.
●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.
●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.
●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).
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●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.
●	“Serviced Outside Controlled Whole Loan” means a Serviced Whole Loan if and for so long as the “controlling note” with respect to such Serviced Whole Loan is not an asset of the Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Whole Loan may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Whole Loan, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Whole Loans” will thereafter cease to apply to the subject Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Whole Loan will be a Serviced Outside Controlled Whole Loan.
●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.
●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.
●	“Outside Controlling Note Holder” means, with respect to any Whole Loan that is, and only for so long as such Whole Loan is, a Serviced Outside Controlled Whole Loan, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).
●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.
●	“Outside Serviced Whole Loan” means a Whole Loan that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Whole Loan.
●	“Outside Serviced Pari Passu Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan that is a Pari Passu Whole Loan will be an Outside Serviced Pari Passu Whole Loan.
●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Whole Loan or an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.
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●	“Outside Serviced Pari Passu-AB Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Whole Loan will be an Outside Serviced Subordinate Companion Loan.
●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Whole Loan.
●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Whole Loan is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Whole Loan, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Whole Loan (other than a Servicing Shift Whole Loan following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.
●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Whole Loan.
●	“Servicing Shift Whole Loan” means a Whole Loan that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Whole Loan will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.
●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Whole Loan.
●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Whole Loan or the Heritage Plaza Mortgage Loan, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.
●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Whole Loan or (ii) an Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.
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See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Whole Loans and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Whole Loan, (i) whether such Whole Loan is a Pari Passu Whole Loan, an AB Whole Loan or a Pari Passu-AB Whole Loan, and (ii) whether such Whole Loan is a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan.

Type and Servicing Status of Whole Loans

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan	Type of Whole Loan
Gateway Center South	$62,500,000	$100,000,000	N/A	$162,500,000	Serviced	Pari Passu
11 West 42nd Street	$62,500,000	$211,500,000	N/A	$274,000,000	Servicing Shift	Pari Passu
Short Pump Town Center	$62,500,000	$117,500,000	N/A	$180,000,000	Servicing Shift	Pari Passu
ICP/IRG Holdings Portfolio	$52,800,000	$127,200,000	N/A	$180,000,000	Outside Serviced	Pari Passu
California High Tech Logistics	$52,000,000	$18,000,000	N/A	$70,000,000	Serviced	Pari Passu
Cumberland Mall	$52,000,000	$128,000,000	N/A	$180,000,000	Outside Serviced	Pari Passu
Gilardian NYC Portfolio II	$41,000,000	$13,000,000	N/A	$54,000,000	Serviced	Pari Passu
Back Bay Office	$30,000,000	$445,000,000	$65,000,000	$540,000,000	Outside Serviced	Pari Passu-AB
Harborside 2-3	$30,000,000	$195,000,000	N/A	$225,000,000	Outside Serviced	Pari Passu
The Widener Building	$27,000,000	$23,000,000	N/A	$50,000,000	Serviced	Pari Passu
Oxmoor Center	$22,500,000	$67,500,000	N/A	$90,000,000	Outside Serviced	Pari Passu
Heritage Plaza	$20,000,000	$152,000,000	N/A	$172,000,000	Outside Serviced	Pari Passu
Riverview Tower	$17,592,102	$9,995,512	N/A	$27,587,614	Serviced	Pari Passu
Museum Tower	$17,000,000	$30,000,000	N/A	$47,000,000	Outside Serviced	Pari Passu
RH HQ	$14,000,000	$15,000,000	N/A	$29,000,000	Outside Serviced	Pari Passu
Select Parking NYC Portfolio	$10,000,000	$34,000,000	N/A	$44,000,000	Outside Serviced	Pari Passu
Prime Storage Portfolio #3	$10,000,000	$395,870,000	$64,130,000	$470,000,000	Outside Serviced	Pari Passu-AB
Green Acres	$5,500,000	$364,500,000	N/A	$370,000,000	Outside Serviced	Pari Passu

There are no Serviced AB Whole Loans or Serviced Pari Passu-AB Whole Loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Whole Loan(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Whole Loans” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Whole Loans

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Whole Loan or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more

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detailed information, see “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions".

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Whole Loan in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the

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Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the affected Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan. This cure, substitution or repurchase obligation (and, if applicable, any related guaranty obligations) or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Whole Loan) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Whole Loan) to the Certificateholders (as if they were one lender) (or, if a Serviced Whole Loan is involved, with a view to the maximization of recovery on such Serviced Whole Loan to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

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3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or
●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or
●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered, on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or signed purchase and sale agreement reasonably acceptable to the Master Servicer (who is required to promptly deliver a copy to the Special Servicer and, so long as no Consultation Termination Event is continuing, any applicable Directing Holder and Consulting Party) from an acceptable lender and the related borrower is diligently seeking a refinancing or sale, (ii) the related borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment, letter of intent or purchase and sale agreement; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan); or

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(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)        the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent ((or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);
●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;
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●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and
●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Whole Loan, it will be considered to exist for the entire Serviced Whole Loan.

The Special Servicer will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Whole Loan). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Whole Loan under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

If the Master Servicer receives a borrower request for a Major Decision or Special Servicer Decision, the Master Servicer will be required to promptly forward such request to the Special Servicer and will have no further obligations with respect to such Major Decision or Special Servicer Decision, except for providing the Special Servicer with information to the extent required under the Pooling and Servicing Agreement. With respect to any Serviced Loan that is not a Specially Serviced Loan, the processing of, and the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination, or (ii) in the case of a Major Decision described in sub-clause (i) or (ii) of clause (O) of the definition of “Major Decision”) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in

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connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus.

A “Special Servicer Decision” means any decision or borrower request with respect to a Serviced Mortgage Loan or a Serviced Whole Loan that is not a Major Decision or a Master Servicer Decision.

A “Master Servicer Decision” means, with respect to a Serviced Mortgage Loan or a Serviced Whole Loan that is not a Specially Serviced Loan:

(a)               any decision or borrower request with respect to:

(i)                defeasances,

(ii)               collections, record keeping, reporting, payment processing and companion loan paying agent functions,

(iii)              inspections of Mortgaged Properties,

(iv)              property insurance and tax matters,

(v)               subjecting the related Mortgaged Property to an easement, right of way or similar agreement for utilities, access, parking, public improvements, or another purpose that, in each case, does not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan (including a consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement),

(vi)               Advances (including nonrecoverability determinations), and

(vii)             any note-splitting amendment to a Co-Lender Agreement, and

(b)               any decision the Master Servicer is to make under the Pooling and Servicing Agreement with respect to:

(i)                notices of a material default, Material Defect, or Repurchase Request,

(ii)               general servicing of the Serviced Loans or Serviced Whole Loans other than:

1.             any borrower request not specified in the immediately preceding clause (a) including any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit (including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans secured by the Mortgaged Properties specifically identified in the Pooling and Servicing Agreement), unless such request relates to (a) customary tax and insurance releases, (b) routine and/or customary escrow and reserve fundings or disbursements of amounts less than $175,000 and for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, or (c) request mutually agreed upon by the Master Servicer and the Special Servicer;

2.             any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease (other than a ground lease) at a Mortgaged Property or REO Property;

3.             a decision to modify or take action (or to refrain from taking action) under any provisions regarding cash trap and lease sweep triggers, removal of a property manager or allocation of casualty or condemnation proceeds;

4.             the calculation of the loan-to-value ratio in connection with any principal prepayment or property release or substitution;

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5.            unless required by the related Mortgage Loan documents, a decision to modify any covenant setting reserve level requirements or a decision that a borrower has failed to increase reserve requirements as required by the related Mortgage Loan documents;

6.             any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related Mortgage Loan documents and there is no lender discretion provided for in the related Mortgage Loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related Mortgage Loan documents, including determining whether any conditions precedent have been satisfied), and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property; or

7.             any decision or borrower request related to approving annual budgets for the related Mortgaged Property,

(iii)             investment of funds held in accounts held by the Master Servicer,

(iv)            the Master Servicer’s compensation, including waivers of compensation due the Master Servicer,

(v)              administration of the Master Servicer’s website,

(vi)             whether a Servicing Transfer Event has occurred with respect to such Serviced Mortgage Loan or Serviced Whole Loan,

(vii)            consulting with Companion Loan Holders, and

(viii)         certain other administrative functions typically performed by the Master Servicer as described in the Pooling and Servicing Agreement.

With respect to non-Specially Serviced Loans, (i) if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, or (ii) in the case of a Major Decision described in sub-clause (i) or (ii) of clause (O) of the definition of “Major Decision”, then the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

In addition, the Special Servicer will be entitled to review and approve any calculations (including, but not limited to, debt yield and debt service coverage ratio) made by the Master Servicer that would result in (i) the commencement of a cash trap or lease sweep period with respect to any Mortgage Loan, (ii) the removal of a property manager of a Mortgaged Property, (iii) the allocation of casualty or condemnation proceeds, or (iv) the release of any reserve to a borrower if such release would constitute a Major Decision. In connection with the foregoing, the Master Servicer will be required to forward any such calculation to the Special Servicer and provide any information that the Special Servicer reasonably requests in order to recalculate and review such calculation. With respect to any such calculation, if the Special Servicer fails to respond within ten (10) business days after receipt of such calculation and requested information (if any) referred to above, then such calculation will be deemed to have been approved by the Special Servicer. If the Special Servicer disagrees with any such calculation made by the Master Servicer (including any inputs), then the Master Servicer and the Special Servicer will be required to use reasonable efforts to reconcile their calculations; provided that, if the Master Servicer and the Special Servicer are unable to reconcile their calculations within five (5) business days after identifying such disagreement, then the Special Servicer’s calculation will control.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any

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applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor” below, as applicable) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer, as the case may be, and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer or other applicable party under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents without the

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consent of the Master Servicer (in the case of sub-servicers engaged by the Master Servicer) or the Special Servicer (in the case of sub-servicers engaged by the Special Servicer).

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property

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Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and
●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”) (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Whole Loan and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property (or, in the case of a Servicing Advance on a Serviced Whole Loan, from such collections with respect to such Serviced Whole Loan and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to

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distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Serviced Whole Loan or REO Property, as the case may be, as to which such Advance was made;
●	the Special Servicer may, at its option (exercised in its sole discretion), make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;
●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;
●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and
●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Whole Loan, with interest at a prime lending rate.

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For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the monthly payment amount, the Master Servicer will be required to make P&I Advances for such Mortgage Loan based on the terms of the related Mortgage Loan documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan or Serviced Whole Loan, as applicable by the borrower and any other collections thereon, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or Serviced Whole Loan, as applicable, or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (first from principal collections and then from any other collections).

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections on the Mortgage Loans in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

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Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Certificateholders to the detriment of other Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Whole Loan Custodial Account”) with respect to each Serviced Whole Loan (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Whole Loan in the related Whole Loan Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Whole Loan Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans, to the extent on deposit in the Collection Account, the applicable portions of Available Funds for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2024) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a

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P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2024), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest will be made from the Excess Interest Distribution Account. Because there are no ARD Loans in the Issuing Entity, the Certificate Administrator will not establish an Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized, and allocable to the Issuing Entity, on sales of REO Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates on such Distribution Date. If the Certificate Administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Available Funds for the related Distribution Date) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the amount of the applicable insufficiency in such Available Funds. In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

“Excess Liquidation Proceeds” means, with respect to any Mortgage Loan, the excess of (i) Liquidation Proceeds of that Mortgage Loan or related REO Property (net of any related Liquidation Expenses and any amounts payable to a related Serviced Companion Loan Holder pursuant to the related Co-Lender Agreement), over (ii) the amount that would have been received if a principal payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan on the Due Date immediately following the date on which such proceeds were received. With respect to any Outside Serviced Mortgage Loan, “Excess Liquidation Proceeds” mean such Outside Serviced Mortgage Loan’s pro rata share of any “excess liquidation proceeds” determined in accordance with the applicable Outside Servicing Agreement and the related Co Lender Agreement that are received by the Trust.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account, each Whole Loan Custodial Account and the Loss of Value Reserve Fund) or the Special Servicer (in the case of any REO Account)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the

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Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Whole Loan Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Whole Loan Custodial Account, the Loss of Value Reserve Fund and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Whole Loan Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans an amount equal to the sum of (I) the applicable portions of Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) the applicable portions of any prepayment premiums or yield maintenance charges collected with respect to the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the Excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;
(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);
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(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);
(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;
(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);
(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;
(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;
(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;
(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;
(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;
(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and
(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Whole Loan or related REO Property will first be made out of the related Whole Loan Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Whole Loan Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Whole Loan (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the

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payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Serviced Companion Loan held outside the Issuing Entity.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then upon direction from the Special Servicer (subject to any notice required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement), the Master Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

(i)        to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)       (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)      to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan (or any related successor REO Mortgage Loan with respect thereto);

(iv)      following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, as applicable, to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)       on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan)

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or any successor REO Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer, (d) 50% of any fees related to a Major Decision or Special Servicer Decision on a non-Specially Serviced Loan (other than assumption application fees, defeasance fees, liquidation fees, workout fees and any other fees separately addressed herein or in the Pooling and Servicing Agreement) regardless of which servicer processes such Major Decision or Special Servicer Decision, and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, Loss of Value Reserve Fund and any Whole Loan Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any review fee due to the Master Servicer without the Master Servicer’s consent. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

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The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees, and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Whole Loan, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction and (ii) $25,000.
“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all loan service transaction fees, Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced

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Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, loan service transaction fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Whole Loan, from collections on such Serviced Whole Loan; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Whole Loan, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Whole Loan, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan (or the related Serviced Whole Loan, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that

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Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% (or such other rate as is set forth in the related loan agreement with respect to a Serviced Whole Loan) and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Whole Loans, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such

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Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Whole Loan, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% (or such other rate as is set forth in the related loan agreement with respect to a Serviced Whole Loan) or (b) with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may either be 0% or 50% for Serviced Loans that are not Specially Serviced Loans and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary

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Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts; (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer; (e) 50% of any fees related to a Major Decision or Special Servicer Decision on a non-Specially Serviced Loan (other than assumption application fees, defeasance fees, liquidation fees, workout fees and any other fees separately addressed herein or in the Pooling and Servicing Agreement) regardless of which servicer processes such Major Decision or Special Servicer Decision; and (f) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any borrower request with respect to a non-Specially Serviced Loan that is being processed or consented to by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any review fee due to the Special Servicer without the Special Servicer’s consent. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO

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Property related to any Serviced Whole Loans, if applicable))) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.01122% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the related Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The Operating Advisor will be paid a fee of $10,000 (the “Operating Advisor Upfront Fee”) on the Closing Date to be paid by the Sponsors.

The “Operating Advisor Fee Rate” will be a rate equal to 0.002075% per annum with respect to each Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the

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Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan, but excluding any REO Companion Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate”, with respect to any Mortgage Loan, is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.000300% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to, with respect to each Delinquent Loan, (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review for Delinquent Loans with an unpaid principal balance of less than $20,000,000, (ii) $20,000 multiplied by the number of Delinquent Loans subject to any Asset Review for Delinquent Loans with an unpaid principal balance of greater than or equal to $20,000,000 but less than $40,000,000, (iii) $25,000 multiplied by the number of Delinquent Loans subject to any Asset Review for Delinquent Loans with an unpaid principal balance of greater than $40,000,000, plus (iv) $1,000 per Mortgaged Property for each Delinquent Loan subject to any Asset Review.

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If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller (or, in the case of a Joint-Seller Mortgage Loan, by the related Mortgage Loan Sellers on a pro rata basis); provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee (or portion thereof payable by such Mortgage Loan Seller) will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee (or the applicable portion thereof, as the case may be) by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
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Type/Recipient	Amount(1)	Frequency	Source of Funds
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, whole loan custodial account(s), Loss of Value Reserve Funds and certain reserve accounts	monthly
– 50% of any fees related to a Major Decision or Special Servicer Decision on a non-Specially Serviced Loan (other than assumption application fees, defeasance fees, liquidation fees, workout fees and any other fees separately addressed herein or in the Pooling and Servicing Agreement) regardless of which servicer processes such Major Decision or Special Servicer Decision
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Whole Loan, if applicable) that would be less than $5,000 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Mortgage Loan (or any related Serviced Whole Loan, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Workout Fee(3)(5) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% (or 0.50%, in the case of the 11 West 42nd Street Whole Loan) and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date; and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% (or 0.50%, in the case of the 11 West 42nd Street Whole Loan) of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Whole Loan, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
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Type/Recipient	Amount(1)	Frequency	Source of Funds
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
– 50% of any fees related to a Major Decision or Special Servicer Decision on a non-Specially Serviced Loan (other than assumption application fees, defeasance fees, liquidation fees, workout fees and any other fees separately addressed herein or in the Pooling and Servicing Agreement) regardless of which servicer processes such Major Decision or Special Servicer Decision
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.01122% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Upfront Fee	a fee of $10,000	at closing	payable by the Mortgage Loan Sellers
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.002075% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.000300% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	with respect to each Delinquent Loan, (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review for Delinquent Loans with an unpaid principal balance of less than $20,000,000, (ii) $20,000 multiplied by the number of Delinquent Loans subject to any Asset Review for Delinquent Loans with an unpaid principal balance of greater than or equal to $20,000,000 but less than $40,000,000, (iii) $25,000 multiplied by the number of Delinquent Loans subject to any Asset Review for Delinquent Loans with an unpaid principal balance of greater than $40,000,000, plus (iv) $1,000 per Mortgaged Property for each Delinquent Loan subject to any Asset Review.	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Whole Loan, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate (subject, in the case of the Master Servicer, to a floor rate of 2.0% per annum), compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Whole Loan, if applicable), then from general collections on the Mortgage Pool
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Type/Recipient	Amount(1)	Frequency	Source of Funds
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate (subject, in the case of the Master Servicer, to a floor rate of 2.0% per annum), compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(6)(7) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.
(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.
(3)	With respect to any Servicing Shift Whole Loan, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Whole Loan is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Whole Loan will shift to the applicable Outside Servicing Agreement and such Whole Loan will become an Outside Serviced Whole Loan.
(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.
(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees”
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below. Also see “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject reimbursement and/or indemnification described in the foregoing table. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(7)	May be payable out of collections on a Serviced Whole Loan to the extent allocable thereto.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate (per annum)(2)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
11 West 42nd Street	0.00250%	0.25%(3)	0.50%(3)	0.50%(3)
Short Pump Town Center	0.00250%	0.25%(3)	1.0%(3)	1.0%(3)
ICP/IRG Holdings Portfolio	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
Cumberland Mall	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
Back Bay Office	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	0.75%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	0.75%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan
Harborside 2-3	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
Oxmoor Center	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan(4)	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan(4)	1.00%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan(4)
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Mortgaged Property Name	Outside (Primary) Servicer Fee Rate (per annum)(2)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Heritage Plaza	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan(5)	0.75%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan(5)	0.75%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan(5)
Museum Tower	0.00250%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.00%, subject to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
RH HQ	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
Select Parking NYC Portfolio	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan(4)	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan(4)	1.00%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan(4)
Prime Storage Portfolio #3	0.01600%	0.15%	0.25%	0.25%
Green Acres	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan

(1)	Includes the Servicing Shift Mortgage Loans which, in each case, will become an Outside Serviced Mortgage Loan after the related shift in servicing occurs. Until the securitization of the related Controlling Pari Passu Companion Loan, the related Whole Loan will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.
(2)	Includes any applicable sub-servicing fee rate.
(3)	The fees set forth are those specified in the related Co-Lender Agreement as being permitted under the related Future Outside Servicing Agreement following the occurrence of the related shift in servicing. However, prior to the occurrence of the related shift in servicing, Special Servicing Fees, Workout Fees and Liquidation Fees are as set forth in the Pooling and Servicing Agreement.
(4)	Based on the publicly available prospectus. The Benchmark 2023-V3 transaction is expected to close after the date of this prospectus and prior to the closing of this securitization transaction.
(5)	It is expected that the servicing of the Heritage Plaza Mortgage Loan will shift from the Benchmark 2023-V2 Pooling and Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, after which the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in that Future Outside Servicing Agreement.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Whole Loan (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on

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Advances and other outstanding additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Whole Loan;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Whole Loan previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Whole Loan previously paid from the Collection Account or Whole Loan Custodial Account (and such amounts will be retained or deposited in the Collection Account or Whole Loan Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Whole Loan are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Whole Loans” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or
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(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or
(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or
(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or
(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.
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For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;
●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);
●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a signed purchase agreement or a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);
●	the date on which the related Mortgaged Property became an REO Property;
●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;
●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or
●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Whole Loan.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1 and Class A-3 Certificates) has been reduced to zero.

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially

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inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date that is at least five (5) business days following the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer in consultation with the Controlling Class Representative (for so long as such party is the applicable Directing Holder or a Consulting Party)will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the then-current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated by the Special Servicer, will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)   the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Whole Loan) as of the last day of the related Collection Period over

(b)   the excess of:

(i)    the sum of:

(A)  90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer (but only with respect to any Serviced Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance less than $2,000,000 (provided that the Special Servicer may, in its sole discretion in accordance with the Servicing Standard, obtain an appraisal with respect to such Serviced Mortgage Loan (or Serviced Whole Loan) as contemplated by the preceding clause (1))), minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)  all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Whole Loan) as of the date of calculation over

(ii)  the sum as of the Due Date occurring in the month of the date of determination of:

(A)  to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Whole Loan) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Whole Loan, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)  all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Whole Loan) and

(C)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced

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Mortgage Loan (or Serviced Whole Loan) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Whole Loan will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Whole Loan, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Whole Loan.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance thereon will be reduced, which (to the extent of the reduction in such P&I Advance) will generally have the effect of reducing the amount of interest available to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-3, Class X-A, Class X-B and Class X-D Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Whole Loan).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan and all other information relevant to a

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Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof. None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount”, as calculated by the Special Servicer as of any date of determination, will equal the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer, the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, an amount calculated by the Special Servicer and generally equal to the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review,

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recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For various purposes under the Pooling and Servicing Agreement, Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1 and Class A-3 Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Collateral Deficiency Amounts in respect of or allocated to the Mortgage Loans will also be allocated to each Class of Control Eligible Certificates in reverse sequential order of payment priority to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, and then to the Class F-RR Certificates). Furthermore, for purposes of determining the occurrence of an Operating Advisor Consultation Trigger Event, any Collateral Deficiency Amounts in respect of or allocated to the Mortgage Loans will also be allocated to each Class of HRR Certificates in reverse sequential order of payment priority to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates and then to the Class E-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates (and for purposes of determining the occurrence of an Operating Advisor Consultation Trigger Event, any Class of HRR Certificates) will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding sentences of this paragraph.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class, or the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class, as applicable, and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class (even if one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination) may not exercise any

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direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and no Control Termination Event exists, and the rights of the Controlling Class will be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2024; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer) and the Depositor on or before the date each year (commencing in 2024) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among

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others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the

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Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust, or in the interests of the Certificateholders, any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

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Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

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Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “whole loan custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such indemnified party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Whole Loan provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Whole Loan as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

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Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Whole Loan Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Whole Loan Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)        the Master Servicer or the Special Servicer, as applicable, is removed from S&P Global Ratings (“S&P”) Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)       Kroll Bond Rating Agency, LLC (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or

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more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(h)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(i)        the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificates, or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Whole Loan and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the

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appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Whole Loan. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Whole Loan at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) or (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Whole Loan.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have

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offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of all Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer only with respect to a Serviced Whole Loan with a Companion Loan held outside the Issuing Entity, by each affected Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Whole Loan, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Whole Loan, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, as follows:

(a)           with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)           except in the case of a Serviced Outside Controlled Whole Loan, and solely if a Control Termination Event has occurred and is continuing, pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates entitled to vote on the matter evidencing more than 50% of the Voting Rights allocable to each such Class of Non-Reduced Certificates; and

(c)           at any time with respect to all Serviced Loans (as a collective matter), if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans (as a collective whole), as applicable, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”.

“Certificateholder Quorum” means a quorum that (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less

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than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all of the Certificates, on an aggregate basis; and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders and/or beneficial owners of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders and/or beneficial owners that are not Risk Retention Affiliated with each other.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan (any such Mortgage Loan or Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. The resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions or inactions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Whole Loan, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Mortgage Loan or Whole Loan, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Whole Loan, as the case may be, earned during such time on and after such Mortgage Loan or Whole Loan, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing

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compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Whole Loan, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer (other than with respect to any Serviced Outside Controlled Whole Loan) if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Whole Loan) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Certificates that are Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each such Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Whole Loan) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Whole Loan) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the Serviced Loans, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the

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Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loan(s) as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, if at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and there are no Classes of Certificates outstanding other than the Control Eligible Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination), and if the Operating Advisor is terminated, then no replacement operating advisor will be appointed to act in such capacity.

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The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB” by S&P, (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (provided, however, that the Trustee will be deemed to have met the eligibility requirements in this clause (B) for so long as (i) it has a long-term senior unsecured debt rating or issuer credit rating of at least “BBB-” by Fitch and (ii) the Master Servicer or, if appointed pursuant to the Pooling and Servicing Agreement, the Trustee’s advancing agent, has a rating on its long-term senior unsecured debt of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch), and (C) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA (or, if not rated by KBRA, then at least an equivalent rating by two other NRSROs which may include S&P and Fitch) or, in the case of any Rating Agency’s requirement set forth in clauses (A), (B) or (C) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation. In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its long-term senior unsecured debt of at least “BBB-” by KBRA (or an investment grade rating by any other NRSRO, which may include S&P or Fitch). Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Depositor will be required to use reasonable efforts to appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

In the event that either (a) (1) neither the Trustee nor the Master Servicer has a rating on its long-term senior unsecured debt of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch and (2) the Trustee submitted a request for a Rating Agency Confirmation but Fitch did not approve the Trustee via Rating Agency Confirmation to allow the Trustee to remain as Trustee on this transaction, or (b) (1) neither the Trustee nor the Master Servicer has a long-term senior unsecured debt rating or an issuer credit rating of at least “BBB” by S&P and (2) the Trustee submitted a request for a Rating Agency Confirmation but S&P did not approve the Trustee via Rating Agency Confirmation to allow the Trustee to remain as Trustee on this transaction, then the Trustee is required to either (i) resign immediately in the manner specified in the Pooling and Servicing Agreement or (ii) within 30 days after the Trustee has actual knowledge or received notice of such event, appoint an advancing agent that has (A) a rating on its long-term senior unsecured debt of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch and (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB” by S&P (or, in the case of any Rating Agency’s rating requirement set forth in clauses (A) or (B) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation) to perform the Trustee’s obligation to make Advances as described under the heading“—Advances” above.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

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Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, if the Retaining Sponsor transfers HRR Certificates to a Subsequent Third Party Purchaser, such Subsequent Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of a Subsequent Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee

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receiving written notice from any other party to the Pooling and Servicing Agreement, the Subsequent Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Subsequent Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Subsequent Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 17 C.F.R. §246.2 of the Credit Risk Retention Rules).

“Subsequent Third Party Purchaser” refers to a “subsequent third party purchaser” (within the meaning of Rule 7 of Regulation RR) that acquires HRR Certificates in accordance with Rule 7 of Regulation RR.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

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(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the affected underwriter or initial purchaser, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of each Class of Certificates that is adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the affected underwriter or initial purchaser, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer

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may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or, with respect to any Serviced Loan with an outstanding principal balance less than $2,000,000, conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus unless the Special Servicer elects to obtain an Updated Appraisal with respect to such Serviced Loan. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine (9) months old, unless the Special Servicer determines that such previously obtained appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after

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consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property”

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that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to the holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Whole Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Whole Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Whole Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Whole Loan. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Whole Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s), constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five

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years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Whole Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Whole Loan that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Whole Loan if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Whole Loan, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Whole Loan unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Whole Loans” above in this prospectus.

With respect to any Serviced AB Whole Loan that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Whole Loan, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Whole Loans” with respect to the Outside Serviced Whole Loans.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer

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would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan (or applicable portion thereof), the related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, any related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Whole Loan, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Whole Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by subclause (i) or (ii) of clause (O) of the definition of “Major Decision” with the consent of the Special Servicer.

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The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date of the rated Certificates, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Whole Loans”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Whole Loan, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

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With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if the Controlling Class Representative is not permitted to consent or consult, as applicable, under the related Co-Lender Agreement, by the Special Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if the Controlling Class Representative is not permitted to consent or consult, as applicable, under the related Co-Lender Agreement and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”)):

(A)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)      any modification, consent to a modification or waiver of any monetary term (including, without limitation, reserve amounts and cash flow triggers, but excluding Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)      any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

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(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property or any approval of a borrower’s determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property, to the extent the lender is required to consent to, or approve, any such determination by the borrower under the related Mortgage Loan documents;

(E)      any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, other than any such transfer or incurrence of debt as may be effected pursuant to the terms of the related loan agreement and without the consent of the lender under the related loan agreement and for which there is no lender discretion (for the avoidance of doubt, the determination of whether conditions precedent to the right to incur additional debt or additional mezzanine debt will not be a matter of lender discretion);

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)      any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(I)        any acceleration of a Serviced Loan or the exercise of any other remedy following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(J)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)      any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(L)       any determination of an Acceptable Insurance Default;

(M)      approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(N)      in the case of any Specially Serviced Loan, any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to such Specially Serviced Loan;

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(O)      agreeing to any modification, waiver, consent or amendment of the related Serviced Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral) that would permit the defeasance of the subject Serviced Loan, (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment; and

(P)      determining whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of the Serviced Loan and for which there is no lender discretion;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Whole Loan, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

Notwithstanding the foregoing, without any other approval or consent by the Special Servicer or the Directing Holder, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose that, in each case, does not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), and (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in subclauses (i) and (ii) of clause (O) of the definition of “Major Decision”).

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in clauses (i)(1) and (i)(2) in the definition of “Major Decision Reporting Package” in the form of an Asset Status Report.

In connection with any Major Decision processed by the Special Servicer, the Special Servicer shall provide any final Major Decision Reporting Package prepared by it to the Master Servicer promptly after the Directing Holder’s approval of such final Major Decision Reporting Package.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below) in connection with any Major Decision affecting a Serviced Mortgage Loan or Serviced Whole Loan and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would

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have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be:

●	except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Serviced Outside Controlled Whole Loan, and (iii) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative; and
●	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as the applicable Companion Loan Holder or its representative is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note or its representative (during any such period, the “Outside Controlling Note Holder”);

provided, that with respect to any Serviced Whole Loan, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, and/or (3) the related Serviced Whole Loan is a Serviced Outside Controlled Whole Loan; and (B) with respect to any Serviced Outside Controlled Whole Loan, the Outside Controlling Noteholder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative.

Further for the avoidance of doubt, with respect to any Mortgage Loan or Whole Loan, if neither the Controlling Class Representative nor an Outside Controlling Note Holder is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the

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Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be 3650 Real Estate Investment Trust 2 LLC or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” with respect to the Certificates will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of any Cumulative Appraisal Reduction Amounts allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class F-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class J-RR Certificates.

The “Control Eligible Certificates” will be any of the Class F-RR, Class G-RR and Class J-RR Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amounts, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is, if the Controlling Class Representative is the Directing Holder with respect to the subject Mortgage Loan, a Mortgage Loan or related Whole Loan with respect to which the Controlling Class

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Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Whole Loan or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a Mortgage Loan or Whole Loan) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Whole Loan that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Whole Loan and (ii) certain servicing decisions and other matters relating to any Outside Serviced Whole Loan, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Whole Loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control

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Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class F-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class F-RR Certificates until such time as either (x) the Class F-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class F-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class F-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class F-RR Certificates that it transferred. Following any such transfer, and assuming that the Class F-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class F-RR Certificates that

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had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and
●	the rights of the holder of more than 50% of the Class F-RR Certificates (by Certificate Balance), if the Class F-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be, each of:

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(i)	except with respect to a Serviced Outside Controlled Whole Loan, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, and (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;
(ii)	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, (b) solely prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;
(iii)	with respect to any Serviced Whole Loan that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement; and
(iv)	solely after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor.

provided, that with respect to any Serviced Whole Loan, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, and/or (3) with respect to any Serviced Outside Controlled Whole Loan, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Operating Advisor Consultation Trigger Event has occurred and is continuing, and (C) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Whole Loan will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, if none of the Controlling Class Representative, the Operating Advisor or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

At any time, the Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to certain Major Decisions regarding the applicable non-Specially Serviced Loan(s) as to which the Operating Advisor has consultation rights, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its

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responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amounts then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to any Specially Serviced Loan, prior to the occurrence and continuance of an Operating Advisor Consultation Trigger Event, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (regardless of whether or not a Control Termination Event is continuing), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable

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Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Whole Loan is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party (other than the Operating Advisor), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party (other than the Operating Advisor) under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege) and (iv) any asset status report or Final Asset Status Report.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already

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known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Whole Loans”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event).

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor.

At any time, the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of these calculations and, in the event the Operating Advisor does not agree with the mathematical calculations in any material respect or does not agree with the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

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Annual Report

At any time, based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event, and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee, the Special Servicer and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required, at any time, to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to Major Decisions on Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth

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in the Pooling and Servicing Agreement and (y) the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

At any time, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

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Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s Investors Service, Inc. (“Moody’s”), Fitch, KBRA, S&P Global Ratings (“S&P”) and/or DBRS, Inc. (“DBRS Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated (including Risk Retention Affiliated) with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, the Retaining Sponsor, any Consulting Party (other than the Operating Advisor) or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) that has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the

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Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Whole Loans,

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the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Whole Loan, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via

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email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 24.5% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which BMO was a sponsor in a public offering of CMBS with a securitization closing date on or after October 13, 2021 (which is the earliest securitization closing date for a public offering of CMBS as to which BMO was a sponsor), the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between October 13, 2021 (which is the earliest securitization closing date for a public offering of CMBS as to which BMO was a sponsor) and March 31, 2023 was approximately 1.3%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an

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Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;
(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;
(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;
(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;
(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and
(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense

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to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review

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Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

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Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or DBRS Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, the Retaining Sponsor or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

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Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;
●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;
●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;
●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or
●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

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Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the required Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

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Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to

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the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Dispute Resolution Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

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The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Dispute Resolution Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Dispute Resolution Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Dispute Resolution Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Dispute Resolution Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Dispute Resolution Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Dispute Resolution Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Dispute Resolution Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Dispute Resolution Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Dispute Resolution Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Dispute Resolution Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

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Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Dispute Resolution Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers or any of their respective affiliates will be entitled to be a Dispute Resolution Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Dispute Resolution Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Dispute Resolution Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the Dispute Resolution Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Dispute

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Resolution Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Dispute Resolution Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Dispute Resolution Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven business days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision

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or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency;
(2)	the applicable replacement master servicer or special servicer, as applicable, is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency; and
(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the

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servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class R Certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Whole Loans, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans as of the Cut-off Date (excluding for the purposes of this calculation, the unpaid principal balance of any Mortgage Loan(s) that are/is ARD Loan(s), but in each case only if the option described above is exercised after the Distribution Date related to the Collection Period in which the corresponding Anticipated Repayment Date occurs). The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of any successor REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s

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portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class R Certificates) for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-3, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

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Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements (which, in the case of the Heritage Plaza Mortgage Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, is the Benchmark 2023-V2 Pooling and Servicing Agreement) provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Whole Loan are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Whole Loan is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Whole Loan; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Whole Loan.
●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.
●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus; provided that with respect to each of the Back Bay Office Mortgage Loan and the Heritage Plaza Mortgage Loan, the related Outside Special Servicer will be entitled to (i) a liquidation fee equal to 0.75% of the related payments or proceeds received in connection with the liquidation of the related Whole Loan or related REO Property, provided that in each case, such fee is subject to a floor of $25,000 and a cap of $1,000,000 with respect to each such Whole Loan, and (ii) a workout fee equal to 0.75% of each collection (other than penalty charges) of principal and interest (other than any amount for which a liquidation fee would be paid) made by the related borrower on the applicable corrected Whole Loan for so long as it remains a corrected Whole Loan, provided that in each case, such fee is subject to a floor of $25,000 and a cap of $1,000,000 with respect to any particular workout of each such Whole Loan.
●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.
●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Whole Loan. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Whole Loan or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and
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the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for the Prime Storage Portfolio #3 Whole Loan, there are no mortgage loans other than the related Outside Serviced Whole Loan serviced under such Outside Servicing Agreement.

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Whole Loan will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.
●	With respect to each Outside Serviced Whole Loan, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of a Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right will instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and provided, further, that in the case of the Heritage Plaza Whole Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan until the applicable Controlling Pari Passu Companion Loan Securitization Date (without regard to the existence of the equivalent of a Control Termination Event).
●	With respect to each Outside Serviced Whole Loan, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Whole Loans, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time. Also notwithstanding the foregoing, (i) in the case of any Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan, and (ii) in the case of the Heritage Plaza Whole Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan until the applicable Controlling Pari Passu Companion Loan Securitization Date (without regard to the existence of the equivalent of a Control Termination Event).
●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Whole Loan that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement; provided, that in the case of the Prime Storage Portfolio #3 Whole Loan, the CGCMT 2023-PRM3 TSA provides that if the Prime Storage Portfolio #3 Whole Loan becomes a defaulted loan, then in connection with any sale of the related Companion Loans that are part of the CGCMT 2023-PRM3 CMBS transaction, the related Outside Special Servicer will be required to sell
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the Prime Storage Portfolio #3 Mortgage Loan, the related Pari Passu Companion Loans and the related Subordinate Companion Loan as notes evidencing one whole loan, in accordance with the provisions of the Prime Storage Portfolio #3 Co-Lender Agreement and the CGCMT 2023-PRM3 TSA, subject to the consent rights of the holders of Prime Storage Portfolio #3 Note A-2-1, Note A-2-2 and Note A-2-3.

●	With respect to each Outside Serviced Whole Loan, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such approval right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and provided further, that in the case of the Heritage Plaza Whole Loan, such approval right will belong to the holder of the related Controlling Pari Passu Companion Loan until the applicable Controlling Pari Passu Companion Loan Securitization Date (without regard to the existence of the equivalent of a Control Termination Event or a Consultation Termination Event).
●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Whole Loan without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.
●	The Mortgaged Property securing each Outside Serviced Whole Loan will be subject to inspection (a) at least once per calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance of $2,000,000 or more or (b) at least once every other calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.
●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of
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duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.
●	With respect to the Prime Storage Portfolio #3 Whole Loan, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.
●	Appraisal reduction amounts in respect of the related Outside Serviced Mortgage Loan will be calculated by the related Outside Special Servicer under the related Outside Servicing Agreement in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the Pooling and Servicing Agreement in respect of Serviced Mortgage Loans.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Whole Loan, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Whole Loan under “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Whole Loan is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. See “Description of the Mortgage Pool—The Whole Loans”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage
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Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Controlling Class Representative is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or if the Controlling Class Representative is not entitled to consent or consult, as applicable, under the related Co-Lender Agreement), as applicable, and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).
●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.
●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a
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reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately 104.5% of the aggregate principal balance of the Offered Certificates, plus accrued interest from August 1, 2023, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted

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Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses occur when the principal balance of a Mortgage Loan is reduced without an equal distribution to the applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period

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immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Principal Balance Certificates will be affected to the extent of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Offered Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A and Class X-B Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest

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rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1 and Class A-3 Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-S, Class B and Class C Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A and Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

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Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)                    each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)                  there are no delinquencies or defaults;

(iii)              scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)                no prepayment premiums or yield maintenance charges are collected;

(v)                   no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)                no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)             the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)          there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)              distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in September 2023;

(x)                 the Certificates will be issued on August 16, 2023;

(xi)              the Pass-Through Rate with respect to each Class of Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)           the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates (in the case of a 0% CPR scenario);

(xiii)       all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)         with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)            the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

(xvi)         there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xvii)      with respect to each Mortgage Loan that is part of a Whole Loan that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

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The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums – otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2024	80%	80%	80%	80%	80%
August 15, 2025	58%	58%	58%	58%	58%
August 15, 2026	35%	35%	35%	35%	35%
August 15, 2027	9%	9%	9%	9%	9%
August 15, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.34	2.33	2.33	2.33	2.33
First Principal Payment Date	September 2023	September 2023	September 2023	September 2023	September 2023
Last Principal Payment Date	January 2028	September 2027	September 2027	September 2027	September 2027

Percentages of the Initial Certificate Balance
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums – otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.79	4.75	4.70	4.63	4.36
First Principal Payment Date	January 2028	September 2027	September 2027	September 2027	September 2027
Last Principal Payment Date	July 2028	July 2028	July 2028	June 2028	February 2028

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Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums – otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.91	4.91	4.91	4.87	4.51
First Principal Payment Date	July 2028	July 2028	July 2028	June 2028	February 2028
Last Principal Payment Date	July 2028	July 2028	July 2028	July 2028	March 2028

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums – otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.97	4.95	4.92	4.91	4.58
First Principal Payment Date	July 2028	July 2028	July 2028	July 2028	March 2028
Last Principal Payment Date	August 2028	August 2028	August 2028	July 2028	March 2028

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums – otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	5.00	5.00	5.00	4.92	4.58
First Principal Payment Date	August 2028	August 2028	August 2028	July 2028	March 2028
Last Principal Payment Date	August 2028	August 2028	August 2028	August 2028	March 2028

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Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums – otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.00000	6.87843%	6.87997%	6.87997%	6.87997%	6.87997%
99.25000	6.75650%	6.75753%	6.75753%	6.75753%	6.75753%
99.50000	6.63505%	6.63556%	6.63556%	6.63556%	6.63556%
99.75000	6.51408%	6.51408%	6.51408%	6.51408%	6.51408%
100.00000	6.39359%	6.39308%	6.39308%	6.39308%	6.39308%
100.25000	6.27356%	6.27254%	6.27254%	6.27254%	6.27254%
100.50000	6.15400%	6.15248%	6.15248%	6.15248%	6.15248%
100.75000	6.03491%	6.03288%	6.03288%	6.03288%	6.03288%
101.00000	5.91628%	5.91374%	5.91374%	5.91374%	5.91374%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums – otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.00000	6.06674%	6.06266%	6.05743%	6.05044%	6.01936%
102.25000	6.00590%	6.00138%	5.99558%	5.98783%	5.95335%
102.50000	5.94525%	5.94029%	5.93391%	5.92540%	5.88754%
102.75000	5.88477%	5.87937%	5.87243%	5.86316%	5.82192%
103.00000	5.82448%	5.81863%	5.81113%	5.80110%	5.75650%
103.25000	5.76436%	5.75808%	5.75001%	5.73923%	5.69127%
103.50000	5.70442%	5.69770%	5.68907%	5.67753%	5.62623%
103.75000	5.64466%	5.63749%	5.62830%	5.61602%	5.56139%
104.00000	5.58506%	5.57747%	5.56772%	5.55469%	5.49673%

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Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums – otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
2.40000	13.62819%	13.32084%	12.92634%	12.41255%	10.06896%
2.45000	12.63730%	12.32661%	11.92773%	11.40824%	9.03858%
2.50000	11.67824%	11.36431%	10.96118%	10.43614%	8.04109%
2.55000	10.74928%	10.43218%	10.02491%	9.49448%	7.07471%
2.60000	9.84878%	9.52862%	9.11732%	8.58163%	6.13778%
2.65000	8.97526%	8.65211%	8.23688%	7.69608%	5.22876%
2.70000	8.12733%	7.80127%	7.38222%	6.83643%	4.34622%
2.75000	7.30371%	6.97480%	6.55203%	6.00138%	3.48883%
2.80000	6.50318%	6.17151%	5.74510%	5.18971%	2.65538%

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums – otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
0.27000	21.41884%	20.84079%	20.18379%	20.12485%	17.96431%
0.29000	17.90991%	17.30643%	16.61918%	16.55729%	14.29748%
0.31000	14.77528%	14.14867%	13.43380%	13.36919%	11.01851%
0.33000	11.95030%	11.30254%	10.56231%	10.49520%	8.06095%
0.35000	9.38501%	8.71783%	7.95423%	7.88480%	5.37333%
0.37000	7.04014%	6.35506%	5.56981%	5.49822%	2.91515%
0.39000	4.88432%	4.18266%	3.37730%	3.30370%	0.65396%
0.41000	2.89217%	2.17509%	1.35099%	1.27550%	-1.43650%
0.43000	1.04285%	0.31141%	-0.53023%	-0.60748%	-3.37781%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums – otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
101.75000	6.83226%	6.83227%	6.83225%	6.82658%	6.79659%
102.00000	6.77145%	6.77146%	6.77144%	6.76527%	6.73126%
102.25000	6.71082%	6.71083%	6.71081%	6.70414%	6.66612%
102.50000	6.65038%	6.65038%	6.65036%	6.64320%	6.60118%
102.75000	6.59011%	6.59012%	6.59010%	6.58244%	6.53643%
103.00000	6.53002%	6.53003%	6.53001%	6.52186%	6.47188%
103.25000	6.47012%	6.47013%	6.47010%	6.46146%	6.40752%
103.50000	6.41039%	6.41040%	6.41037%	6.40124%	6.34335%
103.75000	6.35084%	6.35084%	6.35082%	6.34120%	6.27936%

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Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums – otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000	7.49071%	7.49262%	7.49493%	7.49507%	7.52155%
98.50000	7.36572%	7.36708%	7.36871%	7.36881%	7.38758%
99.00000	7.24150%	7.24231%	7.24327%	7.24333%	7.25443%
99.50000	7.11806%	7.11831%	7.11861%	7.11863%	7.12211%
100.00000	6.99537%	6.99507%	6.99472%	6.99469%	6.99060%
100.50000	6.87343%	6.87259%	6.87158%	6.87152%	6.85989%
101.00000	6.75223%	6.75085%	6.74919%	6.74909%	6.72998%
101.50000	6.63177%	6.62985%	6.62754%	6.62740%	6.60086%
102.00000	6.51203%	6.50958%	6.50663%	6.50644%	6.47251%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums – otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
92.00000	9.34001%	9.33946%	9.33857%	9.35679%	9.48231%
92.50000	9.20444%	9.20390%	9.20300%	9.21946%	9.33651%
93.00000	9.06979%	9.06924%	9.06834%	9.08306%	9.19168%
93.50000	8.93602%	8.93547%	8.93458%	8.94755%	9.04781%
94.00000	8.80314%	8.80259%	8.80170%	8.81294%	8.90488%
94.50000	8.67113%	8.67058%	8.66968%	8.67922%	8.76290%
95.00000	8.53998%	8.53943%	8.53854%	8.54636%	8.62184%
95.50000	8.40968%	8.40913%	8.40824%	8.41437%	8.48169%
96.00000	8.28022%	8.27967%	8.27878%	8.28323%	8.34244%

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

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Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Three (3) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (including the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together with the Loan REMIC, the “Trust REMICs”). The REMIC created pursuant to a REMIC declaration effective as of May 19, 2023 (the “RH HQ REMIC”), holds the RH HQ Mortgage Loan and other related assets and has issued a class of uncertificated regular interests which will be held by the Lower-Tier REMIC, and a single residual interest, which will be represented by the Class R Certificates. The RH HQ REMIC will be designated the “Loan REMIC”. The Certificate Administrator will be responsible for preparing and filing the REMIC election and REMIC tax returns for the Loan REMIC. The Lower-Tier REMIC will hold the Mortgage Loans (or, in the case of the RH HQ Mortgage Loan, a regular interest in the Loan REMIC) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-3, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) compliance with the Loan REMIC declaration and the continued qualification of the REMIC formed thereunder, (iv) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (v) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than

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1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of

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the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

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Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class C Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption

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price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of

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original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation

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of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-3, Class A-S, and Class B Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss

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sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of certain Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

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Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC or the Loan REMIC, as applicable, will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s or the Loan REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC or the Loan REMIC (through the actions of the related Outside Special Servicer), generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC or the Loan REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine (and, in the case of the RH HQ Mortgage Loan, it is expected that the related Outside Special Servicer will be required to determine) generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC or the Loan REMIC, as applicable, to such tax on “net income from foreclosure property” would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC or the Loan REMIC, as applicable, to such tax.

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Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S.

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branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

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3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

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Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	certain retirement plans and other employee benefit plans or arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which such plans, accounts or arrangements are invested (collectively, “ERISA Plans”), and
●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code. See “—Exempt Plans”, below.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and
●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include

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such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;
●	loans or other extensions of credit; and
●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or
●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan

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to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,
2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and
3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or
●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and
●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgage-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged to consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

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Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;
●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;
●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;
●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and
●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of BMO Capital Markets Corp., Prohibited Transaction Exemption (“PTE”) 2006-07, 71 Federal Register 32134 (June 2, 2006), and a substantially identical prohibited transaction exemption to Citigroup Global Markets Inc., PTE 91-23 (April 18, 1991), Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1996), Goldman Sachs & Co. LLC, PTE 89-88 (October 17, 1989) and KeyBanc Capital Markets Inc. (formerly known as McDonald Investments Inc.), PTE 2000-33, 65 Fed. Reg. 37171 (June 13, 2000), each as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and
●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;
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●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);
●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);
●	fourth, the following must be true—
1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,
2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and
3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and
●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,
2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and
3.	must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.
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The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;
●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and
●	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,
●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and
●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;
●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and
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●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,
●	having a specified relationship to this person, or
●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan, as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust,

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the Master Servicer, the Special Servicer or any of their respective affiliates. Unless an exemption applies or the transaction is not otherwise prohibited, Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of PTCE 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or
●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and
●	consult with your legal counsel as to—
1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and
2.	the availability of any prohibited transaction exemption in connection with that investment.
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Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete,

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to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Twenty-four (24) of the Mortgaged Properties (31.8%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,
●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,
●	the knowledge of the parties to the mortgage, and
●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and
●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,
●	the trustee to whom the real property is conveyed, and
●	the beneficiary for whose benefit the conveyance is made, who is the lender.
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Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,
●	the law of the state in which the real property is located,
●	various federal laws, and
●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and

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leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or
●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and
●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.
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Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and
●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;
●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;
●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or
●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—
1.	a failure to adequately maintain the mortgaged property, or
2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or
●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

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Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and
●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and
●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and
●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party

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management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and
●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against

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any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.
Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,
●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and
●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.
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Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

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Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;
●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;
●	extend or shorten the term to maturity of the loan;
●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or
●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

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Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,
●	accelerated rent,
●	damages, or
●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or
●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an

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unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

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In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated

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with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii)

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intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership,

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the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

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CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or
●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and
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●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental

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assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;
●	second, to real estate taxes;
●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and
●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.
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Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;
●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;
●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;
●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and
●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest,

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and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer,

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the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or
●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration,

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among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;
●	whether those certificates are a suitable investment for any particular investor;
●	the tax attributes of those certificates or of the trust;
●	the yield to maturity or, if they have principal balances, the average life of those certificates;
●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;
●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;
●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;
●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;
●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;
●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or
●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1 and/or Class A-3 Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-S, Class B and/or Class C Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive

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pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

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Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each class of Offered Certificates set forth below.

Class	BMO Capital Markets Corp.	Deutsche Bank Securities Inc.	Citigroup Global Markets Inc.	SG Americas Securities, LLC	Goldman Sachs & Co. LLC	KeyBanc Capital Markets Inc.	Bancroft Capital, LLC	Drexel Hamilton, LLC
Class A-1	$0	$0	$0	$0	$0	$0	$0	$708,000
Class A-3	$534,695,000	$0	$0	$0	$0	$0	$1,000,000	$0
Class X-A	$536,403,000	$0	$0	$0	$0	$0	$0	$0
Class X-B	$154,216,000	$0	$0	$0	$0	$0	$0	$0
Class A-S	$77,587,000	$0	$0	$0	$0	$0	$0	$0
Class B	$50,767,000	$0	$0	$0	$0	$0	$0	$0
Class C	$25,862,000	$0	$0	$0	$0	$0	$0	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3,805,473.

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately 104.5% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from August 1, 2023, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. In addition, the ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, asset backed securities generally (including, without limitation, the application of Rule 15c2-11 under the Exchange Act to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the Offered Certificates). No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will

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develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

BMO Capital Markets Corp., one of the underwriters, is an affiliate of (i) the Depositor, and (ii) BMO (a Sponsor and an originator). Citigroup Global Markets Inc., one of the underwriters, is an affiliate of CREFI (a Sponsor and an originator). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC (a Sponsor), DBNY (an originator) and DBRI (an originator). Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GSMC (a Sponsor) and Goldman Sachs Bank USA (an originator). KeyBanc Capital Markets Inc., one of the underwriters, is an affiliate of KeyBank National Association (a Sponsor, an originator and the master servicer). SG Americas Securities, LLC, one of the underwriters, is an affiliate of SGFC (a Sponsor and an originator). See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”. BMO, CREFI, GACC, DBRI, GSMC, GS Bank, KeyBank and SGFC (or affiliates thereof) may each hold one or more Companion Loans or interests therein. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Whole Loans”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of (i) BMO Capital Markets Corp., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (ii) Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iii) Deutsche Bank Securities Inc., one of the underwriters and one of the co-lead managers for this offering, (iv) Goldman Sachs & Co. LLC, one of the underwriters and one of the co-lead managers for this offering, (v) KeyBanc Capital Markets Inc., one of the underwriters and one of the co-lead managers for this offering, and (vi) SG Americas Securities, LLC, one of the underwriters and one of the co-lead managers for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to BMO, an affiliate of BMO Capital Markets Corp., in its capacity as a Sponsor, of the purchase price for the BMO Mortgage Loans, (ii) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (iii) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans, (iv) the payment by the Depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a Sponsor, of the purchase price for the GSMC Mortgage Loans, (v) the payment by the Depositor to KeyBank, an affiliate of KeyBanc Capital Markets Inc., in its capacity as a Sponsor, of the purchase price for the KeyBank Mortgage Loans, and (vi) the payment by the Depositor to SGFC, an affiliate of SG Americas Securities, LLC, in its capacity as a Sponsor, of the purchase price for the KeyBank Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of BMO Capital Markets Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, KeyBanc Capital Markets Inc. and SG Americas Securities, LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

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Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 151 West 42nd Street, New York, New York 10036, by telephone at 212-885-4000 or by website at https://capitalmarkets.bmo.com/en/.

Where You Can Find More Information

The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-255934) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

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Index of Certain Defined Terms

17g-5 Information Provider	393
1986 Act	524
2015 Budget Act	531
30/360 Basis	374
333 Main Street	198, 220
333 Main Street Borrower	220
3650 REIT	174, 285
3650 REIT Deal Team	286
3650 REIT Gateway Center South Note	174
3650 REIT Mortgage Loans	174, 285
3650 Servicing	349
3650 Servicing Outside Serviced Mortgage Loan	349
650 REIT Data Tape	286
AB Modified Loan	451
AB Whole Loan	173
Accelerated Mezzanine Loan	480
Acceptable Insurance Default	416
Acquired Parcel	231
Actual/360 Basis	221
Administrative Fee Rate	437
ADR	177
Advance Rate	422
Advances	421
Affirmative Asset Review Vote	492
Aggregate Back Bay Office Junior Note Percentage Interest	252
Aggregate Back Bay Office Senior Note Percentage Interest	252
Allocated Cut-off Date Loan Amount	177
Amended Lease	208, 223
Ancillary Fees	432
Annual Debt Service	177
Anticipated Repayment Date	222
Appraisal Reduction Amount	449
Appraisal Reduction Event	448
Appraised Value	177
Appraised-Out Class	452
Appraiser	450
Approved Exchange	18
Approximate Initial Credit Support	3
ARD	178
ARD Loan	222
Assessment of Compliance	454
Asset Representations Reviewer	355
Asset Representations Reviewer Asset Review Fee	437
Asset Representations Reviewer Ongoing Fee	437
Asset Representations Reviewer Ongoing Fee Rate	437
Asset Representations Reviewer Termination Event	497

Asset Representations Reviewer Upfront Fee	437
Asset Review	494
Asset Review Notice	493
Asset Review Quorum	493
Asset Review Report	495
Asset Review Report Summary	495
Asset Review Standard	494
Asset Review Trigger	492
Asset Review Vote Election	492
Assumed Final Distribution Date	381
Assumption Fees	432
Attestation Report	454
Available Funds	369
Back Bay Office Co-Lender Agreement	250
Back Bay Office Companion Noteholders	251
Back Bay Office Consulting Parties	263
Back Bay Office Control Appraisal Period	262
Back Bay Office Controlling Noteholder	263
Back Bay Office Defaulted Securitized A Loan	271
Back Bay Office Extraordinary Major Decision	267
Back Bay Office Junior Note Rate	251
Back Bay Office Junior Note Relative Spread	251
Back Bay Office Junior Notes	251
Back Bay Office Major Decision	263
Back Bay Office Majority Decision	269
Back Bay Office Mortgage Loan	251
Back Bay Office Mortgage Rate	251
Back Bay Office Net Junior Note Rate	251
Back Bay Office Net Senior Note Rate	251
Back Bay Office Noteholders	250
Back Bay Office Notes	249
Back Bay Office Pari Passu Companion Noteholders	251
Back Bay Office Pari Passu Companion Notes	251
Back Bay Office Recovered Costs	252
Back Bay Office Senior Note Default Rate	251
Back Bay Office Senior Note Rate	251
Back Bay Office Senior Note Relative Spread	251
Back Bay Office Senior Noteholders	250
Back Bay Office Senior Notes	250
Back Bay Office Sequential Pay Event	256
Back Bay Office Threshold Event Collateral	269
Back Bay Office Threshold Event Cure	269
Back Bay Office Unsecuritized Senior Note	260
Back Bay Office Whole Loan	249
Balloon Balance	179
Bank Act	278
Bankruptcy Code	167

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Base Interest Fraction	380
Benchmark 2023-B39 PSA	250
BMO	174, 278
BMO 11 West 42nd Street Note	174
BMO Cumberland Mall Notes	174
BMO Data File	280
BMO Financial	278
BMO Harborside 2-3 Note	175
BMO Mortgage Loans	174, 278
BMO Securitization Database	279
BMO The Widener Building Note	175
Borrower Delayed Reimbursements	431
Borrower Party	480
B-Piece Buyer	144
CBE	519
CDIC	161
CDIC Act	161
Certificate Owner	388
Certificateholder	388
Certificateholder Quorum	461
Certificateholder Repurchase Request	499
Certificates	3, 367
CGCMT 2023-PRM3 TSA	272
Class	367
Class X Certificates	3, 367
Class X Strip Rate	374
Clearstream	395
Clearstream Participants	396
Closing Date	176, 367
CMBS	166, 353
Code	522
Co-Lender Agreement	244
Collateral Deficiency Amount	451
Collection Account	425
Collection Period	370
Companion Loan	173
Companion Loan Holder	409
Companion Loan Rating Agency	459
Companion Note	240
Compensating Interest Payment	382
Computershare	344
Computershare Limited	343
Computershare Trust Company	343
Consent Fees	431
Consultation Election Notice	500
Consultation Requesting Certificateholder	500
Consultation Termination Event	479
Consulting Party	482
Control Eligible Certificates	479
Control Termination Event	479
Control-Eligible Senior Noteholder	266
Controlling Class	479
Controlling Class Certificateholder	479
Controlling Class Representative	478
Controlling Companion Loan	411
Controlling Note	240
Controlling Note Holder	240

Controlling Pari Passu Companion Loan	411
Controlling Pari Passu Companion Loan Securitization Date	411
Corrected Loan	416
Corresponding Principal Balance Certificates	3, 368
COVID-19	69
CPR	516
CRECs	197
Credit Risk Retention Rules	361
CREFC®	385
CREFC® Intellectual Property Royalty License Fee	437
CREFC® Intellectual Property Royalty License Fee Rate	437
CREFC® Reports	385
CREFI	174, 293
CREFI Harborside 2-3 Notes	175
CREFI Mortgage Loans	174
CREFI Securitization Database	294
Crossed Group	179
Cross-Over Date	373
CRR	168
CTS	344
Cumberland Mall Expansion Parcel	232
Cumulative Appraisal Reduction Amount	451
Cure/Contest Period	495
Custodian	474
Cut-off Date	173
Cut-off Date Balance	173
Cut-off Date DSCR	180
Cut-off Date Loan-to-Value Ratio	179
Cut-off Date LTV Ratio	179
DB Originators	304
DBNY	301
DBRI	301
DBRS Morningstar	347, 353, 489
Debt Service Coverage Ratio	180
Debt Yield on Underwritten NCF	179
Debt Yield on Underwritten Net Cash Flow	179
Debt Yield on Underwritten Net Operating Income	180
Debt Yield on Underwritten NOI	180
Decision-Eligible Senior Noteholder	266
Defaulted Back Bay Office Senior Note Purchase Price	252
Defaulted Mortgage Loan	434
Defeasance Option	227
Defective Mortgage Loan	407
Definitive Certificate	395
Delegated Directive	16
Delinquent Loan	492
Depositaries	395
Depositor	176, 342
Determination Date	368
Deutsche Bank	302
DHCR	95

570

Diligence File	401
Directing Holder	478
Disclosable Special Servicer Fees	435
Dispute Resolution Consultation	501
Dispute Resolution Cut-off Date	500
Dispute Resolution Requesting Holder	500
Distribution Account	425
Distribution Date	368
Distributor	14
Document Defect	401
Dodd-Frank Act	170
DSCR	180
DTC	395
DTC Rules	396
Due Date	221, 370
Due Diligence Questionnaire	280
Due Diligence Requirements	169
Due Period	370
EDGAR	568
EEA	15
Eligible Asset Representations Reviewer	496
Eligible Operating Advisor	489
Enforcing Party	501
Enforcing Servicer	499
Environmental Condition	557
ERISA	534
ERISA Plans	534
ESA	196, 306
Escrow/Reserve Mitigating Circumstances	291, 308
EU	168
EU Due Diligence Requirements	168
EU Institutional Investor	168
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Retail Investor	15
EU Securitization Regulation	16, 168
Euroclear	395
Euroclear Operator	397
Euroclear Participants	397
EUWA	13, 168
Excess Interest	222
Excess Interest Distribution Account	426
Excess Liquidation Proceeds	426
Excess Liquidation Proceeds Reserve Account	426
Excess Modification Fees	431
Excess Penalty Charges	432
Excess Prepayment Interest Shortfall	383
Exchange Act	277, 309
Excluded Controlling Class Holder	391
Excluded Controlling Class Mortgage Loan	480
Excluded Information	392
Excluded Mortgage Loan	479
Excluded Mortgage Loan Special Servicer	462
Excluded Special Servicer	139
Excluded Special Servicer Information	392
Excluded Special Servicer Mortgage Loan	462

Exemption Rating Agency	538
Expansion Parcel	232
FATCA	532
FDIC	130, 160
FETL	18
FIEL	18
Final Asset Status Report	484
Final Dispute Resolution Election Notice	501
Financial Promotion Order	14
FIRREA	305
Fitch	347, 459
Form 8-K	277
FPO Persons	14
FSCMA	18
FSMA	13, 168
Future Outside Servicing Agreement	411
GACC	174, 301
GACC Back Bay Office Note	174
GACC Cumberland Mall Notes	174
GACC Deal Team	303
GACC Gateway Center South Notes	174
GACC Mortgage Loans	303
Goldman Originator	312
Green Acres	239
GS Bank	309
GSMC	174, 309
GSMC Back Bay Office Notes	174
GSMC Data Tape	310
GSMC Deal Team	310
GSMC Mortgage Loans	174, 309
Hard Lockbox	180
HRECs	197
HRR Certificates	3, 361
HSTP Act	95
Impermissible Risk Retention Affiliate	467
Impermissible TPP Affiliate	466
Increment	216
Indirect Participants	395
Initial Back Bay Office Note Percentage Interest	251
Initial Pool Balance	173
Initial Rate	222
Initial Requesting Certificateholder	499
In-Place Cash Management	181
Institutional Investor	18
Institutional Investors	169
Interest Accrual Amount	375
Interest Accrual Period	375
Interest Distribution Amount	375
Interest Reserve Account	425
Interest Shortfall	375
Interested Person	473
Interest-Only Certificates	367
Investment Company Act	1
Investor Certification	387
IRS	523
Issuing Entity	173

571

Japanese Retention Requirement	19
JFSA	19
Joint-Seller Mortgage Loan	399
JRR Rule	19
KBRA	458
KeyBank	174, 318, 346
KeyBank Data Tape	319
KeyBank Mortgage Loans	174, 319
KeyBank Review Team	319
Largest Tenant	181
Largest Tenant Lease Expiration	181
Lender Liability Act	558
Lennar	323
Liquidation Fee	433
Liquidation Fee Rate	434
Liquidation Proceeds	434
LMF	174, 323
LMF 11 West 42nd Street Notes	174
LMF Data Tape	327
LMF Mortgage Loans	323
LMF Review Team	327
Loan Per Unit	181
Loan REMIC	522
Loss of Value Payment	405
Loss of Value Reserve Fund	426
Lower-Tier Regular Interests	522
Lower-Tier REMIC	522
Lower-Tier REMIC Distribution Account	425
LTV Ratio at Maturity/ARD	181
LUST	197
MAI	448
Major Decision	475
Major Decision Reporting Package	477
MAS	17
Master Servicer	346
Master Servicer Decision	418
Master Servicer Remittance Date	421
Material Breach	404
Material Defect	404
Material Document Defect	401
Maturity Date/ARD Loan-to-Value Ratio	181
Maturity Date/ARD LTV Ratio	181
Midland	293, 353
MIFID II	15
MOA	361
Modeling Assumptions	516
Modification Fees	431
Monthly Payment	370
Moody’s	347, 489
Mortgage	173
Mortgage File	399
Mortgage Loan Purchase Agreement	399
Mortgage Loan Schedule	413
Mortgage Loan Sellers	174
Mortgage Loans	173
Mortgage Note	173
Mortgage Pool	173

Mortgage Rate	374
Mortgaged Property	173
Most Recent NOI	182
Net Cash Flow	183
Net Mortgage Pass-Through Rate	374
Net Mortgage Rate	374
NFIP	113
NI 33-105	19
Non-Controlling Note	240
Non-Controlling Note Holders	240
Non-Offered Certificates	367
Nonrecoverable Advance	422
Non-Reduced Certificates	388
Non-U.S. Tax Person	532
Notional Amount	368
NRSRO	387, 542
NRSRO Certification	388
Occupancy	182
Occupancy Date	182
Offered Certificates	367
OID Regulations	525
Operating Advisor	355
Operating Advisor Annual Report	487
Operating Advisor Consultation Trigger Event	484
Operating Advisor Consulting Fee	436
Operating Advisor Fee	436
Operating Advisor Fee Rate	436
Operating Advisor Standard	484
Operating Advisor Termination Event	488
Operating Advisor Upfront Fee	436
Original Balance	182
Outside Certificate Administrator	411
Outside Controlling Class Representative	411
Outside Controlling Note Holder	410, 478
Outside Custodian	411
Outside Depositor	411
Outside Operating Advisor	411
Outside Securitization	411
Outside Serviced Companion Loan	410
Outside Serviced Mortgage Loan	411
Outside Serviced Pari Passu Companion Loan	410
Outside Serviced Pari Passu Whole Loan	410
Outside Serviced Pari Passu-AB Whole Loan	411
Outside Serviced Subordinate Companion Loan	411
Outside Serviced Whole Loan	410
Outside Servicer	411
Outside Servicer Fee Rate	443
Outside Servicing Agreement	411
Outside Special Servicer	411
Outside Trustee	411
P&I Advance	421
PACE	130
Pads	185

572

Pari Passu Companion Loan	173
Pari Passu Whole Loan	173
Pari Passu-AB Whole Loan	173
Participants	395
Party in Interest	534
Pass-Through Rate	373
Payment Guaranty Release Event	223
PCR	284, 300, 316, 332
Penalty Charges	431
Pentalpha Surveillance	355
Percentage Interest	369
Permitted Investments	369
Permitted Special Servicer/Affiliate Fees	436
PILOT	133
PIPs	202
Plan Asset Regulations	535
PML	317
Pooling and Servicing Agreement	409
PRC	17
Preliminary Dispute Resolution Election Notice	500
Prepayment Assumption	526
Prepayment Interest Excess	381
Prepayment Interest Shortfall	382
Prepayment Penalty Description	182
Prepayment Provision	182
Prime Rate	422
Prime Storage Portfolio #3 A Notes	272
Prime Storage Portfolio #3 Co-Lender Agreement	272
Prime Storage Portfolio #3 Companion Loans	272
Prime Storage Portfolio #3 Controlling Noteholder	275
Prime Storage Portfolio #3 Major Decision	276
Prime Storage Portfolio #3 Non-Controlling Noteholder	275
Prime Storage Portfolio #3 Non-Lead Note	276
Prime Storage Portfolio #3 Non-Lead Noteholder	276
Prime Storage Portfolio #3 Subordinate Companion Loan	272
Prime Storage Portfolio #3 Triggering Event of Default	275
Prime Storage Portfolio #3 Whole Loan	272
Principal Balance Certificates	3, 367
Principal Distribution Amount	375
Principal Shortfall	376
Privileged Information	485
Privileged Information Exception	485
Privileged Person	387
Pro Rata and Pari Passu Basis	252
Professional Investors	17
Promotion of Collective Investment Schemes Exemptions Order	14
Property Advances	421
Proposed Course of Action Notice	500

Prospectus	17
PTE	537
Qualification Criteria	328, 335
Qualified Investor	15
Qualified Mortgage	401
Qualified Substitute Mortgage Loan	406
Rated Final Distribution Date	381
Rating Agencies	563
Rating Agency	563
Rating Agency Confirmation	504
Rating Agency Declination	504
RCRA	558
Realized Loss	384
REC	196
Record Date	368
Registration Statement	568
Regular Certificates	367
Regular Interestholder	524
Regular Interests	522
Regulation AB	454
Regulation RR	361
Related Group	182
Relevant Persons	14
REMIC	522
REMIC Regulations	522
REO Account	426
REO Companion Loan	377
REO Loan	377
REO Mortgage Loan	377
REO Property	367
Repurchase Price	405
Repurchase Request	499
Requesting Certificateholder	500
Requesting Holders	452
Requesting Party	503
Required Credit Risk Retention Percentage	361
Required Decision-Eligible Senior Noteholders	266
Requirements	562
Residual Certificates	367
Resolution Failure	500
Resolved	500
Restricted Group	538
Restricted Party	485
Restricted Senior Noteholder	266
Retaining Party	361
Retaining Sponsor	361
Review Materials	493
Revised Rate	222
RevPAR	182
RH HQ REMIC	522
RH HQ REMIC Regular Interest	176
Risk Retention Affiliate	467
Risk Retention Affiliated	467
Rooms	185
Round 1	209, 210
Rule 17g-5	388, 468

573

S&P	347, 353, 458, 489
Scheduled Principal Distribution Amount	375
SEC	277, 309
Securities Act	454
Securitization Accounts	367
Securitization Regulations	169
SEL	317, 6
Senior Certificates	367
Serviced AB Whole Loan	409
Serviced Companion Loan	409
Serviced Companion Loan Holder	409
Serviced Companion Loan Securities	139, 459
Serviced Loans	410
Serviced Mortgage Loans	409
Serviced Outside Controlled Companion Loan	410
Serviced Outside Controlled Mortgage Loan	410
Serviced Outside Controlled Whole Loan	410
Serviced Pari Passu Companion Loan	409
Serviced Pari Passu Companion Loan Holder	409
Serviced Pari Passu Whole Loan	409
Serviced Pari Passu-AB Whole Loan	409
Serviced Subordinate Companion Loan	409
Serviced Subordinate Companion Loan Holder	409
Serviced Whole Loan	409
Servicer Termination Events	458
Servicing Fee	429
Servicing Fee Rate	430
Servicing Function Participant	454
Servicing Shift Companion Loan	411
Servicing Shift Mortgage Loan	411
Servicing Shift Whole Loan	411
Servicing Standard	414
Servicing Transfer Event	415
SFA	17
SFO	17
SGFC	174
SGFC Entities	329
SGFC Mortgage Loans	174
SGNY	329
Short Pump Town Center Acquired Parcel	231
Short Pump Town Center Expansion Parcel	232
SMC	174, 335
SMC Data Tape	336
SMC Mortgage Loans	174, 335
SMC Review Team	336
SMC The Widener Building Notes	175
SMMEA	542
Société Générale	329
Societe Generale Financial Corporation	329
Societe Generale Financial Corporation Data Tape	333
Societe Generale Financial Corporation Deal Team	333

Societe Generale Mortgage Loans	330
Soft Lockbox	182
Soft Springing Lockbox	183
Special Servicer	349
Special Servicer Decision	418
Special Servicing Fee	432
Special Servicing Fee Rate	432
Specially Serviced Loan	415
Split Mortgage Loan	173
Sponsors	176, 278
Springing Cash Management	183
Springing Lockbox	183
Startup Day	522
Starwood	335
Stated Principal Balance	376
Structured Product	17
Subject 2022 Computershare CMBS Annual Statement of Compliance	345
Subordinate Certificates	367
Subordinate Companion Loan	173
Subsequent Third Party Purchaser	467
Sub-Servicing Agreement	420
Superintendent	161
Termination Purchase Amount	505
Tests	494
Third Party Report	177
TIA	171
Trailing 12 NOI	182
TRIPRA	115
Trust REMICs	522
Trustee/Certificate Administrator Fee	436
Trustee/Certificate Administrator Fee Rate	436
U.S. Tax Person	532
UK	13, 168
UK CRR	168
UK Due Diligence Requirements	168
UK Institutional Investor	168
UK MIFIR Product Governance Rules	14
UK PRIIPS Regulation	13
UK Prospectus Regulation	13
UK Qualified Investor	13
UK Retail Investor	13
UK Securitization Regulation	16, 168
Underwriter Entities	137
Underwriter Exemption	537
Underwriting Agreement	566
Underwritten EGI	184
Underwritten Expenses	183
Underwritten NCF	183
Underwritten NCF DSCR	180
Underwritten Net Cash Flow	183
Underwritten Net Operating Income	184
Underwritten NOI	184
Underwritten Revenues	184
Units	185
Unscheduled Principal Distribution Amount	376
Unsolicited Information	494

574

Upper-Tier REMIC	522
Upper-Tier REMIC Distribution Account	425
UST	197
UW NCF DSCR	180
Volcker Rule	170
Voting Rights	394
WAC Rate	374
Weighted Average Mortgage Rate	185
Wells Fargo	343

Wells Fargo Bank	343
Whole Loan	173
Whole Loan Custodial Account	425
Withheld Amounts	426
Workout Fee	432
Workout Fee Rate	433
Workout-Delayed Reimbursement Amount	424
YM Group E-RR	380

575

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ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State
								1	25
1	Loan	1, 10, 12, 27	1	Gateway Center South	8.2%	100.0%	DBRI, WFBNA	GACC, 3650 REIT	NAP	NAP	501 Gateway Drive	Brooklyn	Kings	NY
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	8.2%	100.0%	BOA, LMF, UBS	LMF, BMO	NAP	NAP	11 West 42nd Street	New York	New York	NY
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	8.2%	100.0%	GSBI, BANA	GSMC	Group A	NAP	11800 West Broad Street	Richmond	Henrico	VA
4	Loan	7, 16, 26, 29	1	Brookview Commons	7.6%	100.0%	3650 REIT	3650 REIT	NAP	NAP	30-36 Crosby Street and 333 Main Street	Danbury	Fairfield	CT
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	6.9%		JPMCB, 3650 REIT	3650 REIT	NAP	NAP	Various	Various	Various	Various
5.01	Property		1	Romulus - Huron	1.8%	25.5%					38481 Huron River Drive	Romulus	Wayne	MI
5.02	Property		1	Warren Perkins Jones	1.6%	22.5%					541 Perkins Jones Road Northeast	Warren	Trumbull	OH
5.03	Property		1	Cleveland American Industrial	1.2%	17.0%					1 American Road	Cleveland	Cuyahoga	OH
5.04	Property		1	Cleveland American Office	1.0%	14.5%					100 American Road	Cleveland	Cuyahoga	OH
5.05	Property		1	Miles North Randall	0.9%	13.0%					21201 Miles Road	North Randall	Cuyahoga	OH
5.06	Property		1	Invacare	0.4%	6.0%					1200 Taylor Street	Elyria	Lorain	OH
5.07	Property		1	Stop Eight Vandalia	0.1%	1.5%					3345 Stop Eight Road	Vandalia	Montgomery	OH
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	6.8%	100.0%	SGFC	SGFC	NAP	NAP	14063 East Brown Street	Riverside	Riverside	CA
7	Loan	1, 12, 23, 30	1	Cumberland Mall	6.8%	100.0%	DBNY, BMO, MSNBA	GACC, BMO	Group A	NAP	2860 Cumberland Mall Southeast	Atlanta	Cobb	GA
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	5.4%		BMO	BMO	NAP	NAP	Various	New York	New York	NY
8.01	Property		1	2410-2418 Broadway	1.8%	34.1%					2410-2418 Broadway	New York	New York	NY
8.02	Property		1	245 West 51st Street	1.7%	31.9%					245 West 51st Street	New York	New York	NY
8.03	Property		1	324-326 West 84th Street	1.0%	19.3%					324-326 West 84th Street	New York	New York	NY
8.04	Property		1	107 West 68th Street	0.6%	11.0%					107 West 68th Street	New York	New York	NY
8.05	Property		1	1443-1447 York Avenue	0.2%	3.7%					1443-1447 York Avenue	New York	New York	NY
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	5.2%	100.0%	CREFI	CREFI	NAP	NAP	33-68 Farrington Street	Queens	Queens	NY
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	3.9%	100.0%	DBNY, GS Bank, WFBNA, New York Life Insurance Company, TIAA	GACC, GSMC	NAP	NAP	222 Berkeley Street and 500 Boylston Street	Boston	Suffolk	MA
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	3.9%	100.0%	BMO, CREFI	CREFI, BMO	NAP	NAP	200-210 Hudson Street	Jersey City	Hudson	NJ
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	3.5%	100.0%	BMO, SMC	BMO, SMC	NAP	NAP	1337 Chestnut Street	Philadelphia	Philadelphia	PA
13	Loan	20	1	107 Tom Starling Road	3.4%	100.0%	CREFI	CREFI	NAP	NAP	107 Tom Starling Road	Fayetteville	Cumberland	NC
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	2.9%	100.0%	Barclays, SGFC	SGFC	Group A	NAP	7900 Shelbyville Road	Louisville	Jefferson	KY
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	2.6%	100.0%	GSBI, MSBNA	BMO	Group A	NAP	1111 & 1200 Bagby Street	Houston	Harris	TX
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	2.4%		SGFC	SGFC	NAP	NAP	Various	Various	Various	GA
16.01	Property		1	121 Morgan Lakes Industrial Blvd	1.4%	60.9%					121 Morgan Lakes Industrial Boulevard	Pooler	Chatham	GA
16.02	Property		1	6582 Peachtree Industrial Blvd	0.9%	39.1%					6582 Peachtree Industrial Boulevard	Peachtree Corners	Gwinnett	GA
17	Loan	4, 5, 12	1	Riverview Tower	2.3%	100.0%	BMO	BMO	NAP	NAP	900 South Gay Street	Knoxville	Knox	TN
18	Loan	4, 19, 22	1	Museum Tower	2.2%	100.0%	SMC	SMC	NAP	NAP	150 West Flagler Street	Miami	Miami-Dade	FL
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	2.2%		KeyBank	KeyBank	NAP	NAP	Various	Various	Various	NY
19.01	Property		1	Sweet Sam's Factory	1.4%	64.0%					1261 Seabury Avenue	Bronx	Bronx	NY
19.02	Property		1	15 East 76th Street	0.5%	24.3%					15 East 76th Street	New York	New York	NY
19.03	Property		1	523B East 85th Street	0.3%	11.7%					523B East 85th Street	New York	New York	NY
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	1.8%	100.0%	3650 REIT	3650 REIT	NAP	NAP	5725 Paradise Drive	Corte Madera	Marin	CA
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	1.3%		BMO	BMO	NAP	NAP	Various	New York	New York	NY
21.01	Property		1	30, 40 and 60 East 9th Street	0.9%	65.5%					30, 40 and 60 East 9th Street	New York	New York	NY
21.02	Property		1	260 West 87th Street	0.5%	34.5%					260 West 87th Street	New York	New York	NY
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	1.3%		CREFI	CREFI	NAP	NAP	Various	Various	Various	Various
22.01	Property		1	Prime Storage Bridgehampton	0.1%	7.5%					229 Butter Lane	Bridgehampton	Suffolk	NY
22.02	Property		1	Prime Storage Bohemia	0.1%	6.3%					868 Lincoln Avenue	Bohemia	Suffolk	NY
22.03	Property		1	Prime Storage Westhampton Beach	0.1%	4.0%					98 Depot Road	Westhampton Beach	Suffolk	NY
22.04	Property		1	Prime Storage Queens Jamaica	0.0%	3.7%					109-09 180th Street	Jamaica	Queens	NY
22.05	Property		1	Prime Storage West Palm Beach	0.0%	3.5%					411 and 422 7th Street	West Palm Beach	Palm Beach	FL
22.06	Property		1	Prime Storage Snellville	0.0%	3.3%					3220 Centerville Highway	Snellville	Gwinnett	GA
22.07	Property		1	Prime Storage Shallotte	0.0%	3.1%					4747 Old Shallotte Road Northwest	Shallotte	Brunswick	NC
22.08	Property		1	Prime Storage Danbury East	0.0%	3.0%					8A Great Pasture Road	Danbury	Fairfield	CT
22.09	Property		1	Prime Storage Dallas	0.0%	2.9%					9088 Dallas Acworth Highway	Dallas	Paulding	GA
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.	0.0%	2.8%					99 Pine Aire Drive	Bay Shore	Suffolk	NY
22.11	Property		1	Prime Storage Mesa	0.0%	2.8%					5932 East Brown Road	Mesa	Maricopa	AZ
22.12	Property		1	Prime Storage Warren	0.0%	2.7%					130 Franklin Street	Warren	Bristol	RI
22.13	Property		1	Prime Storage Portsmouth	0.0%	2.4%					350 High Point Avenue	Portsmouth	Newport	RI
22.14	Property		1	Prime Storage Bolivia	0.0%	2.4%					890 Southport - Supply Road Southeast	Bolivia	Brunswick	NC
22.15	Property		1	Prime Storage Charlottesville	0.0%	2.3%					2365, 2383 and 2375 Hunters Way	Charlottesville	Albemarle	VA
22.16	Property		1	Prime Storage Clifton	0.0%	2.3%					47 Main Avenue	Clifton	Passaic	NJ
22.17	Property		1	Prime Storage Centereach	0.0%	2.2%					21 Hammond Road	Centereach	Suffolk	NY
22.18	Property		1	Prime Storage Marietta North	0.0%	2.2%					3850 Shallowford Road	Marietta	Cobb	GA
22.19	Property		1	Prime Storage Hardeeville	0.0%	2.1%					1689 Brickyard Road	Hardeeville	Jasper	SC
22.20	Property		1	Prime Storage Summerville	0.0%	2.1%					2248 North Main Street	Summerville	Berkeley	SC
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.	0.0%	2.0%					1553 Lynnhaven Parkway	Virginia Beach	Virginia Beach	VA
22.22	Property		1	Prime Storage Marietta South	0.0%	2.0%					155 Heathersett Drive	Marietta	Cobb	GA
22.23	Property		1	Prime Storage Cartersville	0.0%	1.9%					1340 Joe Frank Harris Parkway	Cartersville	Bartow	GA
22.24	Property		1	Prime Storage Danbury West	0.0%	1.9%					20 Old Ridgebury Road	Danbury	Fairfield	CT
22.25	Property		1	Prime Storage Scarborough	0.0%	1.8%					8 Pleasant Hill Road	Scarborough	Cumberland	ME
22.26	Property		1	Prime Storage Baltimore	0.0%	1.7%					3220 Wilkens Avenue	Baltimore	Baltimore	MD
22.27	Property		1	Prime Storage Farmingdale	0.0%	1.7%					2091 New Highway	Farmingdale	Suffolk	NY
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.	0.0%	1.7%					3500 Wilkens Avenue	Baltimore	Baltimore	MD
22.29	Property		1	Prime Storage Glenville	0.0%	1.6%					65 Freemans Bridge Road	Glenville	Schenectady	NY
22.30	Property		1	Prime Storage Fishers Ford Dr.	0.0%	1.5%					12650 Ford Drive	Fishers	Hamilton	IN
22.31	Property		1	Prime Storage Acworth North	0.0%	1.5%					6394 Bells Ferry Road	Acworth	Cherokee	GA
22.32	Property		1	Prime Storage Rock Hill	0.0%	1.5%					2550 Cherry Road	Rock Hill	York	SC
22.33	Property		1	Prime Storage Simpsonville	0.0%	1.5%					2711 Woodruff Road	Simpsonville	Greenville	SC
22.34	Property		1	Prime Storage Acworth East	0.0%	1.4%					2645 Hickory Grove Road	Acworth	Cobb	GA
22.35	Property		1	Prime Storage Saco	0.0%	1.4%					28 Industrial Park Road	Saco	York	ME
22.36	Property		1	Prime Storage Baltimore North Point Blvd.	0.0%	1.4%					2613 North Point Boulevard	Baltimore	Baltimore	MD

A-1

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State
22.37	Property		1	Prime Storage Green Island	0.0%	1.3%					12 Lower Hudson Avenue	Green Island	Albany	NY
22.38	Property		1	Prime Storage North Fort Myers	0.0%	1.3%					2590 North Tamiami Trail	North Fort Myers	Lee	FL
22.39	Property		1	Prime Storage Marietta	0.0%	1.2%					1225 Canton Road	Marietta	Cobb	GA
22.40	Property		1	Prime Storage Midland	0.0%	1.2%					6700 Flat Rock Road	Midland	Muscogee	GA
22.41	Property		1	Prime Storage Lansing	0.0%	1.2%					1530 Lake Lansing Road	Lansing	Ingham	MI
22.42	Property		1	Prime Storage Acworth West	0.0%	1.2%					3495 Baker Road	Acworth	Cobb	GA
22.43	Property		1	Prime Storage Boardman	0.0%	1.1%					7469 South Avenue	Boardman	Mahoning	OH
22.44	Property		1	Prime Storage North Miami	0.0%	0.9%					1945 Northeast 135th Street	North Miami	Miami-Dade	FL
22.45	Property		1	Prime Storage Greenville Butler Rd.	0.0%	0.6%					1260 East Butler Road	Greenville	Greenville	SC
23	Loan		1	Eden Apartments	1.0%	100.0%	SGFC	SGFC	NAP	NAP	800 Minette Circle	Louisville	Jefferson	KY
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	0.7%	100.0%	GSBI, MSBNA, BMO, DBRI	BMO	NAP	NAP	2034 Green Acres Road	Valley Stream	Nassau	NY
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	0.6%		CREFI	CREFI	NAP	NAP	Various	Little Rock	Pulaski	AR
25.01	Property		1	8015 Geyer Springs Road	0.4%	56.0%					8015 Geyer Springs Road	Little Rock	Pulaski	AR
25.02	Property		1	6100 Leon Circle	0.3%	44.0%					6100 Leon Circle	Little Rock	Pulaski	AR
26	Loan		1	Mini U Storage - Tomball	0.5%	100.0%	KeyBank	KeyBank	NAP	NAP	11950 Spring Cypress Road	Tomball	Harris	TX
27	Loan		1	Marco MHC	0.3%	100.0%	SMC	SMC	NAP	NAP	235 Old Country Road	Riverhead	Suffolk	NY

A-2

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)
						2	2			3			6, 7	6, 7	6, 7
1	Loan	1, 10, 12, 27	1	Gateway Center South	11239	Retail	Anchored	2002	NAP	355,033	SF	457.70	62,500,000	62,500,000	62,500,000
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	10036	Office	CBD	1927	2018	960,568	SF	285.25	62,500,000	62,500,000	62,500,000
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	23233	Retail	Open-Air Lifestyle Center	2003	2014	635,494	SF	283.24	62,500,000	62,500,000	62,500,000
4	Loan	7, 16, 26, 29	1	Brookview Commons	06810	Multifamily	Mid Rise	2007, 2023	NAP	264	Units	219,696.97	58,000,000	58,000,000	58,000,000
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	Various	Various	Various	Various	Various	4,662,982	SF	38.60	52,800,000	52,800,000	52,800,000
5.01	Property		1	Romulus - Huron	48174	Industrial	Manufacturing/Warehouse	1956	NAP	1,112,004	SF		13,464,000	13,464,000	13,464,000
5.02	Property		1	Warren Perkins Jones	44483	Industrial	Warehouse/Distribution	1982	2022	1,365,535	SF		11,880,000	11,880,000	11,880,000
5.03	Property		1	Cleveland American Industrial	44144	Industrial	Warehouse/Distribution	1978	2022	1,142,265	SF		8,976,000	8,976,000	8,976,000
5.04	Property		1	Cleveland American Office	44144	Office	Suburban	1978	2020	344,355	SF		7,656,000	7,656,000	7,656,000
5.05	Property		1	Miles North Randall	44128	Industrial	Warehouse/Distribution	2021	NAP	302,400	SF		6,864,000	6,864,000	6,864,000
5.06	Property		1	Invacare	44035	Industrial	Flex	1972	2013	301,000	SF		3,168,000	3,168,000	3,168,000
5.07	Property		1	Stop Eight Vandalia	45414	Industrial	Warehouse/Distribution	1970	2020	95,423	SF		792,000	792,000	792,000
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	92508	Industrial	Warehouse/Distribution	2019	NAP	596,090	SF	117.43	52,000,000	52,000,000	52,000,000
7	Loan	1, 12, 23, 30	1	Cumberland Mall	30339	Retail	Super Regional Mall	1973	2006-2016	709,318	SF	253.76	52,000,000	52,000,000	52,000,000
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	Various	Multifamily	Various	Various	Various	201	Units	268,656.72	41,000,000	41,000,000	41,000,000
8.01	Property		1	2410-2418 Broadway	10024	Multifamily	High Rise	1915	1989	46	Units		14,000,741	14,000,741	14,000,741
8.02	Property		1	245 West 51st Street	10019	Multifamily	High Rise	1912	1998	65	Units		13,082,037	13,082,037	13,082,037
8.03	Property		1	324-326 West 84th Street	10024	Multifamily	High Rise	1914	NAP	48	Units		7,896,296	7,896,296	7,896,296
8.04	Property		1	107 West 68th Street	10023	Multifamily	Mid Rise	1930	NAP	30	Units		4,494,815	4,494,815	4,494,815
8.05	Property		1	1443-1447 York Avenue	10075	Multifamily	Mid Rise	1920	NAP	12	Units		1,526,111	1,526,111	1,526,111
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	11354	Mixed Use	Hospitality/Retail	2021	NAP	210	Rooms	190,952.38	40,100,000	40,100,000	40,100,000
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	02116	Office	CBD	1987, 1991	2016-2022	1,283,670	SF	370.03	30,000,000	30,000,000	30,000,000
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	07311	Office	CBD	1930	2021	1,599,029	SF	140.71	30,000,000	30,000,000	30,000,000
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	19107	Mixed Use	Office/Retail/Court	1916	2007	441,696	SF	113.20	27,000,000	27,000,000	27,000,000
13	Loan	20	1	107 Tom Starling Road	28306	Industrial	Warehouse/Distribution	1974	1999	918,724	SF	28.30	26,000,000	26,000,000	26,000,000
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	40222	Retail	Super Regional Mall	1971	1984, 2013, 2022	904,078	SF	99.55	22,500,000	22,500,000	22,500,000
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	77002	Office	CBD	1986	2021	1,158,165	SF	148.51	20,000,000	20,000,000	20,000,000
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	Various	Industrial	Warehouse/Distribution	Various	Various	256,132	SF	70.86	18,150,000	18,150,000	18,150,000
16.01	Property		1	121 Morgan Lakes Industrial Blvd	31322	Industrial	Warehouse/Distribution	2018	NAP	153,092	SF		11,050,000	11,050,000	11,050,000
16.02	Property		1	6582 Peachtree Industrial Blvd	30071	Industrial	Warehouse/Distribution	1974	1993	103,040	SF		7,100,000	7,100,000	7,100,000
17	Loan	4, 5, 12	1	Riverview Tower	37902	Office	CBD	1981-1984	2013	334,198	SF	82.55	17,600,000	17,592,102	16,860,727
18	Loan	4, 19, 22	1	Museum Tower	33130	Office	CBD	1983	NAP	243,825	SF	192.76	17,000,000	17,000,000	17,000,000
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	Various	Various	Various	Various	Various	Various	Various	182.96	16,500,000	16,500,000	16,500,000
19.01	Property		1	Sweet Sam's Factory	10462	Industrial	Warehouse	1963	2007	72,882	SF		10,568,000	10,568,000	10,568,000
19.02	Property		1	15 East 76th Street	10021	Multifamily	Mid Rise	1896	1980, 2010	6	Units		4,006,000	4,006,000	4,006,000
19.03	Property		1	523B East 85th Street	10028	Multifamily	Mid Rise	1910	2014	7	Units		1,926,000	1,926,000	1,926,000
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	94925	Office	Suburban	1978, 1997	NAP	97,951	SF	296.07	14,000,000	14,000,000	14,000,000
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	Various	Other	Parking Garage	Various	NAP	550	Spaces	80,000.00	10,000,000	10,000,000	10,000,000
21.01	Property		1	30, 40 and 60 East 9th Street	10003	Other	Parking Garage	1955	NAP	360	Spaces		6,545,455	6,545,455	6,545,455
21.02	Property		1	260 West 87th Street	10024	Other	Parking Garage	1987	NAP	190	Spaces		3,454,545	3,454,545	3,454,545
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	Various	Self Storage	Self Storage	Various	Various	3,090,509	SF	131.33	10,000,000	10,000,000	10,000,000
22.01	Property		1	Prime Storage Bridgehampton	11932	Self Storage	Self Storage	2005	NAP	67,842	SF		748,748	748,748	748,748
22.02	Property		1	Prime Storage Bohemia	11716	Self Storage	Self Storage	1995	2004	153,175	SF		631,088	631,088	631,088
22.03	Property		1	Prime Storage Westhampton Beach	11978	Self Storage	Self Storage	2003	2007	66,250	SF		403,789	403,789	403,789
22.04	Property		1	Prime Storage Queens Jamaica	11433	Self Storage	Self Storage	1952	2007	89,028	SF		367,689	367,689	367,689
22.05	Property		1	Prime Storage West Palm Beach	33401	Self Storage	Self Storage	2000	2011	70,670	SF		354,318	354,318	354,318
22.06	Property		1	Prime Storage Snellville	30039	Self Storage	Self Storage	2006	2008	97,174	SF		334,263	334,263	334,263
22.07	Property		1	Prime Storage Shallotte	28470	Self Storage	Self Storage	1994	2006	135,520	SF		308,859	308,859	308,859
22.08	Property		1	Prime Storage Danbury East	06810	Self Storage	Self Storage	2002	NAP	81,744	SF		300,836	300,836	300,836
22.09	Property		1	Prime Storage Dallas	30132	Self Storage	Self Storage	2003	NAP	77,898	SF		286,129	286,129	286,129
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.	11706	Self Storage	Self Storage	1998	NAP	75,500	SF		282,118	282,118	282,118
22.11	Property		1	Prime Storage Mesa	85205	Self Storage	Self Storage	2006	NAP	93,265	SF		280,781	280,781	280,781
22.12	Property		1	Prime Storage Warren	02885	Self Storage	Self Storage	1945	2007	66,127	SF		266,073	266,073	266,073
22.13	Property		1	Prime Storage Portsmouth	02871	Self Storage	Self Storage	2002	NAP	52,575	SF		240,669	240,669	240,669
22.14	Property		1	Prime Storage Bolivia	28422	Self Storage	Self Storage	2006	NAP	85,925	SF		239,332	239,332	239,332
22.15	Property		1	Prime Storage Charlottesville	22911	Self Storage	Self Storage	1999, 2002, 2007, 2013	NAP	72,465	SF		232,647	232,647	232,647
22.16	Property		1	Prime Storage Clifton	07014	Self Storage	Self Storage	1947, 2000	2019	51,140	SF		228,636	228,636	228,636
22.17	Property		1	Prime Storage Centereach	11720	Self Storage	Self Storage	1978, 1997	2019	68,031	SF		224,624	224,624	224,624
22.18	Property		1	Prime Storage Marietta North	30062	Self Storage	Self Storage	2002	NAP	80,595	SF		216,602	216,602	216,602
22.19	Property		1	Prime Storage Hardeeville	29927	Self Storage	Self Storage	2010	NAP	72,089	SF		211,254	211,254	211,254
22.20	Property		1	Prime Storage Summerville	29486	Self Storage	Self Storage	2017	NAP	100,600	SF		210,585	210,585	210,585
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.	23453	Self Storage	Self Storage	2016	NAP	62,183	SF		201,895	201,895	201,895
22.22	Property		1	Prime Storage Marietta South	30064	Self Storage	Self Storage	1986, 2003	NAP	86,196	SF		200,558	200,558	200,558
22.23	Property		1	Prime Storage Cartersville	30120	Self Storage	Self Storage	2001	2006	49,706	SF		188,524	188,524	188,524
22.24	Property		1	Prime Storage Danbury West	06810	Self Storage	Self Storage	2010	NAP	43,789	SF		187,187	187,187	187,187
22.25	Property		1	Prime Storage Scarborough	04074	Self Storage	Self Storage	1985	1998	53,025	SF		180,502	180,502	180,502
22.26	Property		1	Prime Storage Baltimore	21229	Self Storage	Self Storage	1988	NAP	73,685	SF		171,142	171,142	171,142
22.27	Property		1	Prime Storage Farmingdale	11735	Self Storage	Self Storage	1976	1994, 2006, 2009	43,998	SF		171,142	171,142	171,142
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.	21229	Self Storage	Self Storage	1984	NAP	70,758	SF		167,131	167,131	167,131
22.29	Property		1	Prime Storage Glenville	12302	Self Storage	Self Storage	1999	2004	62,143	SF		157,772	157,772	157,772
22.30	Property		1	Prime Storage Fishers Ford Dr.	46038	Self Storage	Self Storage	1996	NAP	68,875	SF		151,087	151,087	151,087
22.31	Property		1	Prime Storage Acworth North	30102	Self Storage	Self Storage	2001	NAP	67,599	SF		148,413	148,413	148,413
22.32	Property		1	Prime Storage Rock Hill	29732	Self Storage	Self Storage	2016	NAP	72,300	SF		147,744	147,744	147,744
22.33	Property		1	Prime Storage Simpsonville	29681	Self Storage	Self Storage	2004	2018	85,425	SF		145,070	145,070	145,070
22.34	Property		1	Prime Storage Acworth East	30101	Self Storage	Self Storage	1999	NAP	64,877	SF		140,390	140,390	140,390
22.35	Property		1	Prime Storage Saco	04072	Self Storage	Self Storage	2000	NAP	32,175	SF		140,390	140,390	140,390
22.36	Property		1	Prime Storage Baltimore North Point Blvd.	21222	Self Storage	Self Storage	2007	NAP	48,200	SF		139,053	139,053	139,053

A-3

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)
22.37	Property		1	Prime Storage Green Island	12183	Self Storage	Self Storage	1997-1999	NAP	42,975	SF		127,020	127,020	127,020
22.38	Property		1	Prime Storage North Fort Myers	33903	Self Storage	Self Storage	1984, 1996	NAP	40,928	SF		126,351	126,351	126,351
22.39	Property		1	Prime Storage Marietta	30066	Self Storage	Self Storage	1988	1997	65,984	SF		124,346	124,346	124,346
22.40	Property		1	Prime Storage Midland	31820	Self Storage	Self Storage	2001	2004	61,495	SF		120,335	120,335	120,335
22.41	Property		1	Prime Storage Lansing	48912	Self Storage	Self Storage	1987	2004	54,785	SF		118,663	118,663	118,663
22.42	Property		1	Prime Storage Acworth West	30101	Self Storage	Self Storage	1995, 1997, 2000	NAP	41,534	SF		117,660	117,660	117,660
22.43	Property		1	Prime Storage Boardman	44512	Self Storage	Self Storage	1998	2020	80,558	SF		114,853	114,853	114,853
22.44	Property		1	Prime Storage North Miami	33181	Self Storage	Self Storage	2002	NAP	16,955	SF		86,908	86,908	86,908
22.45	Property		1	Prime Storage Greenville Butler Rd.	29607	Self Storage	Self Storage	1996	NAP	42,750	SF		56,825	56,825	56,825
23	Loan		1	Eden Apartments	40258	Multifamily	Garden	1972	2022	124	Units	61,290.32	7,600,000	7,600,000	7,600,000
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	11581	Retail	Super Regional Mall	1956, 2016	1982, 2006, 2007	2,081,286	SF	177.77	5,500,000	5,500,000	5,500,000
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	72209	Self Storage	Self Storage	Various	Various	99,065	SF	48.65	4,820,000	4,820,000	4,820,000
25.01	Property		1	8015 Geyer Springs Road	72209	Self Storage	Self Storage	1986	2009	42,550	SF		2,698,000	2,698,000	2,698,000
25.02	Property		1	6100 Leon Circle	72209	Self Storage	Self Storage	1988	NAP	56,515	SF		2,122,000	2,122,000	2,122,000
26	Loan		1	Mini U Storage - Tomball	77377	Self Storage	Self Storage	2007	NAP	81,809	SF	49.51	4,050,000	4,050,000	4,050,000
27	Loan		1	Marco MHC	11901	Manufactured Housing	Manufactured Housing	1978	NAP	41	Pads	53,146.08	2,180,000	2,178,989	2,086,486

A-4

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)
						8		9	9	9	9
1	Loan	1, 10, 12, 27	1	Gateway Center South	6.87300%	0.016595%	6.85641%	NAP	362,940.54	NAP	4,355,286.48	Interest Only	No	Actual/360	60	58	60	58
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	7.44000%	0.017845%	7.42216%	NAP	392,881.94	NAP	4,714,583.28	Interest Only	No	Actual/360	60	59	60	59
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	8.30300%	0.017845%	8.28516%	NAP	438,454.14	NAP	5,261,449.68	Interest Only	No	Actual/360	60	60	60	60
4	Loan	7, 16, 26, 29	1	Brookview Commons	6.00000%	0.016595%	5.98341%	NAP	294,027.78	NAP	3,528,333.36	Interest Only	No	Actual/360	60	58	60	58
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	7.35000%	0.016595%	7.33341%	NAP	327,891.67	NAP	3,934,700.04	Interest Only	No	Actual/360	60	57	60	57
5.01	Property		1	Romulus - Huron
5.02	Property		1	Warren Perkins Jones
5.03	Property		1	Cleveland American Industrial
5.04	Property		1	Cleveland American Office
5.05	Property		1	Miles North Randall
5.06	Property		1	Invacare
5.07	Property		1	Stop Eight Vandalia
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	8.12200%	0.016595%	8.10541%	NAP	356,841.57	NAP	4,282,098.84	Interest Only	No	Actual/360	60	56	60	56
7	Loan	1, 12, 23, 30	1	Cumberland Mall	7.87000%	0.016595%	7.85341%	NAP	345,769.91	NAP	4,149,238.92	Interest Only	No	Actual/360	60	57	60	57
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	4.18762962962963%	0.016595%	4.17103462962963%	NAP	145,064.53	NAP	1,740,774.36	Interest Only	No	Actual/360	60	58	60	58
8.01	Property		1	2410-2418 Broadway
8.02	Property		1	245 West 51st Street
8.03	Property		1	324-326 West 84th Street
8.04	Property		1	107 West 68th Street
8.05	Property		1	1443-1447 York Avenue
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	7.67000%	0.016595%	7.65341%	NAP	259,865.64	NAP	3,118,387.68	Interest Only	No	Actual/360	60	60	60	60
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	6.29800%	0.016595%	6.28141%	NAP	159,636.81	NAP	1,915,641.72	Interest Only	No	Actual/360	60	59	60	59
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	5.84000%	0.016595%	5.82341%	NAP	148,027.78	NAP	1,776,333.36	Interest Only	No	Actual/360	60	56	60	56
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	7.68500%	0.016595%	7.66841%	NAP	175,314.06	NAP	2,103,768.72	Interest Only	No	Actual/360	60	59	60	59
13	Loan	20	1	107 Tom Starling Road	7.75000%	0.016595%	7.73341%	NAP	170,248.84	NAP	2,042,986.08	Interest Only	No	Actual/360	60	59	60	59
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	8.12000%	0.016595%	8.10341%	NAP	154,364.58	NAP	1,852,374.96	Interest Only	No	Actual/360	60	58	60	58
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	7.63000%	0.016595%	7.61341%	NAP	128,932.87	NAP	1,547,194.44	Interest Only	No	Actual/360	60	57	60	57
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	8.01200%	0.016595%	7.99541%	NAP	122,864.58	NAP	1,474,374.96	Interest Only	No	Actual/360	60	57	60	57
16.01	Property		1	121 Morgan Lakes Industrial Blvd
16.02	Property		1	6582 Peachtree Industrial Blvd
17	Loan	4, 5, 12	1	Riverview Tower	7.99990%	0.016595%	7.98331%	129,141.34	NAP	1,549,696.08	NAP	Amortizing Balloon	No	Actual/360	0	0	60	59
18	Loan	4, 19, 22	1	Museum Tower	6.54600%	0.017845%	6.52816%	NAP	94,022.99	NAP	1,128,275.83	Interest Only	No	Actual/360	60	57	60	57
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	7.30000%	0.025345%	7.27466%	NAP	101,769.10	NAP	1,221,229.20	Interest Only	No	Actual/360	60	60	60	60
19.01	Property		1	Sweet Sam's Factory
19.02	Property		1	15 East 76th Street
19.03	Property		1	523B East 85th Street
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	5.38000%	0.016595%	5.36341%	NAP	63,638.43	NAP	763,661.16	Interest Only	No	Actual/360	84	70	84	70
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	7.91000%	0.016595%	7.89341%	NAP	66,832.18	NAP	801,986.16	Interest Only	No	Actual/360	60	58	60	58
21.01	Property		1	30, 40 and 60 East 9th Street
21.02	Property		1	260 West 87th Street
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	6.39000%	0.031345%	6.35866%	NAP	53,989.58	NAP	647,874.96	Interest Only	No	Actual/360	60	59	60	59
22.01	Property		1	Prime Storage Bridgehampton
22.02	Property		1	Prime Storage Bohemia
22.03	Property		1	Prime Storage Westhampton Beach
22.04	Property		1	Prime Storage Queens Jamaica
22.05	Property		1	Prime Storage West Palm Beach
22.06	Property		1	Prime Storage Snellville
22.07	Property		1	Prime Storage Shallotte
22.08	Property		1	Prime Storage Danbury East
22.09	Property		1	Prime Storage Dallas
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.
22.11	Property		1	Prime Storage Mesa
22.12	Property		1	Prime Storage Warren
22.13	Property		1	Prime Storage Portsmouth
22.14	Property		1	Prime Storage Bolivia
22.15	Property		1	Prime Storage Charlottesville
22.16	Property		1	Prime Storage Clifton
22.17	Property		1	Prime Storage Centereach
22.18	Property		1	Prime Storage Marietta North
22.19	Property		1	Prime Storage Hardeeville
22.20	Property		1	Prime Storage Summerville
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.
22.22	Property		1	Prime Storage Marietta South
22.23	Property		1	Prime Storage Cartersville
22.24	Property		1	Prime Storage Danbury West
22.25	Property		1	Prime Storage Scarborough
22.26	Property		1	Prime Storage Baltimore
22.27	Property		1	Prime Storage Farmingdale
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.
22.29	Property		1	Prime Storage Glenville
22.30	Property		1	Prime Storage Fishers Ford Dr.
22.31	Property		1	Prime Storage Acworth North
22.32	Property		1	Prime Storage Rock Hill
22.33	Property		1	Prime Storage Simpsonville
22.34	Property		1	Prime Storage Acworth East
22.35	Property		1	Prime Storage Saco
22.36	Property		1	Prime Storage Baltimore North Point Blvd.

A-5

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)
22.37	Property		1	Prime Storage Green Island
22.38	Property		1	Prime Storage North Fort Myers
22.39	Property		1	Prime Storage Marietta
22.40	Property		1	Prime Storage Midland
22.41	Property		1	Prime Storage Lansing
22.42	Property		1	Prime Storage Acworth West
22.43	Property		1	Prime Storage Boardman
22.44	Property		1	Prime Storage North Miami
22.45	Property		1	Prime Storage Greenville Butler Rd.
23	Loan		1	Eden Apartments	6.62500%	0.016595%	6.60841%	NAP	42,541.09	NAP	510,493.08	Interest Only	No	Actual/360	60	59	60	59
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	5.89900%	0.016595%	5.88241%	NAP	27,412.60	NAP	328,951.20	Interest Only	No	Actual/360	60	53	60	53
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	6.83000%	0.016595%	6.81341%	NAP	27,814.86	NAP	333,778.32	Interest Only	No	Actual/360	60	60	60	60
25.01	Property		1	8015 Geyer Springs Road
25.02	Property		1	6100 Leon Circle
26	Loan		1	Mini U Storage - Tomball	7.28000%	0.025345%	7.25466%	NAP	24,911.25	NAP	298,935.00	Interest Only	No	Actual/360	60	58	60	58
27	Loan		1	Marco MHC	7.91000%	0.016595%	7.89341%	15,859.51	NAP	190,314.12	NAP	Amortizing Balloon	No	Actual/360	0	0	60	59

A-6

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)
														10		12			31
1	Loan	1, 10, 12, 27	1	Gateway Center South	0	0	5/24/2023	2	5	7/5/2023	NAP	6/5/2028	6/5/2028	5	0	L(23),YM1(3),DorYM1(27),O(7)	24,529,721	9,334,536	15,195,185
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	0	0	6/30/2023	1	6	8/6/2023	NAP	7/6/2028	7/6/2028	0	0	L(23),YM1(2),DorYM1(28),O(7)	62,683,274	35,986,252	26,697,022
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	0	0	7/6/2023	0	1	9/1/2023	NAP	8/1/2028	8/1/2028	0	0	L(24),D(29),O(7)	36,340,397	8,399,562	27,940,835
4	Loan	7, 16, 26, 29	1	Brookview Commons	0	0	5/11/2023	2	5	7/5/2023	NAP	6/5/2028	6/5/2028	0	0	L(26),D(30),O(4)	5,307,157	1,002,106	4,305,051
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	0	0	4/20/2023	3	1	6/1/2023	NAP	5/1/2028	5/1/2028	0	0	L(24),YM1(3),DorYM1(27),O(6)	25,667,400	9,768,107	15,899,293
5.01	Property		1	Romulus - Huron													6,044,161	1,910,668	4,133,493
5.02	Property		1	Warren Perkins Jones													5,542,599	1,663,702	3,878,897
5.03	Property		1	Cleveland American Industrial													6,005,883	3,007,758	2,998,125
5.04	Property		1	Cleveland American Office													4,736,522	1,681,765	3,054,757
5.05	Property		1	Miles North Randall													1,449,373	1,074,383	374,990
5.06	Property		1	Invacare													1,470,641	12,136	1,458,505
5.07	Property		1	Stop Eight Vandalia													418,221	417,695	526
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	0	0	3/31/2023	4	1	5/1/2023	NAP	4/1/2028	4/1/2028	0	0	L(12),YM1(41),O(7)	NAV	NAV	NAV
7	Loan	1, 12, 23, 30	1	Cumberland Mall	0	0	4/14/2023	3	1	6/1/2023	NAP	5/1/2028	5/1/2028	0	0	L(27),D(29),O(4)	32,341,156	8,275,516	24,065,640
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	0	0	6/1/2023	2	6	7/6/2023	NAP	6/6/2028	6/6/2028	0	0	L(26),D(28),O(6)	9,136,948	3,632,923	5,504,026
8.01	Property		1	2410-2418 Broadway													3,098,256	1,033,001	2,065,255
8.02	Property		1	245 West 51st Street													2,818,647	1,277,524	1,541,123
8.03	Property		1	324-326 West 84th Street													1,585,358	590,554	994,803
8.04	Property		1	107 West 68th Street													992,913	418,655	574,257
8.05	Property		1	1443-1447 York Avenue													641,776	313,188	328,587
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	0	0	7/12/2023	0	6	9/6/2023	NAP	8/6/2028	8/6/2028	0	0	L(24),YM1(29),O(7)	14,654,097	7,838,225	6,815,871
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	0	0	6/7/2023	1	6	8/6/2023	NAP	7/6/2028	7/6/2028	10	0	L(25),DorYM1(28),O(7)	99,991,917	36,977,577	63,014,340
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	0	0	4/4/2023	4	6	5/6/2023	NAP	4/6/2028	4/6/2028	0	0	L(28),D(25),O(7)	49,314,096	17,827,217	31,486,880
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	0	0	6/9/2023	1	6	8/6/2023	NAP	7/6/2028	7/6/2028	0	0	L(25),D(30),O(5)	12,113,734	4,892,916	7,220,818
13	Loan	20	1	107 Tom Starling Road	0	0	6/29/2023	1	6	8/6/2023	NAP	7/6/2028	7/6/2028	0	0	L(25),D(28),O(7)	3,648,943	1,023,363	2,625,580
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	0	0	5/25/2023	2	1	7/1/2023	NAP	6/1/2028	6/1/2028	0	0	L(26),D(30),O(4)	13,764,780	5,399,993	8,364,787
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	0	0	4/13/2023	3	6	6/6/2023	NAP	5/6/2028	5/6/2028	5	0	YM1(27),DorYM1(26),O(7)	47,511,670	19,723,321	27,788,349
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	0	0	5/1/2023	3	1	6/1/2023	NAP	5/1/2028	5/1/2028	0	5	L(27),D(26),O(7)	NAV	NAV	NAV
16.01	Property		1	121 Morgan Lakes Industrial Blvd													NAV	NAV	NAV
16.02	Property		1	6582 Peachtree Industrial Blvd													NAV	NAV	NAV
17	Loan	4, 5, 12	1	Riverview Tower	360	359	6/28/2023	1	6	8/6/2023	8/6/2023	7/6/2028	7/6/2028	0	0	L(25),D(32),O(3)	5,353,686	2,739,939	2,613,747
18	Loan	4, 19, 22	1	Museum Tower	0	0	4/17/2023	3	6	6/6/2023	NAP	5/6/2028	5/6/2028	0	0	L(27),D(27),O(6)	7,418,134	3,972,846	3,445,288
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	0	0	7/10/2023	0	1	9/1/2023	NAP	8/1/2028	8/1/2028	0	0	L(24),D(30),O(6)	NAV	NAV	NAV
19.01	Property		1	Sweet Sam's Factory													NAV	NAV	NAV
19.02	Property		1	15 East 76th Street													NAV	NAV	NAV
19.03	Property		1	523B East 85th Street													NAV	NAV	NAV
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	0	0	5/19/2022	14	5	7/5/2022	NAP	6/5/2029	6/5/2029	0	0	L(35),D(44),O(5)	NAV	NAV	NAV
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	0	0	5/25/2023	2	6	7/6/2023	NAP	6/6/2028	6/6/2028	0	0	L(26),D(29),O(5)	5,701,673	1,902,645	3,799,028
21.01	Property		1	30, 40 and 60 East 9th Street													NAV	NAV	NAV
21.02	Property		1	260 West 87th Street													NAV	NAV	NAV
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	0	0	6/28/2023	1	6	8/6/2023	NAP	7/6/2028	7/6/2028	0	0	L(25),D(28),O(7)	60,511,925	15,915,544	44,596,382
22.01	Property		1	Prime Storage Bridgehampton													3,293,363	389,086	2,904,277
22.02	Property		1	Prime Storage Bohemia													3,031,453	589,835	2,441,618
22.03	Property		1	Prime Storage Westhampton Beach													2,008,231	390,979	1,617,252
22.04	Property		1	Prime Storage Queens Jamaica													2,612,099	1,632,504	979,596
22.05	Property		1	Prime Storage West Palm Beach													2,382,849	581,836	1,801,013
22.06	Property		1	Prime Storage Snellville													2,052,414	447,989	1,604,425
22.07	Property		1	Prime Storage Shallotte													1,798,392	360,400	1,437,992
22.08	Property		1	Prime Storage Danbury East													1,775,300	409,248	1,366,052
22.09	Property		1	Prime Storage Dallas													1,623,050	293,876	1,329,175
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.													1,729,251	483,303	1,245,948
22.11	Property		1	Prime Storage Mesa													1,508,918	341,202	1,167,716
22.12	Property		1	Prime Storage Warren													1,502,420	306,647	1,195,773
22.13	Property		1	Prime Storage Portsmouth													1,289,666	259,656	1,030,009
22.14	Property		1	Prime Storage Bolivia													1,329,375	258,836	1,070,540
22.15	Property		1	Prime Storage Charlottesville													1,618,359	401,638	1,216,721
22.16	Property		1	Prime Storage Clifton													1,305,675	362,872	942,803
22.17	Property		1	Prime Storage Centereach													1,467,143	507,669	959,474
22.18	Property		1	Prime Storage Marietta North													1,286,491	257,645	1,028,846
22.19	Property		1	Prime Storage Hardeeville													1,506,927	337,843	1,169,084
22.20	Property		1	Prime Storage Summerville													1,309,737	412,259	897,477
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.													1,158,381	320,610	837,771
22.22	Property		1	Prime Storage Marietta South													1,324,033	314,968	1,009,065
22.23	Property		1	Prime Storage Cartersville													1,190,687	295,210	895,477
22.24	Property		1	Prime Storage Danbury West													1,170,248	336,607	833,641
22.25	Property		1	Prime Storage Scarborough													972,781	204,689	768,092
22.26	Property		1	Prime Storage Baltimore													1,209,993	353,073	856,920
22.27	Property		1	Prime Storage Farmingdale													1,088,536	374,814	713,721
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.													1,009,276	296,673	712,603
22.29	Property		1	Prime Storage Glenville													1,167,260	334,793	832,467
22.30	Property		1	Prime Storage Fishers Ford Dr.													878,390	243,939	634,451
22.31	Property		1	Prime Storage Acworth North													950,998	229,601	721,398
22.32	Property		1	Prime Storage Rock Hill													1,094,422	336,974	757,449
22.33	Property		1	Prime Storage Simpsonville													1,016,674	303,578	713,096
22.34	Property		1	Prime Storage Acworth East													950,386	229,153	721,233
22.35	Property		1	Prime Storage Saco													872,980	207,692	665,287
22.36	Property		1	Prime Storage Baltimore North Point Blvd.													927,863	246,844	681,019

A-7

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)
22.37	Property		1	Prime Storage Green Island													851,550	244,154	607,396
22.38	Property		1	Prime Storage North Fort Myers													863,768	253,314	610,454
22.39	Property		1	Prime Storage Marietta													838,352	235,037	603,315
22.40	Property		1	Prime Storage Midland													894,127	261,396	632,731
22.41	Property		1	Prime Storage Lansing													779,440	258,337	521,103
22.42	Property		1	Prime Storage Acworth West													839,327	212,494	626,833
22.43	Property		1	Prime Storage Boardman													909,331	341,240	568,091
22.44	Property		1	Prime Storage North Miami													695,751	286,366	409,385
22.45	Property		1	Prime Storage Greenville Butler Rd.													426,260	168,666	257,594
23	Loan		1	Eden Apartments	0	0	6/28/2023	1	1	8/1/2023	NAP	7/1/2028	7/1/2028	0	0	L(25),D(28),O(7)	1,013,754	335,698	678,056
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	0	0	1/3/2023	7	6	2/6/2023	NAP	1/6/2028	1/6/2028	5	0	L(31),YM1(24),O(5)	76,986,549	31,812,161	45,174,388
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	0	0	7/13/2023	0	6	9/6/2023	NAP	8/6/2028	8/6/2028	0	0	L(24),D(31),O(5)	1,058,355	461,809	596,547
25.01	Property		1	8015 Geyer Springs Road													582,718	253,363	329,355
25.02	Property		1	6100 Leon Circle													475,637	208,446	267,192
26	Loan		1	Mini U Storage - Tomball	0	0	5/26/2023	2	1	7/1/2023	NAP	6/1/2028	6/1/2028	0	0	L(25),YM1(32),O(3)	1,120,600	585,866	534,734
27	Loan		1	Marco MHC	360	359	6/8/2023	1	6	8/6/2023	8/6/2023	7/6/2028	7/6/2028	0	0	L(25),YM1(31),O(4)	344,473	137,983	206,490

A-8

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description
					16					16					16
1	Loan	1, 10, 12, 27	1	Gateway Center South	3/31/2023	T-12	24,342,817	9,173,990	15,168,827	12/31/2022	T-12	24,019,377	8,748,681	15,270,696	12/31/2021	T-12
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	3/31/2023	T-12	61,168,739	34,495,528	26,673,211	12/31/2022	T-12	60,959,925	34,523,645	26,436,280	12/31/2021	T-12
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	5/31/2023	T-12	33,508,680	7,507,842	26,000,838	12/31/2022	T-12	29,668,166	7,798,544	21,869,622	12/31/2021	T-12
4	Loan	7, 16, 26, 29	1	Brookview Commons	3/31/2023	T-3 Ann	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	1/31/2023	T-12	25,431,479	9,747,541	15,683,939	12/31/2022	T-12	NAV	NAV	NAV	NAV	NAV
5.01	Property		1	Romulus - Huron	1/31/2023	T-12	5,982,826	1,888,220	4,094,606	12/31/2022	T-12	NAV	NAV	NAV	NAV	NAV
5.02	Property		1	Warren Perkins Jones	1/31/2023	T-12	5,423,911	1,658,112	3,765,799	12/31/2022	T-12	NAV	NAV	NAV	NAV	NAV
5.03	Property		1	Cleveland American Industrial	1/31/2023	T-12	5,889,950	2,982,766	2,907,184	12/31/2022	T-12	NAV	NAV	NAV	NAV	NAV
5.04	Property		1	Cleveland American Office	1/31/2023	T-12	4,731,453	1,655,425	3,076,028	12/31/2022	T-12	NAV	NAV	NAV	NAV	NAV
5.05	Property		1	Miles North Randall	1/31/2023	T-12	1,509,218	1,137,995	371,224	12/31/2022	T-12	NAV	NAV	NAV	NAV	NAV
5.06	Property		1	Invacare	1/31/2023	T-12	1,460,849	18,048	1,442,801	12/31/2022	T-12	NAV	NAV	NAV	NAV	NAV
5.07	Property		1	Stop Eight Vandalia	1/31/2023	T-12	433,272	406,975	26,297	12/31/2022	T-12	NAV	NAV	NAV	NAV	NAV
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7	Loan	1, 12, 23, 30	1	Cumberland Mall	1/31/2023	T-12	32,192,386	7,869,157	24,323,229	12/31/2022	T-12	30,319,446	7,094,622	23,224,824	12/31/2021	T-12
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	Various	T-12	8,765,177	3,653,111	5,112,066	12/31/2022	T-12	7,026,801	3,434,840	3,591,961	12/31/2021	T-12
8.01	Property		1	2410-2418 Broadway	3/31/2023	T-12	3,065,169	1,036,944	2,028,224	12/31/2022	T-12	2,607,604	956,923	1,650,681	12/31/2021	T-12
8.02	Property		1	245 West 51st Street	4/30/2023	T-12	2,657,546	1,285,629	1,371,917	12/31/2022	T-12	1,852,380	1,203,100	649,280	12/31/2021	T-12
8.03	Property		1	324-326 West 84th Street	4/30/2023	T-12	1,507,631	594,408	913,223	12/31/2022	T-12	1,249,562	560,294	689,268	12/31/2021	T-12
8.04	Property		1	107 West 68th Street	4/30/2023	T-12	939,950	427,240	512,709	12/31/2022	T-12	815,479	401,133	414,345	12/31/2021	T-12
8.05	Property		1	1443-1447 York Avenue	4/30/2023	T-12	594,882	308,890	285,992	12/31/2022	T-12	501,777	313,389	188,387	12/31/2021	T-12
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	6/30/2023	T-12	12,818,111	7,955,651	4,862,461	12/31/2022	T-12	NAV	NAV	NAV	NAV	NAV
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	3/31/2023	T-12	98,973,331	36,251,075	62,722,256	12/31/2022	T-12	94,773,768	33,234,468	61,539,300	12/31/2021	T-12
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	12/31/2022	T-12	47,450,874	18,047,218	29,403,655	12/31/2021	T-12	44,617,062	18,489,525	26,127,537	12/31/2020	T-12
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	2/28/2023	T-12	11,229,984	4,793,343	6,436,640	12/31/2022	T-12	11,160,618	4,901,040	6,259,578	12/31/2021	T-12
13	Loan	20	1	107 Tom Starling Road	4/30/2023	T-12	3,583,150	954,546	2,628,605	12/31/2022	T-12	3,508,598	801,658	2,706,939	12/31/2021	T-12
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	3/31/2023	T-12	13,543,639	5,170,292	8,373,346	12/31/2022	T-12	12,335,513	5,120,779	7,214,734	12/31/2021	T-12
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	12/31/2022	T-12	41,405,549	22,550,623	18,854,926	12/31/2021	T-12	46,993,596	19,123,848	27,869,748	12/31/2020	T-12
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.01	Property		1	121 Morgan Lakes Industrial Blvd	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.02	Property		1	6582 Peachtree Industrial Blvd	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17	Loan	4, 5, 12	1	Riverview Tower	4/30/2023	T-12	5,122,981	2,689,879	2,433,102	12/31/2022	T-12	4,742,263	2,474,785	2,267,479	12/31/2021	T-12
18	Loan	4, 19, 22	1	Museum Tower	1/31/2023	T-12	7,301,048	3,975,548	3,325,500	12/31/2022	T-12	6,863,161	3,647,228	3,215,933	12/31/2021	T-12
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.01	Property		1	Sweet Sam's Factory	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.02	Property		1	15 East 76th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19.03	Property		1	523B East 85th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	5/31/2023	T-12	5,348,794	1,880,706	3,468,088	12/31/2022	T-12	4,608,662	1,816,111	2,792,551	12/31/2021	T-12
21.01	Property		1	30, 40 and 60 East 9th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.02	Property		1	260 West 87th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	4/30/2023	T-12	59,091,500	15,797,611	43,293,889	12/31/2022	T-12	51,068,424	15,714,888	35,353,536	12/31/2021	T-12
22.01	Property		1	Prime Storage Bridgehampton	4/30/2023	T-12	3,230,617	374,729	2,855,888	12/31/2022	T-12	2,863,849	372,920	2,490,929	12/31/2021	T-12
22.02	Property		1	Prime Storage Bohemia	4/30/2023	T-12	3,014,782	590,955	2,423,827	12/31/2022	T-12	2,779,357	593,715	2,185,642	12/31/2021	T-12
22.03	Property		1	Prime Storage Westhampton Beach	4/30/2023	T-12	1,981,832	398,680	1,583,152	12/31/2022	T-12	1,769,447	407,493	1,361,954	12/31/2021	T-12
22.04	Property		1	Prime Storage Queens Jamaica	4/30/2023	T-12	2,501,877	1,639,166	862,711	12/31/2022	T-12	2,273,396	1,250,983	1,022,413	12/31/2021	T-12
22.05	Property		1	Prime Storage West Palm Beach	4/30/2023	T-12	2,260,368	551,246	1,709,122	12/31/2022	T-12	1,927,691	565,232	1,362,459	12/31/2021	T-12
22.06	Property		1	Prime Storage Snellville	4/30/2023	T-12	1,999,895	445,816	1,554,079	12/31/2022	T-12	1,761,451	459,504	1,301,947	12/31/2021	T-12
22.07	Property		1	Prime Storage Shallotte	4/30/2023	T-12	1,793,293	360,312	1,432,981	12/31/2022	T-12	1,574,826	328,055	1,246,771	12/31/2021	T-12
22.08	Property		1	Prime Storage Danbury East	4/30/2023	T-12	1,718,324	412,740	1,305,584	12/31/2022	T-12	1,467,883	400,599	1,067,284	12/31/2021	T-12
22.09	Property		1	Prime Storage Dallas	4/30/2023	T-12	1,588,301	291,424	1,296,877	12/31/2022	T-12	1,394,540	289,036	1,105,504	12/31/2021	T-12
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.	4/30/2023	T-12	1,669,082	469,469	1,199,613	12/31/2022	T-12	1,542,257	480,638	1,061,619	12/31/2021	T-12
22.11	Property		1	Prime Storage Mesa	4/30/2023	T-12	1,456,107	343,203	1,112,904	12/31/2022	T-12	1,176,783	353,973	822,810	12/31/2021	T-12
22.12	Property		1	Prime Storage Warren	4/30/2023	T-12	1,444,537	302,824	1,141,713	12/31/2022	T-12	1,306,104	319,339	986,765	12/31/2021	T-12
22.13	Property		1	Prime Storage Portsmouth	4/30/2023	T-12	1,287,358	256,630	1,030,728	12/31/2022	T-12	1,078,274	233,902	844,372	12/31/2021	T-12
22.14	Property		1	Prime Storage Bolivia	4/30/2023	T-12	1,306,967	254,558	1,052,409	12/31/2022	T-12	1,082,216	245,005	837,211	12/31/2021	T-12
22.15	Property		1	Prime Storage Charlottesville	4/30/2023	T-12	1,637,350	405,712	1,231,638	12/31/2022	T-12	1,462,843	395,954	1,066,889	12/31/2021	T-12
22.16	Property		1	Prime Storage Clifton	4/30/2023	T-12	1,284,546	353,006	931,540	12/31/2022	T-12	1,158,165	425,205	732,960	12/31/2021	T-12
22.17	Property		1	Prime Storage Centereach	4/30/2023	T-12	1,459,663	519,086	940,577	12/31/2022	T-12	1,245,039	579,756	665,283	12/31/2021	T-12
22.18	Property		1	Prime Storage Marietta North	4/30/2023	T-12	1,253,010	256,034	996,976	12/31/2022	T-12	1,078,419	287,615	790,804	12/31/2021	T-12
22.19	Property		1	Prime Storage Hardeeville	4/30/2023	T-12	1,457,789	331,044	1,126,745	12/31/2022	T-12	1,082,350	330,959	751,391	12/31/2021	T-12
22.20	Property		1	Prime Storage Summerville	4/30/2023	T-12	1,264,309	407,586	856,723	12/31/2022	T-12	965,576	419,258	546,318	12/31/2021	T-12
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.	4/30/2023	T-12	1,100,120	312,098	788,022	12/31/2022	T-12	933,917	295,332	638,585	12/31/2021	T-12
22.22	Property		1	Prime Storage Marietta South	4/30/2023	T-12	1,281,734	296,501	985,233	12/31/2022	T-12	1,074,104	305,206	768,898	12/31/2021	T-12
22.23	Property		1	Prime Storage Cartersville	4/30/2023	T-12	1,160,276	283,060	877,216	12/31/2022	T-12	900,371	301,088	599,283	12/31/2021	T-12
22.24	Property		1	Prime Storage Danbury West	4/30/2023	T-12	1,154,035	332,068	821,967	12/31/2022	T-12	1,005,918	301,837	704,081	12/31/2021	T-12
22.25	Property		1	Prime Storage Scarborough	4/30/2023	T-12	969,943	210,404	759,539	12/31/2022	T-12	851,254	215,197	636,057	12/31/2021	T-12
22.26	Property		1	Prime Storage Baltimore	4/30/2023	T-12	1,166,890	356,584	810,306	12/31/2022	T-12	988,629	406,621	582,008	12/31/2021	T-12
22.27	Property		1	Prime Storage Farmingdale	4/30/2023	T-12	1,082,885	370,844	712,041	12/31/2022	T-12	1,004,505	398,426	606,079	12/31/2021	T-12
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.	4/30/2023	T-12	994,735	296,070	698,665	12/31/2022	T-12	844,603	307,442	537,161	12/31/2021	T-12
22.29	Property		1	Prime Storage Glenville	4/30/2023	T-12	1,159,981	339,985	819,996	12/31/2022	T-12	1,053,018	339,049	713,969	12/31/2021	T-12
22.30	Property		1	Prime Storage Fishers Ford Dr.	4/30/2023	T-12	852,355	245,083	607,272	12/31/2022	T-12	728,674	261,020	467,654	12/31/2021	T-12
22.31	Property		1	Prime Storage Acworth North	4/30/2023	T-12	951,579	221,529	730,050	12/31/2022	T-12	790,946	216,857	574,089	12/31/2021	T-12
22.32	Property		1	Prime Storage Rock Hill	4/30/2023	T-12	1,042,410	331,133	711,277	12/31/2022	T-12	836,476	347,820	488,656	12/31/2021	T-12
22.33	Property		1	Prime Storage Simpsonville	4/30/2023	T-12	976,412	313,652	662,760	12/31/2022	T-12	774,765	338,572	436,193	12/31/2021	T-12
22.34	Property		1	Prime Storage Acworth East	4/30/2023	T-12	939,384	231,559	707,825	12/31/2022	T-12	789,749	245,064	544,685	12/31/2021	T-12
22.35	Property		1	Prime Storage Saco	4/30/2023	T-12	820,491	210,900	609,591	12/31/2022	T-12	724,331	213,229	511,102	12/31/2021	T-12
22.36	Property		1	Prime Storage Baltimore North Point Blvd.	4/30/2023	T-12	897,103	244,621	652,482	12/31/2022	T-12	792,388	284,819	507,569	12/31/2021	T-12

A-9

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description
22.37	Property		1	Prime Storage Green Island	4/30/2023	T-12	833,745	243,134	590,611	12/31/2022	T-12	767,195	238,813	528,382	12/31/2021	T-12
22.38	Property		1	Prime Storage North Fort Myers	4/30/2023	T-12	796,885	253,755	543,130	12/31/2022	T-12	621,831	230,932	390,899	12/31/2021	T-12
22.39	Property		1	Prime Storage Marietta	4/30/2023	T-12	815,959	227,879	588,080	12/31/2022	T-12	652,126	239,645	412,481	12/31/2021	T-12
22.40	Property		1	Prime Storage Midland	4/30/2023	T-12	886,736	261,019	625,717	12/31/2022	T-12	838,768	250,414	588,354	12/31/2021	T-12
22.41	Property		1	Prime Storage Lansing	4/30/2023	T-12	773,954	267,346	506,608	12/31/2022	T-12	714,596	242,354	472,242	12/31/2021	T-12
22.42	Property		1	Prime Storage Acworth West	4/30/2023	T-12	816,871	206,224	610,647	12/31/2022	T-12	685,745	188,395	497,350	12/31/2021	T-12
22.43	Property		1	Prime Storage Boardman	4/30/2023	T-12	940,214	337,075	603,139	12/31/2022	T-12	860,282	376,890	483,392	12/31/2021	T-12
22.44	Property		1	Prime Storage North Miami	4/30/2023	T-12	659,411	267,221	392,190	12/31/2022	T-12	516,858	248,158	268,700	12/31/2021	T-12
22.45	Property		1	Prime Storage Greenville Butler Rd.	4/30/2023	T-12	407,385	173,643	233,742	12/31/2022	T-12	326,909	182,569	144,340	12/31/2021	T-12
23	Loan		1	Eden Apartments	5/31/2023	T-12	768,811	326,620	442,191	12/31/2022	T-12	NAV	NAV	NAV	NAV	NAV
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	9/30/2022	T-12	76,903,875	30,285,085	46,618,790	12/31/2021	T-12	69,008,722	28,007,136	41,001,586	12/31/2020	T-12
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	5/31/2023	T-12	974,125	450,360	523,765	12/31/2022	T-12	829,493	399,144	430,349	12/31/2021	T-12
25.01	Property		1	8015 Geyer Springs Road	5/31/2023	T-12	544,898	248,375	296,523	12/31/2022	T-12	500,165	231,004	269,161	12/31/2021	T-12
25.02	Property		1	6100 Leon Circle	5/31/2023	T-12	429,227	201,985	227,242	12/31/2022	T-12	329,327	168,140	161,188	12/31/2021	T-12
26	Loan		1	Mini U Storage - Tomball	3/31/2023	T-12	1,113,410	588,938	524,472	12/31/2022	T-12	975,878	525,523	450,355	12/31/2021	T-12
27	Loan		1	Marco MHC	4/30/2023	T-12	340,910	125,836	215,074	12/31/2022	T-12	310,703	135,435	175,268	12/31/2021	T-12

A-10

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
								31		15		7, 14	7, 14	7	7
1	Loan	1, 10, 12, 27	1	Gateway Center South	93.5%	24,271,069	10,532,015	13,739,054	35,503	0	13,703,551	1.21	1.21	8.5%	8.4%
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	95.0%	70,904,067	39,203,449	31,700,618	192,114	2,881,704	28,626,800	1.53	1.39	11.6%	10.4%
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	94.2%	34,231,796	8,446,932	25,784,865	127,099	1,270,988	24,386,778	1.70	1.61	14.3%	13.5%
4	Loan	7, 16, 26, 29	1	Brookview Commons	95.0%	5,995,537	1,535,869	4,459,668	39,600	0	4,420,068	1.47	1.45	8.9%	8.8%
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	92.9%	28,073,041	8,814,659	19,258,383	509,872	107,889	18,640,621	1.44	1.39	10.7%	10.4%
5.01	Property		1	Romulus - Huron	100.0%	5,669,097	1,288,804	4,380,293	111,200	7,542	4,261,550
5.02	Property		1	Warren Perkins Jones	99.2%	5,932,793	1,612,491	4,320,302	136,554	-26,713	4,210,462
5.03	Property		1	Cleveland American Industrial	85.3%	6,633,718	2,048,816	4,584,903	123,365	30,380	4,431,158
5.04	Property		1	Cleveland American Office	100.0%	5,124,002	2,042,870	3,081,132	68,871	56,484	2,955,777
5.05	Property		1	Miles North Randall	68.3%	2,056,816	1,067,776	989,040	30,240	21,783	937,017
5.06	Property		1	Invacare	100.0%	2,043,114	474,043	1,569,071	30,100	4,605	1,534,365
5.07	Property		1	Stop Eight Vandalia	100.0%	613,502	279,859	333,643	9,542	13,808	310,292
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	95.0%	9,291,231	1,434,983	7,856,248	59,609	119,218	7,677,421	1.36	1.33	11.2%	11.0%
7	Loan	1, 12, 23, 30	1	Cumberland Mall	96.5%	32,871,677	8,090,891	24,780,787	177,330	739,588	23,863,869	1.73	1.66	13.8%	13.3%
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	97.0%	10,258,769	3,597,703	6,661,066	42,061	12,405	6,606,600	2.91	2.88	12.3%	12.2%
8.01	Property		1	2410-2418 Broadway	96.3%	3,318,231	992,932	2,325,298	9,981	5,205	2,310,113
8.02	Property		1	245 West 51st Street	97.0%	3,262,292	1,279,770	1,982,521	13,000	5,750	1,963,771
8.03	Property		1	324-326 West 84th Street	97.0%	1,744,803	589,291	1,155,512	9,600	0	1,145,912
8.04	Property		1	107 West 68th Street	100.0%	1,137,476	426,486	710,989	6,000	0	704,989
8.05	Property		1	1443-1447 York Avenue	96.0%	795,968	309,224	486,745	2,730	2,200	481,815
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	80.5%	14,283,269	7,613,714	6,669,555	492,150	71,561	6,105,844	2.14	1.96	16.6%	15.2%
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	93.6%	115,015,445	37,554,805	77,460,640	256,734	0	77,203,906	2.55	2.55	16.3%	16.3%
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	74.5%	51,753,039	18,582,167	33,170,872	319,806	1,387,420	31,463,647	2.49	2.36	14.7%	14.0%
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	90.0%	11,709,220	4,962,168	6,747,051	88,339	220,848	6,437,864	1.73	1.65	13.5%	12.9%
13	Loan	20	1	107 Tom Starling Road	95.0%	3,574,515	942,195	2,632,321	101,060	100,008	2,431,253	1.29	1.19	10.1%	9.4%
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	91.5%	17,679,768	5,692,700	11,987,068	99,696	747,722	11,139,650	1.62	1.50	13.3%	12.4%
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	69.1%	43,938,879	22,147,467	21,791,413	364,421	871,468	20,555,523	1.64	1.54	12.7%	12.0%
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	95.0%	2,059,143	41,183	2,017,960	23,670	0	1,994,290	1.37	1.35	11.1%	11.0%
16.01	Property		1	121 Morgan Lakes Industrial Blvd	95.0%	1,186,034	23,721	1,162,313	3,062	0	1,159,251
16.02	Property		1	6582 Peachtree Industrial Blvd	95.0%	873,109	17,462	855,647	20,608	0	835,039
17	Loan	4, 5, 12	1	Riverview Tower	94.0%	6,292,560	2,825,578	3,466,981	56,814	0	3,410,168	1.43	1.40	12.6%	12.4%
18	Loan	4, 19, 22	1	Museum Tower	92.1%	10,154,929	4,566,846	5,588,082	36,723	243,825	5,307,534	1.79	1.70	11.9%	11.3%
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	91.1%	3,374,228	966,083	2,408,145	23,689	82,254	2,302,202	1.97	1.89	14.6%	14.0%
19.01	Property		1	Sweet Sam's Factory	92.5%	2,125,046	548,450	1,576,596	18,221	82,254	1,476,121
19.02	Property		1	15 East 76th Street	95.0%	827,355	265,557	561,798	2,388	0	559,410
19.03	Property		1	523B East 85th Street	85.8%	421,827	152,076	269,751	3,080	0	266,671
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	95.0%	5,996,278	2,655,703	3,340,574	19,590	87,341	3,233,643	2.11	2.04	11.5%	11.2%
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	95.0%	5,877,780	1,075,886	4,801,893	27,500	0	4,774,393	1.36	1.35	10.9%	10.9%
21.01	Property		1	30, 40 and 60 East 9th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.02	Property		1	260 West 87th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	84.6%	60,943,890	16,459,571	44,484,319	583,006	0	43,901,313	1.69	1.67	11.0%	10.8%
22.01	Property		1	Prime Storage Bridgehampton	85.3%	3,353,231	400,335	2,952,896	14,269	0	2,938,627
22.02	Property		1	Prime Storage Bohemia	82.0%	3,044,429	598,123	2,446,306	14,111	0	2,432,195
22.03	Property		1	Prime Storage Westhampton Beach	86.5%	2,012,766	403,479	1,609,287	29,183	0	1,580,104
22.04	Property		1	Prime Storage Queens Jamaica	86.4%	2,720,484	1,653,998	1,066,485	30,617	0	1,035,868
22.05	Property		1	Prime Storage West Palm Beach	95.7%	2,526,988	638,249	1,888,740	38,851	0	1,849,888
22.06	Property		1	Prime Storage Snellville	89.7%	2,085,064	457,327	1,627,737	11,994	0	1,615,742
22.07	Property		1	Prime Storage Shallotte	82.8%	1,760,390	374,594	1,385,796	18,433	0	1,367,363
22.08	Property		1	Prime Storage Danbury East	87.3%	1,761,327	483,263	1,278,064	14,969	0	1,263,096
22.09	Property		1	Prime Storage Dallas	87.2%	1,668,284	302,780	1,365,505	9,430	0	1,356,075
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.	88.9%	1,818,099	479,055	1,339,044	10,069	0	1,328,976
22.11	Property		1	Prime Storage Mesa	89.1%	1,520,869	349,774	1,171,095	15,141	0	1,155,954
22.12	Property		1	Prime Storage Warren	93.5%	1,560,227	313,895	1,246,332	15,943	0	1,230,390
22.13	Property		1	Prime Storage Portsmouth	81.0%	1,273,941	291,345	982,596	9,600	0	972,996
22.14	Property		1	Prime Storage Bolivia	77.0%	1,259,320	270,160	989,161	8,349	0	980,812
22.15	Property		1	Prime Storage Charlottesville	71.5%	1,457,962	434,945	1,023,017	22,894	0	1,000,123
22.16	Property		1	Prime Storage Clifton	84.8%	1,294,899	368,054	926,845	13,483	0	913,362
22.17	Property		1	Prime Storage Centereach	83.5%	1,517,715	520,866	996,849	10,257	0	986,592
22.18	Property		1	Prime Storage Marietta North	85.0%	1,247,694	261,747	985,947	9,035	0	976,912
22.19	Property		1	Prime Storage Hardeeville	86.8%	1,489,541	347,534	1,142,007	4,386	0	1,137,622
22.20	Property		1	Prime Storage Summerville	89.1%	1,376,991	426,433	950,558	10,000	0	940,558
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.	91.5%	1,194,725	343,240	851,485	6,617	0	844,868
22.22	Property		1	Prime Storage Marietta South	88.8%	1,319,193	315,567	1,003,626	17,058	0	986,568
22.23	Property		1	Prime Storage Cartersville	85.3%	1,186,529	298,068	888,461	15,229	0	873,232
22.24	Property		1	Prime Storage Danbury West	81.8%	1,141,311	424,003	717,309	6,660	0	710,649
22.25	Property		1	Prime Storage Scarborough	82.6%	949,712	206,285	743,427	15,057	0	728,370
22.26	Property		1	Prime Storage Baltimore	83.9%	1,214,835	356,696	858,140	25,278	0	832,861
22.27	Property		1	Prime Storage Farmingdale	82.5%	1,102,566	381,238	721,329	11,771	0	709,557
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.	79.0%	1,054,046	298,291	755,754	11,793	0	743,961
22.29	Property		1	Prime Storage Glenville	82.9%	1,154,471	358,477	795,995	8,343	0	787,652
22.30	Property		1	Prime Storage Fishers Ford Dr.	89.9%	910,293	244,172	666,121	16,803	0	649,318
22.31	Property		1	Prime Storage Acworth North	82.6%	916,278	247,633	668,645	7,744	0	660,902
22.32	Property		1	Prime Storage Rock Hill	81.7%	1,057,337	339,535	717,802	6,267	0	711,535
22.33	Property		1	Prime Storage Simpsonville	80.5%	993,547	306,494	687,053	9,024	0	678,029
22.34	Property		1	Prime Storage Acworth East	86.1%	956,535	233,534	723,001	9,421	0	713,580
22.35	Property		1	Prime Storage Saco	87.6%	894,789	210,500	684,288	4,429	0	679,860
22.36	Property		1	Prime Storage Baltimore North Point Blvd.	88.1%	929,401	246,485	682,916	7,171	0	675,744

A-11

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
22.37	Property		1	Prime Storage Green Island	81.3%	836,734	244,491	592,244	4,779	0	587,465
22.38	Property		1	Prime Storage North Fort Myers	91.2%	932,437	260,511	671,927	9,429	0	662,498
22.39	Property		1	Prime Storage Marietta	87.3%	834,313	237,946	596,367	8,047	0	588,320
22.40	Property		1	Prime Storage Midland	84.1%	895,515	252,760	642,755	9,396	0	633,359
22.41	Property		1	Prime Storage Lansing	81.6%	771,169	245,593	525,576	8,043	0	517,533
22.42	Property		1	Prime Storage Acworth West	81.5%	836,288	212,955	623,333	5,243	0	618,091
22.43	Property		1	Prime Storage Boardman	67.0%	974,571	350,072	624,499	31,009	0	593,490
22.44	Property		1	Prime Storage North Miami	85.4%	698,614	298,236	400,377	10,150	0	390,227
22.45	Property		1	Prime Storage Greenville Butler Rd.	80.1%	438,458	170,834	267,624	7,234	0	260,390
23	Loan		1	Eden Apartments	95.0%	1,162,987	415,783	747,204	37,961	0	709,243	1.46	1.39	9.8%	9.3%
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	96.2%	83,514,884	35,580,356	47,934,528	455,855	1,113,906	46,364,767	2.17	2.10	13.0%	12.5%
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	77.2%	1,058,355	459,703	598,652	28,716	0	569,937	1.79	1.71	12.4%	11.8%
25.01	Property		1	8015 Geyer Springs Road	87.8%	582,718	252,488	330,230	8,936	0	321,294
25.02	Property		1	6100 Leon Circle	65.7%	475,637	207,215	268,423	19,780	0	248,642
26	Loan		1	Mini U Storage - Tomball	86.1%	1,120,600	642,559	478,041	8,181	0	469,860	1.60	1.57	11.8%	11.6%
27	Loan		1	Marco MHC	84.6%	382,528	151,117	231,411	3,116	0	228,295	1.22	1.20	10.6%	10.5%

A-12

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)
					5			5,7	5,7	3,4
1	Loan	1, 10, 12, 27	1	Gateway Center South	271,100,000	As Is	3/11/2023	59.9%	59.9%	89.4%	5/5/2023	No
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	555,000,000	As Is	4/19/2023	49.4%	49.4%	98.6%	5/1/2023	No
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	378,000,000	As Is (Extraordinary Assumptions)	6/7/2023	47.6%	47.6%	94.4%	6/20/2023	No
4	Loan	7, 16, 26, 29	1	Brookview Commons	87,700,000	As Is	3/27/2023	57.0%	57.0%	96.2%	4/17/2023	NAP
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	307,750,000	As Is	Various	58.5%	58.5%	94.2%	3/31/2023
5.01	Property		1	Romulus - Huron	70,700,000	As Is	9/6/2022			100.0%	3/31/2023	No
5.02	Property		1	Warren Perkins Jones	60,900,000	As Is	9/6/2022			99.3%	3/31/2023	No
5.03	Property		1	Cleveland American Industrial	65,800,000	As Is	9/23/2022			85.6%	3/31/2023	No
5.04	Property		1	Cleveland American Office	46,600,000	As Is	9/23/2022			100.0%	3/31/2023	Yes
5.05	Property		1	Miles North Randall	39,000,000	As Is	9/2/2022			68.5%	3/31/2023	Yes
5.06	Property		1	Invacare	20,600,000	As Is	9/2/2022			100.0%	3/31/2023	Yes
5.07	Property		1	Stop Eight Vandalia	4,150,000	As Is	9/1/2022			100.0%	3/31/2023	No
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	161,200,000	As Is	1/4/2023	43.4%	43.4%	100.0%	8/1/2023	Yes
7	Loan	1, 12, 23, 30	1	Cumberland Mall	368,000,000	As Is	2/28/2023	48.9%	48.9%	98.7%	3/31/2023	No
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	137,700,000	As Is	Various	39.2%	39.2%	96.5%	3/31/2023
8.01	Property		1	2410-2418 Broadway	42,600,000	As Is	3/23/2023			93.5%	3/31/2023	NAP
8.02	Property		1	245 West 51st Street	41,600,000	As Is	3/22/2023			96.9%	3/31/2023	NAP
8.03	Property		1	324-326 West 84th Street	28,400,000	As Is	3/23/2023			97.9%	3/31/2023	NAP
8.04	Property		1	107 West 68th Street	14,300,000	As Is	3/23/2023			100.0%	3/31/2023	NAP
8.05	Property		1	1443-1447 York Avenue	10,800,000	As Is	3/22/2023			91.7%	3/31/2023	NAP
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	80,000,000	As Is	5/17/2023	50.1%	50.1%	80.5%	6/30/2023	NAP
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	1,410,000,000	As Is (Extraordinary Assumption)	10/19/2022	33.7%	33.7%	95.8%	4/30/2023	No
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	396,000,000	As Is	2/7/2023	56.8%	56.8%	75.1%	3/22/2023	No
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	92,700,000	As Is	3/30/2023	53.9%	53.9%	93.2%	6/7/2023	No
13	Loan	20	1	107 Tom Starling Road	49,250,000	As Is	5/30/2023	52.8%	52.8%	100.0%	12/31/2022	No
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	153,000,000	As Is	4/4/2023	58.8%	58.8%	94.1%	3/31/2023	No
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	521,800,000	As Is	2/1/2023	33.0%	33.0%	70.1%	2/23/2023	No
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	34,500,000	As Is	Various	52.6%	52.6%	100.0%	8/1/2023
16.01	Property		1	121 Morgan Lakes Industrial Blvd	21,000,000	As Is	3/21/2023			100.0%	8/1/2023	Yes
16.02	Property		1	6582 Peachtree Industrial Blvd	13,500,000	As Is	3/20/2023			100.0%	8/1/2023	Yes
17	Loan	4, 5, 12	1	Riverview Tower	40,200,000	As Complete	8/1/2023	68.6%	65.8%	94.3%	4/30/2023	No
18	Loan	4, 19, 22	1	Museum Tower	76,000,000	As Is	2/3/2023	61.8%	61.8%	92.1%	3/30/2023	No
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	51,600,000	As Is	Various	32.0%	32.0%	Various	Various
19.01	Property		1	Sweet Sam's Factory	35,500,000	As Is	5/17/2023			100.0%	8/1/2023	Yes
19.02	Property		1	15 East 76th Street	10,100,000	As Is	5/18/2023			100.0%	5/31/2023	NAP
19.03	Property		1	523B East 85th Street	6,000,000	As Is	5/18/2023			85.7%	5/31/2023	NAP
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	42,500,000	Market Value of the Sandwich Leasehold Interest	1/25/2022	68.2%	68.2%	100.0%	8/5/2023	Yes
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	72,100,000	As Is	4/25/2023	61.0%	61.0%	100.0%	8/6/2023
21.01	Property		1	30, 40 and 60 East 9th Street	46,500,000	As Is	4/25/2023			100.0%	8/6/2023	Yes
21.02	Property		1	260 West 87th Street	25,600,000	As Is	4/25/2023			100.0%	8/6/2023	Yes
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	790,800,000	As Portfolio	4/21/2023	51.3%	51.3%	84.6%	4/30/2023
22.01	Property		1	Prime Storage Bridgehampton	56,000,000	As Is	3/3/2023			85.3%	4/30/2023	NAP
22.02	Property		1	Prime Storage Bohemia	47,200,000	As Is	3/2/2023			82.0%	4/30/2023	NAP
22.03	Property		1	Prime Storage Westhampton Beach	30,200,000	As Is	3/3/2023			86.5%	4/30/2023	NAP
22.04	Property		1	Prime Storage Queens Jamaica	27,500,000	As Is	3/2/2023			86.4%	4/30/2023	NAP
22.05	Property		1	Prime Storage West Palm Beach	26,500,000	As Is	3/1/2023			95.7%	4/30/2023	NAP
22.06	Property		1	Prime Storage Snellville	25,000,000	As Is	3/2/2023			89.7%	4/30/2023	NAP
22.07	Property		1	Prime Storage Shallotte	23,100,000	As Is	2/28/2023			82.8%	4/30/2023	NAP
22.08	Property		1	Prime Storage Danbury East	22,500,000	As Is	2/27/2023			87.3%	4/30/2023	NAP
22.09	Property		1	Prime Storage Dallas	21,400,000	As Is	3/1/2023			87.2%	4/30/2023	NAP
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.	21,100,000	As Is	3/2/2023			88.9%	4/30/2023	NAP
22.11	Property		1	Prime Storage Mesa	21,000,000	As Is	3/3/2023			89.1%	4/30/2023	NAP
22.12	Property		1	Prime Storage Warren	19,900,000	As Is	3/2/2023			93.5%	4/30/2023	NAP
22.13	Property		1	Prime Storage Portsmouth	18,000,000	As Is	3/2/2023			81.0%	4/30/2023	NAP
22.14	Property		1	Prime Storage Bolivia	17,900,000	As Is	2/28/2023			77.0%	4/30/2023	NAP
22.15	Property		1	Prime Storage Charlottesville	17,400,000	As Is	3/2/2023			71.5%	4/30/2023	NAP
22.16	Property		1	Prime Storage Clifton	17,100,000	As Is	2/27/2023			84.8%	4/30/2023	NAP
22.17	Property		1	Prime Storage Centereach	16,800,000	As Is	3/3/2023			83.5%	4/30/2023	NAP
22.18	Property		1	Prime Storage Marietta North	16,200,000	As Is	3/1/2023			85.0%	4/30/2023	NAP
22.19	Property		1	Prime Storage Hardeeville	15,800,000	As Is	3/6/2023			86.8%	4/30/2023	NAP
22.20	Property		1	Prime Storage Summerville	15,750,000	As Is	3/6/2023			89.1%	4/30/2023	NAP
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.	15,100,000	As Is	3/7/2023			91.5%	4/30/2023	NAP
22.22	Property		1	Prime Storage Marietta South	15,000,000	As Is	3/1/2023			88.8%	4/30/2023	NAP
22.23	Property		1	Prime Storage Cartersville	14,100,000	As Is	3/1/2023			85.3%	4/30/2023	NAP
22.24	Property		1	Prime Storage Danbury West	14,000,000	As Is	2/27/2023			81.8%	4/30/2023	NAP
22.25	Property		1	Prime Storage Scarborough	13,500,000	As Is	3/3/2023			82.6%	4/30/2023	NAP
22.26	Property		1	Prime Storage Baltimore	12,800,000	As Is	3/3/2023			83.9%	4/30/2023	NAP
22.27	Property		1	Prime Storage Farmingdale	12,800,000	As Is	3/2/2023			82.5%	4/30/2023	NAP
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.	12,500,000	As Is	3/3/2023			79.0%	4/30/2023	NAP
22.29	Property		1	Prime Storage Glenville	11,800,000	As Is	3/6/2023			82.9%	4/30/2023	NAP
22.30	Property		1	Prime Storage Fishers Ford Dr.	11,300,000	As Is	3/2/2023			89.9%	4/30/2023	NAP
22.31	Property		1	Prime Storage Acworth North	11,100,000	As Is	3/1/2023			82.6%	4/30/2023	NAP
22.32	Property		1	Prime Storage Rock Hill	11,050,000	As Is	3/6/2023			81.7%	4/30/2023	NAP
22.33	Property		1	Prime Storage Simpsonville	10,850,000	As Is	3/6/2023			80.5%	4/30/2023	NAP
22.34	Property		1	Prime Storage Acworth East	10,500,000	As Is	3/1/2023			86.1%	4/30/2023	NAP
22.35	Property		1	Prime Storage Saco	10,500,000	As Is	3/3/2023			87.6%	4/30/2023	NAP
22.36	Property		1	Prime Storage Baltimore North Point Blvd.	10,400,000	As Is	3/3/2023			88.1%	4/30/2023	NAP

A-13

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)
22.37	Property		1	Prime Storage Green Island	9,500,000	As Is	3/6/2023			81.3%	4/30/2023	NAP
22.38	Property		1	Prime Storage North Fort Myers	9,450,000	As Is	3/7/2023			91.2%	4/30/2023	NAP
22.39	Property		1	Prime Storage Marietta	9,300,000	As Is	3/1/2023			87.3%	4/30/2023	NAP
22.40	Property		1	Prime Storage Midland	9,000,000	As Is	3/1/2023			84.1%	4/30/2023	NAP
22.41	Property		1	Prime Storage Lansing	8,875,000	As Is	3/2/2023			81.6%	4/30/2023	NAP
22.42	Property		1	Prime Storage Acworth West	8,800,000	As Is	3/1/2023			81.5%	4/30/2023	NAP
22.43	Property		1	Prime Storage Boardman	8,360,000	As Is	2/24/2023			67.0%	4/30/2023	NAP
22.44	Property		1	Prime Storage North Miami	6,500,000	As Is	3/1/2023			85.4%	4/30/2023	NAP
22.45	Property		1	Prime Storage Greenville Butler Rd.	4,250,000	As Is	3/6/2023			80.1%	4/30/2023	NAP
23	Loan		1	Eden Apartments	11,800,000	As Is	4/19/2023	64.4%	64.4%	95.2%	6/9/2023	NAP
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	679,000,000	As Is	10/30/2022	54.5%	54.5%	97.7%	12/12/2022	No
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	7,870,000	As Is	4/20/2023	61.2%	61.2%	82.7%	5/23/2023
25.01	Property		1	8015 Geyer Springs Road	4,460,000	As Is	4/20/2023			94.7%	5/23/2023	NAP
25.02	Property		1	6100 Leon Circle	3,410,000	As Is	4/20/2023			73.6%	5/23/2023	NAP
26	Loan		1	Mini U Storage - Tomball	10,700,000	As Is	3/29/2023	37.9%	37.9%	85.3%	3/21/2023	NAP
27	Loan		1	Marco MHC	4,840,000	As Is	5/5/2023	45.0%	43.1%	85.4%	6/6/2023	NAP

A-14

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant
					4,21,22,23,28				4,21,22,23,28
1	Loan	1, 10, 12, 27	1	Gateway Center South	BJ's Wholesale Club	128,995	36.3%	9/20/2027	Dave & Buster's
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	Michael Kors (USA), Inc	254,485	26.5%	330 SF in 11/30/2023; 6,436 SF in 3/31/2025; 236,974 SF in 3/31/2026; 10,745 SF in 9/30/2029	First-Citizens Bank & Trust Company
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	Crate & Barrel	34,597	5.4%	1/31/2024	H&M
4	Loan	7, 16, 26, 29	1	Brookview Commons	NAP	NAP	NAP	NAP	NAP
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio
5.01	Property		1	Romulus - Huron	Renaissance Global Logistics, LLC	826,604	74.3%	370,514 SF expiring 8/31/2025; 185,870 SF expiring 10/31/2026; 270,220 SF expiring 1/31/2027	Home Depot U.S.A., Inc.
5.02	Property		1	Warren Perkins Jones	The Step2 Company, LLC	586,000	42.9%	11/3/2030	The HC Companies, Inc.
5.03	Property		1	Cleveland American Industrial	Graphic Packaging International, LLC	173,759	15.2%	23,016 SF expiring MTM; 150,743 SF expiring 11/30/2025	TRG Studios, Inc.
5.04	Property		1	Cleveland American Office	Medical Mutual of Ohio	344,355	100.0%	12/31/2035	NAP
5.05	Property		1	Miles North Randall	Pipeline Packaging Co.	207,132	68.5%	4/30/2029	NAP
5.06	Property		1	Invacare	Invacare Corporation	301,000	100.0%	4/30/2035	NAP
5.07	Property		1	Stop Eight Vandalia	AMERI AmeriWater, LLC	65,057	68.2%	9/24/2025	L&W Supply
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	High Tech Logistics	596,090	100.0%	3/31/2043	NAP
7	Loan	1, 12, 23, 30	1	Cumberland Mall	Costco	147,409	20.8%	11/30/2026	Round 1 Bowling & Amusement
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II
8.01	Property		1	2410-2418 Broadway	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	245 West 51st Street	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	324-326 West 84th Street	NAP	NAP	NAP	NAP	NAP
8.04	Property		1	107 West 68th Street	NAP	NAP	NAP	NAP	NAP
8.05	Property		1	1443-1447 York Avenue	NAP	NAP	NAP	NAP	NAP
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	NAP	NAP	NAP	NAP	NAP
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	Wayfair	356,312	27.8%	12/31/2031	DraftKings Inc.
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	MUFG Bank Ltd.	137,076	8.6%	8/31/2029	E-Trade Financial Corporation
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	Philadelphia Municipal Court - Criminal Division	200,114	45.3%	12/31/2032	Chestnut Master LLC
13	Loan	20	1	107 Tom Starling Road	Keeco, LLC	610,724	66.5%	12/31/2031	We Pack Logistics, LLC
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	Macy's	278,341	30.8%	7/31/2025	Von Maur
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	EOG Resources Inc.	376,333	32.5%	3/31/2035	Deloitte & Touche USA LLP
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio
16.01	Property		1	121 Morgan Lakes Industrial Blvd	Cosmos Surfaces	153,092	100.0%	4/30/2038	NAP
16.02	Property		1	6582 Peachtree Industrial Blvd	Cosmos Surfaces	103,040	100.0%	4/30/2038	NAP
17	Loan	4, 5, 12	1	Riverview Tower	CGI Federal Inc.	39,447	11.8%	12/31/2032	Lewis Thomason PC
18	Loan	4, 19, 22	1	Museum Tower	Stearns Weaver Miller	98,695	40.5%	9/30/2027	Mana Miami Management, LLC
19	Loan	6, 12, 16, 22	3	Grogan Portfolio
19.01	Property		1	Sweet Sam's Factory	Sweet Sam's Baking Company, LLC	72,882	100.0%	6/30/2030	NAP
19.02	Property		1	15 East 76th Street	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	523B East 85th Street	NAP	NAP	NAP	NAP	NAP
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	Restoration Hardware	96,907	98.9%	5/31/2028	NAP
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio
21.01	Property		1	30, 40 and 60 East 9th Street	Select Parking - 30, 40, 60 East 9th Street	360	100.0%	4/30/2033	NAP
21.02	Property		1	260 West 87th Street	Select Parking - 260 W 87th Street	190	100.0%	4/30/2033	NAP
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3
22.01	Property		1	Prime Storage Bridgehampton	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Prime Storage Bohemia	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	Prime Storage Westhampton Beach	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Prime Storage Queens Jamaica	NAP	NAP	NAP	NAP	NAP
22.05	Property		1	Prime Storage West Palm Beach	NAP	NAP	NAP	NAP	NAP
22.06	Property		1	Prime Storage Snellville	NAP	NAP	NAP	NAP	NAP
22.07	Property		1	Prime Storage Shallotte	NAP	NAP	NAP	NAP	NAP
22.08	Property		1	Prime Storage Danbury East	NAP	NAP	NAP	NAP	NAP
22.09	Property		1	Prime Storage Dallas	NAP	NAP	NAP	NAP	NAP
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.	NAP	NAP	NAP	NAP	NAP
22.11	Property		1	Prime Storage Mesa	NAP	NAP	NAP	NAP	NAP
22.12	Property		1	Prime Storage Warren	NAP	NAP	NAP	NAP	NAP
22.13	Property		1	Prime Storage Portsmouth	NAP	NAP	NAP	NAP	NAP
22.14	Property		1	Prime Storage Bolivia	NAP	NAP	NAP	NAP	NAP
22.15	Property		1	Prime Storage Charlottesville	NAP	NAP	NAP	NAP	NAP
22.16	Property		1	Prime Storage Clifton	NAP	NAP	NAP	NAP	NAP
22.17	Property		1	Prime Storage Centereach	NAP	NAP	NAP	NAP	NAP
22.18	Property		1	Prime Storage Marietta North	NAP	NAP	NAP	NAP	NAP
22.19	Property		1	Prime Storage Hardeeville	NAP	NAP	NAP	NAP	NAP
22.20	Property		1	Prime Storage Summerville	NAP	NAP	NAP	NAP	NAP
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.	NAP	NAP	NAP	NAP	NAP
22.22	Property		1	Prime Storage Marietta South	NAP	NAP	NAP	NAP	NAP
22.23	Property		1	Prime Storage Cartersville	NAP	NAP	NAP	NAP	NAP
22.24	Property		1	Prime Storage Danbury West	NAP	NAP	NAP	NAP	NAP
22.25	Property		1	Prime Storage Scarborough	NAP	NAP	NAP	NAP	NAP
22.26	Property		1	Prime Storage Baltimore	NAP	NAP	NAP	NAP	NAP
22.27	Property		1	Prime Storage Farmingdale	NAP	NAP	NAP	NAP	NAP
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.	NAP	NAP	NAP	NAP	NAP
22.29	Property		1	Prime Storage Glenville	NAP	NAP	NAP	NAP	NAP
22.30	Property		1	Prime Storage Fishers Ford Dr.	NAP	NAP	NAP	NAP	NAP
22.31	Property		1	Prime Storage Acworth North	NAP	NAP	NAP	NAP	NAP
22.32	Property		1	Prime Storage Rock Hill	NAP	NAP	NAP	NAP	NAP
22.33	Property		1	Prime Storage Simpsonville	NAP	NAP	NAP	NAP	NAP
22.34	Property		1	Prime Storage Acworth East	NAP	NAP	NAP	NAP	NAP
22.35	Property		1	Prime Storage Saco	NAP	NAP	NAP	NAP	NAP
22.36	Property		1	Prime Storage Baltimore North Point Blvd.	NAP	NAP	NAP	NAP	NAP

A-15

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant
22.37	Property		1	Prime Storage Green Island	NAP	NAP	NAP	NAP	NAP
22.38	Property		1	Prime Storage North Fort Myers	NAP	NAP	NAP	NAP	NAP
22.39	Property		1	Prime Storage Marietta	NAP	NAP	NAP	NAP	NAP
22.40	Property		1	Prime Storage Midland	NAP	NAP	NAP	NAP	NAP
22.41	Property		1	Prime Storage Lansing	NAP	NAP	NAP	NAP	NAP
22.42	Property		1	Prime Storage Acworth West	NAP	NAP	NAP	NAP	NAP
22.43	Property		1	Prime Storage Boardman	NAP	NAP	NAP	NAP	NAP
22.44	Property		1	Prime Storage North Miami	NAP	NAP	NAP	NAP	NAP
22.45	Property		1	Prime Storage Greenville Butler Rd.	NAP	NAP	NAP	NAP	NAP
23	Loan		1	Eden Apartments	NAP	NAP	NAP	NAP	NAP
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	Macy's	390,503	18.8%	8/18/2026 (266,676 SF); 7/31/2034 (123,827 SF)	Walmart
25	Loan	6, 20	2	Little Rock Self Storage Portfolio
25.01	Property		1	8015 Geyer Springs Road	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	6100 Leon Circle	NAP	NAP	NAP	NAP	NAP
26	Loan		1	Mini U Storage - Tomball	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Marco MHC	NAP	NAP	NAP	NAP	NAP

A-16

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant
								4,21,22,23,28				4,21,22,23,28
1	Loan	1, 10, 12, 27	1	Gateway Center South	37,060	10.4%	1/31/2036	Marshalls	35,021	9.9%	9/30/2027	Best Buy
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	153,680	16.0%	5/31/2034	New York University	117,382	12.2%	6/30/2027	Kohn Pedersen Fox Associates, P.C.
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	21,334	3.4%	4/30/2026	Saxon Shoes & Accessories	21,178	3.3%	3/31/2026	The Container Store
4	Loan	7, 16, 26, 29	1	Brookview Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio
5.01	Property		1	Romulus - Huron	285,400	25.7%	1/31/2025	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Warren Perkins Jones	413,395	30.3%	5/31/2030	Hemasource, Inc.	187,267	13.7%	12/31/2033	Berk Enterprises
5.03	Property		1	Cleveland American Industrial	156,523	13.7%	37,619 SF expiring 9/30/2025; 118,904 SF expiring 7/31/2031	Taylor Exhibition Services, Inc.	100,773	8.8%	10/31/2027	Inogen, Inc
5.04	Property		1	Cleveland American Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	Miles North Randall	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	Invacare	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.07	Property		1	Stop Eight Vandalia	30,366	31.8%	5/31/2035	NAP	NAP	NAP	NAP	NAP
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	1, 12, 23, 30	1	Cumberland Mall	83,600	11.8%	2/28/2031	Dick's Sporting Goods	70,984	10.0%	1/31/2031	Forever 21
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II
8.01	Property		1	2410-2418 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	245 West 51st Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	324-326 West 84th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.04	Property		1	107 West 68th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.05	Property		1	1443-1447 York Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	125,104	9.7%	3/31/2029	Summit Partners	78,587	6.1%	11/30/2033	Cooley
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	132,265	8.3%	1/31/2031	Collectors Universe	130,419	8.2%	11/30/2038	Sumitomo Mitsui Banking
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	69,420	15.7%	5/31/2033	First Judicial District of PA	48,600	11.0%	8/31/2032	Weir & Partners
13	Loan	20	1	107 Tom Starling Road	208,000	22.6%	7/31/2026	Landair Logistics, Inc.	100,000	10.9%	9/30/2024	NAP
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	156,000	17.3%	8/31/2028	Topgolf	100,000	11.1%	11/30/2042	Dick's Sporting Goods
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	205,125	17.7%	2/28/2031	Perella Weinberg Partners Group LP	63,446	5.5%	8/31/2027	Lime Rock Management LP
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio
16.01	Property		1	121 Morgan Lakes Industrial Blvd	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	6582 Peachtree Industrial Blvd	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	4, 5, 12	1	Riverview Tower	32,567	9.7%	6/30/2036	Truist Bank	28,235	8.4%	12/31/2028	Woolf, McClane, Bright, Allen
18	Loan	4, 19, 22	1	Museum Tower	39,378	16.2%	4/30/2038	GSA-Federal Public Defenders	28,765	11.8%	3/7/2037	Luks Santaniello
19	Loan	6, 12, 16, 22	3	Grogan Portfolio
19.01	Property		1	Sweet Sam's Factory	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	15 East 76th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	523B East 85th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio
21.01	Property		1	30, 40 and 60 East 9th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	260 West 87th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3
22.01	Property		1	Prime Storage Bridgehampton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Prime Storage Bohemia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	Prime Storage Westhampton Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Prime Storage Queens Jamaica	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.05	Property		1	Prime Storage West Palm Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.06	Property		1	Prime Storage Snellville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.07	Property		1	Prime Storage Shallotte	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.08	Property		1	Prime Storage Danbury East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.09	Property		1	Prime Storage Dallas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.11	Property		1	Prime Storage Mesa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.12	Property		1	Prime Storage Warren	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.13	Property		1	Prime Storage Portsmouth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.14	Property		1	Prime Storage Bolivia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.15	Property		1	Prime Storage Charlottesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.16	Property		1	Prime Storage Clifton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.17	Property		1	Prime Storage Centereach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.18	Property		1	Prime Storage Marietta North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.19	Property		1	Prime Storage Hardeeville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.20	Property		1	Prime Storage Summerville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.22	Property		1	Prime Storage Marietta South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.23	Property		1	Prime Storage Cartersville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.24	Property		1	Prime Storage Danbury West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.25	Property		1	Prime Storage Scarborough	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.26	Property		1	Prime Storage Baltimore	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.27	Property		1	Prime Storage Farmingdale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.29	Property		1	Prime Storage Glenville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.30	Property		1	Prime Storage Fishers Ford Dr.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.31	Property		1	Prime Storage Acworth North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.32	Property		1	Prime Storage Rock Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.33	Property		1	Prime Storage Simpsonville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.34	Property		1	Prime Storage Acworth East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.35	Property		1	Prime Storage Saco	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.36	Property		1	Prime Storage Baltimore North Point Blvd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-17

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant
22.37	Property		1	Prime Storage Green Island	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.38	Property		1	Prime Storage North Fort Myers	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.39	Property		1	Prime Storage Marietta	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.40	Property		1	Prime Storage Midland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.41	Property		1	Prime Storage Lansing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.42	Property		1	Prime Storage Acworth West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.43	Property		1	Prime Storage Boardman	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.44	Property		1	Prime Storage North Miami	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.45	Property		1	Prime Storage Greenville Butler Rd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan		1	Eden Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	173,450	8.3%	8/31/2028	SEARS	144,537	6.9%	10/31/2028	BJ's Wholesale Club
25	Loan	6, 20	2	Little Rock Self Storage Portfolio
25.01	Property		1	8015 Geyer Springs Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	6100 Leon Circle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	Mini U Storage - Tomball	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Marco MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-18

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date
								4,21,22,23, 28
1	Loan	1, 10, 12, 27	1	Gateway Center South	31,679	8.9%	1/31/2028	Old Navy	26,861	7.6%	1/31/2027	5/19/2023
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	92,788	9.7%	15,400 SF in 4/30/2027; 77,388 SF in 5/31/2038	Burberry (Wholesale) Limited	45,509	4.7%	8/31/2037	4/24/2023
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	18,942	3.0%	2/29/2032	LL Bean	15,553	2.4%	1/31/2026	5/15/2023
4	Loan	7, 16, 26, 29	1	Brookview Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/8/2023
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio
5.01	Property		1	Romulus - Huron	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/10/2023
5.02	Property		1	Warren Perkins Jones	169,139	12.4%	10/31/2025	NAP	NAP	NAP	NAP	4/7/2023
5.03	Property		1	Cleveland American Industrial	93,634	8.2%	9/30/2024	American Greetings	90,446	7.9%	6/29/2024	4/7/2023
5.04	Property		1	Cleveland American Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/7/2023
5.05	Property		1	Miles North Randall	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/7/2023
5.06	Property		1	Invacare	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/10/2023
5.07	Property		1	Stop Eight Vandalia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/10/2023
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023
7	Loan	1, 12, 23, 30	1	Cumberland Mall	25,748	3.6%	1/31/2027	H&M	24,655	3.5%	1/31/2032	3/1/2023
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II
8.01	Property		1	2410-2418 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/14/2023
8.02	Property		1	245 West 51st Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/14/2023
8.03	Property		1	324-326 West 84th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/14/2023
8.04	Property		1	107 West 68th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/14/2023
8.05	Property		1	1443-1447 York Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/14/2023
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/30/2023
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	72,165	5.6%	5/31/2032	Skadden Arps Slate Meagher	47,722	3.7%	2/28/2029	11/15/2022
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	111,605	7.0%	12/31/2036	Arch Insurance Company	106,815	6.7%	5/31/2024	3/24/2023
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	22,482	5.1%	9/30/2027	Quality Progressions	20,708	4.7%	6/30/2024	3/28/2023
13	Loan	20	1	107 Tom Starling Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/14/2023
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	80,000	8.8%	1/31/2027	H&M	26,894	3.0%	1/31/2024	4/3/2023
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	56,984	4.9%	3/31/2024	S&P Global Inc.	28,560	2.5%	2/28/2029	2/9/2023
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio
16.01	Property		1	121 Morgan Lakes Industrial Blvd	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/22/2023
16.02	Property		1	6582 Peachtree Industrial Blvd	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/22/2023
17	Loan	4, 5, 12	1	Riverview Tower	23,649	7.1%	6/30/2028	Egerton McAfee Armistead	19,411	5.8%	4/30/2025	5/10/2023
18	Loan	4, 19, 22	1	Museum Tower	13,637	5.6%	5/31/2024	Miami Dade TPO	13,536	5.6%	6/30/2030	2/10/2023
19	Loan	6, 12, 16, 22	3	Grogan Portfolio
19.01	Property		1	Sweet Sam's Factory	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/25/2023
19.02	Property		1	15 East 76th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/25/2023
19.03	Property		1	523B East 85th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/25/2023
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/16/2021
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio
21.01	Property		1	30, 40 and 60 East 9th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/8/2023
21.02	Property		1	260 West 87th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/8/2023
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3
22.01	Property		1	Prime Storage Bridgehampton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.02	Property		1	Prime Storage Bohemia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.03	Property		1	Prime Storage Westhampton Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.04	Property		1	Prime Storage Queens Jamaica	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.05	Property		1	Prime Storage West Palm Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.06	Property		1	Prime Storage Snellville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.07	Property		1	Prime Storage Shallotte	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.08	Property		1	Prime Storage Danbury East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.09	Property		1	Prime Storage Dallas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.11	Property		1	Prime Storage Mesa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.12	Property		1	Prime Storage Warren	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.13	Property		1	Prime Storage Portsmouth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.14	Property		1	Prime Storage Bolivia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.15	Property		1	Prime Storage Charlottesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.16	Property		1	Prime Storage Clifton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.17	Property		1	Prime Storage Centereach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.18	Property		1	Prime Storage Marietta North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.19	Property		1	Prime Storage Hardeeville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.20	Property		1	Prime Storage Summerville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.22	Property		1	Prime Storage Marietta South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.23	Property		1	Prime Storage Cartersville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.24	Property		1	Prime Storage Danbury West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.25	Property		1	Prime Storage Scarborough	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.26	Property		1	Prime Storage Baltimore	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.27	Property		1	Prime Storage Farmingdale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.29	Property		1	Prime Storage Glenville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.30	Property		1	Prime Storage Fishers Ford Dr.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.31	Property		1	Prime Storage Acworth North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.32	Property		1	Prime Storage Rock Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.33	Property		1	Prime Storage Simpsonville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.34	Property		1	Prime Storage Acworth East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.35	Property		1	Prime Storage Saco	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.36	Property		1	Prime Storage Baltimore North Point Blvd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023

A-19

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date
22.37	Property		1	Prime Storage Green Island	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.38	Property		1	Prime Storage North Fort Myers	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.39	Property		1	Prime Storage Marietta	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.40	Property		1	Prime Storage Midland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.41	Property		1	Prime Storage Lansing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.42	Property		1	Prime Storage Acworth West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.43	Property		1	Prime Storage Boardman	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.44	Property		1	Prime Storage North Miami	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
22.45	Property		1	Prime Storage Greenville Butler Rd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/20/2023
23	Loan		1	Eden Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/27/2023
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	127,750	6.1%	1/31/2027	KOHL'S	116,392	5.6%	1/31/2031	12/20/2022
25	Loan	6, 20	2	Little Rock Self Storage Portfolio
25.01	Property		1	8015 Geyer Springs Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/9/2023
25.02	Property		1	6100 Leon Circle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/9/2023
26	Loan		1	Mini U Storage - Tomball	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023
27	Loan		1	Marco MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/23/2023

A-20

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms
										17
1	Loan	1, 10, 12, 27	1	Gateway Center South	NAP	4/18/2023	NAP	NAP	No	Fee	NAP	NAP
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	NAP	5/19/2023	NAP	NAP	No	Fee	NAP	NAP
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	NAP	5/14/2023	NAP	NAP	No	Fee	NAP	NAP
4	Loan	7, 16, 26, 29	1	Brookview Commons	NAP	4/13/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio
5.01	Property		1	Romulus - Huron	NAP	3/29/2023	NAP	NAP	No	Fee	NAP	NAP
5.02	Property		1	Warren Perkins Jones	NAP	8/26/2022	NAP	NAP	No	Fee	NAP	NAP
5.03	Property		1	Cleveland American Industrial	NAP	3/29/2023	NAP	NAP	No	Fee	NAP	NAP
5.04	Property		1	Cleveland American Office	NAP	8/29/2022	NAP	NAP	No	Fee	NAP	NAP
5.05	Property		1	Miles North Randall	NAP	8/29/2022	NAP	NAP	No	Fee	NAP	NAP
5.06	Property		1	Invacare	NAP	4/4/2023	NAP	NAP	No	Fee	NAP	NAP
5.07	Property		1	Stop Eight Vandalia	NAP	8/26/2022	NAP	NAP	No	Fee	NAP	NAP
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	NAP	1/4/2023	1/4/2023	8%	No	Fee	NAP	NAP
7	Loan	1, 12, 23, 30	1	Cumberland Mall	NAP	3/1/2023	NAP	NAP	No	Fee	NAP	NAP
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II
8.01	Property		1	2410-2418 Broadway	NAP	4/14/2023	NAP	NAP	No	Fee	NAP	NAP
8.02	Property		1	245 West 51st Street	NAP	4/14/2023	NAP	NAP	No	Fee	NAP	NAP
8.03	Property		1	324-326 West 84th Street	NAP	4/14/2023	NAP	NAP	No	Fee	NAP	NAP
8.04	Property		1	107 West 68th Street	NAP	4/14/2023	NAP	NAP	No	Fee	NAP	NAP
8.05	Property		1	1443-1447 York Avenue	NAP	4/14/2023	NAP	NAP	No	Fee	NAP	NAP
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	NAP	5/30/2023	NAP	NAP	No	Fee	NAP	NAP
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	NAP	10/31/2022	NAP	NAP	No	Fee	NAP	NAP
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	NAP	3/3/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	NAP	3/28/2023	NAP	NAP	No	Fee	NAP	NAP
13	Loan	20	1	107 Tom Starling Road	NAP	6/14/2023	NAP	NAP	No	Fee	NAP	NAP
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	NAP	4/3/2023	NAP	NAP	Yes - AE	Leasehold	9/30/2057	Two, 20-year options
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	NAP	2/8/2023	NAP	NAP	No	Fee	NAP	NAP
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio
16.01	Property		1	121 Morgan Lakes Industrial Blvd	NAP	3/22/2023	NAP	NAP	No	Fee	NAP	NAP
16.02	Property		1	6582 Peachtree Industrial Blvd	NAP	3/22/2023	NAP	NAP	No	Fee	NAP	NAP
17	Loan	4, 5, 12	1	Riverview Tower	NAP	5/10/2023	NAP	NAP	No	Fee	NAP	NAP
18	Loan	4, 19, 22	1	Museum Tower	NAP	2/10/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP
19	Loan	6, 12, 16, 22	3	Grogan Portfolio
19.01	Property		1	Sweet Sam's Factory	NAP	5/25/2023	NAP	NAP	No	Fee	NAP	NAP
19.02	Property		1	15 East 76th Street	NAP	5/25/2023	NAP	NAP	No	Fee	NAP	NAP
19.03	Property		1	523B East 85th Street	NAP	5/25/2023	NAP	NAP	No	Fee	NAP	NAP
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	NAP	10/31/2022	7/31/2021	12%	No	Leasehold	12/12/2120	None
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio
21.01	Property		1	30, 40 and 60 East 9th Street	NAP	5/8/2023	NAP	NAP	No	Fee	NAP	NAP
21.02	Property		1	260 West 87th Street	NAP	5/8/2023	NAP	NAP	No	Fee	NAP	NAP
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3
22.01	Property		1	Prime Storage Bridgehampton	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.02	Property		1	Prime Storage Bohemia	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.03	Property		1	Prime Storage Westhampton Beach	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.04	Property		1	Prime Storage Queens Jamaica	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.05	Property		1	Prime Storage West Palm Beach	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.06	Property		1	Prime Storage Snellville	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.07	Property		1	Prime Storage Shallotte	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.08	Property		1	Prime Storage Danbury East	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.09	Property		1	Prime Storage Dallas	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.11	Property		1	Prime Storage Mesa	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.12	Property		1	Prime Storage Warren	NAP	3/20/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP
22.13	Property		1	Prime Storage Portsmouth	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.14	Property		1	Prime Storage Bolivia	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.15	Property		1	Prime Storage Charlottesville	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.16	Property		1	Prime Storage Clifton	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.17	Property		1	Prime Storage Centereach	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.18	Property		1	Prime Storage Marietta North	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.19	Property		1	Prime Storage Hardeeville	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.20	Property		1	Prime Storage Summerville	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.22	Property		1	Prime Storage Marietta South	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.23	Property		1	Prime Storage Cartersville	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.24	Property		1	Prime Storage Danbury West	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.25	Property		1	Prime Storage Scarborough	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.26	Property		1	Prime Storage Baltimore	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.27	Property		1	Prime Storage Farmingdale	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.	NAP	3/20/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP
22.29	Property		1	Prime Storage Glenville	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.30	Property		1	Prime Storage Fishers Ford Dr.	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.31	Property		1	Prime Storage Acworth North	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.32	Property		1	Prime Storage Rock Hill	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.33	Property		1	Prime Storage Simpsonville	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.34	Property		1	Prime Storage Acworth East	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.35	Property		1	Prime Storage Saco	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.36	Property		1	Prime Storage Baltimore North Point Blvd.	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP

A-21

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms
22.37	Property		1	Prime Storage Green Island	NAP	3/20/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP
22.38	Property		1	Prime Storage North Fort Myers	NAP	3/20/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP
22.39	Property		1	Prime Storage Marietta	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.40	Property		1	Prime Storage Midland	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.41	Property		1	Prime Storage Lansing	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.42	Property		1	Prime Storage Acworth West	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.43	Property		1	Prime Storage Boardman	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
22.44	Property		1	Prime Storage North Miami	NAP	3/20/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP
22.45	Property		1	Prime Storage Greenville Butler Rd.	NAP	3/20/2023	NAP	NAP	No	Fee	NAP	NAP
23	Loan		1	Eden Apartments	NAP	6/6/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	NAP	12/20/2022	NAP	NAP	Yes - AE	Fee/Leasehold	8/12/2026	Two, 6-year options
25	Loan	6, 20	2	Little Rock Self Storage Portfolio
25.01	Property		1	8015 Geyer Springs Road	NAP	5/24/2023	NAP	NAP	No	Fee	NAP	NAP
25.02	Property		1	6100 Leon Circle	NAP	5/24/2023	NAP	NAP	No	Fee	NAP	NAP
26	Loan		1	Mini U Storage - Tomball	NAP	3/29/2023	NAP	NAP	No	Fee	NAP	NAP
27	Loan		1	Marco MHC	2/16/2023	5/9/2023	NAP	NAP	No	Fee	NAP	NAP

A-22

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)
							18	19	18	19	18	19
1	Loan	1, 10, 12, 27	1	Gateway Center South	NAP	NAP	0	436,789	0	Springing	0	2,959
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	NAP	NAP	0	Springing	0	Springing	0	Springing
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	NAP	NAP	0	Springing	0	Springing	0	Springing
4	Loan	7, 16, 26, 29	1	Brookview Commons	NAP	NAP	27,566	29,689	0	12,391	0	3,300
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio			907,455	247,190	0	Springing	0	58,287
5.01	Property		1	Romulus - Huron	NAP	NAP
5.02	Property		1	Warren Perkins Jones	NAP	NAP
5.03	Property		1	Cleveland American Industrial	NAP	NAP
5.04	Property		1	Cleveland American Office	NAP	NAP
5.05	Property		1	Miles North Randall	NAP	NAP
5.06	Property		1	Invacare	NAP	NAP
5.07	Property		1	Stop Eight Vandalia	NAP	NAP
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	NAP	NAP	88,186	88,186	22,717	11,359	0	4,967
7	Loan	1, 12, 23, 30	1	Cumberland Mall	NAP	NAP	0	Springing	0	Springing	0	Springing
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II			0	216,566	126,563	Springing	0	$3,350 (Residential); $155 (Commercial)
8.01	Property		1	2410-2418 Broadway	NAP	NAP
8.02	Property		1	245 West 51st Street	NAP	NAP
8.03	Property		1	324-326 West 84th Street	NAP	NAP
8.04	Property		1	107 West 68th Street	NAP	NAP
8.05	Property		1	1443-1447 York Avenue	NAP	NAP
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	NAP	NAP	215,674	107,837	80,564	16,113	0	Replacement Reserve ($3,567), FF&E Reserve ($19,829.83)
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	NAP	NAP	0	Springing	0	Springing	0	Springing
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	NAP	NAP	696,822	696,822	272,774	136,387	8,000,000	26,650
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	NAP	NAP	589,478	117,896	50,057	12,514	0	7,362
13	Loan	20	1	107 Tom Starling Road	NAP	NAP	174,308	15,846	0	Springing	0	8,422
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	1,209,920	Yes	0	Springing	0	Springing	0	Springing
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	NAP	NAP	0	Springing	0	Springing	0	19,303
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio			114,738	16,391	113,212	9,434	0	1,972
16.01	Property		1	121 Morgan Lakes Industrial Blvd	NAP	NAP
16.02	Property		1	6582 Peachtree Industrial Blvd	NAP	NAP
17	Loan	4, 5, 12	1	Riverview Tower	NAP	NAP	287,922	47,987	0	Springing	0	5,570
18	Loan	4, 19, 22	1	Museum Tower	NAP	NAP	559,746	93,291	183	183	0	3,060
19	Loan	6, 12, 16, 22	3	Grogan Portfolio			47,988	23,994	16,944	8,472	0	0
19.01	Property		1	Sweet Sam's Factory	NAP	NAP
19.02	Property		1	15 East 76th Street	NAP	NAP
19.03	Property		1	523B East 85th Street	NAP	NAP
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	859,464	Yes	0	Springing	0	Springing	0	Springing
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio			0	Springing	0	Springing	27,500	2,292
21.01	Property		1	30, 40 and 60 East 9th Street	NAP	NAP
21.02	Property		1	260 West 87th Street	NAP	NAP
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3			1,212,979	404,326	0	0	0	48,584
22.01	Property		1	Prime Storage Bridgehampton	NAP	NAP
22.02	Property		1	Prime Storage Bohemia	NAP	NAP
22.03	Property		1	Prime Storage Westhampton Beach	NAP	NAP
22.04	Property		1	Prime Storage Queens Jamaica	NAP	NAP
22.05	Property		1	Prime Storage West Palm Beach	NAP	NAP
22.06	Property		1	Prime Storage Snellville	NAP	NAP
22.07	Property		1	Prime Storage Shallotte	NAP	NAP
22.08	Property		1	Prime Storage Danbury East	NAP	NAP
22.09	Property		1	Prime Storage Dallas	NAP	NAP
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.	NAP	NAP
22.11	Property		1	Prime Storage Mesa	NAP	NAP
22.12	Property		1	Prime Storage Warren	NAP	NAP
22.13	Property		1	Prime Storage Portsmouth	NAP	NAP
22.14	Property		1	Prime Storage Bolivia	NAP	NAP
22.15	Property		1	Prime Storage Charlottesville	NAP	NAP
22.16	Property		1	Prime Storage Clifton	NAP	NAP
22.17	Property		1	Prime Storage Centereach	NAP	NAP
22.18	Property		1	Prime Storage Marietta North	NAP	NAP
22.19	Property		1	Prime Storage Hardeeville	NAP	NAP
22.20	Property		1	Prime Storage Summerville	NAP	NAP
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.	NAP	NAP
22.22	Property		1	Prime Storage Marietta South	NAP	NAP
22.23	Property		1	Prime Storage Cartersville	NAP	NAP
22.24	Property		1	Prime Storage Danbury West	NAP	NAP
22.25	Property		1	Prime Storage Scarborough	NAP	NAP
22.26	Property		1	Prime Storage Baltimore	NAP	NAP
22.27	Property		1	Prime Storage Farmingdale	NAP	NAP
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.	NAP	NAP
22.29	Property		1	Prime Storage Glenville	NAP	NAP
22.30	Property		1	Prime Storage Fishers Ford Dr.	NAP	NAP
22.31	Property		1	Prime Storage Acworth North	NAP	NAP
22.32	Property		1	Prime Storage Rock Hill	NAP	NAP
22.33	Property		1	Prime Storage Simpsonville	NAP	NAP
22.34	Property		1	Prime Storage Acworth East	NAP	NAP
22.35	Property		1	Prime Storage Saco	NAP	NAP
22.36	Property		1	Prime Storage Baltimore North Point Blvd.	NAP	NAP

A-23

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)
22.37	Property		1	Prime Storage Green Island	NAP	NAP
22.38	Property		1	Prime Storage North Fort Myers	NAP	NAP
22.39	Property		1	Prime Storage Marietta	NAP	NAP
22.40	Property		1	Prime Storage Midland	NAP	NAP
22.41	Property		1	Prime Storage Lansing	NAP	NAP
22.42	Property		1	Prime Storage Acworth West	NAP	NAP
22.43	Property		1	Prime Storage Boardman	NAP	NAP
22.44	Property		1	Prime Storage North Miami	NAP	NAP
22.45	Property		1	Prime Storage Greenville Butler Rd.	NAP	NAP
23	Loan		1	Eden Apartments	NAP	NAP	64,157	9,165	33,558	5,593	0	3,163
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	1,080,000	No	0	Springing	0	Springing	0	Springing
25	Loan	6, 20	2	Little Rock Self Storage Portfolio			0	6,316	28,519	3,169	0	2,393
25.01	Property		1	8015 Geyer Springs Road	NAP	NAP
25.02	Property		1	6100 Leon Circle	NAP	NAP
26	Loan		1	Mini U Storage - Tomball	NAP	NAP	65,925	13,185	14,851	4,950	682	682
27	Loan		1	Marco MHC	NAP	NAP	17,681	5,894	5,168	1,723	0	260

A-24

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
					20	18	19	20	18	19	20	18	18	19
1	Loan	1, 10, 12, 27	1	Gateway Center South	0	0	29,586	1,000,000	0	0	0	0	0	0
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	288,170	10,000,000	240,142	0	0	0	0	0	19,165,251	0
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	254,198	6,639,981	Springing	2,541,976	0	0	0	0	241,234	0
4	Loan	7, 16, 26, 29	1	Brookview Commons	0	0	0	0	0	0	0	0	8,000,000	0
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	0	3,000,000	Springing	1,830,000	0	0	0	851,224	0	0
5.01	Property		1	Romulus - Huron
5.02	Property		1	Warren Perkins Jones
5.03	Property		1	Cleveland American Industrial
5.04	Property		1	Cleveland American Office
5.05	Property		1	Miles North Randall
5.06	Property		1	Invacare
5.07	Property		1	Stop Eight Vandalia
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	0	0	Springing	0	0	0	0	0	800,000	0
7	Loan	1, 12, 23, 30	1	Cumberland Mall	353,853	1,987,019	Springing	1,415,412	0	0	0	0	267,919	Springing
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	0	0	1,034	0	500,000	0	0	112,649	0	0
8.01	Property		1	2410-2418 Broadway
8.02	Property		1	245 West 51st Street
8.03	Property		1	324-326 West 84th Street
8.04	Property		1	107 West 68th Street
8.05	Property		1	1443-1447 York Avenue
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	0	0	0	0	0	0	0	0	69,181	Springing
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	0	26,723,400	Springing	0	0	0	0	0	31,137,229	0
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	0	15,000,000	Springing	15,000,000	0	0	0	0	40,614,319	0
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	0	2,300,000	18,404	0	0	0	0	0	1,166,939	32,768
13	Loan	20	1	107 Tom Starling Road	0	0	19,140	500,000	0	0	0	0	49,790	0
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	183,389	11,882,926	Springing	1,100,331	0	0	0	0	1,506,022	Springing
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	231,636	5,000,000	144,771	10,000,000	0	0	0	0	10,489,446	0
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	0	0	Springing	0	0	0	0	38,250	0	0
16.01	Property		1	121 Morgan Lakes Industrial Blvd
16.02	Property		1	6582 Peachtree Industrial Blvd
17	Loan	4, 5, 12	1	Riverview Tower	0	1,500,000	Springing	0	0	0	0	11,935	5,399,238	0
18	Loan	4, 19, 22	1	Museum Tower	0	350,000	20,319	1,000,000	0	0	0	285,064	1,000,000	Springing
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	0	0	0	0	0	0	0	0	300,000	0
19.01	Property		1	Sweet Sam's Factory
19.02	Property		1	15 East 76th Street
19.03	Property		1	523B East 85th Street
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	0	0	Springing	0	0	0	0	0	1,080,607	Springing
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	27,500	0	0	0	0	0	0	0	12,100	0
21.01	Property		1	30, 40 and 60 East 9th Street
21.02	Property		1	260 West 87th Street
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	0	0	0	0	0	0	0	703,313	0	0
22.01	Property		1	Prime Storage Bridgehampton
22.02	Property		1	Prime Storage Bohemia
22.03	Property		1	Prime Storage Westhampton Beach
22.04	Property		1	Prime Storage Queens Jamaica
22.05	Property		1	Prime Storage West Palm Beach
22.06	Property		1	Prime Storage Snellville
22.07	Property		1	Prime Storage Shallotte
22.08	Property		1	Prime Storage Danbury East
22.09	Property		1	Prime Storage Dallas
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.
22.11	Property		1	Prime Storage Mesa
22.12	Property		1	Prime Storage Warren
22.13	Property		1	Prime Storage Portsmouth
22.14	Property		1	Prime Storage Bolivia
22.15	Property		1	Prime Storage Charlottesville
22.16	Property		1	Prime Storage Clifton
22.17	Property		1	Prime Storage Centereach
22.18	Property		1	Prime Storage Marietta North
22.19	Property		1	Prime Storage Hardeeville
22.20	Property		1	Prime Storage Summerville
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.
22.22	Property		1	Prime Storage Marietta South
22.23	Property		1	Prime Storage Cartersville
22.24	Property		1	Prime Storage Danbury West
22.25	Property		1	Prime Storage Scarborough
22.26	Property		1	Prime Storage Baltimore
22.27	Property		1	Prime Storage Farmingdale
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.
22.29	Property		1	Prime Storage Glenville
22.30	Property		1	Prime Storage Fishers Ford Dr.
22.31	Property		1	Prime Storage Acworth North
22.32	Property		1	Prime Storage Rock Hill
22.33	Property		1	Prime Storage Simpsonville
22.34	Property		1	Prime Storage Acworth East
22.35	Property		1	Prime Storage Saco
22.36	Property		1	Prime Storage Baltimore North Point Blvd.

A-25

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
22.37	Property		1	Prime Storage Green Island
22.38	Property		1	Prime Storage North Fort Myers
22.39	Property		1	Prime Storage Marietta
22.40	Property		1	Prime Storage Midland
22.41	Property		1	Prime Storage Lansing
22.42	Property		1	Prime Storage Acworth West
22.43	Property		1	Prime Storage Boardman
22.44	Property		1	Prime Storage North Miami
22.45	Property		1	Prime Storage Greenville Butler Rd.
23	Loan		1	Eden Apartments	0	0	0	0	0	0	0	53,672	0	0
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	619,992	4,068,135	0	0	0	0	0	0	743,644	Springing
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	57,432	0	0	0	0	0	0	550,000	0	0
25.01	Property		1	8015 Geyer Springs Road
25.02	Property		1	6100 Leon Circle
26	Loan		1	Mini U Storage - Tomball	0	0	0	0	0	0	0	0	0	0
27	Loan		1	Marco MHC	0	0	0	0	0	0	0	0	0	0

A-26

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)
						20
1	Loan	1, 10, 12, 27	1	Gateway Center South		0	NAP
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	Landlord Obligation Reserve ($13,479,707.20), Free Rent Reserve ($5,685,543.94)	0	NAP
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	Gap Rent Reserve	0	NAP
4	Loan	7, 16, 26, 29	1	Brookview Commons	Earn-out Reserve	0	8,000,000
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio		0	NAP
5.01	Property		1	Romulus - Huron
5.02	Property		1	Warren Perkins Jones
5.03	Property		1	Cleveland American Industrial
5.04	Property		1	Cleveland American Office
5.05	Property		1	Miles North Randall
5.06	Property		1	Invacare
5.07	Property		1	Stop Eight Vandalia
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	Lease Security Deposit Reserve	0	NAP
7	Loan	1, 12, 23, 30	1	Cumberland Mall	Gap Rent Reserve (Upfront: $267,919), Anchor Tenant Reserve (Monthly: Springing)	0	NAP
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II		0	NAP
8.01	Property		1	2410-2418 Broadway
8.02	Property		1	245 West 51st Street
8.03	Property		1	324-326 West 84th Street
8.04	Property		1	107 West 68th Street
8.05	Property		1	1443-1447 York Avenue
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	Condominium Common Charge (Upfront: $69,181.48; Monthly Springing), PIP Reserve (Monthly: Springing)	0	NAP
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	Outstanding TI/LC Reserve ($21,283,070), Free Rent Reserve ($9,854,159)	0	NAP
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	Sea Wall Repair Reserve ($25,000,000), Unfunded Obligations Reserve ($14,195,734), Elevator Modernization Reserve ($1,418,585.35)	0	NAP
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	Outstanding TI/LC Reserve (Upfront: $1,053,949.92), Municipal Authority TI/LC Reserve (Monthly: $32,768.23), Free Rent Holdback Reserve (Upfront: $112,988.83)	0	NAP
13	Loan	20	1	107 Tom Starling Road	Unfunded LL Work	0	NAP
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	Gap Rent Reserve (Upfront: $1,506,022), Ground Rent Reserve (Monthly: Springing)	0	NAP
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	Outstanding TI/LC Reserve ($10,303,667), Free Rent Reserve ($185,778.77)	0	NAP
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio		0	NAP
16.01	Property		1	121 Morgan Lakes Industrial Blvd
16.02	Property		1	6582 Peachtree Industrial Blvd
17	Loan	4, 5, 12	1	Riverview Tower	Outstanding TI/LC Reserve ($4,317,292), Rent Concessions Reserve ($1,081,946)	0	NAP
18	Loan	4, 19, 22	1	Museum Tower	Mana TI Reserve (Upfront: $1,000,000), SWM Reserve (Monthly: Springing)	0	NAP
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	Amended CO Reserve	0	NAP
19.01	Property		1	Sweet Sam's Factory
19.02	Property		1	15 East 76th Street
19.03	Property		1	523B East 85th Street
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	Amortized TI Reserve (Upfront: $1,080,606.72), Ground Rent Reserve (Monthly: Springing)	0	NAP
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	Condominium Assessment Reserve	12,100	NAP
21.01	Property		1	30, 40 and 60 East 9th Street
21.02	Property		1	260 West 87th Street
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	NAP	0	NAP
22.01	Property		1	Prime Storage Bridgehampton
22.02	Property		1	Prime Storage Bohemia
22.03	Property		1	Prime Storage Westhampton Beach
22.04	Property		1	Prime Storage Queens Jamaica
22.05	Property		1	Prime Storage West Palm Beach
22.06	Property		1	Prime Storage Snellville
22.07	Property		1	Prime Storage Shallotte
22.08	Property		1	Prime Storage Danbury East
22.09	Property		1	Prime Storage Dallas
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.
22.11	Property		1	Prime Storage Mesa
22.12	Property		1	Prime Storage Warren
22.13	Property		1	Prime Storage Portsmouth
22.14	Property		1	Prime Storage Bolivia
22.15	Property		1	Prime Storage Charlottesville
22.16	Property		1	Prime Storage Clifton
22.17	Property		1	Prime Storage Centereach
22.18	Property		1	Prime Storage Marietta North
22.19	Property		1	Prime Storage Hardeeville
22.20	Property		1	Prime Storage Summerville
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.
22.22	Property		1	Prime Storage Marietta South
22.23	Property		1	Prime Storage Cartersville
22.24	Property		1	Prime Storage Danbury West
22.25	Property		1	Prime Storage Scarborough
22.26	Property		1	Prime Storage Baltimore
22.27	Property		1	Prime Storage Farmingdale
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.
22.29	Property		1	Prime Storage Glenville
22.30	Property		1	Prime Storage Fishers Ford Dr.
22.31	Property		1	Prime Storage Acworth North
22.32	Property		1	Prime Storage Rock Hill
22.33	Property		1	Prime Storage Simpsonville
22.34	Property		1	Prime Storage Acworth East
22.35	Property		1	Prime Storage Saco
22.36	Property		1	Prime Storage Baltimore North Point Blvd.

A-27

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)
22.37	Property		1	Prime Storage Green Island
22.38	Property		1	Prime Storage North Fort Myers
22.39	Property		1	Prime Storage Marietta
22.40	Property		1	Prime Storage Midland
22.41	Property		1	Prime Storage Lansing
22.42	Property		1	Prime Storage Acworth West
22.43	Property		1	Prime Storage Boardman
22.44	Property		1	Prime Storage North Miami
22.45	Property		1	Prime Storage Greenville Butler Rd.
23	Loan		1	Eden Apartments		0	NAP
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	Gap Rent Reserve (Upfront: $743,643.75), Rollover Reserve (Monthly: Springing)	2,043,342	NAP
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	NAP	0	NAP
25.01	Property		1	8015 Geyer Springs Road
25.02	Property		1	6100 Leon Circle
26	Loan		1	Mini U Storage - Tomball		0	NAP
27	Loan		1	Marco MHC		0	NAP

A-28

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Description	Lockbox Type
						26
1	Loan	1, 10, 12, 27	1	Gateway Center South	NAP	Hard
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	NAP	Hard
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	NAP	Hard
4	Loan	7, 16, 26, 29	1	Brookview Commons	No disbursement of the Earnout Reserve Funds shall be requested by Borrower or disbursed by Lender prior to the earlier to occur of (i) September 5, 2023 and (ii) the final Securitization involving the Loan, and (y) no Earnout Reserve Funds may be requested by Borrower or will be disbursed by Lender after the Earnout Reserve Expiration Date and any Earnout Reserve Funds on deposit in
					the Earnout Reserve Subaccount as of the Earnout Reserve Expiration Date will be held as additional collateral for the Loan.	NAP
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	NAP	Hard
5.01	Property		1	Romulus - Huron
5.02	Property		1	Warren Perkins Jones
5.03	Property		1	Cleveland American Industrial
5.04	Property		1	Cleveland American Office
5.05	Property		1	Miles North Randall
5.06	Property		1	Invacare
5.07	Property		1	Stop Eight Vandalia
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	NAP	Springing
7	Loan	1, 12, 23, 30	1	Cumberland Mall	NAP	Hard
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	NAP	Soft (Residential); Hard (Commercial)
8.01	Property		1	2410-2418 Broadway
8.02	Property		1	245 West 51st Street
8.03	Property		1	324-326 West 84th Street
8.04	Property		1	107 West 68th Street
8.05	Property		1	1443-1447 York Avenue
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	NAP	Springing
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	NAP	Hard
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	NAP	Hard
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	NAP	Hard
13	Loan	20	1	107 Tom Starling Road	NAP	Springing
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	NAP	Hard
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	NAP	Hard
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	NAP	Springing
16.01	Property		1	121 Morgan Lakes Industrial Blvd
16.02	Property		1	6582 Peachtree Industrial Blvd
17	Loan	4, 5, 12	1	Riverview Tower	NAP	Hard
18	Loan	4, 19, 22	1	Museum Tower	NAP	Hard
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	NAP	Soft
19.01	Property		1	Sweet Sam's Factory
19.02	Property		1	15 East 76th Street
19.03	Property		1	523B East 85th Street
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	NAP	Hard
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	NAP	Hard
21.01	Property		1	30, 40 and 60 East 9th Street
21.02	Property		1	260 West 87th Street
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	NAP	Soft
22.01	Property		1	Prime Storage Bridgehampton
22.02	Property		1	Prime Storage Bohemia
22.03	Property		1	Prime Storage Westhampton Beach
22.04	Property		1	Prime Storage Queens Jamaica
22.05	Property		1	Prime Storage West Palm Beach
22.06	Property		1	Prime Storage Snellville
22.07	Property		1	Prime Storage Shallotte
22.08	Property		1	Prime Storage Danbury East
22.09	Property		1	Prime Storage Dallas
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.
22.11	Property		1	Prime Storage Mesa
22.12	Property		1	Prime Storage Warren
22.13	Property		1	Prime Storage Portsmouth
22.14	Property		1	Prime Storage Bolivia
22.15	Property		1	Prime Storage Charlottesville
22.16	Property		1	Prime Storage Clifton
22.17	Property		1	Prime Storage Centereach
22.18	Property		1	Prime Storage Marietta North
22.19	Property		1	Prime Storage Hardeeville
22.20	Property		1	Prime Storage Summerville
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.
22.22	Property		1	Prime Storage Marietta South
22.23	Property		1	Prime Storage Cartersville
22.24	Property		1	Prime Storage Danbury West
22.25	Property		1	Prime Storage Scarborough
22.26	Property		1	Prime Storage Baltimore
22.27	Property		1	Prime Storage Farmingdale
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.
22.29	Property		1	Prime Storage Glenville
22.30	Property		1	Prime Storage Fishers Ford Dr.
22.31	Property		1	Prime Storage Acworth North
22.32	Property		1	Prime Storage Rock Hill
22.33	Property		1	Prime Storage Simpsonville
22.34	Property		1	Prime Storage Acworth East
22.35	Property		1	Prime Storage Saco
22.36	Property		1	Prime Storage Baltimore North Point Blvd.

A-29

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Description	Lockbox Type
22.37	Property		1	Prime Storage Green Island
22.38	Property		1	Prime Storage North Fort Myers
22.39	Property		1	Prime Storage Marietta
22.40	Property		1	Prime Storage Midland
22.41	Property		1	Prime Storage Lansing
22.42	Property		1	Prime Storage Acworth West
22.43	Property		1	Prime Storage Boardman
22.44	Property		1	Prime Storage North Miami
22.45	Property		1	Prime Storage Greenville Butler Rd.
23	Loan		1	Eden Apartments	NAP	Springing
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	NAP	Hard
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	NAP	Springing
25.01	Property		1	8015 Geyer Springs Road
25.02	Property		1	6100 Leon Circle
26	Loan		1	Mini U Storage - Tomball	NAP	Springing
27	Loan		1	Marco MHC	NAP	Springing

A-30

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate
					26							9	9
1	Loan	1, 10, 12, 27	1	Gateway Center South	Springing	Yes	No	Yes	Yes	62,500,000	100,000,000	580,704.86	943,645.40	NAP	NAP
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	Springing	Yes	Yes	Yes	No	62,500,000	211,500,000	1,329,512.50	1,722,394.44	NAP	NAP
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	Springing	Yes	Yes	Yes	No	62,500,000	117,500,000	824,293.78	1,262,747.92	NAP	NAP
4	Loan	7, 16, 26, 29	1	Brookview Commons	NAP	NAP	NAP	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	Springing	Yes	Yes	Yes	No	52,800,000	127,200,000	789,920.84	1,117,812.51	NAP	NAP
5.01	Property		1	Romulus - Huron
5.02	Property		1	Warren Perkins Jones
5.03	Property		1	Cleveland American Industrial
5.04	Property		1	Cleveland American Office
5.05	Property		1	Miles North Randall
5.06	Property		1	Invacare
5.07	Property		1	Stop Eight Vandalia
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	Springing	Yes	Yes	Yes	Yes	52,000,000	18,000,000	123,522.08	480,363.66	NAP	NAP
7	Loan	1, 12, 23, 30	1	Cumberland Mall	Springing	Yes	No	Yes	No	52,000,000	128,000,000	851,125.92	1,196,895.83	NAP	NAP
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	Springing	Yes	Yes	Yes	Yes	41,000,000	13,000,000	45,996.07	191,060.60	NAP	NAP
8.01	Property		1	2410-2418 Broadway
8.02	Property		1	245 West 51st Street
8.03	Property		1	324-326 West 84th Street
8.04	Property		1	107 West 68th Street
8.05	Property		1	1443-1447 York Avenue
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	Springing	Yes	Yes	Yes	No	30,000,000	445,000,000	2,367,945.94	2,527,582.75	65,000,000	8.20000%
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	Springing	Yes	No	Yes	No	30,000,000	195,000,000	962,180.55	1,110,208.33	NAP	NAP
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	In Place	Yes	Yes	Yes	Yes	27,000,000	23,000,000	149,341.61	324,655.67	NAP	NAP
13	Loan	20	1	107 Tom Starling Road	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	Springing	Yes	Yes	Yes	No	22,500,000	67,500,000	463,093.75	617,458.33	NAP	NAP
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	Springing	Yes	Yes	Yes	No	20,000,000	152,000,000	979,889.82	1,108,822.69	NAP	NAP
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	Springing	Yes	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	121 Morgan Lakes Industrial Blvd
16.02	Property		1	6582 Peachtree Industrial Blvd
17	Loan	4, 5, 12	1	Riverview Tower	Springing	Yes	Yes	Yes	Yes	17,592,102	9,995,512	73,375.76	202,517.10	NAP	NAP
18	Loan	4, 19, 22	1	Museum Tower	Springing	Yes	Yes	Yes	No	17,000,000	30,000,000	165,922.92	259,945.90	NAP	NAP
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.01	Property		1	Sweet Sam's Factory
19.02	Property		1	15 East 76th Street
19.03	Property		1	523B East 85th Street
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	In Place	Yes	Yes	Yes	No	14,000,000	15,000,000	68,184.02	131,822.45	NAP	NAP
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	In Place	Yes	Yes	Yes	No	10,000,000	34,000,000	227,229.39	294,061.57	NAP	NAP
21.01	Property		1	30, 40 and 60 East 9th Street
21.02	Property		1	260 West 87th Street
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	Springing	Yes	No	Yes	No	10,000,000	395,870,000	2,137,285.64	2,191,275.22	64,130,000	6.39000%
22.01	Property		1	Prime Storage Bridgehampton
22.02	Property		1	Prime Storage Bohemia
22.03	Property		1	Prime Storage Westhampton Beach
22.04	Property		1	Prime Storage Queens Jamaica
22.05	Property		1	Prime Storage West Palm Beach
22.06	Property		1	Prime Storage Snellville
22.07	Property		1	Prime Storage Shallotte
22.08	Property		1	Prime Storage Danbury East
22.09	Property		1	Prime Storage Dallas
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.
22.11	Property		1	Prime Storage Mesa
22.12	Property		1	Prime Storage Warren
22.13	Property		1	Prime Storage Portsmouth
22.14	Property		1	Prime Storage Bolivia
22.15	Property		1	Prime Storage Charlottesville
22.16	Property		1	Prime Storage Clifton
22.17	Property		1	Prime Storage Centereach
22.18	Property		1	Prime Storage Marietta North
22.19	Property		1	Prime Storage Hardeeville
22.20	Property		1	Prime Storage Summerville
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.
22.22	Property		1	Prime Storage Marietta South
22.23	Property		1	Prime Storage Cartersville
22.24	Property		1	Prime Storage Danbury West
22.25	Property		1	Prime Storage Scarborough
22.26	Property		1	Prime Storage Baltimore
22.27	Property		1	Prime Storage Farmingdale
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.
22.29	Property		1	Prime Storage Glenville
22.30	Property		1	Prime Storage Fishers Ford Dr.
22.31	Property		1	Prime Storage Acworth North
22.32	Property		1	Prime Storage Rock Hill
22.33	Property		1	Prime Storage Simpsonville
22.34	Property		1	Prime Storage Acworth East
22.35	Property		1	Prime Storage Saco
22.36	Property		1	Prime Storage Baltimore North Point Blvd.

A-31

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate
22.37	Property		1	Prime Storage Green Island
22.38	Property		1	Prime Storage North Fort Myers
22.39	Property		1	Prime Storage Marietta
22.40	Property		1	Prime Storage Midland
22.41	Property		1	Prime Storage Lansing
22.42	Property		1	Prime Storage Acworth West
22.43	Property		1	Prime Storage Boardman
22.44	Property		1	Prime Storage North Miami
22.45	Property		1	Prime Storage Greenville Butler Rd.
23	Loan		1	Eden Apartments	Springing	Yes	No	No	No	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	Springing	Yes	Yes	Yes	No	5,500,000	364,500,000	1,816,707.65	1,844,120.25	NAP	NAP
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	8015 Geyer Springs Road
25.02	Property		1	6100 Leon Circle
26	Loan		1	Mini U Storage - Tomball	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Marco MHC	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-32

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)
						9		13					9		13
1	Loan	1, 10, 12, 27	1	Gateway Center South	162,500,000	943,645.40	59.9%	1.21	8.5%	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	274,000,000	1,722,394.44	49.4%	1.39	11.6%	56,000,000	14.00000%	330,000,000	2,384,801.85	59.5%	1
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	180,000,000	1,262,747.92	47.6%	1.61	14.3%	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	7, 16, 26, 29	1	Brookview Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	180,000,000	1,117,812.51	58.5%	1.39	10.7%	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Romulus - Huron
5.02	Property		1	Warren Perkins Jones
5.03	Property		1	Cleveland American Industrial
5.04	Property		1	Cleveland American Office
5.05	Property		1	Miles North Randall
5.06	Property		1	Invacare
5.07	Property		1	Stop Eight Vandalia
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	70,000,000	480,363.66	43.4%	1.33	11.2%	10,000,000	10.25000%	80,000,000	566,966.67	49.6%	1.13
7	Loan	1, 12, 23, 30	1	Cumberland Mall	180,000,000	1,196,895.83	48.9%	1.66	13.8%	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	54,000,000	191,060.60	39.2%	2.88	12.3%	41,000,000	9.19800%	95,000,000	509,690.39	69.0%	1.08
8.01	Property		1	2410-2418 Broadway
8.02	Property		1	245 West 51st Street
8.03	Property		1	324-326 West 84th Street
8.04	Property		1	107 West 68th Street
8.05	Property		1	1443-1447 York Avenue
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	540,000,000	2,977,918.80	38.3%	2.16	14.3%	40,000,000	10.12500%	580,000,000	3,320,105.90	41.1%	1.94
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	225,000,000	1,110,208.33	56.8%	2.36	14.7%	55,000,000	10.50000%	280,000,000	1,598,142.36	70.7%	1.64
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	50,000,000	324,655.67	53.9%	1.65	13.5%	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	20	1	107 Tom Starling Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	90,000,000	617,458.33	58.8%	1.50	13.3%	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	172,000,000	1,108,822.69	33.0%	1.54	12.7%	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	121 Morgan Lakes Industrial Blvd
16.02	Property		1	6582 Peachtree Industrial Blvd
17	Loan	4, 5, 12	1	Riverview Tower	27,587,614	202,517.10	68.6%	1.40	12.6%	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	4, 19, 22	1	Museum Tower	47,000,000	259,945.90	61.8%	1.70	11.9%	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.01	Property		1	Sweet Sam's Factory
19.02	Property		1	15 East 76th Street
19.03	Property		1	523B East 85th Street
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	29,000,000	131,822.45	68.2%	2.04	11.5%	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	44,000,000	294,061.57	61.0%	1.35	10.9%	NAP	NAP	NAP	NAP	NAP	NAP
21.01	Property		1	30, 40 and 60 East 9th Street
21.02	Property		1	260 West 87th Street
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	470,000,000	2,537,510.42	59.4%	1.44	9.5%	120,000,000	9.87500%	590,000,000	3,538,725.70	74.6%	1.03
22.01	Property		1	Prime Storage Bridgehampton
22.02	Property		1	Prime Storage Bohemia
22.03	Property		1	Prime Storage Westhampton Beach
22.04	Property		1	Prime Storage Queens Jamaica
22.05	Property		1	Prime Storage West Palm Beach
22.06	Property		1	Prime Storage Snellville
22.07	Property		1	Prime Storage Shallotte
22.08	Property		1	Prime Storage Danbury East
22.09	Property		1	Prime Storage Dallas
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.
22.11	Property		1	Prime Storage Mesa
22.12	Property		1	Prime Storage Warren
22.13	Property		1	Prime Storage Portsmouth
22.14	Property		1	Prime Storage Bolivia
22.15	Property		1	Prime Storage Charlottesville
22.16	Property		1	Prime Storage Clifton
22.17	Property		1	Prime Storage Centereach
22.18	Property		1	Prime Storage Marietta North
22.19	Property		1	Prime Storage Hardeeville
22.20	Property		1	Prime Storage Summerville
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.
22.22	Property		1	Prime Storage Marietta South
22.23	Property		1	Prime Storage Cartersville
22.24	Property		1	Prime Storage Danbury West
22.25	Property		1	Prime Storage Scarborough
22.26	Property		1	Prime Storage Baltimore
22.27	Property		1	Prime Storage Farmingdale
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.
22.29	Property		1	Prime Storage Glenville
22.30	Property		1	Prime Storage Fishers Ford Dr.
22.31	Property		1	Prime Storage Acworth North
22.32	Property		1	Prime Storage Rock Hill
22.33	Property		1	Prime Storage Simpsonville
22.34	Property		1	Prime Storage Acworth East
22.35	Property		1	Prime Storage Saco
22.36	Property		1	Prime Storage Baltimore North Point Blvd.

A-33

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)
22.37	Property		1	Prime Storage Green Island
22.38	Property		1	Prime Storage North Fort Myers
22.39	Property		1	Prime Storage Marietta
22.40	Property		1	Prime Storage Midland
22.41	Property		1	Prime Storage Lansing
22.42	Property		1	Prime Storage Acworth West
22.43	Property		1	Prime Storage Boardman
22.44	Property		1	Prime Storage North Miami
22.45	Property		1	Prime Storage Greenville Butler Rd.
23	Loan		1	Eden Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	370,000,000	1,844,120.25	54.5%	2.10	13.0%	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	8015 Geyer Springs Road
25.02	Property		1	6100 Leon Circle
26	Loan		1	Mini U Storage - Tomball	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Marco MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-34

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type	Sponsor
						13	13
1	Loan	1, 10, 12, 27	1	Gateway Center South	NAP	No	NAP	The Related Companies, L.P.
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	9.6%	No	NAP	Tishman Speyer Properties, L.P. and Silverstein Properties, LLC
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	NAP	No	NAP	Forest City Realty Trust, LLC, MJGT Associates, LLC, and Queensland Investment Corporation
4	Loan	7, 16, 26, 29	1	Brookview Commons	NAP	No	NAP	Barry J. Bertram and John L. DiMarco, Sr.
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	NAP	No	NAP	Industrial Commercial Properties and Industrial Realty Group
5.01	Property		1	Romulus - Huron
5.02	Property		1	Warren Perkins Jones
5.03	Property		1	Cleveland American Industrial
5.04	Property		1	Cleveland American Office
5.05	Property		1	Miles North Randall
5.06	Property		1	Invacare
5.07	Property		1	Stop Eight Vandalia
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	9.8%	No	NAP	Moshe Kupferstein, Devi Alfaks, Edward Alfaks, Morris Alfaks, Dib Chaaya and Salim Mann
7	Loan	1, 12, 23, 30	1	Cumberland Mall	NAP	No	NAP	BPR Nimbus LLC
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	7.0%	No	NAP	Robert Gilardian and Albert Gilardian
8.01	Property		1	2410-2418 Broadway
8.02	Property		1	245 West 51st Street
8.03	Property		1	324-326 West 84th Street
8.04	Property		1	107 West 68th Street
8.05	Property		1	1443-1447 York Avenue
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	NAP	No	NAP	George Xu
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	13.4%	No	NAP	JPMorgan Chase Bank, N.A., J.P. Morgan Investment Management Inc., OMERS Administration Corporation, and OPG Investment Holdings (US), LLC
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	11.8%	Yes	Future Mezzanine Loan	Mark Karasick and Michael Silberberg
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	NAP	No	NAP	Abraham Leser, Robert Schachter and Harry Gold
13	Loan	20	1	107 Tom Starling Road	NAP	No	NAP	Alexander Dembitzer
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	NAP	No	NAP	BPR Nimbus LLC
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	NAP	Yes	Future Mezzanine Loan	AEW CPT REIT, LLC, AEW Core Property (U.S.), L.P., Brookfield Office Properties Inc. and Brookfield Property Partners, L.P.
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	NAP	No	NAP	Jaisree Nallapaty
16.01	Property		1	121 Morgan Lakes Industrial Blvd
16.02	Property		1	6582 Peachtree Industrial Blvd
17	Loan	4, 5, 12	1	Riverview Tower	NAP	No	NAP	Hertz Realty Operating Partnership, LP
18	Loan	4, 19, 22	1	Museum Tower	NAP	No	NAP	Moishe Mana
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	NAP	No	NAP	David Grogan
19.01	Property		1	Sweet Sam's Factory
19.02	Property		1	15 East 76th Street
19.03	Property		1	523B East 85th Street
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	NAP	No	NAP	DRA Growth and Income Master Fund X-A, LLC and Manageco X, LLC
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	NAP	No	NAP	Aaron Katz
21.01	Property		1	30, 40 and 60 East 9th Street
21.02	Property		1	260 West 87th Street
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	7.5%	No	NAP	Robert J. Moser
22.01	Property		1	Prime Storage Bridgehampton
22.02	Property		1	Prime Storage Bohemia
22.03	Property		1	Prime Storage Westhampton Beach
22.04	Property		1	Prime Storage Queens Jamaica
22.05	Property		1	Prime Storage West Palm Beach
22.06	Property		1	Prime Storage Snellville
22.07	Property		1	Prime Storage Shallotte
22.08	Property		1	Prime Storage Danbury East
22.09	Property		1	Prime Storage Dallas
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.
22.11	Property		1	Prime Storage Mesa
22.12	Property		1	Prime Storage Warren
22.13	Property		1	Prime Storage Portsmouth
22.14	Property		1	Prime Storage Bolivia
22.15	Property		1	Prime Storage Charlottesville
22.16	Property		1	Prime Storage Clifton
22.17	Property		1	Prime Storage Centereach
22.18	Property		1	Prime Storage Marietta North
22.19	Property		1	Prime Storage Hardeeville
22.20	Property		1	Prime Storage Summerville
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.
22.22	Property		1	Prime Storage Marietta South
22.23	Property		1	Prime Storage Cartersville
22.24	Property		1	Prime Storage Danbury West
22.25	Property		1	Prime Storage Scarborough
22.26	Property		1	Prime Storage Baltimore
22.27	Property		1	Prime Storage Farmingdale
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.
22.29	Property		1	Prime Storage Glenville
22.30	Property		1	Prime Storage Fishers Ford Dr.
22.31	Property		1	Prime Storage Acworth North
22.32	Property		1	Prime Storage Rock Hill
22.33	Property		1	Prime Storage Simpsonville
22.34	Property		1	Prime Storage Acworth East
22.35	Property		1	Prime Storage Saco
22.36	Property		1	Prime Storage Baltimore North Point Blvd.

A-35

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type	Sponsor
22.37	Property		1	Prime Storage Green Island
22.38	Property		1	Prime Storage North Fort Myers
22.39	Property		1	Prime Storage Marietta
22.40	Property		1	Prime Storage Midland
22.41	Property		1	Prime Storage Lansing
22.42	Property		1	Prime Storage Acworth West
22.43	Property		1	Prime Storage Boardman
22.44	Property		1	Prime Storage North Miami
22.45	Property		1	Prime Storage Greenville Butler Rd.
23	Loan		1	Eden Apartments	NAP	No	NAP	Michael Eisner and Steven Weinstock
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	NAP	No	NAP	The Macerich Partnership, L.P.
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	NAP	No	NAP	Jacob Ramage
25.01	Property		1	8015 Geyer Springs Road
25.02	Property		1	6100 Leon Circle
26	Loan		1	Mini U Storage - Tomball	NAP	No	NAP	Elevation Fund 8, LLC
27	Loan		1	Marco MHC	NAP	No	NAP	Valentino Marcoccia

A-36

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)
					24		33		29
1	Loan	1, 10, 12, 27	1	Gateway Center South	The Related Companies, L.P.	No	No	Refinance	No	162,500,000
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	11 West 42 Realty Investors, L.L.C.	No	No	Refinance	No	274,000,000
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	Forest City Realty Trust LLC	No	No	Refinance	No	180,000,000
4	Loan	7, 16, 26, 29	1	Brookview Commons	Barry J. Bertram and John L. DiMarco, Sr.	No	No	Refinance	Yes	58,000,000
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	Holdings Ohio, LLC and Christopher Semarjian	No	Yes	Refinance		180,000,000
5.01	Property		1	Romulus - Huron					No
5.02	Property		1	Warren Perkins Jones					No
5.03	Property		1	Cleveland American Industrial					No
5.04	Property		1	Cleveland American Office					No
5.05	Property		1	Miles North Randall					No
5.06	Property		1	Invacare					No
5.07	Property		1	Stop Eight Vandalia					No
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	Moshe Kupferstein, Devi Alfaks, Edward Alfaks, Morris Alfaks, Dib Chaaya and Salim Mann	No	No	Acquisition	No	70,000,000
7	Loan	1, 12, 23, 30	1	Cumberland Mall	BPR Nimbus LLC	No	No	Refinance	No	180,000,000
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	Robert Gilardian and Albert Gilardian	No	No	Refinance		54,000,000
8.01	Property		1	2410-2418 Broadway					No
8.02	Property		1	245 West 51st Street					No
8.03	Property		1	324-326 West 84th Street					No
8.04	Property		1	107 West 68th Street					No
8.05	Property		1	1443-1447 York Avenue					No
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	George Xu	No	No	Refinance	Yes	40,100,000
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	OPG Investment Holdings (US), LLC	No	No	Refinance	No	475,000,000
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	Mark Karasick and Michael Silberberg	No	Yes	Acquisition	No	225,000,000
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	Abraham Leser, Robert Schachter and Harry Gold	No	Yes	Refinance	No	50,000,000
13	Loan	20	1	107 Tom Starling Road	Alexander Dembitzer	No	No	Refinance	No	26,000,000
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	BPR Nimbus LLC	No	No	Refinance	No	90,000,000
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	Brookfield Properties Investor LLC	No	No	Refinance	No	172,000,000
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	Jaisree Nallapaty	No	No	Acquisition/Refinance
16.01	Property		1	121 Morgan Lakes Industrial Blvd					No
16.02	Property		1	6582 Peachtree Industrial Blvd					Yes
17	Loan	4, 5, 12	1	Riverview Tower	Hertz Realty Operating Partnership, LP	No	No	Refinance	No
18	Loan	4, 19, 22	1	Museum Tower	Moishe Mana	No	No	Acquisition	No
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	David Grogan	No	No	Refinance
19.01	Property		1	Sweet Sam's Factory					No
19.02	Property		1	15 East 76th Street					No
19.03	Property		1	523B East 85th Street					No
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	DRA Growth and Income Master Fund X-A, LLC	No	No	Acquisition	No
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	Aaron Katz	No	No	Refinance
21.01	Property		1	30, 40 and 60 East 9th Street					No
21.02	Property		1	260 West 87th Street					No
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	Prime Storage Fund II, LP, Prime Storage Fund II (Cayman), LP, Prime Storage Fund II IDF, LP and Robert Moser	No	No	Recapitalization
22.01	Property		1	Prime Storage Bridgehampton					No
22.02	Property		1	Prime Storage Bohemia					No
22.03	Property		1	Prime Storage Westhampton Beach					No
22.04	Property		1	Prime Storage Queens Jamaica					Yes
22.05	Property		1	Prime Storage West Palm Beach					No
22.06	Property		1	Prime Storage Snellville					No
22.07	Property		1	Prime Storage Shallotte					No
22.08	Property		1	Prime Storage Danbury East					No
22.09	Property		1	Prime Storage Dallas					No
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.					No
22.11	Property		1	Prime Storage Mesa					No
22.12	Property		1	Prime Storage Warren					No
22.13	Property		1	Prime Storage Portsmouth					No
22.14	Property		1	Prime Storage Bolivia					No
22.15	Property		1	Prime Storage Charlottesville					No
22.16	Property		1	Prime Storage Clifton					No
22.17	Property		1	Prime Storage Centereach					No
22.18	Property		1	Prime Storage Marietta North					No
22.19	Property		1	Prime Storage Hardeeville					Yes
22.20	Property		1	Prime Storage Summerville					No
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.					No
22.22	Property		1	Prime Storage Marietta South					No
22.23	Property		1	Prime Storage Cartersville					No
22.24	Property		1	Prime Storage Danbury West					No
22.25	Property		1	Prime Storage Scarborough					No
22.26	Property		1	Prime Storage Baltimore					No
22.27	Property		1	Prime Storage Farmingdale					No
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.					No
22.29	Property		1	Prime Storage Glenville					No
22.30	Property		1	Prime Storage Fishers Ford Dr.					No
22.31	Property		1	Prime Storage Acworth North					No
22.32	Property		1	Prime Storage Rock Hill					No
22.33	Property		1	Prime Storage Simpsonville					No
22.34	Property		1	Prime Storage Acworth East					No
22.35	Property		1	Prime Storage Saco					Yes
22.36	Property		1	Prime Storage Baltimore North Point Blvd.					No

A-37

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)
22.37	Property		1	Prime Storage Green Island					No
22.38	Property		1	Prime Storage North Fort Myers					No
22.39	Property		1	Prime Storage Marietta					No
22.40	Property		1	Prime Storage Midland					No
22.41	Property		1	Prime Storage Lansing					No
22.42	Property		1	Prime Storage Acworth West					No
22.43	Property		1	Prime Storage Boardman					No
22.44	Property		1	Prime Storage North Miami					Yes
22.45	Property		1	Prime Storage Greenville Butler Rd.					No
23	Loan		1	Eden Apartments	Michael Eisner and Steven Weinstock	No	No	Refinance	No
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	The Macerich Partnership, L.P.	No	No	Refinance	No
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	Jacob Ramage	No	No	Acquisition
25.01	Property		1	8015 Geyer Springs Road					No
25.02	Property		1	6100 Leon Circle					No
26	Loan		1	Mini U Storage - Tomball	Elevation Fund 8, LLC	No	No	Recapitalization	No
27	Loan		1	Marco MHC	Valentino Marcoccia	No	No	Refinance	No

A-38

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration

1	Loan	1, 10, 12, 27	1	Gateway Center South	4,938,409	0	0	167,438,409	157,685,240	0	9,753,170	0	0	0	167,438,409	NAP
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	13,988,916	56,000,000	0	343,988,916	301,013,950	0	13,809,715	29,165,251	0	0	343,988,916	NAP
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	320,557	0	0	180,320,557	171,903,023	0	1,536,319	6,881,215	0	0	180,320,557	NAP
4	Loan	7, 16, 26, 29	1	Brookview Commons	0	0	0	58,000,000	40,402,225	0	1,904,803	27,566	7,665,407	8,000,000	58,000,000	NAP
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	0	0	0	180,000,000	132,024,335	0	9,870,791	4,758,679	33,346,195	0	180,000,000	NAP
5.01	Property		1	Romulus - Huron												NAP
5.02	Property		1	Warren Perkins Jones												NAP
5.03	Property		1	Cleveland American Industrial												NAP
5.04	Property		1	Cleveland American Office												NAP
5.05	Property		1	Miles North Randall												NAP
5.06	Property		1	Invacare												NAP
5.07	Property		1	Stop Eight Vandalia												NAP
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	926,795	10,000,000	0	80,926,795	0	78,028,181	1,987,711	910,903	0	0	80,926,795	NAP
7	Loan	1, 12, 23, 30	1	Cumberland Mall	0	0	0	180,000,000	160,491,051	0	1,638,600	2,254,938	15,615,412	0	180,000,000	NAP
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	0	41,000,000	0	95,000,000	87,557,263	0	6,655,112	739,212	48,413	0	95,000,000	NAP
8.01	Property		1	2410-2418 Broadway												NAP
8.02	Property		1	245 West 51st Street												NAP
8.03	Property		1	324-326 West 84th Street												NAP
8.04	Property		1	107 West 68th Street												NAP
8.05	Property		1	1443-1447 York Avenue												NAP
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	0	0	0	40,100,000	34,167,935	0	1,184,467	365,420	4,382,178	0	40,100,000	8/16/2041
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	41,583,604	105,000,000	0	621,583,604	546,966,371	0	16,756,604	57,860,629	0	0	621,583,604	NAP
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	119,820,041	74,000,000	49,633,468	468,453,509	0	377,000,000	26,869,593	64,583,916	0	0	468,453,509	NAP
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	1,654,120	0	0	51,654,120	46,244,132	0	1,303,514	4,106,474	0	0	51,654,120	NAP
13	Loan	20	1	107 Tom Starling Road	0	0	0	26,000,000	18,585,188	0	404,505	224,098	6,786,209	0	26,000,000	NAP
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	0	0	0	90,000,000	70,733,847	0	2,361,300	13,388,948	3,515,904	0	90,000,000	NAP
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	5,793,688	0	0	177,793,688	156,217,116	0	6,087,126	15,489,446	0	0	177,793,688	NAP
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio												NAP
16.01	Property		1	121 Morgan Lakes Industrial Blvd												NAP
16.02	Property		1	6582 Peachtree Industrial Blvd												NAP
17	Loan	4, 5, 12	1	Riverview Tower												NAP
18	Loan	4, 19, 22	1	Museum Tower												NAP
19	Loan	6, 12, 16, 22	3	Grogan Portfolio												NAP
19.01	Property		1	Sweet Sam's Factory												NAP
19.02	Property		1	15 East 76th Street												NAP
19.03	Property		1	523B East 85th Street												NAP
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ												NAP
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio												NAP
21.01	Property		1	30, 40 and 60 East 9th Street												NAP
21.02	Property		1	260 West 87th Street												NAP
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3												NAP
22.01	Property		1	Prime Storage Bridgehampton												NAP
22.02	Property		1	Prime Storage Bohemia												NAP
22.03	Property		1	Prime Storage Westhampton Beach												NAP
22.04	Property		1	Prime Storage Queens Jamaica												NAP
22.05	Property		1	Prime Storage West Palm Beach												NAP
22.06	Property		1	Prime Storage Snellville												NAP
22.07	Property		1	Prime Storage Shallotte												NAP
22.08	Property		1	Prime Storage Danbury East												NAP
22.09	Property		1	Prime Storage Dallas												NAP
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.												NAP
22.11	Property		1	Prime Storage Mesa												NAP
22.12	Property		1	Prime Storage Warren												NAP
22.13	Property		1	Prime Storage Portsmouth												NAP
22.14	Property		1	Prime Storage Bolivia												NAP
22.15	Property		1	Prime Storage Charlottesville												NAP
22.16	Property		1	Prime Storage Clifton												NAP
22.17	Property		1	Prime Storage Centereach												NAP
22.18	Property		1	Prime Storage Marietta North												NAP
22.19	Property		1	Prime Storage Hardeeville												NAP
22.20	Property		1	Prime Storage Summerville												NAP
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.												NAP
22.22	Property		1	Prime Storage Marietta South												NAP
22.23	Property		1	Prime Storage Cartersville												NAP
22.24	Property		1	Prime Storage Danbury West												NAP
22.25	Property		1	Prime Storage Scarborough												NAP
22.26	Property		1	Prime Storage Baltimore												NAP
22.27	Property		1	Prime Storage Farmingdale												NAP
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.												NAP
22.29	Property		1	Prime Storage Glenville												NAP
22.30	Property		1	Prime Storage Fishers Ford Dr.												NAP
22.31	Property		1	Prime Storage Acworth North												NAP
22.32	Property		1	Prime Storage Rock Hill												NAP
22.33	Property		1	Prime Storage Simpsonville												NAP
22.34	Property		1	Prime Storage Acworth East												NAP
22.35	Property		1	Prime Storage Saco												NAP
22.36	Property		1	Prime Storage Baltimore North Point Blvd.												NAP

A-39

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration
22.37	Property		1	Prime Storage Green Island												NAP
22.38	Property		1	Prime Storage North Fort Myers												NAP
22.39	Property		1	Prime Storage Marietta												NAP
22.40	Property		1	Prime Storage Midland												NAP
22.41	Property		1	Prime Storage Lansing												NAP
22.42	Property		1	Prime Storage Acworth West												NAP
22.43	Property		1	Prime Storage Boardman												NAP
22.44	Property		1	Prime Storage North Miami												NAP
22.45	Property		1	Prime Storage Greenville Butler Rd.												NAP
23	Loan		1	Eden Apartments												NAP
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres												NAP
25	Loan	6, 20	2	Little Rock Self Storage Portfolio												NAP
25.01	Property		1	8015 Geyer Springs Road												NAP
25.02	Property		1	6100 Leon Circle												NAP
26	Loan		1	Mini U Storage - Tomball												NAP
27	Loan		1	Marco MHC												NAP

A-40

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)

1	Loan	1, 10, 12, 27	1	Gateway Center South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	7, 16, 26, 29	1	Brookview Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Romulus - Huron	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Warren Perkins Jones	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	Cleveland American Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	Cleveland American Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	Miles North Randall	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	Invacare	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.07	Property		1	Stop Eight Vandalia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	1, 12, 23, 30	1	Cumberland Mall	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	2410-2418 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	245 West 51st Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	324-326 West 84th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.04	Property		1	107 West 68th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.05	Property		1	1443-1447 York Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	185.01	148.91	80.5%	185.01	148.91	80.5%	176.30	132.40	75.1%
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	20	1	107 Tom Starling Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	121 Morgan Lakes Industrial Blvd	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	6582 Peachtree Industrial Blvd	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	4, 5, 12	1	Riverview Tower	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	4, 19, 22	1	Museum Tower	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.01	Property		1	Sweet Sam's Factory	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	15 East 76th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	523B East 85th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01	Property		1	30, 40 and 60 East 9th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	260 West 87th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	Prime Storage Bridgehampton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Prime Storage Bohemia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	Prime Storage Westhampton Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Prime Storage Queens Jamaica	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.05	Property		1	Prime Storage West Palm Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.06	Property		1	Prime Storage Snellville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.07	Property		1	Prime Storage Shallotte	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.08	Property		1	Prime Storage Danbury East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.09	Property		1	Prime Storage Dallas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.11	Property		1	Prime Storage Mesa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.12	Property		1	Prime Storage Warren	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.13	Property		1	Prime Storage Portsmouth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.14	Property		1	Prime Storage Bolivia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.15	Property		1	Prime Storage Charlottesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.16	Property		1	Prime Storage Clifton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.17	Property		1	Prime Storage Centereach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.18	Property		1	Prime Storage Marietta North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.19	Property		1	Prime Storage Hardeeville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.20	Property		1	Prime Storage Summerville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.22	Property		1	Prime Storage Marietta South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.23	Property		1	Prime Storage Cartersville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.24	Property		1	Prime Storage Danbury West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.25	Property		1	Prime Storage Scarborough	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.26	Property		1	Prime Storage Baltimore	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.27	Property		1	Prime Storage Farmingdale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.29	Property		1	Prime Storage Glenville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.30	Property		1	Prime Storage Fishers Ford Dr.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.31	Property		1	Prime Storage Acworth North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.32	Property		1	Prime Storage Rock Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.33	Property		1	Prime Storage Simpsonville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.34	Property		1	Prime Storage Acworth East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.35	Property		1	Prime Storage Saco	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.36	Property		1	Prime Storage Baltimore North Point Blvd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-41

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)
22.37	Property		1	Prime Storage Green Island	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.38	Property		1	Prime Storage North Fort Myers	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.39	Property		1	Prime Storage Marietta	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.40	Property		1	Prime Storage Midland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.41	Property		1	Prime Storage Lansing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.42	Property		1	Prime Storage Acworth West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.43	Property		1	Prime Storage Boardman	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.44	Property		1	Prime Storage North Miami	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.45	Property		1	Prime Storage Greenville Butler Rd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan		1	Eden Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	8015 Geyer Springs Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	6100 Leon Circle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	Mini U Storage - Tomball	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Marco MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-42

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	1, 10, 12, 27	1	Gateway Center South	NAP	NAP	NAP
2	Loan	1, 12, 13, 21, 23, 24	1	11 West 42nd Street	NAP	NAP	NAP
3	Loan	1, 5, 12, 18, 19, 20, 24	1	Short Pump Town Center	NAP	NAP	NAP
4	Loan	7, 16, 26, 29	1	Brookview Commons	NAP	NAP	NAP
5	Loan	1, 2, 6, 12, 16, 19, 20, 22, 33	7	ICP/IRG Holdings Portfolio	NAP	NAP	NAP
5.01	Property		1	Romulus - Huron	NAP	NAP	NAP
5.02	Property		1	Warren Perkins Jones	NAP	NAP	NAP
5.03	Property		1	Cleveland American Industrial	NAP	NAP	NAP
5.04	Property		1	Cleveland American Office	NAP	NAP	NAP
5.05	Property		1	Miles North Randall	NAP	NAP	NAP
5.06	Property		1	Invacare	NAP	NAP	NAP
5.07	Property		1	Stop Eight Vandalia	NAP	NAP	NAP
6	Loan	2, 12, 13, 16, 19	1	California High Tech Logistics	NAP	NAP	NAP
7	Loan	1, 12, 23, 30	1	Cumberland Mall	NAP	NAP	NAP
8	Loan	2, 6, 12, 13	5	Gilardian NYC Portfolio II	NAP	NAP	NAP
8.01	Property		1	2410-2418 Broadway	NAP	NAP	NAP
8.02	Property		1	245 West 51st Street	NAP	NAP	NAP
8.03	Property		1	324-326 West 84th Street	NAP	NAP	NAP
8.04	Property		1	107 West 68th Street	NAP	NAP	NAP
8.05	Property		1	1443-1447 York Avenue	NAP	NAP	NAP
9	Loan	2, 17, 19, 21, 27, 29	1	Four Points Flushing	NAP	NAP	NAP
10	Loan	1, 5, 10, 12, 13, 19, 23, 30, 31	1	Back Bay Office	NAP	NAP	NAP
11	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	NAP	NAP	NAP
12	Loan	1, 4, 12, 19, 28, 33	1	The Widener Building	NAP	NAP	NAP
13	Loan	20	1	107 Tom Starling Road	NAP	NAP	NAP
14	Loan	1, 12, 17, 19, 21	1	Oxmoor Center	NAP	NAP	NAP
15	Loan	1, 10, 12, 13, 15, 21, 30	1	Heritage Plaza	NAP	NAP	NAP
16	Loan	2, 6, 10, 16, 19, 29	2	Cosmos Portfolio	NAP	NAP	NAP
16.01	Property		1	121 Morgan Lakes Industrial Blvd	NAP	NAP	NAP
16.02	Property		1	6582 Peachtree Industrial Blvd	NAP	NAP	NAP
17	Loan	4, 5, 12	1	Riverview Tower	NAP	NAP	NAP
18	Loan	4, 19, 22	1	Museum Tower	NAP	NAP	NAP
19	Loan	6, 12, 16, 22	3	Grogan Portfolio	NAP	NAP	NAP
19.01	Property		1	Sweet Sam's Factory	NAP	NAP	NAP
19.02	Property		1	15 East 76th Street	NAP	NAP	NAP
19.03	Property		1	523B East 85th Street	NAP	NAP	NAP
20	Loan	3, 5, 12, 16, 17, 19, 22	1	RH HQ	NAP	NAP	NAP
21	Loan	4, 6, 12, 16, 19, 24	2	Select Parking NYC Portfolio	NAP	NAP	NAP
21.01	Property		1	30, 40 and 60 East 9th Street	NAP	NAP	NAP
21.02	Property		1	260 West 87th Street	NAP	NAP	NAP
22	Loan	5, 6, 12, 13, 29	45	Prime Storage Portfolio #3	NAP	NAP	NAP
22.01	Property		1	Prime Storage Bridgehampton	NAP	NAP	NAP
22.02	Property		1	Prime Storage Bohemia	NAP	NAP	NAP
22.03	Property		1	Prime Storage Westhampton Beach	NAP	NAP	NAP
22.04	Property		1	Prime Storage Queens Jamaica	NAP	NAP	NAP
22.05	Property		1	Prime Storage West Palm Beach	NAP	NAP	NAP
22.06	Property		1	Prime Storage Snellville	NAP	NAP	NAP
22.07	Property		1	Prime Storage Shallotte	NAP	NAP	NAP
22.08	Property		1	Prime Storage Danbury East	NAP	NAP	NAP
22.09	Property		1	Prime Storage Dallas	NAP	NAP	NAP
22.10	Property		1	Prime Storage Bay Shore Pine Aire Dr.	NAP	NAP	NAP
22.11	Property		1	Prime Storage Mesa	NAP	NAP	NAP
22.12	Property		1	Prime Storage Warren	NAP	NAP	NAP
22.13	Property		1	Prime Storage Portsmouth	NAP	NAP	NAP
22.14	Property		1	Prime Storage Bolivia	NAP	NAP	NAP
22.15	Property		1	Prime Storage Charlottesville	NAP	NAP	NAP
22.16	Property		1	Prime Storage Clifton	NAP	NAP	NAP
22.17	Property		1	Prime Storage Centereach	NAP	NAP	NAP
22.18	Property		1	Prime Storage Marietta North	NAP	NAP	NAP
22.19	Property		1	Prime Storage Hardeeville	NAP	NAP	NAP
22.20	Property		1	Prime Storage Summerville	NAP	NAP	NAP
22.21	Property		1	Prime Storage Virginia Beach Lynnhaven Pkwy.	NAP	NAP	NAP
22.22	Property		1	Prime Storage Marietta South	NAP	NAP	NAP
22.23	Property		1	Prime Storage Cartersville	NAP	NAP	NAP
22.24	Property		1	Prime Storage Danbury West	NAP	NAP	NAP
22.25	Property		1	Prime Storage Scarborough	NAP	NAP	NAP
22.26	Property		1	Prime Storage Baltimore	NAP	NAP	NAP
22.27	Property		1	Prime Storage Farmingdale	NAP	NAP	NAP
22.28	Property		1	Prime Storage Baltimore - 3500 Wilkens Ave.	NAP	NAP	NAP
22.29	Property		1	Prime Storage Glenville	NAP	NAP	NAP
22.30	Property		1	Prime Storage Fishers Ford Dr.	NAP	NAP	NAP
22.31	Property		1	Prime Storage Acworth North	NAP	NAP	NAP
22.32	Property		1	Prime Storage Rock Hill	NAP	NAP	NAP
22.33	Property		1	Prime Storage Simpsonville	NAP	NAP	NAP
22.34	Property		1	Prime Storage Acworth East	NAP	NAP	NAP
22.35	Property		1	Prime Storage Saco	NAP	NAP	NAP
22.36	Property		1	Prime Storage Baltimore North Point Blvd.	NAP	NAP	NAP

A-43

BMO 2023 5C1

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)
22.37	Property		1	Prime Storage Green Island	NAP	NAP	NAP
22.38	Property		1	Prime Storage North Fort Myers	NAP	NAP	NAP
22.39	Property		1	Prime Storage Marietta	NAP	NAP	NAP
22.40	Property		1	Prime Storage Midland	NAP	NAP	NAP
22.41	Property		1	Prime Storage Lansing	NAP	NAP	NAP
22.42	Property		1	Prime Storage Acworth West	NAP	NAP	NAP
22.43	Property		1	Prime Storage Boardman	NAP	NAP	NAP
22.44	Property		1	Prime Storage North Miami	NAP	NAP	NAP
22.45	Property		1	Prime Storage Greenville Butler Rd.	NAP	NAP	NAP
23	Loan		1	Eden Apartments	NAP	NAP	NAP
24	Loan	1, 5, 10, 12, 13, 17, 19, 20, 21, 26, 27, 30	1	Green Acres	NAP	NAP	NAP
25	Loan	6, 20	2	Little Rock Self Storage Portfolio	NAP	NAP	NAP
25.01	Property		1	8015 Geyer Springs Road	NAP	NAP	NAP
25.02	Property		1	6100 Leon Circle	NAP	NAP	NAP
26	Loan		1	Mini U Storage - Tomball	NAP	NAP	NAP
27	Loan		1	Marco MHC	NAP	NAP	NAP

A-44

Footnotes to Annex A

(1)	“BMO” denotes Bank of Montreal as Mortgage Loan Seller, “SMC” denotes Starwood Mortgage Capital LLC as Mortgage Loan Seller, “CREFI” denotes Citi Real Estate Funding Inc. as Mortgage Loan Seller, “SGFC” denotes Société Générale Financial Corporation as Mortgage Loan Seller, “3650 REIT” denotes 3650 Real Estate Investment Trust 2 LLC as Mortgage Loan Seller, “KeyBank” denotes KeyBank National Association as Mortgage Loan Seller, “GSMC” denotes Goldman Sachs Mortgage Company as Mortgage Loan Seller, “LMF” denotes LMF Commercial, LLC as Mortgage Loan Seller and “GACC” denotes German American Capital Corporation as Mortgage Loan Seller.

With respect to Loan No. 1, Gateway Center South, the mortgage loan is part of a whole loan that was co-originated by DBR Investments Co. Limited and Wells Fargo Bank, National Association.

With respect to Loan No. 2, 11 West 42nd Street, the mortgage loan is part of a whole loan that was co-originated by Bank of America, N.A., LMF and UBS AG. Part of the mortgage loan was purchased by BMO from LMF.

With respect to Loan No. 3, Short Pump Town Center, the mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA and Bank of America, N.A.

With respect to Loan No. 5, ICP/IRG Holdings Portfolio, the mortgage loan is part of a whole loan that was co-originated by 3650 REIT and JPMorgan Chase Bank, National Association.

With respect to Loan No. 7, Cumberland Mall, the mortgage loan is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch, Morgan Stanley Bank, N.A., and BMO.

With respect to Loan No. 10, Back Bay Office, the Mortgage Loan is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA, Wells Fargo Bank, National Association, New York Life Insurance Company, and Teachers Insurance and Annuity Association of America.

With respect to Loan No. 11, Harborside 2-3, the mortgage loan is part of a whole loan that was co-originated by CREFI and BMO.

With respect to Loan No. 12, The Widener Building, the mortgage loan is part of a whole loan that was co-originated by BMO and SMC.

With respect to Loan No. 14, Oxmoor Center, the mortgage loan is part of a whole loan that was co-originated by Barclays Capital Real Estate Inc. and SGFC.

With respect to Loan No. 15, Heritage Plaza, the mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA and Morgan Stanley Bank, N.A.

With respect to Loan No. 24, Green Acres, the mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, BMO, DBR Investments Co. Limited and Morgan Stanley Bank, N.A.

(2)	With respect to Loan No. 5, ICP/IRG Holdings Portfolio, the portfolio of mortgaged properties is comprised of 4,318,627 square feet of industrial properties, and 344,355 square feet of office property.

With respect to Loan No. 6, California High Tech Logistics, the mortgaged property consists of a 596,090 square foot warehouse/distribution center with approximately 586,090 square feet of warehouse space and 10,000 square feet of office space.

With respect to Loan No. 8, Gilardian NYC Portfolio II, the Gilardian NYC Portfolio Properties contain 11 commercial units totaling 12,405 square feet of commercial space, which are 100% occupied by six retail tenants and five restaurants, which represent approximately 17.5% of the underwritten rental income from the properties.

With respect to Loan No. 9, Four Points Flushing, the mortgaged property is comprised of a 210-room limited service hotel, 31,893 square feet of commercial space consisting of retail, office, and event space, and a 229 space parking garage. The 31,893 square feet of retail space is not presented in Number of Units. Current Occupancy reflects the occupancy of the hotel component of the mortgaged property. The retail space is 100.0% leased as of July 11, 2023.

With respect to Loan No. 16, Cosmos Portfolio, the mortgaged properties consist of two single-tenant industrial properties totaling 256,132 square feet. The 121 Morgan Lakes Industrial Blvd mortgaged property is a 153,092 square

A-45

foot warehouse/distribution facility with 151,562 square feet of warehouse space and 1,530 square feet of office space. The 6582 Peachtree Industrial Blvd mortgaged property is a 103,040 square foot warehouse/distribution facility with 95,342 square feet of warehouse space and 7,698 square feet of office space.

(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 20, RH HQ, the mortgaged property is subject to a ground lease with an expiration date of December 12, 2120. The annual ground rent under the ground lease is currently $859,464.

(4)	In certain cases, the mortgaged properties may have tenants that have executed leases that were included in the underwriting but that have not yet commenced paying rent and/or are not in occupancy.

For tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest mortgage loans, certain of such tenants have not taken possession or commenced paying rent or sublease a material portion of their property. See “Description of the Mortgage Pool—Tenant Issues— Rights to Sublease” and “--Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs” in the prospectus.

With respect to Loan No. 11, Harborside 2-3, the Third Largest Tenant, Collectors Universe, representing approximately 8.2% of the net rentable area, is in a free rent period through November 28, 2023.

With respect to Loan No. 12, The Widener Building, at origination, $112,988.83 was deposited into a free rent holdback reserve for (i) First Judicial District of PA, the Third Largest Tenant, which is in a free rent period for the months of May 2024 and May 2025 in an amount of $64,573.33, and (ii) Weir & Partners, the Fourth Largest Tenant, which is in a free rent period for the month of September 2023 in an amount of $48,415.50.

With respect to Loan No. 17, Riverview Tower, at origination $1,081,946 was deposited into a rent concessions reserve, representing free or gap rent for (i) CGI Federal Inc., the Largest Tenant, which is in a free rent period from July 1, 2023 through December 1, 2024 in an amount of $297,624, and (ii) Lewis Thomason PC, the Second Largest Tenant, which is in a gap rent period from July 1, 2023 through November 1, 2023 in an amount of $230,683, and a free rent period from December 1, 2023 through November 1, 2024 in an amount of $553,639. Lewis Thomason PC has not yet taken occupancy but is expected to take occupancy on December 1, 2023.

With respect to Loan No, 18, Museum Tower, the Second Largest Tenant, Mana Miami Management, LLC, an affiliate of the borrower sponsor, executed a new 15-year lease that expires in April 2038. The related lease contains no outs or termination options and is personally guaranteed by the borrower sponsor. Additionally, $1.0 million was reserved at origination of the Museum Tower whole loan to be held until such time that Mana Miami Management, LLC has built out its space and commenced operations. The borrower sponsor anticipates the tenant will commence operations at the mortgaged property by the second quarter of 2024.

With respect to Loan No. 21, Select Parking NYC Portfolio, occupancy represents the in-place lease to an affiliate of the borrower.

With respect to Loan No. 21, Select Parking NYC Portfolio, based on the underwritten rent roll dated May 1, 2023, 100% of parking spaces at each property are leased to an affiliate of the borrower sponsor and non-recourse carveout guarantor (who personally guarantees the lease) pursuant to a lease dated as of May 1, 2023. The historical cashflows represent the actual parking operations as there were no leases in place in these periods.

With respect to Loan No. 21, Select Parking NYC Portfolio, the Select Parking NYC Portfolio Properties are subject to a lease with affiliates of the borrower expiring April 30, 2033.

(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed identified in “Description of the Mortgage Pool—Certain Calculations and Definitions” in the prospectus, the Cut-off Date LTV Ratio (%) and the LTV Ratio at Maturity (%) are based on the Appraised Value ($) even though, for certain mortgage loans, the appraisal provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 3, Short Pump Town Center, the Appraised Value represents the “Hypothetical As Is” value of the mortgaged property excluding the value attributed to certain parcels which may be released by the borrower upon satisfaction of the terms and conditions in the related loan agreement. The actual As-Is value of the mortgaged property including the value attributed to such parcels is $392,000,000.

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With respect to Loan No. 10, Back Bay Office, the Appraised Value ($) represents the “As Is (Extraordinary Assumption)” appraised value subject to the extraordinary assumption that approximately $67,600,000 has been reserved for leasing costs. Due to the time passed since the appraisal date, the leasing cost escrow amount under the loan agreement was reduced to $57,860,629. All outstanding leasing costs at the time of loan origination were reserved upfront.

With respect to Loan No. 17, Riverview Tower, the Appraised Value reflects the “As Complete” value of $40,200,000 for the mortgaged property, effective August 1, 2023, which assumes the commencement of Lewis Thomason PC's lease on August 1, 2023. The “as-is” appraised value of the mortgaged proper-ty (without taking into account such assumption) as of May 3, 2023 is $35,700,000.

With respect to Loan No. 20, RH HQ, the Appraised Value ($) of $42,500,000 reflects the market value of the sandwich leasehold interest.

With respect to Loan No. 22, Prime Storage Portfolio #3, the Appraised Value represents the portfolio appraised value of $790,800,000 (“Portfolio Appraised Value”), prepared by the Appraiser, which is inclusive of an approximately 5.8% portfolio premium and reflects the “as-is” value of the Properties as a whole if sold in their entirety to a single buyer.

With respect to Loan No. 24, Green Acres, the as-is value for the property is based on the assumption that the PILOT documents will be extended to 2031 and $119.1 million was included in the total concluded as-is value of $679.0 million as the present value of the PILOT benefits through 2031. However, in the absence of the PILOT tax benefits beyond 2026, the as-is value of the property would be reduced by approximately $58.0 million resulting in an estimated value of $621.0 million. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity (%) based on the estimated value of $621.0 million would be 59.6%.

(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Cut-off Date Balance ($) and Maturity Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.
● Loan No. 5, ICP/IRG Holdings Portfolio
● Loan No. 8, Gilardian NYC Portfolio II
● Loan No. 16, Cosmos Portfolio
● Loan No. 19, Grogan Portfolio
● Loan No. 21, Select Parking NYC Portfolio
● Loan No. 22, Prime Storage Portfolio #3
● Loan No. 25, Little Rock Self Storage Portfolio

(7)	The Original Balance ($), Cut-off Date Balance ($), and Maturity Balance ($) represent only the mortgage loan included in the issuing entity. The Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Cut-off Date LTV Ratio (%), LTV Ratio at Maturity (%), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan per Unit ($) are calculated based on the mortgage loan included in the issuing entity and the related pari passu companion loans in the aggregate but exclude any subordinate companion loan(s). For more information regarding the mortgage loans secured by the mortgaged properties identified under the column heading in this Annex A-1, see the charts titled “Whole Loan Summary” and “Whole Loan Controlling Notes and Non-Controlling Notes” in “Description of the Mortgage Pool—The Whole Loans” in the prospectus.

With respect to Loan No. 4, Brookview Commons, the borrower was required to deposit $8,000,000 at origination into an earnout reserve subaccount (the “Earnout Reserve Funds”) to be held as additional cash collateral for the Brookview Commons mortgage loan. The lender will disburse the Earnout Reserve Funds to the borrower upon satisfaction by the borrower of certain performance criteria set forth in the related loan documents and receipt by the lender of evidence reasonably satisfactory to the lender that the borrower has obtained certain tax benefits described under “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the prospectus. In the event that the Earnout Reserve Funds are requested (x) on or after the earlier to occur of (1) September 5, 2023, and (2) the final securitization involving the Brookview Commons mortgage loan and (y) prior to December 5, 2023, then the lender will make a one-time disbursement of all of the Earnout Reserve Funds. In the event that the Earnout Reserve Funds are requested on or after December 5, 2023 (but before the earnout reserve expiration date of July 5, 2025), then the lender will make periodic disbursements (but no more than one time per calendar quarter) of the Earnout Reserve Funds (which may be in increments of less than the entire balance of the Earnout Reserve Funds).

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With respect to Loan No. 4, Brookview Commons, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / (ARD) (%), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%), Underwritten NOI DSCR and Underwritten NCF DSCR calculations have been adjusted to net out the $8,000,000 earnout reserve deposited at origination of the Brookview Commons mortgage loan and are 57.0%, 57.0%, 8.9%, 8.8%, 1.47x and 1.45x respectively. The unadjusted Cut-off Date LTV Ratio (%), LTV Ratio at Maturity (%), Underwritten NOI Debt Yield (%) and Underwritten NCF Debt Yield (%) are 66.1%, 66.1%, 7.7%, 7.6%, 1.26x and 1.25x respectively.

(8)	The Administrative Fee Rate % includes the Servicing Fee, the Operating Advisor Fee, the Certificate Administrator/Trustee Fee, the Asset Representations Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee applicable to each mortgage loan.

(9)	For the mortgage loans with an interest-only period that accrues interest on an Actual/360 basis, the Monthly Debt Service (IO) ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(10)	With respect to Loan No. 1, Gateway Center South, a Grace Period (Late Payment) of 5 days is allowed. Additionally, if the borrower is delinquent on such payment more than twice during any 12-month period, the borrower has to pay the lesser of (i) 3.0% of the unpaid sum or (ii) the maximum amount permitted by applicable law in order to defray the expense incurred by the lender to process the delinquent payment and to compensate the lender for the loss of the use of the delinquent payment.

With respect to Loan No. 10, Back Bay Office, a Grace Period (Late Payment) of 10 days after the payment date is permitted once during any 12-month period before the borrower has to pay the lesser of (i) 4.0% of the unpaid sum or (ii) the maximum amount permitted by applicable law in order to defray the expense incurred by the lender to process the delinquent payment and to compensate the lender for the loss of the use of the delinquent payment.

With respect to Loan No. 15, Heritage Plaza, a Grace Period (Late Payment) of five days is allowed once per 12-month period.

With respect to Loan No. 16, Cosmos Portfolio, Grace Period – (Default) is zero days for the outstanding principal balance due at maturity and five days for the monthly payment of principal and interest.

With respect to Loan No. 24, Green Acres, a Grace Period (Late Payment) of five days is allowed.

(11)	Intentionally blank

(12)	The “L” component of the prepayment provision represents lockout payments.

The “D” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

Certain mortgage loans permit the release of a portion of a mortgaged property (or an individual mortgaged property, in connection with a portfolio mortgage loan) under various circumstances, as described in the prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the prospectus.

With respect to Loan No. 1, Gateway Center South, the defeasance lockout period will be at least 26 months beginning with and including the first payment date on July 5, 2023. Defeasance of the Gateway Center South whole loan, in whole, but not in part, is permitted at any time after the earlier of (i) the third anniversary of the first monthly payment date and (ii) two years from the “startup day” of the REMIC which holds the portion of the Gateway Center South whole loan last contributed to a securitization. In addition, on any business day on and after June 5, 2025, voluntary prepayment of the Gateway Center South whole loan is permitted, together with, if such voluntary prepayment occurs prior to December 5, 2027, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of the Gateway Center South whole loan being prepaid and (y) a yield maintenance premium. The assumed defeasance lockout period of 26 months is based on the expected BMO 2023-5C1 securitization cut-off date in August 2023. The actual lockout period may be longer.

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With respect to Loan No. 2, 11 West 42nd Street, the borrower is permitted to prepay the 11 West 42nd Street whole loan in whole but not in part (i) on or after the payment date occurring in January 2028 without the payment of any prepayment premium or (ii) beginning on the payment date in July 2025 with the payment of a yield maintenance premium. Defeasance of the 11 West 42nd Street whole loan in whole but not in part is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note of the 11 West 42nd Street to be securitized and (ii) August 6, 2026. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the BMO 2023-5C1 securitization trust in August 2023. The actual lockout period may be longer.

With respect to Loan No. 3, Short Pump Town Center, defeasance of the Short Pump Town Center whole loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last portion of the Short Pump Town Center whole loan to be securitized and (b) July 6, 2026. The assumed defeasance lockout period of 24 payments is based on the closing date of the BMO 2023-5C1 securitization trust in August 2023. The actual lockout period may be longer.

With respect to Loan No. 3, Short Pump Town Center, the property size, UW NOI and Most Recent Occupancy exclude the Release Parcels, which includes (i) one or more parcels or outlots, (ii) the Dick's Sporting Goods Parcel and (iii) one or more Acquired Parcels or Acquired Expansion Parcels. An “Acquired Parcel” is a fee simple or leasehold interest to a parcel of the Short Pump Town Center Property that is acquired in a substitution in accordance with the loan documents. An “Acquired Expansion Parcel” means any parcel of land, together with any improvements thereon located, (a) constituting an integral part of, or adjoining to, or proximately located near, the shopping center of which the Short Pump Town Center Property is a part, (b) that is not owned by the borrower on the origination date and (c) is not an Acquired Parcel and is acquired by the borrower after the origination date.

With respect to Loan No. 5, ICP/IRG Holdings Portfolio, the lockout period will be at least 27 months beginning with and including the first payment date on June 1, 2023. The ICP/IRG Holdings Portfolio whole loan is prepayable at any time on or after the payment date occurring in June 2025, together with payment of a yield maintenance premium, if the ICP/IRG Holdings Portfolio whole loan is prepaid on or before December 1, 2027. Defeasance of the ICP/IRG Holdings Portfolio whole loan is permitted at any time after the date that is the earlier of two years after the closing date of the securitization that includes the last note to be securitized and the third anniversary of the first payment date. The assumed defeasance lockout period of 27 payments is based on the anticipated closing date of the BMO 2023-5C1 securitization trust in August 2023. The actual lockout period may be longer.

With respect to Loan No. 5, ICP/IRG Holdings Portfolio, from and after the Payment Guaranty Release Event described under “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” in the prospectus (but only after the Permitted Prepayment Date or the Permitted Defeasance Date, as applicable), the mortgage loan documents permit the borrowers to obtain the release of any individual Mortgaged Property provided that, among other conditions, (i) the borrowers (x) after the second anniversary of the first monthly payment date (the “Permitted Prepayment Date”), prepay (together with any applicable yield maintenance premium), or (y) after the earlier of (a) the third anniversary of the first monthly payment date or (b) the second anniversary of the closing date of the securitization that includes the last promissory note to be securitized (the “Permitted Defeasance Date”), defease the mortgage loan in an amount equal to or in excess of 115% of the allocated loan amount for the individual Mortgaged Property to be released, (ii) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Properties (as calculated under the related mortgage loan documents) is equal to or greater than the greater of (x) 1.31x and (y) the debt service coverage ratio immediately preceding such release, and (iii) the borrowers satisfy customary REMIC requirements.

With respect to Loan No. 5, ICP/IRG Holdings Portfolio, upon the request of the ICP/IRG Holdings Portfolio borrowers, the ICP/IRG Holdings Portfolio borrowers may obtain the release of certain specified release parcels without any required prepayment, defeasance, prepayment fee, yield maintenance premium or otherwise upon the satisfaction of certain conditions, including, but not limited to, satisfaction of customary REMIC requirements. If the Loan is included in a REMIC Trust and, immediately following a release of any release parcel, the ratio of the unpaid principal balance of the Loan to the value of the remaining mortgaged property is greater than 125%, the release will not be permitted unless the principal balance of the Loan is paid down by the borrower by an amount sufficient to satisfy REMIC Requirements.

With respect to Loan No. 6, California High Tech Logistics, the lockout period will be 12 payments beginning with and including the first payment date of May 1, 2023. The borrower is permitted to prepay the California High Tech Logistics whole loan (with the payment of the applicable yield maintenance premium) in whole but not in part. Additionally, prepayment of the California High Tech Logistics whole loan is not permitted unless the mezzanine borrower

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simultaneously makes a pro-rata prepayment of the mezzanine loan; provided, however that during the continuance of an event of default, the lender may accept a prepayment of the California High Tech Logistics whole loan without a simultaneous pro-rata prepayment of the mezzanine loan.

With respect to Loan No. 7, Cumberland Mall, the lockout period will be at least 27 payment dates beginning with and including the first payment date on June 1, 2023. Defeasance of the Cumberland Mall whole loan in full is permitted at any time after the earlier to occur of (i) April 14, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last Cumberland Mall whole loan note to be securitized. The assumed lockout period of 27 payments is based on the expected BMO 2023-5C1 securitization closing date in August 2023. The actual lockout period may be longer.

With respect to Loan No. 8, Gilardian NYC Portfolio II, at any time after the earlier to occur of (x) June 1, 2027 and (y) the date that is two years after the closing date of the securitization that includes the last pari passu note to be securitized, the whole loan documents permit the borrowers to obtain the release of any individual Gilardian NYC Portfolio II property from the lien of the mortgage up to two times during the term of the whole loan provided, among other conditions, (i) the borrowers defease the whole loan in an amount equal to at least 110% of the allocated loan amount for the individual Gilardian NYC Portfolio II property to be released, (ii) after giving effect to such release (a) the debt service coverage ratio for the Gilardian NYC Portfolio II whole loan and the related mezzanine loan  with respect to the remaining Gilardian NYC Portfolio II properties is not less than (x) the debt service coverage ratio for the Gilardian NYC Portfolio II whole loan and the related mezzanine loan immediately preceding such release or (y) 1.10x and (b) the loan-to-value ratio for the Gilardian NYC Portfolio II whole loan and the related mezzanine loan with respect to the remaining mortgaged properties is not greater than the lesser of (x) the loan-to-value ratio for the Gilardian NYC Portfolio II whole loan and the related mezzanine loan immediately preceding such release or (y) 65.0%, and (iii) REMIC release requirements are satisfied. The assumed lockout period of 26 payments is based on the expected BMO 2023-5C1 securitization closing date in August 2023. The actual lockout period may be longer.

With respect to Loan No. 10, Back Bay Office, the lockout period will be at least 25 months beginning with and including the first payment date on August 6, 2023. Defeasance of the Back Bay Office whole loan, or prepayment of the Back Bay Office whole loan (together with, if prior to the payment date in January 2028, a prepayment fee equal to the greater of 1% of the unpaid principal balance and a yield maintenance premium) in full, but not in part, is permitted at any time after the earlier of (i) June 7, 2026 and (ii) the second anniversary of the date on which the entire Back Bay Office whole loan (other than Note A-1, Note A-2, Note B-1 and Note B-2) has been securitized. The assumed lockout period of 25 months is based on the expected BMO 2023-5C1 securitization cut-off date in August 2023. The actual lockout period may be longer.

With respect to Loan No. 11, Harborside 2-3, the lockout period will be at least 28 payment dates beginning with and including the first payment date on May 6, 2023. Defeasance of the Harborside 2-3 whole loan in full (but not in part) is permitted at any time following the earlier to occur of (i) April 4, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 28 payments is based on the expected BMO 2023-5C1 securitization closing date in August 2023. The actual lockout period may be longer.

With respect to Loan No. 12, The Widener Building, defeasance of The Widener Building whole loan is permitted at any time after the earlier to occur of (i) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of The Widener Building whole loan to be securitized and (ii) June 9, 2026. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the BMO 2023-5C1 securitization trust in August 2023. The actual lockout period may be longer.

With respect to Loan No. 14, Oxmoor Center, the borrower is permitted to defease the Oxmoor Center whole loan, in whole, but not in part, at any time after the earlier to occur of (i) two years from the closing date of the securitization that includes the last note to be securitized or (ii) May 25, 2026. The assumed defeasance lockout period of 26 payments is based on the expected BMO 2023-5C1 securitization closing date in August 2023. The actual lockout period may be longer.

With respect to Loan No. 15, Heritage Plaza, voluntary prepayment of the Heritage Plaza whole loan in whole (but not in part) is permitted on or after the monthly payment date in November 2027 without payment of any prepayment premium. Prepayment (together with any applicable prepayment premium) in whole (but not in part) of the Heritage Plaza whole loan is permitted on any business day prior to November 6, 2027. Defeasance of the Heritage Plaza whole loan in whole (but not in part) is permitted at any time after the earlier of (i) April 13, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note of the Heritage Plaza whole

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loan to be securitized. The assumed defeasance lockout period of 27 payments is based on the expected BMO 2023-5C1 securitization closing date in August 2023. The actual lockout period may be longer.

With respect to Loan No. 17, Riverview Tower, the lockout period will be at least 25 payment dates beginning with and including the first payment date in August 2023. Defeasance of the Riverview Tower whole loan in full is permitted at any time after the earlier to occur of (i) June 28, 2026 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected BMO 2023-5C1 securitization closing date in August 2023. The actual lockout period may be longer.

With respect to Loan No. 19, Grogan Portfolio, at any time after the date that is two years after the closing date of the BMO 2023-5C1 securitization trust, and prior to February 2, 2028, the borrowers may obtain the release of one or more of the Grogan Portfolio properties, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the borrowers defease a portion of the Grogan Portfolio mortgage loan equal to 120% of the allocated loan amount of the property being released, (iii) the DSCR for the remaining properties is no less than the greater of 1.89x and DSCR immediately prior to release, (iv) the debt yield for the remaining properties is no less than the greater of 13.95% the debt yield immediately prior to release, and (v) unless releasing less than 25% of the principal balance, the loan-to-value ratio for the remaining properties is equal to or less than the lesser of 31.98% and the loan-to-value immediately prior to release.

With respect to Loan No. 20, RH HQ, defeasance of the RH HQ whole loan is permitted at any time after the earlier of (i) two years from the start-up date of the REMIC formed in connection with the REMIC declaration made on May 19, 2023 or (ii) three years from the origination date. In addition, in the event that prior to the related defeasance lockout period, (i) the ground lessor (or an affiliate thereof) elects to exercise its right of first offer to purchase the Mortgaged Property, the lender may elect to require that the related borrower prepay the RH HQ whole loan in full, together with any applicable yield maintenance premium (provided that the lender may also elect to permit the ground lessor or an affiliate of the ground lessor to assume the RH HQ whole loan in accordance with the terms of the RH HQ whole loan documents) or (ii) an affiliate of the borrower (the “Fee Purchaser”), pursuant to its right of first offer or otherwise, elects to acquire the fee interest in the Mortgaged Property (in which case the Fee Purchaser is required to request proposed financing terms from 3650 REIT or its affiliates to the extent there is not then a loan secured by the fee interest in the Mortgaged Property that will not be paid off in connection with such acquisition) and either (a) 3650 REIT elects not to provide financing or (b) the Fee Purchaser and 3650 REIT are unable to come to mutually agreeable terms for such financing, then the borrower will be required to prepay the RH HQ whole loan in full, together with any applicable yield maintenance premium as a condition to such acquisition.

With respect to Loan No. 21, Select Parking NYC Portfolio, the lockout period will be at least 26 payment dates beginning with and including the first payment date in July 2023.  Defeasance of the Select Parking NYC Portfolio whole loan in full is permitted at any time after the earlier to occur of (i) May 25, 2027 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected BMO 2023-5C1 securitization closing date in August 2023. The actual lockout period may be longer.

With respect to Loan No, 22, Prime Storage Portfolio #3, the lockout period will be at least 25 payment dates beginning with and including the first payment date on August 6, 2023. Defeasance of the Prime Storage Portfolio #3 whole loan in full (but not in part) is permitted at any time following the earlier to occur of (i) June 28, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected BMO 2023-5C1 securitization closing date in August 2023. The actual lockout period may be longer.

With respect to Loan No. 22, Prime Storage Portfolio #3, after the earlier to occur of (i) June 28, 2026 and (ii) two years from the date of the securitization of the last portion of the Prime Storage Portfolio whole loan, and prior to January 6, 2028, the borrowers may defease all or a portion of the Prime Storage Portfolio #3 whole loan and obtain the release of a property in connection with certain sales of such property or certain transfers of such property, provided that (i) in connection with a partial defeasance, the Prime Storage Portfolio #3 whole loan is partially defeased in an amount equal to the greater of (a) 120% of the allocated mortgage loan amount with respect to such individual property and (b) mortgage lender’s allocation of 100% of the net sales proceeds applicable to such individual property (and the Prime Storage Portfolio #3 Mezzanine Loans are prepaid in amount equal to the release price under the mezzanine loan documents), (ii) the DSCR with respect to the remaining properties is equal to or greater than the greater of (a) the DSCR immediately preceding such partial release and (b) the DSCR on June 28, 2023 and (iii) Borrower has delivered a REMIC opinion, and paid all of Mortgage Lender’s reasonable costs and expenses in

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connection with such defeasance. On and after January 6, 2028, the Borrowers may sell or dispose of one or more individual properties upon satisfying certain conditions under the Prime Storage Portfolio #3 whole loan documents.

With respect to Loan No. 24, Green Acres, the lockout period will be at least 31 payment dates beginning with and including the first payment date in February 2023.  Prepayment of the Green Acres whole loan in full, together with any applicable yield maintenance premium, is permitted at any time on or after the earlier to occur of (i) the monthly payment date occurring in January 2026 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 31 payments is based on the expected BMO 2023-5C1 securitization closing date in August 2023. The actual lockout period may be longer.

With respect to Loan No. 24, Green Acres, the borrowers may obtain a release of one or more Release Parcels. A “Release Parcel” is a parcel on the Green Acres property that is (a) non-income producing and unimproved for tenant occupancy and (b) the release of which does not have any adverse material effect, subject to satisfaction of certain conditions including, but not limited to, (i) no event of default has occurred and is continuing, (ii) regardless of whether such release of the Release Parcel is successfully consummated, the borrowers pay to the lender a processing fee in the amount of $15,000, (iii) the remaining property constitutes a separate tax lot (or the borrowers have filed an application for a separate tax lot and the borrower sponsor guarantees the payment of taxes on the Release Parcel pending the final issuance of such separate tax lot), (iv) the borrowers certify to the lender that the remaining property with all easements appurtenant and other permitted encumbrances thereto will not, strictly as a result of such transfer, be in violation of certain reciprocal easement agreements, the Walmart ground lease, the PILOT lease agreements or any then applicable law, statute, rule or regulation and (v) satisfaction of any REMIC release conditions.

(13)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt,” “—Preferred Equity and Preferred Return Arrangements” and “Certain Legal Aspects of the Mortgage Loans” in the prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 2, 11 West 42nd Street, concurrently with the funding of the 11 West 42nd Street whole loan, Bank of America, N.A. originated a mezzanine loan in the amount of $56,000,000 secured by the mezzanine borrower’s interests in the borrowers, as collateral for the mezzanine loan (the “Mezzanine Loan”). The Mezzanine Loan is coterminous with the 11 West 42nd Street whole loan. The Mezzanine Loan accrues interest at a rate of 14.00000% per annum and requires interest-only payments until its maturity date. A mezzanine intercreditor agreement was executed at loan origination. Subsequent to loan origination, the mezzanine loan was sold by Bank of America, N.A. to an affiliate of Taconic Capital.

With respect to Loan No. 2, 11 West 42nd Street, the borrower is permitted to enter into a “Property-Assessed Clean Energy loan” or any similar indebtedness  (a “PACE Loan”) for an amount not to exceed $10,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation, which PACE Loan is (i) incurred for improvements to the mortgaged property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the mortgaged property. The lien resulting from any unpaid and delinquent PACE Loan payments would have property tax lien status.

With respect to Loan No. 6, California High Tech Logistics, concurrently with the origination of the California High Tech Logistics whole loan, a $10.0 million mezzanine loan was originated, secured by, among other things, the pledge of the direct equity interest in the California High Tech Logistics borrower. The California High Tech Logistics mezzanine loan accrues interest at a rate of 10.25% per annum and requires interest-only payments through the full term of the mezzanine loan. The $10.0 million mezzanine loan is not included in the BMO 2023-5C1 securitization trust.

With respect to Loan No. 8, Gilardian NYC Portfolio II, VOYA Commercial Mortgage Originator, LLC originated a mezzanine in the amount of $41,000,000 secured by the equity interests in 107 Mezz A, LLC, 245 Mezz A, LLC, 324 Mezz A, LLC, 1443 Mezz A, LLC, and 2410 Mezz A, LLC. The mezzanine loan is coterminous with the Gilardian NYC Portfolio II whole loan. The mezzanine loan accrues interest at a rate of 9.19800% per annum and requires interest-only payments until its maturity date.

With respect to Loan No. 10, Back Bay Office, the Back Bay Office whole loan is a Pari Passu-AB whole loan, and the controlling note as of the date hereof is the Note B-1. Upon the occurrence of certain trigger events specified in the co-lender agreement, however, control will generally shift first, to the Note A-1, then to the Note A-2 and then to the Note A-4-1, in each case, following certain trigger events under the co-lender agreement. Notwithstanding the foregoing, the Back Bay Office whole loan will be serviced and administered under the Benchmark 2023-B39 Pooling

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and Servicing Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The Back Bay Office whole loan” for more information regarding the manner in which control shifts under the Back Bay Office whole loan and the servicing of the Back Bay Office whole loan.

With respect to Loan No. 10, Back Bay Office, RICP V Holdings, LLC has provided $40.0 million of mezzanine financing secured by the equity interests in the related borrower. The mezzanine loan is coterminous with the Back Bay Office whole loan and will require interest-only payments through maturity at a fixed coupon of 10.12500%.

With respect to Loan No. 10, Back Bay Office, the Back Bay Office whole loan has two subordinate B-Notes with an aggregate principal balance of $65,000,000 co-originated by Deutsche Bank AG, New York Branch and Wells Fargo Bank, National Association with an interest rate of 8.20000%.

With respect to Loan No. 11, Harborside 2-3, the Harborside 2-3 whole loan is structured with a $55,000,000 mezzanine loan (the "Harborside 2-3 Mezzanine Loan") that accrues interest at (i) a rate per annum equal to 7.00% to be paid as part of each payment of the mezzanine monthly debt service payment amount resulting in a mezzanine monthly debt service payment amount of $325,289.35 and (ii) a rate per annum equal to 3.5% that accrues through the term of the Harborside 2-3 Mezzanine Loan and is scheduled to be due and payable on the maturity date resulting in a monthly debt service accrual amount of $162,644.68. The Mezzanine Debt Interest Rate (%), Total Debt Monthly Debt Service ($), Total Debt Underwritten NOI DSCR (x) and Total Debt Underwritten NCF DSCR (x) are based on an aggregate Harborside 2-3 Mezzanine Loan interest rate of 10.5% per annum.

With respect to Loan No. 11, Harborside 2-3, in addition to the interest accruing on the outstanding principal balance of the Harborside 2-3 Mezzanine Loan at a rate of 7.0000% per annum to be paid as part of each monthly debt service payment amount and an additional 3.5000% per annum which shall accrue through the loan term and be due on the maturity date, the outstanding principal balance of the Harborside 2-3 Mezzanine Loan will accrue PIK interest at a rate of 2.29% per annum (the “PIK Interest”). The PIK Interest shall be due and payable together with each mezzanine monthly debt service payment amount if either of the following conditions are not satisfied as of April 6, 2028: (i) the PIK Leasing Condition (as defined below) or (ii) if the Harborside 2-3 Mezzanine Loan is not prepaid in full. If the PIK Leasing Condition has not been satisfied as of April 6, 2028 or the Harborside 2-3 Mezzanine Loan has not been prepaid in full prior to such date, then all accrued PIK Interest will automatically be converted and added to the outstanding principal balance of the Harborside 2-3 Mezzanine Loan as of such date, and become immediately due and payable by the borrowers to lender together with all other outstanding principal. The PIK Leasing Condition means delivery by the borrowers of evidence reasonably satisfactory to lender that 75% of the aggregate rentable square feet of the Harborside 2-3 mortgaged property and the neighboring Harborside 1 property is leased and occupied by tenants under leases satisfying the requirements set forth in their respective loan documents.

With respect to Loan No. 11, Harborside 2-3, the borrowers are permitted to obtain mezzanine financing in connection with the assumption of the Harborside 2-3 mortgage loan, provided that the Harborside 2-3 Mezzanine Loan is repaid simultaneously with such assumption. Future mezzanine debt is permitted subject to certain conditions, including, without limitation: (i) no event of default is continuing, (ii) the mezzanine loan is made by a lender reasonably acceptable to the mortgage lender and acceptable to the applicable rating agencies, (iii) the only collateral for such mezzanine loan is the direct equity interest in (x) the mortgage borrower and (y) the equity interest in the sole member entity holding the liquor license for the operation of the property (note – the mortgage loan is secured, in part, by a pledge of the direct equity interest in the holder of the liquor license), (iv) the mezzanine loan documents are reasonably satisfactory to the mortgage lender, (v) the mezzanine loan is non-recourse except for non-recourse carveouts substantially similar to those of the mortgage loan, (vi) the mezzanine lender enters into an intercreditor agreement reasonably acceptable to the mortgage lender and acceptable to the rating agencies, (vii) the mezzanine loan has a fixed rate of interest or a floating rate subject to delivery of an interest rate cap agreement, (viii) the maturity date of the mezzanine loan is not earlier than the maturity date of the Harborside 2-3 whole loan, (ix) borrower delivers a rating agency confirmation, (x) the LTV (inclusive of the mezzanine loan) shall not exceed 75.0%, (xi) the DSCR (whole loan only) as of the date of closing of the mezzanine loan is at least 1.81x and (xii) the DSCR (inclusive of the mezzanine loan) as of the date of closing of the mezzanine loan is at least 1.25x.

With respect to Loan No. 11, Harborside 2-3, the Harborside 2-3 whole loan is structured with a $19,000,000 preferred equity investment made by NongHyup Bank, in its capacity as Trustee of Milestone Harbor East Private Investment Trust. The preferred equity investment is made in an entity (the “Pref JV”) that is the indirect owner of one of the two TIC borrowers of the Harborside 2-3 whole loan and one of the two TIC owners of the neighboring Harborside 1 property. The preferred equity investment will be repaid only from net cash distributions to the Pref JV from capital transactions with respect to the Harborside 1 property and/or the Harborside 2-3 mortgaged property.

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With respect to Loan No. 15, Heritage Plaza, the mortgage loan documents permit the direct owner of the borrower to obtain future mezzanine debt secured by the direct ownership interests in the borrower following or concurrently with a permitted assumption of the mortgage loan, subject to the terms and conditions of the related mortgage loan documents.

With respect to Loan No. 22, Prime Storage Portfolio #3, the Prime Storage Portfolio #3 whole loan is comprised of four pari passu senior promissory notes in the aggregate original principal amount of $405,870,000 (collectively, the “Prime Storage Portfolio #3 Senior Loan”), which was originated on June 28, 2023 by CREFI, one subordinate promissory Note B in the original principal amount of $64,130,000 (the “Prime Storage Portfolio #3 Note B”), which was originated on June 28, 2023 by CREFI.

With respect to Loan No. 22, Prime Storage Portfolio #3, concurrently with the funding of the Prime Storage Portfolio #3 whole loan, Carbon Capital VII LLC, originated a mezzanine A loan in the amount of $50,000,000 secured by the mezzanine A borrower’s interests in the borrowers, as collateral for the mezzanine A loan (the “Mezzanine A Loan”). The Mezzanine A Loan is coterminous with the Prime Stor-age Portfolio #3 whole loan. The Mezzanine A Loan accrues interest at a rate of 9.00000% per annum and requires interest-only payments until its maturity date. Concurrently with the funding of the Prime Storage Portfolio #3 whole loan, Citigroup Global Markets Realty Corp., originated a mezzanine B loan in the amount of $70,000,000 secured by the mezzanine B borrower’s interests in the borrowers, as col-lateral for the mezzanine B loan (the “Mezzanine B Loan”). The Mezzanine B Loan is coterminous with the Prime Storage Portfolio #3 whole loan. The Mezzanine B Loan accrues interest at a rate of 10.50000% per annum and requires interest-only payments until its maturity date.

With respect to Loan No. 24, Green Acres, the borrower is permitted to enter into a “Property-Assessed Clean Energy loan” (a “PACE Loan”) or other indebtedness for an amount not to exceed $10,000,000, without the consent of the lender or rating agency confirmation, which is (i) incurred for improvements to the mortgaged property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the mortgaged property. The lien resulting from any unpaid and delinquent PACE Loan payments would have property tax lien status.

(14)	The Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) for all partial interest-only mortgage loans were calculated based on the first 12 principal and interest payments after the origination date during the term of the mortgage loan.

(15)	In certain cases, Underwritten TI / LC ($) is inclusive of certain credits for upfront reserves taken at closing.

With respect to Loan No. 15, Heritage Plaza, there is a 10% credit for the $5.0 million upfront TI/LC reserve.

(16)	With respect to some mortgage loans, historical financial information may not be available as a result of acquisition financing and/or recent construction.

With respect to Loan No. 4, Brookview Commons, historical financial information is not presented as the 30-36 Crosby Street Building and the 333 Main Street Building, together the Brookview Commons property, were built in two separate phases. Between 2020 and 2022, the occupancy for the 30-36 Crosby Street Building was 94.1%, 94.8%, and 92.9%, respectively.

With respect to Loan No. 5, ICP/IRG Holdings Portfolio, historical financials prior to 2022 are not available for the entire portfolio as the related mortgaged properties were in various stages of lease-up, renovation and re-positioning.

With respect to Loan No. 6, California High Tech Logistics, historical financials are not available as the seller did not provide historical financials.

With respect to Loan No. 16, Cosmos Portfolio, historical financials are not available as the seller did not provide historical financials.

With respect to Loan No. 19, Grogan Portfolio, historical financial information is not available as one property is leased to a sponsor affiliate and subject to a triple-net lease. Additionally, the other two properties were previously owned by the sponsor as an individual and the sponsor could not provide operating statements that exclude personal financials.

With respect to Loan No. 20, RH HQ, the historical cash flows are not available, as the property was acquired in 2021.

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With respect to Loan No. 21, Select Parking NYC Portfolio, the historical financial information for year 2020 is not available because the borrower sponsor acquired the properties in 2021.

(17)	With respect to Loan No. 9, Four Points Flushing, the mortgaged property is subject to a declaration of condominium. One of the related mortgagors (New Farrington Holdings, LLC) owns, in fee simple, the Garage Unit, the Hotel Unit, Units C01-C09 (retail/commercial units), and Units 201 and 202 (community space units). New Farrington Holdings, LLC owns a 71.516% undivided interest in the common elements of the condominium. The other related mortgagor (Four Points Flushing Operations, LLC) leases the Hotel Unit from New Farrington Holdings, LLC under the terms of an operating lease). The condominium declaration is superior to the mortgage, however the related mortgagor controls the board of the condominium and the board has agreed that insurance/condemnation proceeds (in the event of casualty/taking) will be disbursed in accordance with the terms of the loan documents.

With respect to Loan No. 14, Oxmoor Center, the mortgaged property is ground leased by the borrower, as the ground lessee, under a ground lease with WMB 2, LLC and TWB Oxmoor 2, LLC, as successor-in-interest to PNC Bank, Kentucky, Inc., the trustee of the Trust under the Will of William Marshall Bullitt, Deceased and Stock Yards Bank & Trust Company and the Trust under the Will of Thomas W. Bullitt, Deceased, as the ground lessor. The borrower assumed the ground lease on May 9, 2003, which expires on September 30, 2057 and has two, 20-year extension options remaining. The current rent is $1,209,919.80 per annum, subject to increases of 3% per annum as set forth in the ground lease. How-ever, rent is scheduled to reset every 20 years equal to the greater of (x) 8% of fair market value and (y) rent from five years prior to the reset. The ground lessee’s interest in the ground lease is freely as-signable to the lender without the consent of the ground lessor and, in the event that it is so assigned, is further assignable by the lender without the need to obtain the consent of the ground lessor.

With respect to Loan No. 20, RH HQ, the related borrower has a leasehold interest in the mortgaged property pursuant to a 99-year ground lease for the site which commenced on December 13, 2021 and expires December 12, 2120. The annual ground rent for the ground lease is approximately $859,464.

With respect to Loan No. 24, Green Acres, the fee interest in a portion of the mortgaged property is owned by Walmart, an anchor tenant at the Walmart property, and Valley Stream Green Acres LLC (“Valley Stream”), a borrower, owns the leasehold interest in the Walmart property pursuant to a 36-year ground lease, dated as of February 22, 1989 (the “Walmart Ground Lease”), between Walmart, as ground lessor, and Valley Stream, as ground lessee. Valley Stream leased the Walmart property back to Walmart under two separate leases as described above. The term of the ground lease commenced on August 13, 1990 and expires August 12, 2026, with two additional six-year extension options. Ac-cording to the estoppel delivered by Walmart (the “Ground Lease Estoppel”), the base rent under the ground lease is a fixed amount equal to approximately $1,080,000 per annum (approximately $90,000 per month) during the initial term and approximately $1,500,000 per annum (approximately $125,000 per month) during the extension terms. The lease contains standard leasehold mortgagee protections including notice and cure rights, right to a new lease in the event of termination of the ground lease (including rejection of the ground lease in bankruptcy), and an agreement that no amendment or modification of the ground lease entered into without lender’s consent will be effective.

(18)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related mortgage loan documents.

With respect to Loan No. 3, Short Pump Town Center, the Upfront Other Reserve ($) consists of $241,234 for the Gap Rent Reserve Deposit.

(19)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

With respect to Loan No. 2, 11 West 42nd Street, the borrower is not required to make monthly tax deposit as long as (i) no cash trap event period exits and (ii) the borrower provides lenders with paid receipts or other evidence reasonably satisfactory that all taxes have been and continue to be fully and timely paid.

With respect to Loan No. 2, 11 West 42nd Street, the borrower is not required to make monthly insurance deposit as long as (i) no cash trap event period exits, (ii) the insurance is maintained pursuant to one or more blanket policies, and (iii) the borrower timely provides lender with evidence of renewal of such policies.

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With respect to Loan No. 3, Short Pump Town Center, the borrowers are required to deposit reserves with respect to taxes, insurance, replacement reserves, and TI/LC only during such time as the lender determines that the debt yield is less than 12% as of the end of any two (2) consecutive calendar quarters). With respect to insurance reserves only, the lender will waive the requirements for insurance deposits if the borrower maintains insurance pursuant to a blanket policy and premiums have been paid not less than one year in advance.

With respect to Loan No. 5, ICP/IRG Holdings Portfolio, the borrowers are not required to make a $116,575 monthly deposit into the TI/LC reserve so long as no cash sweep period is continuing.

With respect to Loan No. 5, ICP/IRG Holdings Portfolio, the borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount that will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as, among other things, (i) the borrowers maintain a blanket policy meeting the requirements of the mortgage loan documents and (ii) no event of default (as defined in the mortgage loan documents) is occurring.

With respect to Loan No. 6, California High Tech Logistics, the borrower is not required to make monthly deposits into the rollover reserve subaccount as long as (i) no event of default has occurred and is continuing, (ii) there are no defaults under the Riverside Brown Street lease and the Riverside Brown Street lease is in full force and effect, (iii) the Riverside Brown Street tenant remains obligated under the Riverside Brown Street lease to pay for and perform all repairs, tenant improvements and other work to the mortgaged property and (iv) with respect to High Tech Logistics, the net operating income for such entity plus (a) paid interest and tax expenses, (b) depreciation, (c) amortization, (d) other non-cash charges incurred during the applicable fiscal year, including, without limitation, non-cash impairment charges and (e) High Tech Logistics corporate restructuring charges (the “EBITDA”) remain above $2,220,000.

With respect to Loan No. 9, Four Points Flushing the borrowers are required to deposit into an eligible account (the “FF&E Reserve Account”) on each monthly payment date, an amount equal to the greater of (i) the FF&E Payment (as hereinafter defined) and (ii) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the franchise agreement. The “FF&E Payment” means an amount equal to 1/12 of the applicable FF&E Percentage (as hereinafter defined) of the greater of (x) the annual gross revenues for the hotel related operations at the mortgaged property for the immediately preceding calendar year as reasonably determined by Lender and (y) the projected annual gross revenues for the hotel related operations at the mortgaged property for the calendar year in which such monthly payment date occurs as set forth in the approved annual budget. The FF&E Percentage means (i) from the origination date through and including the 12th monthly payment date, two percent, (ii) from the 13th monthly payment date through and including the 24th monthly payment date, three percent, and (iii) thereafter for so long as the Four Points Flushing mortgage loan is outstanding, four percent.

With respect to Loan No. 9, Four Points Flushing, if at any time any or all of the Condominium Common Charges Conditions Precedent (as defined below) are no longer met, the borrowers will immediately begin to fund the monthly condominium charge deposit, on each monthly payment date an amount equal to one-twelfth (1/12) of the condominium common charges until such time as the condominium common charges conditions precedent are met. The Condominium Common Charges Conditions Precedent mean (i) no event of default, (ii) the borrowers will pay (or cause to be paid) the condominium common charges directly to the condominium, (iii) the borrowers are not in material default of any of its obligations under the condominium documents, beyond any applicable notice and cure periods, and (iv) no trigger period exists and be continuing.

With respect to Loan No. 10, Back Bay Office, the borrower is not required to make monthly deposits into the TI/LC reserve account until the undisbursed portion of the Upfront TI/LC Reserve of $26,723,400 is less than or equal to $15,000,000. Upon this event, the borrower will be required to deposit $213,969 into the TI/LC reserve account on a monthly basis.

With respect to Loan No. 12, The Widener Building, the Monthly Other Reserve ($) includes $32,768.23 of a reserve for municipal authority tenant improvements and leasing commissions on each payment date through and including the payment date occurring in January 2026.

With respect to Loan No. 14, Oxmoor Center, on each monthly payment date during a cash management period (other than a cash management period due solely to the occurrence of an anchor tenant trigger event), the borrower is required to deposit into a replacement reserve an amount equal to $7,641.19, and should the amount fall below $183,388.50 during a cash management period the borrower is obligated to deposit funds into the replacement reserve account until the amount equals or exceeds $183,388.50.

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With respect to Loan No. 14, Oxmoor Center, on each monthly payment date during a cash management period (other than a cash management period due solely to the occurrence of an anchor tenant trigger event), the borrower is required to deposit an amount of $45,847.13 into the rollover reserve account and should the amount fall below $1,100,331 during a cash management period the borrower is required to make monthly deposits into the rollover reserve account in an amount necessary to raise the balance of the rollover reserve account to an amount equal to or exceeding $1,100,331.

With respect to Loan No. 14, Oxmoor Center, on each monthly payment date during the continuance of a cash management period, the borrower is required to deposit with the lender an amount equal to 1/12th of the taxes that the lender estimates will be payable during the next ensuing 12 months.

With respect to Loan No. 14, Oxmoor Center, on each monthly payment date during the continuance of a cash management period, the borrower is required to deposit with the lender an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the policies upon expiration thereof in order to accumulate sufficient funds to pay all such insurance premiums at least 10 days prior to the expiration of the policies. However, such requirement will be waived if the borrower provides evidence of an acceptable blanket policy to the lender and the insurance premiums payable have been prepaid for not less than one year in advance.

With respect to Loan No. 14, Oxmoor Center, on each monthly payment date during the continuance of a cash management period, the borrower is required to pay to the lender on the day that is 10 days prior to the date that rent is due under the terms of the ground lease, an amount equal to 1/12th of the annual amount of ground rent due by the borrower under the ground lease; such monthly deposit is not required if sufficient funds are available pursuant to the terms and provisions of the cash management agreement to make any applicable monthly ground rent deposit.

With respect to Loan No. 16, Cosmos Portfolio, the borrower is not required to make monthly deposits into the rollover reserve subaccount as long as (i) no event of default has occurred and is continuing, (ii) the leases with Cosmos Surfaces (the “Cosmos Tenant”) will be and continue in full force and effect and will not be subject to any default beyond any applicable grace or notice and cure period by either borrower of the Cosmos Tenant and (iii) Justh Holdings LLC quarterly earnings before interest, taxes, depreciation and amortization is equal to or greater than $1,885,060, as determined by the lender in its reasonable discretion.

With respect to Loan No. 18, Museum Tower, upon the occurrence and during the continuance of a SWM Event Period (as defined in the mortgage loan documents), the borrower will be required to deposit (i) on the following monthly payment date, an amount equal to $2,450,000 (the “SWM Initial Deposit Amount”) (in the form of cash or letter-of-credit) and (ii) on each monthly payment date thereafter (not to exceed 12 months of collections in the event the SWM Event Period has not terminated during such 12-month period), until such SWM Event Period is cured, $200,000 (such amount to be adjusted in the event of partial re-tenanting of the SWM space) into a reserve for re-leasing the SWM space (the “SWM Monthly Deposit Amount”). Notwithstanding the foregoing, upon the occurrence of a SWM Event Period and provided no other Sweep Event Period is then continuing, the borrower may opt to instead make a one-time deposit in the amount of $4,850,000 into the SWM reserve. Such amounts will be held for tenant improvements and leasing commissions that may be incurred in connection with re-leasing the SWM space. Additionally, if the borrower fails to deposit the SWM Initial Deposit Amount and/or any SWM Monthly Deposit Amount, the borrower sponsor will become personally liable for the repayment of such amounts to the extent of any deficiency under the mortgage loan documents.

With respect to Loan No. 20, RH HQ, the borrower is not required to make monthly deposits to the tax subaccount on account of taxes with respect to the mortgaged property, so long as (i) no event of default has occurred and is continuing, (ii) no cash trap event period has occurred and is continuing, (iii) the Restoration Hardware lease is in full force and effect and no monetary default or material non-monetary default beyond any applicable cure period is continuing thereunder, (iv) Restoration Hardware is required under the Restoration Hardware lease to pay all taxes directly to the appropriate governmental taxing authority or to reimburse the borrower for the payment of taxes in accordance with the terms of the Restoration Hardware lease, and (v) the borrower or Restoration Hardware pays all taxes with respect to the property directly to the applicable governmental taxing authority and the borrower delivers to the lender evidence thereof no later than 15 days before the date such taxes would be delinquent if not paid.

With respect to Loan No. 20, RH HQ, the borrower is required to deposit into an insurance reserve on a monthly basis, 1/12th of the amount that will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as, among other things, (i) the borrowers maintain a blanket policy meeting the requirements of the mortgage loan documents and (ii) no event of default (as defined in the mortgage loan documents) is occurring.

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With respect to Loan No. 20, RH HQ, the related borrower is not required to make a $1,632.52 monthly deposit into the replacement reserve so long as no event of default or cash trap event is continuing.

With respect to Loan No. 20, RH HQ, the borrower is not required to make a $16,325.17 monthly deposit into the TI/LC reserve so long as no event of default or cash trap event period is continuing.

With respect to Loan No. 20, RH HQ, the borrower is not required to make monthly ground rent deposits so as long as no cash trap event is continuing, provided, however, in the event that the borrower shall fail to make any payment of ground rent on or prior to the date that the same is due and payable, then the borrower is required to make monthly deposits to the ground rent reserve for the remainder of the term of the loan.

With respect to Loan No. 21, Select Parking NYC Portfolio, if at any time the condominium assessment reserve contains less than one month’s worth of assessments, the borrower is required to make a deposit into the condominium assessments reserve account in the amount sufficient to pay one month’s worth of assessments for the condominium.

With respect to Loan No. 24, Green Acres, at such time as the balance of the rollover account reaches an amount equal to 24 times the required monthly deposit without taking into account any amounts de-posited therein in respect of lease termination and modification payments (the “Rollover Account Cap”), the borrower’s obligation to make monthly deposits into the rollover account will be suspended until such time as the balance of the rollover account falls below the Rollover Account Cap, at which time, the borrower’s obligation to make monthly deposits will be reinstated as of the immediately succeeding monthly payment date. The borrowers’ upfront deposit of approximately $743,644 in respect of gap rent is not included in the calculation of the rollover reserve balance for purposes of calculating the Rollover Reserve Cap.

(20)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 2, 11 West 42nd Street, the CapEx Reserve Cap is equal to $288,170.

With respect to Loan No. 3, Short Pump Town Center, the reserves have various caps as follows: Replacement Reserve; $254,198 and Rollover Reserve Threshold: $2,541,976 (exclusive of the upfront rollover reserve deposit).

With respect to Loan No. 5, ICP/IRG Holdings Portfolio, the TI/LC Reserve Cap ($) is equal to $1,830,000, excluding the initial deposit of $3,000,000.

With respect to Loan No. 11, Harborside 2-3, the TI/LC Reserve Cap is equal to $15,000,000. On each monthly payment date that the amount in the tenant improvements and leasing commissions reserve account is less than $10,000,000, the borrowers are required to deposit into the tenant improvements and leasing commissions reserve account an amount equal to approximately $133,252.

With respect to Loan No. 13, 107 Tom Starling Road, the TI/LC Reserve Cap is equal to $500,000. The borrower is required to deposit on each monthly payment date an amount equal to approximately $19,140 into the tenant improvements and leasing commissions reserve account for so long as the amount on deposit is less than $500,000.

With respect to Loan No. 24, Green Acres, the borrowers are not required to make any monthly deposits to the rollover reserve account when the rollover reserve balance is equal to the sum of 24 monthly de-posits, currently estimated to be $2,094,342 (the “Rollover Reserve Cap”). The borrowers’ upfront de-posit of approximately $743,644 in respect of gap rent is not included in the calculation of the rollover reserve balance for purposes of calculating the Rollover Reserve Cap.

With respect to Loan No. 25, Little Rock Self Storage Portfolio, the CapEx Reserve Cap is equal to $57,432. The borrowers will have no obligation to make any replacement reserve monthly deposit on any monthly payment date to the extent the amount of replacement reserve funds on deposit in the re-placement reserve account equals or exceeds an amount equal to the sum of 24 replacement reserve monthly deposits.

(21)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date and may not include smaller spaces with different expiration dates.

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With respect to Loan No. 2, 11 West 42nd Street, the Largest Tenant, Michael Kors (USA), Inc, has 330 square feet of storage space that expires on November 30, 2023, 6,436 square feet of office space that expires on March 31, 2025; 236,974 square feet of office and storage space that expires on March 31, 2026 and 10,745 square feet of office space that expires on September 30, 2029.

With respect to Loan No. 2, 11 West 42nd Street, the Fourth Largest Tenant, Kohn Pedersen Fox Associates, P.C., has 15,400 square feet of office space that expires on April 30, 2027 and 77,388 square feet of office space that expires on May 31, 2038.

With respect to Loan No. 9, Four Points Flushing, the tenant Dock 3366 has 2,903 square feet expiring on June 30, 2029, and 8,265 square feet expiring on January 31, 2033.

With respect to Loan No. 14, Oxmoor Center, the Largest Tenant, Macy’s, has 271,390 square feet of retail space that expires on January 31, 2026, and 6,951 square feet of storage space that expires on July 31, 2025.

With respect to Loan No. 15, Heritage Plaza, Lime Rock Management LP extended its lease through October 31, 2029 after the loan origination date. The tenant has the option to extend its lease, as amended, to the date that is 135 full calendar months (the "Ten Year Option") following the first extension period commencement date of April 1, 2024. In the event the tenant exercises the Ten-Year Option, the lease expiration will be June 30, 2035.

With respect to Loan No. 24, Green Acres, the Largest Tenant, Macy’s, leases 266,676 square feet expiring on August 18, 2026 and 123,827 square feet expiring on July 31, 2034.

With respect to Loan No. 24, Green Acres, the Second Largest Tenant, Walmart, has 173,450 square feet expiring August 31, 2028, and also temporarily occupied certain temporary space under a lease that commenced February 1, 2022 and expired January 31, 2023.

With respect to Loan No. 24, Green Acres, the Fourth Largest Tenant, BJ’s Wholesale Club, leases 127,750 square feet and includes a recently executed lease for a 5,000 square feet fueling station that has an expected rent commencement date of September 1, 2023.

(22)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property.

With respect to Loan No. 5, ICP/IRG Holdings Portfolio, the Largest Tenant at the Romulus – Huron Mortgaged Property, Renaissance Global Logistics, LLC, occupies one space totaling 370,514 square feet with a lease expiration date of August 31, 2025, one space totaling 185,870 square feet with a lease expiration date of October 31, 2026 and one space totaling 270,220 square feet with a lease expiration date of January 31, 2027.

With respect to Loan No. 5, ICP/IRG Holdings Portfolio, the Largest Tenant at Cleveland American Industrial Mortgaged Property, Graphic Packaging International, LLC, occupies one space totaling 23,016 square feet on a month-to-month basis and one space totaling 150,743 square feet with a lease expiration date of November 30, 2025.

With respect to Loan No. 5, ICP/IRG Holdings Portfolio, the Second Largest Tenant at Cleveland American Industrial Mortgaged Property, TRG Studios, Inc., occupies one space totaling 37,619 square feet with a lease expiration date of September 30, 2025 and one space totaling 118,904 square feet with a lease expiration date of July 31, 2031.

With respect to Loan No. 5, ICP/IRG Holdings Portfolio, the sole tenant at the Invacare Mortgaged Property, Invacare Corporation, and two affiliated companies filed for Chapter 11 bankruptcy in January 2023 in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. In May 2023 Invacare Corporation and such affiliated companies emerged from Chapter 11 bankruptcy. Concurrently with such emergence, Invacare Corporation executed an amended and restated lease that, among other things, (i) reduced the term of its original lease by 7 years (from an original term expiring on April 30, 2035 to an amended term expiring on April 30, 2028) and (ii) added a termination option as described under “Description of the Mortgage Pool—Tenant Issues—Unilateral Lease Termination Rights” in the prospectus.

With respect to Loan No. 18, Museum Tower, the Largest Tenant, Stearns Weaver Miller, has the right to terminate its lease of space on the 20th floor totaling approximately 13,640 SF with 120 days’ written notice. The Third Largest Tenant, GSA-Federal Public Defenders, has the ongoing right to terminate its lease after March 2032 with 120 days’ written notice. Additionally, the Fifth Largest Tenant, Miami Dade TPO, has the ongoing right to terminate its lease after June 2025 with 180 days’ written notice and payment of a termination fee equal to unamortized TI/LCs

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With respect to Loan No. 18, Museum Tower, the Second Largest Tenant, Mana Miami Management, LLC, is a borrower-affiliate. The related lease is guaranteed by the loan sponsors and runs through April 2038, approximately ten years beyond the mortgage loan maturity.

With respect to Loan No. 19, Grogan Portfolio, the sole tenant at the Sweet Sam’s Factory mortgaged property, Sweet Sam’s Baking Company, LLC, is a guarantor affiliate. The related lease is guaranteed by the non-recourse carve-out guarantor through the loan maturity date.

With respect to Loan No. 20, RH HQ, in the event the sole tenant at the related Mortgaged Property, Restoration Hardware, does not exercise its renewal option, it is required to surrender (i) approximately 1/3rd of its space twelve months prior to the related lease expiration date in May 2028 and (ii) approximately 1/3rd more of its space six months prior to such lease expiration date. On each surrender date, as applicable, the related rent is required to be proportionally adjusted to reflect the remaining portion of the space Restoration Hardware has the right to occupy.

(23)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 2, 11 West 42nd Street, the Fifth Largest Tenant, Burberry (Wholesale) Limited, has the option to terminate its lease on December 31, 2033 by giving a 20 months’ prior written notice and paying a termination fee.

With respect to Loan No. 7, Cumberland Mall, the Second Largest Tenant, Round 1 Bowling & Amusement ("Round 1”), has the right to terminate its lease if between March 2026 and the last day of February 2027 Round 1’s net sales fail to exceed $7,500,000. Round 1 has 90 days following such one year period to terminate its lease by providing the landlord with 180 days’ prior notice and payment of a termination fee equal to the unamortized portion of its construction allowance and the broker fee paid by the landlord to Round 1’s broker. Additionally, if for a period of 18 months (x) less than 65% of the square footage within the in-line area of the Mortgaged Property and two anchor tenants (excluding the leased premises) are operating and open for business with the general public and (y) Round 1’s net sales have declined by more than 10%, Round 1 may elect to terminate its lease by providing 90 days’ advance written notice to the landlord within 60 days following such 18-month period.

With respect to Loan No. 7, Cumberland Mall, the Third Largest Tenant, Dick's Sporting Goods (“DSG”) may terminate its lease if Foot Locker prohibits or otherwise restricts DSG’s use of its leased premises via Foot Locker's exclusivity right and such failure continues for 15 days following written notice from DSG to the landlord. Additionally, DSG will pay the lesser of 3% of its gross sales and minimum rent if Costco and Macy’s (or their acceptable replacement tenants) and at least 65% of the remaining interior in-line area of the Mortgaged Property are not open, fully staffed, stocked and operated in substantially all of the respective premises for over 180 days (the “Ongoing Co-Tenancy Requirement”) from the beginning of the first full calendar month following such 180 day period and continuing until the month the Ongoing Co-Tenancy Requirement is rectified.  If the violation continues for over 12 months, DSG can terminate its lease by providing 60 days’ prior written notice to the landlord within 60 days following the expiration of such 12-month period.

With respect to Loan No. 7, Cumberland Mall, the Fifth Largest Tenant, H&M, may terminate its lease if (x) its net sales fail to exceed $7,050,000 between January 1, 2027 and December 31, 2027 or (y) its net sales fail to exceed $7,755,000 between January 1, 2029 and December 31, 2029, in either case by providing 365 days’ prior written notice to the landlord within 180 days following the expiration of such 12-month period and payment of a termination fee equal to 50% of the unamortized portion of its construction allowance (amortized on a straight-line basis over 10 years commencing on the date H&M opened for business at the Cumberland Mall Mortgaged Property).

With respect to Loan No. 7, Cumberland Mall, the Fifth Largest Tenant by underwritten base rent, Foot Locker, had its lease expire on April 30, 2023. Foot Locker is still open and operating in its leased space while it continues negotiating a lease extension with the landlord. There is no assurance that Foot Locker will continue to be open and operate its space or that it will reach an agreement to extend its lease with the landlord.

With respect to Loan No. 10, Back Bay Office, the Largest Tenant, Wayfair, is currently dark in the entirety of its space. As of the origination date, Wayfair is current on rent and has no termination or contraction options during its lease term expiring in December 2031.

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With respect to Loan No. 10, Back Bay Office, the Largest Tenant, Wayfair, subleases 19,523 SF (representing 1.5% of total NRA at the Back Bay Office Mortgaged Property) of its space to Drift.com for $57.50 per SF pursuant to a sublease which expires on December 31, 2024.

With respect to Loan No. 10, Back Bay Office, the Fourth Largest Tenant, Cooley, has the one time right to terminate its space on the 16th floor (14,562 SF) as of May 31, 2025 with between 12 to 18 months' written notice and the payment of a termination fee equal to three months of net rent and operating costs for the period immediately following the termination option, plus the unamortized pro-rata extension transaction cost.

(24)	With respect to Loan No. 2, 11 West 42nd Street, there is no non-recourse carveout guarantor or environmental indemnitor separate from the borrower.

With respect to Loan No. 3, Short Pump Town Center, so long as Forest City Realty Trust, LLC (or an affiliate) is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the mortgage loan amount, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.

With respect to Loan No. 21, Select Parking NYC Portfolio, the sole tenant at each of the Select Parking NYC Portfolio properties is an affiliate of the borrower sponsor and carveout guarantor who also guarantees the lease.

(25)	Each letter identifies a group of related borrowers.

(26)	The classification of the lockbox types is described in the prospectus. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in the prospectus for further details.

With respect to Loan No. 4, Brookview Commons, there is no lockbox/cash management arrangement.

With respect to Loan No. 24, Green Acres, the borrowers are required to cause rents to be deposited by the tenants into a lockbox account established at origination under the Green Acres whole loan documents, and the borrowers will have access to the funds in the lockbox account and use the lockbox ac-count as an operating account so long as no trigger period continues. During the continuance of a trigger period, as defined in the Green Acres whole loan documents, the borrowers will not have any further access to the funds in the lockbox account except as otherwise expressly provided in the Green Acres whole loan documents.

(27)	With respect to Loan No. 1, Gateway Center South, the Mortgaged Property benefits from an ICIP tax abatement, which provides for a 50% exemption in the 2022/2023 and 2023/2024 tax years, which then phases down by 10% annually, resulting in a 40% exemption in the 2024/2025 tax year, a 30% exemption in the 2025/2026 tax year, a 20% exemption in the 2026/2027 tax year, and a 10% exemption in the 2027/2028 tax year, and expires thereafter. The Gateway Center South whole loan was underwritten based on the abated taxes.

With respect to Loan No 9, Four Points Flushing, the mortgaged property receives benefits under the Industrial and Commercial Abatement Program (“ICAP”). The ICAP benefits began in 2020/2021 and will continue for a period of 15 years.

With respect to Loan No. 24, Green Acres, both Green Acres Mall (excluding the Walmart parcel) and Green Acres Commons benefit from 10-year tax abatements pursuant to respective payment-in-lieu of taxes agreements dated May 1, 2015 (the “PILOT Agreements”), between the borrowers and the Town of Hempstead Industrial Development Agency (the “Hempstead IDA”), which expire on December 31, 2026, with one, five-year extension period. The extension of the PILOT documents requires the consent of the Hempstead IDA. In 2018, the Hempstead IDA attempted to withdraw and terminate the PILOT documents, and such attempt was overruled by the court. In connection with the PILOT Agreements, the borrowers lease the Green Acres Property (excluding the Walmart parcel) to the Hempstead IDA pursuant to the master leases, and the Hempstead IDA subleases the Green Acres Property (excluding the Walmart parcel) back to the borrowers. Such leases will be terminated upon the termination of the PILOT Agreements. Pursuant to the terms of the PILOT Agreements and the related leases, the borrowers are obligated to, among other things, (i) comply with certain full-time employment commitments and (ii) in exchange for certain exemptions from property taxes on real and personal property, make annual payment-in-lieu of taxes payments for the 2016 through the 2026 tax years. A failure of the borrowers to comply with the PILOT Agreements may result in an early termination of the PILOT Agreements or a return of certain tax benefits received by the borrowers to the Hempstead IDA. Total annual payment-in-lieu of taxes payments payable by the borrowers commenced at

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$14,140,000 and increased to $15,400,000 during the fourth and fifth tax abatement years and are equal to $16,300,000 during the second five tax abatement years. Real estate taxes were underwritten based on the actual tax bills for all of the property tax parcels at the Green Acres Property (including the Walmart parcel), inclusive of any tax reimbursements or expenses payable by the tenants and payment-in-lieu of taxes (“PILOT”) payable by the borrowers for 2022 under the related PILOT documents. According to the appraisal, the tax benefits for 2023 under the PILOT documents are expected to be $15,365,892, and if the PILOT documents are not renewed, the total amount of real estate taxes payable by the borrowers is expected to increase by approximately $17.1 million in 2027.

(28)	With respect to Loan No. 12, The Widener Building, 69,420 square feet of the mortgaged property (representing approximately 15.7% of gross rentable area) is leased to an affiliate of the borrower pursuant to the related master lease dated as of June 9, 2023. The master lease is scheduled to expire on June 30, 2033. The borrower may terminate all or a portion of the Master Lease on the date that (i) Philadelphia Municipal Court any other third-party tenant signs a new lease covering all or a portion of the space leased under the Master Lease and (ii) the applicable third-party tenant begins to pay rent under such lease. In the event that a third-party replacement tenant occupies the entirety of the space currently leased under the Master Lease, the amount of rent payable by such third-party tenant may be lower than the amount of rent currently payable by the master tenant under the Master Lease if the lender determines that The Widener Building Property has achieved a 92.5% occupancy rate (without taking into account the master lease). During the first five years of the master lease term, the annual rent under the master lease is $1,735,500, representing approximately 27.0% of underwritten net cash flow from the mortgaged property, and the underwritten debt-service coverage ratio for The Widener Building mortgage loan calculated without including the master lease rent is 1.21x. Commencing in year six of the master lease term, the annual rent increases to $1,822,275 for the remainder of the master lease term.

(29)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects mortgaged properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

With respect to Loan No. 4, Brookview Commons, the mortgaged property is located in a Qualified Opportunity Zone.

With respect to Loan No, 9, Four Points Flushing, the mortgaged property is located in a Qualified Opportunity Zone.

With respect to Loan No. 16, Cosmos Portfolio, the 6582 Peachtree Industrial Blvd mortgaged property is located in a Qualified Opportunity Zone.

With respect to Loan No. 22, Prime Storage Portfolio #3, the Prime Storage Queens Jamaica, Prime Storage Hardeeville, Prime Storage Saco and Prime Storage North Miami mortgaged properties are located in a Qualified Opportunity Zone.

(30)	With respect to Loan No. 7, Cumberland Mall, the borrowers may obtain the release of (A) one or more vacant, non-income producing and unimproved parcels (including “air rights” parcels but excluding any anchor tenant parcel), including, without limitation, certain pre-approved release parcels set forth in the Cumberland Mall whole loan documents or (B) any Acquired Parcel (as defined below) or any other parcel of land constituting an integral part of, or adjoining to the shopping center of which the Cumberland Mall property is a part and is not owned by the borrower on the origination date (each, an “Expansion Parcel”), including any anchor tenant parcel that is an Expansion Parcel, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the parcel subject to the release is not necessary for the remaining Cumberland Mall Property to comply with zoning or legal requirements, (iii) confirmation that the release will not result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of certificates, (iv) the release will not result in a loan-to-value ratio that does not comply with REMIC guidelines, provided that the borrowers may prepay the Cumberland Mall whole loan, without any prepayment fee or yield maintenance premium, to achieve such condition, and (v) the release will not result in a material diminution in the value of the Cumberland Mall Property.

With respect to Loan No. 7, Cumberland Mall, the borrowers are permitted to obtain the release of collateral parcels (an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels in which the borrowers acquire a fee or leasehold interest (each, an “Acquired Parcel”) as collateral for the Cumberland Mall whole

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loan upon 20 days prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel is vacant, non-income producing and unimproved or improved only by landscaping, surface parking or utility facilities that are readily relocatable or that will continue to serve the Cumberland Mall Property, (ii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, as established by a letter of value from the appraiser which appraised the Cumberland Mall Property or an appraiser of comparable experience selected by the borrowers, (iii) with respect to the Acquired Parcel, the borrowers have delivered, among other things (a) an environmental report indicating no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Acquired Parcel, and title insurance, (c) if the Acquired Parcel is improved, subject to certain exceptions, a property condition report indicating that the Acquired Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, in each case in an amount equal to or greater than $10,000,000, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the Cumberland Mall whole loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (iv) the substitution will not result in a loan-to-value ratio that does not comply with REMIC guidelines, provided that the borrowers may prepay the Cumberland Mall whole loan, without any prepayment fee or yield maintenance premium, to achieve such condition, (v) the borrowers acquire fee or leasehold title in the Acquired Parcel and (vi) the lender has received a rating agency confirmation from the applicable rating agencies, unless the applicable rating agency declines or fails to respond to the request for such confirmation.

With respect to Loan No. 10, Back Bay Office, in reference to the cash management trigger, the low debt yield trigger will activate if the debt yield is less than 9.10% for the Back Bay Office whole loan or the aggregate debt yield is less than 8.50% for the Back Bay Office whole loan and Back Bay Office Mezzanine Loan.

With respect to Loan No. 15, Heritage Plaza, the borrower is required to pay to the lender, concurrently with the closing of a prospective transfer, non-refundable assumption fees in an amount equal to $250,000 (or, if material modifications of the loan documents are required in connection with such transfer due to a request by the borrower or the transferee, an amount equal to $350,000).

With respect to Loan No. 24, Green Acres, the lender is insured under an environmental insurance policy obtained (i) in lieu of obtaining a Phase II Environmental Site Assessment, (ii) in lieu of providing an indemnity or guaranty from a borrower sponsor or (iii) to address environmental conditions or concerns. For additional information, see “Risk Factors—Risks Related to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” and “Description of the Mortgage Pool—Environmental Considerations” in this Prospectus.

(31)	With respect to Loan No. 10, Back Bay Office, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily driven by six leases which commenced or renewed/extended in October 2022 or later, representing 11.6% of the net rentable area, the rent average benefit for investment grade and law firm tenants included in a legal industry magazine listing of the top 100 United States law firms by revenue, contractual rent steps, and an increase in recoveries.

(32)	Intentionally blank

(33)	With respect to Loan No. 5, ICP/IRG Holdings Portfolio, the borrowers own the related mortgaged property as tenants–in–common.

With respect to Loan No. 11, Harborside 2-3, the borrowers own the related mortgaged property as tenants–in–common.

With respect to Loan No. 12, The Widener Building, the mortgage loan has one or more borrowers that own all or a portion of the related mortgaged property as tenants–in–common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

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ANNEX B

SIGNIFICANT LOAN SUMMARIES

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Annex B	BMO 2023-5C1
No. 1 – Gateway Center South

B-1

Annex B	BMO 2023-5C1
No. 1 – Gateway Center South

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Annex B	BMO 2023-5C1
No. 1 – Gateway Center South
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC, 3650 REIT	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$62,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$62,500,000	Property Type – Subtype:	Retail – Anchored
% of IPB:	8.2%	Net Rentable Area (SF):	355,033
Loan Purpose:	Refinance	Location:	Brooklyn, NY
Borrower:	Gateway Center Properties I, L.L.C.	Year Built / Renovated:	2002 / NAP
Borrower Sponsor:	The Related Companies, L.P.	Occupancy(3):	89.4%
Interest Rate:	6.87300%	Occupancy Date:	5/5/2023
Note Date:	5/24/2023	4th Most Recent NOI (As of):	$14,472,895 (12/31/2020)
Maturity Date:	6/5/2028	3rd Most Recent NOI (As of):	$15,270,696 (12/31/2021)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$15,168,827 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of):	$15,195,185 (TTM 3/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	93.5%
Amortization Type:	Interest Only	UW Revenues:	$24,271,069
Call Protection:	L(23),YM1(3),DorYM1(27),O(7)	UW Expenses:	$10,532,015
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$13,739,054
Additional Debt(1):	Yes	UW NCF:	$13,703,551
Additional Debt Balance(1):	$100,000,000	Appraised Value / Per SF:	$271,100,000 / $764
Additional Debt Type(1):	Pari Passu	Appraisal Date:	3/11/2023

Escrows and Reserves(2)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$458
Taxes:	$0	$436,789	N/A	Maturity Date Loan / SF:	$458
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	59.9%
Replacement Reserves:	$0	$2,959	N/A	Maturity Date LTV:	59.9%
TI/LC:	$0	$29,586	$1,000,000	UW NCF DSCR:	1.21x
				UW NOI Debt Yield:	8.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$162,500,000	97.1%	Existing Loan Payoff(4)	$157,685,240	94.2%
Borrower Sponsor Equity	4,938,409	2.9	Closing Costs	9,753,170	5.8
Total Sources	$167,438,409	100.0%	Total Uses	$167,438,409	100.0%
(1)	The Gateway Center South Mortgage Loan (as defined below) is part of a whole loan evidenced by eight pari passu notes with an outstanding original principal balance as of the Cut-off Date of $162,500,000. The financial information presented in the chart above is based on the Gateway Center South Whole Loan (as defined below). The Cut-off Date Principal Balance of $62,500,000 represents the controlling note A-1 and non-controlling note A-5, contributed by GACC in the aggregate amount of $34,000,000, and non-controlling note A-3 contributed by 3650 REIT and totaling $28,500,000.
(2)	See “Escrows and Reserves” below.
(3)	Bed Bath & Beyond (10.6% of NRA) is in bankruptcy, has ceased paying rent and is dark in its space, and has been underwritten as vacant, resulting in an occupancy of 89.4%.
(4)	The prior loan matured on March 6, 2023, and the Gateway Center South Mortgage Loan was funded on May 24, 2023. The prior loan payoff included default interest and special servicing fees.

The Loan. The largest mortgage loan (the “Gateway Center South Mortgage Loan”) is part of a whole loan (the “Gateway Center South Whole Loan”) evidenced by eight pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $162,500,000. The Gateway Center South Whole Loan is secured by a first mortgage lien on the borrower’s fee interest a 355,033 SF retail center anchored by a BJ’s Wholesale Club store located in Brooklyn, New York (the “Gateway Center South Property”). The Gateway Center South Mortgage Loan, which is evidenced by the controlling Note A-1 and non-controlling Notes A-3 and A-5, has an aggregate outstanding principal balance as of the Cut-off Date of $62,500,000 and represents approximately 8.2% of the Initial Pool Balance. The Cut-off Date Principal Balance of $62,500,000 represents the controlling note A-1 and non-controlling note A-5, contributed by GACC in the aggregate amount of $34,000,000, and non-controlling note A-3 contributed by 3650 REIT and totaling $28,500,000.

The Gateway Center South Whole Loan was co-originated by DBR Investments Co. Limited and Wells Fargo Bank, National Association on May 24, 2023, accrues interest at the rate of 6.87300% per annum, had an original principal balance of $162,500,000 and has an outstanding principal balance as of the Cut-off Date of $162,500,000. The proceeds of the Gateway Center South Whole Loan along with

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Annex B	BMO 2023-5C1
No. 1 – Gateway Center South

approximately $4,938,409 of equity contributed by the borrower sponsor was primarily used to pay off existing debt on the Gateway Center South Property and pay origination costs.

The Gateway Center South Whole Loan had an initial term of 60 months and has a remaining term of 58 months as of the Cut-off Date. The Gateway Center South Whole Loan requires monthly payments of interest only for the entire term. The scheduled maturity date of the Gateway Center South Whole Loan is June 5, 2028. Voluntary prepayment of the Gateway Center South Whole Loan in whole (but not in part) is permitted on or after the payment date occurring in December 2027 (the “Open Prepayment Date”) without payment of any prepayment premium. Defeasance of the Gateway Center South Whole Loan in whole (but not in part) is permitted after the date that is the earlier to occur of (i) the third anniversary of the first monthly payment date and (ii) at any time after the date that is two years after the closing date of the securitization that includes the last note to be securitized. In addition, on any business day on and after June 5, 2025, voluntary prepayment of the Gateway Center South Whole Loan in whole (but not in part) is permitted, together with, if such voluntary prepayment occurs prior to the Open Prepayment Date, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of the Gateway Center South Whole Loan being prepaid and (y) a yield maintenance premium.

The table below summarizes the promissory notes that comprise the Gateway Center South Whole Loan. The relationship between the holders of the Gateway Center South Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool— The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$30,000,000	$30,000,000	BMO 2023-5C1	Yes
A-2	$25,000,000	$25,000,000	Benchmark 2023-V3	No
A-3	$28,500,000	$28,500,000	BMO 2023-5C1	No
A-4	$15,000,000	$15,000,000	Benchmark 2023-V3	No
A-5	$4,000,000	$4,000,000	BMO 2023-5C1	No
A-6	$10,000,000	$10,000,000	Benchmark 2023-V3	No
A-7	$40,000,000	$40,000,000	WFBNA(1)	No
A-8	$10,000,000	$10,000,000	WFBNA(1)	No
Whole Loan	$162,500,000	$162,500,000
(1)	Expected to be contributed to one or more future securitization trusts.

The Property.

The Gateway Center South Property is a Class A retail property located at 501 Gateway Drive in Brooklyn, New York. The Gateway Center South Property was completed in 2002 and was the first phase of the larger Gateway Center, also developed by the borrower sponsor, which includes Gateway Center North, a 639,143 SF expansion that is separately capitalized and is not included in the collateral, and two separate non-collateral self-owned anchor stores, Target and Home Depot. The borrower sponsor indirectly owns both the Gateway Center South Property and Gateway Center North, operating both components as one retail shopping center. As of May 5, 2023, the Gateway Center South Property was 100.0% physically occupied by eleven retail tenants with a 5.2-year weighted average lease term remaining. The Gateway Center South Property has remained consistently 100.0% occupied since its inception in 2002 until the recent departure of Bed Bath & Beyond. Bed Bath & Beyond (10.6% of NRA) is in bankruptcy, has ceased paying rent and is dark in its space, and has been underwritten as vacant, resulting in an occupancy of 89.4%. 67.9% of the tenants are original tenants at the Gateway Center South Property and have been at the Gateway Center South Property for over 20 years. The Gateway Center South Property has a parking ratio of 4.37 spaces per 1,000 SF. Gateway Center North, the expansion portion of the Gateway Center, which is not included in the collateral, is 100% occupied and is grocery-anchored by ShopRite and ALDI and includes national retailers such as TJ Maxx and Nordstrom Rack. The Gateway Center South Property offers direct on/off access to the Belt Parkway (Exit 15) and there are approximately 2,800 open parking spaces, which are shared with the non-collateral Target and Home Depot anchor stores pursuant to the OEA (as defined below). The Gateway Center is the second most visited power center in the country, with a combined 16.5 million annual visitors and anchored by the second most-visited BJ’s Wholesale Club location in the United States.

The Gateway Center South Property is subject to an Operation and Easement Agreement by and among Home Depot U.S.A., Inc., Target Corporation and Gateway Center Properties, LLC, an affiliate of the borrower (the “OEA”). The common areas are maintained by an affiliate of the borrower sponsor and each party to the OEA pays its share of common area maintenance costs. The OEA also allows the non-collateral Target Corporation and Home Depot U.S.A., Inc. anchor stores usage of the parking spaces located on the Gateway Center South Property.

Major Tenants. The three largest tenants based on underwritten base rent are BJ’s Wholesale Club, Best Buy and Dave & Buster’s.

BJ’s Wholesale Club (“BJ’s”) (128,995 square feet; 36.3% of net rentable area (“NRA”); 35.2% of underwritten base rent) is a leading warehouse club operator on the East Coast of the United States. BJ’s provides a curated assortment focused on perishable products, refreshed general merchandise, gas and other ancillary services. BJ’s is traded on the New York Stock Exchange and reported a market capitalization of $8.41 billion as of June 27, 2023, with a credit rating of BB+ (S&P) and Ba1 (Moody’s). BJ’s lease expires September

B-4

Annex B	BMO 2023-5C1
No. 1 – Gateway Center South

20, 2027. BJ’s has been at the Gateway Center South Property since 2002 and has four remaining five-year extension options, and no termination options. If all four extension options are exercised, BJ’s will also have one final option of four years and ten months.

Best Buy (31,679 square feet; 8.9% of NRA; 13.8% of underwritten base rent), is a multi-national retailer of electronic products. The company’s product offerings include consumer electronics, computing and mobile phones, appliances, entertainment products, and home office products. It also offers services including consultation, design, set-up, technical support, warranty related services, heath related services and memberships, educational classes, delivery and installation for home theater, mobile audio, and appliances. The company operates across the United States, Canada, and Mexico and is headquartered in Richfield, Minnesota. Best Buy became a tenant at the Gateway Center South Property when it acquired Circuit City Store, Inc.’s lease interest at auction for $10.5 million in November 2009. Best Buy recently exercised its five-year renewal option, which began in January of 2023. Best Buy’s lease expires January 31, 2028. Best Buy has three remaining five-year extension options, and no termination options. Best Buy is traded on the New York Stock Exchange and reported a market capitalization of $18.09 billion as of June 27, 2023, with a credit rating of BBB+ (S&P) and A3 (Moody’s).

Dave & Buster’s (37,060 square feet; 10.4% of NRA; 11.6% of underwritten base rent) is a nationwide chain of large, adult-oriented complexes that combine restaurants and bars with dinner theater and games ranging from pocket billiards and shuffleboard to high-tech arcade games to simulated golf and virtual reality space combat. The company has 152 locations in the United States including two in Puerto Rico and an additional two in Canada. Dave & Buster’s has been at the Gateway Center South Property since 2020 and has two five-year extension options, and no termination options. Dave & Buster’s reports sales of $364.59 PSF as of January 31, 2023 outpacing national sales of $290 PSF. The Dave & Buster’s lease expires January 31, 2036. Dave & Buster’s is traded on the New York Stock Exchange and reported a market capitalization of $1.88 billion as of June 27, 2023, with a credit rating of B (S&P), and B1 (Moody’s).

Environmental. According to a Phase I environmental report, dated May 19, 2023, there is a controlled recognized environmental condition at the Gateway Center South Property related to historic use as a landfill. See “Description of the Mortgage Loan—Environmental Considerations” in the Prospectus.

The following table presents certain information relating to the historical occupancy of the Gateway Center South Property:

Historical and Current Occupancy(1)
2020	2021	2022	Current(2)(3)
100.0%	100.0%	100.0%	89.4%
(1)	Historical Occupancies are as of December 31 of each respective year, unless otherwise specified.
(2)	Based on the underwritten rent roll dated May 5, 2023.
(3)	Bed Bath & Beyond (10.6% of NRA) is in bankruptcy, has ceased paying rent and is dark in its space, and has been underwritten as vacant, resulting in an underwritten occupancy of 89.4%.

B-5

Annex B	BMO 2023-5C1
No. 1 – Gateway Center South

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Gateway Center South Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Exp. Date
BJ's Wholesale Club	Ba1/BB+/NR	128,995	36.3%	$40.09	$5,171,410	35.2%	9/20/2027
Best Buy	A3/BBB+/NR	31,679	8.9	$64.03	2,028,406	13.8	1/31/2028
Dave & Buster's	B1/B/NR	37,060	10.4	$46.00	1,704,760	11.6	1/31/2036
Old Navy(1)	Ba3/BB/NR	26,861	7.6	$56.30	1,512,274	10.3	1/31/2027
Marshalls(1)	A2/A/NR	35,021	9.9	$36.76	1,287,372	8.8	9/30/2027
Staples	B3/B/NR	22,712	6.4	$43.56	989,335	6.7	11/30/2027
Outback Steakhouse	Ba3/BB-/NR	7,347	2.1	$112.29	824,995	5.6	10/30/2027
Famous Footwear	NR/NR/NR	11,466	3.2	$50.00	573,300	3.9	10/31/2028
Red Lobster	NR/NR/NR	8,096	2.3	$36.17	292,832	2.0	10/14/2027
Olive Garden	NR/NR/NR	8,062	2.3	$36.32	292,812	2.0	10/14/2027
Ten Largest Owned Tenants		317,299	89.4%	$46.26	$14,677,496	100.0%
Remaining Owned Tenants		0	0.0	$0.00	0	0.0
Total Occupied		317,299	89.4%	$46.26	$14,677,496	100.0%
Vacant Spaces (Owned Space)(3)		37,734	10.6
Totals / Wtd. Avg. All Owned Tenants		355,033	100.0%
(1)	Based on the underwritten rent roll dated May 5, 2023. See “Description of the Mortgage Pool—Lease Expirations and Terminations—Terminations” in the Prospectus for a description of co-tenancy provisions applicable to Old Navy and Marshalls. Other tenants also have co-tenancy provisions.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Bed Bath & Beyond (10.6% of NRA) is in bankruptcy, has ceased paying rent and is dark in its space, and has been underwritten as vacant, resulting in an underwritten occupancy of 89.4%.

The following table presents certain information relating to the lease rollover schedule at the Gateway Center South Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant(3)	NAP	37,734	10.6%	NAP	NA	P	37,734	10.6%	NAP	NAP
2023	0	0	0.0	$0	0.0%		37,734	10.6%	$0	0.0%
2024	0	0	0.0	0	0.0		37,734	10.6%	$0	0.0%
2025	0	0	0.0	0	0.0		37,734	10.6%	$0	0.0%
2026	0	0	0.0	0	0.0		37,734	10.6%	$0	0.0%
2027	7	237,094	66.8	10,371,029	70.7		274,828	77.4%	$10,371,029	70.7%
2028	2	43,145	12.2	2,601,706	17.7		317,973	89.6%	$12,972,736	88.4%
2029	0	0	0.0	0	0.0		317,973	89.6%	$12,972,736	88.4%
2030	0	0	0.0	0	0.0		317,973	89.6%	$12,972,736	88.4%
2031	0	0	0.0	0	0.0		317,973	89.6%	$12,972,736	88.4%
2032	0	0	0.0	0	0.0		317,973	89.6%	$12,972,736	88.4%
2033 & Beyond	1	37,060	10.4	1,704,760	11.6		355,033	100.0%	$14,677,496	100.0%
Total	10	355,033	100.0%	$14,677,496	100.0%
(1)	Based on the underwritten rent roll dated May 5, 2023.
(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.
(3)	Bed Bath & Beyond (10.6% of NRA) is in bankruptcy, has ceased paying rent and is dark in its space, and has been underwritten as vacant, resulting in an underwritten occupancy of 89.4%.

B-6

Annex B	BMO 2023-5C1
No. 1 – Gateway Center South

The following table presents certain information relating to the underwritten cash flows of the Gateway Center South Property:

Operating History and Underwritten Net Cash Flow
	2020	2021	2022	TTM 3/31/2023	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$14,840,158	$15,645,183	$15,791,984	$15,791,237	$14,677,496	$41.34	57.1%
Rent Steps(3)	0	0	0	0	82,507	0.23	0.3
Vacant Income	0	0	0	0	1,698,030	4.78	6.6
Gross Potential Rent	$14,840,158	$15,645,183	$15,791,984	$15,791,237	$16,458,033	$46.36	64.0%
Total Reimbursements	6,494,668	8,120,067	8,333,311	8,526,910	9,250,280	26.05	36.0
Net Rental Income	$21,334,825	$23,765,250	$24,125,295	$24,318,147	$25,708,313	$72.41	100.0%
Other Income	359,923	254,127	217,521	211,574	260,786	0.73	1.0
(Vacancy/Credit Loss)(4)	0	0	0	0	(1,698,030)	(4.78)	(6.6)
Effective Gross Income	$21,694,749	$24,019,377	$24,342,817	$24,529,721	$24,271,069	$68.36	94.4%
Total Expenses(5)	$7,221,854	$8,748,681	$9,173,990	$9,334,536	$10,532,015	$29.66	43.4%
Net Operating Income	$14,472,895	$15,270,696	$15,168,827	$15,195,185	$13,739,054	$38.70	56.6%
Total TI/LC, Capex/RR	0	0	0	0	35,503	0.10	0.1
Net Cash Flow	$14,472,895	$15,270,696	$15,168,827	$15,195,185	$13,703,551	$38.60	56.5%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(2)	Underwritten Base Rent is based on the underwritten rent roll dated May 5, 2023.
(3)	Rent Steps underwritten through May 1, 2024.
(4)	Bed Bath & Beyond (10.6% of NRA) is currently a tenant at the Gateway Center South Property, but this space has been underwritten as vacant because of the tenant’s bankruptcy and upcoming lease expiration in January 2024, resulting in an underwritten occupancy of 89.4%.
(5)	The Gateway Center South Property benefits from an ICIP tax abatement, which provides for a 50% exemption in the 2022/2023 and 2023/2024 tax years, which then phases down by 10% annually, resulting in a 40% exemption in the 2024/2025 tax year, a 30% exemption in the 2025/2026 tax year, a 20% exemption in the 2026/2027 tax year, and a 10% exemption in the 2027/2028 tax year, and expires thereafter. The Gateway Center South Whole Loan was underwritten based on the abated taxes.

The Market. The Gateway Center South Property is located in Brooklyn, New York. Within the Brooklyn retail market, according to a third-party market report, there are 17,744 retail units spanning approximately 103.6 million SF of retail space as of the fourth quarter of 2022. The average asking rent in the Brooklyn retail market has displayed moderate growth over the last five years; as of the fourth quarter of 2022, the asking rent in the market was $51.06 PSF. Over the most recent five-year period, rents in the Brooklyn retail market have grown by 4.4%. In the fourth quarter of 2022, the vacancy rate in the market was 3.5%, decreasing 20-basis points from the previous quarter. Similarly, the availability rate in the market decreased 10 basis points in the fourth quarter of 2022, to 4.5%. The Gateway Center South Property is in the North Brooklyn retail submarket. The North Brooklyn retail submarket reported average retail asking rents of $53.31 PSF as of the fourth quarter of 2022. Average asking rental rates in the North Brooklyn retail submarket have increased, ranging from $46.88 per SF in 2020 to $53.55 PSF in the third quarter of 2022. The vacancy rate in the North Brooklyn retail submarket at the end of the fourth quarter of 2022 was 3.0%.

According to the appraisal, the comparable anchor retail leases indicate rents ranging from $31.00 to $41.00 PSF. All comparable leases were signed during 2017 through 2022, and are generally reflective of current market conditions.

The following table presents certain information relating to comparable anchor retail centers for the Gateway Center South Property:

Comparable Anchor Retail Leases(1)
Property	Tenant	Lease Area	Lease Date	Lease Term	Base Rent (PSF)
Gateway Center South(2)	BJ’s Wholesale Club	128,995	Sep-02	25.0 Yrs.	$40.09
48-18 Northern Boulevard Long Island City, NY 11101	H-Mart	63,525	Nov-22	15.0 Yrs.	$31.00
45-10 48th Street Long Island City, NY 11377	BJ’s Wholesale Club	70,000	Mar-21	NAV	$40.00
61-01 Junction Boulevard Rego Park, NY 11374	At Home	129,228	Oct-20	11.0 Yrs.	$38.00
399 Sands Street Brooklyn, NY 11201	Wegmans	85,113	Jan-19	25.0 Yrs.	$40.00
8973 Bay Parkway Brooklyn, NY 11214	Target	88,000	Jan-19	20.0 Yrs.	$41.00
850 Third Avenue Brooklyn, NY 11232	Bed Bath and Beyond	120,000	Jan-17	15.0 Yrs.	$39.00
(1)	Source: Appraisal.
(2)	Based on the undewritten rent roll as of May 5, 2023.

The Borrower. The borrower is Gateway Center Properties I, L.L.C., a Delaware limited liability company. The borrower is structured to be a single purpose bankruptcy-remote entity, with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Gateway Center South Whole Loan.

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Annex B	BMO 2023-5C1
No. 1 – Gateway Center South

The Borrower Sponsor. The borrower sponsor and non-recourse carve-out guarantor is The Related Companies, L.P. (“Related”). Related is a global real estate and lifestyle company and a privately owned real estate firm in the United States. Formed 50 years ago, Related is a fully integrated, diversified real estate company with experience in most aspects of development, acquisition, management, finance, marketing, and sales. Headquartered in New York City, Related has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, West Palm Beach, Miami, Washington, D.C., Abu Dhabi and London, and boasts a team of approximately 4,000 professionals. Related has over $60 billion in assets owned, under management, or under development including the 28-acre Hudson Yards neighborhood on Manhattan’s West Side, The Square in Downtown West Palm Beach, The Grand LA and Related Santa Clara in California, and the 78 in Chicago.

Property Management. The Gateway Center South Property is managed by Related Management Company, L.P., an affiliate of the borrower sponsor.

Escrows and Reserves.

Tax Escrows – On each monthly payment date, the borrower is required to deposit an amount equal to 1/12th of the estimated annual real estate taxes (currently estimated to be $436,789) into the tax reserve account.

Insurance Escrows – On each monthly payment date, the borrower is required to deposit into an insurance reserve an amount equal to 1/12th of estimated insurance premiums, unless the borrower maintains a blanket policy in accordance with the Gateway Center South Whole Loan documents and no event of default has occurred.

Replacement Reserve – On each monthly payment date, the borrower is required to deposit $2,959 into a replacement reserve.

Rollover Reserve – On each monthly payment date, the borrower is required to deposit $29,586 into a rollover reserve, capped at $1,000,000.

Lockbox / Cash Management. The Gateway Center South Whole Loan is structured with a hard lockbox and springing cash management. At origination of the Gateway Center South Whole Loan, the borrower was required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower was required to cause all cash revenues relating to the Gateway Center South Property and all other money received by the borrower or the property manager with respect to the Gateway Center South Property (other than tenant security deposits and cash revenues released to the borrower) to be deposited into the lender-controlled lockbox account within two business days following receipt. During the continuance of a Cash Sweep Event (as defined below), any transfers to the borrower’s operating account are required to cease and such sums on deposit in the lockbox account are to be transferred on a daily basis to a cash management account controlled by the lender, to be applied to payment of all monthly amounts due under the Gateway Center South Whole Loan (including, without limitation, taxes and insurance, debt service and required reserves and approved property operating expenses), with any excess funds being deposited into an excess cash flow account to be held by the lender as additional collateral for the Gateway Center South Whole Loan. Subject to the lender’s reasonable approval and provided that no event of default is continuing, the funds in the excess cash flow account may be used by the borrower to fund reserves and to pay debt service, in each case to the extent that the current gross operating income is insufficient to satisfy the same, as well as to pay operating expenses, capital expenses and other expenses outlined in the Gateway Center South Whole Loan documents to the extent that sums on deposit in the applicable reserve account are insufficient for the payment thereof.

A “Cash Sweep Event” means (i) an event of default, (ii) any bankruptcy action of the borrower or (iii) the debt service coverage ratio falling below 1.10x (a “Cash Sweep DSCR Trigger Event”).

A Cash Sweep Event will cease (a) if the Cash Sweep Event is caused solely by the occurrence of an event of default, upon a cure of the event of default that gave rise to such Cash Sweep Event or such event of default is waived in writing by the lender; provided that the lender has not exercised any of its rights to accelerate the Gateway Center South Whole Loan, or to appoint a receiver, liquidator, assignee, trustee, sequestrator, custodian or any other similar official or commence a foreclosure action; (b) if the Cash Sweep Event is caused solely by the occurrence of any bankruptcy action of the borrower and is solely as a result of the filing of an involuntary petition, case or proceeding against the borrower with respect to which none of the borrower, guarantor or any affiliate of the borrower or guarantor solicited or actively facilitated the solicitation of petitioning creditors or consented to or otherwise joined in such involuntary petition, case or proceeding, upon the same being discharged or dismissed within 90 days of such filing; and (c) if the Cash Sweep Event is caused solely by the occurrence of a Cash Sweep DSCR Trigger Event, once the debt service coverage ratio is greater than 1.10x for one calendar quarter.

A Cash Sweep DSCR Trigger Event will not be deemed to have commenced so long as (x) no event of default and no other Cash Sweep Event has occurred and is continuing and (y) within 10 business days of the borrower’s receipt of notice of the commencement of such Cash Sweep DSCR Trigger Event or any time thereafter during the continuance of such Cash Sweep Event, the borrower delivers to the lender cash collateral or a letter of credit complying with the terms and conditions of the Gateway Center South Whole Loan documents in an amount, that, if applied to reduce the outstanding principal balance of the Gateway Center South Whole Loan, would result in a debt service coverage ratio of at least 1.10x (on such date of determination).

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Annex B	BMO 2023-5C1
No. 1 – Gateway Center South

Subordinate and Mezzanine Debt. None.

Partial Release. None.

Ground Lease. None.

B-9

Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

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Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

Roof
32
Valentino U.S.A., Inc.
2,027 SF 12/2026
31
Valentino U.S.A., Inc.
2,618 SF 12/2026
30
Databricks | 10,751 SF | 9/2023
29
Michael Kors (USA), Inc. | 10,735 SF | 3/2026
28
Michael Kors (USA), Inc. | 10,745 SF | 3/2026
27
Michael Kors (USA), Inc. | 10,745 SF | 9/2029
26
Valentino U.S.A., Inc. | 23,358 SF | 12/2026
25
Oscar De La Renta LLC | 26,589 SF | 1/2029
24
Oscar De La Renta LLC
10,447 SF 1/2027
American Airlines, Inc.
5,991 SF 5/2032
23
Michael Kors (USA), Inc. | 28,477 SF | 3/2026
22
Michael Kors (USA), Inc. | 28,644 SF | 3/2026
21
Michael Kors (USA), Inc. | 30,343 SF | 3/2026
20
Michael Kors (USA), Inc. | 31,198 SF | 3/2026
19
Michael Kors (USA), Inc.
4,773 SF 3/2026
Michael Kors (USA), Inc.
6,436 SF 3/2025
Michael Kors (USA), Inc.
1,482 SF 3/2026
18
Burberry (Wholesale) Limited | 35,486 SF | 8/2037
17
Michael Kors (USA), Inc. | 36,781 SF | 3/2026
16
Michael Kors (USA), Inc. | 36,789 SF | 3/2026
15
Capitolis, Inc. | 22,511 SF | 12/2032
Capitolis, Inc. | 14,479 SF | 12/2032
14
First-Citizens Bank & Trust Company | 37,536 SF | 5/2034
13
First-Citizens Bank & Trust Company | 37,501 SF | 5/2034
12
First-Citizens Bank & Trust Company | 38,218 SF | 5/2034
11
First-Citizens Bank & Trust Company | 38,282 SF | 5/2034
10
New York University | 38,218 SF | 6/2027
9
Avenue Capital Management II, LP | 38,483 SF | 2/2030
8
The City University Of New York
21,500 SF 6/2027
Kohn Pedersen Fox Associates, P.C.
10,170 SF 4/2027
7
Kohn Pedersen Fox Associates, P.C.
5,230 SF 4/2027
Kohn Pedersen Fox Associates, P.C. | 38,686 SF | 5/2038
6
Kohn Pedersen Fox Associates, P.C. | 38,702 SF | 5/2038
5
New York University | 38,844 SF | 6/2027
4
New York University | 38,723 SF | 6/2027
3
Michael Kors (USA), Inc.
14,924 SF 3/2026
CBRE, Inc. | 23,951 SF | 6/2026
2
TSP Co Working (Studio) | 39,498 SF | 12/2040
Ground
M & T Bank
5,389 SF 6/2028
Small and Mighty Krupa, Inc
Vacant
5,823 SF
New York University
1,597 SF 6/2027
Basement Storage
Michael Kors (USA), Inc.
First-Citizens Bank & Trust Company
Cava Mezze Grill, LLC
PLNT Burger
Amazon Go
3,500 SF 1/2030
Chop't Creative Salad Company LLC
The Botanist BP Inc
4,403 SF 7/2035
Michael Kors (USA), Inc.
330 SF 11/2023
Valentino USA, Inc.
427 SF
12/2023
Vacant
919 SF
Engineer Shop
TSP Bike Room
TSP Building Storage
Burberry (Wholesale) Limited
1,728 SF 8/2037
Michael Kors (USA), Inc.
1,897 SF 3/2026
Vacant
2023 – 2024
2025 – 2026
2027 – 2028
2029+

B-11

Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

B-12

Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LMF, BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$62,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$62,500,000	Property Type – Subtype:	Office - CBD
% of IPB:	8.2%	Net Rentable Area (SF):	960,568
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	11 West 42 Realty Investors, L.L.C.	Year Built / Renovated:	1927 / 2018
Borrower Sponsors(2):	Tishman Speyer Properties, L.P. and Silverstein Properties, LLC	Occupancy:	98.6%
Interest Rate:	7.44000%	Occupancy Date:	5/1/2023
Note Date:	6/30/2023	4th Most Recent NOI (As of):	$27,010,956 (12/31/2020)
Maturity Date:	7/6/2028	3rd Most Recent NOI (As of):	$26,436,280 (12/31/2021)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$26,673,211 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of)(6):	$26,697,022 (TTM 3/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$70,904,067
Call Protection(3):	L(23),YM1(2),DorYM1(28),O(7)	UW Expenses:	$39,203,449
Lockbox / Cash Management:	Hard / Springing	UW NOI(6):	$31,700,618
Additional Debt(1):	Yes	UW NCF:	$28,626,800
Additional Debt Balance(1):	$211,500,000 / $56,000,000	Appraised Value / Per SF:	$555,000,000 / $578
Additional Debt Type(1)(4):	Pari Passu / Mezzanine	Appraisal Date:	4/19/2023

Escrows and Reserves(5)				Financial Information(7)
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$285	$344
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$285	$344
Replacement Reserves:	$0	Springing	$288,170	Cut-off Date LTV:	49.4%	59.5%
TI/LC Reserve:	$10,000,000	$240,142	N/A	Maturity Date LTV:	49.4%	59.5%
Free Rent Reserve:	$5,685,544	$0	N/A	UW NCF DSCR:	1.39x	1.00x
Landlord Obligation Reserve:	$13,479,707	$0	N/A	UW NOI Debt Yield:	11.6%	9.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$274,000,000	79.7%	Loan Payoff	$301,013,950	87.5%
Mezzanine Loan	56,000,000	16.3	Reserves	29,165,251	8.5
Borrower Sponsor Equity	13,988,916	4.1	Closing Costs:	13,809,715	4.0
Total Sources	$343,988,916	100.0%	Total Uses	$343,988,916	100.0%
(1)	The 11 West 42nd Street Mortgage Loan (as defined below) is part of a whole loan evidenced by 24 pari passu notes with an aggregate original principal balance as of the Cut-off Date of $274.0 million (the “11 West 42nd Street Whole Loan”).
(2)	There is no non-recourse carveout guarantor or environmental indemnitor for the 11 West 42nd Street Whole Loan separate from the borrower.
(3)	The borrower has the option to prepay the 11 West 42nd Street Whole Loan in whole but not in part (i) on or after the payment date occurring in January 2028 without the payment of any prepayment premium or (ii) beginning on the payment date in July 2025 with the payment of a yield maintenance premium. Defeasance of the 11 West 42nd Street Whole Loan in whole but not in part is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note of the 11 West 42nd Street Whole Loan to be securitized and (ii) August 6, 2026. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the BMO 2023-5C1 securitization trust in August 2023. The actual lockout period may be longer.
(4)	For a full description of the mezzanine loan see “Mezzanine Debt” below.
(5)	For a full description of Escrows and Reserves, see “Escrows and Reserves” below.
(6)	The increased UW NOI compared to the TTM 3/31/2023 Most Recent NOI is mainly due to recent leasing activities.
(7)	The information presented under the Financial Information chart above reflects the Cut-off Date balance of the 11 West 42nd Street Whole Loan and the aggregate of the Cut-off Date balance of the 11 West 42nd Street Whole Loan and a $56.0 million mezzanine loan.

The Loan. The second largest mortgage loan (the “11 West 42nd Street Mortgage Loan”) is part of a fixed rate whole loan secured by the borrower’s fee simple interest in a 960,568 square foot office property located in New York, New York (the “11 West 42nd Street Property”). The 11 West 42nd Street Whole Loan consists of twenty-four pari passu notes and accrues interest at a rate of 7.44000% per annum. The 11 West 42nd Street Whole Loan has a five-year term and is interest-only for the term of the loan. The 11 West 42nd Street Whole Loan was co-originated on June 30, 2023 by Bank of America N.A. (“BANA”), UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”) and LMF Commercial, LLC (“LMF”). On July 7, 2023, LMF transferred Notes A-3-2, A-3-4, A-3-6 and A-3-8, in the aggregate original principal amount of $45,666,666, to Bank of Montreal (“BMO”). The non-

B-13

Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

controlling Notes A-3-1, A-3-2 and A-3-3, with an original aggregate principal amount of $62,500,000, will be included in the BMO 2023-5C1 securitization trust. The remaining notes are currently held by BMO, BANA, UBS AG, and LMF or their respective affiliates and are expected to be contributed to one or more securitization trust(s). The 11 West 42nd Street Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2023-5C1 securitization trust until the controlling Note A-1-1 is securitized, whereupon the 11 West 42nd Street Mortgage Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$30,000,000	$30,000,000	BANA	Yes
A-1-2	$25,000,000	$25,000,000	BANA	No
A-1-3	$15,000,000	$15,000,000	BANA	No
A-1-4	$11,333,334	$11,333,334	BANA	No
A-1-5	$10,000,000	$10,000,000	BANA	No
A-2-1	$6,333,333	$6,333,333	UBS AG	No
A-2-2	$20,000,000	$20,000,000	UBS AG	No
A-2-3	$10,000,000	$10,000,000	UBS AG	No
A-2-4	$10,000,000	$10,000,000	UBS AG	No
A-2-5	$10,000,000	$10,000,000	UBS AG	No
A-2-6	$10,000,000	$10,000,000	UBS AG	No
A-2-7	$5,000,000	$5,000,000	UBS AG	No
A-2-8	$5,000,000	$5,000,000	UBS AG	No
A-2-9	$5,000,000	$5,000,000	UBS AG	No
A-2-10	$5,000,000	$5,000,000	UBS AG	No
A-2-11	$5,000,000	$5,000,000	UBS AG	No
A-3-1	$25,000,000	$25,000,000	BMO 2023-5C1	No
A-3-2	$27,500,000	$27,500,000	BMO 2023-5C1	No
A-3-3	$10,000,000	$10,000,000	BMO 2023-5C1	No
A-3-4	$7,500,000	$7,500,000	BMO	No
A-3-5	$5,000,000	$5,000,000	LMF	No
A-3-6	$5,000,000	$5,000,000	BMO	No
A-3-7	$5,666,667	$5,666,667	LMF	No
A-3-8	$5,666,666	$5,666,666	BMO	No
Whole Loan	$274,000,000	$274,000,000

The Property. The 11 West 42nd Street Property is a 32-story, LEED Silver certified, Class A- office tower located in New York, New York totaling 960,568 SF. Originally constructed in 1927, the 11 West 42nd Street Property is located two blocks west of Grand Central Station and overlooks the New York Public Library and Bryant Park. The 11 West 42nd Street Property features a unique H-shaped layout, which allows for eight corner offices per floor and an abundance of natural light. Since 2018, the borrower sponsors have spent approximately $38.2 million in renovations which include improvements to the lobby, elevators, entrances and windows. Since 2021, the borrower sponsors have executed a total of 321,255 SF in lease renewals, extensions and new leases. The 11 West 42nd Street Property is 98.6% leased to a diverse roster of tenants and has a weighted average remaining lease term of over seven years.

The 11 West 42nd Street Property consists of 891,270 SF of office space, 20,866 SF of retail space, 39,498 SF of co-working space, and 8,934 SF of storage space. Most of the retail tenants at the 11 West 42nd Street Property are fast casual food chains. In May 2021, the borrower sponsors began their offering of the Studio by Tishman co-working space (the “Studio”) at the 11 West 42nd Street Property (4.1% of NRA). The Studio is a flexible and modern co-working space that caters to both individual professionals and corporate clients. Owned and operated by Tishman, the Studio offers a wide range of options for its members, including private offices, customized suites and hot desks. The Studio has 15 different locations with approximately 400 desks, which were 87.7% occupied as of April 2023, with 98% of occupied desks belonging to corporate clients.

The 11 West 42nd Street Property has maintained strong occupancy levels over the past five years, averaging 93.4% occupancy. Investment-grade rated tenants or their affiliates occupy 64.3% of SF at the 11 West 42nd Street Property and contribute 65.5% of underwritten base rent. Major tenants at the 11 West 42nd Street Property include Michael Kors (USA), Inc. (“Michael Kors”), First-Citizens Bank & Trust Company (“First-Citizens Bank”) and New York University (“NYU”). In addition, several tenants use the 11 West 42nd Street Property as headquarters space and have made significant investments in their spaces. The 11 West 42nd Street Property

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Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

is the corporate headquarters for Michael Kors, Kohn Pedersen Fox Associates, P.C. (“KPF”), Avenue Capital Management II, LP (“Avenue Capital”), Oscar De La Renta LLC and Capitolis, Inc. (“Capitolis”).

Major Tenants.

Michael Kors (USA), Inc (254,485 square feet; 26.5% of NRA; 27.4% of underwritten base rent; Ba1/BBB-/BBB-; Moody’s/S&P/Fitch) is a luxury fashion brand founded by designer Michael Kors in 1981. The Michael Kors brand has a global reach, with a strong presence in major fashion markets around the world and is popular among celebrities and fashion-conscious consumers. The 11 West 42nd Street Property serves as the worldwide headquarters for Michael Kors. The Michael Kors lease is guaranteed by the publicly traded parent company, Capri Holdings, which also manages other brands such as Versace and Jimmy Choo. As of July 2023, Capri Holdings had an equity market capitalization of approximately $4.3 billion.

Michael Kors currently occupies 252,072 SF of office and 2,413 SF of storage space. Michael Kors first leased space at the 11 West 42nd Street Property in 2003 and since has expanded into 16 suites. The tenant has no non-standard termination options, outstanding allowances or free rent. Michael Kors has 236,974 SF expiring on March 31, 2026, 10,745 SF expiring on September 30, 2029, 6,436 SF expiring on March 31, 2025 and 330 SF expiring on November 30, 2023. The tenant has one 5-year renewal option on all non-basement suites, with a 15 to 24-month notice period varying across suites. Michael Kors currently subleases three spaces (totaling 28,107 SF, 11.0% of Michael Kors’ NRA) to Aston Martin, Lagonda of North America, Inc., ExpandEd Schools, Inc. and National Public Radio, Inc. (“NPR”). According to the borrower sponsors, if a proposed lease amendment between the borrower and NPR is executed, NPR will directly lease at least an additional 4,888 SF of the Michael Kors subleased space and add it to their existing leased premises (13,580 SF), all with a lease expiration of December 2031. We cannot assure you that this amendment will be signed as expected or at all.

According to the borrower sponsors, Michael Kors is currently renovating its space at the tenant’s sole cost and is in discussions with the borrower sponsors for an early renewal of a portion of its lease. If this proposed lease amendment is executed, Michael Kors would renew 204,481 SF of its expiring space (202,068 SF of office and 2,413 SF of storage), terminate the non-subleased portion of its lease on the 22nd floor (19,238 SF), vacate 14,924 SF on the third floor in March 2026, vacate 6,436 SF on the 19th floor in March 2025 (at least 4,888 SF of the 6,436 SF will switch to a direct lease to NPR), and vacate 9,406 SF of subleased space on the 22nd floor in March 2026. We cannot assure you that this amendment will be signed as expected or at all.

First-Citizens Bank & Trust Company (153,680 square feet; 16.0% of NRA; 16.0% of underwritten base rent; Baa2/BBB/NR; Moody’s/S&P/Fitch) is a financial institution that provides a wide range of banking and financial services to individuals, businesses and organizations. Founded in 1898, First-Citizens Bank is a full-service bank that offers a variety of products and services. First-Citizens Bank has a strong presence in the southeastern United States, with branches located in North Carolina, South Carolina, Virginia, Tennessee and Georgia, as well as 16 other states. As of July 2023, First-Citizens Bank had an equity market capitalization of $18.6 billion.

First Citizens Bank currently occupies 151,537 SF of office and 2,143 SF of storage space, with a lease expiration date of May 31, 2034 and two 5-year renewal options (or one 10-year renewal option) on all of its suites with a 16-month notice period. First-Citizens Bank first leased space at the 11 West 42nd Street Property in 2006 and since has expanded into five suites. The tenant has no non-standard termination options, outstanding allowances or free rent.

New York University (117,382 square feet; 12.2% of NRA; 11.4% of underwritten base rent; Aa2/AA-/NR; Moody’s/S&P/Fitch) (“NYU”) was established in 1831 and is one of the largest and most prestigious universities in the United States, with a student body of over 65,000 students and an endowment of over $5.3 billion as of August 2022. The NYU Midtown Center, located at the 11 West 42nd Street Property, is home to many graduate programs within the School of Professional Studies. The 11 West 42nd Street Property provides access for NYU students, faculty and staff to the Jack Brause Library, one of NYU’s most coveted libraries, a computer science lab, design labs and classrooms for its students. Additionally, NYU added its own entrance on the 43rd Street side of the 11 West 42nd Street Property to help regulate ingress and egress of the student base.

NYU currently occupies 115,785 SF of office and 1,597 SF of retail space, with a lease expiration of June 30, 2027 and one 5-year renewal option on all of its suites with a 22-month notice period at 2% rent increases per annum. NYU has leased space at the 11 West 42nd Street Property since the 1970s and has renewed multiple times. NYU is currently occupying four suites, and most recently renewed its lease in October 2021. The tenant has no non-standard termination options. NYU has approximately $1.65 million in outstanding landlord obligations and two months of free rent totaling approximately $1,125,423 ($557,140 in December 2023 and $568,283 in December 2024). All outstanding landlord obligations and free rent was reserved at origination.

See “Description of the Mortgage Pool—Tenant Issues” in the Prospectus.

Environmental. According to the Phase I environmental assessment dated April 24, 2023, there was no evidence of any recognized environmental conditions at the 11 West 42nd Street Property.

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Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

The following table presents certain information relating to the historical and current occupancy of the 11 West 42nd Street Property:

Historical and Current Occupancy
2020(1)	2021(1)	2022(1)	Current(2)
88.0%	89.6%	98.9%	98.6%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current occupancy is as of May 1, 2023.

The following table presents certain information relating to the largest tenants at of the 11 West 42nd Street Property:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Expiration Date
Michael Kors (USA), Inc(3)	Ba1/BBB-/BBB-	254,485	26.5%	$62.89	$16,003,389	27.4%	Various(3)
First-Citizens Bank & Trust Company	Baa2/BBB/NR	153,680	16.0	$60.80	9,343,789	16.0	5/31/2034
New York University	Aa2/AA-/NR	117,382	12.2	$56.95	6,685,426	11.4	6/30/2027
Kohn Pedersen Fox Associates, P.C.(4)	NR/NR/NR	92,788	9.7	$61.13	5,672,095	9.7	Various(4)
Burberry (Wholesale) Limited(5)	Baa2/NR/NR	45,509	4.7	$62.78	2,857,280	4.9	8/31/2037
Major Tenants		663,844	69.1%	$61.10	$40,561,979	69.3%

Other Tenants(6)		283,752	29.5	$63.20	17,932,301	30.7
Occupied Collateral Total / Wtd. Avg.		947,596	98.6%	$61.73	$58,494,280	100.0%
Vacant Space(7)		12,972	1.4

Collateral Total		960,568	100.0%

(1)	Information is based on the underwritten rent roll dated May 1, 2023 and is inclusive of rent steps through August 2024 and straight-lined rent for investment-grade tenants or their affiliates averaged to earlier of lease expiration or loan maturity.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Michael Kors leases 236,974 SF expiring on March 31, 2026, 10,745 SF expiring on September 30, 2029, 6,436 SF expiring on March 31, 2025 and 330 SF expiring on November 30, 2023. Michael Kors currently subleases three spaces (totaling 28,107 SF) to Aston Martin, Lagonda of North America, Inc., ExpandEd Schools, Inc. and NPR. According to the borrower sponsors, Michael Kors is currently renovating its space at the tenant's sole cost and is in discussions with the borrower sponsors for an early renewal of a portion of its lease. See "Major Tenants" above.
(4)	KPF leases 77,388 SF expiring on May 31, 2038 and 15,400 SF expiring on April 30, 2027.
(5)	Burberry (Wholesale) Limited has the option to terminate its lease on December 31, 2033, upon 20 months’ notice and payment of a termination fee.
(6)	Other Tenants is inclusive of 39,498 SF of space operated by Tishman as the Studio and 1,894 SF of ground level retail (NYU entrance) and office space (IT room and bike room) for which no rent is associated or underwritten.
(7)	Vacant Space includes 6,742 SF of retail space and 6,230 SF of office space.

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Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

The following table presents certain information relating to the tenant lease expirations of the 11 West 42nd Street Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(3)	Net Rentable Area Expiring(3)	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant(4)	0	12,972	1.4%	NAP	NA	P	12,972	1.4%	NAP	NAP
2023 & MTM	3	11,508	1.2	$980,400	1.7%		24,480	2.5%	$980,400	1.7%
2024	0	0	0.0	0	0.0		24,480	2.5%	$980,400	1.7%
2025	2	6,696	0.7	434,430	0.7		31,176	3.2%	$1,414,830	2.4%
2026	18	290,728	30.3	19,008,777	32.5		321,904	33.5%	$20,423,607	34.9%
2027	9	169,812	17.7	9,621,168	16.4		491,716	51.2%	$30,044,775	51.4%
2028	1	5,389	0.6	1,141,927	2.0		497,105	51.8%	$31,186,702	53.3%
2029	2	37,334	3.9	2,268,817	3.9		534,439	55.6%	$33,455,519	57.2%
2030	3	43,621	4.5	4,016,068	6.9		578,060	60.2%	$37,471,587	64.1%
2031	1	13,580	1.4	570,360	1.0		591,640	61.6%	$38,041,947	65.0%
2032	4	43,771	4.6	2,556,130	4.4		635,411	66.1%	$40,598,077	69.4%
2033	1	2,279	0.2	414,299	0.7		637,690	66.4%	$41,012,376	70.1%
2034 & Beyond	18	322,878	33.6	17,481,904	29.9		960,568	100.0%	$58,494,280	100.0%
Total	62	960,568	100.0%	$58,494,280	100.0%
(1)	Based on the underwritten rent roll dated May 1, 2023.
(2)	The 11 West 42nd Property has 24 tenants in total, and certain tenants are subject to more than one lease. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.
(3)	Number of Leases Expiring and Net Rentable Area Expiring includes 39,498 SF of space operated by Tishman as the Studio, 4,636 SF of storage space and 1,894 SF of ground level retail (NYU entrance) and office space (IT room and bike room) for which no rent is associated or underwritten.
(4)	Vacant space includes 6,742 SF of retail space and 6,230 SF of office space.

B-17

Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

The following table presents certain information relating to the underwritten cash flows of the 11 West 42nd Street Property:

Operating History and Underwriting Net Cash Flow
	2019	2020	2021	2022	T12 March 2023	Underwritten	Per Square Foot	%(1)
In Place Rent(2)	$45,151,694	$51,735,865	$49,799,980	$50,036,067	$50,307,751	$58,494,280	$60.90	86.3%
Vacancy Gross Up	0	0	0	0	0	928,565	0.97	1.4
Straight Line Rent(3)	0	0	0	0	0	291,133	0.30	0.4
Percentage Rent	0	0	0	0	0	12,675	0.01	0.0
Gross Potential Rent	$45,151,694	$51,735,865	$49,799,980	$50,036,067	$50,307,751	$59,726,653	$62.18	88.1%
Total Reimbursements	6,811,606	9,169,515	7,612,544	5,612,853	6,247,574	8,092,259	8.42	11.9
Total Gross Income	$51,963,300	$60,905,380	$57,412,524	$55,648,921	$56,555,325	$67,818,913	$70.60	100.0%
Other Income(4)	4,035,185	2,906,507	3,547,401	5,519,818	6,127,949	6,476,088(5)	6.74	9.1
(Vacancy/Credit Loss)	0	0	0	0	0	(3,390,934)	(3.53)	(4.8)
Effective Gross Income	$55,998,485	$63,811,888	$60,959,925	$61,168,739	$62,683,274	$70,904,067	$73.81	100.0%
Total Expenses	$32,041,491	$36,800,932	$34,523,645	$34,495,528	$35,986,252	$39,203,449	$40.81	55.3%
Net Operating Income	$23,956,994	$27,010,956	$26,436,280	$26,673,211	$26,697,022	$31,700,618	$33.00	44.7%
Capital Expenditures	0	0	0	0	0	192,114	0.20	0.3
TI/LC	0	0	0	0	0	2,881,704	3.00	4.1
Net Cash Flow	$23,956,994	$27,010,956	$26,436,280	$26,673,211	$26,697,022	$28,626,800	$29.80	40.4%
(1)	% column represents percent of Total Gross Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(2)	Underwritten In Place Rent includes rent steps through August 1, 2024.
(3)	Includes straight-lined rent for investment-grade tenants or their affiliates averaged to earlier of lease expiration or loan maturity.
(4)	Other Income includes income and fees from various sources such as concierge, licensing, HVAC, amenity space, cleaning, special events, tenant water and condenser, etc.
(5)	Underwritten Other Income includes $3,424,954 of income from the Studio that is based on the borrower sponsors’ budget. The Studio is a Tishman owned co-working space that was incorporated in 2021. The Studio has approximately 400 desks, which were 87.7% occupied as of April 2023, with 98% of occupied desks belonging to corporate tenants. The rest of the Underwritten Other Income includes income and fees from various sources such as concierge, licensing, HVAC, amenity space, cleaning, special events, tenant water and condenser, etc.

The Market. The 11 West 42nd Street Property is situated on the north side of West 42nd Street between Fifth Avenue and Avenue of the Americas, in the Grand Central office submarket of Midtown Manhattan. The 11 West 42nd Street Property is located across from the New York Public Library and Bryant Park and has accessibility to a large transportation network comprised of subways, railroads and buses. Bryant Park is accessible from several major Manhattan commuter transportation hubs. Nearby subway stations include the Bryant Park station that provides access to five different subway lines (7, B, D, F, and M trains), the Times Square/42nd Street/Eighth Avenue station that provides access to 12 different subway lines (1, 2, 3, 7, A, C, E, N, Q, R, S and W trains) and Grand Central Terminal that provides access to five different subway lines (4, 5, 6, 7 and S trains), providing for accessible commutes from all five boroughs. Metro North railroad at Grand Central Terminal also provides access to New York suburbs and Connecticut.

According to the appraisal, leasing activity has been strong in the Grand Central office submarket and properties near regional transportation nodes have experienced an increase in demand and positive leasing. The 11 West 42nd Street Property presents a lower-cost alternative to other Class A space in the Grand Central office submarket. As of the first quarter of 2023, the Grand Central office submarket had 81.7% of Class A space, with an inventory of 37,423,446 SF, a vacancy rate of 17.6% and average rental rate of $75.87 PSF.

The 11 West 42nd Street Property benefits from the area’s population density. According to the appraisal, the estimated 2022 population in New York City was approximately 8,130,800. The estimated 2022 average household income in New York City was $110,634.

B-18

Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

The following table presents certain information relating to comparable office properties to the 11 West 42nd Street Property:

Competitive Building Summary(1)
Property Name	Year Built / Renovated	Rentable Area (SF)	Stories	Occupancy	Asking Rent Low PSF	Asking Rent High PSF
11 West 42nd Street	1927 / 2018	960,568(2)	32	98.6%(1)	$42.00(2)(3)	$90.00(2)(3)
4 Bryant Park	1920 / NAP	150,000	12	100.0%	NAV	NAV
1065 Avenue of the Americas	1958 / NAP	536,524	34	75.2%	$72.00	$105.00
1120 Avenue of the Americas	1951 / 2005	400,000	21	98.1%	NAV	NAV
500 Fifth Avenue	1938 / NAP	721,702	59	85.8%	$79.00	$92.00
125 Park Avenue	1923 / 2004	445,437	26	99.2%	NAV	NAV
420 Lexington Avenue	1927 / 1999	1,112,424	31	78.5%	$62.00	$65.00
(1)	Source: Appraisal
(2)	Information is based on the underwritten rent roll dated May 1, 2023.
(3)	Asking Rent Low PSF and Asking Rent High PSF is based on the UW Rent PSF range for office tenants at the 11 West 42nd Street Property.

The following table presents certain information relating to comparable office rental properties for the 11 West 42nd Street Property:

Comparable Office Rental Summary(1)
Property Name/Location	Year Built/ Renovated	Rentable Area (SF)	Tenant	Lease Type	Suite Size (SF)	Commencement	Rent (PSF))	TIs (PSF) / Free Rent (Months)	Escalations
11 West 42nd Street 11 West 42nd Street New York, NY	1927/2018	960,568(2)	Burberry (Wholesale) Limited(2)	Modified Gross(3)	45,509		$62.78(2)	$140 / 15(3)	$5 Every 5 Years(3)
10 East 40th Street 10 East 40th Street New York, NY	1929/2008	347,000	Alpha Square Group	Modified Gross	8,770	Apr-23	$71.00	$0 / 8.5	Flat
10 East 40th Street 10 East 40th Street New York, NY	1929/2008	347,000	Hart Howerton	Modified Gross	27,211	Feb-23	$70.00	$120 / 18	$75 PSF in year 7
60 East 42nd Street 60 East 42nd Street New York, NY	1929/NAP	1,110,005	Morici & Morici LLP	Modified Gross	5,717	Jul-22	$71.00	$135 / 5	Flat
530 Fifth Avenue 530 Fifth Avenue New York, NY	1957/NAP	484,152	APFM, Inc.	Modified Gross	7,803	Jan-23	$79.00	$150 / 6	N/A
535 Fifth Avenue 535 Fifth Avenue New York, NY	1926/2014	255,455	Prima Gems USA	Modified Gross	4,848	Jan-23	$60.00	$40 / 6	$1.50 / year
340 Madison Avenue 340 Madison Avenue New York, NY	1920/NAP	714,869	Carlyle Group	Modified Gross	40,542	Sep-22	$66.00	$152 / 9	$71 PSF in year 6
521 Fifth Avenue 521 Fifth Avenue New York, NY	1929/NAP	339,901	Genpact	Modified Gross	17,796	Sep-22	$74.00	$150 / 8	$79 PSF in year 7
292 Madison Avenue 292 Madison Avenue New York, NY	1923/NAP	178,097	Lightbox OOH Video Network	Modified Gross	11,113	Jul-22	$65.00	$110 / 1	$70 PSF in year 5
(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated May 1, 2023.
(3)	Information is provided by the borrower sponsors.

B-19

Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

The following table presents certain information relating to comparable retail rental properties for the 11 West 42nd Street Property:

Comparable Retail Rental Summary(1)
Property Name/Location	Year Built/ Renovated	Size (SF)	Tenant	Suite Size (SF)	Rent PSF	Commencement	Lease Term (Months)
11 West 42nd Street 11 West 42nd Street New York, NY	1927/2018	960,568(2)	M&T Bank(2)	5,389(2)	$211.90(2)	Dec-07(2)	246(2)
445 Fifth Avenue 445 Fifth Avenue New York, NY	NAP	NAP	Caffe Italia	1,100	$202.00	Feb-23	120
1 Vanderbilt Avenue 1 Vanderbilt Avenue New York, NY	NAP	NAP	Watches of Switzerland	2,875	$260.00	Feb-23	120
130 West 42nd Street 130 West 42nd Street New York, NY	NAP	NAP	NY Gifts	4,180	$159.00	Jan-23	84
1166 Avenue of the Americas 1166 Avenue of the Americas New York, NY	NAP	NAP	Citibank	3,637	$375.00	Sep-22	60
475 Fifth Avenue 475 Fifth Avenue New York, NY	NAP	NAP	Penske Media Corporation	3,375	$296.00	May-22	143
(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated May 1, 2023.

The following table presents certain information relating to the appraisal’s market rent conclusion for the 11 West 42nd Street Property:

Market Rent Summary
Type (Floors)	Market Rent PSF	Lease Term (Years)	Rent Increase Projection	Lease Type
Major Office (2-7):	$59.00	15 plus free rent	10.0% every 5 years	Modified Gross
Minor Office (2-7):	$59.00	10 plus free rent	10.0% every 5 years	Modified Gross
Major Office (8-12):	$61.00	15 plus free rent	10.0% every 5 years	Modified Gross
Minor Office (8-12):	$61.00	10 plus free rent	10.0% every 5 years	Modified Gross
Major Office (13-19):	$65.00	15 plus free rent	10.0% every 5 years	Modified Gross
Minor Office (13-19):	$65.00	10 plus free rent	10.0% every 5 years	Modified Gross
Major Office (20-26):	$69.00	15 plus free rent	10.0% every 5 years	Modified Gross
Minor Office (20-26):	$69.00	10 plus free rent	10.0% every 5 years	Modified Gross
Major Office (27-30):	$72.00	15 plus free rent	10.0% every 5 years	Modified Gross
Minor Office (27-30):	$72.00	10 plus free rent	10.0% every 5 years	Modified Gross
Major Office (31-32):	$62.00	15 plus free rent	10.0% every 5 years	Modified Gross
Minor Office (31-32):	$62.00	10 plus free rent	10.0% every 5 years	Modified Gross

B-20

Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

The following table presents certain information relating to comparable sales for the 11 West 42nd Street Property:

Comparable Sales(1)
Property Location	Sale Date	Total NRA (SF)	Total Occupancy	Sale Price	Sale Price PSF	Adjusted Sales Price PSF
11 West 42nd Street 11 West 42nd Street New York, NY	NAP	960,568(2)	98.6%(2)	NAP	NAP	NAP
Tower 56 126 East 56th Street New York, NY	Apr-2023	186,884	80.0%	$113,000,000	$604.65	$634.89
1330 Sixth Avenue 1330 Avenue of the Americas New York, NY	Nov-2022	534,203	81.0%	$310,278,784	$580.83	$667.95
830 3rd Avenue 830 3rd Avenue New York, NY	Sep-2022	147,068	33.0%	$72,000,000	$489.57	$550.77
Farmers Loan & Trust Co. Building 475 Fifth Avenue New York, NY	May-2022	276,078	94.0%	$291,000,000	$1,054.05	$592.90
110 East 42nd Street 110 East 42nd Street New York, NY	Dec-2021	222,935	89.0%	$117,075,000	$525.15	$578.98
Springs Building 104 West 40th Street New York, NY	Aug-2021	210,428	72.0%	$127,500,000	$605.91	$640.75
(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated May 1, 2023.

The Borrower. The borrower is 11 West 42 Realty Investors, L.L.C., a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 11 West 42nd Street Whole Loan. There is no non-recourse carveout guarantor or environmental indemnitor for the 11 West 42nd Street Whole Loan separate from the borrower. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Prospectus.

The Borrower Sponsors. The borrower sponsors are a joint venture between Tishman Speyer Properties, L.P. (“Tishman”) and Silverstein Properties, LLC (“Silverstein”). The borrower sponsors have owned the 11 West 42nd Street Property since 1978.

Tishman is a leading owner, developer, operator and fund manager of real estate around the world. Founded in 1978, Tishman is active across the United States, Europe, Latin America and Asia, building and managing office, residential, life science and retail space in 33 key global markets. Tishman’s signature assets include New York City's Rockefeller Center, São Paulo's Torre Norte, The Springs in Shanghai, Paris Bourse in Paris, and Frankfurt’s OpernTurm and TaunusTurm. Tishman operates and owns a portfolio of over 82 million SF, worth over $68 billion.

Silverstein, founded in 1957, is a privately held, vertically integrated, full-service real estate development, investment and management firm based in New York City. Silverstein has developed, owned and managed over 40 million SF of office, residential, hotel, retail and mixed-use properties. Silverstein owns and operates a portfolio of assets valued at over $10 billion, with nearly 10 million SF of commercial, residential and retail space across ten office towers, a luxury hotel and two luxury rental buildings.

Property Management. The 11 West 42nd Street Property is managed by Tishman Speyer Properties, L.L.C., an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited into escrow $10,000,000 for TI/LC reserves, approximately $5,685,544 for free rent reserves, and approximately $13,479,707 for landlord obligation reserves.

Tax Escrows – The borrower is required to deposit monthly to a real estate tax reserve 1/12 of the annual estimated real estate taxes (i) during a Cash Sweep Period (as defined below), or (ii) upon the borrower’s failure to provide the lender evidence of timely payment of taxes.

Insurance Escrows – The borrower is required to deposit monthly 1/12 of the annual estimated insurance premiums to the insurance reserve (i) during a Cash Sweep Period, or (ii) upon the borrower’s failure to provide the lender evidence of the renewal of a blanket policy to the extent the borrower maintains insurance pursuant to a blanket policy.

Replacement Reserves – During a Cash Sweep Period, the borrower is required to deposit monthly amounts of approximately $16,009 into a reserve for replacements for the 11 West 42nd Street Property, subject to a cap of approximately $288,170.

TI/LC Reserve – At loan origination, the borrower deposited $10,000,000 into a general TI/LC reserve. The borrower is required to deposit monthly amounts of approximately $240,142 into the TI/LC reserve, and during a Leasing True-Up Period (as defined below), the borrower is required to deposit monthly all excess cash flows into the TI/LC reserve.

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Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

Free Rent Reserve and Landlord Obligation Reserve – At loan origination, the borrower deposited approximately $5,685,544 into a free rent reserve and $13,479,707 into a landlord obligation reserve. Funds in the landlord obligation reserve are to be used to pay for tenant improvements of approximately $12,478,243 and qualified leasing commissions of approximately $1,001,464 relating to specified tenants as set forth in the 11 West 42nd Street Whole Loan documents.

Lockbox / Cash Management. The 11 West 42nd Street Whole Loan is structured with a hard lockbox and springing cash management. All rents from the 11 West 42nd Street Property are required to be deposited directly to the lockbox account and, so long as a Cash Sweep Period is not continuing, the borrower is permitted to use the lockbox account as borrower’s operating account. During a Cash Sweep Period, the borrower will not have access to the funds in the lockbox account and such funds will be transferred to the lender-controlled cash management account and disbursed according to the 11 West 42nd Street Whole Loan documents. During a Cash Sweep Period, all excess cash is required to be (a) if a Leasing True-Up Period (as defined below) is continuing, deposited into the leasing reserve or (b) otherwise, held by the lender as additional security for the 11 West 42nd Street Whole Loan; provided that so long as no event of default exists, excess cash will be available to the borrower to fund shortfalls in debt service on the 11 West 42nd Street Whole Loan or 11 West 42nd Street Mezzanine Loan, shortfalls in required reserve deposits, qualified leasing expenses, operating expenses and capital expenditures set forth in the annual budget, extraordinary expenses, payment of default interest or late fees and certain other amounts as set forth in the 11 West 42nd Street Whole Loan documents. During a Cash Sweep Period, the borrower may post cash or an acceptable letter of credit or utilize excess cash in an amount necessary to achieve the applicable debt yield or debt service coverage ratio if drawn and hypothetically applied to reduce principal. Such cash or letter of credit will be released to the borrower following the discontinuance of a Cash Sweep Period.

A “Cash Sweep Period” will commence upon the earlier to occur of (i) an event of default under the 11 West 42nd Street Whole Loan documents or the 11 West 42nd Street Mezzanine Loan (as defined below) documents, (ii) the debt yield falling below 9.25% on a trailing 12 month basis (tested quarterly), (iii) after July 6, 2024, the debt service coverage ratio falling below 1.10x on a trailing 12 month basis (tested quarterly), (iv) the commencement of a Lease Sweep Period (as defined below), or (v) the commencement of a Leasing True-Up Period and will terminate upon (a) with respect to clause (i) the cure of such event of default, (b) with respect to clause (ii), the debt yield being at least 9.25% on a trailing 12 month basis (tested quarterly for two consecutive quarters), (c) with respect to clause (iii), the debt service coverage ratio being at least 1.10x on a trailing 12 month basis (tested quarterly for two consecutive quarters), (d) with respect to clause (iv), the occurrence of a Lease Sweep Trigger Cure Event (as defined below), and (e) with respect to clause (v), the cessation of the Leasing True-Up Period.

A “Lease Sweep Period” will occur upon the earliest to occur of (i) the date that is the earlier of (a) 12 months prior to the expiration of the applicable Lease Sweep Lease (as defined below), (b) the expiration date of any extension option contained within any such Lease Sweep Lease, and (c) the date the subject Lease Sweep Tenant (as defined below) gives notice, in accordance with the applicable Lease Sweep Lease, of its intention not to extend the applicable Lease Sweep Lease as to more than 50% of the total rentable SF of the subject Lease Sweep Lease, in each case of (a), (b), and (c), unless the subject Lease Sweep Tenant has given notice of renewal or extension of the applicable Lease Sweep Lease in accordance with the terms thereof; (ii) the date on which a Lease Sweep Tenant terminates or gives a valid notice to terminate as to more than 50% of the total rentable SF of the subject Lease Sweep Lease and such termination is to occur within 12 months thereafter; provided, however, that no Lease Sweep Trigger will occur if the borrower simultaneously or theretofore enters into one or more replacement leases in accordance with the 11 West 42nd Street Whole Loan documents covering all or substantially all of the terminated space (or an equivalent amount of space elsewhere in the building); (iii) the date on which a Lease Sweep Tenant goes dark (unless such Lease Sweep Tenant or any replacement tenant is investment-grade rated) as to more than 50% of its total rentable square footage; (iv) a monetary default or material non-monetary default by a Lease Sweep Tenant under its lease; or (v) a Lease Sweep Tenant or guarantor becomes subject to insolvency proceedings.

A "Lease Sweep Lease” means any lease which, individually or when aggregated with all other leases with the same tenant or its affiliates demises more than 115,000 SF of the 11 West 42nd Street Property’s net rentable area (excluding any unexercised expansion rights or unexercised preferential rights to lease additional space contained in such lease).

A “Lease Sweep Tenant” means each tenant under a Lease Sweep Lease.

A “Lease Sweep Trigger Cure Event” will occur upon the earliest of, (a) with respect to clauses (i),(ii), (iii), (iv) and (v) of the definition of Lease Sweep Period, entry into one or more replacement leases in accordance with the 11 West 42nd Street Whole Loan documents covering substantially all of the applicable SF (or an equivalent amount of space elsewhere in the 11 West 42nd Street Property); (b) with respect to clause (iii) of the definition of Lease Sweep Trigger, the date on which the Lease Sweep Tenant re-opens within at least 50% of its total rentable SF, (c) with respect to clause (iv) of the definition of Lease Sweep Trigger, the date on which the default has been cured; or (d) with respect to clause (v) of the definition of Lease Sweep Trigger, the Lease Sweep Tenant or guarantor insolvency proceedings have terminated and the Lease Sweep Lease or the applicable guaranty has been affirmed, assumed, or assigned in a manner satisfactory to the lender. The amounts collected during a Cash Sweep Period for a Lease Sweep Trigger will be capped at $75 PSF of affected space (and upon first achieving the same, the applicable Cash Sweep Period shall cease assuming no other Cash Sweep Period is continuing).

A “Leasing True-Up Period” means a period (A) commencing if, at any point after July 6, 2026, (x) the anticipated amount of qualified leasing expenses to be incurred by borrower during the remainder of the 11 West 42nd Street Whole Loan term (tested on July 6, 2026,

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Annex B	BMO 2023-5C1
No. 2 – 11 West 42nd Street

and every 12th month anniversary thereafter, as determined by borrower in the exercise of commercially reasonable judgment and approved by lender, such approval not to be unreasonably withheld, conditioned, or delayed by lender so long as such determination is supported by market data provided by borrower to lender (such anticipated amount, the “Remaining Leasing Expense Amount”) is in excess of (y) the sum of (i) the amount of funds then on deposit in the TI/LC Reserve plus (ii) the aggregate amount of scheduled monthly deposits remaining to be made to the TI/LC Reserve during the remainder of the 11 West 42nd Street Whole Loan term (the sum of the foregoing (i) and (ii) as of any given date, the “Available Leasing Reserve Funds”) and (B) terminating upon the date upon which the amount of Available Leasing Reserve Funds equals the Remaining Leasing Expense Amount.

Subordinate Debt. None. However, the borrower will be permitted to enter into a single (x) “property-assessed clean energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the 11 West 42nd Street Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year tax assessments against the 11 West 42nd Street Property in an amount not to exceed $10,000,000, subject to the lender’s prior written approval of the terms and structure (which approval may be conditioned upon receipt of a rating agency confirmation). See “Description of the Mortgage Pool—Additional Indebtedness” in the Prospectus.

Mezzanine Debt. Concurrently with the funding of the 11 West 42nd Street Whole Loan, BANA originated a mezzanine loan in the amount of $56.0 million (the “11 West 42nd Street Mezzanine Loan”). The 11 West 42nd Street Mezzanine Loan is secured by the direct equity interests in the borrower and is coterminous with the 11 West 42nd Street Whole Loan. The 11 West 42nd Street Mezzanine Loan accrues interest at a rate of 14.00000% per annum. A mezzanine intercreditor agreement was executed at loan origination. Subsequent to loan origination, the mezzanine loan was sold by BANA to an affiliate of Taconic Capital.

11 West 42nd Street Mezzanine Loan Summary(1)
	Original Principal Balance	Interest Rate	Original Term (mos)	Original Amortization Term (mos)	Original IO Term (mos)	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Total Debt Cut-off Date LTV
11 West 42nd Street Mezzanine Loan	$56,000,000	14.0000%	60	0	60	1.00x	9.6%	59.5%
(1)	Total debt reflects the aggregate of the Cut-off Date balance of the 11 West 42nd Street Whole Loan and the 11 West 42nd Street Mezzanine Loan.

Partial Release. Not permitted.

Ground Lease. None.

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Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center

B-24

Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center

B-25

Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center

EVERY SEASON STARTS AT
DICK'S SPORTING GOODS
HYATT house
PATIO
VACANT
L.L.Bean
OPEN TO BELOW
AuntieAnne's
LACES
MALL OFFICE
GREAT STEAK & SURF CITY
WHITE HOUSE | BLACK MARKET
TALBOTS
ANN TAYLOR
WILLIAMS-SONOMA
go!
calendars games toys
KIDS
VACANT
J.CREW
Dillard's
KITTO PLASTIC SURGERY
EXPRESS
Buckle
AMERICAN EAGLE OUTFITTERS
VANS
TORRID
squishable
zumiez
H&M
macy's
OPEN TO BELOW
CASA BARCO
PACSUN
claire's
ALDO
YANKEE CANDLE
PATIO
ROOFTOP PATIO
UPPER LEVEL ENTRANCE
SERVICE COURT #6
SAXON
OPEN TO BELOW
ORVIS
aerie
LUSH
ALDO STORAGE
STORAGE
HOLLISTER CALIFORNIA
OPEN TO BELOW
Crate&Barrel
Soma
Brighton
chico's
SALON DEL SOL
AVEDA
francesca's
VACANT
COLD STONE
SPORTS NATION
MAGGIANO'S STORAGE
MAGGIANO'S LITTLE ITALY
South moon under
STORAGE
SERVICE COURT #3
UPPER LEVEL ENTRANCE
VACANT
N
LEVEL 2
Anchor / Major
In-line
Vacant
Not Part of Collateral

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Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center

EXISTING WETLANDS AREA TO REMAIN
BIO-FILTRATION PONDS
84
BIO-FILTRATION POND
EXISTING WETLANDS AREA TO REMAIN
WESTERN ROADWAY
NOT A PART
First Citizens Bank
CAVA
RED ROBIN GOURMET BURGERS
macy's
TEXAS de BRAZIL
HYATT house
DICK'S
RESTAURANTS
SHOPS
SERVICE
Dillard's
VACANT
PP02
Perry's STEAKHOUSE & GRILLE
COOPER'S HAWK WINERY & RESTAURANTS
WEST BROAD STREET
LAUDERDALE
TOWNE BANK
mezeh MEDITERRANEAN GRILL
ARHAUS
The Container Store
CHIPOTLE MEXICAN GRILL
CHASE
JARED The Galleria Of Jewelry
HAGAN DRIVE
Anchor / Major
In-line
Vacant
Not Part of Collateral
Collateral
Release Parcel/Area
N

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Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center

B-28

Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$62,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$62,500,000	Property Type – Subtype:	Retail – Open-Air Lifestyle Center
% of IPB:	8.2%	Net Rentable Area (SF)(6):	635,494
Loan Purpose:	Refinance	Location:	Richmond, Virginia
Borrower:	Short Pump Town Center, LLC	Year Built / Renovated:	2003 / 2014
Borrower Sponsors(2):	Forest City Realty Trust, LLC, MJGT Associates, LLC and Queensland Investment Corporation	Occupancy(6):	94.4%
Interest Rate:	8.3030%	Occupancy Date:	6/20/2023
Note Date:	7/6/2023	4th Most Recent NOI (As of):	$22,078,334 (12/31/2020)
Maturity Date:	8/1/2028	3rd Most Recent NOI (As of):	$21,869,622 (12/31/2021)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$26,000,838 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of):	$27,940,835 (TTM 5/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	94.2%
Amortization Type:	Interest Only	UW Revenues:	$34,231,796
Call Protection(3):	L(24),D(29),O(7)	UW Expenses:	$8,446,932
Lockbox / Cash Management:	Hard / Springing	UW NOI(6):	$25,784,865
Additional Debt(1):	Yes	UW NCF:	$24,386,778
Additional Debt Balance(1):	$117,500,000	Appraised Value / Per SF(7):	$378,000,000 / $595
Additional Debt Type(1):	Pari Passu	Appraisal Date(7):	6/7/2023

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF(6):	$283
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF(6):	$283
Insurance:	$0	Springing	N/A	Cut-off Date LTV(1)(7):	47.6%
Replacement Reserves:	$0	Springing	$254,198	Maturity Date LTV(1)(7):	47.6%
TI/LC:	$0	Springing	$2,541,976	UW NCF DSCR(1):	1.61x
Other(5):	$6,881,215	$0	N/A	UW NOI Debt Yield(1):	14.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1)	$180,000,000	99.8%	Loan Payoff	$171,903,023	95.3%
Cash Equity Contribution	320,557	0.2	Reserves	6,881,215	3.8
			Closing Costs	1,536,319	0.9
Total Sources	$180,320,557	100.0%	Total Uses	$180,320,557	100.0%
(1)	The Short Pump Town Center Mortgage Loan (as defined below) is part of the Short Pump Town Center Whole Loan (as defined below), which is evidenced by eight pari passu promissory notes with an aggregate principal balance of $180,000,000. The Cut-off Date Loan/SF, Maturity Date Loan/SF, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV and Maturity Date LTV numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Short Pump Town Center Whole Loan.
(2)	The borrower sponsors are affiliated with the borrower sponsors of the Cumberland Mall Mortgage Loan, the Oxmoor Center Mortgage Loan and the Heritage Plaza Mortgage Loan, which are also being contributed to the BMO 2023-5C1 transaction.
(3)	Defeasance of the Short Pump Town Center Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last portion of the Short Pump Town Center Whole Loan to be securitized and (b) July 6, 2026. The assumed defeasance lockout period of 24 payments is based on the closing date of this transaction in August 2023. The actual lockout period may be longer.
(4)	See “Escrows and Reserves” below for further discussion of reserve information.
(5)	Other Reserves is comprised of approximately $6,639,981 for outstanding landlord obligations, and $241,234 for gap and free rent.
(6)	Net Rentable Area, UW NOI and Occupancy exclude the Release Parcels (as defined below). Two tenants (Perry’s Steakhouse and Grill (11,207 SF) and Francesca’s (2,249 SF)) have signed leases, but not taken occupancy yet. Property occupancy excluding these tenants is 92.2%. We cannot assure you that either tenant will take occupancy or begin paying rent as expected or at all.
(7)	The Appraised Value represents Hypothetical As-Is Value which excludes the value attributed to Release Parcels. Based on the actual As-Is value of $392,000,000, the Cut-off Date LTV and Maturity Date LTV are 45.9%. See “Partial Release” below.

The Loan. The third largest mortgage loan (the “Short Pump Town Center Mortgage Loan”) is part of a whole loan (the “Short Pump Town Center Whole Loan”) that is evidenced by eight pari passu promissory notes in the aggregate original principal amount of

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Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center

$180,000,000 and secured by a first priority fee mortgage encumbering a 635,494 SF open-air lifestyle center located in Richmond, Virginia (the “Short Pump Town Center Property”). The Short Pump Town Center Whole Loan was co-originated by Bank of America, N.A. and Goldman Sachs Bank USA. The Short Pump Town Center Mortgage Loan is evidenced by the non-controlling Note A-5, non-controlling Note A-6 and non-controlling Note A-7-1 with an aggregate original principal balance of $62,500,000. The remaining promissory notes comprising the Short Pump Town Center Whole Loan are summarized in the below table. The Short Pump Town Center Whole Loan will initially be serviced under the BMO 2023-5C1 pooling and servicing agreement, but upon securitization of the controlling note A-1, the Short Pump Town Center Whole Loan will be serviced under the pooling and servicing agreement for such future securitization transaction. See “The Pooling and Servicing Agreement” in the Prospectus.

The table below summarizes the promissory notes that comprise the Short Pump Town Center Whole Loan. The relationship between the holders of the Short Pump Town Center Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Whole Loans—The Outside Serviced Mortgage Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$65,000,000	$65,000,000	Bank of America, N.A.	Yes
A-2	$15,000,000	$15,000,000	Bank of America, N.A.	No
A-3	$10,000,000	$10,000,000	Bank of America, N.A.	No
A-4	$10,000,000	$10,000,000	Bank of America, N.A.	No
A-5	$30,000,000	$30,000,000	BMO 2023-5C1	No
A-6	$25,000,000	$25,000,000	BMO 2023-5C1	No
A-7-1	$7,500,000	$7,500,000	BMO 2023-5C1	No
A-7-2	$17,500,000	$17,500,000	Goldman Sachs Bank USA	No
Whole Loan	$180,000,000	$180,000,000

The Mortgaged Property.

The Short Pump Town Center Property is a 635,494 SF open-air lifestyle center located in Richmond, Virginia. The Short Pump Town Center Property opened in 2003, was renovated in 2014 and has direct access to three major thruways in the market (I-295, I-64 and US-250). The Short Pump Town Center Property is anchored by non-collateral tenants Dillard’s and Macy’s, and has many other well-known national tenants including Dick’s Sporting Goods, Arhaus, Pottery Barn, Victoria’s Secret, H&M, Crate & Barrel, Apple and lululemon. Additionally, the Short Pump Town Center Property has a diverse mix of dining offerings, with operators such as Cheesecake Factory, Maggiano’s, Firebirds Wood Fired Grill, Texas de Brazil and Perry’s Steakhouse.

The Short Pump Town Center Property has a granular rent roll with no tenant occupying more than 5.4% of total rentable SF or contributing greater than 2.5% of the total underwritten rent. The top 10 tenants at the Short Pump Town Center Property represent 28.6% of total SF and generate 14.9% of total underwritten rent. The Short Pump Town Center Property was 94.4% occupied as of June 20, 2023 (96.4% occupied including temporary tenants) by over 117 unique tenants.

In the 2014 renovation of the Short Pump Town Center Property, the borrower sponsors invested approximately $15 million into common area improvements including updating the interior of the main plaza, adding elevators, creating a rotunda bridge, new water features and seating areas, as well as adding approximately 100,000 SF for new tenants. Since 2020, the borrower sponsor has invested approximately $15.7 million in capital expenditures, tenant improvements and leasing commissions. In 2021 and 2022, the borrower sponsors executed 17 leases (4 new and 13 renewals) comprising 79,895 SF.

The Dick’s Sporting Goods and Texas de Brazil parcels, including their related parking spaces, (“Release Parcels”), are permitted to be freely released by the borrower, therefore all SF and any rent for those tenants has been excluded in the lender’s underwriting and no value has been given to either parcel in the appraised value. The information relating to the Short Pump Town Center Property in this term sheet does not include the Release Parcels, unless otherwise expressly stated herein. The borrower has indicated that they expect to effectuate the release of the Dick’s Sporting Goods Release Parcel in the near future. See “Partial Release” below.

Over the trailing-12 months ended April 30, 2023, the Short Pump Town Center Property generated total sales of over $351 million, which is approximately 1.8% higher than 2022 sales, approximately 20.6% higher than 2021 sales and approximately 58.5% higher than 2020 sales. Over the same time period, inline tenants (less than 10,000 SF) generated sales of approximately $862 PSF (occupancy cost of 8.5%). The Short Pump Town Center Property is the only location for Apple within 85 miles and the tenant has performed well generating over $58 million in sales as of TTM April 2023 ($8,533 PSF).

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Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center

The following table contains sales history for the Short Pump Town Center Property(1):

	2020(2)	2021	2022	TTM April 2023
Gross Mall Sales(3)	$222,055,899	$291,709,853	$345,707,423	$351,933,477
Estimated Dillard's Sales(4)	$13,800,000	$24,800,000	$28,500,000	$28,500,000
Estimated Macy’s Sales(4)	$20,200,000	$31,700,000	$40,700,000	$40,700,000
Sales PSF (Inline < 10,000 SF)	$537	$735	$855	$862
Sales PSF (Inline < 10,000 SF, Excluding Apple)	$368	$567	$659	$662
Occupancy Cost (Inline < 10,000 SF)	11.0%	8.7%	8.5%	8.5%
Occupancy Cost (Inline < 10,000 SF, Excluding Apple)	16.0%	11.3%	11.0%	11.0%
(1)	Information is as of April 30, 2023, as provided by the borrower sponsors, and only includes tenants reporting sales.
(2)	The Short Pump Town Center Property closed due to the COVID-19 pandemic from March 29, 2020 through May 23, 2020.
(3)	Includes the Release Parcels but exclude estimated sales for the non-collateral tenants, Dillard’s and Macy’s.
(4)	Represents estimated sales as per the appraisal. TTM April 2023 sales are shown as of year-end 2022.

Major Tenants. The three largest tenants based on underwritten base rent are Cooper’s Hawk Winery & Restaurant, Arhaus Furniture and The Container Store.

Cooper’s Hawk Winery & Restaurant (10,973 square feet; 1.7% of net rentable area; 2.5% of underwritten base rent) is a modern casual restaurant and winery chain. Founded by Tim McEnery in 2005, the restaurant has 55 locations located across the United States, making in the country’s largest wine club.

Arhaus Furniture (15,000 square feet; 2.4% of net rentable area; 2.3% of underwritten base rent) is an American retail chain that designs and sells home furnishings online and through its retail stores and catalogs. Founded in 1986, the company has more than 80 showroom and design center locations located across the United States.

The Container Store (18,942 square feet; 3.0% of net rentable area, 2.2% of underwritten base rent) is an American retail chain that offers storage and organization products, custom closets and in-home services. The retailer offers more than 10,000 products through its stores and website. The Container Store operates more than 95 stores with an average size of approximately 25,000 square feet in 33 states and the District of Columbia.

Environmental. According to a Phase I environmental report dated May 15, 2023, there are no recognized environmental conditions or recommendations for further action at the Short Pump Town Center Property.

The following table presents certain information relating to the historical occupancy of the Short Pump Town Center Property:

Historical and Current Occupancy(1)
2020	2021	2022	Current(2)
87.6%	92.1%	93.5%	94.4%
(1)	Historical Occupancies are as of December 31 of each respective year, unless otherwise specified.
(2)	Based on the underwritten rent roll dated June 20, 2023.

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Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Short Pump Town Center Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Exp. Date
Cooper's Hawk Winery & Restaurant	NR/NR/NR	10,973	1.7%	$55.00	$603,515	2.5%	11/30/2029
Arhaus Furniture	NR/NR/NR	15,000	2.4	$38.00	570,000	2.3	1/31/2031
The Container Store	NR/NR/NR	18,942	3.0	$29.00	549,318	2.2	2/29/2032
Perry's Steakhouse and Grill(3)	NR/NR/NR	11,207	1.8	$46.85	525,000	2.1	10/31/2038
Altar'd State	NR/NR/NR	7,798	1.2	$65.81	513,150	2.1	6/30/2032
The Cheesecake Factory	NR/NR/NR	10,100	1.6	$45.00	454,500	1.9	1/31/2025
H&M	NR/BBB/NR	21,334	3.4	$20.34	433,949	1.8	4/30/2026
J Crew	Caa3/NR/NR	6,811	1.1	$63.70	433,861	1.8	1/31/2026
Victoria's Secret	Ba3/BB-/NR	10,215	1.6	$42.00	429,030	1.8	1/31/2025
Crate & Barrel	NR/NR/NR	34,597	5.4	$12.14	420,000	1.7	1/31/2024
Ten Largest Owned Tenants		146,977	23.1%	$33.56	$4,932,322	20.2%
Remaining Owned Tenants		452,612	71.2	$40.05	18,125,987	74.1
Total Occupied		599,589	94.4%	$38.46	$23,058,309	94.3%
Vacant Spaces (Owned Space)		35,905	5.6	$39.18	1,406,620	5.7
Totals/ Wtd. Avg. All Owned Tenants		635,494	100.0%	$38.50	$24,464,929	100.0%
(1)	Based on the underwritten rent roll dated June 20, 2023, inclusive of rent steps through July 2024 and overage and percent in lieu rent as of the trailing twelve months ended April 2023 sales for certain tenants. Annual UW Rent for Non-Collateral Anchors represents expense reimbursements.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Expected to take occupancy in October or November 2023. We cannot assure you that the Perry's Steakhouse and Grill Tenant will take occupancy or begin paying rent as expected or at all.

The following table presents certain information relating to the lease rollover schedule at the Short Pump Town Center Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(3)	Net Rentable Area Expiring	% of NRA Expiring(3)	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	35,905	5.6%	$1,406,620	5.7%	35,905	5.6%	$1,406,620	5.7%
2023	8	24,783	3.9	398,284	1.6	60,688	9.5%	1,804,904	7.4%
2024	12	97,470	15.3	2,411,839	9.9	158,158	24.9%	4,216,743	17.2%
2025	24	95,208	15.0	4,759,727	19.5	253,366	39.9%	8,976,470	36.7%
2026	22	116,966	18.4	4,479,449	18.3	370,332	58.3%	13,455,919	55.0%
2027	10	45,209	7.1	1,852,417	7.6	415,541	65.4%	15,308,336	62.6%
2028	13	59,136	9.3	2,329,957	9.5	474,677	74.7%	17,638,293	72.1%
2029	9	42,724	6.7	1,930,487	7.9	517,401	81.4%	19,568,780	80.0%
2030	4	13,683	2.2	773,938	3.2	531,084	83.6%	20,342,718	83.2%
2031	4	29,278	4.6	1,243,523	5.1	560,362	88.2%	21,586,240	88.2%
2032	6	49,650	7.8	1,777,077	7.3	610,012	96.0%	23,363,317	95.5%
2033	3	6,275	1.0	351,612	1.4	616,287	97.0%	23,714,929	96.9%
2034 & Beyond	4	19,207	3.0	750,000	3.1	635,494	100.0%	24,464,929	100.0%
Total	119	635,494	100.0%	$24,464,929	100.0%
(1)	Based on the underwritten rent roll dated June 20, 2023, inclusive of rent steps through July 2024 and overage and percent in lieu rent as of the trailing twelve months ended April 2023 sales for certain tenants.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.
(3)	Includes non-collateral anchors and outparcel spaces which have no SF or UW Rent associated but are paying expense reimbursements.

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Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center

The following table presents certain information relating to the underwritten cash flows of the Short Pump Town Center Property:

Operating History and Underwritten Net Cash Flow(1)
	2020	2021	2022	TTM May 2023	Underwritten	Per Square Foot	%(1)
Rents in Place(2)(3)	$21,178,034	$21,836,597	$24,652,680	$25,468,765	25,711,400	$40.46	72.5%
Rent Steps	0	0	0	0	0	0	0.0
Vacant Income	0	0	0	0	1,901,662	2.99	5.4
Gross Potential Rent	$21,178,034	$21,836,597	$24,652,680	$25,468,765	$27,613,062	$43.45	$77.9%
Total Reimbursements	9,883,959	7,120,665	6,906,182	7,390,825	7,850,678	12.35	22.1
Net Rental Income	$31,061,993	$28,957,261	$31,558,862	$32,859,590	$35,463,740	$55.80	$100.0%
Other Income(4)	1,055,531	930,993	1,646,896	3,438,171	840,292	1.32	2.4
(Vacancy/Credit Loss)	(1,261,591)	(220,089)	302,922	42,636	(2,072,235)	(3.26)	(5.8)
Effective Gross Income	$30,855,933	$29,668,166	$33,508,680	$36,340,397	$34,231,796	$53.87	96.5%
Total Expenses(5)	$8,777,600	$7,798,544	$7,507,842	$8,399,562	$8,446,932	$13.29	23.8%
Net Operating Income	$22,078,334	$21,869,622	$26,000,838	$27,940,835	$25,784,865	$40.57	72.7%
Total TI/LC, Capex/RR	0	0	0	0	1,398,087	2.20	3.9
Net Cash Flow	$22,078,334	$21,869,622	$26,000,838	$27,940,835	$24,386,778	$38.37	68.8%
(1)	Historical cash flows and occupancy include revenue, expense items and SF associated with the Release Parcels.
(2)	Underwritten Base Rent is based on the underwritten rent roll dated June 20, 2023, inclusive of rent steps through July 2024 and excludes rent associated with the Release Parcels.
(3)	Includes Underwritten Overage Rent and Underwritten Percent In Lieu, which are based on the terms of applicable leases using TTM April 2023 sales figures.
(4)	Underwritten Other Income includes trash pad rentals, valet parking income, other miscellaneous income and excludes lease termination income.
(5)	Underwritten Total Expenses includes Real Estate Taxes of approximately $2,269,994 and Insurance expense of approximately $292,030. Underwritten Real Estate Taxes excludes approximately $355,621 of taxes associated with the Release Parcels.

The Market. The Short Pump Town Center Property is located in Richmond, Virginia, approximately 17 miles northwest of the Richmond Central Business District and serves a trade area of over 386,743 households encompassing over 982,000 residents with an average household income of over $100,000. Richmond is the third largest metropolitan statistical area in Virginia and features a population of over 1.3 million people. The Short Pump Town Center Property is located at the intersection of I-295, I-64, and US-250, approximately 25 miles northwest of the Richmond International Airport, which serves over four million passengers annually.

The top employers in Richmond are Virginia Commonwealth University Health System (with 13,500 employees), Capital One Financial Corp. (with 13,000 employees) and HCA Virginia Health (with 11,000 employees). The Short Pump Town Center Property is approximately nine miles from the University of Richmond, a private liberal arts college, and 15 miles from Virginia Commonwealth University, a public research university with approximately 32,000 students. Richmond has a stable and diverse economy that includes eight Fortune 500 headquarters, ranking second for the total number of firms compared to peer cities.

Innsbrook Corporate Center is located approximately two miles east of the Short Pump Town Center Property. The 850-acre, upscale mixed-use corporate community was established in 1979, and is the largest and most successful corporate park in the Richmond area, comprised of over 400 companies with an aggregate workforce of over 20,000 employees. The surrounding area also contains 23 hotels, 40 museums, and 35 festivals throughout the year. The local area is expected to continue to grow with several nearby residential developments in process and over 10,000 new homes scheduled to be constructed within two miles of the Short Pump Town Center Property by 2027, increasing the trade area population by a projected 5.4% over the next 5 years.

According to the 2022 population within a 5-, 10- and 15-mile radius of the Short Pump Town Center Property was 137,768, 329,065 and 702,066, respectively. The 2022 average household income within the same radii was $136,997, $128,797 and $106,307, respectively.

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Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center

The following table presents certain information relating to comparable retail centers for the Short Pump Town Center Property:

Comparable Office Leases(1)
Property Name/Location	Year Built/ Renovated	NRA (SF)	Occupancy	Estimated # of Customers	Anchor / Major Tenants
Short Pump Town Center	2003 / 2014	635,494(2)	94.4%(2)	2.1M	Dillard’s; Macy’s; Dick’s Sporting Goods
Chesterfield Towne Center	1975 / 2008, 2015	1,038,263	97.0%	1.1M	At Home; JC Penney; Macy’s
Stony Point Fashion Park	1975 / 2003	679,403	60.0%	498.4K	Dillard’s; Saks Fifth Avenue
Regency Square Mall	1975 / 2003	820,060	70.0%	424.6K	NOVA of Virginia Aquatics Center; Surge Adventure Park
The Shops at Willow Lawn	1957 / 2005	476,000	92.0%	725.2K	Kroger; Dick’s Sporting Goods; Gold’s Gym; Ross Dress for Less
Southpark Mall	1988 / 2007	685,675	98.0%	593.8K	Dick’s Sporting Goods; JC Penney; Macy’s; Regal Cinema
Wtd. Avg. Competitive Set			85.3%	5.4M
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Information is based on the underwritten rent roll dated June 20, 2023.

The Borrowers. The borrower is Short Pump Town Center, LLC, a Virginia limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Short Pump Town Center Whole Loan. The borrower sponsor is affiliated with the borrower sponsors of the Cumberland Mall Mortgage Loan, the Oxmoor Center Mortgage Loan and the Heritage Plaza Mortgage Loan, which are also being contributed to the BMO 2023-5C1 transaction.

The Borrower Sponsor. The borrower sponsor is a joint venture between Forest City Realty Trust, LLC (34.0%), MJGT Associates, LLC, (33.33%) and Queensland Investment Corporation (“QIC”) (32.67%). The non-recourse carveout guarantor is Forest City Realty Trust LLC. The liability of Forest City Realty Trust LLC (and any affiliate that may become guarantor) is with respect to full recourse events only (not loss carveouts) limited to 20% ($36,000,000) of the original principal amount of the Short Pump Town Center Whole Loan plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty. The borrower sponsor is affiliated with the borrower sponsors of the Cumberland Mall Mortgage Loan, the Oxmoor Center Mortgage Loan and the Heritage Plaza Mortgage Loan, which are also being contributed to the BMO 2023-5C1 transaction.

Forest City Realty Trust, LLC was acquired by Brookfield Asset Management (“Brookfield”) in December 2018. Brookfield is a diversified global real estate company that owns, operates and develops office, retail, multifamily, industrial, hospitality, triple net lease, student housing and manufactured housing assets. Brookfield owns more than 200 retail assets across seven countries, totaling approximately 130 million SF.

MJGT Associates, LLC is a family operated real estate development company that developed the Short Pump Town Center Property with its original partners, Forest City Enterprises Inc. of Cleveland.

Queensland Investment Corporation is an investment company owned by the Australian state of Queensland. Founded in 1991, QIC serves the long-term investment responsibilities of the Queensland government through infrastructure, real estate and private capital, managing over AU$98.7bn (US$67.9bn) as of June 30th, 2022. In 2013, QIC purchased a 25% interest in the Short Pump Town Center Property, as part of a larger $2.05 billion deal including eight regional malls owned or partly owned by Forest City Enterprises Inc. of Cleveland.

Property Management. The Short Pump Town Center Property is managed by Brookfield Properties Retail Inc., an affiliate of the borrower sponsor.

Escrows and Reserves. At origination, the borrowers deposited approximately $6,639,981 into a reserve for outstanding landlord obligations and $241,234 into a reserve for gap and free rent.

Tax Escrows – During a Reserve Period (as defined below) the borrower is required to deposit monthly to a real estate tax reserve 1/12 of the annual estimated real estate taxes.

Insurance Escrows – During a Reserve Period, the borrower is required to deposit monthly 1/12 of the annual estimated insurance premiums to the insurance reserve unless the Short Pump Town Center Property is maintained under a blanket policy.

Replacement Reserve – During a Reserve Period, the borrower is required to deposit monthly approximately $10,592 to a reserve for replacements to the Short Pump Town Center Property, subject to a cap of approximately $254,198.

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Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center

TI/LC Escrows – During a Reserve Period, the borrower is required to deposit monthly approximately $105,916 for lease rollover expenditures, subject to a cap of $2,541,976.

Landlord Obligations Reserve – The Short Pump Town Center Whole Loan documents provide for an upfront reserve of $6,639,981 for outstanding tenant improvement allowances and leasing commissions.

Gap and Free Rent Reserve – The Short Pump Town Center Whole Loan documents provide for an upfront reserve of $241,234 for gap and free rent reserves.

A “Reserve Period” will commence upon the date on which the lender determines that the debt yield is less than 12.0% as of the end of any two consecutive calendar quarters, and will terminate upon the date that the debt yield is equal to or in excess of 12.0% as of the end of any two consecutive calendar quarters.

Lockbox / Cash Management. The Short Pump Town Center Whole Loan is structured with a hard lockbox and springing cash management. All rents from the Short Pump Town Center Property are required to be deposited directly to the lockbox by tenants upon delivery of a tenant direction letter. During a Cash Management Period (as defined below), funds will be transferred to the lender-controlled cash management account on each business day and disbursed according to the Short Pump Town Center Whole Loan documents. During a Cash Management Period, all excess cash is required to be held by the lender as additional security for the Short Pump Town Center Whole Loan; provided that excess cash will be disbursed at the direction of the borrower in the event of shortfalls in certain monthly expense items, so long as no event is continuing for which the lender has initiated an enforcement action.

A “Cash Management Period” will occur during the existence of any of: (i) an event of default, (ii) a Debt Yield Event (as defined below), or (iii) an Anchor Trigger Event (as defined below).

An “Anchor Tenant” includes the (i) non-collateral anchors, Dillard’s or Macy’s, (ii) any tenant which occupies all or substantially all of the Anchor Tenant parcel after an acquisition of such Anchor Tenant parcel by Borrower or any Affiliate of Borrower, and (ii) any replacement of either of the foregoing.

“Debt Yield Event” means the determination that the Debt Yield is less than 10.5% as of the end of any two (2) consecutive calendar quarters.

An “Anchor Trigger Event” means any Anchor Tenant (as defined below): (i) (A) has “gone dark”, other than a temporary closure in connection (x) with a restoration, repair or renovation, (y) compliance with applicable law, regulations and/or governmental mandates or (z) an event of force majeure or (B) has vacated its anchor parcel; or (ii) is the subject of a bankruptcy action.

Subordinate and Mezzanine Debt. None.

Partial Release. The borrower is entitled to release (i) one or more parcels or outlots, (ii) the Dick’s Parcel (as defined below), or (iii) one or more Acquired Parcels (as defined below) or Acquired Expansion Parcels (as defined below) (each a “Release Parcel”) in connection with the expansion or other development of the Short Pump Town Center Property upon satisfaction of the following conditions by the borrower: (a) the borrower provides notice of the details of the proposed release to the lender not less than ten days prior to the date of the release; (b) except with respect to a release of the Dick’s Parcel (as defined below) provided the subdivision map has been recorded (the “Plat Map”), the Release Parcel is (i) not necessary for the borrower’s operation or use of the remaining Short Pump Town Center Property and (ii) may be readily separated from the applicable Short Pump Town Center Property without a material diminution in the value of the Short Pump Town Center Property; (c) no event of default is continuing; (d) the borrower delivers evidence to the lender that (i) the Release Parcel has been legally subdivided from the remainder of the Short Pump Town Center Property (which shall be deemed satisfied with respect to the Dick’s Parcel upon recordation of the Plat Map), (ii) the balance of the Short Pump Town Center Property after the release conforms to all legal requirements and constitutes a separate tax lot (which shall be deemed satisfied with respect to the Dick’s Parcel upon recordation of the Plat Map) and (iii) except with respect to a release of the Dick’s Parcel, the Release Parcel is not necessary for the Short Pump Town Center Property to comply in any material respect with any zoning, building, land use, parking or other legal requirements; (e) except with respect to a release of the Dick’s Parcel, a title insurance endorsement is obtained with respect to the remainder of the Short Pump Town Center Property; (f) the borrower provides evidence that any such release of a Release Parcel will not result in an event of default or breach by the borrower under any material leases; (g) except with respect to a release of the Dick’s Parcel, the remaining Short Pump Town Center Property remains physically open and available to the public; (h) except with respect to a release of the Dick’s Parcel or Acquired Expansion Parcel (as defined below), the Release Parcel is vacant, non-income producing and unimproved (unless these requirements are waived by the lender) or non-income producing and improved only by landscaping, utility facilities that are not required for the use of the remaining Short Pump Town Center Property (or such utility facilities will continue to serve the remaining Short Pump Town Center Property in place or be readily relocatable) or non-income producing surface parking areas; (i) the loan-to-value ratio immediately after the release of the Release Parcel remains less than or equal to 125%; (j) except with respect to a release of the Dick’s Parcel and an Acquired Expansion Parcel, in the event of a securitization, Borrower has received a rating agency confirmation (unless not granted by a rating agency within thirty days of written request) and (k) the borrower has paid all reasonable out-of-pocket costs and expenses incurred by the lender in connection with the release of the Release Parcel and, after a securitization but except with respect to a release of the Dick’s Parcel, the borrower pays to the lender a fee in the amount of $10,000.

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Annex B	BMO 2023-5C1
No. 3 – Short Pump Town Center

An “Acquired Parcel” is a fee simple or leasehold interest to a parcel of the Short Pump Town Center Property that is acquired in a substitution in accordance with the Short Pump Town Center Whole Loan documents.

An “Acquired Expansion Parcel” means any parcel of land, together with any improvements thereon located, (a) constituting an integral part of, or adjoining to, or proximately located near, the shopping center of which the Short Pump Town Center Property is a part, (b) that is not owned by the borrower on the origination date and (c) is not an Acquired Parcel and is acquired by the borrower after the origination date.

The “Dick’s Parcel” means that certain area more particularly set forth on that certain unrecorded subdivision plat map dated June 28, 2023 (as described in the Short Pump Town Center Whole Loan documents) (the relevant page of which is attached to the Short Pump Town Center loan agreement), including the real property, improvements on the real property and all rights and appurtenances thereto.

An “Expansion Parcel” is any parcel of land, together with any improvements thereon (a) constituting an integral part of, or adjoining to, or proximately located near, the shopping center of which the Short Pump Town Center Property is a part, (b) not owned by the borrower on the origination date and (c) is not an Acquired Parcel.

Ground Lease. None.

Terrorism Insurance. The borrower is required to obtain and maintain property insurance and business interruption insurance for 24 months plus a 365-day extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism; provided that (a) the borrower is permitted to maintain terrorism coverage with a licensed captive insurance company that is affiliated with the borrower sponsor if certain conditions set forth in the related Short Pump Town Center Whole Loan documents are satisfied, and (b) the borrower will only be required to pay for terrorism insurance up to a maximum of two times the annual insurance premiums payable for the Short Pump Town Center Property at the time with respect to the property and business income or rental income insurance interruption policies (excluding the terrorism and earthquake components of such premiums). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

B-36

Annex B	BMO 2023-5C1
No. 4 – Brookview Commons

B-37

Annex B	BMO 2023-5C1
No. 4 – Brookview Commons

B-38

Annex B	BMO 2023-5C1
No. 4 – Brookview Commons
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	3650 REIT	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$58,000,000	Title:	Fee
Cut-off Date Principal Balance:	$58,000,000	Property Type – Subtype:	Multifamily – Mid Rise
% of IPB:	7.6%	Net Rentable Area (Units):	264
Loan Purpose:	Refinance	Location:	Danbury, CT
Borrowers:	BRT Brookview, LLC and BRT Brookview Commons, LLC	Year Built / Renovated:	2007, 2023 / NAP
Borrower Sponsors:	Barry J. Bertram and John L. DiMarco, Sr.	Occupancy:	96.2%
Interest Rate:	6.00000%	Occupancy Date:	4/17/2023
Note Date:	5/11/2023	4th Most Recent NOI (As of)(2):	NAV
Maturity Date:	6/5/2028	3rd Most Recent NOI (As of)(2):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI (As of)(2):	NAV
Original Term:	60 months	Most Recent NOI (As of)(3):	$4,305,051 (T-3 Annualized 3/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$5,995,537
Call Protection:	L(26),D(30),O(4)	UW Expenses:	$1,535,869
Lockbox / Cash Management:	NAP	UW NOI:	$4,459,668
Additional Debt:	No	UW NCF:	$4,420,068
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$87,700,000 / $332,197
Additional Debt Type:	N/A	Appraisal Date:	3/27/2023

Escrows and Reserves(1)				Financial Information(4)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$219,697
Taxes:	$27,566	$29,689	N/A	Maturity Date Loan / Unit:	$219,697
Insurance:	$0	$12,391	N/A	Cut-off Date LTV:	57.0%
Replacement Reserve:	$0	$3,300	N/A	Maturity Date LTV:	57.0%
Earn-out Reserve:	$8,000,000	N/A	N/A	UW NCF DSCR:	1.45x
				UW NOI Debt Yield:	8.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$58,000,000	100.0%	Loan Payoff	$40,402,225	69.7%
			Earnout Reserves	8,000,000	13.8
			Return of Equity	7,665,407	13.2
			Closing Costs	1,904,803	3.3
			Upfront Reserves	27,566	0.0
Total Sources	$58,000,000	100.0%	Total Uses	$58,000,000	100.0%
(1)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(2)	Historical data is not presented as the 30-36 Crosby Street Building (as defined below) and the 333 Main Street Building (as defined below), together the Brookview Commons Property (as defined below), were built in two separate phases.
(3)	Most Recent NOI represents T-3 annualized statements ending March 31, 2023.
(4)	The financial information in the chart above reflects the Brookview Commons Mortgage Loan (as defined below). In addition, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, and UW NOI Debt Yield are based on a $50,000,000 principal balance, which does not take the $8,000,000 earnout reserve into account. The Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, and UW NOI Debt Yield based on a $58,000,000 Cut-off Balance without netting the $8,000,000 earnout reserve are 66.1%, 66.1%, 1.25x, and 7.7%, respectively.

The Loan. The fourth largest mortgage loan (the “Brookview Commons Mortgage Loan”) is secured by a first lien mortgage on the borrowers’ fee simple interest in two mid rise multifamily buildings totaling 264-units known as Brookview Commons (the “Brookview Commons Property”) located in Danbury, Connecticut. The Brookview Commons Mortgage Loan was originated by 3650 Real Estate Investment Trust 2 LLC and has an outstanding principal balance as of the Cut-off Date of $58.0 million (the “Brookview Commons Mortgage Loan”). The Brookview Commons Mortgage Loan has a 5-year term and is interest only for the full term of the loan and accrues interest on an actual/360 basis.

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Annex B	BMO 2023-5C1
No. 4 – Brookview Commons

The Property. The Brookview Commons Property is a 264-unit mid rise Class A multi-family complex, with 1,800 square feet of ground-floor retail space situated on a 5.97-acre site located in Danbury, Connecticut. Built in two phases, the Brookview Commons Property is comprised of two multifamily buildings located at 30-36 Crosby Street (the “30-36 Crosby Street Building”), which was developed in 2007 and renovated in 2023, and 333 Main Street (the “333 Main Street Building”), which was developed in 2023. The buildings are connected via an elevated pedestrian walkway, as well as a newly built vehicular bridge. The 333 Main Street Building was constructed with amenities including an outdoor swimming pool with a terrace sun deck, furnished roof terrace, a 24-hour fitness center with cardio & strength training equipment, a community lounge equipped with a full kitchen, an outdoor patio with propane grills, a dog park and dog washing station, multiple electric car charging stations, covered & gated on-site resident garage parking, and a package delivery management system. The 30-36 Crosby Street Building will have full access to all of the newly built amenities at the 333 Main Street Building. The borrower sponsor intends to implement a $50 monthly amenity fee starting in September 2023. The City of Danbury is located in the northern portion of Fairfield County, located approximately 48 miles west of Hartford, Connecticut and 56 miles north of New York City, New York. The Brookview Commons Property is adjacent to the Danbury commuter rail station on the Metro-North Railroad which is an approximate 2-hour commute to New York City.

The 30-36 Crosby Street Building is a 4-story residential building over a single-story garage containing 115 units. The 30-36 Crosby Street Building is 98.3% occupied and features studio, one and two-bedroom units with a weighted average unit size of 701 square feet.

The 333 Main Street Building is a 5-story residential building over a single-story garage containing 149 units. The 333 Main Street Building is 94.6% occupied and features studio, one and two-bedroom units with a weighted average unit size of 875 square feet. The 333 Main Street Building contains 1,800 square feet of rentable retail area on the ground-floor, which is currently vacant. The underwritten cash flows and the borrower sponsors’ budget omit any revenue from the existing commercial space.

The Brookview Commons Property is in the aggregate currently 96.2% occupied and consists of 65 studios, 126 one-bedroom units, and 73 two-bedroom units. The Brookview Commons Property has a total of 370 surface and garage parking spaces at a parking ratio of 1.4 spaces per unit.

The following table presents detailed information with respect to the occupied and market rate units at the Brookview Commons Property:

As Is Market Rate Unit Summary(1)
Unit Type	No. of Units	% of Total	Average Unit Size (SF)	Average Monthly Rental Rate(2)	Average Monthly Rental Rate per SF(2)	Average Monthly Market Rental Rate	Average Monthly Market Rental Rate per SF(2)
Studio	65	24.6%	554	$1,508	$2.72	$1,552	$2.80
1 BR	126	47.7	724	$1,791	$2.47	$1,843	$2.55
2 BR	73	27.7	1,148	$2,362	$2.07	$2,386	$2.08
Total/Wtd. Avg.	264	100.0%	799	$1,879	$2.34	$1,921	$2.48
(1)	Based on the underwritten rent roll as of April 17, 2023.
(2)	Based only on occupied units.

Environmental. According to the Phase I environmental reports dated May 30, 2023 and June 8, 2023 (the “ESAs”), there is no evidence of any recognized environmental conditions (“RECs”) at the Brookview Commons Property. However, the applicable ESAs did identify certain controlled RECs and historical RECs at the Brookview Commons Property. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

The following table presents certain information relating to the historical and current occupancy of the Brookview Commons Property:

Historical and Current Multifamily Occupancy(1)
2020	2021	2022	Current(2)
NAV	NAV	NAV	96.2%
(1)	Historical data is not presented as the 30-36 Crosby Street Building and the 333 Main Street Building were built in two separate phases. The average occupancies for the 30-36 Crosby Street Building in 2020, 2021, and 2022 were 94.1%, 94.8%, and 92.9%, respectively.
(2)	Current occupancy is as of April 17, 2023.

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Annex B	BMO 2023-5C1
No. 4 – Brookview Commons

The following table presents certain information relating to the operating history and underwritten cash flows of the Brookview Commons Property:

Operating History and Underwritten Net Cash Flow
	T-3(1)	Underwritten	Per Unit	%(3)
Base Rent(2)	$5,038,376	$5,972,880	$22,625	100.0%
Gross Potential Rent	$5,038,376	$5,972,880	$22,625	100.0%
(Vacancy/Credit Loss)	0	(298,644)	(1,131)	(5.0)
Net Rental Income	$5,038,376	$5,674,236	$21,493	94.6%
Parking Income	35,890	33,207	126	0.6
Other Income	232,892	288,095	1,091	4.8
Effective Gross Income	$5,307,157	$5,995,537	$22,710	100.0%
Total Expenses	1,002,106	1,535,869	5,818	25.6
Net Operating Income	$4,305,051	$4,459,668	$16,893	74.4%
Replacement Reserves	0	39,600	150	0.7
Net Cash Flow	$4,305,051	$4,420,068	$16,743	73.7%
(1)	T-3 represents the trailing 3 months ending March 2023.
(2)	Base Rent is based on the underwritten rent roll dated April 17, 2023.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

The Market. The Brookview Commons Property is located in Danbury within Fairfield County, which is located in the southwest corner of the State of Connecticut’s panhandle, bordered by the Long Island Sound to the south and the State of New York to the west. Fairfield County is located approximately 50 miles northwest of New York City and is both economically and culturally tied to the metro area. According to a third-party market research provider, the county is home to a significant commuter population that travels into Manhattan. Fairfield County’s proximity to New York City and office space make it a destination for corporate headquarters and regional offices. The regional economy is home to a diverse industry mix but maintains its identity as a financial hub. Fairfield County is home to the corporate headquarters and large offices of many companies including Charter Communications, Sikorsky Aircraft Corporation, WWE, Spectrum Community and People’s United Bank, a subsidiary of M&T Bank. According to a third-party market research provider, Fairfield County has one of the highest standards of living in the country.

According to a third-party market research provider, Fairfield County offers a diverse mix of industry employment with the trade, transportation & utilities and professional & business services sectors accounting for 17.7% and 16.6% of total employment, respectively. Together, these three industries comprise 52.6% of the region’s share of employment. The largest employers in Fairfield County include Frontier Communications Parent, Inc. (16,200 employees), Harman International Industries, Inc. (15,206 employees), Sikorsky Aircraft Corporation (8,735 employees), Xerox Holdings, Inc. (5,400 employees) and Nuvance Health (5,048 employees).

The Brookview Commons Property is located within the primary downtown commercial area of Danbury. The subject neighborhood is bounded by Garamella Boulevard, industrial use, condominium and single-family residential use to the north, commercial uses, Crosby Street and a river to the south, a church, multiple grocery markets and restaurants to the east and Main Street (Route 53), a variety of commercial uses and apartment buildings to the west.

The Brookview Commons Property’s immediate area is primarily characterized by commercial and residential land uses. Main Street (Route 53) travels in the northwest-southeast direction and is lined with retail and restaurant use, along with the surrounding and intersecting streets. The area is also categorized by its proximity to Western Connecticut State University, which lies less than 0.5 miles east of the Brookview Commons Property. Interstate 84 is just over a 0.5 mile to the north and west, and the Danbury Fair Shopping Mall and Danbury Municipal Airport are less than 2 miles to the southwest of the Brookview Commons Property, respectively. The Danbury Fair Mall and big-box development along Federal Road are the primary retail areas within the Greater Danbury region. Secondary retail corridors include Newtown Road and Mill Plain Road/Lake Avenue Extension.

According to a third-party market research provider, as of year-end 2022 the Fairfield County apartment market contains 43,065 rental units in 290 buildings, with a vacancy rate of 6.8%, down from year-end 2021 vacancy of 8.5%. A total of 551 units were completed and delivered in 2022. The asking rental rate in the market stood at $2,571 per unit in 2022, an increase from $2,398 per unit as of the previous year. The market experienced a positive net absorption of 1,233 units.

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Annex B	BMO 2023-5C1
No. 4 – Brookview Commons

The following table presents certain information relating to comparable multifamily rental properties to the Brookview Commons Property:

		Comparable Rental Summary(1)			Average SF per Unit	Average Rent per SF	Average Rent per Unit
Property Address	Year Built	Occupancy	# of Units	Unit Mix
Brookview Commons (2)	2007 & 2023	96.2%	264	Studio	554	$2.72	$1,508
30-36 Crosby Street				1 Bed /1 Bath	724	$2.47	$1,791
333 Main Street				2 Bed/2 Bath	1,148	$2.07	$2,362
Danbury, CT
Abbey Lane	2013	NA	470	1 Bed/1 Bath	865	$2.65	$2,293
15 Abbey Ln				2 Bed/2 Bath	1,117	$2.20	$2,461
Danbury, CT
Willow Grove	1999	91.7%	135	1 Bed/1 Bath	1,117	$2.12	$2,365
101 Avalon Lake Rd				2 Bed/2 Bath	1,294	$2.00	$2,585
Danbury, CT
Covered Bridge	2018	99.9%	210	1 Bed/1 Bath	751	$2.35	$1,765
9 Covered Bridge Rd				2 Bed/2 Bath	1,226	$2.25	$2,754
Newtown, CT
Barnbeck Place	2015	98.9%	139	Studio	510	$3.20	$1,633
398 Federal Rd				1 Bed/1 Bath	615	$2.95	$1,817
Brookfield, CT				2 Bed/2 Bath	1,106	$2.22	$2,455
1 Kennedy Flats	2015	93.5%	374	Studio	571	$3.48	$1,988
1 Kennedy Ave				1 Bed/1 Bath	870	$2.37	$2,064
Danbury, CT				2 Bed/2 Bath	1,109	$2.46	$2,731
The Point at Still River	2005	94.7%	234	1 Bed/1 Bath	785	$2.62	$2,058
2 Mountainview Ter				2 Bed/2 Bath	1,173	$2.21	$2,598
Danbury, CT
Ashwood Valley Luxury Apartments	1999	92.9%	268	1 Bed/1 Bath	852	$2.27	$1,930
53 Sand Pit Rd				2 Bed/2 Bath	1,291	$1.82	$2,350
Danbury, CT
Crown Point Apartments	2011	92.9%	466	1 Bed/1 Bath	764	$2.79	$2,134
50 Saw Mill Rd				2 Bed/2 Bath	1,186	$2.27	$2,690
Danbury, CT
(1)	Source: Appraisal.
(2)	Based on underwritten rent roll dated as of April 17, 2023. Average Rent per SF and Average Rent per Unit reflect average monthly in-place rent for occupied units.

The Borrowers. The borrowers are BRT Brookview, LLC and BRT Brookview Commons, LLC, each a single-purpose limited liability company with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Brookview Commons Mortgage Loan.

The Borrower Sponsors. The borrower sponsors are Barry J. Bertram and John L. DiMarco, Sr. Barry Bertram, an engineer and former Marine Corps fighter pilot, founded BRT Companies in 1971. Under Mr. Bertram’s leadership, BRT developed and acquired thousands of multifamily units in the northeast. BRT is headquartered in Danbury, Connecticut and is currently run by Barry’s son, Dan Bertram.

The DiMarco Group was founded in 1910 and is a full-service development company which includes the following companies: DiMarco Constructors (general construction/construction management), Baldwin Real Estate (property management), J. DiMarco Builders (facility maintenance), JD Aviation (private jet charters) and ADMAR Construction Equipment and Supplies (rental, sales, service, and parts). The DiMarco Group is headquartered in Rochester, NY and is currently run by John L. DiMarco II who is part of the fourth generation to be involved in the family-owned business. The non-recourse carve out guarantors are Barry J. Bertram and John L. DiMarco, Sr.

Property Management. The Brookview Commons Property is managed by BRT General Corporation, an affiliate of the borrowers.

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Annex B	BMO 2023-5C1
No. 4 – Brookview Commons

Escrows and Reserves.

Tax Escrows – At origination of the Brookview Commons Mortgage Loan, the borrowers deposited approximately $27,566 into a real estate tax reserve account. The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $29,689).

Insurance Escrows – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $12,391).

Replacement Reserve – The borrowers are required to deposit an amount equal to $3,300 into a replacement reserve, on a monthly basis for replacement costs at the Brookview Commons Property.

Earn-out Reserve Funds – At loan origination, the borrowers deposited $8,000,000 into an earnout reserve fund as additional collateral for the Brookview Commons Mortgage Loan. Provided no event of default is continuing, the lender will disburse the earnout reserve funds to the borrowers within ten (10) business days after the borrowers’ satisfaction of the following conditions:

(i) Delivery by the borrowers to the lender of a written request therefor in accordance with the terms of the Brookview Commons Loan documents, which request may not be made (x) more than once per calendar month during the period from the origination date to December 5, 2023, (y) more than one time in any calendar quarter during the period from December 5, 2023 to July 5, 2025, or (z) later than July 5, 2025;

(ii) In the event that the earnout reserve funds are requested (x) on or after the earlier to occur of (1) September 5, 2023, and (2) the final securitization involving the Brookview Commons Mortgage Loan and (y) prior to December 5, 2023, then the lender will make a one-time disbursement of all of the earnout reserve funds upon satisfaction of the following conditions: (A) the borrowers have delivered to the lender (1) a rent roll for the prior month, based upon which the lender will have determined that the residential gross potential rent is no less than $5,900,000 and that the Brookview Commons Property has a vacancy of no more than 5%, and (2) a certification that there are no rent concessions provided to any tenants at the Brookview Commons Property as of the date of such request; (B) the lender has determined that the sum of (i) annualized other income ( e.g. income from parking, amenities, pet fees, laundry, water and sewer, etc. ), based upon the trailing three (3) month financial statements, plus (ii) the annualized rent payable under the amenities lease, if any, is not less than $664,000 annually; and (C) the lender has received evidence that the borrowers have obtained the tax benefits for the 333 Main Street Building as described under “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus and that such tax benefits are in effect. Although it is anticipated that the 333 Main Street Building will benefit from a deferral of any assessment increases with respect to the related improvements for a 7-year period (the “333 Main Street Tax Benefits”) pursuant to a tax deferral agreement between one of the related borrowers, BRT Brookview Commons, LLC (the “333 Main Street Borrower”) and the City of Danbury, the 333 Main Street Tax Benefits have not yet been granted pending satisfaction of certain remaining conditions by the 333 Main Street Borrower. There can be no assurance that the 333 Main Street Tax Benefits will be obtained as expected or at all.

(iii) In the event that the earnout reserve funds are requested on or after December 5, 2023 (but before July 5, 2025), then the lender will make periodic disbursements (no more than quarterly) of the earnout reserve funds upon satisfaction of the following conditions: (A) the borrowers submit a written request to the lender for a disbursement of earnout reserve funds, (B) after giving effect to the requested disbursement, the Performance Debt Yield Condition (as defined below) has been satisfied; and (C) the lender has received evidence that the 333 Main Street Borrower has obtained the 333 Main Street Tax Benefits and that 333 Main Street Tax Benefits are in effect.

No disbursement of the earnout reserve funds will be requested by borrowers or disbursed by the lender prior to the earlier to occur of (i) September 5, 2023 and (ii) the final securitization involving the Brookview Commons Mortgage Loan. After the earnout reserve expiration date (i.e., July 5, 2025), any earnout reserve funds on deposit in the earnout reserve subaccount as of such date will be held as additional collateral for the Brookview Commons Mortgage Loan and applied toward the prepayment of the debt on the open period start date.

“Performance Debt Yield Condition” means that the lender has determined that the debt yield based on the Net Loan Amount is no less than 8.6%.

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Annex B	BMO 2023-5C1
No. 4 – Brookview Commons

“Net Loan Amount” means (i) the outstanding principal balance of the Brookview Commons Mortgage Loan, less (ii) the amount of earnout reserve funds then remaining on deposit.

Lockbox / Cash Management. None.

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. Not permitted.

Ground Lease. None.

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Annex B	BMO 2023-5C1
No. 5 – ICP/IRG Holdings Portfolio

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Annex B	BMO 2023-5C1
No. 5 – ICP/IRG Holdings Portfolio

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Annex B	BMO 2023-5C1
No. 5 – ICP/IRG Holdings Portfolio
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	3650 REIT	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$52,800,000	Title:	Fee
Cut-off Date Principal Balance(1):	$52,800,000	Property Type – Subtype:	Various – Various
% of IPB:	6.9%	Net Rentable Area (SF):	4,662,982
Loan Purpose:	Refinance	Location:	Various
Borrowers(2):	Various	Year Built / Renovated:	Various / Various
Borrower Sponsors:	Industrial Commercial Properties	Occupancy:	94.2%
	and Industrial Realty Group
Interest Rate:	7.35000%	Occupancy Date:	3/31/2023
Note Date:	4/20/2023	4th Most Recent NOI (As of)(6):	NAV
Maturity Date:	5/1/2028	3rd Most Recent NOI (As of)(6):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$15,683,939 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of):	$15,899,293 (TTM 1/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	92.9%
Amortization Type:	Interest Only	UW Revenues:	$28,073,041
Call Protection(3):	L(24),YM1(3),DorYM1(27),O(6)	UW Expenses:	$8,814,659
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$19,258,383
Additional Debt(1):	Yes	UW NCF:	$18,640,621
Additional Debt Balance(1):	$127,200,000	Appraised Value / Per SF:	$307,750,000 / $66
Additional Debt Type(1):	Pari Passu	Appraisal Date:	Various

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$39
Taxes:	$907,455	$247,190	N/A	Maturity Date Loan / SF:	$39
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	58.5%
Replacement Reserves:	$0	$58,287	N/A	Maturity Date LTV:	58.5%
TI/LC Reserve:	$3,000,000	Springing	$1,830,000(5)	UW NCF DSCR:	1.39x
Immediate Repairs:	$851,224	$0	N/A	UW NOI Debt Yield:	10.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$180,000,000	100.0%	Loan Payoff	$132,024,335	73.3%
			Return of Equity	33,346,195	18.5
			Closing Costs	9,870,791	5.5
			Upfront Reserves	4,758,679	2.6
Total Sources	$180,000,000	100.0%	Total Uses	$180,000,000	100.0%
(1)	The ICP/IRG Holdings Portfolio Mortgage Loan (as defined below) is part of a whole loan evidenced by nine pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $180.0 million. The financial Information in the chart above reflects the ICP/IRG Holdings Portfolio Whole Loan (as defined below). For additional information, see “The Loan” below.
(2)	See “The Borrowers” below for more information.
(3)	The ICP/IRG Holdings Portfolio Whole Loan is prepayable on or after the second anniversary of the first payment date with payment of a yield maintenance premium, if the ICP/IRG Holdings Portfolio Whole Loan is prepaid before December 1, 2027 (the “Open Prepayment Date”). Prepayment of the ICP/IRG Holdings Portfolio Whole Loan without payment of a yield maintenance premium is permitted on or after the Open Prepayment Date. Defeasance of the ICP/IRG Holdings Portfolio Whole Loan is permitted at any time after the date that is the earlier of two years after the closing date of the securitization that includes the last note to be securitized and the third anniversary of the first payment date. The assumed defeasance lockout period of 27 payments is based on the anticipated closing date of the BMO 2023-5C1 securitization trust in August 2023. The actual lockout period may be longer.
(4)	For a full description of Escrows and Reserves, see “Escrows and Reserves” below.
(5)	TI/LC Reserve Initial Cap amount of $1,830,000 excludes the initial deposit of $3,000,000.
(6)	4th Most Recent NOI and 3rd Most Recent NOI are unavailable as most of the ICP/IRG Holdings Portfolio Properties (as defined below) were renovated from 2020 through 2022.

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Annex B	BMO 2023-5C1
No. 5 – ICP/IRG Holdings Portfolio

The Loan. The fifth largest mortgage loan (the “ICP/IRG Holdings Portfolio Mortgage Loan”) is part of a fixed rate whole loan (the “ICP/IRG Holdings Portfolio Whole Loan” secured by the borrowers’ fee interest in a 4,662,982 square foot portfolio of six industrial properties located in Ohio and Michigan and one office property located in Ohio (each, a “ICP/IRG Holdings Portfolio Property”, and collectively, the “ICP/IRG Holdings Portfolio Properties”). The ICP/IRG Holdings Portfolio Whole Loan consists of nine pari passu notes and accrues interest at a rate of 7.35000% per annum. The ICP/IRG Holdings Portfolio Whole Loan has a five-year term and is interest only for the entire term. The non-controlling Notes A-1-A-2, A-1-B-1 and A-1-B-2, with an aggregate principal balance of $52,800,000, will be included in the BMO 2023-5C1 securitization trust. The relationship between the holders of the ICP/IRG Holdings Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A-1	$39,000,000	$39,000,000	Benchmark 2023-V2	Yes
A-1-A-2	$8,500,000	$8,500,000	BMO 2023-5C1	No
A-1-B-1	$30,000,000	$30,000,000	BMO 2023-5C1	No
A-1-B-2	$14,300,000	$14,300,000	BMO 2023-5C1	No
A-2-A	$36,000,000	$36,000,000	Benchmark 2023-V2	No
A-2-B	$3,200,000	$3,200,000	BANK5 2023-5YR2	No
A-2-C	$25,000,000	$25,000,000	BANK5 2023-5YR2	No
A-2-D	$15,000,000	$15,000,000	BANK5 2023-5YR2	No
A-2-E	$9,000,000	$9,000,000	BANK5 2023-5YR2	No
Whole Loan	$180,000,000	$180,000,000

The Properties. The ICP/IRG Holdings Portfolio Properties consist of six industrial properties and a single-tenant office property located across four metropolitan statistical areas in Michigan and Ohio. The industrial properties are primarily comprised of multi-tenanted warehouse/distribution facilities. The ICP/IRG Holdings Portfolio Properties were constructed between 1956 and 2021 and have clear heights ranging from 19 feet to 44 feet. As of March 31, 2023, the ICP/IRG Holdings Portfolio Properties were approximately 94.2% leased to a diverse array of 22 tenants with a weighted average remaining lease term of approximately 6.4 years.

The ICP/IRG Holdings Portfolio Properties were strategically acquired by the borrower sponsors, who subsequently invested significant capital in the renovation and repositioning of the individual ICP/IRG Holdings Portfolio Properties, ultimately driving increased occupancy and rents. The ICP/IRG Holdings Portfolio Properties have benefited from approximately $57.7 million of capital expenditures, which included roof and façade replacement, modernization for multi-tenant use, LED light installation, tenant build outs, parking lot replacement and the addition of dock doors since being acquired by the borrower sponsors.

Romulus – Huron. The “Romulus - Huron Property” is a 1,112,004 square foot industrial (manufacturing/warehouse) property situated on a 156.14-acre site located in Romulus, Michigan. The clear heights of the improvements range from 19 to 44 feet and approximately 0.1% of NRA is comprised of office space. The improvements were constructed in 1956 and are currently 100.0% occupied. The borrower sponsors acquired the Romulus – Huron Property in 2015 and invested approximately $27.9 million in capital expenditures for upgrades/renovations and tenant build-outs. The Romulus - Huron Property features five grade level overhead doors, 27 dock high overhead doors and 400 open parking spaces. The largest tenant is Renaissance Global Logistics, LLC (“Renaissance”), occupying 826,604 square feet with 370,514 square feet under lease expiring on August 31, 2025, 185,870 square feet under lease expiring on October 31, 2026 and 270,220 square feet under a lease expiring on January 31, 2027.

Warren Perkins Jones. The “Warren Perkins Jones Property” is a 1,365,535 square foot industrial (warehouse/distribution) property situated on a 103.13-acre site located in Warren, Ohio. The clear heights of the improvements range from 22 to 32 feet and approximately 2.9% of NRA is comprised of office space. The improvements were constructed in 1982, renovated in 2022 and are currently 99.3% occupied. The borrower sponsors acquired the Warren Perkins Jones Property in 2019 and spent approximately $20.5 million on capital expenditures to the improvements and site. The Warren Perkins Jones Property features 6 grade level overhead doors, 78 dock high overhead doors and 300 open parking spaces. The largest tenant is The Step2 Company, LLC (“Step2”), occupying 586,000 square feet under a lease expiring in November 2030.

Cleveland American Industrial. The “Cleveland American Industrial Property” is a 1,142,265 square foot, industrial (warehouse/distribution) facility situated on a 95.37-acre site located in Cleveland, Ohio. The improvements feature 22-foot

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clear heights and approximately 26.0% of NRA is comprised of office space. The improvements were constructed in 1978, most recently renovated in 2022 and are currently 85.6% occupied. The borrower sponsors acquired the Cleveland American Industrial Property in 2014 and spent approximately $8.0 million in renovations for the various tenants. The Cleveland American Industrial Property is served by seven grade level overhead doors, 54 dock high overhead doors, three passenger elevators and 1,205 open parking spaces. The largest tenant is Graphic Packaging International, LLC, occupying 173,759 square feet, of which 23,016 square feet is occupied on a month-to-month basis and 150,743 square feet under a lease expiring on 11/30/2025.

Cleveland American Office. The “Cleveland American Office Property” is a 344,355 square foot, four-story, suburban office building situated on a 13.75-acre site located in Cleveland, Ohio. The improvements were constructed in 1978, most recently renovated in 2020 and are currently 100.0% occupied. The Cleveland American Office Property was originally constructed for American Greetings as its corporate headquarters. When the prior owner purchased the Cleveland American Office Property, it converted the industrial area into a multi-tenant industrial development. The office portion was then leased to Medical Mutual of Ohio in May 2018 via a 16-year lease. Amenities include a fitness center, full cafeteria, multiple break rooms, and outdoor eating area. The Cleveland American Office Property is served by multiple passenger elevators and 1,079 open parking spaces at 3.13 space per 1,000-square foot of net rentable area. The largest tenant is Medical Mutual of Ohio, occupying 344,355 square feet under a lease expiring in December 2035.

Miles North Randall. The “Miles North Randall Property” is a 302,400 square foot, industrial (warehouse/distribution) facility situated on a 23.44-acre site located in North Randall, Ohio. The improvements feature 36-foot clear heights and approximately 1.0% of NRA is comprised of office space. The improvements were constructed in 2021 and are currently 68.5% occupied. The borrower sponsors acquired the Miles North Randall Property in 2013 and spent roughly $21.2 million developing the Miles North Randall Property. The Miles North Randall Property features 3 grade level overhead doors, 50 dock high overhead doors and 171 surface parking spaces. The largest tenant is Pipeline Packaging Co., occupying 207,132 square feet under a lease expiring in April 2029.

Invacare. The “Invacare Property” is a 301,000 square foot, industrial (flex) facility situated on a 19.67-acre site located in Elyria, Ohio. The clear height of the improvements is 20 feet and approximately 25.4% of NRA is comprised of office space. The improvements were constructed in 1972 and renovated in 2013 and are currently 100.0% occupied. The borrower sponsors acquired the Invacare Property in 2015 and spent approximately $800,000 in repairs and buildouts. The Invacare Property features 450 open parking spaces. The sole tenant is Invacare Corporation, occupying the entire 301,000 square feet under a lease expiring in April 2028.

Stop Eight Vandalia. The “Stop Eight Vandalia Property” is a 95,423 square foot, industrial (warehouse/distribution) facility situated on a 12.43-acre site located in Vandalia, Ohio. The clear heights of the improvements range from 21 to 26 feet and approximately 18.53% of NRA is comprised of office space. The improvements were constructed in 1970, renovated in 2020 and are currently 100.0% occupied. When originally constructed, the Stop Eight Vandalia Property measured 208,230 square feet. However, after a tornado in 2019, 112,807 square feet of the improvements were razed (leaving only the foundation). Renovations completed include a new exterior wall (north elevation), new roof, new heaters, lighting and ESFR sprinkler system. The Stop Eight Vandalia Property features 3 grade level overhead doors, 6 dock high overhead doors and 127 surface parking spaces. The largest tenant is AMERI AmeriWater, LLC, occupying 65,057 square feet under a lease expiring in September 2025.

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The following table presents certain information relating to the ICP/IRG Holdings Portfolio Properties:

Portfolio Summary
Property	City, State(1)	Year Built / Renovated(1)	Net Rentable Area (SF)(2)	Occupancy %(2)	Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value(1)	UW NCF(2)	% of UW NCF(2)
Romulus – Huron	Romulus, MI	1956 / NAP	1,112,004	100.0%	$13,464,000	25.5%	$70,700,000	$4,261,550	22.9%
Warren Perkins Jones	Warren, OH	1982 / 2022	1,365,535	99.3%	$11,880,000	22.5	$60,900,000	4,210,462	22.6
Cleveland American Industrial	Cleveland, OH	1978 / 2022	1,142,265	85.6%	$8,976,000	17.0	$65,800,000	4,431,158	23.8
Cleveland American Office	Cleveland, OH	1978 / 2020	344,355	100.0%	$7,656,000	14.5	$46,600,000	2,955,777	15.9
Miles North Randall	North Randall, OH	2021 / NAP	302,400	68.5%	$6,864,000	13.0	$39,000,000	937,017	5.0
Invacare(3)	Elyria, OH	1972 / 2013	301,000	100.0%	$3,168,000	6.0	$20,600,000	1,534,365	8.2
Stop Eight Vandalia	Vandalia, OH	1970 / 2020	95,423	100.0%	$792,000	1.5	$4,150,000	310,292	1.7
Total			4,662,982	94.2%	$52,800,000	100.0%	$307,750,000	$18,640,621	100.0%
(1)	Source: Appraisal.
(2)	Based on the underwritten rent rolls dated March 31, 2023.
(3)	Invacare Corporation and two affiliated companies filed for Chapter 11 bankruptcy in January 2023 in the United States Bankruptcy Court for the Southern District of Texas. In May 2023 Invacare Corporation and such affiliated companies emerged from Chapter 11 bankruptcy. Concurrently with such emergence, Invacare Corporation executed the amended lease expiring in April 2028 (the prior lease was scheduled to expire in April 2035), requiring a base rent of approximately $1,505,000 (subject to consumer price index (“CPI”) based adjustments). UW NCF for the Invacare Property is based on the original Invacare Corporation lease, the terms of which are covered under the Payment Guaranty (as defined below), including any amounts of rental payments under the Original Invacare Corporation Lease exceeding the rental payments required under the Amended Lease. See “—Payment Guaranty” below.

Major Tenants.

Renaissance. (826,604 square feet; 17.7% of portfolio NRA; 15.0% of portfolio underwritten base rent): Renaissance executed three triple-net leases at the Romulus - Huron Property between 2021 and 2022. Renaissance is a supply chain and logistics solution provider specializing in warehousing and value-add services. Founded in 1998 as a global export operation, Renaissance is a subsidiary of James Group International, a privately-held, minority-owned leading global provider of logistics, supply chain management and e-commerce services. In addition to Renaissance, James Group International has two other subsidiaries: Five Crowns Trucking, which offers freight transportation services to customers, and Magnolia Automotive Services, a partnership with Toyota providing subassembly, sequencing and inventory management. In 2021, James Group International was ranked as the 18th largest minority-owned business in Detroit by Crain’s Detroit Business. The current leases have expiration dates of August 31, 2025, October 31, 2026 and January 31, 2027, respectively, and have no renewal options or termination options.

Step2. (586,000 square feet; 12.6% of portfolio NRA; 10.3% of portfolio underwritten base rent): Step2 became one of four tenants at the Warren Perkins Jones Property after executing its 10.5-year lease in October 2019. Step2 is the largest American manufacturer of preschool and toddler toys and the world's largest rotational molder of plastics. Founded in 1991 with just five employees, Step2 has since grown to become an international business with over 800 full-time employees. Step2 has two large U.S. manufacturing plants in northern Ohio, one in Streetsboro and one in Perrysville. Step2 products are distributed to select retailers throughout the U.S., Canada, and over 70 other countries. The current lease expires on November 3, 2030 and has two, five-year renewal options remaining and a termination option with respect to any additionally leased Increments (as defined below).

Environmental. According to the Phase I environmental reports dated April 7, 2023 and April 10, 2023 (the “ESAs”), there are no recognized environmental conditions at the ICP/IRG Holdings Portfolio Properties. However, the applicable ESA identified a business environmental risk (“BER”) for the Invacare Property, in connection with potential soil, soil vapor and/or groundwater impacts due to historical industrial and manufacturing operations at the Invacare Property, including former plating operations and the former use of chlorinated solvents. The related environmental consultant prepared a remedial cost estimate to conduct a limited subsurface investigation to assess any subsurface impacts and perform any necessary remediation should any such action be required in the future, with a probable low estimate of $248,000 and a probable maximum estimate of $1,431,750. In addition, as a prudent practice to reduce possible risk associated with the business environmental risk, environmental insurance was obtained in the form of a $2.0 million lender’s policy from Great American E&S Insurance Company with a term of eight years (loan term plus three years). In the event of monetary default, the policy will pay the lesser of the outstanding loan balance or required cleanup costs (as required due to a release over a published legal standard). The policy also includes protection for third party bodily injury and property damage claims related to release

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of pollutants. At origination, the borrowers and the non-recourse carveout guarantor executed an environmental indemnity agreement covering the environmental covenants and related obligations under the ICP/IRG Holdings Portfolio Whole Loan documents. See “Description of the Mortgage Pool— Environmental Considerations” in the Prospectus.

The following table presents certain information relating to the historical and current occupancy of the ICP/IRG Holdings Portfolio Properties:

Historical and Current Occupancy(1)
2020(2)	2021(2)	2022(3)	Current(3)(4)
NAV	NAV	93.6%	94.2%
(1)	As provided by the borrowers and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.
(2)	Historical occupancy prior to 2022 is not available as the properties were in various stages of lease-up, renovation and re-positioning.
(3)	The increase in occupancy from 2022 through March 31, 2023 is attributable to significant renovations and repurposing of properties resulting in approximately 657,218 square feet of new leasing.
(4)	Current occupancy is as of March 31, 2023.

Major Tenants.

The following table presents certain information relating to the largest tenants by square feet of the ICP/IRG Holdings Portfolio Properties:

Top Tenant Summary(1)
Tenant	Property	Ratings Moody’s/S&P/ Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
Renaissance Global Logistics, LLC(4)	Romulus - Huron	NR/NR/NR	826,604	17.7%	$3.76	$3,106,898	15.0%	Various(4)
The Step2 Company, LLC(5)	Warren Perkins Jones	NR/NR/NR	586,000	12.6	$3.62	2,123,470	10.3	11/3/2030
The HC Companies, Inc.	Warren Perkins Jones	A2/A/A	413,395	8.9	$2.75	1,136,837	5.5	5/31/2030
Medical Mutual of Ohio	Various(6)	NR/NR/NR	354,822	7.6	$8.79	3,120,282	15.1	12/31/2035
Invacare Corporation(7)	Invacare	NR/NR/NR	301,000	6.5	$5.21	1,567,548	7.6	4/30/2035(8)
Home Depot U.S.A., Inc. (9)	Romulus - Huron	NR/NR/NR	285,400	6.1	$5.12	1,461,248	7.1	1/31/2025
Pipeline Packaging Co.	Miles North Randall	NR/NR/NR	207,132	4.4	$6.40	1,325,645	6.4	4/30/2029
Hemasource, Inc.	Warren Perkins Jones	NR/NR/NR	187,267	4.0	$4.89	915,736	4.4	12/31/2033
Graphic Packaging International, LLC	Cleveland American Industrial	NR/NR/NR	173,759	3.7	$3.33	578,744	2.8	Various(10)
Berk Enterprises	Warren Perkins Jones	NR/NR/NR	169,139	3.6	$4.64	784,805	3.8	10/31/2025
Total Major Tenants			3,504,518	75.2%	$4.60	$16,121,213	77.8%

Other Tenants			888,854	19.1	$5.16	4,588,323	22.2

Occupied Collateral Total / Wtd. Avg.			4,393,372	94.2%	$4.71	$20,709,536	100.0%
Vacant Space			269,610	5.8

Collateral Total			$4,662,982	100.0%

(1)	Based on the underwritten rent rolls dated March 31, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent are inclusive of contractual rent steps through April 2024.
(4)	Renaissance leases 370,514 square feet at the Romulus - Huron Property expiring on August 31, 2025, 185,870 square feet expiring on October 31, 2026 and 270,220 square feet expiring on January 31, 2027.
(5)	The Step2 Company, LLC has the option to exclusively lease additional space in increments of at least 25,000 square feet (each, an "Increment"), subject to the terms of its lease. In connection with the exercise of such option, both the landlord and tenant each have the right to terminate the lease as to all or a portion of the Increments leased to The Step2 Company, LLC upon 30 days prior written notice, and the portion of the Increments so terminated, but no other portion of the leased premises, will

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expire on the last day of such 30 day period, provided, however, that the terminating party must terminate in increments of at least 25,000 SF of space.
(6)	Medical Mutual of Ohio is a tenant at both the Cleveland American Office and the Cleveland American Industrial properties.
(7)	Invacare Corporation and two affiliated companies filed for Chapter 11 bankruptcy in January 2023 in the United States Bankruptcy Court for the Southern District of Texas, Houston District. In May 2023 Invacare Corporation and such affiliated companies emerged from Chapter 11 bankruptcy. As of the Cut-off Date, Invacare Corporation is current with respect to all contractual rent obligations specific to the Invacare Property. Additionally, the borrower sponsors provided a Payment Guaranty of all rents due under the Invacare Corporation lease. See “—Payment Guaranty” below.
(8)	Invacare Corporation executed an amended lease on May 1, 2023 that, among other things, (i) reduced the term of its original lease by 7 years (from an original term expiring on April 30, 2035 to an amended term expiring on April 30, 2028) that requires a base rent of approximately $1,505,000 (subject to annual CPI based rent increases) and (ii) added a termination option with respect to a portion of its space totaling approximately 50,000 square feet with 60 days’ notice.
(9)	Home Depot USA, Inc has a termination option with 30 days’ notice if it is required during the last 2 years of the lease term, by applicable legal requirements to make alterations or modifications of its premises estimated to cost in excess of $100,000.
(10)	Graphic Packaging International, LLC leases 150,743 square feet at the Cleveland American Industrial Property expiring on November 30, 2025 and 23,016 square feet on month-to-month basis.

The following table presents certain information relating to the tenant lease expirations of the ICP/IRG Holdings Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	269,610	5.8%	NAP	NA	P	269,610	5.8%	NAP	NAP
MTM	1	23,016	0.5	$75,262	0.4%		292,626	6.3%	$75,262	0.4%
2023	0	0	0.0	0	0.0		292,626	6.3%	$75,262	0.4%
2024	2	184,080	3.9	1,403,921	6.8		476,706	10.2%	$1,479,183	7.1%
2025	8	1,209,068	25.9	5,051,173	24.4		1,685,774	36.2%	$6,530,356	31.5%
2026	1	185,870	4.0	704,447	3.4		1,871,644	40.1%	$7,234,803	34.9%
2027	2	370,993	8.0	1,491,731	7.2		2,242,637	48.1%	$8,726,534	42.1%
2028	0	0	0.0	0	0.0		2,242,637	48.1%	$8,726,534	42.1%
2029	2	272,284	5.8	1,648,708	8.0		2,514,921	53.9%	$10,375,242	50.1%
2030	3	1,066,644	22.9	3,568,980	17.2		3,581,565	76.8%	$13,944,222	67.3%
2031	1	118,904	2.5	506,052	2.4		3,700,469	79.4%	$14,450,274	69.8%
2032	1	38,706	0.8	227,591	1.1		3,739,175	80.2%	$14,677,865	70.9%
2033 & Beyond	5	923,807	19.8	6,031,671	29.1		4,662,982	100.0%	$20,709,536	100.0%
Total	26	4,662,982	100.0%	$20,709,536	100.0%
(1)	Based on the underwritten rent rolls dated March 31, 2023.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and are not considered in this Lease Rollover Schedule.
(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring are inclusive of contractual rent steps through April 2024.

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The following table presents certain information relating to the operating history and underwritten cash flows of the ICP/IRG Holdings Portfolio Properties:

Operating History and Underwritten Net Cash Flow(1)
	2022	TTM(2)	Underwritten	Per Square Foot	%(3)
Base Rent(4)	$18,800,560	$18,942,689	$20,709,516	$4.44	68.6%
Vacant Income	0	0	1,478,785	0.32	4.9
Gross Potential Rent	$18,800,560	$18,942,689	$22,188,301	$4.76	73.5%
Total Reimbursements	6,528,362	6,623,044	7,818,554	1.68	25.9
Total Other Income	102,557	101,667	201,150	0.04	0.7
Net Rental Income	$25,431,479	$25,667,400	$30,208,005	$6.48	100.0%
(Vacancy/Credit Loss)	0	0	(2,134,964)	(0.46)	(7.1)
Effective Gross Income	$25,431,479	$25,667,400	$28,073,041	$6.02	92.9%
Total Expenses	$9,747,541	$9,768,107	$8,814,659	$1.89	31.4%
Net Operating Income	$15,683,939	$15,899,293	$19,258,383	$4.13	68.6%
Total TI/LC, Capex/RR	0	0	617,761	0.13	2.2
Net Cash Flow	$15,683,939	$15,899,293	$18,640,621	$4.00	66.4%
(1)	Historical financials prior to 2022 are not available for the entire portfolio as the properties were in various stages of lease-up, renovation and repositioning.
(2)	TTM represents the trailing 12 months ending January 2023.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(4)	Base Rent is based on the underwritten rent rolls dated March 31, 2023.

The Market.

The Romulus - Huron Property is located Romulus, Michigan within the Detroit-Warren-Dearborn, MI metropolitan statistical area (“Detroit MSA”). The Detroit MSA has a population of approximately 4.4 million with an average household income of $99,473 and a median household income of $69,077. The subject neighborhood is bounded by Interstate Highway 94 to the north, Eureka Road to the south, Beach Day Road to the east and Interstate Highway 275 to the west. Land uses within the subject neighborhood consist of a mixture of commercial (retail/office), industrial, airport, and residential developments. Primary access to the subject neighborhood is provided by Interstate Highway 94 and Interstate Highway 275. The commute to the Detroit central business district is approximately 20 minutes.

The Romulus - Huron Property is located in the Airport District warehouse submarket within the Detroit - MI warehouse market. The Airport District warehouse submarket consists of approximately 55.3 million square feet of inventory, with an occupancy rate of 97.8% as of the second quarter of 2022 and asking rent of $8.04 per square foot on a triple net basis.

The Warren Perkins Jones Property is located in Warren, Ohio and forms part of the Youngstown-Warren-Boardman, OH-PA metropolitan statistical area (“Youngstown MSA”), which has a population of 534,551 with an average household income of $72,724 and a median household income of $51,954. The city of Warren is situated in southwest Trumbull County, about 15 miles southwest of the Youngstown central business district ("Youngstown CBD"). Land uses within the subject neighborhood consist of a mixture of industrial and residential developments. To the east of the Warren Perkins Jones Property, along Elm Road, a Menards, a Wal-Mart and strip center known as Millennium Center were recently developed. The center includes Gamestop, Long John Silver, Five Guys, Springleaf Financial, Great Clips, Verizon Wireless and America’s Best Contacts and Eyeglasses. Regional access to the neighborhood is provided by State Route 82/State Route 5. Secondary access is provided by Elm Road NE, Mahoning Avenue NW, Austintown Warren Road, and Parkman Road NW. The commute to the Youngstown CBD is 25 minutes.

The Warren Perkins Jones Property is located in the Warren warehouse submarket within the Youngstown - OH warehouse market. As of the second quarter of 2022, the Warren warehouse submarket consists of approximately 5.8 million square feet of inventory, with an occupancy rate of 94.3% and asking rent of $4.55 per square foot on a triple-net basis.

The Cleveland American Industrial Property and the Cleveland American Office Property (“Cleveland American Properties”), the Miles North Randall Property and the Invacare Property are located within the Cleveland-Elyria, OH metropolitan statistical area, which has a population of 2,083,095 with an average household income of $89,612 and a

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median household income of $61,032. The top three industries within the area are Health Care/Social Assistance, Manufacturing and Retail Trade, which represent a combined total of 42% of the workforce. The Cleveland American Properties are located in the city of Cleveland and are situated in central Cuyahoga County, about 10 miles south of the Cleveland central business district (“Cleveland CBD”). Land use within the subject neighborhood consists of a mixture of industrial, commercial, and residential developments. Just to the north of the Cleveland American Properties is a 123,000 square foot Amazon distribution center that just recently came online. Primary access to the subject neighborhood is provided by Interstate I-71 to the north of the Cleveland American Properties that connects to the Cleveland CBD. Another access is the I-480 less than a mile to the south accessible through Tiedeman Road.

The Cleveland American Industrial Property is located in the Linndale/Westpark warehouse submarket within the Cleveland - OH warehouse market. As of the second quarter of 2022, the Linndale/Westpark warehouse submarket consists of approximately 16.0 million square feet of inventory, with an occupancy rate of 97.8% and asking rent of $5.44 per square foot on a triple net basis. The Cleveland American Office Property is located in the Southwest office submarket within the Cleveland - OH Office market. As of the second quarter of 2022, the Southwest office submarket consists of approximately 9.7 million square feet of inventory, with an occupancy rate of 93.8% and asking rent of $16.52 per square foot on a gross basis.

The Miles North Randall Property is located in the city of North Randall, a suburban location situated in southeastern Cuyahoga County, about 15 miles southeast of the Cleveland CBD. Land uses within the subject neighborhood consist of a complementary mixture of commercial and retail developments. Retail land uses are located along major commercial thoroughfares such as Northfield Road, Miles Road, Richmond Road, and Aurora Road. Growth patterns have occurred primarily along primary commercial thoroughfares such as Miles Road, Rockside Road, and Cannon Road. Significant other recent developments include a 144,000 square foot manufacturing facility for Nestle along Cannon Road, an 885,000 square foot Amazon distribution center along Miles Road, a 145,000 square foot flex building along Harvard Road, and a Townplace Suites hotel along Enterprise Parkway. Interstate 271 and U.S. Highway 422 provide primary access to the subject neighborhood. Solon Road, Cochran Road, Bainbridge Road, Som Center Road, and Cannon Road provide secondary access to the area.

The Miles North Randall Property is located in the Warrensville Hts warehouse submarket within the Cleveland - OH Warehouse market. As of the second quarter of 2022, the Warrensville Hts warehouse submarket consisted of approximately 14.0 million square feet of inventory, with an occupancy rate of 96.0% and asking rent of $5.93 per square foot on a triple net basis.

The Invacare Property is located in Elyria & North Ridgeville, a suburban location in northeast Lorain County, about 30 miles southwest of the Cleveland CBD. The subject neighborhood is bounded by Interstate I-80 to the north, Highway-10 to the south, and Black River to the west. Land uses within the subject neighborhood consist of a mixture of industrial, commercial, and residential developments. Land uses are predominantly residential supported by many shopping centers and recreational facilities. The immediate area surrounding the Invacare Property consists primarily of industrial and commercial uses on all sides. The main roads with commercial businesses and service facilities in the vicinity include Highway -10, E Broad Street and along interstate I-80. Shopping centers in the neighborhood include Elyria Shopping Center, Emerald Square, and Sheffield Village Plaza. The nearest cluster of retail and services is approximately four miles to the northwest of the Invacare Property around the junction of I-80 and Highway 57 that include Giant Eagle, Target, The Home Depot, Pet Supplies Plus, Courtyard by Marriott, Hampton Inn, and a number of restaurants like Applebee’s Girl, Olive Garden, and Golden Corral Buffet. Growth patterns in the neighborhood surrounding area have occurred along many throughfares including Center Ridge Road, Hatching Way, and E Broad Street. Many industrial, commercial, and residential developments have been constructed in the past five years including a 347,205 square foot warehouse in Center Ridge Road, 19,000 square foot industrial space on E Broad Street, 150 residential units on Hatching Way, and 17,680 square feet of storefront retail/office on Chestnut Commons Drive. Primary access to the subject neighborhood in the city of Elyria is provided by Interstate Highway I-80 to the north of the Invacare Property that traverses the neighborhood in a west-east direction and connects to the Cleveland CBD to the east with an approximate commute time of 30 minutes. Secondary access to the subject neighborhood in the city of Elyria is provided by Highway 57 to the west that traverses the neighborhood in a north-south direction.

The Invacare Property is located in the Lorain/Avon Lake warehouse submarket within the Cleveland - OH Warehouse market. As of the second quarter of 2022, the Lorain/Avon Lake warehouse submarket consists of 29.6 million square feet of inventory, with an occupancy rate of 97.4% and asking rent of $5.11 per square foot on a triple net basis.

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No. 5 – ICP/IRG Holdings Portfolio

The Stop Eight Vandalia Property is located in Vandalia, Ohio and forms part of the Dayton, OH Metropolitan Statistical Area, which has a population of 1,216,225, with an average household income of $84,104 and a median household income of $61,342. The top three industries within the area are Manufacturing, Health Care/Social Assistance and Retail Trade, which represent a combined total of 44% of the workforce. The city of Vandalia is situated in southwest Montgomery County, about 9 miles north of the Dayton Central Business District. Land uses within the subject neighbourhood consists of commercial, industrial and residential developments. The Dayton International Airport is located approximately 5 miles northeast of Stop Eight Road. The Interstate 70 and 75 intersection is in close proximity, just north of the Stop Eight Vandalia Property. The immediate area surrounding the Stop Eight Vandalia Property consists of primarily of industrial and commercial development along Poe Avenue, Image, Space Drives, Stope Eight and Homestretch Road. Retail and office growth patterns have occurred along primary commercial thoroughfares such as W. National Road, Poe Avenue, Miller Avenue, Dixie Drive and Browns School Road. There is a significant amount of commercial development near the I-75 interchange with National Road. Primary access is provided by Interstate 75 and Interstate 70. Primary north/south routes include Dixie Drive, Brown School Road and Webster Street. East/west routes include National Road and Old Springfield Road. The commute to the Dayton Central Business District is about ten minutes, compared with the commute to Xenia, which is about a 30-minute drive. The James M. Cox Dayton International Airport is four miles to the northwest from the Stop Eight Vandalia Property.

The Stop Eight Vandalia Property is located in the North Dayton Warehouse submarket within the Dayton - OH warehouse market. As of the second quarter of 2022, the North Dayton submarket consists of approximately 49.8 million square feet of inventory, with an occupancy rate of 94.7% and asking rent of $4.96 per square foot on a triple net basis.

The following table presents certain market information with respect to the ICP/IRG Holdings Portfolio Properties:

Market Area Summary(1)
Property Name	Market	Submarket	Submarket Vacancy	UW Base Rent PSF(2)	Market Rental Rate PSF
Romulus - Huron	Detroit - MI Warehouse	Airport District Warehouse	2.20%	$4.11	$8.15
Warren Perkins Jones	Youngstown - OH Warehouse	Warren Warehouse	5.70%	$3.63	$4.64
Cleveland American Industrial	Cleveland - OH Warehouse	Linndale/Westpark Warehouse	2.20%	$4.29	$5.66
Cleveland American Office	Cleveland - OH Office	Southwest Office	6.20%	$8.95	$19.18
Miles North Randall	Cleveland - OH Warehouse	Warrensville Hts Warehouse	4.00%	$4.38	$5.66
Invacare	Cleveland - OH Warehouse	Lorain/Avon Lake Warehouse	2.60%	$5.21	$5.66
Stop Eight Vandalia	Dayton - OH Warehouse	North Dayton Warehouse	5.30%	$3.25	$5.38
(1)	Source: Appraisal. Data as of the second quarter of 2022.
(2)	UW Base Rent PSF are updated per underwritten rent rolls dated March 31, 2023.

The Borrowers. The borrowers are Holdings Cleveland American, LLC, Cleveland American, LLC, Miles North Randall, LLC, ICP Miles North Randall LLC, Stop Eight Vandalia LLC, SL Stop Eight Vandalia LLC, ICP Stop Eight Vandalia LLC, Holdings Warren Perkins Jones, LLC, ICP Warren Perkins Jones LLC, Holdings Romulus, LLC, Romulus Huron River Drive LLC, Elyria 1200 Taylor, LLC and ICP Elyria Taylor 1200 LLC (collectively, the “ICP/IRG Holdings Portfolio Borrowers”), each a Delaware limited liability company and single purpose entity with one independent director. Each ICP/IRG Holdings Portfolio Borrower owns one individual ICP/IRG Holdings Portfolio Property except Holdings Cleveland American, LLC, which owns both Cleveland American Properties. Legal counsel to the ICP/IRG Holdings Portfolio Borrowers delivered a non-consolidation opinion in connection with the origination of the ICP/IRG Holdings Portfolio Whole Loan.

The Borrower Sponsors. The borrower sponsors are Industrial Commercial Properties (“ICP”) and Industrial Realty Group (“IRG”), which is the affiliated management company for the guarantors’ investments. ICP is a real estate development company headquartered in Cleveland, Ohio, specializing in commercial and industrial rehabilitation, build-to-suits and economic redevelopment. ICP currently owns over 46.5 million square feet of industrial, office and commercial space. ICP was founded in 1996 and is led by Northeast Ohio native, Christopher Semarjian. IRG, through its affiliated partnerships and limited liability companies, operates a portfolio containing over 150 properties in 31 states with over 100.0 million square feet of rentable space. IRG provides specific emphasis in the development and management of large complicated mixed-use projects.

The non-recourse carveout guarantors of the ICP/IRG Holdings Portfolio Whole Loan are Holdings Ohio, LLC and Christopher Semarjian.

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No. 5 – ICP/IRG Holdings Portfolio

Property Management. The ICP/IRG Holdings Portfolio Properties are managed by IRG Realty Advisors, LLC, an affiliate of the borrower sponsors.

Escrows and Reserves. At origination, the ICP/IRG Holdings Portfolio Borrowers deposited (i) $907,455 for real estate taxes, (ii) $3,000,000 for tenant improvements and leasing commissions and (iii) $851,224 for required repairs.

Tax Escrows – On a monthly basis, the ICP/IRG Holdings Portfolio Borrowers are required to deposit 1/12th of an amount which would be sufficient to pay taxes for the next ensuing 12 months (currently equivalent to approximately $247,190 a month).

Insurance Escrows – On a monthly basis, the ICP/IRG Holdings Portfolio Borrowers are required to deposit 1/12th of an amount which would be sufficient to pay insurance premiums for the renewal of coverages; provided, that such monthly deposits will be waived so long as the ICP/IRG Holdings Portfolio Borrowers maintain a blanket insurance policy in accordance with the ICP/IRG Holdings Portfolio Loan documents and no event of default under the ICP/IRG Holdings Portfolio Loan documents is continuing.

Replacement Reserve – On a monthly basis, the ICP/IRG Holdings Portfolio Borrowers are required to deposit $58,287 for replacement reserves.

TI/LC Reserve – Upon the occurrence and during the continuance of a Cash Sweep Event (as defined below), the ICP/IRG Holdings Portfolio Borrowers are required to deposit $116,575 on each payment date into a TI/LC reserve, subject to a cap of $1,830,000, excluding the initial deposit of $3,000,000.

Lockbox / Cash Management. The ICP/IRG Holdings Portfolio Whole Loan is structured with a hard lockbox and springing cash management. Revenues from the ICP/IRG Holdings Portfolio Properties are required to be deposited directly into the lockbox account or, if received by the ICP/IRG Holdings Portfolio Borrowers or the property manager, deposited within one business day of receipt. During the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the ICP/IRG Holdings Portfolio Whole Loan documents, and all excess funds on deposit in the cash management account (after payment of required monthly reserve deposits, debt service payment on the ICP/IRG Holdings Portfolio Whole Loan, operating expenses and cash management bank fees) will be paid to the lender, which will be held by the lender as additional security for the ICP/IRG Holdings Portfolio Whole Loan. Upon the occurrence of a Cash Sweep Event cure, all excess cash flow reserve funds will be deposited into the cash management account to be disbursed in accordance with the cash management agreement. Any excess cash flow reserve funds remaining after the debt has been paid in full or the loan has been defeased will be paid to the ICP/IRG Holdings Portfolio Borrowers.

A “Cash Sweep Event” means the occurrence of: (a) an event of default; (b) any bankruptcy or insolvency action of an individual borrower or property manager; (c) a debt service coverage ratio based on the trailing three month period immediately preceding the date of such determination decreasing to less than 1.10x; or (d) the commencement of a Lease Sweep Period (as defined below).

A Cash Sweep Event may be cured upon the occurrence of the following: (i) with respect to clause (a) above, the acceptance by the lender of a cure of such event of default in accordance with the ICP/IRG Holdings Portfolio Whole Loan documents, (ii) with respect to clause (b) above solely with respect to the property manager, if the applicable individual borrower replaces such property manager with a “Qualified Manager” (as fully described in the ICP/IRG Holdings Portfolio Whole Loan documents) under a replacement management agreement acceptable to the lender within 60 days, (iii) with respect to clause (c) above, (x) if the debt service coverage ratio based on the trailing three month period immediately preceding the date of such determination for one calendar quarter is not less than 1.10x or (y) the borrowers deliver to the lender cash or a letter of credit in an amount which, when applied to the outstanding principal balance of the ICP/IRG Holdings Portfolio Whole Loan, would be sufficient to achieve the applicable debt service coverage ratio required under the ICP/IRG Holdings Portfolio Whole Loan documents, or (iv) with respect to clause (d) above, the Lease Sweep Period has ended; provided, however, (A) no event of default has occurred and is continuing under the ICP/IRG Holdings Portfolio Whole Loan documents, (B) the borrowers have paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event cure including reasonable attorney’s fees and expenses, and (C) in no event may the borrowers cure a Cash Sweep Event caused by a bankruptcy action caused by any of the borrowers filing a voluntary petition or arising from a person filing an involuntary petition against any of the borrowers and any such borrower has colluded with or otherwise assisted such person with the involuntary petition against the applicable borrower.

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No. 5 – ICP/IRG Holdings Portfolio

A “Lease Sweep Period” (a) will commence on the first payment date following the occurrence of any of the following: (i) with respect to the lease for Medical Mutual of Ohio, the largest tenant by underwritten base rent, or its replacement, as more fully described in the ICP/IRG Holdings Portfolio Whole Loan documents (each such lease, a “Lease Sweep Lease”), the earlier to occur of: (A) twelve months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Lease Sweep Lease; or (B) upon the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (ii) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the ICP/IRG Holdings Portfolio borrowers or property manager of notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof prior to its then current expiration date); (iii) the date that any tenant under a Lease Sweep Lease discontinues its business (i.e., “goes dark”) at its premises, (the “Lease Sweep Space”) at the applicable individual ICP/IRG Holdings Portfolio Property (or any material portion thereof) or gives notice that it intends to discontinue its business at its Lease Sweep Space at the applicable individual ICP/IRG Holdings Portfolio Property (or any material portion thereof); (iv) upon a default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period; or (v) the occurrence of a bankruptcy or insolvency of any tenant or its direct or indirect parent company; and (b) will end upon the first to occur of the following: (i) in the case of clauses (a)(i), (a)(ii), and (a)(iii) above, the entirety of the Lease Sweep Space (or applicable portion thereof) is leased pursuant to an acceptable replacement lease and, in lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved Lease Sweep Space leasing expenses, free rent periods, and/or rent abatement periods set forth in such acceptable replacement lease and any shortfalls in required payments under the ICP/IRG Holdings Portfolio Whole Loan documents or operating expenses as a result of any anticipated down time prior to the commencement of payments under such acceptable replacement lease; (ii) in the case of clause (a)(i) above, the date on which the subject tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option with respect to all of its Lease Sweep Space, and in the lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved Lease Sweep Space leasing expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension; (iii) in the case of clause (a)(iv) above, the date on which the subject default has been cured, and no other default under such Lease Sweep Lease occurs for a period of six (6) consecutive months following such cure; and (iv) in the case of clause (i)(v) above, either (a) the applicable bankruptcy or insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (b) the applicable Lease Sweep Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender.

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. From and after a Payment Guaranty Release Event (as defined below) (but only after the permitted prepayment date or the permitted defeasance date, as applicable), if the ICP/IRG Holdings Portfolio Borrowers may elect to defease, or at the ICP/IRG Holdings Portfolio Borrowers’ election prepay, a portion of the ICP/IRG Holdings Portfolio Whole Loan in connection with the release of an individual ICP/IRG Holdings Portfolio Property and the requirements of the ICP/IRG Holdings Portfolio Property Loan documents have been satisfied, including, without limitation, the payment of any yield maintenance premium, and provided that no event of default or Cash Sweep Event is continuing, the ICP/IRG Holdings Portfolio Borrowers may obtain the release of an individual ICP/IRG Holdings Portfolio Property upon the satisfaction of certain conditions, including, but not limited to, the following: (i) the amount of the outstanding principal balance of the ICP/IRG Holdings Portfolio Whole Loan to be defeased or prepaid equals or exceeds 115% of the loan amount allocated to the ICP/IRG Holdings Portfolio Individual Property being released, (ii) subsequent to such release, each borrower continues to be a special purpose entity pursuant to, and in accordance with, the ICP/IRG Holdings Portfolio Whole Loan documents, (iii) the borrowers deliver an insolvency opinion, (iv) the borrowers deliver a rating agency confirmation, (v) after giving effect to the release of the applicable individual ICP/IRG Holdings Portfolio Property, the debt service coverage ratio for the ICP/IRG Holdings Portfolio Properties then remaining subject to the liens of the mortgages based on the trailing twelve (12) month period immediately preceding the release of the applicable individual ICP/IRG Holdings Portfolio Property are equal to or greater than the greater of (i) 1.31x and (ii) the debt service coverage ratio for all of the ICP/IRG Holdings Portfolio Properties then remaining subject to the liens of the mortgages (including the individual ICP/IRG Holdings Portfolio Property requested to be released) immediately preceding the release of the applicable individual ICP/IRG Holdings Portfolio Property; (B) if the loan is included in a REMIC Trust and the loan-to-value exceeds or would exceed 125% immediately after the release of the applicable individual ICP/IRG Holdings Portfolio Property, no release will be permitted unless the

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Annex B	BMO 2023-5C1
No. 5 – ICP/IRG Holdings Portfolio

principal balance of the ICP/IRG Holdings Portfolio Whole Loan is prepaid by an amount not less than the greater of (i) the adjusted release amount or (ii) the least of one (1) of the following amounts: (A) only if the released individual ICP/IRG Holdings Portfolio Property is sold, the net proceeds of an arm’s length sale of the released individual property to an unrelated person, (B) the fair market value of the released individual ICP/IRG Holdings Portfolio Property at the time of the release, or (C) an amount such that the loan-to-value ratio (as so determined by lender) after the release of the applicable individual ICP/IRG Holdings Portfolio Property is not greater than the loan-to-value ratio of the ICP/IRG Holdings Portfolio Properties immediately prior to such release, unless lender receives an opinion of counsel that, if (ii) is not followed, the securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the applicable individual ICP/IRG Holdings Portfolio Property.

Releases of Release Parcels. Upon the request of ICP/IRG Holdings Portfolio Borrowers, the ICP/IRG Holdings Portfolio Borrowers may obtain the release of certain specified non-income producing release parcels without any required prepayment, defeasance, prepayment fee, yield maintenance premium or otherwise upon the satisfaction of certain conditions, including, but not limited to, satisfaction of customary REMIC requirements.

Ground Lease. None.

Terrorism Insurance. The ICP/IRG Holdings Portfolio Borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the ICP/IRG Holdings Portfolio individual properties plus the cost of rental loss and/or business interruption coverage. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender must accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

Payment Guaranty. In January 2023, Invacare Corporation reportedly commenced voluntary Chapter 11 bankruptcy proceedings in the United States Bankruptcy Court for the Southern District of Texas. Concurrently, Invacare Corporation reportedly entered into a Restructuring Support Agreement (the “RSA”) with substantially all of its debt holders, including its term loan lender, all of the holders of convertible senior secured notes and holders of a majority of its convertible senior unsecured notes. According to reports, the terms of the RSA will be implemented through its proposed plan of reorganization, which was filed with the court. Subsequently, in May 2023, Invacare Corporation successfully emerged from Chapter 11 bankruptcy and concurrently executed an amended and restated lease with the borrowers with an initial lease term expiring in April 2028 and base annual rent equal to approximately $1,505,000 (subject to CPI based adjustments) (the “Amended Lease”). Additionally, in connection with the Amended Lease, Invacare has the option to terminate its lease with respect to 50,000 SF (accounting for approximately 16.6% of base rent under the terms of the Amended Lease) with 60 days’ notice.

In connection with the foregoing and simultaneously with loan origination, Holdings Ohio, LLC and Christopher Semarjian (together with Holdings Ohio, LLC the “Payment Guarantor”) provided a payment guaranty of all rents due under the terms of the original Invacare Corporation lease (expiring on April 2035 and having an annual base rent in the amount of $1,567,548) (the “Original Invacare Corporation Lease”) on a joint and several basis (the “Payment Guaranty”). The Payment Guarantor is personally liable for all rents due under the Original Invacare Corporation Lease, including any amount of rental payments under the Original Invacare Corporation Lease exceeding the rental payments required under the amended lease, in the amount of up to 10% of the outstanding principal balance of the ICP/IRG Holdings Portfolio Whole Loan, plus all related reasonable costs and expenses incurred by the lender (including reasonable attorneys’ fees and expenses). The obligations under the Payment Guaranty will terminate on the earlier of (i) the indefeasible payment in full of the debt in accordance with the ICP/IRG Holdings Portfolio Whole Loan documents, (ii) full and complete payment and performance of the guaranteed obligations and (iii) a Payment Guaranty Release Event (as defined below). See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Industrial Properties” and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” in the Prospectus for additional information.

A “Payment Guaranty Release Event” will occur, provided no event of default or Cash Sweep Event has occurred and is continuing, upon (a) the debt service coverage ratio based on the trailing three (3) month period immediately preceding the date of such determination is equal to or greater than 1.30x and (b) (i) court approval of the Invacare Corporation’s assumption of the lease, either through a separate court order or confirmation of the Invacare Corporation’s plan of reorganization, or (ii) in the event that the Invacare Corporation’s lease is rejected, an acceptable replacement lease is entered into and the tenant under the acceptable replacement lease is in occupancy and paying full unabated rent and there are no outstanding obligations with respect to such lease or such obligations have been reserved with lender.

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Annex B	BMO 2023-5C1
No. 6 – California High Tech Logistics

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Annex B	BMO 2023-5C1
No. 6 – California High Tech Logistics

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Annex B	BMO 2023-5C1
No. 6 – California High Tech Logistics
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SGFC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$52,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$52,000,000	Property Type – Subtype:	Industrial - Warehouse/Distribution
% of IPB:	6.8%	Net Rentable Area (SF):	596,090
Loan Purpose:	Acquisition	Location:	Riverside, CA
Borrower:	Brown Street Acquisitions LLC	Year Built / Renovated:	2019 / NAP
Borrower Sponsors:	Moshe Kupferstein, Devi Alfaks, Edward Alfaks, Morris Alfaks, Dib Chaaya and Salim Mann	Occupancy:	100.0%
Interest Rate:	8.12200%	Occupancy Date:	8/1/2023
Note Date:	3/31/2023	4th Most Recent NOI (As of)(4):	NAV
Maturity Date:	4/1/2028	3rd Most Recent NOI (As of)(4):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI (As of)(4):	NAV
Original Term:	60 months	Most Recent NOI (As of)(4):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$9,291,231
Call Protection:	L(12),YM(41),O(7)	UW Expenses:	$1,434,983
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$7,856,248
Additional Debt(1):	Yes	UW NCF:	$7,677,421
Additional Debt Balance(1):	$18,000,000 / $10,000,000	Appraised Value / Per SF:	$161,200,000 / $270
Additional Debt Type(1)(2):	Pari Passu / Mezzanine	Appraisal Date:	1/4/2023

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt
Taxes:	$88,186	$88,186	N/A	Cut-off Date Loan / SF:	$117	$134
Insurance:	$22,717	$11,359	N/A	Maturity Date Loan / SF:	$117	$134
Replacement Reserves:	$0	$4,967	N/A	Cut-off Date LTV:	43.4%	49.6%
TI/LC:	$0	Springing	N/A	Maturity Date LTV:	43.4%	49.6%
Lease Security Deposit:	$800,000	$0	N/A	UW NCF DSCR:	1.33x	1.13x
				UW NOI Debt Yield:	11.2%	9.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$70,000,000	86.5%	Purchase Price	$78,028,181	96.4%
Mezzanine Loan	10,000,000	12.4	Closing Costs	1,987,711	2.5
Borrower Sponsor Equity	926,795	1.1	Reserves	910,903	1.1
Total Sources	$80,926,795	100.0%	Total Uses	$80,926,795	100.0%
(1)	The California High Tech Logistics Mortgage Loan (as defined below) is part of a whole loan evidenced by four pari passu notes with an aggregate original principal balance as of the Cut-off Date of $70.0 million (the “California High Tech Logistics Whole Loan”). The financial information presented in the chart above reflects the Cut-off Date balance of the California High Tech Logistics Whole Loan and the total debt inclusive of a $10.0 million mezzanine loan.
(2)	For a full description, see “Mezzanine Debt” below.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(4)	Historical NOI is unavailable as the California High Tech Logistics Property (as defined below) was acquired by the borrower at the origination of the California High Tech Logistics Whole Loan, and the prior owner did not provide such information.

The Loan. The sixth largest mortgage loan (the “California High Tech Logistics Mortgage Loan”) is part of a fixed rate whole loan secured by the borrower’s fee simple interest in a 596,090 square foot industrial property located in Riverside, California (the “California High Tech Logistics Property”). The California High Tech Logistics Whole Loan consists of four pari passu notes and accrues interest at a rate of 8.12200% per annum. The California High Tech Logistics Whole Loan has a five-year term and is interest-only for the term of the loan. The controlling Note A-1 and non-controlling Note A-2, with an original aggregate principal balance of $52,000,000, will be included in the BMO 2023-5C1 securitization trust. The remaining non-controlling Note A-3 and Note A-4 with an aggregate original principal balance of $18,000,000, are expected to be contributed to one or more securitization trust(s). The California High Tech Logistics Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2023-5C1 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

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No. 6 – California High Tech Logistics
Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$38,000,000	$38,000,000	BMO 2023-5C1	Yes
A-2	$14,000,000	$14,000,000	BMO 2023-5C1	No
A-3(1)	$13,000,000	$13,000,000	SGFC	No
A-4(1)	$5,000,000	$5,000,000	SGFC	No
Whole Loan	$70,000,000	$70,000,000
(1)	Expected to be contributed to one or more securitizations.

The Property. The California High Tech Logistics Property is a 596,090 square foot, single-story class A industrial building situated on approximately 35.730-acres in Riverside, California. Built in 2019, the California High Tech Logistics Property is solely occupied by High Tech Logistics (“HTL”), an affiliate of the borrower sponsors. The California High Tech Logistics Property features 36-foot clear ceiling heights, 95 loading docks and 4 drive-in doors. The California High Tech Logistics Property also features 10,000 square feet (approximately 1.68% of the net rentable area) of office space. Parking is provided via 273 surface auto parking spaces resulting in a parking ratio of approximately 0.46 spaces per 1,000 square feet. In addition, there are 98 trailer parking spaces on the site. The California High Tech Logistics Property is currently used for warehouse space.

Sole Tenant. High Tech Logistics (596,090 square feet; 100% of NRA; 100% of underwritten base rent): HTL is a third-party logistics service with 22 years of experience which provides services through three primary channels: container pickup, special projects and trucking services. The container pickup channel has a fleet of trucks and trucking equipment that serve the Los Angeles and Long Beach Harbor areas. The special projects channel provides services for clients including item inspections, price ticketing, hanging, assorting, repacking and product labeling, while the trucking services channel makes deliveries to the Central California area. HTL has 150 employees and occupies 800,000 square feet of warehouse space across multiple locations throughout Southern California. HTL services clients such as Kohl’s, Walmart, TJ Maxx, Marshalls, HomeGoods, Burlington and Amazon. At origination, an affiliate of High Tech Logistics, LLC, Riverside Brown Street Tenant LLC (the “Riverside Brown Street”), entered into a new 20-year lease with no termination or contraction options. Additionally, HTL executed a lease guaranty and deposited $800,000 into a lease security reserve to serve as additional security for the lease.

Environmental. According to the Phase I environmental assessment dated January 4, 2023, there was no evidence of any recognized environmental conditions at the California High Tech Logistics Property.

The following table presents certain information relating to the historical and current occupancy of the California High Tech Logistics Property:

Historical and Current Occupancy
2020(1)	2021(1)	2022(1)	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are based on the sole tenant being in occupancy at the California High Tech Logistics Property since 2019 and are as of December 31 of each respective year.
(2)	Current Occupancy is as of August 1, 2023.

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The following table presents certain information relating to the largest tenant at of the California High Tech Logistics Property:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent(2)	% of Total UW Base Rent	Lease Expiration Date
High Tech Logistics	NR/NR/NR	596,090	100.0%	$14.00	$8,345,260	100.0%	03/31/2043
Occupied Collateral Total / Wtd. Avg.		596,090	100.0%	$14.00	$8,345,260	100.0%

Vacant Space		0	0.0

Collateral Total		596,090	100.0%

(1)	Based on the underwritten rent roll dated March 22, 2023.
(2)	The base rent will increase by 10% every five years with the next rent step beginning on April 1, 2028.

The following table presents certain information relating to the tenant lease expiration of the California High Tech Logistics Property:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NA	P	0	0.0%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%		0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2032	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2033	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2034 & Beyond	1	596,090	100.0	8,345,260	100.0		596,090	100.0%	$8,345,260	100.0%
Total	1	596,090	100.0%	$8,345,260	100.0%
(1)	Based on the underwritten rent roll dated March 22, 2023.

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No. 6 – California High Tech Logistics

The following table presents certain information relating to the underwritten cash flows of the California High Tech Logistics Property:

Underwriting Net Cash Flow
	Underwritten	Per Square Foot	%(1)
Rents in Place	$8,345,260	$14.00	85.3%
Vacant Income	0	0.00	0.0
Gross Potential Rent	$8,345,260	$14.00	85.3%
Total Reimbursements	1,434,983	2.41	14.7
Net Rental Income	$9,780,243	$16.41	100.0%
Other Income	0	0.00	0.0
(Vacancy/Credit Loss)(2)	(489,012)	(0.82)	(5.0)
Effective Gross Income	$9,291,231	$15.59	95.0%
Total Expenses	1,434,983	2.41	15.4
Net Operating Income	$7,856,248	$13.18	84.6%
Capital Expenditures	59,609	0.10	0.6
TI/LC	119,218	0.20	1.3
Net Cash Flow	$7,677,421	$12.88	82.6%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(2)	Underwritten Vacancy/Credit Loss represents the economic vacancy of 5.0%.

The Market. The California High Tech Logistics Property is located in Riverside, California, within the Riverside-San Bernardino-Ontario Metropolitan Statistical Area (the “Riverside MSA”) in Riverside county. Riverside is situated along the Santa Ana River to the east of Los Angeles, California along Interstate 215. The Riverside MSA economy is driven by the services, retail, public administration, construction, transportation and utilities, manufacturing, finance, insurance, real estate and wholesale trade industries. Major employers in the Riverside MSA include Stater Brothers Markets, Arrowhead Regional Medical Center, U.S. Marine Corps. Air Ground Combat Center, Fort Irwin and Walmart Inc.

The California High Tech Logistics Property is located in the March Air Reserve Base community in the northwestern portion of Riverside County, west of Interstate 215. The area surrounding the California High Tech Logistics Property is viewed as suburban. Access to the area is provided via Interstate 215 (“I-215”) and the 60 Freeway. I-215 is located 0.5 miles east of the California High Tech Logistics Property via East Alessandro Boulevard. The Moreno Valley / March Field rail way station is located 0.8 miles southeast of the California High Tech Logistics Property. The commute into Downtown Riverside is approximately 9.0 miles, and the drive to the Ontario International Airport is approximately 23.0 miles. There are currently two new industrial properties under development near the California High Tech Logistics Property. One is a 200,000 square foot proposed industrial property located approximately 5.2 miles southwest of the California High Tech Logistics Property and is expected to be completed and delivered by June 2024. The other development is a 450,000 square foot proposed industrial property located approximately 5.7 miles southeast of the California High Tech Logistics Property and is expected to be completed and delivered by December 2023.

According to a third party market research report, the California High Tech Logistics Property is located within the Inland Empire industrial market and the Moreno Valley/Perris industrial submarket. As of the third quarter of 2022, the Inland Empire industrial market contained approximately 699.7 million square feet of industrial space with a vacancy rate of 1.7% and an average quoted rental rate of $15.37 per square foot. The Moreno Valley/Perris industrial submarket contained approximately 94 million square feet of industrial space with a vacancy rate of 1.3% and an average rental rate of $14.69 per square foot as of the third quarter of 2022. The Moreno Valley/Perris industrial submarket reported positive net absorption of approximately 4.8 million square feet and approximately 3.9 million square feet of completions for the trailing twelve months ending the third quarter of 2022.

The appraisal identified eight competitive properties built between 2016 and 2022 ranging in size from approximately 361,346 square feet to 1,138,800 square feet. The appraisal’s competitive set reported rent from $11.16 per square foot to $15.60 per square foot, with an average rent of $13.01 per square foot. The appraisal concluded a market rent of $14.04 per square foot on a triple-net lease for industrial/flex space.

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No. 6 – California High Tech Logistics

The following table presents certain information relating to comparable industrial/flex rental properties for the California High Tech Logistics Property:

Comparable Industrial/Flex Rental Summary(1)
Property Name/Location	Year Built	Occ.	Size (SF)	Tenant	Suite Size (SF)	Rent PSF(2)	Commencement	Lease Term (Months)
California High Tech Logistics 14063 East Brown Street Riverside, CA	2019	100.0%(3)	596,090(3)	High Tech Logistics(3)	596,090(3)	$14.00(3)	Apr-23(3)	240(3)
Columbia Business Park 300 Palmyrita Avenue Riverside, CA	2022	100.0%	374,000	Logistics Plus, Inc.	374,000	$15.60	Nov-22	62
Knox Logistics Center VI 23120 Oleander Avenue Perris, CA	2022	100.0%	418,000	Weber Logistics	418,000	$14.40	Aug-22	84
Magnon Business Park 6075 Lance Drive Riverside, CA	2020	100.0%	361,346	Sketchers	361,346	$14.16	Apr-22	60
Knox Logistics Center IV 22405 Oleander Avenue Perris, CA	2022	100.0%	410,350	Burlington Distributions Corp	410,350	$13.20	Jun-22	62
Knox Logistics Center VII 19115 Harvill Avenue Perris, CA	2022	100.0%	1,138,800	Home Depot	1,138,800	$12.00	Sep-22	86
Meridian Logistics Center 15801 Meridian Parkway Riverside, CA	2016	100.0%	486,000	Port Logistics/Ryder	486,000	$12.36	Mar-22	61
I-10 Logistics Center - Building A 36312 Cherry Valley Boulevard Cherry Valley, CA	2022	100.0%	814,822	Style Link Logistics LLC	814,822	$11.16	Apr-23	123
Meridian Business Park South Campus - Building D 20201 Caroline Way March Air Reserve Base, CA	2022	100.0%	782,209	Republic National Distributing Company	782,209	$11.16	Mar-22	122
(1)	Source: Appraisal
(2)	Appraisal rent per square foot has been adjusted to reflect annual amounts.
(3)	Based on the underwritten rent roll dated March 22, 2023.

The following table presents certain information relating to comparable sales for the California High Tech Logistics Property:

Comparable Sales(1)
Property Location	Sale Date	Total NRA (SF)	Total Occupancy	Sale Price	Sale Price PSF	Adjusted Sales Price PSF
California High Tech Logistics 14063 East Brown Street Riverside, CA	NAP	596,090(2)	100.0%(2)	NAP	NAP	NAP
Val Verde Logistics Center 19319 Harvill Avenue Perris, CA	Apr-2022	289,407	100.0%	$92,000,000	$317.89	$290.93
Freeway Business Center 2677 East Alessandro Boulevard Riverside, CA	Dec-2021	709,081	100.0%	$199,250,000	$281.00	$303.90
SRG Perris Logistics Center - Building 2 3900 Indian Avenue Perris, CA	Aug-2022	579,708	100.0%	$158,000,000	$272.55	$322.48
Rialto Logistics Center 12050 Agua Mansa Road Bloomington, CA	Aug-2021	505,906	100.0%	$107,250,000	$212.00	$231.37
Single Tenant Industrial Warehouse Property 251 East Rider Street Perris, CA	Dec-2022	354,810	100.0%	$90,000,000	$253.66	$263.80
Slover Distribution Center 18025 Slover Avenue Bloomington, CA	Jun-2022	344,360	100.0%	$102,000,000	$296.20	$302.04
Single Tenant Industrial Warehouse Property 100 Walnut Avenue Perris, CA	Dec-2022	205,589	100.0%	$59,275,000	$288.32	$236.42
(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated March 22, 2023.
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No. 6 – California High Tech Logistics

The Borrower. The borrowing entity for the California High Tech Logistics Mortgage Loan is Brown Street Acquisitions LLC, a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the California High Tech Logistics Whole Loan.

The Borrower Sponsors. The borrower sponsors and non-recourse carveout guarantors for the California High Tech Logistics Mortgage Loan are Moshe Kupferstein, Devi Alfaks, Edward Alfaks, Morris Alfaks, Dib Chaaya and Salim Mann. Devi Alfaks and Moshe Kupferstein co-founded and currently serve as co-CEOs of HTL. Edward Alfaks, Morris Alfaks, Dib Chaaya and Salim Mann are co-founders and partners in Apollo Apparel, a fashion apparel manufacturer.

Property Management. The California High Tech Logistics Property is managed by Riverside Brown Street Management LLC, an affiliate of the borrower sponsors.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $88,186 for real estate tax reserves, $22,717 for insurance reserves and $800,000 for a lease security deposit.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated real estate tax payments, which currently equates to approximately $88,186.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments, which currently equates to approximately $11,359.

Replacement Reserves – On a monthly basis, the borrower is required to escrow approximately $4,967.42 for replacement reserves (approximately $0.10 per square foot annually).

TI/LC Reserves – The borrower is not required to make monthly deposits into the rollover reserve subaccount so long as the following conditions are met (i) no event of default has occurred or is continuing, (ii) there are no defaults under the Riverside Brown Street lease and the Riverside Brown Street lease is in full force and effect, (iii) the Riverside Brown Street tenant remains obligated under the Riverside Brown Street lease to pay for and perform all repairs, tenant improvements and other work at the California High Tech Logistics Property and (iv) with respect to HTL, the net operating income for such entity plus (a) paid interest and tax expenses, (b) depreciation, (c) amortization, (d) other non-cash charges incurred during the applicable fiscal year, including, without limitation, non-cash impairment charges and (e) HTL’s corporate restructuring charges (the “EBITDA”) remain above $2,220,000.

Special Rollover Reserve – During the continuance of a Lease Sweep Period (as defined below) (provided no other Cash Management Period (as defined below) is then continuing), the borrower is required to deposit with the lender all available cash (or such portion of available cash allocated by the lender for deposit into the special rollover reserve subaccount). The borrower will also be required to deposit with the lender for transfer into the special rollover reserve subaccount (i) all fees, penalties, commissions or other payments made to the borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Major Lease (as defined below) (including in connection with any Major Tenant (as defined below) insolvency proceeding), (ii) any security deposits or proceeds of letters of credit held by the borrower in lieu of cash security deposits, which the borrower is permitted to retain pursuant to the applicable provisions of any Major Lease and (iii) any payments made to the borrower relating to unamortized tenant improvements and leasing commissions under any Major Lease.

Lockbox / Cash Management. The California High Tech Logistics Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence and continuance of a Cash Management Period the borrower is required to establish a lender-controlled lockbox account and to cause all rents to be directly deposited into the lender-controlled cash management account. Within ten days following the occurrence of the Cash Management Period, the borrower or the lender will be required to deliver a tenant direction letter to each tenant at the California High Tech Logistics Property directing each tenant to pay all rents and other sums due under such lease into the cash management clearing account. In addition, from and after the occurrence of a Cash Management Period, simultaneously with the execution of any new lease, the borrower will be required to provide such new tenant a tenant direction letter. Any rents received by the borrower or property manager after the occurrence of a Cash Management Period are required to be deposited into the lockbox account within two business day of receipt. As long as no Cash Management Period is in effect, funds deposited into the lockbox account are required to be transferred to the borrower’s operating account on a daily basis. Upon the occurrence of a Cash Management Period, all sums on deposit in the lockbox account are required to be transferred on a daily basis to a cash management account controlled by the lender and applied and disbursed in accordance with the California High Tech Logistics Whole Loan documents. Available cash on deposit will be applied as follows: (a) if during the continuance of a Cash Management Period continuing solely as a result of a Lease Sweep Period, to the special rollover reserve subaccount, (b) if during the continuance of a Cash Management Period continuing solely as a result of an event of default under the California High Tech Logistics Mezzanine Loan (as defined below) documents and provided no other Cash Management Period has occurred or is continuing for any other reason, into the mezzanine subaccount, or (c) to the extent that a Cash Management Period is in effect (other than solely as a result of a Lease Sweep Period), to the cash collateral subaccount.

If a Cash Management Period has commenced solely as a result of clause (vi) of the Cash Management Period definition, the borrower will have the right (but not the obligation) to (i) deposit the EBITDAR Maintenance Funds (as defined below) with the lender for deposit

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into the cash collateral subaccount, and in such event, the EBITDAR Maintenance Funds or the EBITDAR Maintenance Letter of Credit (as defined below) will be held by the lender as collateral and additional security for the payment of the California High Tech Logistics Whole Loan until returned to the borrower pursuant to and in accordance with, the terms and provisions of the California High Tech Logistics Whole Loan documents. Upon the occurrence and during the continuance of an event of default, the lender will have the right, at its option, to draw on all or any portion of such EBITDAR Maintenance Letter of Credit and to apply such amount drawn, or to apply the EBITDAR Maintenance Funds, as applicable, to payment of the California High Tech Logistics Whole Loan in such order, proportion or priority as the lender may determine (together with the applicable prepayment premium, if any, applicable). The borrower will not be entitled to draw upon any EBITDAR Maintenance Letter of Credit. Provided no event of default is continuing, in the event of a termination of the related Cash Management Period (as determined by the lender in its reasonable discretion and without giving credit for the EBITDAR Maintenance Funds or the face amount of any EBITDAR Maintenance Letter of Credit), the Lender will, promptly after written notice from the borrower to do so, return any EBITDAR Maintenance Funds or EBITDAR Maintenance Letter of Credit to the borrower within ten business days.

A “Cash Management Period” will commence upon (i) the stated maturity date of April 1, 2028, (ii) the occurrence of an event of default, (iii) the debt service coverage ratio being less than 1.10x as of any calendar quarter, (iv) the commencement of a Lease Sweep Period, (v) the occurrence of an event of default under the California High Tech Logistics Mezzanine Loan documents or (vi) the occurrence and continuance of an EBITDAR Event (as defined below), and will end, as applicable, if (x) the lender gives notice to the clearing bank that the sweeping of funds into the deposit account may cease, which notice will be required to be provided if (1) the California High Tech Logistics Whole Loan and all other obligations under the California High Tech Logistics Whole Loan documents have been repaid in full or (2) the stated maturity date has not occurred or (y) (a) with respect to clause (ii) above, the event of default has been cured and no other event of default has occurred and is continuing or (b) with respect to clause (iii) above, the debt service coverage ratio is at least equal to 1.15x for two consecutive calendar quarters, (c) with respect to clause (iv) above, such Lease Sweep Period has ended, (d) with respect to clause (v) above, the lender’s receipt of written notice from the California High Tech Logistics Mezzanine Loan lender that no event of default is then continuing under the California High Tech Logistics Mezzanine Loan documents or (e) with respect to clause (vi) above, the EBITDAR Event period has ended.

A “Lease Sweep Period” will commence on the first payment date following the occurrence of (i) the date that is twelve months prior to the end of the term of any Major Lease (including renewal terms), (ii) the date under a Major Lease by which the applicable Major Tenant is required to give notice of its exercise of a renewal option thereunder, and such renewal has not been exercised, (iii) any Major Lease is surrendered, cancelled or terminated prior to its current expiration date, (iv) any Major Tenant discontinues its business at or no longer occupy its premises (i.e., “goes dark”) or gives notice that it intends to discontinue its business or no longer occupy its demised premises, (v) the occurrence and continuance (beyond any applicable notice and cure periods) of a default under any Major Lease by the applicable Major Tenant or (vi) the occurrence of a Major Tenant insolvency proceeding.

A Lease Sweep Period will end upon the earlier to occur of (a) the reasonable determination by the lender that sufficient funds have been accumulated in the Special Rollover Reserve subaccount to pay for all anticipated expenses in connection with the re-leasing of the space under the applicable Major Lease that gave rise to the subject Lease Sweep Period, including brokerage commissions and tenant improvements and any anticipated shortfalls of payments required under the California High Tech Logistics Whole Loan documents during any period of time that rents are insufficient as a result of down-time or free rent periods, or (b) the occurrence of any of the following: (1) with respect to matters discussed in clauses (i) - (iv) above, upon the earlier to occur of (A) the date on which the Major Tenant exercises its renewal or extension option with respect to all of the space demised under its Major Lease and in the lender’s reasonable judgment, sufficient funds have been accumulated in the Special Rollover Reserve account to pay for all anticipated approved Major Lease leasing expenses for such Major Lease and any other anticipated expense in connection with such renewal or extension or; (B) the date on which all of the space demised under the subject Major Lease that gave rise to the Lease Sweep Period has been fully leased pursuant to a replacement lease or replacement leases approved by the lender, and entered into accordance with the California High Tech Logistics Whole Loan documents and all approved Major Lease leasing expenses (and any other expenses in connection with the re-tenanting of such space) have been paid in full; (2) with respect to clause (v) above, if the subject Major Tenant default has been cured and no other Major Tenant default has occurred for a period of six consecutive months; or (3) with respect to clause (vi) above, if (x) the applicable Major Lease has been affirmed, assumed or assigned in a manner satisfactory to the lender or (y) if the Major Lease was rejected in the bankruptcy proceeding, the date on which all of the space demised under the Major Lease has been fully leased pursuant to a replacement lease or replacement leases approved by the lender and entered into accordance with the California High Tech Logistics Whole Loan documents and all approved Major Lease leasing expenses (and any other expenses in connection with the re-tenanting of such space) have been paid in full.

An “EBITDAR Event ” means if the EBITDAR Ratio (as defined below) is less than 1.25x as of any calendar quarter from and after March 31, 2024, and will end, as applicable, if (a) the EBITDAR Ratio for HTL equals or exceeds 1.25x or (b) the borrower has delivered to the lender either the EBITDAR Maintenance Funds (as defined below) or a letter of credit in the face amount equal to the applicable amount of the EBITDAR Maintenance Funds (the “EBITDAR Maintenance Letter of Credit”).

The “EBITDAR Ratio” means a percentage reasonably determined by the lender (based on the financial and operating statements delivered by the borrower and/or HTL to the lender pursuant to the terms set forth within the California High Tech Logistics Whole Loan documents) on a trailing twelve (12) month basis as of the date of calculation, in which the EBITDAR Ratio will be calculated as follows:

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(i) the EBITDAR (as defined below) for HTL plus any of the Riverside Brown Street tenant’s security deposit reserve funds then on deposit with the lender, divided by (ii) the annual debt service.

The “EBITDAR Maintenance Funds” means that so long as the HTL EBITDAR Ratio is below 1.25x, an amount sufficient to achieve an EBITDAR Ratio of 1.25x for HTL in which funds may come in the form of cash or an EBITDAR Maintenance Letter of Credit; provided, however, when determining the amount of EBITDAR Maintenance Funds required to terminate the Cash Management Period as of any calendar quarter, any existing EBITDAR Maintenance Funds held by the lender in the cash collateral subaccount will be taken into account when calculating the total amount of EBITDAR Maintenance Funds required to be deposited with the lender pursuant to the terms of the California High Tech Logistics Whole Loan documents. The EBITDAR Maintenance Funds (including any EBITDAR Maintenance Letter of Credit) will be returned to the borrower when the EBITDAR Ratio for HTL equals or exceeds 1.25x.

The “EBITDAR” means with respect to HTL, the net operating income for such entity plus (i) paid interest and tax expenses, (ii) depreciation, (iii) amortization, (iv) other non-cash charges incurred during the applicable fiscal year, including, without limitation, non-cash impairment charges and (v) rent for the California High Tech Logistics Property and corporate restructuring charges.

A “Major Lease” means the Riverside Brown Street Tenant LLC lease or any other lease which covers 100,000 square feet or more of net rentable square feet at the California High Tech Logistics Property.

A “Major Tenant” means any tenant under either a Major Lease, or under one or more leases (leased by such tenant and/or its affiliates), which, taken together, cover in the aggregate 100,000 square feet or more rentable square feet of the California High Tech Logistics Property.

Subordinate Debt. None.

Mezzanine Debt. Concurrently with the funding of the California High Tech Logistics Whole Loan, the lender funded a mezzanine loan in the amount of $10.0 million (the “California High Tech Logistics Mezzanine Loan”) The California High Tech Logistics Mezzanine Loan is secured by the direct equity interests in the California High Tech Logistics Whole Loan borrower and is coterminous with the California High Tech Logistics Whole Loan. The California High Tech Logistics Mezzanine Loan accrues interest at a rate of 10.25% per annum. Based on the California High Tech Logistics Whole Loan and the California High Tech Logistics Mezzanine Loan, the cumulative Cut-off Date LTV, UW NCF DSCR and UW NOI debt yield are 49.6%, 1.13x and 9.8%, respectively.

Partial Release. Not permitted.

Ground Lease. None.

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No. 7 – Cumberland Mall

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No. 7 – Cumberland Mall

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No. 7 – Cumberland Mall
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC, BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$52,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$52,000,000	Property Type – Subtype:	Retail – Super Regional Mall
% of IPB:	6.8%	Net Rentable Area (SF):	709,318
Loan Purpose:	Refinance	Location:	Atlanta, Georgia
Borrower:	Cumberland Mall, LLC and Cumberland FS Anchor Parcel Owner LLC	Year Built / Renovated:	1973 / 2006-2016
Borrower Sponsor(2):	BPR Nimbus LLC	Occupancy:	98.7%
Interest Rate:	7.87000%	Occupancy Date:	3/31/2023
Note Date:	4/14/2023	4th Most Recent NOI (As of):	$18,694,979 (12/31/2020)
Maturity Date:	5/1/2028	3rd Most Recent NOI (As of):	$23,224,824 (12/31/2021)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$24,323,229 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of):	$24,065,640 (TTM 1/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	96.5%
Amortization Type:	Interest Only	UW Revenues:	$32,871,677
Call Protection(3):	L(27),D(29),O(4)	UW Expenses:	$8,090,891
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$24,780,787
Additional Debt(1):	Yes	UW NCF:	$23,863,869
Additional Debt Balance(1):	$128,000,000	Appraised Value / Per SF:	$368,000,000 / $519
Additional Debt Type(1):	Pari Passu	Appraisal Date:	2/28/2023

Escrows and Reserves(4)				Financial Information(5)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$254
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$254
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	48.9%
Replacement Reserves:	$0	Springing	$353,853	Maturity Date LTV:	48.9%
TI/LC	$1,987,019	Springing	$1,415,412	UW NCF DSCR:	1.66x
Gap Rent Reserve	$267,919	$0	N/A	UW NOI Debt Yield:	13.8%
Anchor Tenant Reserve	$0	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$180,000,000	100.0%	Existing Loan Payoff	$160,491,051	89.2%
			Return of Equity	15,615,412	8.7
			Reserves	2,254,938	1.3
			Closing Costs	1,638,600	0.9
Total Sources	$180,000,000	100.0%	Total Uses	$180,000,000	100.0%
(1)	The Cumberland Mortgage Loan (as defined below) is part of a whole loan evidenced by 12 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $180 million (the "Cumberland Mall Whole Loan"). The Financial Information in the chart above reflects the Cumberland Mall Whole Loan.
(2)	The borrower sponsor is affiliated with the borrower sponsors of the Short Pump Town Center Mortgage Loan, the Oxmoor Center Mortgage Loan and the Heritage Plaza Mortgage Loan, which are also being contributed to the BMO 2023-5C1 transaction.
(3)	The lockout period will be at least 27 payment dates beginning with and including the first payment date on June 1, 2023. Defeasance of the Cumberland Mall Whole Loan in full is permitted at any time after the earlier to occur of (i) April 14, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last Cumberland Mall Whole Loan note to be securitized. The assumed lockout period of 27 payments is based on the expected BMO 2023-5C1 securitization closing date in August 2023. The actual lockout period may be longer.
(4)	See “—Escrows” below.
(5)	Calculated based on the aggregate outstanding principal balance as of the Cut-Off Date of the Cumberland Mall Whole Loan (as defined below).

The Loan. The seventh largest mortgage loan (the “Cumberland Mall Mortgage Loan”) is part of a whole loan (the “Cumberland Mall Whole Loan”) originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”), Morgan Stanley Bank, N.A. (“MSBNA”) and Bank of Montreal (“BMO”) on April 14, 2023 that is evidenced by 12 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $180,000,000. The Cumberland Mall Whole Loan is secured by the fee simple interest in Cumberland Mall, a 709,318 SF enclosed, super-regional mall located at 2860 Cumberland Mall Southeast in Atlanta, Georgia (the “Cumberland Mall Property”). The Cumberland Mall Mortgage Loan, which is evidenced by the non-controlling notes A-3, A-4, A-5, A-9 and A-11 has an

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outstanding principal balance as of the Cut-off Date of $52,000,000 and represents approximately 6.8% of the Initial Pool Balance. GACC is contributing notes A-3, A-4, A-5, totaling $32,000,000 and BMO is contributing notes A-9 and A-11 totaling $20,000,000.

The Cumberland Mall Whole Loan proceeds were used to refinance the existing debt on the Cumberland Mall Property, fund upfront reserves, pay origination costs and return cash to the borrower. The Cumberland Mall Whole Loan accrues interest at a fixed rate of 7.87000% per annum.

The Cumberland Mall Whole Loan had an original term of 60 months and has a remaining term of 57 months as of the Cut-off Date. The scheduled maturity date of the Cumberland Mall Whole Loan is the payment date in May 2028. Voluntary prepayment of the Cumberland Mall Whole Loan in whole (but not in part) is permitted on or after the payment date occurring in February 2028 without the payment of any prepayment premium. Defeasance of the Cumberland Mall Whole Loan in whole (but not in part) is permitted after the earlier to occur of the second anniversary of the closing date of the transaction that holds the last note to be securitized and April 14, 2026.

The table below summarizes the promissory notes that comprise the Cumberland Mall Whole Loan. The relationship between the holders of the Cumberland Mall Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$20,000,000	$20,000,000	Benchmark 2023-V2	Yes
A-2	$20,000,000	$20,000,000	Benchmark 2023-V2	No
A-3	$15,000,000	$15,000,000	BMO 2023-5C1	No
A-4	$10,000,000	$10,000,000	BMO 2023-5C1	No
A-5	$7,000,000	$7,000,000	BMO 2023-5C1	No
A-6-1	$30,000,000	$30,000,000	MSWF 2023-1	No
A-6-2	$10,000,000	$10,000,000	MSBNA(1)	No
A-7	$23,000,000	$23,000,000	MSBNA(1)	No
A-8	$15,000,000	$15,000,000	Benchmark 2023-V2	No
A-9	$12,500,000	$12,500,000	BMO 2023-5C1	No
A-10	$10,000,000	$10,000,000	Benchmark 2023-V2	No
A-11	$7,500,000	$7,500,000	BMO 2023-5C1	No
Whole Loan	$180,000,000	$180,000,000

(1)	Expected to be contributed to one or more future securitization trusts.

The Property. The Cumberland Mall Property is a 709,318 SF super regional mall located approximately 11 miles from downtown Atlanta, where more than 900,000 vehicles pass daily. The Cumberland Mall Property hosts a diverse tenant mix of over 100 shops and restaurants, meeting different customer needs. The immediate area of the Cumberland Mall Property has seen significant growth, including proximity to the Atlanta Braves stadium, which is located on the other side of the highway and holds over 41,000 people.

The Cumberland Mall Property was originally built in 1973, was expanded in 2006 and renovated in 2016. As of March 31, 2023, the Cumberland Mall Property is 98.7% leased to a diverse mix of tenants and has historically averaged 98.0% occupancy since 2016. The Cumberland Mall Property has a strong mix of national tenants and is anchored by Macy’s (non-collateral), Costco, Round 1 Bowling & Amusement, and Dick’s Sporting Goods. Costco opened in 2006 along with a 77,000 SF lifestyle center on the north side of the Cumberland Mall Property, attracting major national tenants and signature restaurants such as Cheesecake Factory, P.F. Chang’s, Buffalo Wild Wings, and Maggiano’s. In 2019, the borrower sponsor invested approximately $30.0 million on replacing the former Sears box with Dick’s Sporting Goods, Planet Fitness, and Round 1 Bowling & Amusement. Additionally, in late 2021, Brookfield Properties Retail Holding LLC (“Brookfield Properties”) received entitlements to develop 300 residential units, 60,000 SF of additional retail space, and up to 500,000 SF of office space proximate to the Cumberland Mall Property, allowing the Cumberland Mall Property to draw more people to the destination. The multifamily development is currently underway and expected to be completed in the second quarter of 2024.

The Cumberland Mall Property has shown a consistent growth in sales. Prior to the start of the COVID-19 pandemic, 2019 in-line sales PSF at the Cumberland Mall Property were $779 PSF and January 2023 TTM in-line sales PSF are $874 PSF, representing a 12.1% increase since 2019. Excluding Apple, in-line sales in 2019 were $518 PSF and January 2023 TTM in-line sales are at $610 PSF, representing a 17.7% increase since 2019. As of the January 2023 TTM, the in-line occupancy cost ratio is 8.3% including Apple and 11.9% excluding Apple. The table below provides an overview of the sales by tenancy type (partial year sales were excluded from the analysis).

B-72

Annex B	BMO 2023-5C1
No. 7 – Cumberland Mall
Tenancy Type	2019 Sales(1)	2019 PSF(1)	2020 Sales(2)	2020 PSF(2)	2021 Sales	2021 PSF	2022 Sales	2022 PSF	TTM Sales(3)	TTM PSF(3)
Anchor	$192,000,000	$1,302	$217,000,000	$1,472	$298,000,000	$987	$306,400,000	$1,015	$306,400,000	$1,015
Major (> 10,000 SF)	31,977,014	$345	22,889,170	$247	33,119,265	$358	35,424,084	$383	35,534,676	$384
Inline (< 10,000 SF)	163,360,834	$779	130,277,728	$602	188,490,676	$863	197,104,268	$863	199,518,244	$874
Inline (< 10,000 SF) excluding Apple	105,197,133	$518	99,277,330	$473	135,305,482	$639	135,029,048	$609	135,224,292	$610
Total Sales	$384,992,566	$858	$368,079,113	$808	$516,265,996	$843	$535,342,263	$861	$537,827,202	$865
(1)	Based on the underwritten rent roll dated March 2023.
(2)	2020 Anchor sales do not include sales figures for Dick’s Sporting Goods and Round 1 Bowling & Amusement.
(3)	TTM is as of January 31, 2023.

Major Tenants. The three largest tenants based on underwritten base rent are Round 1 Bowling & Amusement, H&M and Costco.

Round 1 Bowling & Amusement (“Round 1”) (83,600 square feet; 11.8% of net rentable area; 7.2% of underwritten base rent) is a multi-entertainment facility offering bowling, arcade games, billiards, karaoke, ping pong, darts, and other entertainment activities in an indoor facility complex. Round 1 opened its first U.S. location in Los Angeles in 2010 and has grown its presence in the United States to over 50 locations, with approximately 2,466 employees. At the Cumberland Mall Property, Round 1 occupies 83,600 SF through February 2031 and has two, five-year extension options.

Costco (147,409 square feet; 20.8% of net rentable area; 5.8% of underwritten base rent): is an American multinational corporation, which operates a chain of membership-only big-box retail stores. As of April 2022, Costco was the fifth largest retailer in the world. Costco is ranked #11 on the Fortune 500 rankings of the largest United States corporations by total revenue. In the United States, Costco’s main competitors operating membership warehouses are Sam’s Club and BJ’s Wholesale Club. Costco employs 304,000 employees worldwide and has an average store size of 146,000 SF. As of February 2023, Costco had nearly 123 million members. Costco has three, 10-year extension options through November 2056. Costco leases the pad from the borrowers and owns its improvements.

H&M (24,655 square feet; 3.5% of net rentable area; 4.0% of underwritten base rent) offers collections for women, men, teenagers, children and babies, with a product range that includes sportswear, underwear, cosmetics, accessories and shoes. H&M is present in 76 markets around the world. At the Cumberland Mall Property, H&M occupies 24,655 SF through January 2032 and has two, three-year extension options.

Environmental. According to a Phase I environmental report dated March 1, 2023, there are no recognized environmental conditions or recommendations for further action at the Cumberland Mall Property.

The following table presents certain information relating to the historical occupancy of the Cumberland Mall Property:

Historical and Current Occupancy(1)
2020	2021	2022	Current(2)
95.8%	97.9%	96.5%	98.7%
(1)	Historical Occupancies are as of December 31 of each respective year, unless otherwise specified.
(2)	Based on the underwritten rent roll dated March 31, 2023.
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Annex B	BMO 2023-5C1
No. 7 – Cumberland Mall

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Cumberland Mall Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Exp. Date
Round 1 Bowling & Amusement(3)	NR/NR/NR	83,600	11.8%	$16.75	$1,400,000	7.2%	2/28/2031
Costco	Aa3/A+/NR	147,409	20.8	$7.62	1,122,880	5.8	11/30/2026
H&M(4)	NR/NR/NR	24,655	3.5	$31.43	775,000	4.0	1/31/2032
Dick’s Sporting Goods(5)	Baa3/BBB/NR	70,984	10.0	$10.84	769,783	4.0	1/31/2031
Foot Locker(6)	NR/NR/NR	5,990	0.8	$95.25	570,548	3.0	4/30/2023
Champs Sports	NR/NR/NR	7,610	1.1	$71.64	545,180	2.8	1/31/2027
Maggiano’s Little Italy	NR/NR/NR	16,375	2.3	$33.28	544,960	2.8	11/30/2026
The Cheesecake Factory	NR/NR/NR	11,112	1.6	$45.00	500,040	2.6	1/31/2027
DSW	NR/NR/NR	14,664	2.1	$30.69	450,000	2.3	1/31/2024
Kids Foot Locker	NR/NR/NR	3,955	0.6	$98.39	389,132	2.0	7/31/2025
Ten Largest Owned Tenants		386,354	54.5%	$18.29	$7,067,524	36.5%
Remaining Owned Tenants		314,073	44.3	$39.08	12,273,048	63.5
Total Occupied		700,427	98.7%	$27.61	$19,340,571	100.0%
Vacant Spaces (Owned Space)		8,891	1.3	$0.00
Totals / Wtd. Avg. All Owned Tenants(7)		709,318	100.0%	$27.61

(1)	Based on the underwritten rent roll dated March 31, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Round 1 Bowling and Amusement may elect to terminate its lease if between March 2026 and the last day of February 2027 Round 1’s net sales fail to exceed $7,500,000. Round 1 Bowling and Amusement has 90 days following such one year period to terminate its lease by providing the landlord with 180 days’ prior notice and payment of a termination fee equal to the unamortized portion of its construction allowance and the broker fee paid by the landlord to Round 1’s broker.
(4)	H&M may terminate its lease if (x) its net sales fail to exceed $7,050,000 between January 1, 2027 and December 31, 2027 or (y) its net sales fail to exceed $7,755,000 between January 1, 2029 and December 31, 2029, in either case by providing 365 days’ prior written notice to the landlord within 180 days following the expiration of such 12-month period and payment of a termination fee equal to 50% of the unamortized portion of its construction allowance (amortized on a straight-line basis over 10 years commencing on the date H&M opened for business at the Cumberland Mall Property).
(5)	Dick’s Sporting Goods (“DSG”) may terminate its lease if Foot Locker prohibits or otherwise restricts DSG’s use of its leased premises vi’ Foot Locker's exclusivity right and such failure continues for 15 days following written notice from DSG to the landlord.
(6)	Foot Locker’s lease expired on April 30, 2023. Foot Locker is still open and operating in its leased space while it continues negotiations for a lease extension with the landlord. However, there is no assurance that Foot Locker will continue to operate its space or that its lease will be renewed.
(7)	Totals / Wtd. Avg. All Owned Tenants UW Base Rent PSF, UW Base Rent excludes vacant space.

The following table presents certain information relating to the lease rollover schedule at the Cumberland Mall Property:

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring
Vacant	NAP	8,891	1.3%	NAP	NAP	8,891	1.3%	NAP	NAP
2023	13	31,286	4.4	$1,648,945	8.5	40,177	5.7%	$1,648,945	8.5%
2024	22	61,639	8.7	2,705,967	14.0	101,816	14.4%	$4,354,912	22.5%
2025	25	71,897	10.1	3,388,785	17.5	173,713	24.5%	$7,743,696	40.0%
2026	16	212,606	30.0	3,745,098	19.4	386,319	54.5%	$11,488,795	59.4%
2027	13	78,272	11.0	2,523,930	13.0	464,591	65.5%	$14,012,725	72.5%
2028	7	16,070	2.3	585,446	3.0	480,661	67.8%	$14,598,171	75.5%
2029	2	1,750	0.2	222,148	1.1	482,411	68.0%	$14,820,319	76.6%
2030	5	31,797	4.5	897,754	4.6	514,208	72.5%	$15,718,074	81.3%
2031	3	154,872	21.8	2,169,783	11.2	669,080	94.3%	$17,887,857	92.5%
2032	5	27,448	3.9	1,212,381	6.3	696,528	98.2%	$19,100,238	98.8%
2033 & Beyond	3	12,790	1.8	240,334	1.2	709,318	100.0%	$19,340,571	100.0%
Total	114	709,318	100.0%	$19,340,571	100.0%
(1)	Based on the underwritten rent roll dated March 31, 2023.
(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above lease rollover schedule.

B-74

Annex B	BMO 2023-5C1
No. 7 – Cumberland Mall

The following table presents certain information relating to the underwritten cash flows of the Cumberland Mall Property:

Operating History and Underwritten Net Cash Flow
	2020	2021	2022	TTM 1/31/2023	UW Base Rent	Per Square Foot	%(1)
Rents in Place(2)	$15,531,763	$17,006,998	$18,513,247	$18,799,674	$19,340,571(2)	$27.27	71.4%
Rent Steps(3)	0	0	0	0	321,854	0.45	1.2
Vacant Income	0	0	0	0	669,205	0.94	2.5
Gross Potential Rent	$15,531,763	$17,006,998	$18,513,247	$18,799,674	$20,331,631	$28.66	75.1%
Total Reimbursements	5,994,957	5,870,712	6,146,884	6,196,689	6,757,614	9.53	24.9
Net Rental Income	$21,526,721	$22,877,709	$24,660,131	$24,996,362	$27,089,245	$38.19	100.0%
Other Income	4,628,949	7,743,164	7,318,910	7,181,902	6,974,670	9.83	25.7
(Vacancy/Credit Loss)	(725,673)	(301,427)	213,345	162,892	(1,192,237)	(1.68)	(4.4)
Effective Gross Income	$25,429,997	$30,319,446	$32,192,386	$32,341,156	$32,871,677	$46.34	121.3%
Total Expenses	$6,735,018	$7,094,622	$7,869,157	$8,275,516	$8,090,891	$11.41	24.6%
Net Operating Income	$18,694,979	$23,224,824	$24,323,229	$24,065,640	$24,780,787	$34.94	75.4%
Total TI/LC, Capex/RR	0	0	0	0	916,918	1.29	2.8
Net Cash Flow	$18,694,979	$23,224,824	$24,323,229	$24,065,640	$23,863,869	$33.64	72.6%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(2)	Based on the underwritten rent roll dated March 31, 2023.
(3)	Underwritten Rent Steps through May 1, 2024.

The Market. The Cumberland Mall Property is located within the Atlanta-Sandy Springs-Alpharetta, Georgia Metropolitan Statistical Area (the “Atlanta MSA”) in Cobb County, Georgia. Cobb County has an estimated 2022 population of 766,149, with a population of 206,763 within a five-mile radius of the Cumberland Mall Property. The largest employers in Cobb County include the Cobb County Schools with approximately 17,750 employees, Wellstar Health System with roughly 15,000 employees, and Home Depot with about 13,000 employees. As of September 2022, Cobb County’s unemployment rate was 2.2%, 0.5% lower relative to the same period of the prior year and 1.1% below the national average. The average household income in Cobb County is $123,521.

The live, work, play environment surrounding the Cumberland Mall Property has drawn high-income renters and large corporations to the submarket in recent years. The submarket benefits from a base of large office users (approximately 31 million SF of office space) and has welcomed new expansions and relocations from major companies including new office headquarters for Thyssenkrupp and Papa John’s. Furthermore, the surrounding area features a strong mix of manufacturing companies and healthcare-related firms such as WellStar Health System and Aveanna Healthcare. Apartment rents in the immediate area surrounding the Cumberland Mall Property have increased substantially over the last few quarters (outpacing the metro average) at a trailing 12-month growth of 19.7%.

The following table presents certain information relating to comparable retail centers for the Cumberland Mall Property:

Comparable Retail Leases(1)
Property Name	Year Built/ Renovated	NRA (SF)	Occupancy(2)	Estimated # of Customers	Anchor / Major Tenants
Cumberland Mall	1973 / 2006-2016	709,318(2)	98.7%(2)	2,348,739	Round 1, Dick’s Sporting Goods, Costco
Town Center at Cobb	1986 / 1995	1,281,436	90.0%	1,325,138	Belk, Macy’s, JCPenney
Perimeter Mall(3)	1971 / 2017	1,551,000	85.0%	2,558,246	Dillard’s, Nordstrom, Von Maur, Macy‘s
Arbor Place	1999 / NAP	1,219,096	88.4%	783,958	Belk, Dillard’s, JCPenney, Macy’s (Backstage), Regal Cinemas
North Point Mall	1993 / 2021	1,337,180	90.0%	1,172,182	Dillard’s, JCPenney, Macy’s, Von Maur, AMC Theaters
Wtd. Avg. Competitive Set			88.2%(4)	1,519,669(4)
(1)	Source: Appraisal, unless otherwise specified.
(2)	Based on the underwritten rent roll as of March 31, 2023. Occupancy for the Cumberland Mall Property is as of March 31, 2023.
(3)	Perimeter Mall is owned by the borrower sponsor.
(4)	Excludes subject property.

The Borrowers. The borrowers are Cumberland Mall, LLC and Cumberland FS Anchor Parcel Owner LLC, each a Delaware limited liability company that is owned and controlled by affiliates of Brookfield Properties and CBRE Investment Management. Each borrower is structured to be a single purpose bankruptcy-remote entity, having two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Cumberland Mall Whole Loan.

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Annex B	BMO 2023-5C1
No. 7 – Cumberland Mall

Cumberland FS Anchor Parcel Owner LLC owns a parcel that includes the Dick’s Sporting Goods, Round 1 and Planet Fitness stores, and Cumberland Mall, LLC owns the remainder of the Cumberland Mall Property.

The Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor is BPR Nimbus LLC, an affiliate of Brookfield Properties. Brookfield Properties develops and operates real estate investments on behalf of Brookfield Asset Management, which is one of the largest alternative asset managers in the world. Formerly known as General Growth Properties, Inc., Brookfield Properties is owned by affiliates of Brookfield Asset Management and ranks among the largest retail real estate companies in the United States. Its portfolio of retail properties spans the nation, encompassing over 200 retail centers and representing over 155 million square feet of retail space. Brookfield Properties is focused exclusively on managing, leasing and redeveloping retail properties. The borrower sponsor is affiliated with the borrower sponsors of the Short Pump Town Center Mortgage Loan, the Oxmoor Center Mortgage Loan and the Heritage Plaza Mortgage Loan, which are also being contributed to the BMO 2023-5C1 transaction.

CBRE Investment Management is a leading investment management firm that delivers sustainable investment solutions across real assets categories, geographies, risk profiles and execution formats to clients, people and communities. CBRE is responsible for more than $148.9 billion of assets under management with over 1,000 team members and 30 offices worldwide.

Property Management. The Cumberland Mall Property is managed by Brookfield Properties Retail Inc., an affiliate of the borrower sponsor.

Escrows and Reserves. At origination, the borrowers deposited approximately $1,987,019 into a TI/LC reserve and $267,919 into a gap rent reserve.

Tax Escrows – On each due date during a Cash Management Period, (as defined below) the borrowers are required to fund 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Insurance Escrows – On each due date during a Cash Management Period, the borrowers are required to fund 1/12th of the insurance premiums that the lender reasonably estimates will be required for the renewal of the insurance coverage. These deposits will be waived as long as an acceptable blanket policy is in effect, which was the case as of the origination date.

Replacement Reserve – During the continuance of a Cash Management Period, the borrowers are required to pay on each monthly payment date (subject to the Replacement Reserve Threshold (as defined below)) an amount equal to 1/12th of $0.25 per owned leasable square foot at the Cumberland Mall Property (which is initially estimated to be $14,744).

TI/LC Reserve – During the continuance of a Cash Management Period, the borrowers are required to pay on each monthly payment date (subject to the Rollover Reserve Threshold (as defined below)) an amount equal to 1/12th of $1.00 per owned leasable square foot at the Cumberland Mall Property (which initially will be $58,976).

The “Replacement Reserve Threshold” means 24 times the replacement reserve monthly deposit (initially $353,853).

The “Rollover Reserve Threshold” means 24 times the rollover reserve monthly deposit (initially $1,415,412).

Anchor Tenant Reserve — During the continuance of an Anchor Tenant Trigger Event (as defined below), the borrowers are required to pay on each monthly payment date an amount equal to all initial excess cash flow (subject to the individual anchor threshold amount (which is equal to the product of $50.00 and the aggregate amount of gross leasable square footage of the applicable Anchor Tenant (as defined below) space as of the origination date) for all Anchor Tenants other than Costco) for tenant improvements and leasing commissions, budgeted construction costs, required landlord work and other related costs associated with re-tenanting the applicable space or any other space at the Cumberland Mall Property.

“Anchor Tenant Trigger Event” means any Anchor Tenant (i) has “gone dark” (i.e., ceased to be in occupancy or otherwise ceased to utilize the demised premises for business purposes until such time as such Anchor Tenant operates its business at the Cumberland Mall Property for a period of no less than thirty consecutive days during normal business hours), other than (A) a temporary closure in connection with a restoration, repair or renovation, (B) any other temporary closure with a duration of less than sixty days, (C) a temporary closure in compliance with applicable law, regulations and/or governmental mandates, or (D) a temporary closure by reason of civil unrest, (ii) is the subject of a bankruptcy proceeding (until such time as such bankruptcy is dismissed or the Anchor Tenant has emerged from bankruptcy or, if the premises occupied by such Anchor Tenant are leased from the borrowers, such lease is (x) accepted and affirmed by such Anchor Tenant in the applicable bankruptcy proceeding or (y) assumed by a replacement Anchor Tenant), (iii) has vacated its premises (or has given written notice of its intention to vacate) (until such time as such Anchor Tenant has reoccupied its premises or rescinded any notice of intent to vacate, if applicable), (iv) has terminated, canceled or surrendered its Anchor Lease (or delivered written notice of its intent to do so) (until such time as such Anchor Tenant has rescinded any notice of intent to terminate, cancel or surrender such Anchor Tenant premises, if applicable), or (v) fails to renew its Anchor Lease within the applicable renewal option period (until such time as such Anchor Tenant renews and/or extend its Anchor Lease pursuant to the terms thereof) provided in such anchor lease.

An “Anchor Tenant” means Macy’s, Costco, Round 1 or Dick’s Sporting Goods.

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Annex B	BMO 2023-5C1
No. 7 – Cumberland Mall

An “Anchor Lease” means a lease with an Anchor Tenant.

Lockbox / Cash Management. The Cumberland Mall Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to cause all rents to be deposited directly into the lender-controlled lockbox account. The Cumberland Mall Whole Loan documents also require that all rents received by the borrowers or property manager be deposited into the lockbox account within two business days of receipt. During the continuance of a Cash Management Period, funds on deposit in the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account, and applied to pay monthly debt service, required reserves and budgeted or approved property expenses. During the continuance of a Cash Sweep Period (as defined below) (but not during a Cash Management Period), an amount equal to all excess cash flow is reserved by cash management bank for the benefit of the lender, and during an Anchor Tenant Trigger Event certain excess cash flow is reserved as described above under “Escrows and Reserves—Anchor Tenant Reserve.”

A “Cash Management Period” will commence upon the occurrence of a Debt Yield Event (Cash Management Period) (as defined below) and will last until the debt yield is equal to or greater than 11.0% for two consecutive calendar quarters.

A “Cash Sweep Period” will commence upon the occurrence of an event of default or Debt Yield Event (Cash Sweep Period) (as defined below) and will last until the applicable event of default is cured and/or the debt yield is greater than 10.5% for two consecutive calendar quarters, as applicable. During a Cash Sweep Period, all excess cash flow is reserved in a lender-controlled account and the lender has certain approval rights with respect to the annual budget, material leases, and collection of lease termination payments. Solely for purposes of determining whether a Cash Sweep Period has been cured in the case of a Cash Sweep Period due to a Debt Yield Event (Cash Sweep Period), the denominator in the calculation of debt yield will equal the then aggregate outstanding principal balance of the Cumberland Mall Whole Loan as of such date, less any funds then on deposit with the lender or servicer in the excess cash flow reserve fund, provided that, following any such calculation giving credit to amounts in the excess cash flow reserve fund, such amounts will remain in the excess cash flow reserve fund and cannot be withdrawn or released for any reason until a Cash Sweep Period no longer exists without giving credit to amounts in the excess cash flow reserve fund (and all amounts in the excess cash flow reserve fund in excess of the amount so credited will be released to borrowers).

A “Debt Yield Event (Cash Management Period)” will mean the determination that the debt yield is less than 11.0% as of the end of any two consecutive calendar quarters.

A “Debt Yield Event (Cash Sweep Period)” will mean the determination that the debt yield is less than 10.5% as of the end of any two consecutive calendar quarters.

Subordinate and Mezzanine Debt. None.

Partial Release. The borrowers may obtain the release of (A) one or more vacant, non-income producing and unimproved (or improved only by landscaping, surface parking or utility facilities that are either readily re-locatable or will continue to serve the Cumberland Mall Property) parcels (including “air rights” parcels but excluding any Anchor Tenant parcel) or outlots, including, without limitation, certain pre-approved release parcels set forth in the Cumberland Mall Whole Loan documents or (B) any Expansion Parcel (as defined below), including any Anchor Tenant parcel that is an Expansion Parcel, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the parcel subject to the release is not necessary for the remaining Cumberland Mall Property to comply with zoning or legal requirements, (iii) confirmation that the release will not result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of certificates (provided that such confirmation will not be required for release of an Expansion Parcel (as defined below) or if the rating agency has waived review or failed to respond within 30 days to a request for such confirmation), (iv) the release will not result in a loan-to-value ratio that does not comply with REMIC guidelines, provided that the borrowers may prepay the Cumberland Mall Whole Loan, without any prepayment fee or yield maintenance premium, to achieve such condition, and (v) the release will not result in a material diminution in the value of the Cumberland Mall Property.

Ground Lease. None.

Acquired Expansion Parcels. The borrowers have the right, at their own expense, to acquire one or more parcels of land that constitutes an integral part of, or adjoins, the Cumberland Mall Property, including any Anchor Tenant premises, which land was not owned by the borrowers on the origination date (such acquired land, an “Expansion Parcel”), to become additional collateral for the Cumberland Mall Whole Loan, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the borrowers acquire a fee simple or leasehold interest in the applicable Expansion Parcel, and (iii) the borrowers satisfy similar conditions as are set forth under clause (iii) under “Real Estate Substitution” with respect to the Expansion Parcel.

Real Estate Substitution. In addition, the borrowers are permitted to obtain the release of collateral parcels (an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels in which the borrowers acquire a fee or leasehold interest (each, an “Acquired Parcel”) as collateral for the Cumberland Mall Whole Loan upon 20 days prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel (unless it is an Expansion Parcel) is vacant, non-income producing and unimproved or improved only by landscaping, surface parking or utility facilities that are readily relocatable or that will continue to serve the Cumberland Mall Property (and the borrowers are able to make certain zoning representations as to the Acquired Parcel to the same extent as made with respect to the Exchange Parcel), (ii) the Acquired Parcel is reasonably equivalent in value to the

B-77

Annex B	BMO 2023-5C1
No. 7 – Cumberland Mall

Exchange Parcel, as established by a letter of value from the appraiser which appraised the Cumberland Mall Property or an appraiser of comparable experience selected by the borrowers, (iii) with respect to the Acquired Parcel, the borrowers have delivered, among other things (a) an environmental report indicating no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Acquired Parcel, and title insurance, (c) if the Acquired Parcel is improved, subject to certain exceptions, a property condition report indicating that the Acquired Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, in each case in an amount equal to or greater than $10,000,000, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the Cumberland Mall Whole Loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (iv) the substitution will not result in a loan-to-value ratio that does not comply with REMIC guidelines, provided that the borrowers may prepay the Cumberland Mall Whole Loan, without any prepayment fee or yield maintenance premium, to achieve such condition, (v) the borrowers acquire fee or leasehold title in the Acquired Parcel and (vi) the lender has received a rating agency confirmation from the applicable rating agencies, unless the applicable rating agency declines or fails to respond to the request for such confirmation.

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Annex B	BMO 2023-5C1
No. 8 – Gilardian NYC Portfolio II

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Annex B	BMO 2023-5C1
No. 8 – Gilardian NYC Portfolio II

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No. 8 – Gilardian NYC Portfolio II
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$41,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$41,000,000	Property Type – Subtype(4):	Multifamily – Various
% of IPB:	5.4%	Net Rentable Area (Units):	201
Loan Purpose:	Refinance	Location:	New York, NY
Borrowers:	107 West 68th Street Delaware, LLC, 245 West 51st Street Delaware, LLC, 324 W. 84th Delaware, LLC, 1443 York Delaware, LLC and 2410 Broadway Owner, LLC	Year Built / Renovated:	Various / Various
		Occupancy(4):	96.5%
		Occupancy Date:	3/31/2023
		4th Most Recent NOI (As of):	$3,186,055 (12/31/2020)
		3rd Most Recent NOI (As of):	$3,591,961 (12/31/2021)
		2nd Most Recent NOI (As of):	$5,112,066 (12/31/2022)
Borrower Sponsors:	Robert Gilardian and Albert Gilardian	Most Recent NOI (As of):	$5,504,026 (Various)
Interest Rate:	4.18762962962963%	UW Economic Occupancy:	97.0%
Note Date:	6/1/2023	UW Revenues:	$10,258,769
Maturity Date:	6/6/2028	UW Expenses:	$3,597,703
Interest-only Period:	60 months	UW NOI:	$6,661,066
Original Term:	60 months	UW NCF:	$6,606,600
Original Amortization Term:	None	Appraised Value / Per Unit(5):	$137,700,000 / $685,075
Amortization Type:	Interest Only	Appraisal Date:	Various
Call Protection(2):	L(26),D(28),O(6)
Lockbox / Cash Management:	Soft (Residential), Hard (Commercial) / Springing
Additional Debt(1):	Yes
Additional Debt Balance(1):	$13,000,000 / $41,000,000
Additional Debt Type(1):	Pari Passu / Mezzanine

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap		Mortgage Loan	Total Debt
Taxes:	$0	$216,566	N/A	Cut-off Date Loan / Unit:	$268,657	$472,637
Insurance:	$126,563	Springing	N/A	Maturity Date Loan / Unit:	$268,657	$472,637
Replacement Reserve(6):	$0	$3,505	N/A	Cut-off Date LTV(5):	39.2%	69.0%
TI/LC:	$0	$1,034	N/A	Maturity Date LTV(5):	39.2%	69.0%
Deferred Maintenance:	$112,649	$0	N/A	UW NCF DSCR:	2.88x	1.08x
Debt Service:	$500,000	$0	N/A	UW NOI Debt Yield:	12.3%	7.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$54,000,000	56.8%	Loan Payoff	$87,557,263	92.2%
Mezzanine	41,000,000	43.2	Closing Costs	6,655,112	7.0
			Reserves	739,212	0.8
			Return of Equity	48,413	0.1
Total Sources	$95,000,000	100.0%	Total Uses	$95,000,000	100.0%
(1)	The Gilardian NYC Portfolio II Whole Loan (as defined below) is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance and aggregate Cut-off Date Balance of $54,000,000. The Gilardian NYC Portfolio II Total Debt (as defined below) consists of the Gilardian NYC Portfolio II Whole Loan and a mezzanine loan with a principal balance of $41,000,000. Financial Information in the chart above reflects the Gilardian NYC Portfolio II Whole Loan and, where indicated, the Gilardian NYC Portfolio II Total Debt. For additional information, see the “Whole Loan Summary” chart herein.
(2)	The borrowers may defease the Gilardian NYC Portfolio II Whole Loan at any time in connection with certain permitted property leases after the earlier to occur of (x) June 1, 2027 and (y) the date that is two years after the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected BMO 2023-5C1 securitization closing date in August 2023. The actual lockout period may be longer.
(3)	For a full description of Escrows and Reserves, see “Escrows and Reserves” below.
(4)	The Gilardian NYC Portfolio Properties (as defined below) contain 11 commercial units totaling 12,405 square feet of commercial space, which are 100% occupied by six retail tenants and five restaurants, which represent approximately 17.5% of the net rental income from the Gilardian NYC Portfolio II Properties. The information regarding occupancy and number of units shown does not include any commercial space at the properties unless otherwise indicated herein.
(5)	The Cut-off Date LTV and Maturity Date LTV are based on the aggregate "as-is" appraised value of $137,700,000.

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No. 8 – Gilardian NYC Portfolio II
(6)	The ongoing monthly escrow of the replacement reserve provides $3,350 for the residential portion of the Gilardian NYC Portfolio II Properties and $155 for the commercial portion of the Gilardian NYC Portfolio II Properties.

The Loan. The eighth largest mortgage loan (the “Gilardian NYC Portfolio II Mortgage Loan”) is evidenced by the controlling Note A-1 and is part of a whole loan evidenced by two pari passu promissory notes with an aggregate original principal balance and aggregate Cut-off Date Balance of $54,000,000 (the “Gilardian NYC Portfolio II Whole Loan”). The Gilardian NYC Portfolio II Whole Loan is secured by a first lien mortgage on the borrowers’ fee interest in three high-rise and two mid-rise multifamily properties located in New York, New York (the “Gilardian NYC Portfolio II Properties”). The Gilardian NYC Portfolio II Whole Loan has a five-year term and is interest only for the full term of the mortgage loan. The Gilardian NYC Portfolio II Whole Loan will be serviced under the pooling and servicing agreement for the BMO 2023-5C1 trust. The “Gilardian NYC Portfolio II Total Debt” consists of the Gilardian NYC Portfolio II Whole Loan and a mezzanine loan having a principal amount of $41,000,000. For additional information, see “Mezzanine Debt” below.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$41,000,000	$41,000,000	BMO 2023-5C1	Yes
A-2(1)	$13,000,000	$13,000,000	BMO	No
Whole Loan	$54,000,000	$54,000,000
(1)	Expected to be contributed to a future securitization.

The Properties. The Gilardian NYC Portfolio II Properties are comprised of the following three high-rise and two mid-rise multifamily properties located in New York, New York that were built between 1912 and 1930: the “2410-2418 Broadway Property”, the “245 W 51st Property”, the “324-326 W 84th Property”, the “107 W 68th Property” and the “1443 York Avenue Property” respectively.

The following table presents certain information relating to the residential units at the Gilardian NYC Portfolio II Properties:

Portfolio Summary
Property Name	Year Built / Renovated(1)	Units(2)	Occupancy %(2)	Allocated Cut-off Date Whole Loan Amount (“ALA”)	% of ALA	Appraised Value(1)	% of Appraised Value	UW NOI	% of UW NOI
2410-2418 Broadway	1915 / 1989	46	93.5%	$18,440,000	34.1%	$42,600,000	30.9%	$2,325,298	34.9%
245 W 51st	1912 / 1998	65	96.9	17,230,000	31.9	41,600,000	30.2	1,982,521	29.8
324-326 W 84th	1914 / NAP	48	97.9	10,400,000	19.3	28,400,000	20.6	1,155,512	17.3
107 W 68th	1930 / NAP	30	100.0	5,920,000	11.0	14,300,000	10.4	710,989	10.7
1443 York Avenue	1920 / NAP	12	91.7	2,010,000	3.7	10,800,000	7.8	486,745	7.3
Total/Wtd. Avg.		201	96.5%	$54,000,000	100.0%	$137,700,000	100.0%	$6,661,066	100.0%
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll as of March 31, 2023. The information regarding occupancy and number of units shown does not include any commercial space at the properties.

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Annex B	BMO 2023-5C1
No. 8 – Gilardian NYC Portfolio II

The following table presents certain information relating to the commercial tenants at the Gilardian NYC Portfolio II Properties:

Commercial Tenant Summary(1)
Tenant	Property	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Annual Rent Per Sq. Ft.(3)	% of Total U/W Commercial income(3)	Lease Expiration
Japanese Restaurant	245 W 51st	NR/NR/NR	2,500	20.2%	$88.80	12.1%	11/30/2031
Indian Restaurant	245 W 51st	NR/NR/NR	2,500	20.2	$116.31	15.8	1/31/2025
West Side Judaica & Bookstore	2410-2418 Broadway	NR/NR/NR	1,800	14.5	$146.67	14.4	4/30/2027
Restaurant	2410-2418 Broadway	NR/NR/NR	1,000	8.1	$252.00	13.7	3/31/2025
Pizza Shop	1443 York Avenue	NR/NR/NR	800	6.4	$196.69	8.6	12/31/2029
Ice Cream Shop	1443 York Avenue	NR/NR/NR	800	6.4	$106.54	4.6	7/31/2024
Café	2410-2418 Broadway	NR/NR/NR	720	5.8	$116.67	4.6	3/31/2025
Corner Cleaners	2410-2418 Broadway	NR/NR/NR	665	5.4	$184.93	6.7	4/30/2029
Yorkville Convenience	1443 York Avenue	NR/NR/NR	600	4.8	$180.00	5.9	9/30/2029
Dunkin Donuts	2410-2418 Broadway	NR/NR/NR	570	4.6	$253.05	7.8	4/30/2029
Beauty Salon	2410-2418 Broadway	NR/NR/NR	450	3.6	$238.80	5.8	1/31/2027
Total Occupied			12,405	100.0%	$148.17	100.0%
Vacant			0	0.0
Total / Wtd. Avg.			12,405	100.0%

(1)	Based on the underwritten rent roll dated March 31, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Includes contractual rent steps through April 1, 2024. The total UW commercial income attributable to commercial tenants at the Gilardian NYC Portfolio II Properties represents approximately 17.5% of the Underwritten Net Rent Income.

The following table presents certain information relating to the residential units at the Gilardian NYC Portfolio II Properties:

Unit Type Summary(1)
Unit Type	Units	Occupancy %	Annual UW Rental Income(2)	% of Annual Rental Income
Studio MR	1	100.0%	$29,400	0.4%
1BR MR	49	100.0	1,987,560	24.3
2BR MR	53	98.1	2,643,060	32.3
2BRPH MR	1	100.0	75,000	0.9
3BR MR	17	100.0	1,133,520	13.9
4BR MR	10	100.0	939,060	11.5
Market Rent Total	131	99.2%	$6,807,600	83.2%
Studio RC	1	100.0	2,665	0.0
Studio RS	4	100.0	100,393	1.2
1BR RC	1	100.0	13,868	0.2
1BR RS	32	90.6	571,051	7.0
2BR RS	20	95.0	406,192	5.0
4BR RC	2	100.0	19,896	0.2
4BR RS	10	80.0	256,991	3.1
Rent-Controlled / -Stabilized Total	70	91.4%	$1,371,056	16.8%
Total/Wtd. Avg.	201	96.5%	$8,178,656	100.0%
(1)	Based on the underwritten rent roll dated March 31, 2023.
(2)	Annual UW Rental Income excludes rent from vacant units.

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No. 8 – Gilardian NYC Portfolio II

2410-2418 Broadway Property. As of March 31, 2023, the residential units at the 2410-2418 Broadway Property were 93.5% occupied. The 0.16-acre parcel is improved with a 12-story apartment building with 5,205 square feet of commercial space on the bottom floor that is 100% occupied by six tenants. Three of the commercial tenants are retail and three are restaurants, the largest being a bookstore occupying 1,800 square feet followed by a restaurant occupying 1,000 square feet. The 2410-2418 Broadway Property features 46 units in total with two-, three- and four-bedroom layouts, two of which are rent-controlled and 21 of which are rent-stabilized, ranging in size from 1,100 to 1,675 square feet. Market rents range from $5,500 to $8,400 per month, with an average market rent of approximately $6,896 and an average unit size of 1,363 square feet. Unit features include radiator, window A/C, smoke alarms, and an electric oven / range combination.

The following table presents detailed information with respect to the market rate units at the 2410-2418 Broadway Property:

Market Rate Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(3)	Average Monthly Market Rental Rate per SF(3)
2 BR	11	47.8%	1,100	$4,730	$4.30	$5,500	$5.00
3 BR	3	13.0	1,100	$5,750	$5.23	$6,600	$6.00
4 BR	9	39.1	1,675	$8,056	$4.81	$8,400	$5.01
Total/Wtd. Avg.	23	100.0%	1,325	$6,165	$4.62	$6,778	$5.14
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total market rate units at the 2410-2418 Broadway Property.
(3)	Source: Appraisal.

The following table presents detailed information with respect to the rent-controlled units at the 2410-2418 Broadway Property:

Rent-Controlled Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)
4BR	2	100.0%	1,675	$829	$0.49
Total/Wtd. Avg.	2	100.0%	1,675	$829	$0.49
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total rent-controlled units at the 2410-2418 Broadway Property.

The following table presents detailed information with respect to the rent-stabilized units at the 2410-2418 Broadway Property:

Rent-Stabilized Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)(3)	Average Monthly Rental Rate per SF(1)(3)
2BR	11	52.4%	1,100	$1,713	$1.56
4BR	10	47.6	1,675	$2,677	$1.60
Total/Wtd. Avg.	21	100.0%	1,374	$2,142	$1.58
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total rent-stabilized units at the 2410-2418 Broadway Property.
(3)	Average Monthly Rental Rate and Average Monthly Rental Rate per SF excludes vacant units.

245 W 51st Property. As of March 31, 2023, the 245 W 51st Property was 96.9% occupied. The 0.19-acre parcel is improved with a 9-story apartment building with 5,000 square feet of commercial space that is 100% occupied by two restaurant tenants, one being an Indian restaurant (Saar) and the other a Japanese restaurant. The 245 W 51st Property features 65 residential units in total, 18 of which are rent-stabilized, and one is rent-controlled, with studio, one-, two- and three-bedroom layouts ranging in size from 600 to 900 square feet. Market rents range from approximately $2,600 to $5,800 per month, with an average market rent of approximately $4,476 and an average unit size of 742 square feet. Unit features include heating, smoke alarms, and an oven/range combination.

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Annex B	BMO 2023-5C1
No. 8 – Gilardian NYC Portfolio II

The following table presents detailed information with respect to the market rate units at 245 W 51st Property:

Market Rate Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)(3)	Average Monthly Rental Rate per SF(1)(4)	Average Monthly Market Rental Rate(4)	Average Monthly Market Rental Rate per SF(4)
1BR	13	28.3%	637	$3,416	$5.37	$4,000	$6.28
2BR	24	52.2	748	$4,240	$5.67	$4,750	$6.35
3BR	9	19.6	900	$5,609	$6.23	$5,800	$6.44
Total/Wtd. Avg.	46	100.0%	746	$4,276	$5.69	$4,743	$6.35
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total market rate units at the 245 W 51st Property.
(3)	One vacant 2BR unit has been excluded from the calculation of the Average Monthly Rental Rate and Average Monthly Rental Rate per SF.
(4)	Source: Appraisal.

The following table presents detailed information with respect to the rent-controlled units at the 245 W 51st Property:

Rent-Controlled Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)
Studio	1	100.0%	600	$222	$0.37
Total/Wtd. Avg.	1	100.0%	600	$222	$0.37
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total rent-controlled units at the 245 W 51st Property.

The following table presents detailed information with respect to the rent-stabilized units at the 245 W 51st Property:

Rent-Stabilized Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)(3)	Average Monthly Rental Rate per SF(1)(3)
Studio	4	22.2%	600	$2,092	$3.49
1BR	9	50.0	731	$1,372	$1.87
2BR	5	27.8	860	$2,016	$2.34
Total/Wtd. Avg.	18	100.0%	738	$1,731	$2.39
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total rent-stabilized units at the 245 W 51st Property.
(3)	Average Monthly Rental Rate and Average Monthly Rental Rate per SF excludes one vacant 1BR unit.

324-326 W 84th Property. As of March 31, 2023, the 324-326 W 84th Property was 97.9% occupied. The 0.08-acre parcel is improved with a 12-story apartment building with no commercial space. The 324-326 W 84th Property features 48 units in total, 12 of which are rent-stabilized, and one is rent-controlled, with one- and two-bedroom layouts ranging in size from 650 to 725 square feet. Market rents range from approximately $4,300 to $6,995 per month, with an average market rent of approximately $4,371 and an average unit size of 653 square feet. Unit features include heating, smoke alarms, and an oven/range combination.

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No. 8 – Gilardian NYC Portfolio II
The following table presents detailed information with respect to the market rate units at the 324-326 W 84th Property:

Market Rate Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(3)	Average Monthly Market Rental Rate per SF(3)
1BR	33	94.3%	650	$3,328	$5.12	$4,300	$6.62
2BR	1	2.9	725	$3,495	$4.82	$5,000	$6.90
2BRPH	1	2.9	725	$6,250	$8.62	$6,995	$9.65
Total/Wtd. Avg.	35	100.0%	654	$3,417	$5.21	$4,397	$6.71
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total market rate units at the 324-326 W 84th Property.
(3)	Source: Appraisal.

The following table presents detailed information with respect to the rent-controlled units at the 324-326 W 84th Property:

Rent-Controlled Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)
1BR	1	100.0%	650	$1,156	$1.78
Total/Wtd. Avg.	1	100.0%	650	$1,156	$1.78
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total rent-controlled units at the 324-326 W 84th Property.

The following table presents detailed information with respect to the rent-stabilized units at the 324-326 W 84th Property:

Rent-Stabilized Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)(3)	Average Monthly Rental Rate per SF(1)(3)
1BR	12	100.0%	650	$2,178	$3.35
Total/Wtd. Avg.	12	100.0%	650	$2,178	$3.35
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total rent-stabilized units at the 324-326 W 84th Property.
(3)	Average Monthly Rental Rate and Average Monthly Rental Rate per SF excludes one vacant 1BR unit.

107 W 68th Property. As of March 31, 2023, the 107 W 68th Property was 100.0% occupied. The 0.14-acre parcel is improved with a five-story apartment building with no commercial space. The 107 W 68th Property features 30 units in total, 13 of which are rent-stabilized, with studio, one-, two-, three- and four-bedroom layouts ranging in size from 500 to 1,200 square feet. Market rents range from approximately $2,650 to $5,750 per month, with an average market rent of $4,887 and an average unit size of 765 square feet. Unit features include heating, smoke alarms, dishwasher and an oven/range combination.

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Annex B	BMO 2023-5C1
No. 8 – Gilardian NYC Portfolio II

The following table presents detailed information with respect to the market rate units at the 107 W 68th Property:

Market Rate Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(3)	Average Monthly Market Rental Rate per SF(3)
Studio	1	5.9%	500	$2,450	$4.90	$2,650	$5.30
1BR	2	11.8	620	$4,095	$6.60	$4,500	$7.26
2BR	8	47.1	775	$4,304	$5.55	$5,100	$6.58
3BR	5	29.4	900	$5,346	$5.94	$5,500	$6.11
4BR	1	5.9	1,200	$5,750	$4.79	$5,750	$4.79
Total/Wtd. Avg.	17	100.0%	802	$4,562	$5.71	$5,041	$6.34
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total market rate units at the 107 W 68th Property.
(3)	Source: Appraisal.

The following table presents detailed information with respect to the rent-stabilized units at the 107 W 68th Property:

Rent-Stabilized Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)
1BR	9	69.2%	673	$1,178	$1.75
2BR	4	30.8	810	$1,659	$2.05
Total/Wtd. Avg.	13	100.0%	715	$1,326	$1.84
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total rent-stabilized units at the 107 W 68th Property.

1443 York Avenue Property. As of March 31, 2023, the 1443 York Avenue Property was 91.7% occupied. The 0.05-acre parcel is improved with a 5-story apartment building with 2,200 square feet of commercial space that is 100% occupied by three tenants. The three commercial tenants consist of a pizza shop, ice cream shop and convenience store. The 1443 York Avenue Property features 12 units in total, two of which are rent-stabilized, with one- and two-bedroom layouts and all being 650 square feet in size. Market rents range from approximately $2,900 to $4,250 per month, with an average market rent of $3,913. Unit features include heating, smoke alarms and an electric oven/range combination.

The following table presents detailed information with respect to the market rate units at the 1443 York Avenue Property:

Market Rate Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(3)	Average Monthly Market Rental Rate per SF(3)
1BR	1	10.0%	650	$3,195	$4.92	$2,900	$4.46
2BR	9	90.0	650	$3,641	$5.60	$4,250	$6.54
Total/Wtd. Avg.	10	100.0%	650	$3,597	$5.53	$4,115	$6.33
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total market rate units at the 1443 York Avenue Property.
(3)	Source: Appraisal.

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Annex B	BMO 2023-5C1
No. 8 – Gilardian NYC Portfolio II

The following table presents detailed information with respect to the rent-stabilized units at the 1443 York Avenue Property:

Rent-stabilized Unit Summary
Unit Type	No. of Units(1)	% of Total(2)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)(3)	Average Monthly Rental Rate per SF(1)(3)
1BR	2	100.0%	650	$2,049	$3.15
Total/Wtd. Avg.	2	100.0%	650	$2,049	$3.15
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	% of Total represents the percentage of the total rent-stabilized units at the 1443 York Avenue Property.
(3)	Average Monthly Rental Rate and Average Monthly Rental Rate per SF excludes one vacant 1BR unit.

Environmental. According to the Phase I environmental assessments dated April 14, 2023, there was no evidence of any recognized environmental conditions at the Gilardian NYC Portfolio II Properties.

The following table presents certain information relating to the historical and current occupancy of the Gilardian NYC Portfolio II Properties:

Historical and Current Occupancy(1)
Property	2020	2021	2022	Current(2)
2410-2418 Broadway	82.7%	96.2%	94.2%	93.5%
245 W 51st	65.7%	97.0%	95.5%	96.9%
324-326 W 84th	68.8%	100.0%	97.9%	97.9%
107 W 68th	83.3%	100.0%	100.0%	100.0%
1443 York Avenue	86.7%	100.0%	93.3%	91.7%
(1)	Historical occupancy is as of December 31 of each respective year.
(2)	Current Occupancy is as of March 31, 2023.

The following table presents certain information relating to the operating history and underwritten cash flows of the Gilardian NYC Portfolio II Properties:

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	2022	TTM(1)	Underwritten	Per Unit	%(2)
Gross Potential Rent (Residential)	$7,060,026	$5,533,845	$5,731,607	$7,064,048	$7,359,204	$8,384,516	$41,714	100.0%
Commercial Income(3)	1,748,901	1,111,793	1,155,726	1,506,770	1,587,757	1,838,034	9,144	21.9
Recoveries	210,105	73,451	75,409	89,376	85,337	305,299	1,519	3.6
Net Rental Income	$9,019,033	$6,719,088	$6,962,742	$8,660,195	$9,032,298	$10,527,849	$52,377	125.6%
(Vacancy/Credit Loss)	0	0	34,638	0	0	(313,027)	(1,557)	(3.7)
Other Income	26,874	29,372	29,421	104,983	104,650	43,947	219	0.5
Effective Gross Income	$9,045,907	$6,748,460	$7,026,801	$8,765,177	$9,136,948	$10,258,769	$51,039	122.4%

Total Expenses	$3,512,056	$3,562,405	$3,434,840	$3,653,111	$3,632,923	$3,597,703	$17,899	35.1%

Net Operating Income	$5,533,851	$3,186,055	$3,591,961	$5,112,066	$5,504,026	$6,661,066	$33,140	64.9%

Total TI/LC, Capex/RR	0	0	0	0	0	54,466	271	0.5

Net Cash Flow	$5,533,851	$3,186,055	$3,591,961	$5,112,066	$5,504,026	$6,606,600	$32,869	64.4%
(1)	TTM reflects the trailing 12 months ending March 31, 2023.
(2)	% column represents percent of Gross Potential Rent for revenue fields and represents percent of Effective Gross Income for the remainder of fields.
(3)	Commercial Income represents 11 commercial units totaling 12,405 square feet of commercial space, which are 100% occupied by six retail tenants and five restaurants, representing approximately 17.5% of the Underwritten Net Rental Income from the Gilardian NYC Portfolio Properties.

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Annex B	BMO 2023-5C1
No. 8 – Gilardian NYC Portfolio II

The Markets. According to the appraisals, the Gilardian NYC Portfolio II Properties are located in the New York Metro apartment market. According to the appraisals, as of the fourth quarter of 2022, the New York Metro apartment market average monthly asking rent per unit was $4,334 and vacancy was 3.5% with a total of 242,506 units.

According to the related appraisal, the 2022 population within a 0.25-, 0.5- and 0.75-mile radius of the 107 W 68th Property is 24,096, 69,241 and 114,334, respectively. The 2022 median household income within the same radii is $183,020, $168,663 and $171,527, respectively.

The following table presents certain market information regarding the residential units at the Gilardian NYC Portfolio II Properties and their respective submarkets:

Market Overview(1)
Property	Year Built / Renovated	Fair Market Units(2)	Submarket	Property Vacancy(2)	Submarket Vacancy(3)	Appraisal Concluded Vacancy	Submarket Inventory (Units)(3)	UW Base Rent Per Unit(2)	Submarket Rent Per Unit(3)	Local Area Population(4)	Local Area Median Household Income(4)
2410-2418 Broadway	1915 / 1989	23	Upper West Side	6.5%	3.8%	3.5%	17,126	$4,232	$5,828	218,146	$151,593
245 W 51st	1912 / 1998	46	Midtown West	3.1%	4.9%	3.5%	35,410	$3,525	$5,603	52,490	$146,867
324-326 W 84th	1914 / NAP	35	Upper West Side	2.1%	3.8%	3.5%	17,126	$3,079	$5,828	218,146	$151,593
107 W 68th	1930 / NAP	17	Upper West Side	0.0%	3.8%	3.5%	17,126	$3,160	$5,828	Various	Various
1443 York Avenue	1920 / NAP	10	Upper East Side	8.3%	2.7%	3.0%	16,800	$3,456	$5,099	98,636	$173,359
(1)	Source: Appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated March 31, 2023.
(3)	Submarket Vacancy, Submarket Inventory (Units) and Submarket Rent Per Unit is as of the fourth quarter of 2022.
(4)	Local Area Population and Local Area Median Household Income are for their respective postal codes for 2022.

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Annex B	BMO 2023-5C1
No. 8 – Gilardian NYC Portfolio II

The following table presents certain information relating to comparable multifamily rentals to the 2410-2418 Broadway Property:

Competitive Rental Summary(1)
Property Name / Property Address	Year Built / Renovated	Occupancy(2)	# of Units(2)(3)	Unit Mix	Average SF per Unit(2)	Average Rent per SF(2)(4)	Average Rent per Unit(2)(4)(5)	Fair Market Average Rent	Fair Market Low Rent	Fair Market High Rent
2410-2418 Broadway 2410-2418 Broadway	1915 / 1989	93.5%	46	2BR MR 2BR RS 3BR MR 4BR MR 4BR RC 4BR RS	1,100 1,100 1,100 1,675 1,675 1,675	$4.30 $1.56 $5.23 $4.81 $0.49 $1.60	$4,730 $1,713 $5,750 $8,056 $829 $2,677	$5,574 NAP $6,599 $8,029 NAP NAP	$5,200 NAP $5,995 $7,500 NAP NAP	$5,900 NAP $7,100 $8,950 NAP NAP
451 West End Avenue	1926 / NAP	N/A	87	2BR	N/A	N/A	$5,200	$5,574	$5,200	$5,900
127 West 96th Street	1930 / NAP	N/A	140	3BR	N/A	N/A	$5,995	$6,599	$5,995	$7,100
209 West 97th Street	1901 / NAP	N/A	44	4BR	N/A	N/A	$7,500	$8,029	$7,500	$8,950
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll as of March 31, 2023.
(3)	# of Units is inclusive of market rate (MR), rent-stabilized (RS) and rent-controlled (RC) units.
(4)	Average Rent per SF and Average Rent per Unit excludes vacant units.
(5)	Average Rent per Unit for comparable properties are based on the actual rent for one lease at the respective property.

The following table presents certain information relating to comparable multifamily rentals to the 245 W 51st Property:

Competitive Rental Summary(1)
Property Name / Property Address	Year Built / Renovated	Occupancy(2)	# of Units(2)(3)	Unit Mix	Average SF per Unit(2)	Average Rent per SF(2)(4)	Average Rent per Unit(2)(4)(5)	Fair Market Average Rent	Fair Market Low Rent	Fair Market High Rent
245 W 51st 245 West 51st Street	1912 / 1998	96.9%	65	Studio RS Studio RC 1BR MR 1BR RS 2BR MR 2BR RS 3BR MR	600 600 637 731 748 860 900	$3.49 $0.37 $5.37 $1.87 $5.67 $2.34 $6.23	$2,092 $222 $3,416 $1,372 $4,240 $2,016 $5,609	NAP NAP $3,394 NAP $4,049 NAP $5,368	NAP NAP $2,870 NAP $3,500 NAP $4,500	NAP NAP $4,000 NAP $4,750 NAP $6,000
152 West 49th Street	1930 / NAP	N/A	30	Studio	N/A	N/A	$2,750	$2,577	$2,195	$2,900
211 West 53rd Street	1925 / NAP	N/A	28	1BR	N/A	N/A	$3,300	$3,394	$2,870	$4,000
140 West 55th Street	1912 / NAP	N/A	34	2BR	N/A	N/A	$4,750	$4,049	$3,500	$4,750
105 West 55th Street	1917 / NAP	N/A	52	3BR	N/A	N/A	$4,800	$5,368	$4,500	$6,000
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll as of March 31, 2023.
(3)	# of Units is inclusive of market rate (MR), rent-stabilized (RS) and rent-controlled (RC) units.
(4)	Average Rent per SF and Average Rent per Unit excludes vacant units.
(5)	Average Rent per Unit for comparable properties are based on the actual rent for one lease at the respective property.

The following table presents certain information relating to comparable multifamily rentals to the 324-326 W 84th Property:

Competitive Rental Summary(1)
Property Name / Property Address	Year Built / Renovated	Occupancy(2)	# of Units(2)(3)	Unit Mix	Average SF per Unit(2)	Average Rent per SF(2)(4)	Average Rent per Unit(2)(4)(5)	Fair Market Average Rent	Fair Market Low Rent	Fair Market High Rent
324-326 W 84th 324-326 West 84th Street	1914 / NAP	97.9%	48	1BR MR 1BR RS 1BR RC 2BR MR 2BRPH MR	650 650 650 725 725	$5.12 $3.35 $1.78 $4.82 $8.62	$3,328 $2,178 $1,156 $3,495 $6,250	$4,009 NAP NAP $4,999 $7,495	$3,695 NAP NAP $4,800 $6,995	$4,600 NAP NAP $5,300 $7,995
338 West 72nd Street	1915 / NAP	N/A	5	1BR	N/A	N/A	$4,600	$4,009	$3,695	$4,600
175 West 90th Street	1974 / NAP	N/A	187	2BR	N/A	N/A	$4,800	$4,999	$4,800	$5,300
176 West 86th Street	1986 / NAP	N/A	47	2BRPH	N/A	N/A	$6,995	$7,495	$6,995	$7,995
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll as of March 31, 2023.
(3)	# of Units is inclusive of market rate (MR), rent-stabilized (RS) and rent-controlled (RC) units.
(4)	Average Rent per SF and Average Rent per Unit excludes vacant units.
(5)	Average Rent per Unit for comparable properties are based on the actual rent for one lease at the respective property.
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Annex B	BMO 2023-5C1
No. 8 – Gilardian NYC Portfolio II

The following table presents certain information relating to comparable multifamily rentals to the 107 W 68th Property:

Competitive Rental Summary(1)
Property Name / Property Address	Year Built / Renovated	Occupancy(2)	# of Units(2)(3)	Unit Mix	Average SF per Unit(2)	Average Rent per SF(2)	Average Rent per Unit(2)(4)	Fair Market Average Rent	Fair Market Low Rent	Fair Market High Rent
107 W 68th 107 W 68th Street	1930 / NAP	100.0%	30	Studio MR 1BR MR 1BR RS 2BR MR 2BR RS 3BR MR 4BR MR	500 620 673 775 810 900 1,200	$4.90 $6.60 $1.75 $5.55 $2.05 $5.94 $4.79	$2,450 $4,095 $1,178 $4,304 $1,659 $5,346 $5,750	$2,550 $4,449 NAP $5,041 NAP $5,397 $5,538	$2,450 $4,200 NAP $4,800 NAP $4,995 $4,700	$2,750 $4,550 NAP $5,300 NAP $5,995 $6,295
148 West 68th Street	1926 / NAP	N/A	46	Studio	N/A	N/A	$2,650	$2,550	$2,450	$2,750
25 West 68th Street	1925 / NAP	N/A	75	1BR	N/A	N/A	$4,500	$4,449	$4,200	$4,550
451 West End Avenue	1926 / NAP	N/A	87	2BR	N/A	N/A	$5,200	$5,041	$4,800	$5,300
225 West End Avenue	1910 / NAP	N/A	43	3BR	N/A	N/A	$5,495	$5,397	$4,995	$5,995
244 West 64th Street	1911 / NAP	N/A	96	4BR	N/A	N/A	$4,995	$5,538	$4,700	$6,295
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll as of March 31, 2023.
(3)	# of Units is inclusive of market rate (MR) and rent-stabilized (RS) units
(4)	Average Rent per Unit for comparable properties are based on the actual rent for one lease at the respective property.

The following table presents certain information relating to comparable multifamily rentals to the 1443 York Avenue Property:

Competitive Rental Summary(1)
Property Name / Property Address	Year Built / Renovated	Occupancy(2)	# of Units(2)(3)	Unit Mix	Average SF per Unit(2)	Average Rent per SF(2)(5)	Average Rent per Unit(2)(4)(5)	Fair Market Average Rent	Fair Market Low Rent	Fair Market High Rent
1443 York Avenue 1443-1447 York Avenue	1920 / NAP	91.7%	12	1BR MR 1BR RS 2BR MR	650 650 650	$4.92 $3.15 $5.60	$3,195 $2,049 $3,641	$2,798 NAP $4,032	$2,600 NAP $3,500	$2,995 NAP $4,500
416 East 73rd Street	1910 / NAP	N/A	20	1BR	N/A	N/A	$2,995	$2,798	$2,600	$2,995
328 East 78th Street	1910 / NAP	N/A	28	2BR	N/A	N/A	$3,675	$4,032	$3,500	$4,500
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll as of March 31, 2023.
(3)	# of Units is inclusive of market rate (MR) and rent-stabilized (RS) units.
(4)	Average Rent per Unit for comparable properties are based on the actual rent for one lease at the respective property.
(5)	Average Rent per SF and Average Rent per Unit excludes one vacant 1BR unit.

The Borrowers. The borrowers are 107 West 68th Street Delaware, LLC, 245 West 51st Street Delaware, LLC, 324 W. 84th Delaware, LLC, 1443 York Delaware, LLC and 2410 Broadway Owner, LLC, each a Delaware limited liability company and special purpose entity with one independent director for each borrower entity. Legal counsel to the borrowers provided a non-consolidation opinion in connection with the origination of the Gilardian NYC Portfolio II Whole Loan.

The Borrower Sponsors. The borrower sponsors and non-recourse carveout guarantors are Robert Gilardian and Albert Gilardian.

Property Management. The Gilardian NYC Portfolio II Properties are managed by Remington Realty, LLC, an affiliate of the borrower sponsors.

Escrows and Reserves. At origination, the borrowers were required to deposit into escrow (i) approximately $126,563 for insurance premiums, (ii) $112,649 for deferred maintenance and (iv) $500,000 for debt service reserves.

Tax Escrows – The borrowers are required to escrow 1/12th of the annual estimated tax payments on a monthly basis, which currently equates to approximately $216,566.

Insurance Escrows – Monthly payments in the insurance reserve have been waived by the lender due to the borrowers carrying a blanket policy so long as (i) no event of default has occurred or is continuing, (ii) no Trigger Event (as defined below) has occurred or is continuing and (iii) the borrowers have paid all insurance premiums directly to the appropriate insurance company within 30 days prior to the due date.

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No. 8 – Gilardian NYC Portfolio II

Replacement Reserves – On a monthly basis, the borrowers are required to escrow $3,505 for replacement reserves, $3,350 allocated to the residential portion of the Gilardian NYC Portfolio II Properties and $155 allocated to the commercial portion of the Gilardian NYC Portfolio II Properties.

TI/LC Reserves – On a monthly basis, the borrowers are required to escrow approximately $1,034 for TI/LC reserves.

Lockbox / Cash Management. The Gilardian NYC Portfolio II Whole Loan is structured with a soft lockbox for residential tenants and hard lockbox for commercial tenants and springing cash management. The Gilardian NYC Portfolio II Whole Loan requires the borrowers or property manager to immediately deposit all revenue from residential tenants from the Gilardian NYC Portfolio II Properties received by the borrowers or property manager into the lockbox account no later than three business days after receipt. All non-residential tenants deposit all rent directly into the lockbox account. Upon the occurrence and during the continuance of a Trigger Event, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the borrowers to be applied and disbursed in accordance with the Gilardian NYC Portfolio II Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Gilardian NYC Portfolio II Whole Loan documents are required to disbursed to an excess cash reserve.

A “Trigger Event” will commence upon the earliest of the following: (i) the occurrence of an event of default under the Gilardian NYC Portfolio II Whole Loan documents, (ii) the debt service coverage ratio for the Gilardian NYC Portfolio II Total Debt is less than 1.05x for one calendar quarter, (iii) the commencement of a Lease Sweep Period (as defined below) or (iv) an event of default under the mezzanine loan.

A Trigger Event will end: (a) with regard to clause (i) of the prior sentence, upon the cure of such event of default and the lender’s acceptance of such cure in its sole and absolute discretion, (b) with regard to clause (ii) of the prior sentence, upon the debt service coverage ratio for the Gilardian NYC Portfolio II Total Debt being greater than or equal to 1.05x for two consecutive calendar quarters and for the purposes of such calculation, lender excludes out from gross income any base rent or reimbursable expenses payable under the leases that triggered such Trigger Event, (c) with regard to clause (iii) of the prior sentence, (x) the Lease Sweep Period has terminated or (y) the debt service coverage ratio is equal to or greater than 1.15x and for the purposes of such calculation, the lender will exclude from gross income any base rent or reimbursable expenses payable under any Lease Sweep Lease that triggered such Trigger Period and (d) with regard to clause (iv) of the prior sentence, a cure of such event of default under the mezzanine loan.

A ”Lease Sweep Period” will commence on the first payment date upon the earliest of the following: (a) with respect to the Lease Sweep Lease (as defined below), the earlier to occur of (i) 12 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of the Lease Sweep Lease; (ii) upon the date required under the Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option; or (iii) the date that any tenant under a Lease Sweep Lease gives notice of its intention not to renew or extend its Lease Sweep Lease; (b) the receipt by the borrowers or property manager of notice from any tenant under a Lease Sweep Lease exercising any right to terminate its Lease Sweep Lease; (c) the date that a Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date; (d) the date that any tenant under a Lease Sweep Lease discontinues its business in its Lease Sweep Space (as demised under the applicable Lease Sweep Lease) at the Gilardian NYC Portfolio II Properties or will vacate or cease occupying the Lease Sweep Space at the Gilardian NYC Portfolio II Properties; (e) upon a default under the Lease Sweep Lease by a tenant that continues beyond any applicable notice and cure period; or (f) the occurrence of an insolvency proceeding relating to any lease sweep tenant party.

The “Lease Sweep Lease” means (x) any of (i) the 2410-2418 Broadway bookstore lease, (ii) 2410-2418 Broadway restaurant lease, (iii) 245 W 51st restaurant lease, (y) any Major Lease (as defined below), and (z) upon the borrowers finding a replacement lease acceptable to the lender with respect to any portion of the Gilardian NYC Portfolio II Properties demised pursuant to a Lease Sweep Lease, such replacement lease being (i) a tenant acceptable to the lender, (ii) for a term of not less than five years, (iii) entered into in accordance with the Gilardian NYC Portfolio II Whole Loan documents, and (iv) with a net effective rental rate of not less than the net effective rental rate under the applicable Lease Sweep Lease.

A “Major Lease” means (i) any residential lease that is not an Acceptable Residential Lease (as defined below), (ii) any lease which together with all other leases to the same tenant and to all affiliates of such tenant, (A) provides for rental income representing 10% or more of the total rental income for each of the Gilardian NYC Portfolio II Properties, (B) covers more than 2,000 square feet at each of the Gilardian NYC Portfolio II Properties, in the aggregate, (C) provides for a lease term of more than 10 years including options to renew or (D) is with an affiliate of the borrower, (iii) any Lease Sweep Lease,

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No. 8 – Gilardian NYC Portfolio II

(iv) any instrument guaranteeing or providing credit support for any lease identified in part (i) or (ii) above, and (v) contains an option or preferential right to purchase all or portion of the Gilardian NYC Portfolio II Properties.

An “Acceptable Residential Lease” means a lease of an individual residential unit located at any of the Gilardian NYC Portfolio II Properties to a tenant for residential occupancy, which lease provides for (i) a net effective rental rate, at the time such lease is executed, comparable to existing local market net effective rental rates for individual residential units that are comparable to those at the applicable individual property and (ii) an initial term (together with all renewal options) of not less than six months and not greater than two years.

Subordinate Debt. None.

Mezzanine Debt. VOYA Commercial Mortgage Originator, LLC originated a mezzanine in the amount of $41,000,000 secured by the borrowers’ ownership interest in 107 Mezz A, LLC, 245 Mezz A, LLC, 324 Mezz A, LLC, 1443 Mezz A, LLC, and 2410 Mezz A, LLC, each a Delaware limited liability company. The mezzanine loan is coterminous with the Gilardian NYC Portfolio II Whole Loan. The mezzanine loan accrues interest at a rate of 9.19800% per annum and requires interest-only payments until its maturity date.

Partial Release. At any time after the earlier to occur of (x) June 1, 2027 and (y) the date that is two years after the closing date of the securitization that includes the last pari passu note to be securitized, the Gilardian NYC Portfolio II Whole Loan documents permit the borrowers to obtain the release of any individual Gilardian NYC Portfolio II Property from the lien of the mortgage up to two times during the term of the Gilardian NYC Portfolio II Whole Loan provided, among other conditions, (i) the borrowers defease the Gilardian NYC Portfolio II Whole Loan in an amount equal to at least 110% of the allocated loan amount for the individual Gilardian NYC Portfolio II Property to be released, (ii) after giving effect to such release (a) the debt service coverage ratio for the Gilardian NYC Portfolio II Total Debt  with respect to the remaining Gilardian NYC Portfolio II Properties is not less than (x) the debt service coverage ratio for the Gilardian NYC Portfolio II Total Debt  immediately preceding such release or (y) 1.10x and (b) the loan-to-value ratio for the Gilardian NYC Portfolio II Total Debt with respect to the remaining Mortgaged Properties is not greater than the lesser of (x) the loan-to-value ratio for the Gilardian NYC Portfolio II Total Debt immediately preceding such release or (y) 65.0%, and (iii) REMIC release requirements are satisfied.

Ground Lease. None.

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Annex B	BMO 2023-5C1
No. 9 – Four Points Flushing

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Annex B	BMO 2023-5C1
No. 9 – Four Points Flushing

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Annex B	BMO 2023-5C1
No. 9 – Four Points Flushing
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$40,100,000	Title:	Fee
Cut-off Date Principal Balance:	$40,100,000	Property Type – Subtype(1):	Mixed Use – Hospitality / Retail
% of Pool by IPB:	5.2%	Net Rentable Area (Rooms):	210
Loan Purpose:	Refinance	Location:	Queens, NY
Borrower:	New Farrington Holdings, LLC and Four Points Flushing Operations, LLC	Year Built / Renovated:	2021 / NAP
Borrower Sponsors:	George Xu	Occupancy / ADR / RevPAR:	80.5% / $185.01 / $148.91
Interest Rate:	7.67000%	Occupancy / ADR / RevPAR Date:	TTM 6/30/2023
Note Date:	7/12/2023	4th Most Recent NOI (As of):	NAV
Maturity Date:	8/6/2028	3rd Most Recent NOI (As of):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$4,862,461 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of):	$6,815,871 (TTM 6/30/2023)
Original Amortization Term:	None	UW Occupancy / ADR / RevPAR:	80.5% / $185.01 / $148.91
Amortization Type:	Interest Only	UW Revenues(1):	$14,283,269
Call Protection:	L(24),YM1(29),O(7)	UW Expenses(1):	$7,613,714
Lockbox / Cash Management:	Springing / Springing	UW NOI(1):	$6,669,555
Additional Debt:	No	UW NCF(1):	$6,105,844
Additional Debt Balance:	N/A	Appraised Value / Per Room:	$80,000,000 / $380,952
Additional Debt Type:	N/A	Appraisal Date:	5/17/2023

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$190,952
Taxes:	$215,674	$107,837	N/A	Maturity Date Loan / Room:	$190,952
Insurance:	$80,564	$16,113	N/A	Cut-off Date LTV:	50.1%
FF&E Reserve(3):	$0	$19,830	N/A	Maturity Date LTV:	50.1%
Replacement Reserve:	$0	$3,567	N/A	UW NCF DSCR:	1.96x
Other Reserve(4):	$69,181	Springing	N/A	UW NOI Debt Yield:	16.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$40,100,000	100.0%	Loan Payoff	$34,167,935	85.2%
			Return of Equity	4,382,178	10.9
			Closing Costs	1,184,467	3.0
			Upfront Reserves	365,420	0.9
Total Sources	$40,100,000	100.0%	Total Uses	$40,100,000	100.0%
(1)	The Four Points Flushing Property (as defined below) consists of a (i) a 210 room hotel and (ii) 31,893 square feet of commercial space consisting of retail, office, and event space. Approximately 83.3% of income comes from operations of the 210 room hotel and the remaining 16.7% of income comes from the commercial space at the Four Points Flushing Property.
(2)	For full description of Escrows and Reserves, see “Escrows and Reserves” below.
(3)	The initial Monthly FF&E Reserve amount is estimated to be $19,830, but is subject to change in accordance with the Four Points Flushing Mortgage Loan documents. For full description of Escrows and Reserves, see “Escrows and Reserves” below.
(4)	The Four Points Flushing Property is subject to a condominium regime. Initial Other Reserve represents two months of condominium charges associated with the Four Points Flushing Property.

The Loan. The ninth largest mortgage loan (the “Four Points Flushing Mortgage Loan”) is secured by a first lien mortgage on the borrowers’ fee simple interest in a mixed- use property consisting of a 210-room limited-service hospitality property and 31,893 square feet of commercial space located in Queens, New York, and a 229 space multi-level below ground parking garage (the “Four Points Flushing Property”). The Four Points Flushing Mortgage Loan was originated on July 12, 2023 by Citi Real Estate Funding Inc. (“CREFI”). The Four Points Flushing Mortgage Loan has an original term of 60 months, has a remaining term of 60 months as of the Cut-off Date and is interest only for the entire term. The scheduled maturity date of the Four Points Flushing Mortgage Loan is the monthly payment date that occurs on August 6, 2028.

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Annex B	BMO 2023-5C1
No. 9 – Four Points Flushing

Property. The Four Points Flushing Property is a 208,793 square foot mixed-use property located in Queens, New York consisting of a 210 room hotel under the Four Points by Sheraton brand, 16,916 square feet of retail space, 8,870 square feet of event space, 6,107 square feet of office space, and a 229-space multi-level below ground parking garage. Approximately 83.3% of income comes from operations of the 210 room hotel and the remaining 16.7% of income comes from the commercial space at the Four Points Flushing Property. The Four Points Flushing Property is part of a larger 15-story, mixed-use development with the first seven floors representing the Four Points Flushing Property and floors eight through 15 containing non-collateral residential condos.

The Four Points Flushing Property contains 116 king guestrooms and 94 double guestrooms. Amenities at the Four Points Flushing Property consist of a fitness center, indoor swimming pool and business center. The Four Points Flushing Property contains two food and beverage outlets, The Dock and Dekoki, which are leased to third party operators. The Dock comprises 2,903 square feet and is located on the cellar level and Dekoki comprises 2,244 square feet and features direct street access from Farrington Street. The Four Points Flushing Property contains approximately 5,150 square feet of meeting space spread across three different ballrooms with the largest ballroom comprising 4,050 square feet. The franchise agreement between the borrowers and The Sheraton, LLC, a Delaware limited liability company, expires on August 16, 2041.

One of the related borrowers and the fee owner, New Farrington Holdings, LLC, leases (i) the parking garage portion of the Four Points Flushing Property to an affiliate of the borrowers, New Farrington Garage LLC, (ii) part of the office space portion of the Four Points Flushing Property to an affiliate, Century Construction Group Corp., the third largest tenant of the commercial space, representing approximately 19.1% of the net rentable area of the commercial space, and (iii) the event space portion of Four Points Flushing Property to an affiliate, New Farrington CF LLC, each pursuant to a 10-year lease delivered in connection with the origination of the Four Points Flushing Mortgage Loan. Each affiliate lease is guaranteed by the borrower sponsor and non-recourse carveout guarantor, George Xu. One of the related borrowers, Four Points Flushing Operations, LLC, leases the hotel portion of the Mortgaged Property from the fee owner, New Farrington Holdings, LLC, pursuant to an operating lease.

The following table presents certain information relating to the 2022 demand analysis with respect to the Four Points Flushing Property based on market segmentation, as provided by a third-party market research report for the Four Points Flushing Property:

Demand Segmentation(1)
Property	Rooms	Transient	Group	Contract
Four Points Flushing	210	87.7%	7.3%	5.0%
(1)	Source: December 2022 third-party market research report.

The following table presents certain information relating to the current and historical occupancy, ADR and RevPAR at the Four Points Flushing Property and its competitors

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Four Points Flushing(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2021	72.6%	$147.52	$107.12	51.2%	$164.44	$84.23	70.5%	111.5%	78.6%
2022	79.5%	$174.69	$138.87	75.1%	$174.89	$131.34	94.5%	100.1%	94.6%
TTM(4)	82.3%	$183.02	$150.64	80.4%	$177.91	$143.00	97.7%	97.2%	94.9%
(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Four Points Flushing Property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Occupancy, ADR and RevPAR for the Competitive Set are based on data provided by a third-party hospitality research report. The Competitive Set includes Sheraton Hotel La Guardia East, Hampton by Hilton Inn New York – La Guardia Airport, SpringHill Suites New York La Guardia Airport, Hyatt Place Flushing La Guardia Airport, and The Parc Hotel.
(3)	Occupancy, ADR and RevPAR for the Four Points Flushing Property are based on the underwritten cash flow.
(4)	TTM represents the trailing 12-month period ending May 31, 2023.

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Annex B	BMO 2023-5C1
No. 9 – Four Points Flushing

The following table presents certain information relating to the largest commercial tenants based on net rentable area of the Four Points Flushing Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Exp. Date
Dock 3366(4)	NR/NR/NR	11,168	35.0%	$59.14	$660,456	38.0%	Various
New Farrington CF LLC(5)	NR/NR/NR	8,870	27.8	$50.00	443,500	25.5	6/30/2033
Century Development Group Corp(5)	NR/NR/NR	6,107	19.1	$50.00	305,350	17.6	6/30/2033
Dekoki LLC	NR/NR/NR	2,244	7.0	$65.00	145,860	8.4	8/31/2031
Leivine Wine & Spirits LLC	NR/NR/NR	2,108	6.6	$60.00	126,480	7.3	5/31/2032
One Stop Events Production LLC	NR/NR/NR	1,396	4.4	$40.00	55,840	3.2	4/30/2028

Major Tenants		31,893	100.0%	$54.48	$1,737,486	100.0%
Occupied Collateral Total / Wtd. Avg.		31,893	100.0%

Vacant Space		0	0.0

Collateral Total		31,893	100.0%

(1)	Based on underwritten rent roll dated as of July 11, 2023.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	UW Base Rent, UW Base Rent PSF and % of Total UW Base Rent are comprised of underwritten base rent inclusive of contractual rent steps through February 2024.
(4)	Dock 3366 leases two spaces at the Four Points Flushing Property, one for 8,265 SF with a lease expiration date of January 31, 2033 and a second for 2,903 SF with a lease expiration date of June 30, 2029.
(5)	Leased to an affiliate of the borrowers under a lease guaranteed by the borrower.

Environmental. According to the Phase I environmental assessment dated May 30, 2023, there was no evidence of any recognized environmental conditions at the Four Points Flushing Property.

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Annex B	BMO 2023-5C1
No. 9 – Four Points Flushing

The following table presents certain information relating to the operating history and underwritten cash flows of the Four Points Flushing Property:

Operating History and Underwritten Net Cash Flow
	2022	TTM(1)	Underwritten	Per Room(2)	%(3)
Occupancy	75.1%	80.5%	80.5%
ADR	176.30	185.01	185.01
RevPAR	132.40	148.91	148.91

Room Revenue	$10,148,695	$11,413,830	$11,413,830	$54,352	79.9%
Food & Beverage Revenue	241,730	8,628	0	0	0.0
Other Revenue(4)	367,560	484,068	484,068	2,305	3.4
Total Hotel Revenue	$10,757,985	$11,906,526	$11,897,898	$56,657	83.3%
Commercial Revenue(5)	2,060,126	2,747,571	2,385,371	11,359	16.7
Total Hotel and Commercial Revenue	$12,818,111	$14,654,097	$14,283,269	$68,016	100.0%

Room Expense	2,415,408	2,407,141	2,407,141	11,463	16.9
Food & Beverage Expense	247,443	(1,696)	0	0	0.0
Other Departmental Expenses	87,292	148,006	148,006	705	1.0
Departmental Expenses	$2,750,143	$2,553,451	$2,555,147	$12,167	17.9%

Departmental Profit	$8,007,842	$9,353,075	$9,342,751	$44,489	65.4%

Management Fee	322,740	357,196	356,937	1,700	2.5
Marketing and Franchise Fee	1,194,262	1,313,376	1,311,739	6,246	9.2
Other Undistributed Expenses	1,684,331	1,853,285	1,852,830	8,823	13.0
Total Undistributed Expenses	$3,201,333	$3,523,857	$3,521,506	$16,769	24.7%

Total Commercial Expenses	1,384,175	1,223,412	627,495	2,988	4.4
Real Estate Taxes(6)	529,835	454,145	751,530	3,579	5.3
Property Insurance	90,165	83,360	158,036	753	1.1
Net Operating Income	$4,862,461	$6,815,871	$6,669,555	$31,760	46.7%

FF&E	430,319	476,261	475,916	2,266	3.3
Replacement Reserve	0	0	16,234	77	0.1
TI/LC	0	0	71,561	341	0.5

Net Cash Flow	$4,432,141	$6,339,610	$6,105,844	$29,075	42.7%
(1)	TTM represents the trailing 12-month period ending June 30, 2023.
(2)	Per Room values are based on 210 rooms.
(3)	% column represents percent of Total Revenue except for Room Expense, Food & Beverage Expense and Other Departmental Expenses which are based on their corresponding revenue line items.
(4)	Other Revenue consists of guest laundry, guest communications, in-room movies and the gift shop.
(5)	Commercial consists of adjusted base rent for the retail tenants at the Four Points Flushing Mortgage Property, tenant reimbursements, and parking revenue.
(6)	The Four Points Flushing Property is subject to a 15 year tax abatement via the Industrial & Commercial Abatement Program (ICAP), which runs from July 1, 2020, through June 30, 2035. The abatement amount would be 100% for the first 11 years, with the abatement percentage declining by 20% every year thereafter. Real estate taxes were underwritten based on the abated 2023/2024 estimated tax expense for the hotel component of the Four Points Flushing Property only.

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Annex B	BMO 2023-5C1
No. 9 – Four Points Flushing

The Market. The Four Points Flushing Property is located at the northwest corner of 35th Avenue and Farrington Street in the Flushing neighborhood of Queens, New York. Flushing is bordered by College Point and the East River to the North, Kew Garden Hills to the South, Corona to the West and Auburndale to the East.

The Four Points Flushing Property benefits from its proximity to the New York subway system via the 7-line and Long Island Railroad which both have stops on Main Street approximately 0.5 miles away. The Four Points Flushing Property also benefits from its proximity to various attractions in Queens such as CitiField, Flushing-Meadows-Corona Park, which contains the U.S. National Tennis Center (host of the annual U.S. Open tournament), the Queens Museum, Queens Zoo and Hall of Science.

According to a third-party hospitality research report, the demand segmentation of the Four Points Flushing Property was 87.7% transient, 7.3% group and 5.0% contract. The third-party market research report also identified five competitive hospitality properties, containing 830 guestrooms, which exhibited average occupancy, ADR, and RevPar of 82.3%, $183.02 and $150.64, respectively, for the trailing 12-month period ending May 31, 2023.

The following table presents certain information relating to the primary competition for the Four Points Flushing Property:

Competitive Set(1)
Property	Number of Rooms	Year Opened
Four Points Flushing	210	2021
Sheraton Hotel La Guardia East	173	1992
Hampton by Hilton Inn New York - La Guardia Airport	220	2009
SpringHill Suites New York La Guardia Airport	173	2012
The Parc Hotel	96	2014
Hyatt Place Flushing La Guardia Airport	168	2014
(1)	Source: December 2022 third party market research report.

The Borrowers. The borrowers are New Farrington Holdings, LLC and Four Points Flushing Operations, LLC, each a New York limited liability company and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Four Points Flushing Mortgage Loan.

The Borrower Sponsor. The borrower sponsor and the non-recourse carveout guarantor is George Xu. George Xu is the founder of Century Development Group, an integrated real estate development company founded in 1998. George Xu has experience in the development of residential, commercial, mix-used and hospitality projects primarily located in the borough of Queens, New York and has worked on over a million square feet of real estate developments with the total asset value of his projects totaling over $658,000,000.

Property Management. The hospitality operations of the Four Points Flushing Property are currently managed by Real Hospitality Group, LLC, a third party property manager, and the parking facility associated with the Four Points Flushing Property is currently managed by Propark America New York, LLC.

Escrows and Reserves. At origination of the Four Points Flushing Mortgage Loan, the borrowers deposited into escrow approximately (i) $215,674 for real estate taxes, (ii) $80,564 for insurance premiums, and (iii) $69,181 for condominium charges.

Tax Escrows – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $107,837).

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $16,113).

FF&E Reserve – The borrowers are required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve, on a monthly basis, an amount equal to the greater of (i) an amount equal to 1/12th of the FF&E Percentage (as defined below)

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No. 9 – Four Points Flushing

of the greater of (1) the annual gross revenues for the hotel related operations at the Four Points Flushing Property for the preceding calendar year, as reasonably determined by lender and (2) the projected annual gross revenues for the hotel related operations at the Four Points Flushing Property for the calendar year in which such monthly payment occurs as set forth in the then-current approved annual budget and (ii) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the franchise agreement.

“FF&E Percentage” means, two percent for the first twelve monthly payment dates of the Four Points Flushing Mortgage Loan, three percent for the thirteenth through twenty-fourth monthly payment dates of the Four Points Flushing Mortgage Loan, and four percent for all payments from the twenty-fifth monthly payment date until the maturity date of the Four Points Flushing Mortgage Loan.

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, $3,567.

Lockbox / Cash Management. The Four Points Flushing Mortgage Loan is structured with a springing lockbox and springing cash management. The borrower is required to deliver direction letters to each of the credit card companies with which borrower has entered into a merchant’s or other credit card agreement directing them to pay to the lender-controlled lockbox account all payments which would otherwise be paid to borrower or manager under the applicable credit card processing agreement and to deliver tenant direction letters to the applicable commercial tenants. Upon the earlier to occur of (i) the debt service coverage ratio falling below 1.45x and (ii) the occurrence of a Four Points Flushing Trigger Period (as defined below), the borrower is required to (or cause the property manager to) immediately deposit all revenue generated by the Four Points Flushing Property into the lender-controlled lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Four Points Flushing Trigger Period exists. Upon the occurrence and during the continuance of an Four Points Flushing Trigger Period, if lender elects to deliver a restricted account notice, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Four Points Flushing Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Four Points Flushing Mortgage Loan documents may be held by the lender in an excess cash flow reserve account as additional collateral for the Four Points Flushing Mortgage Loan.

An “Four Points Flushing Trigger Period” means a period (A) commencing upon the occurrence of any of the following: (i) the occurrence of an event of default, (ii) the debt service coverage ratio falling below 1.35x, (iii) a Four Points Flushing Franchise Agreement Trigger Period (as defined below), (iv) a franchise renewal trigger event, (v) the bankruptcy or insolvency of the property manager, and (vi) the bankruptcy or insolvency of the franchisor, and (B) expiring upon (a) with regard to clause (i) above, the cure (if applicable) of such event of default, (b) with regard to clause (ii) above, the debt service coverage ratio being equal to or greater than 1.35x for two consecutive calendar quarters, (c) with regard to clause (iii) above, a Four Points Flushing Franchise Agreement Trigger Period ceasing to exist, (d) with regard to clause (iv) above, the occurrence of a Four Points Flushing Franchise Renewal Event (as defined below), and (e) with regard to clause (v) above, the replacement of the property manager pursuant to the Four Points Flushing Mortgage Loan documents, and (f) with regard to clause (vi) above, the replacement of the franchisor pursuant to the Four Points Flushing Mortgage Loan documents.

“Four Points Flushing Franchise Agreement Trigger Period” means a period (A) commencing upon the first to occur of: (i) borrower being in default under the franchise agreement beyond any applicable notice and cure periods, (ii) borrower or franchisor giving notice that it is terminating the franchise agreement, (iii) any termination or cancellation of the franchise agreement (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding of franchisor) and/or the franchise agreement expiring or otherwise failing to otherwise be in full force and effect, (iv) any bankruptcy or similar insolvency of franchisor and/or the manager, (v) the Four Points Flushing Property failing to be operated, “flagged” and/or branded pursuant to the franchise agreement, and (vi) any permit applicable to the franchise agreement ceasing to be in full force and effect, and (B) expiring upon lender’s receipt of evidence reasonably acceptable to lender of (1) (a) the satisfaction of the Four Points Flushing Franchise Agreement Cure Conditions (as defined below) or (b) the branding, “flagging” and operation of the Four Points Flushing Property pursuant to a replacement qualified franchise agreement entered into in accordance with the Four Points Flushing Mortgage Loan documents and (2) to the extent a PIP is required in connection with the foregoing, the deposit of the corresponding PIP deposit into the PIP reserve account.

“Four Points Flushing Franchise Renewal Event” means, in connection with any franchise renewal trigger event, an event which shall occur upon lender’s receipt of evidence reasonably acceptable to lender (which such evidence may include, without limitation, a duly executed estoppel certificate from the applicable franchisor) that (i) the related franchise

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No. 9 – Four Points Flushing

agreement has been extended or a replacement qualified franchise agreement has been entered into, in each case, for a term expiring no earlier than five years after the maturity date of the Four Points Flushing Mortgage Loan and otherwise in accordance with the applicable terms and conditions of the Four Points Flushing Mortgage Loan documents, (ii) such franchise agreement (as so extended) or such replacement qualified franchise agreement, as applicable, is in full force and effect with no defaults thereunder and (iii) to the extent a PIP is required in connection with the foregoing, the corresponding PIP deposit has been deposited in the PIP reserve account in accordance with the Four Points Flushing Mortgage Loan documents.

"Four Points Flushing Franchise Agreement Cure Conditions” means each of the following (i) borrower has cured all defaults (if any) under the franchise agreement to the satisfaction of the applicable franchisor, (ii) borrower and the applicable franchisor have re-affirmed the franchise agreement as being in full force and effect, (iii) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable franchisor and/or franchise agreement (if any), such franchisor is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed such franchise agreement pursuant to a final, non-appealable order, (iv) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable manager and/or management agreement (if any), such manager is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed such management agreement pursuant to a final, non-appealable order, (v) the Four Points Flushing Property continues to be operated, “flagged” and branded pursuant to the franchise agreement, and (vi) all permits applicable to the related franchise agreement are in full force and effect.

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. Not Permitted.

Ground Lease. None.

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No. 10 – Back Bay Office

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No. 10 – Back Bay Office

222 BERKELEY STREET | OFFICE

Floor	Tenant		
22	Abrams Capital Management 13,703 SF 4/2033		
21	Abrams Capital Management 14,371 SF 4/2033		
20	Orrick Herrington & Sutcliffe 14,315 SF 3/2030		
19	Orrick Herrington & Sutcliffe 9,320 SF 3/2030	Alteryx Inc 8,171 SF 2/2026	
18	Summit Partners 18,994 SF 11/2033		
17	Summit Partners 20,448 SF 11/2033		
16	Weiss Asset Management 11,760 SF 10/2025	Martignetti Grocery 4,702 SF 11/2026	Weiss Asset Management 3,463 SF 10/2025
15	GW&K Investment Management 19,852 SF 2/2033		
14	GW&K Investment Management 19,851 SF 2/2033		
13	MFN Partners Management 6,772 SF 8/2024	GW&K Investment Management 7,601 SF 2/2033	Lee & Rivers 5,478 SF 4/2025
12	Rhythm Pharmaceuticals, Inc. 13,677 SF 7/2025	Denneen & Company 6,185 SF 2/2024	
11	Lazard Group 14,380 SF 1/2029	Guggenheim Securities 5,472 SF 9/2024	
10	Summit Partners 19,880 SF 11/2033		
9	Summit Partners 19,265 SF 11/2033		
8	Weiss Asset Management 19,537 SF 10/2034		
7	Wayfair[1] 19,523 SF 12/2031		
6	Wayfair[1] 41,174 SF 12/2031		
5	DraftKings Inc. 45,161 SF 3/2029		
4	Wayfair[1] 45,834 SF 12/2031		
3	Wayfair[1] 43,840 SF 12/2031		
2	Visnick & Caulfield Associates 7,468 SF 4/2025	Wayfair[1] 11,260 SF 12/2031	Oxford Management Office 2,784 SF 3/2026
1	Vacant 1,457 SF		

[1] Wayfair is current on their rent and recovery obligation, but does not intend to occupy their space. The respective suites are built out to a turnkey standard and actively being marketed for sublease at levels at or above the direct tenant rental rate obligation with limited concessions offered.

222 BERKELEY STREET | RETAIL

Floor	Tenant				
2	Vacant 428 SF	Bank of America 6,425 SF 3/2028			
1	Bank of America 6,105 SF 3/2028	Boston Private Financial 4,498 SF 6/2031	Trader Joe's (Executed Lease) 10,912 SF 12/2034	Gentlemen's Choice 413 SF 12/2024	STK (Executed Lease) 7,215 SF 5/2034

Vacant | 2024 – 2025 | 2026 – 2027 | 2028 – 2029 | 2030+

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No. 10 – Back Bay Office

500 BOYLSTON STREET | OFFICE

Floor	Tenant	Tenant	Tenant
25	Pacific Heights Asset Mgmt 12,572 SF 3/2026	Baird 4,284 SF 8/2026	Transmit Security, Inc. 7,025 SF 3/2024
24	Finepoint Capital 13,095 SF 2/2026	Webster Bank 10,766 SF 12/2025	
23	Skadden Arps Slate Meagher 23,861 SF 2/2029		
22	Skadden Arps Slate Meagher 23,861 SF 2/2029		
21	Rockpoint Group 23,861 SF 2/2029		
20	H.I.G Capital 16,858 SF 1/2025	Freehold Capital Management 4,838 SF 1/2025	H.I.G Capital 1,306 SF 1/2025
19	Salesforce 23,289 SF 4/2028		
18	Salesforce 23,353 SF 4/2028		
17	Kowa Research Institute 12,444 SF 1/2030	Cooley 10,897 SF 5/2032	
16	Cooley 14,562 SF 5/2032	Wheelock Street Capital 4,038 SF 1/2026	Crosspoint Capital Partners 4,754 SF 7/2024
15	Cooley 23,353 SF 5/2032		
14	Cooley 23,353 SF 5/2032		
13	Adicet Bio 9,501 SF 7/2026	ATV Capital Management 5,461 SF 4/2025	Vacant 8,391 SF
12	First Eagle Alternative Credit 18,628 SF 9/2025	Balyasny Asset Management 4,544 SF 9/2025	
11	Polen Capital 6,830 SF 3/2031	Polen Capital 5,321 SF 1/2025	Monument Group 11,202 SF 10/2025
10	Wayfair[1] 23,353 SF 12/2031		
9	Wayfair[1] 22,955 SF 12/2031		
8	Wayfair[1] 22,662 SF 12/2031		
7	Wayfair[1] 22,638 SF 12/2031		
6	Wayfair[1] 23,681 SF 12/2031	Vista Higher Learning 35,318 SF 11/2024	
5	DraftKings Inc. 59,899 SF 3/2029		
4	DraftKings Inc. 20,044 SF 3/2029	CBIZ Accounting 32,431 SF 8/2027	
3	Wayfair[1] 48,154 SF 12/2031	Weiss Asset Management 2,928 SF 10/2034	
2	Vacant 21,718 SF	Wayfair[1] 31,238 SF 12/2031	

[1] Wayfair is current on their rent and recovery obligation, but does not intend to occupy their space. The respective suites are built out to a turnkey standard and actively being marketed for sublease at levels at or above the direct tenant rental rate obligation with limited concessions offered.

500 BOYLSTON STREET | RETAIL

Floor	Tenant	Tenant	Tenant	Tenant
1	Trader Joe's (Executed Lease) 5,600 SF 12/2034	Vacant 21,601 SF	SoulCycle 4,265 SF 7/2031	Juice Press 1,243 SF 1/2026

Vacant | 2024 – 2025 | 2026 – 2027 | 2028 – 2029 | 2030+

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No. 10 – Back Bay Office

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No. 10 – Back Bay Office
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC, GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1)(2):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1)(2):	$30,000,000	Property Type – Subtype:	Office – CBD
% of IPB:	3.9%	Net Rentable Area (SF):	1,283,670
Loan Purpose:	Refinance	Location:	Boston, MA
Borrower:	500 Boylston & 222 Berkeley Owner (DE) LLC	Year Built / Renovated:	1987, 1991 / 2016-2022
Borrower Sponsor:	JPMorgan Chase Bank, N.A., J.P. Morgan Investment Management Inc., OMERS Administration Corporation and OPG Investment Holdings (US), LLC	Occupancy:	95.8%
		Occupancy Date:	4/30/2023
		4th Most Recent NOI (As of):	$51,254,278
		3rd Most Recent NOI (As of):	$61,539,300
Interest Rate(3):	6.29800%	2nd Most Recent NOI (As of):	$62,722,256
Note Date:	6/7/2023	Most Recent NOI (As of):	$63,014,340
Maturity Date:	7/6/2028	UW Economic Occupancy:	93.6%
Interest-only Period:	60 months	UW Revenues:	$115,015,445
Original Term:	60 months	UW Expenses:	$37,554,805
Original Amortization Term:	None	UW NOI:	$77,460,640
Amortization Type:	Interest Only	UW NCF:	$77,203,906
Call Protection:	L(25),DorYM1(28),O(7)	Appraised Value / Per SF(6):	$1,410,000,000 / $1,098
Lockbox / Cash Management:	Hard / Springing	Appraisal Date(6):	10/19/2022
Additional Debt(2):	Yes
Additional Debt Balance(2):	$445,000,000 / $65,000,000 / $40,000,000
Additional Debt Type(2):	Pari Passu / Subordinate/ Mezzanine

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Loan	Whole Loan	Total Debt
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$370	$421	$452
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$370	$421	$452
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV(2)(6):	33.7%	38.3%	41.1%
TI/LC Reserve(4):	$26,723,400	Springing	N/A	Maturity Date LTV(2)(6):	33.7%	38.3%	41.1%
Other(5):	$31,137,229	$0	N/A	UW NCF DSCR(2):	2.55x	2.16x	1.94x
				UW NOI Debt Yield(2):	16.3%	14.3%	13.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan(1)(2)	$475,000,000	76.4%	Payoff Existing Debt(7)	$546,966,371	88.0%
Subordinate Loan(2)	65,000,000	10.5	Reserves	57,860,629	9.3%
Borrower Sponsor Equity	41,583,604	6.7	Closing Costs	16,756,604	2.7%
Mezzanine Loan(2)	40,000,000	6.4
Total Sources	$621,583,604	100.0%	Total Uses	$621,583,604	100.0%
(1)	The Back Bay Office Mortgage Loan (as defined below) is part of the Back Bay Office Whole Loan which has an original aggregate principal balance of $540,000,000. The Financial Information in the chart above reflects the Back Bay Office Senior Loan (as defined below) and the Back Bay Office Whole Loan. For additional information, see “The Loan” below.
(2)	The Back Bay Office Mortgage Loan is part of the Back Bay Office Whole Loan with an aggregate outstanding principal balance as of the Cut-off Date of $540,000,000, which is comprised of 15 senior pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $475,000,000 and two subordinate promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $65,000,000. The Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, UW NOI Debt Yield numbers presented above are based on the Back Bay Office Senior Loan. The Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield based on the Back Bay Office Whole Loan are 38.3%, 38.3%, 2.16x and 14.3%, respectively. Additionally, a mezzanine loan was originated with an outstanding principal balance as of the Cut-off Date of $40,000,000 (the “Back Bay Office Mezzanine Loan,” and together with the Back Bay Office Whole Loan, the “Back Bay Office Total Debt”). The Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, and UW NOI Debt Yield based on the Back Bay Office Total Debt are 41.1%, 41.1%, 1.94x, 13.4%, respectively.
(3)	Represents the interest rate of the Back Bay Office Senior Loan. The interest rate of the Back Bay Office Subordinate Companion Loan (as defined below) is 8.2000% per annum.
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(4)	The borrower is not required to make monthly deposits into the TI/LC reserve account until the first monthly payment date in which the undisbursed portion of the Upfront TI/LC Reserve of $26,723,400 is less than or equal to $15,000,000. Upon such event, the borrower will be required to deposit $213,969 on a monthly basis. See “—Escrows” below.
(5)	Other reserves include an upfront outstanding TI/LC reserve of approximately $21,283,070 and a free rent reserve of approximately $9,854,159. See “—Escrows” below.
(6)	Based on the “as is (extraordinary assumption)“ appraised value of $1,410,000,000 as of October 19, 2022, which is subject to the extraordinary assumption that approximately $67,600,000 has been reserved for leasing costs. Due to the time passed since the appraisal date, the leasing cost escrow amount under the loan agreement is $57,860,629. All outstanding leasing costs at the time of loan origination were reserved upfront. Based on the “as-is” appraised value of $1,345,000,000, the Cut-off Date LTV and Maturity Date LTV for the Back Bay Office Senior Loan), the Back Bay Office Whole Loan and the Back Bay Office Total Debt are equal to 35.3%, 40.1% and 43.1%, respectively.
(7)	Prior financing was originally $660,000,000 which was reduced by approximately $48.2 million of amortization prior to December 2022. In addition, in December 2022, the borrower sponsor executed an approximately $59.9 million paydown in conjunction with a short term loan extension.

The Loan. The tenth largest mortgage loan (the “Back Bay Office Mortgage Loan”) is part of a whole loan (the “Back Bay Office Whole Loan”) that is evidenced by (i) fifteen pari passu senior promissory notes in the aggregate original principal amount of $475,000,000 (collectively, the “Back Bay Office Senior Loan”), (ii) two subordinate promissory notes in the original principal amount of $65,000,000 (the “Back Bay Office Subordinate Companion Loan”), and (iii) a mezzanine loan in the original principal amount of $40,000,000 (the “Back Bay Office Mezzanine Loan” and, together with the Back Bay Office Subordinate Companion Loan, the “Back Bay Office Subordinate Companion Loans”). The Back Bay Office Whole Loan was co-originated on June 7, 2023 by Deutsche Bank AG, New York Branch (“DBNY”), Goldman Sachs Bank USA (“GSBI”), Wells Fargo Bank, National Association (“WFBNA”), New York Life Insurance Company (“New York Life”), and Teachers Insurance and Annuity Association of America (“TIAA”). The Back Bay Office Whole Loan is secured by a first priority mortgage on the borrower’s fee simple interest in a 1,283,670 square foot office property located in Boston, Massachusetts (the “Back Bay Office Property”). The Back Bay Office Mortgage Loan is evidenced by the note A-5-1 with an outstanding principal balance of $17,500,000 contributed by GACC, and non-controlling notes A-8-2-B and A-8-3 with an aggregate outstanding principal balance as of the Cut-off Date of $12,500,000, contributed by GSMC. The remaining notes are currently held by DBRI, Zions Bancorporation, N.A. and Wells Fargo, which are expected to be contributed to one or more future securitization trusts, and New York Life and TIAA, which are not expected to be contributed to any future securitization trusts. The Back Bay Office Mortgage Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2023-B39 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Back Bay Pari Passu-AB Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

The Back Bay Office Senior Loan accrues interest at a fixed rate of 6.29800% per annum and the Back Bay Office Subordinate Companion Loan accrues interest at a fixed rate of 8.20000% per annum. The Back Bay Office Whole Loan has an initial term of 60 months, a remaining term of 59 months and is interest-only for the full term. The scheduled maturity date of the Back Bay Office Whole Loan is the payment date that occurs in July 2028. The proceeds of the Back Bay Office Whole Loan were used to refinance the Back Bay Office Property, pay origination costs, and fund upfront reserves.

Defeasance or prepayment (together with, if prior to the payment date in January 2028, a prepayment fee equal to the greater of 1% of the unpaid principal balance and a yield maintenance premium) of the Back Bay Office Whole Loan in whole (but not in part) is permitted at any time after the earlier of (i) June 7, 2026 and (ii) the second anniversary of the date on which the entire Back Bay Office Whole Loan (other than note A-1, note A-2, note B-1 and note B-2) has been securitized. The assumed lockout period of 25 months is based on the expected BMO 2023-5C1 securitization cut-off date in August 2023. The actual lockout period may be longer. Voluntary prepayment of the Back Bay Office Whole Loan in whole (but not in part), without payment of any prepayment fee or yield maintenance premium is permitted on and after the payment date occurring in January 2028.

The table below summarizes the promissory notes that comprise the Back Bay Office Whole Loan. The relationship between the holders of the Back Bay Office Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—--The Back Bay Office Whole Loan” in the Prospectus. The Back Bay Office Whole Loan will be serviced under the Benchmark 2023-B39 pooling and servicing agreement. See Description of the Mortgage Pool—The Whole Loans——The Back Bay Office Whole Loan”, and “The Pooling and Servicing Agreement—” in the Prospectus.

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Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$137,500,000	$137,500,000	New York Life	No(2)
A-2	$100,000,000	$100,000,000	TIAA	No(2)
A-3	$22,500,000	$22,500,000	Benchmark 2023-V3	No
A-4-1	$30,000,000	$30,000,000	Benchmark 2023-B39	No(2)
A-4-2	$25,000,000	$25,000,000	Zions Bancorporation, N.A.(1)	No
A-4-3	$5,000,000	$5,000,000	Benchmark 2023-V3	No
A-5-1	$17,500,000	$17,500,000	BMO 2023-5C1	No
A-5-2	$12,500,000	$12,500,000	DBRI or its affiliate(1)	No
A-6	$50,000,000	$50,000,000	BANK5 2023-5YR2	No
A-7-A	$15,000,000	$15,000,000	WFBNA(1)	No
A-7-B	$10,000,000	$10,000,000	BANK5 2023-5YR2	No
A-8-1	$20,000,000	$20,000,000	Benchmark 2023-B39	No
A-8-2-A	$17,500,000	$17,500,000	Benchmark 2023-V3	No
A-8-2-B	$2,500,000	$2,500,000	BMO 2023-5C1	No
A-8-3	$10,000,000	$10,000,000	BMO 2023-5C1	No
Total Senior Loan	$475,000,000	$475,000,000
B-1	$39,000,000	$39,000,000	SM Finance (GoReLux) LLC, an entity managed by Affinius Capital Management LLC	Yes(2)
B-2	$26,000,000	$26,000,000	SM Finance (GoReLux) LLC, an entity managed by Affinius Capital Management LLC	No
Whole Loan	$540,000,000	$540,000,000
(1)	Expected to be contributed to one or more future securitizations.
(2)	The Back Bay Office Whole Loan is a Pari Passu-AB whole loan, and the controlling note as of the date hereof is the Note B-1. Upon the occurrence of certain trigger events specified in the co-lender agreement, however, control will generally shift first, to the Note A-1, then to the Note A-2 and then to the Note A-4-1, in each case, following certain trigger events under the co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Back Bay Office Pari Passu-AB Whole Loan” in the Prospectus for more information regarding the manner in which control shifts under the Back Bay Office Whole Loan.

The Property. The Back Bay Office Property is a 1,283,670 SF Class A property located on a full square block at the intersection of Berkeley and Boylston Streets in the Back Bay neighborhood of Boston, Massachusetts. The Back Bay Office Property is made up of two interconnected buildings, developed by architects Philip Johnson and Robert A.M. Stern, with 500 Boylston Street built in 1987 and 222 Berkeley Street built in 1991. The Back Bay Office Property includes amenity-forward ground floor retail and proximity to major Boston transportation arteries. The Back Bay Office Property features flexible floor plates ranging from 14,000 to 100,000 SF, 12’-13’ slab-to-slab ceiling heights and a retail mix of restaurants and fitness tenants. Since acquiring the Back Bay Office Property in 2015, the borrower sponsor has invested approximately $192 million ($150 PSF) on leasing costs and renovation capital. Recent initiatives include renovations to the central courtyard and improvements to building common areas including a rejuvenated lobby atrium common space. The Back Bay Office Property consists of two of only 13 buildings in Boston to achieve LEED Platinum status. As of April 30, 2023, the Back Bay Office Property was 95.8% leased to 46 tenants with the largest tenant accounting for 27.8% of NRA.

The Back Bay Office Property is currently 95.8% occupied as of April 30, 2023, by a granular collection of technology, finance, and law tenants. The largest tenant is Wayfair (356,312 SF | 19.5% of underwritten base rent | lease expiration: December 31, 2031), an online platform focused exclusively on the approximately $800 billion home goods market (see further information under Major Tenants). Additional top tenants include: DraftKings Inc. (125,104 SF | 7.3% of underwritten base rent | lease expiration: March 31, 2029); Summit Partners (78,587 SF | 7.4% of underwritten base rent | lease expiration: November 30, 2033); Cooley (72,165 SF | 6.6% of underwritten base rent | lease expiration: May 31, 2032 | AM Law 2022 #16); and Skadden Arps Slate Meagher (47,722 SF | 3.8% of underwritten base rent | lease expiration: February 28, 2029 | AM Law 2022 #5). While the Property is 95.8% occupied, as of April 30, 2023, and only 26.4% of NRA is scheduled to roll during the five-year loan term, Wayfair is currently dark in its space but is currently paying full unabated rent.

Major Tenants. The three largest tenants based on underwritten base rent are Wayfair, Summit Partners and Draft Kings Inc. (“Draft Kings”.

Wayfair (356,312 square feet; 27.8% NRA; 19.5% of underwritten base rent): Wayfair is a large online platform focused exclusively on the home goods market. Wayfair provides approximately 33 million furniture, home décor, houseware, and home improvement products to customers in the United States and internationally, under various brands through its websites including Wayfair, Joss & Main, All Modern, Birch Lane, and Perigold. Headquartered in Boston, Massachusetts with operations throughout North America and Europe, Wayfair employs approximately 18,000 people. Wayfair is currently dark in its space, however as of the origination date Wayfair was paying full unabated rent. We cannot assure you whether Wayfair will continue to pay rent as expected or at all. Wayfair’s lease expires on December 31, 2031. Wayfair has subleased 19,523 SF of space on the 7th floor to Drift.com at $57.50 PSF, full-service gross, with a lease expiration of December 31, 2024. Wayfair is currently marketing 156,436 SF of its remaining space for sublease.

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Summit Partners (78,587 square feet; 6.1% NRA; 7.4% of underwritten base rent): Founded in 1984, Summit Partners is a global alternative investment firm that is currently managing more than $35 billion in capital dedicated to growth equity, fixed income and public equity opportunities. Summit Partners has invested in more than 500 companies in technology, healthcare and other growth industries. Summit Partners has backed many fintech and software service companies, including Calypso Technology, Clearwater Analytics (NYSE: CWAN), EngageSmart (NYSE: ESMT), Gainsight, Jamf (NYSE: JAMF), Klaviyo, RightNow and Smartsheet (NYSE: SMAR). Summit Partners maintains offices in North America and Europe and invests in companies around the world. Summit Partners’ lease expires on November 30, 2033. Summit Partners is in a free rent period for 54,416 SF through November 2023, which was reserved in full at origination. We cannot assure you that Summit Partners will commence paying rent as expected or at all.

Draft Kings (125,104 square feet; 9.7% NRA; 7.3% of underwritten base rent): DraftKings Inc. is a digital sports entertainment and gaming company with products that range across daily fantasy, regulated gaming and digital media. Headquartered in Boston, and launched in 2012 by Jason Robins, Matt Kalish and Paul Liberman, DraftKings Inc. is a multi-channel provider of sports betting and gaming technologies, powering sports and gaming entertainment for operators in 17 countries. DraftKings Inc.’s lease at the Back Bay Office Property commenced in December 2017 and expires in March 2029 followed by two, five-year extension options. DraftKings Inc. has the right to terminate its lease as of the last day of the 7th lease year from the rent commencement date (March 10, 2026), with between 18 to 21 months’ written notice and the payment of a termination fee equal to three months of base rent for the period immediately following the termination date and the unamortized transaction costs.

Environmental. According to a Phase I environmental assessment dated November 15, 2022, there was no evidence of any recognized environmental conditions at the Back Bay Office Property.

The following table presents certain information relating to the historical occupancy of the Back Bay Office Property:

Historical and Current Occupancy
2020(1)	2021(1)	2022(1)	Current(2)
96.0%	97.0%	96.8%	95.8%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of April 30, 2023.

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The following table presents certain information relating to the largest tenants based on underwritten base rent of the Back Bay Office Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Exp. Date
Wayfair(3)(4)	NR/NR/NR	356,312	27.8%	$38.00	$13,539,856	19.5%	12/31/2031
Summit Partners(5)	B3/B/B-	78,587	6.1	$65.04	5,111,125	7.4	11/30/2033
DraftKings Inc.(6)	NR/NR/NR	125,104	9.7	$40.67	5,087,655	7.3	3/31/2029
Cooley(7)	NR/NR/NR	72,165	5.6	$63.51	4,583,500	6.6	5/31/2032
Salesforce(8)	A2/A+/NR	46,642	3.6	$83.00	3,871,286	5.6	4/30/2028
GW&K Investment Management	A3/BBB+/NR	47,304	3.7	$72.00	3,405,888	4.9	2/28/2033
Weiss Asset Management(9)(10)	NR/NR/NR	37,688	2.9	$71.22	2,684,320	3.9	Various
Skadden Arps Slate Meagher	NR/NR/NR	47,722	3.7	$55.00	2,624,710	3.8	2/28/2029
Abrams Capital Management(11)	NR/NR/NR	28,074	2.2	$79.00	2,217,846	3.2	4/30/2033
Orrick Herrington & Sutcliffe	NR/NR/NR	23,635	1.8	$75.12	1,775,542	2.6	3/31/2030
Largest Tenants		863,233	67.2%	$52.02	$44,901,728	64.7%
Other Tenants(12)		366,842	28.6	$66.65	24,449,836	35.3
Occupied Collateral Total / Wtd. Avg.		1,230,075	95.8%	$56.38	$69,351,564	100.0%
Vacant Space		53,595	4.2
Total / Wtd. Avg. All Owned Tenants		1,283,670	100.0%

(1)	Based on the underwritten rent roll dated April 30, 2023.
(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Wayfair is currently dark in its space, but as of the origination date was paying unabated rent. We cannot assure you whether Wayfair will continue paying rent as expected or at all.
(4)	Wayfair has subleased 19,523 SF of space on the 7th floor to Drift.com at $57.50 PSF, full-service gross, with a lease expiration of December 31, 2024. Wayfair is currently marketing 156,436 SF of its remaining space for sublease.
(5)	Summit Partners is in a free rent period for 54,416 SF through November 2023, which was reserved in full at origination. We cannot assure you that Summit Partners will commence paying rent as expected or at all.
(6)	DraftKings Inc. has the right to terminate its lease as of the last day of the 7th lease year from the rent commencement date (March 10, 2026) with between 18 to 21 months’ written notice and the payment of a termination fee equal to three months of base rent for the period immediately following the termination date and the unamortized transaction costs.
(7)	Cooley has the one time right to terminate its space on the 16th floor (14,562 SF) as of May 31, 2025 with between 12 to 18 months written notice and the payment of a termination fee equal to three months of net rent and operating costs for the period immediately following the termination option, plus the unamortized pro-rata extension transaction cost.
(8)	Salesforce has subleased 23,353 SF of its space to Providence Equity Partners, Aeris Partners at a rate of $80.97 PSF, which sublease is co-terminous with the prime lease.
(9)	According to the underwritten rent roll as of April 30, 2023, two Weiss Asset Management spaces totaling 15,223 SF have an underwritten lease expiration of October 31, 2025; however, pursuant to the lease amendment dated November 15, 2022, its expected lease expiration for its other three spaces totaling 22,465 SF is October 31, 2034, which would result in a weighted average remaining term of 11.4 years for Weiss Asset Management.
(10)	Weiss Asset Management is currently in a free rent period for 19,537 SF until August 1, 2024, which was reserved in full at origination. We cannot assure you that Weiss Asset Management will commence paying rent as expected or at all.
(11)	Abrams Capital Management is currently in a free rent period until December 15, 2023, which was reserved in full at origination. We cannot assure you that Abrams Capital Management will commence paying rent as expected or at all.
(12)	Remaining Tenants includes two tenants (Trader Joe’s and STK), totaling 1.8% of net rentable area that have not yet taken occupancy. STK is expected to take occupancy in December 2023 and Trader Joe’s is expected to take occupancy in June 2024. We cannot assure you that either tenant will take occupancy of its respective space as expected or at all.

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No. 10 – Back Bay Office

The following table presents certain information relating to the tenant lease expirations of the Back Bay Office Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	53,595	4.2%	NAP	NAP	53,595	4.2%	NAP	NAP
2023	0	0	0.0	$0	0.0%	53,595	4.2%	$0	0.0%
2024	7	65,939	5.1	3,413,905	4.9	119,534	9.3%	$3,413,905	4.9%
2025	12	120,770	9.4	8,093,017	11.7	240,304	18.7%	$11,506,922	16.6%
2026	9	60,390	4.7	5,060,933	7.3	300,694	23.4%	$16,567,855	23.9%
2027	1	32,431	2.5	1,167,516	1.7	333,125	26.0%	$17,735,371	25.6%
2028	2	59,172	4.6	5,133,946	7.4	392,297	30.6%	$22,869,317	33.0%
2029	4	211,067	16.4	10,217,124	14.7	603,364	47.0%	$33,086,441	47.7%
2030	2	36,079	2.8	2,847,592	4.1	639,443	49.8%	$35,934,034	51.8%
2031	4	371,905	29.0	15,324,573	22.1	1,011,348	78.8%	$51,258,607	73.9%
2032	1	72,165	5.6	4,583,500	6.6	1,083,513	84.4%	$55,842,107	80.5%
2033 & Thereafter(3)	6	200,157	15.6	13,509,457	19.5	1,283,670	100.0%	$69,351,564	100.0%
Total	48	1,283,670	100.0%	$69,351,564	100.0%
(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease expiration schedule.
(2)	Based on the underwritten rent roll dated April 30, 2023.
(3)	According to the underwritten rent roll as of April 30, 2023, two Weiss Asset Management spaces totaling 15,223 SF have an underwritten lease expiration of October 31, 2025; however, pursuant to the lease amendment dated November 15, 2022, their expected lease expiration is October 31, 2034, which would result in a weighted average remaining term of 11.4 years for Weiss Asset Management.

The following table presents certain information relating to the underwritten cash flows of the Back Bay Office Property:

Operating History and Underwritten Net Cash Flow
	2020	2021	2022	TTM(1)	Underwritten	Per Square Foot	%(2)
Base Rent(3)	$51,526,277	$59,949,889	$59,804,916	$58,642,289	$69,351,564	$54.03	64.2%
Step Rent(4)	0	0	0	0	1,362,984	1.06	1.3
Step Rent Credit(5)	0	0	0	0	521,804	0.41	0.5
Value of Vacant Space	0	0	0	0	4,911,403	3.83	4.5
Gross Potential Rent	$51,526,277	$59,949,889	$59,804,916	$58,642,289	$76,147,755	$59.32	70.4%
Total Reimbursements	24,669,444	27,067,738	28,017,620	28,290,450	31,949,642	24.89	29.6
Net Rental Income	$76,195,721	$87,017,627	$87,822,536	$86,932,739	$108,097,396	$84.21	100.0%
Other Income	7,723,812	8,115,682	11,231,780	13,140,165	11,829,452	9.22	10.9
(Vacancy/Credit Loss)(6)	(633,236)	(359,541)	(80,985)	(80,987)	(4,911,403)	(3.83)	(4.5)
Effective Gross Income	$83,286,297	$94,773,768	$98,973,331	$99,991,917	$115,015,445	$89.60	106.4%
Total Expenses	$32,032,019	$33,234,468	$36,251,075	$36,977,577	$37,554,805	$29.26	32.7%
Net Operating Income(7)(8)	$51,254,278	$61,539,300	$62,722,256	$63,014,340	$77,460,640	$60.34	67.3%
Total TI/LC, Capex/RR	0	0	0	0	256,734	0.20	0.2
Net Cash Flow	$51,254,278	$61,539,300	$62,722,256	$63,014,340	$77,203,906	$60.14	67.1%
(1)	TTM reflects the trailing 12 month period ending on March 31, 2023.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Based on the underwritten rent roll dated April 30, 2023.
(4)	Represents contractual rent steps through April 1, 2024.
(5)	Represents straight-line rent average through each tenant’s lease expiration for investment-grade tenants and tenants included in a legal industry magazine listing of the top 100 United States law firms by revenues (“Top 100 Law Firms”).
(6)	Vacancy also encompasses bad debt, which includes provisions made for COVID-19 abatements in 2020 and credits for unused provisions in 2021.
(7)	The increase in Net Operating Income from 2020 to 2021 was primarily driven by nine tenants, representing 6.6% of net rentable area with leases that began or renewed/extended in 2021, rent increases for tenants in place, and an increase in total recoveries.
(8)	The increase from TTM 3/31/2023 to Underwritten Net Operating Income was primarily driven by including credit for six leases which began in October 2022 or later, representing 11.6% of the net rentable area, the rent average benefit for investment-grade and Top 100 Law Firm tenants, contractual rent steps, and an increase in recoveries.

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Annex B	BMO 2023-5C1
No. 10 – Back Bay Office

The Market. The Back Bay Office Property is located in Boston, Suffolk County, Massachusetts, in the Back Bay office submarket. The Back Bay office submarket, one of nine distinct geographic concentrations within Boston, contains 14.3 million market rate rental SF of office space, or 10.3% of the Boston metro's total inventory of office space. In the ten-year period beginning with the third quarter of 2012, new additions to the submarket totaled 884,000 SF, while 58,000 SF were removed by developer activity. The net total gain of 826,000 SF equates to an annualized inventory growth rate of 0.6%, trailing slightly the Boston metropolitan growth rate of 1.0% over the same period. The Back Bay office submarket consists of approximately 17,357,250 SF of rentable office space as of May 6, 2023. The average market rent for the Back Bay office submarket is $59.09 per SF and the average vacancy rate is 9.4%.

The following table presents certain information relating to comparable office leases for the Back Bay Office Property:

Comparable Office Leases(1)
Property Name/Location	Tenant	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
Back Bay Office Boston, MA	Various	Various	$56.38(2)	Various	Various	NNN
John Hancock Tower Boston, MA	Versanis Bio, Inc.	5,190	$80.00	Jun-23	5.0 Yrs	NNN
Prudential Center Boston, MA	Foley & Lardner	99,644	$96.90	Mar-24	5.0 Yrs	Gross + TE
Prudential Tower Boston, MA	Federal Home Loan Bank	39,185	$57.00	Jan-24	15.0 Yrs	Gross + TE
One Exeter Plaza Boston, MA	Cerulli Associates	10,917	$82.00	Nov-22	10.5 Yrs	Gross + TE
101 Huntington Boston, MA	Audax Management	101,815	$78.00	Nov-22	14.2 Yrs	Gross + TE
(1)	Source: Appraisal.
(2)	Represents total weighted average of all tenants at the Back Bay Office Property based on the underwritten rent roll dated April 30, 2023.

The Borrower. The borrower is 500 Boylston & 222 Berkeley Owner (DE) LLC, a Delaware limited liability company, structured to be a single purpose bankruptcy-remote entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Back Bay Office Whole Loan.

The Borrower Sponsor. The borrower sponsors are JPMorgan Chase Bank, N.A., J.P. Morgan Investment Management Inc., OMERS Administration Corporation (“OMERS”), and OPG Investment Holdings (US), LLC, and the non-recourse carveout guarantor is OPG Investment Holdings (US), LLC. The borrower is owned by a joint venture between J.P. Morgan Asset Management (“JPMAM”) and Oxford Properties (“Oxford”). JPMAM, with assets under management of $2.2 trillion as of September 30, 2022, is a global investment manager. JPMAM’s clients include institutions, retail investors and high-net worth individuals. JPMAM offers global investment management in equities, fixed income, real estate, hedge funds, private equity and liquidity.

Oxford is a global real estate investor, asset manager, and builder. It builds, buys, and grows defined real estate operating businesses. Established in 1960, Oxford and its portfolio companies reported that they manage approximately $80 billion (CAD) of assets across four continents on behalf of their investment partners. Oxford’s owned portfolio encompasses office, logistics, retail, multifamily residential, life sciences and hotels; it spans nearly 164 million SF. Oxford is owned by OMERS, the Canadian defined benefit pension plan for Ontario’s municipal employees. OPG Investment Holdings (US), LLC, the non-recourse carveout guarantor, is owned by OMERs, and does not have an ownership interest in the borrower.

Property Management. The Back Bay Office Property is managed by Oxford I Asset Management USA Inc., a Delaware corporation, an affiliate of the borrower sponsor.

Escrows and Reserves. At origination of the Back Bay Office Whole Loan, the borrower deposited (i) $26,723,400 (the “Upfront Rollover Deposit”) into a TI/LC rollover reserve, (ii) $21,283,070 into an outstanding TI/LC reserve and (iii) $9,854,159 into a free rent reserve.

Tax Reserve. On each monthly payment date during a Trigger Period (as defined below), the borrower is required to deposit into a real estate tax reserve 1/12th of the taxes that the lender estimates will be payable by the borrower over the next-ensuing 12-month period.

Insurance Reserve. On each monthly payment date during a Trigger Period, the borrower is required to deposit into an insurance reserve an amount equal to 1/12 of the insurance premiums that the lender reasonably estimates will be required for the renewal of coverage. The borrower does not need to deposit payments on each monthly payment date into the insurance reserve if an acceptable blanket policy is in effect.

Replacement Reserve. The borrower is required to deposit into a replacement reserve, on a monthly basis during the continuance of a Trigger Period, an amount equal to $21,397.

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TI/LC Reserve. The borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to $213,969; provided, however, such monthly deposits will not commence until the Upfront Rollover Deposit becomes equal to or less than $15,000,000.

Lockbox / Cash Management. The Back Bay Office Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause all rents of the Back Bay Office Property to be transmitted directly by the tenants into a lockbox account controlled by the lender. The borrower and property manager are required to deposit all revenues otherwise received relating to the Back Bay Office Property (other than tenant security deposits) into the lockbox account within two business days following receipt. All funds deposited into the lockbox are required to be transferred on a daily basis to or at the direction of the borrower unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on a daily basis to a cash management account under the control of the lender to be applied and disbursed in accordance with the Back Bay Office Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Back Bay Office Whole Loan documents are required to (i) to the extent that any Trigger Period exists other than solely as the result of a Lease Sweep Period (as defined below), be deposited into an excess cash flow reserve account as additional collateral for the Back Bay Office Whole Loan, or (ii) during a Trigger Period continuing due to a Lease Sweep Period (regardless of whether any other Trigger Period is continuing), to be deposited into the lease sweep account.

A “Trigger Period” means a period that commences (i) upon the occurrence of an event of default under the Back Bay Office Whole Loan documents until cured, (ii) upon the debt yield falling below (a) 8.50% based on the combined outstanding principal balance of the Back Bay Office Whole Loan and the Back Bay Office Mezzanine Loan or (b) 9.10% based on the outstanding principal balance of the Back Bay Office Whole Loan, as of the last day of any quarter (a “Low Debt Yield Period”) until the debt yield is equal to or greater than 8.50% for one calendar quarter for the Back Bay Office Whole Loan and Back Bay Office Mezzanine Loan or the debt yield is equal to or greater than 9.10% for one calendar quarter for the Back Bay Office Whole Loan (provided that the borrower may cure or avoid a Low Debt Yield Period by delivering to the lender cash or a letter of credit in the amount by which the outstanding principal balance of the Back Bay Office Whole Loan and/or the Back Bay Office Mezzanine Loan, as applicable, would need to be reduced for the applicable debt yield test to be satisfied), (iii) if a property manager is an affiliate of the borrower or guarantor and becomes insolvent or a debtor in any bankruptcy or insolvency proceeding, unless such property manager is replaced within 30 days until the manager is replaced with a non-affiliated manager in accordance with the terms of the Back Bay Office Whole Loan, (iv) upon the occurrence of an event of default under the Back Bay Office Mezzanine Loan documents until the mezzanine lender sends the lender a notice that such event of default has been cured or waived, or (v) upon the commencement of a Lease Sweep Period until such Lease Sweep Period ceases pursuant to the terms of the Back Bay Office Whole Loan documents.

A “Lease Sweep Period” means a period commencing on the first monthly payment date following the occurrence of any of the following: (a) with respect to each Lease Sweep Lease (as defined below), the earlier to occur of: (x) 12 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Lease Sweep Lease; and (y) the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) the receipt by the borrower or property manager of notice from any tenant under a Lease Sweep Lease exercising its right to terminate its Lease Sweep Lease; (c) the date that a Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the borrower or property manager of notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease prior to its then current expiration date; (d) the date that any tenant under a Lease Sweep Lease (other than Wayfair and any investment grade tenant) discontinues its business (i.e., “goes dark”) in its space at the Back Bay Office Property or gives notice that it intends to do any of the foregoing; (e) upon a default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period; or (f) the occurrence of any of the following (A) any Lease Sweep Lease party is unable to pay its debts generally, or institutes any proceeding seeking to adjudicate it insolvent or seeking a liquidation or dissolution, or (B) the instituting of any proceeding against or with respect to any Lease Sweep Lease party seeking liquidation of its assets or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of it or the whole or any substantial part of its properties or assets or the taking of any corporate, partnership or limited liability company action in furtherance of any of the foregoing.

A Lease Sweep Period will end upon the following: (i) with regard to clauses (a) through (d) above, the entirety of the Lease Sweep Lease space is leased to a satisfactory replacement tenant or tenants, and in the lender’s reasonable judgment sufficient funds have been accumulated in the lease sweep account to cover all anticipated approved lease sweep space leasing expenses, free rent periods, and/or rent abatements, and any shortfalls in required payments under the loan documents or operating expenses as a result of anticipated downtime prior to the commencement of payments under the lease or leases, which funds on deposit in the lease sweep account may not exceed $125 PSF of the lease sweep space, provided that all anticipated approved lease sweep space leasing expenses will not, in lender’s reasonable judgement, exceed $125 PSF, (ii) with regard to clauses (a) through (f), funds collected in the lease sweep account are equal to $75 PSF for the applicable tenant’s space (“Lease Sweep Deposit Amount”), unless the lender determines that anticipated leasing expenses will exceed the Lease Sweep Deposit Amount, in which case the sweep will continue until the lender is satisfied that there are sufficient funds in the lease sweep account; (iii) with regard to clause (a), the tenant of the Lease Sweep Lease space has irrevocably exercised its renewal or extension option with respect to all of its space, and sufficient funds have been accumulated to cover all anticipated leasing costs; (iv) with regard to clauses (b) and (c), such termination option is not validly exercised by the tenant or is otherwise validly and irrevocably waived in writing; (v) with regard to clause (e), the date the default has been cured; or (vi) with regard to clause (f), either the Lease Sweep Lease has been affirmed or assumed in the tenant insolvency, without modification of such lease

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or guaranty, in a manner reasonably satisfactory to the lender, pursuant to a final, non-appealable order of the bankruptcy court, and the tenant is in full occupancy and paying full unabated rent, and adequate assurance of the future performance under the Lease Sweep Lease, as determined by the lender, has been provided, or the Lease Sweep Deposit Amount has been met.

A “Lease Sweep Lease” means (i) the Wayfair lease or (ii) any replacement lease from a different tenant that leases at least 235,000 rentable SF.

Subordinate and Mezzanine Debt. The $65,000,000 Back Bay Office Subordinate Companion Loan was funded concurrently with the origination of the Back Bay Office Senior Loan and comprises part of the Back Bay Office Whole Loan. The Back Bay Office Subordinate Companion Loan accrues interest at a rate of 8.2000% per annum. The holders of the Back Bay Office Mortgage Loan, the Back Bay Office Pari Passu Companion Loans and the Back Bay Office Subordinate Companion Loan have entered into a co-lender agreement that governs their relationship, as described under “Description of the Mortgage Pool—The Whole Loans—The Back Bay Office Whole Loan” in the Prospectus. Additionally, the $40,000,000 Back Bay Office Mezzanine Loan was funded by RICP V Holdings, LLC concurrently with the origination of the Back Bay Office Whole Loan and is secured by the direct equity ownership in the borrower of the Back Bay Office Whole Loan. The Back Bay Office Mezzanine Loan accrues interest at a rate of 10.12500% per annum, interest only, and matures on July 6, 2028. The lenders of the Back Bay Office Whole Loan and the Back Bay Office Mezzanine Loan have entered into an intercreditor agreement that governs their relationship.

Partial Release. Not permitted.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	CREFI, BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type – Subtype:	Office – CBD
% of IPB:	3.9%	Net Rentable Area (SF):	1,599,029
Loan Purpose:	Acquisition	Location:	Jersey City, NJ
Borrowers:	SL Harborside Owner 2 & 3 LLC	Year Built / Renovated:	1930 / 2021
	and Harborside Owner 2A LLC	Occupancy:	75.1%
Borrowers’ Sponsors:	Mark Karasick and Michael	Occupancy Date:	3/22/2023
	Silberberg	4th Most Recent NOI (As of):	$25,379,091 (12/31/2019)
Interest Rate:	5.84000%	3rd Most Recent NOI (As of):	$26,127,537 (12/31/2020)
Note Date:	4/4/2023	2nd Most Recent NOI (As of):	$29,403,655 (12/31/2021)
Maturity Date:	4/6/2028	Most Recent NOI (As of):	$31,486,880 (12/31/2022)
Interest-only Period:	60 months	UW Economic Occupancy:	74.5%
Original Term:	60 months	UW Revenues:	$51,753,039
Original Amortization Term:	None	UW Expenses:	$18,582,167
Amortization Type:	Interest Only	UW NOI:	$33,170,872
Call Protection(2):	L(28),D(25),O(7)	UW NCF:	$31,463,647
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$396,000,000 / $248
Additional Debt(1):	Yes	Appraisal Date:	2/7/2023
Additional Debt Balance(1):	$195,000,000 / $55,000,000 /
	$19,000,000
Additional Debt Type(1):	Pari Passu / Mezzanine /
	Preferred Equity

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt
Taxes:	$696,822	$696,822	N/A	Cut-off Date Loan / SF:	$141	$175
Insurance:	$272,774	$136,387	N/A	Maturity Date Loan / SF:	$141	$175
Replacement Reserves(3):	$8,000,000	$26,650	N/A	Cut-off Date LTV:	56.8%	70.7%
TI/LC(4):	$15,000,000	Springing	$15,000,000	Maturity Date LTV:	56.8%	70.7%
Other Reserve(5):	$40,614,319	$0	N/A	UW NCF DSCR:	2.36x	1.64x
				UW NOI Debt Yield:	14.7%	11.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$225,000,000	48.0%	Purchase Price	$377,000,000	80.5%
Borrower Sponsor Equity	119,820,041	25.6	Upfront Reserves	64,583,916	13.8
Mezzanine Loan(6)	55,000,000	11.7	Closing Costs	26,869,593	5.7
Other Sources(7)	49,633,468	10.6
Preferred Equity	19,000,000	4.1
Total Sources	$468,453,509	100.0%	Total Uses	$468,453,509	100.0%
(1)	The Harborside 2-3 Mortgage Loan (as defined below) is part of the Harborside 2-3 Whole Loan (as defined below) which is comprised of 14 pari passu promissory notes with an aggregate original balance of $225,000,000. The Harborside 2-3 Whole Loan was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and Bank of Montreal (“BMO”).
(2)	Defeasance of the Harborside 2-3 Whole Loan is permitted at any time after the earlier to occur of (i) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Harborside 2-3 Whole Loan to be securitized and (ii) April 4, 2026. The assumed defeasance lockout period of 28 payments is based on the anticipated closing date of the BMO 2023-5C1 securitization trust in August 2023. The actual lockout period may be longer.
(3)	If the amount on deposit in the replacement reserve account, less any replacement reserve monthly deposits (such amount, the “Adjusted Initial Replacement Deposit Amount”) at any time is less than or equal to $5,000,000, within 10 business days after notice from lender, the borrowers are required to make a deposit into the replacement reserve account that would cause the Adjusted Initial Replacement Deposit Amount to be equal to $10,000,000 (“Replacement Reserve True-Up Deposit”); provided, however, (i) to the extent that a Replacement Reserve True-Up Deposit would cause the Adjusted Initial Replacement Deposit Amount to exceed the actual cost of any work set forth in the closing date capital expenditures budget then remaining to be completed (as reasonably determined by lender based on evidence provided by the borrowers) (the “Remaining Budgeted CapEx Costs”), the Replacement Reserve True-Up Deposit will be decreased on a dollar-for-dollar basis by such excess, and (ii) at such time as the Adjusted Initial Replacement Deposit Amount exceeds the Remaining Budgeted CapEx Costs, the borrower will have no further obligation to make Replacement Reserve True-Up Deposits. Notwithstanding the immediately preceding sentence, if the borrowers provide evidence reasonably acceptable to the lender that the actual cost of the work relating to any line item in the closing date capital expenditures budget is less the amount set forth in the closing date capital expenditures budget (such difference, the “Capital Expenditures Budget Savings Amount”), then the applicable Replacement Reserve True-Up Deposit will be reduced on a dollar-for-dollar basis by the Capital Expenditures Budget Savings Amount.

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(4)	On each monthly payment date when the sum on deposit in the TI/LC reserve is less than $10,000,000, the borrowers are required to deposit approximately $133,252 into the TI/LC reserve account, which account is subject to a cap in an amount equal to $15,000,000.
(5)	Other Initial reserves include (i) a sea wall repair reserve of $25,000,000, (ii) an unfunded obligations reserve of $14,195,734, and (iii) an elevator modernization reserve of approximately $1,418,585.
(6)	Concurrently with the funding of the Harborside 2-3 Whole Loan, NongHyup Bank funded a mezzanine loan in the amount of $55,000,000 (the “Harborside 2-3 Mezzanine Loan” and together with the Harborside 2-3 Whole Loan, the “Harborside 2-3 Total Debt”). The Harborside 2-3 Mezzanine Loan accrues interest at a rate of 7.0000% per annum to be paid as part of each monthly debt service payment amount, and an additional 3.5000% per annum shall accrue through the loan term and be due on the maturity date. The Harborside 2-3 Mezzanine Loan has a final maturity date of April 6, 2028. An intercreditor agreement has been entered into between the lender under the Harborside 2-3 Whole Loan and the lender under the Harborside 2-3 Mezzanine Loan. Based on the Harborside 2-3 Total Debt, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are both 70.7%, the DSCR based on Underwritten NOI / NCF is 1.73x / 1.64x, and the Debt Yield based on Underwritten NOI / NCF is 11.8% / 11.2%. See “Mezzanine Debt” below.
(7)	Other Sources primarily consists of a sea wall repair credit of $27,610,000, tenant improvement and rent credits of approximately $12,104,859, a rate buydown credit of $6,250,000, and other miscellaneous credits.

The Loan. The 11th largest mortgage loan (the “Harborside 2-3 Mortgage Loan”) is part of a whole loan (the “Harborside 2-3 Whole Loan”) secured by the borrowers’ fee interest in a 1,599,029 square foot office property located in Jersey City, New Jersey (the “Harborside 2-3 Property”). The Harborside 2-3 Whole Loan is comprised of 14 pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $225,000,000. The Harborside 2-3 Whole Loan was co-originated on April 4, 2023 by CREFI and BMO and accrues interest at a fixed rate of 5.84000% per annum. The Harborside 2-3 Whole Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of the Harborside 2-3 Whole Loan is the payment date that occurs on April 6, 2028. The Harborside 2-3 Mortgage Loan is evidenced by the non-controlling Note A-2-1-B, Note A-4-2 and Note A-8 with an aggregate outstanding principal balance as of the Cut-off Date of $30,000,000. The remaining notes are currently held by CREFI, BMO and other securitization trusts and are expected to be contributed to one or more future securitization trust(s). The Harborside 2-3 Total Debt consists of the Harborside 2-3 Whole Loan and the Harborside 2-3 Mezzanine Loan. For additional information, see “Mezzanine Debt” below. The relationship between the holders of the Harborside 2-3 Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2023-V2	Yes
A-2-1-A	$20,000,000	$20,000,000	Benchmark 2023-V3	No
A-2-1-B	$15,000,000	$15,000,000	BMO 2023-5C1	No
A-2-2	$15,000,000	$15,000,000	BMO 2023-C5	No
A-3	$25,000,000	$25,000,000	Benchmark 2023-B39	No
A-4-1(1)	$20,000,000	$20,000,000	CREFI	No
A-4-2	$5,000,000	$5,000,000	BMO 2023-5C1	No
A-5-1(1)	$15,000,000	$15,000,000	BMO	No
A-5-2	$7,500,000	$7,500,000	Benchmark 2023-V3	No
A-6-1	$15,000,000	$15,000,000	BMO 2023-C5	No
A-6-2(1)	$2,500,000	$2,500,000	BMO	No
A-7	$15,000,000	$15,000,000	Benchmark 2023-V2	No
A-8	$10,000,000	$10,000,000	BMO 2023-5C1	No
A-9(1)	$10,000,000	$10,000,000	BMO	No
Whole Loan	$225,000,000	$225,000,000

(1)   Expected to be contributed to one or more securitization trust(s).

The Property. The collateral for the Harborside 2-3 Whole Loan is an interconnected two-building, 10-story Class A office property located along the waterfront in Jersey City, New Jersey totaling 1,599,029 SF. The Harborside 2-3 Property is a part of a larger development, which includes Harborside 1, 2, 3, 5 and 6 along with 101 Hudson Street, a water tax lot, and a waterfront promenade (the “Harborside Development”). The Harborside Development was built in 1930 and was recently renovated in 2021. As part of the renovation, the Harborside 2-3 Property received an approximately $64.7 million renovation that consisted of updating the retail area along the Hudson Waterfront entrance side, enhancing the food hall area, lobby and elevator renovations, and exterior façade work. The borrower sponsors additionally plan to invest $25.5 million in future capital expenditures including a tenant lounge, rooftop deck and improvements to the common areas.

The Harborside 2-3 Property is comprised of office and ground floor retail space and features a multi-story atrium lobby in the center of the Harborside 2-3 Property. The lobby area includes a food hall that generates additional income through

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license agreements with tenants. Parking is provided at the Harborside 2-3 Property by a parking garage that is located in the adjacent Harborside Plaza 5 building and has 1,100 covered parking spaces, of which 942 parking spaces are allocated for use by the Harborside 2-3 Property with an additional 413 spaces located at the nearby Harborside Plaza 6 building allocated for use by the Harborside 2-3 Property, resulting in a parking ratio of approximately 0.85 spaces per 1,000 SF. As of March 22, 2023, the Harborside 2-3 Property was 75.1% occupied to 31 tenants with the largest tenant accounting for 8.6% of net rentable area and a weighted average lease term remaining of 8.7 years. Additionally, 61.2% of underwritten base rent at the Harborside 2-3 Property is from investment grade tenants.

Major Tenants. The three largest tenants based on underwritten base rent are MUFG Bank Ltd. (“MUFG”), E-Trade Financial Corporation (“E-Trade”) and Collectors Universe.

MUFG (137,076 square feet; 8.6% NRA; 12.8% of underwritten base rent): MUFG is a Japanese based bank with over 13,000 employees in the Americas and offers services in corporate, investment, commercial, transaction and consumer banking, as well as securities and wealth management. MUFG has been a tenant at the Harborside 2-3 Property since June 1989 and has a current lease term though August 2029 followed by one, five-year extension option.

E-Trade (132,265 square feet; 8.3% NRA; 11.8% of underwritten base rent): E-Trade, a subsidiary of Morgan Stanley, is an online trading platform for retail investors and offers services in wealth management, investment advisory services, research and market insights.  E-Trade’s lease at the Harborside 2-3 Property commenced in October 2006 and has a lease expiration in January 2031 followed by one, five-year extension option.

Collectors Universe (130,419 square feet; 8.2% NRA; 10.5% of underwritten base rent): Collectors Universe was founded in 1986 and provides third-party authentication and grading services to collectors, retail buyers and sellers of collectibles. Collectors Universe has been a tenant at the Harborside 2-3 Property since May 2022 and has a current lease term though November 2038 followed by two, five-year extension options.

Environmental. According to a Phase I environmental assessment dated March 24, 2023, there was no evidence of any recognized environmental conditions at the Harborside 2-3 Property. However, the Phase I environmental assessment identifies controlled recognized environmental conditions and historical recognized environmental conditions for the Harborside 2-3 Property associated with historic site operations and impacts to site soils and groundwater caused by contaminated historic fill material. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

The following table presents certain information relating to the historical and current occupancy of the Harborside 2-3 Property:

Historical and Current Occupancy(1)
2019	2020	2021	2022	Current(2)
84.6%	82.3%	83.6%	82.5%	75.1%
(1)	Historical Occupancies are the annual average physical occupancy of each respective year.
(2)	Current Occupancy is based on the underwritten rent roll dated March 22, 2023.

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The following table presents certain information relating to the largest tenants based on underwritten base rent at the Harborside 2-3 Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
MUFG Bank Ltd.	A1/A/A-	137,076	8.6%	$46.50	$6,374,033	12.8%	8/31/2029
E-Trade Financial Corporation	A1/A-/NR	132,265	8.3	$44.33	5,863,218	11.8	1/31/2031
Collectors Universe	NR/NR/NR	130,419	8.2	$40.00	5,216,760	10.5	11/30/2038
Sumitomo Mitsui Banking	A1/A/NR	111,605	7.0	$44.35	4,949,637	10.0	12/31/2036
Arch Insurance Company	A2/A+/AA-	106,815	6.7	$40.50	4,326,008	8.7	5/31/2024
Cardinia Real Estate LLC	Baa1/BBB+/NR	79,771	5.0	$43.32	3,455,677	7.0	4/30/2032
Zurich American Ins. Co.(4)(5)	A3/A/NR	64,414	4.0	$49.96	3,218,338	6.5	5/31/2032
New Jersey City University	NR/NR/NR	84,929	5.3	$36.72	3,118,962	6.3	8/31/2035
JC Restaurants LLC	NR/NR/NR	46,207	2.9	$45.00	2,079,315	4.2	9/30/2033
Whole Foods Market Services	A1/AA-/NR	47,398	3.0	$41.37	1,960,855	3.9	3/31/2032
Largest Tenants		940,899	58.8%	$43.11	$40,562,803	81.6%
Remaining Tenants		259,525	16.2	$35.16	9,125,272	18.4
Total Occupied		1,200,424	75.1%	$41.39	$49,688,075	100.0%
Vacant Space		398,605	24.9
Total / Wtd. Avg.		1,599,029	100.0%

(1)	Based on the underwritten rent roll dated March 22, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent include straight-line rent averaging for certain investment grade tenants (MUFG, E-Trade, Cardinia Real Estate LLC, Zurich American Ins. Co., Whole Foods Market Services and Sumitomo Mitsui Banking) through lease maturity totaling $1,229,273 and contractual rent steps through January 2024 totaling $261,077.
(4)	Zurich American Ins. Co. has a contraction option for 15,802 SF effective August 15, 2027 with 12 months’ notice and payment of a contraction fee of six months’ rent and unamortized tenant improvement costs and leasing commissions, and free rent on the returned space.
(5)	Zurich American Ins. Co subleases 32,473 SF to Springer Nature America, Inc.

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Annex B	BMO 2023-5C1
No. 11 – Harborside 2-3

The following table presents certain information relating to tenant lease expirations at the Harborside 2-3 Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	398,605	24.9%	NAP	NA	P	398,605	24.9%	NAP	NAP
2023 & MTM(4)	6	0	0.0	$36,000	0.1%		398,605	24.9%	$36,000	0.1%
2024	5	126,250	7.9	5,157,929	10.4		524,855	32.8%	$5,193,929	10.5%
2025	4	78,064	4.9	1,823,652	3.7		602,919	37.7%	$7,017,581	14.1%
2026	1	6,344	0.4	250,588	0.5		609,263	38.1%	$7,268,169	14.6%
2027	2	4,451	0.3	288,345	0.6		613,714	38.4%	$7,556,514	15.2%
2028	3	30,346	1.9	1,263,653	2.5		644,060	40.3%	$8,820,167	17.8%
2029	1	137,076	8.6	6,374,033	12.8		781,136	48.9%	$15,194,200	30.6%
2030	1	28,000	1.8	1,064,000	2.1		809,136	50.6%	$16,258,200	32.7%
2031	1	132,265	8.3	5,863,218	11.8		941,401	58.9%	$22,121,418	44.5%
2032	6	284,468	17.8	12,201,982	24.6		1,225,869	76.7%	$34,323,400	69.1%
2033	1	46,207	2.9	2,079,315	4.2		1,272,076	79.6%	$36,402,715	73.3%
2034 & Beyond	7	326,953	20.4	13,285,359	26.7		1,599,029	100.0%	$49,688,075	100.0%
Total	38	1,599,029	100.0%	$49,688,075	100.0%
(1)	Based on the underwritten rent roll dated March 22, 2023.
(2)	Certain tenants have more than one lease. Certain tenants may have lease termination or contraction options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.
(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include straight-line rent averaging for certain investment grade tenants (MUFG, E-Trade, Cardinia Real Estate LLC, Zurich American Ins. Co., Whole Foods Market Services and Sumitomo Mitsui Banking), through lease maturity totaling $1,229,273 and contractual rent steps through January 2024 totaling $261,077.
(4)	2023 & MTM includes six food hall tenants that are on month-to-month leases and do not have square footage attributable to them. Underwritten rent is only attributable to Angry Archies ($18,000) and The Belgian Plate ($18,000) which had leases in place as of March 22, 2023.

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Annex B	BMO 2023-5C1
No. 11 – Harborside 2-3

The following table presents certain information relating to operating history and underwritten cash flows at the Harborside 2-3 Property:

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$41,941,974	$43,765,220	$44,836,663	$45,934,802	$48,197,725	$30.14	69.8%
Contractual Rent Steps(3)	0	0	0	0	1,490,350	0.93	2.2
Vacant Income	0	0	0	0	17,305,219	10.82	25.1
Total Reimbursements	462,010	117,040	1,781,772	2,608,869	835,286	0.52	1.2
Other Income(4)	686,264	734,802	832,439	770,425	1,229,679	0.77	1.8
Gross Potential Rent	$43,090,248	$44,617,062	$47,450,874	$49,314,096	$69,058,258	$43.19	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(17,305,219)	(10.82)	(25.1)
Effective Gross Income	$43,090,248	$44,617,062	$47,450,874	$49,314,096	$51,753,039	$32.37	74.9%
Real Estate Taxes	5,989,391	6,988,199	6,969,969	6,476,738	6,373,673	3.99	12.3
Insurance	498,719	693,812	987,947	1,339,686	1,558,710	0.97	3.0
Management Fee	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	0.63	1.9
Other Operating Expenses(5)	10,223,047	9,807,514	9,089,302	9,010,793	9,649,784	6.03	18.6
Total Expenses	$17,711,157	$18,489,525	$18,047,218	$17,827,217	$18,582,167	$11.62	35.9%
Net Operating Income	$25,379,091	$26,127,537	$29,403,655	$31,486,880	$33,170,872	$20.74	64.1%
Replacement Reserves	0	0	0	0	319,806	0.20	0.6
TI/LC	0	0	0	0	1,387,420	0.87	2.7
Net Cash Flow	$25,379,091	$26,127,537	$29,403,655	$31,486,880	$31,463,647	$19.68	60.8%
(1)	TTM reflects the trailing 12-month period ending December 31, 2022.
(2)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Contractual Rent Steps include straight-line rent averaging for certain investment grade tenants (MUFG, E-Trade, Cardinia Real Estate LLC, Zurich American Ins. Co., Whole Foods Market Services and Sumitomo Mitsui Banking) through lease maturity totaling $1,229,273 and contractual rent steps through January 2024 totaling $261,077.
(4)	Other Income includes antenna income, submetered electric income, tenant services income, rooftop generator fees, income from third party events with catering/amenities and percentage rent from the food hall tenants.
(5)	Other Operating Expenses are primarily attributable to repairs and maintenance ($2.13/SF), cleaning costs ($1.12/SF), contract services ($1.08/SF) and utilities ($0.98/SF).

The Market. The Harborside 2-3 Property is located along the Hudson waterfront in Jersey City, New Jersey within Hudson County. The immediate area is influenced by its proximity to New York City and the Jersey City Waterfront, accessibility to the highway system and access to public transportation. Primary access to the Harborside 2-3 Property is provided by the PATH system, NJ transit bus and light rail services, NY Waterway ferry system and nearby major highways including Interstate-495 and Routes 1&9.

The Harborside 2-3 Property is located in the Hudson Waterfront Office submarket directly adjacent to the ExchangePlace PATH station, light rail and Harborside Ferry Terminal. As of December 31, 2022, the submarket had an inventory of 18,950,000 SF, a vacancy rate of 16.4%, positive absorption of 761,000 SF, and average asking rent of $45.86 PSF.

According to the appraisal, the 2022 population and average household income within a one-, three- and five-mile radius of the Harborside 2-3 Property was 74,579, 812,770, and 1,914,845 and $233,262, $182,615 and $178,254, respectively.

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Annex B	BMO 2023-5C1
No. 11 – Harborside 2-3

The following table presents certain information relating to comparable office sales to the Harborside 2-3 Property:

Summary of Comparable Office Sales(1)
Property Name / Address	Location	Year Built / Renovated	Transaction Date	Price	Price/SF	Size (SF)
Harborside 2-3	Jersey City, NJ	1930/2021	April 2023	$377,000,000	$235.77	1,599,029(2)
70 Hudson Street	Jersey City, NJ	2001/NAP	February 2022	$300,000,000	$695.35	431,438
15 Exchange Place	Jersey City, NJ	1900/2022	February 2022	$48,000,000	$354.49	135,405
111 River Street	Hoboken, NJ	2002/NAP	January 2022	$225,000,000	$405.87	554,360
545 Washington Boulevard	Jersey City, NJ	2001/NAP	January 2020	$372,750,000	$430.08	866,706
570 Washington Boulevard	Jersey City, NJ	2002/NAP	March 2019	$170,000,000	$430.33	395,050
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated March 22, 2023.

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Annex B	BMO 2023-5C1
No. 12 – The Widener Building
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO, SMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$27,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$27,000,000	Property Type – Subtype:	Mixed Use – Office/Retail/Court
% of IPB:	3.5%	Net Rentable Area (SF):	441,696
Loan Purpose:	Refinance	Location:	Philadelphia, PA
Borrowers:	Widener Partner, L.P. and Chestnut	Year Built / Renovated:	1916 / 2007
	Street Realty Limited Partnership	Occupancy:	93.2%
Borrower Sponsors:	Abraham Leser, Robert Schachter	Occupancy Date:	6/7/2023
	and Harry Gold	4th Most Recent NOI (As of):	$5,992,103 (12/31/2020)
Interest Rate:	7.68500%	3rd Most Recent NOI (As of):	$6,259,578 (12/31/2021)
Note Date:	6/9/2023	2nd Most Recent NOI (As of):	$6,436,640 (12/31/2022)
Maturity Date:	7/6/2028	Most Recent NOI (As of):	$7,220,818 (TTM 2/28/2023)
Interest-only Period:	60 months	UW Economic Occupancy:	90.0%
Original Term:	60 months	UW Revenues:	$11,709,220
Original Amortization Term:	None	UW Expenses:	$4,962,168
Amortization Type:	Interest Only	UW NOI:	$6,747,051
Call Protection(2):	L(25),D(30),O(5)	UW NCF:	$6,437,864
Lockbox / Cash Management:	Hard / In Place	Appraised Value / Per SF:	$92,700,000 / $210
Additional Debt(1):	Yes	Appraisal Date:	3/30/2023
Additional Debt Balance(1):	$23,000,000
Additional Debt Type(1):	Pari Passu

Escrows and Reserves				Financial Information(1)(5)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$113
Taxes:	$589,478	$117,896	N/A	Maturity Date Loan / SF:	$113
Insurance:	$50,057	$12,514	N/A	Cut-off Date LTV:	53.9%
Replacement Reserves:	$0	$7,362	N/A	Maturity Date LTV:	53.9%
TI/LC Reserve(3):	$2,300,000	$18,404	N/A	UW NCF DSCR:	1.65x
Other Reserve(4):	$1,166,939	$32,768	N/A	UW NOI Debt Yield:	13.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$50,000,000	96.8%	Loan Payoff	$46,244,132	89.5%
Borrower Sponsor Equity	1,654,120	3.2	Upfront Reserves	4,106,474	7.9
			Closing Costs	1,303,514	2.5
Total Sources	$51,654,120	100.0%	Total Uses	$51,654,120	100.0%
(1)	The Widener Building Mortgage Loan (as defined below) is part of a whole loan evidenced by six pari passu notes with an aggregate original principal balance of $50,000,000. Financial Information in the chart above reflects The Widener Building Whole Loan (as defined below). For additional information, see “The Loan” below.
(2)	Defeasance of the Widener Building Whole Loan is permitted at any time after the earlier to occur of (i) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Widener Building Whole Loan to be securitized and (ii) June 9, 2026. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the BMO 2023-5C1 securitization trust in August 2023. The actual lockout period may be longer.
(3)	Initial TI/LC Reserve consists of an initial TI/LC reserve for general tenant improvement and leasing commissions at The Widener Building Property (as defined below).
(4)	Initial Other Reserve include (i) an initial outstanding TI/LC reserve equal to approximately $1,053,950, (ii) an initial free rent holdback reserve equal to $112,989 for (x) First Judicial District of PA, which is in a free rent period for the two months of May 2024 and May 2025 in an amount equal to approximately $64,573, and (y) Weir & Partners, which is in a free rent period for the month of September 2023 in an amount equal to approximately $48,416. Monthly Other Reserve represents a municipal authority TI/LC reserve of approximately $32,768 for municipal authority tenant improvements and leasing commissions which payments commence on the first monthly payment date of the Widener Building Whole Loan term and continue through the monthly payment date in January 2026.
(5)	69,420 square feet (representing approximately 15.7% of NRA) of The Widener Building Property is leased to an affiliate of the borrower sponsors pursuant to a master lease dated as of June 9, 2023. The master lease is scheduled to expire on June 30, 2033. Pursuant to the Widener Building Whole Loan documents, the borrower may terminate all or a portion of the Master Lease on the date that (i) Philadelphia Municipal Court Criminal Division or any other third-party tenant signs a new lease covering all or a portion of the space leased under the Master Lease, and (ii) the applicable third-party tenant begins to pay rent under such lease. In the event that a third-party replacement tenant occupies the entirety of the space currently leased under the Master Lease, the amount of rent payable by such third party tenant may be lower than the amount of rent currently payable by the master tenant under the Master Lease if the lender determines that the related Mortgaged Property has achieved a 92.5% occupancy rate (without taking into account the Master Lease). During the first five years of the Master Lease term, the annual rent under the Master Lease is $1,735,500, representing approximately 27.0% of underwritten net cash flow from The Widener Building Property, and UW NCF DSCR for The Widener Building Whole Loan calculated without such Master Lease rent is 1.21x. Commencing on year six of the Master Lease term, the annual rent increases to $1,822,275 for the remainder of the Master Lease term.

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Annex B	BMO 2023-5C1
No. 12 – The Widener Building

The Loan. The twelfth largest mortgage loan (“The Widener Building Mortgage Loan”) is part of a whole loan evidenced by six pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $50.0 million (“The Widener Building Whole Loan”) secured by a first mortgage encumbering the borrowers’ fee interests in a 441,696 square foot, office/retail/court property located in Philadelphia, Pennsylvania (“The Widener Building Property”). The Widener Building Whole Loan was co-originated on June 9, 2023 by Bank of Montreal (“BMO”) and Starwood Mortgage Capital LLC (“SMC”), and has a five-year term, is interest only for the entire term, and accrues interest at a fixed rate of 7.68500% per annum. The scheduled maturity date of The Widener Building Whole Loan is the payment date that occurs July 6, 2028. The Widener Building Mortgage Loan that will be contributed to the BMO 2023-5C1 trust is evidenced by the controlling Note A-3 (which is currently held by BMO), the non-controlling Note A-4, Note A-5 and Note A-6 (which is currently held by SMC), with an aggregate outstanding principal balance as of the Cut-off Date of $27,000,000. The remaining notes are the non-controlling Note A-1 and Note A-2, with an aggregate original principal balance of $23,000,000 which were contributed to the BMARK 2023-V3 trust. The Widener Building Whole Loan will be initially serviced pursuant to the pooling and servicing agreement for the BMARK 2023-V3 trust, and upon the closing of the securitization of the BMO 2023-5C1 transaction, will be serviced pursuant to the pooling and servicing agreement for the BMO 2023-5C1 securitization. The table below summarizes the promissory notes that comprise The Widener Building Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$12,500,000	$12,500,000	BMARK 2023-V3	No
A-2	$10,500,000	$10,500,000	BMARK 2023-V3	No
A-3	$2,000,000	$2,000,000	BMO 2023-5C1	Yes
A-4	$12,500,000	$12,500,000	BMO 2023-5C1	No
A-5	$7,500,000	$7,500,000	BMO 2023-5C1	No
A-6	$5,000,000	$5,000,000	BMO 2023-5C1	No
Whole Loan	$50,000,000	$50,000,000

The Property. The Widener Building Property, located on 1337 Chestnut Street in Philadelphia, Pennsylvania, is an 18-story office/retail/court building with a total of 441,696 square feet, consisting of 365,968 square feet of court/office space, 59,439 square feet of office space and 16,289 of retail space. The Widener Building Property, which sits on a 0.69-acre parcel of land, was built in 1916 and renovated in 2007. The Widener Building Property features polished concrete flooring, video surveillance and an alarm system, 11 passenger elevators and one freight elevator. The Widener Building Property features frontage on two arterials and one connector street, and is in proximity to Philadelphia’s central business district. As of June 7, 2023, The Widener Building Property was 93.2% leased to three court/office tenants, six office tenants and two retail tenants. 69,420 square feet (representing approximately 15.7% of NRA) of The Widener Building Property is leased to an affiliate of the borrower sponsors pursuant to a master lease dated as of June 9, 2023. The master lease is scheduled to expire on June 30, 2033 or when the Criminal Division (which is in the process of negotiating an LOI to lease the related master leased space) or any other third-party tenant signs a new lease covering the related master leased space and begins to pay rent under such lease. During the first five years of the master lease term, the annual rent under the master lease is $1,735,500, representing approximately 27.0% of net cash flow from The Widener Building Property, and the UW NCF DSCR for The Widener Building Whole Loan calculated without including such master lease rent is 1.21x. Commencing on year six of the master lease term, the annual rent increases to $1,822,275 for the remainder of the master lease term.

Major Tenants.

Philadelphia Municipal Court - Criminal Division (200,114 square feet; 45.3% of NRA; 48.0% of underwritten base rent). Philadelphia Municipal Court - Criminal Division (the “Criminal Division”) presides over misdemeanor and felony charges for adults with a sentence of up to five years of incarceration. The Criminal Division also presides over non-traffic summary charges for adults and juveniles. The Criminal Division has leased 176,114 square feet, occupying a portion of the first and 17th floors, a portion of basement storage, and the entire second, third, eighth, 11th, 12th, 13th, 14th, and 18th floors at The Widener Building Property since February 1, 2006. On August 13, 2010, the Criminal Division leased 24,000 rentable square feet of additional space at The Widener Building Property thereby increasing the portion of The Widener Building Property leased to the Criminal Division to 200,114 square feet. On August 3, 2021, the Criminal Division extended the term of its lease through December 31, 2032. Additionally, the borrower sponsors are negotiating a letter of intent with the

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Annex B	BMO 2023-5C1
No. 12 – The Widener Building

Criminal Division to expand and backfill into the 17th floor (29,125 square feet) formerly occupied by Rawle and Henderson, which vacated its space on the 15th, 16th and 17th floors at its lease expiration in April 2023. An entity affiliated with the borrowers, Chestnut Master LLC (the “Master Tenant”), entered into a master lease, with the borrowers as landlord, for a term of ten years, which includes/demises the space contemplated by this letter of intent and the letter of intent with Kline Spector (with respect to the 15th and 16th floor (40,295 square feet), as described below) discussed in the foregoing sentence (the “Master Lease”). See Chestnut Master LLC below.

Chestnut Master LLC (69,420 square feet; 15.7% of NRA; 16.0% of underwritten base rent). Pursuant to the Master Lease, the Master Tenant leases 69,420 square feet of space at the Widener Building Property from the borrowers. The borrower sponsors are negotiating LOIs with the Criminal Division to expand and backfill the 17th floor (29,125 square feet) and with Kline Spector to backfill the 15th and 16th floor (40,295 square feet). Both of these spaces were formerly occupied by Rawle and Henderson, which vacated at its lease expiration in April 2023. The obligations under the Master Lease are personally guaranteed by the borrower sponsors. Pursuant to its terms, the Master Lease is scheduled to expire on June 30, 2033. Pursuant to the Widener Building Whole Loan documents, the borrower may terminate all or a portion of the Master Lease on the date that (i) Criminal Division or any other third-party tenant signs a new lease covering all or a portion of the space leased under the Master Lease, and (ii) the applicable third-party tenant begins to pay rent under such lease. In the event that a third-party replacement tenant occupies the entirety of the space currently leased under the Master Lease, the amount of rent payable by such third-party tenant may be lower than the amount of rent currently payable by the master tenant under the Master Lease if the lender determines that the related Mortgaged Property has achieved a 92.5% occupancy rate (without taking into account the Master Lease). During the first five years of the Master Lease term, the annual rent under the Master Lease is $1,735,500. Commencing in year six of the Master Lease term, the annual rent increases to $1,822,275 for the remainder of the Master Lease term.

First Judicial District of PA (48,600 square feet; 11.0% of NRA; 10.8% of underwritten base rent). The First Judicial District of PA is composed of two courts which make up the Philadelphia County Court System: the Court of Common Pleas and Municipal Court. First Judicial District of PA has been in occupancy since June 1, 2012. First Judicial District of PA’s lease includes a non-appropriation clause and has one, five-year renewal option remaining.

The Widener Building - Utilization Summary(1)
Property Type	SF	% of Total	UW Base Rent	% of Total	Avg. Rent / SF
Court/Office	296,548	67.1%	$7,666,083	65.5%	$25.85
Court/Office – LOI(2)	69,420	15.7%	$1,735,500	14.8%	$25.00
Office	33,583	7.6%	$872,150	7.5%	$25.97
Retail	12,113	2.7%	$573,814	4.9%	$47.37
Occupied	411,664	93.2%	$10,847,546	92.7%	$26.35
Vacant – Office	25,856	5.9%	$643,124	5.5%	$24.87
Vacant – Retail	4,176	0.9%	$208,800	1.8%	$50.00
Total	441,696	100.0%	$11,699,470	100.0%	$26.49
(1)	Based on the underwritten rent roll dated June 7, 2023.
(2)	The Court/Office – LOI space is currently master leased to an affiliate of the borrower and guaranteed by the borrower sponsors.

The following table presents certain information relating to the historical and current occupancy of The Widener Building Property:

Historical and Current Occupancy
2020(1)	2021(1)	2022(1)	Current(2)
90.8%	90.4%	90.4%	93.2%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is based on the underwritten rent roll dated June 7, 2023.

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Annex B	BMO 2023-5C1
No. 12 – The Widener Building

The following table presents certain information relating to the largest tenants based on net rentable area of The Widener Building Property:

Top Tenant Summary(1)
Tenant	Tenant Type	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
				Total
				NRA
Criminal Division	Court/Office	NR/NR/NR	200,114	45.3%	$26.00	$5,202,612	48.0%	12/31/2032
Chestnut Master Tenant(4)	Court/Office	NR/NR/NR	69,420	15.7%	$25.00	1,735,500	16.0%	5/31/2033
First Judicial District of PA(5)	Court/Office	NR/NR/NR	48,600	11.0%	$24.15	1,173,690	10.8%	8/31/2032(5)
Top Tenants(6)			318,134	72.0%	$25.50	$8,111,802	74.8%
Remaining Tenants			93,530	21.2%	$29.25	$2,735,744	25.2%
Occupied Collateral Total / Wtd. Avg.			411,664	93.2%	$26.35	$10,847,546	100.0%
Vacant Space(7)			30,032	6.8%
Collateral Total			441,696	100.0%
(1)	Based on underwritten rent roll dated June 7, 2023.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	UW Base Rent, UW Base Rent PSF and % of Total UW Base Rent are comprised of contractual rent steps through April 2024 and straight line rent for investment grade-rated tenants. The UW Base Rent PSF for court/office tenants is $25.85, the UW Base Rent PSF for office tenants is $25.97 and the UW Base Rent PSF for retail tenants is $47.37.
(4)	The Master Tenant is an affiliate of the borrower sponsors, and the borrower sponsors guaranteed the Master Tenant’s obligations under the Master Lease. The borrower may terminate all or a portion of the Master Lease on the date that (i) Criminal Division or any other third-party tenant signs a new lease covering all or a portion of the space leased under the Master Lease and (ii) the applicable third-party tenant begins to pay rent under such lease. In the event that a third party replacement tenant occupies the entirety of the space currently leased under the Master Lease, the amount of rent payable by such third-party tenant may be lower than the amount of rent currently payable by the master tenant under the Master Lease if the lender determines that the Widener Building Property has achieved a 92.5% occupancy rate (without taking into account the master lease).
(5)	First Judicial District of PA lease includes a non-appropriation clause and has one, five-year renewal option remaining.
(6)	Top Tenants includes any tenant that that makes up 10.0% or more of the UW Base Rent.
(7)	Vacant space includes 4,176 SF of retail space and 25,856 SF of office space.

The following table presents certain information relating to the tenant lease expirations of The Widener Building Property:

Lease RolloverSchedule(1)(2)
Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative% of UW Base Rent Expiring(3)
Vacant	NAP	30,032	6.8%	NAP	NAP	30,032	6.8%	NAP	NAP
2022 & MTM	0	0	0.0	$0	0.0%	30,032	6.8%	$0	0.0%
2023	0	0	0.0	0	0.0	30,032	6.8%	$0	0.0%
2024	2	33,583	7.6	872,150	8.0	63,615	14.4%	$872,150	8.0%
2025	0	0	0.0	0	0.0	63,615	14.4%	$872,150	8.0%
2026	1	1,400	0.3	56,240	0.5	65,015	14.7%	$928,389	8.6%
2027	2	33,195	7.5	1,098,561	10.1	98,210	22.2%	$2,026,950	18.7%
2028	2	25,352	5.7	708,794	6.5	123,562	28.0%	$2,735,744	25.2%
2029	0	0	0.0	0	0.0	123,562	28.0%	$2,735,744	25.2%
2030	0	0	0.0	0	0.0	123,562	28.0%	$2,735,744	25.2%
2031	0	0	0.0	0	0.0	123,562	28.0%	$2,735,744	25.2%
2032	2	248,714	56.3	6,376,302	58.8	372,276	84.3%	$9,112,046	84.0%
2033 & Beyond	1	69,420	15.7	1,735,500	16.0	441,696	100.0%	$10,847,546	100.0%
Total	10	441,696	100.0%	$10,847,546	100.0%
(1)	Based on the underwritten rent roll dated June 7, 2023.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring are comprised of contractual rent steps through April 2024 and straight-line rent for investment grade-rated tenants.

B-128

Annex B	BMO 2023-5C1
No. 12 – The Widener Building

The following table presents certain information relating to the operating history and underwritten cash flows of The Widener Building Property:

Operating History and Underwritten Net Cash Flow
	2018	2019	2020	2021	2022	TTM(1)	Underwritten	Per Square Foot	%(2)
Commercial Rent(3)	$10,139,967	$10,234,616	$10,309,714	$10,672,268	$10,759,448	$11,277,989	$11,699,470	$26.49	104.0%
Reimbursements	1,253,677	1,168,622	791,371	833,230	875,662	1,163,096	798,247	1.81	7.1
Gross Potential Rent	$11,393,644	$11,403,238	$11,101,085	$11,505,498	$11,635,110	$12,441,085	$12,497,717	$28.29	111.1%
Vacancy	(390,396)	(824,453)	(823,442)	(846,180)	(868,035)	(788,625)	(1,249,772)	(2.83)	(11.1)
Net Rental Income	$11,003,248	$10,578,785	$10,277,643	$10,659,318	$10,767,075	$11,652,460	$11,247,946	$25.47	100.0%
Other Income	296,557	672,164	433,607	501,300	462,908	461,274	461,274	1.04	4.1
Effective Gross Income	$11,299,805	$11,250,949	$10,711,250	$11,160,618	$11,229,984	$12,113,734	$11,709,220	$26.51	104.1%
Total Expenses	$5,291,625	$4,838,535	$4,719,147	$4,901,040	$4,793,343	$4,892,916	$4,962,168	$11.23	42.4%
Net Operating Income	$6,008,180	$6,412,413	$5,992,103	$6,259,578	$6,436,640	$7,220,818	$6,747,051	$15.28	57.6%
Cap Ex, Total TI/LC	0	0	0	0	0	0	309,187	0.70	2.6
Net Cash Flow	$6,008,180	$6,412,413	$5,992,103	$6,259,578	$6,436,640	$7,220,818	$6,437,864	$14.58	55.0%
(1)	TTM reflects the trailing 12 months ending February 28, 2023.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Commercial Rent includes contractual rent steps through April 2024 and straight line rent for investment grade-rated tenants.

The Market. The Widener Building Property is located in Philadelphia, Pennsylvania, surrounded by mixed-use buildings and having City Hall to the north. Philadelphia is the economic and cultural center of the Delaware Valley. The area's many universities and colleges make Philadelphia a top international study destination. The Philadelphia skyline has several nationally prominent skyscrapers. The city is known for its arts, culture, and history, attracting approximately 46 million domestic tourists in 2019. The 67 national historic landmarks in the city significantly contributed to the $10 billion generated by tourism. The Widener Building Property is within one mile of the local highway I-676 and within two and three miles of I-76 and I-95, respectively. The area is served by the Southeastern Pennsylvania Transportation Authority with bus stops along Broad Street, Chestnut Street, and other surrounding cross streets. 15th Street station which is located under City Hall provides access to trolley lines, Broad Street Line, and the Market-Frankford subway systems.

According to the appraisal, The Widener Building Property is located in the Market Street East office submarket of the Greater Philadelphia office market. As of the fourth quarter of 2022, the Market Street East office submarket reported total inventory of approximately 18.0 million SF with a 7.5% vacancy rate and average asking rent of $31.91 PSF.

According to the appraisal, the 2022 population within a 1-, 3- and 5-mile radius of The Widener Building Property was 98,321, 513,437, and 952,154, respectively. The 2022 median household income within the same radii was $86,136, $62,958 and $48,594, respectively.

B-129

Annex B	BMO 2023-5C1
No. 12 – The Widener Building

The following table presents information relating to comparable office properties for The Widener Building Property:

Comparable Office Rental Summary(1)
Property / Location	Year Built	Occ.	Size (SF)	Tenant	Suite Size (SF)	Rent PSF	Commencement	Lease Type	Lease Term (Months)
The Widener Building Philadelphia, PA	1916	93.2%(2)	441,696(2)	Various(3)	Various	$26.35(2)(3)	Various	NAV	Various
1515 Market Street 1515 Market Street Philadelphia, PA	1960	NAV	502,213	Wade Clark Mulcahy	6,512	$29.00	Nov-22	NAV	9.2
Two Penn Center 1500 John F Kennedy Boulevard Philadelphia, PA	1958	NAV	540,234	Nass Cancelliere Vrenner	540,234	$26.50	May-22	Triple Net	7.5
Philadelphia Business Center 1800 John F Kennedy Boulevard Philadelphia, PA	1983	NAV	255,000	St. Christopher’s Foundation for Children	2,100	$21.00	Mar-22	FSG	1.0
1608 Walnut Street 1608 Walnut Street Philadelphia, PA	1929	75.2%	226,695	Fort Robotics	11,186	$25.50	May-21	Mod Gross	NAV
1608 Walnut Street 1608 Walnut Street Philadelphia, PA	1929	75.2%	226,695	RWDI USA LLC	11,186	$25.00	Apr-21	Triple Net	5.0
BNY Mellon Center 1735 Market Street Philadelphia, PA	1190	NAV	1,286,936	BakerHostetler	45,121	$33.00	Mar-21	Triple Net	16.8
(1)	Source: Appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated June 7, 2023.
(3)	Includes some court/office tenants. Rent for some court tenants were underwritten to straight line rent. The average rent per square foot for court/office tenants is $25.85, the average rent per square foot for office tenants is $25.97 and the average rent per square foot for retail tenants is $47.37.
B-130

Annex B	BMO 2023-5C1
No. 13 – 107 Tom Starling Road
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$26,000,000	Title:	Fee
Cut-off Date Principal Balance:	$26,000,000	Property Type – Subtype:	Industrial – Warehouse/Distribution
% of IPB:	3.4%	Net Rentable Area (SF):	918,724
Loan Purpose:	Refinance	Location:	Fayetteville, NC
Borrower:	Sky 107, LLC	Year Built / Renovated(3):	1974 / 1999
Borrower Sponsor:	Alexander Dembitzer	Occupancy:	100.0%
Interest Rate:	7.75000%	Occupancy Date:	12/31/2022
Note Date:	6/29/2023	4th Most Recent NOI (As of):	$1,864,037 (12/31/2020)
Maturity Date:	7/6/2028	3rd Most Recent NOI (As of):	$2,706,939 (12/31/2021)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$2,628,605 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of):	$2,625,580 (4/30/2023)
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$3,574,515
Call Protection:	L(25),D(28),O(7)	UW Expenses:	$942,195
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$2,632,231
Additional Debt:	No	UW NCF:	$2,431,253
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$49,250,000 / $54
Additional Debt Type:	N/A	Appraisal Date:	5/30/2023

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$28
Taxes:	$174,308	$15,846	N/A	Maturity Date Loan / SF:	$28
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	52.8%
CapEx:	$0	$8,422	N/A	Maturity Date LTV:	52.8%
TI/LC Reserve:	$0	$19,140	$500,000	UW NCF DSCR:	1.19x
Other(1):	$49,790	$0	N/A	UW NOI Debt Yield:	10.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$26,000,000	100.0%	Loan Payoff	$18,585,188	71.5%
			Return of Equity	6,786,209	26.1
			Closing Costs	404,505	1.6
			Upfront Reserves	224,098	0.9
Total Sources	$26,000,000	100.0%	Total Uses	$26,000,000	100.0%
(1)	Other initial reserve represents Outstanding Landlord Work attributable to the buildout of dock doors for WePack Logistics, LLC.

The Loan. The thirteenth largest mortgage loan (the “107 Tom Starling Road Mortgage Loan”) has an outstanding balance as of the Cut-off Date of $26,000,000, which is secured by a first mortgage encumbering the borrower’s fee interest in a 918,724 SF, industrial warehouse/distribution center in Fayetteville, North Carolina (the “107 Tom Starling Road Property”). The 107 Tom Starling Road Mortgage Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on June 29, 2023. The 107 Tom Starling Road Mortgage Loan has a five-year interest only term and accrues interest at a rate of 7.75000% per annum.

The proceeds of the 107 Tom Starling Road Mortgage Loan were primarily used to refinance the existing debt on the 107 Tom Starling Road Property, return equity to the sponsor, pay closing costs and fund upfront reserves.

The Property. The 107 Tom Starling Road Property is a 918,724 square foot, two-story, industrial warehouse/distribution facility located at 107 Tom Starling Road in Fayetteville, North Carolina. The 107 Tom Starling Road Property is located approximately seven miles south of Downtown Fayetteville, four miles south of the Fayetteville Regional Airport and 70.1 miles south of Raleigh, North Carolina with primary access via Interstate-95. The 107 Tom Starling Road Property was built in 1974 and renovated in 1999. The 107 Tom Starling Road Property features 24’ to 32’ clear heights, 100 dock-high doors and five drive-in doors. The 107 Tom Starling Road Property is situated on an approximately 97.53-acre site and is leased to three tenants.

B-131

Annex B	BMO 2023-5C1
No. 13 – 107 Tom Starling Road

As of December 31, 2022, the 107 Tom Starling Road Property was 100.0% occupied.

Major Tenants. The three largest tenants at the 107 Tom Starling Road Property are Keeco, LLC (“Keeco”), We Pack Logistics, LLC (“We Pack Logistics”) and Landair Logistics, Inc. (“Landair Logistics”).

The largest tenant is Keeco (610,724 square feet; 66.5% of NRA; 60.7% of underwritten base rent). Founded in 1976, Keeco is a home textile supplier with 1,872 employees worldwide. Keeco specializes in fashion top of bed, basic / utility bedding, and soft window with additional businesses in bath, kitchen textiles, table linens and patio mats. Keeco also offers sourcing and supply chain solution servicers for retailers and manufacturers. Keeco has been at the Tom Starling Road Property since 2013 and has expanded twice, first by 120,485 square feet in 2015 and then by 126,414 square feet in 2019. Keeco has a current lease through December 2031 with two, five-year extension options and no termination options.

The second largest tenant is We Pack Logistics (208,000 square feet; 22.6% of NRA; 25.6% of underwritten base rent). Founded in 1984, We Pack Logistics offers contract packaging, warehousing, transloading, and technology enabled solutions to customers. We Pack Logistics has been a tenant at the 107 Tom Starling Road Property since November 2020 and has a current lease term through July 2026 followed by two, three-year extensions options and no termination options.

The third largest tenant is Landair Logistics (100,000 square feet; 10.9% of NRA; 13.6% of underwritten base rent). Founded in 1981, Landair Logistics is a third-party logistics company with over 1,300 employees that offers logistics and transportation services through the United States, including warehouse management, dedicated contract carriage, distribution and transportation management and freight brokerage. Landair Logistics has been a tenant at the 107 Tom Starling Road Property since October 2018 and has a current lease term through September 2024 with no termination options.

Environmental. According to Phase I environmental reports dated as of June 14, 2023, there are no recognized environmental conditions or recommendations for further action at the 107 Tom Starling Road Property.

The following table presents certain information relating to the historical and current occupancy of the 107 Tom Starling Road Property:

Historical and Current Occupancy
2020	2021	12/31/2022(1)
82.4%	100.0%	100.0%
(1)	Based on the underwritten rent roll dated as of December 31, 2022.

The following table presents certain information relating to the largest tenants based on underwritten base rent at the 107 Tom Starling Road Property:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Expiration Date
Keeco(2)	NR/NR/NR	610,724	66.5%	$2.84	$1,732,576	60.7%	12/31/2031
We Pack Logistics(3)	NR/NR/NR	208,000	22.6	$3.52	731,512	25.6	7/31/2026
Landair Logistics	NR/NR/NR	100,000	10.9	$3.88	388,000	13.6	9/30/2024
Total Occupied		918,724	100.0%	$3.10	$2,852,087	100.0%
Vacant Space		0	0.0
Total / Wtd. Avg.		918,724	100.0%

(1)	Based on the underwritten rent roll dated December 31, 2022.
(2)	Keeco has two, five-year renewal options remaining.
(3)	We Pack Logistics has two, three-year renewal options remaining.

B-132

Annex B	BMO 2023-5C1
No. 13 – 107 Tom Starling Road

The following table presents certain information relating to the tenant lease expiration dates at the 107 Tom Starling Road Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of Net Rental Area Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2024	1	100,000	10.9	388,000	13.6	100,000	10.9%	$388,000	13.6%
2025	0	0	0.0	0	0.0	100,000	10.9%	$388,000	13.6%
2026	1	208,000	22.6	731,512	25.6	308,000	33.5%	$1,119,512	39.3%
2027	0	0	0.0	0	0.0	308,000	33.5%	$1,119,512	39.3%
2028	0	0	0.0	0	0.0	308,000	33.5%	$1,119,512	39.3%
2029	0	0	0.0	0	0.0	308,000	33.5%	$1,119,512	39.3%
2030	0	0	0.0	0	0.0	308,000	33.5%	$1,119,512	39.3%
2031	1	610,724	66.5	1,732,576	60.7	918,724	100.0%	$2,852,087	100.0%
2032	0	0	0.0	0	0.0	918,724	100.0%	$2,852,087	100.0%
2033 & Beyond	0	0	0.0	0	0.0	918,724	100.0%	$2,852,087	100.0%
Total	3	918,724	100.0%	$2,852,087	100.0%
(1)	Based on the underwritten rent roll dated December 31, 2022.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

The following table presents certain information relating to the underwritten cash flows of the 107 Tom Starling Road Property:

Underwritten Net Cash Flow(1)
	2020	2021	2022	TTM	Underwritten	Per Square Foot	%(2)
Rents in Place	$2,050,975	$2,645,802	$2,720,354	$2,745,546	$2,782,654	$3.03	74.0%
Contractual Rent Steps	0	0	0	0	69,433	0.08	1.8
Gross Potential Rent	$2,050,975	$2,645,802	$2,720,354	$2,745,546	$2,852,087	$3.10	75.8%
Total Reimbursements	694,607	862,796	862,796	903,397	910,561	0.99	24.2
Net Rental Income	$2,745,581	$3,508,598	$3,583,150	$3,648,943	$3,762,648	$4.10	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(188,132)	(0.20)	(5.0)
Effective Gross Income	$2,745,581	$3,508,598	$3,583,150	$3,648,943	$3,574,515	$3.89	95.0%
Real Estate Taxes	176,211	182,027	182,062	182,158	181,099	0.20	5.1
Insurance	94,160	72,861	155,206	176,176	136,721	0.15	3.8
Management Fee	82,367	105,258	107,495	109,468	107,235	0.12	3.0
Other Operating Expenses	528,807	441,512	509,783	555,561	517,140	0.56	14.5
Total Expenses	$881,545	$801,658	$954,546	$1,023,363	$942,195	$1.03	26.4%
Net Operating Income	$1,864,037	$2,706,939	$2,628,605	$2,625,580	$2,632,321	$2.87	73.6%
Replacement Reserves	0	0	0	0	101,060	0.11	2.8
TI/LC	0	0	0	0	100,008	0.11	2.8
Net Cash Flow	$1,864,037	$2,706,939	$2,628,605	$2,625,580	$2,431,253	$2.65	68.0%
(1)	Based on underwritten rent roll dated December 31, 2022.
(2)	% column represents percent of Net Rental Income for all revenue fields and represents percent of Effective Gross Income for the remainder of fields.

The Market. The 107 Tom Starling Road Property is located in Fayetteville, North Carolina, approximately 7 miles south of Downtown Fayetteville and 70.1 miles south of Raleigh, North Carolina and is a part of the Fayetteville metro area (“Fayetteville MSA”). Primary access to the 107 Tom Starling Road Property is provided by Interstate 95, N.C. Highway 87, US Route 301 and US Route 401. The 107 Tom Starling Road Property also features access to the Fayetteville Regional Airport approximately 4 miles north of the 107 Tom Starling Road Property.

B-133

Annex B	BMO 2023-5C1
No. 13 – 107 Tom Starling Road

According to the Appraisal, the 107 Tom Starling Road Property is located within the East Fayetteville Industrial submarket of the Fayetteville MSA. As of December 31, 2022, the East Fayetteville Industrial submarket had inventory of 7,726,895 square feet, a vacancy rate of 1.8% and average asking rent of $4.39 per square foot.

B-134

Annex B	BMO 2023-5C1
No. 14 – Oxmoor Center
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SGFC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$22,500,000	Title:	Leasehold
Cut-off Date Principal Balance(1):	$22,500,000	Property Type – Subtype:	Retail - Super Regional Mall
% of IPB:	2.9%	Net Rentable Area (SF):	904,078
Loan Purpose:	Refinance	Location:	Louisville, KY
Borrower:	Hocker Oxmoor, LLC	Year Built / Renovated:	1971 / 1984, 2013, 2022
Borrower Sponsor:	BPR Nimbus LLC	Occupancy:	94.1%
Interest Rate:	8.12000%	Occupancy Date:	3/31/2023
Note Date:	5/25/2023	4th Most Recent NOI (As of):	$7,440,456 (12/31/2020)
Maturity Date:	6/1/2028	3rd Most Recent NOI (As of):	$7,214,734 (12/31/2021)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$8,373,346 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of)(3):	$8,364,787 (TTM 3/31/2023)
Original Amortization Term:	None	UW Economic Occupancy:	91.5%
Amortization Type:	Interest Only	UW Revenues:	$17,679,768
Call Protection(2):	L(26),D(30),O(4)	UW Expenses:	$5,692,700
Lockbox / Cash Management:	Hard / Springing	UW NOI(3):	$11,987,068
Additional Debt(1):	Yes	UW NCF:	$11,139,650
Additional Debt Balance(1):	$67,500,000	Appraised Value / Per SF:	$153,000,000 / $169
Additional Debt Type(1):	Pari Passu	Appraisal Date:	4/4/2023

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$100
Taxes(4):	$0	Springing	N/A	Maturity Date Loan / SF:	$100
Insurance(5):	$0	Springing	N/A	Cut-off Date LTV:	58.8%
Replacement Reserves(6):	$0	Springing	N/A	Maturity Date LTV:	58.8%
TI/LC Reserve(7):	$11,882,926	Springing	N/A	UW NCF DSCR:	1.50x
Ground Rent(8):	$0	Springing	N/A	UW NOI Debt Yield:	13.3%
Gap Rent Reserve:	$1,506,022	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of	Total
Whole Loan	$90,000,000	100.0%	Loan Payoff	$70,733,847	78.6%
			Upfront Reserves	13,388,948	14.9
			Return of Equity	3,515,904	3.9
			Closing Costs	2,361,300	2.6
Total Sources	$90,000,000	100.0%	Total Uses	$90,000,000	100.0%
(1)	The Oxmoor Center Mortgage Loan (as defined below) is part of the Oxmoor Center Whole Loan (as defined below), which is comprised of six pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $90 million. The Financial Information in the chart above reflects the Oxmoor Center Whole Loan. The Oxmoor Center Whole Loan was co-originated by Barclays Capital Real Estate Inc. (“BCREI”) and Societe Generale Financial Corporation (“SGFC”).
(2)	The lockout period will be at least 26 months beginning with and including the first payment date on July 1, 2023. Defeasance is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) May 25, 2026. The assumed lockout period is based on the expected BMO 2023-5C1 closing date in August 2023. The actual lockout period may be longer.
(3)	Refer to the Operating History and Underwritten Net Cash Flow table below regarding the increase in Most Recent NOI to UW NOI.
(4)	During the continuance of a Cash Management Period (as defined below), the borrower will be required to deposit on a monthly basis an amount equal to 1/12th of taxes due for the next ensuing 12 months. A “Cash Management Period” means a period commencing upon the earliest of the occurrence of (i) an event of default, (ii) the debt yield is less than 11.0% for two consecutive quarters and (iii) an anchor tenant trigger event as described within the Oxmoor Center Whole Loan documents.
(5)	During the continuance of a Cash Management Period, if the borrower has failed to maintain a blanket policy and the insurance premiums payable have been prepaid less than one year in advance, the borrower will be required to deposit on a monthly basis an amount equal to 1/12th of insurance premiums payable for the renewal of coverage.
(6)	During the continuance of a Cash Management Period, other than a Cash Management Period due solely to the occurrence of an anchor tenant trigger event, the borrower will be required to deposit approximately $7,641 into the replacement reserve account on each monthly payment date, subject to a cap of approximately $183,389.
(7)	During the continuance of a Cash Management Period, other than a Cash Management Period due solely to the occurrence of an anchor tenant trigger event, the borrower will be required to deposit approximately $45,847 into the rollover reserve account on each monthly payment date, subject to a cap of $1,100,331.
(8)	During the continuance of a Cash Management Period, the borrower will be required to deposit on a monthly basis an amount equal to 1/12th of the annual amount of ground rent due by the borrower under the ground lease.

B-135

Annex B	BMO 2023-5C1
No. 14 – Oxmoor Center

The Loan. The fourteenth largest loan (the “Oxmoor Center Mortgage Loan”) is part of a whole loan evidenced by six pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of approximately $90,000,000 (the “Oxmoor Center Whole Loan”) secured by the borrower’s leasehold interest in a 904,078 square foot super regional mall located in Louisville, Kentucky (the “Oxmoor Center Property”). The Oxmoor Center Whole Loan was originated on May 25, 2023 by BCREI and SGFC and has a five-year, interest only term that accrues interest at a fixed rate of 8.12000% per annum. The scheduled maturity date of the Oxmoor Center Whole Loan is the payment date that occurs on June 1, 2028. The Oxmoor Center Mortgage Loan is evidenced by the non-controlling Notes A-4 and A-6 with an outstanding aggregate principal balance as of the Cut-off Date of $22,500,000. The Oxmoor Center Mortgage Loan is being contributed to the BMO 2023-5C1 securitization trust. The Oxmoor Center Mortgage Loan is expected to be serviced pursuant to the pooling and servicing agreement for the Benchmark 2023-V3 trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

The Oxmoor Center Property is subject to a ground lease between WMB 2, LLC and TWB Oxmoor 2, LLC, collectively as the lessor, and the borrower, as the lessee, with a term that is scheduled to expire on September 30, 2057 (the “Ground Lease”). The borrower has two, 20-year extension options for a fully extended ground lease maturity date of September 30, 2097. The current annual base ground rent as of the Cut-off Date is approximately $1,209,920. Base rent for each subsequent lease year will increase by 3% each year. At the lessee’s option, base rent resets every 20 years equal to the greater of 8% of the fair market value of the Oxmoor Center Property and the rent from five years prior to the reset. The next potential ground rent reset would be in 2039. See “Description of the Mortgage Pool— Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$45,000,000	$45,000,000	Benchmark 2023-V3(1)	Yes
A-2	$10,000,000	$10,000,000	BBCMS 2023-C20	No
A-3	$5,000,000	$5,000,000	BBCMS 2023-C20	No
A-4	$17,500,000	$17,500,000	BMO 2023-5C1	No
A-5	$7,500,000	$7,500,000	BBCMS 2023-C20	No
A-6	$5,000,000	$5,000,000	BMO 2023-5C1	No
Total	$90,000,000	$90,000,000
(1)	The Benchmark 2023-V3 has an expected settlement date of August 2023.

The Property. The Oxmoor Center Property is located in Louisville, Kentucky and consists of a one-story, 904,078 square foot super regional mall anchored by Macy’s, Von Maur, Topgolf and Dick’s Sporting Goods. The Oxmoor Center Property is located on a 69.24-acre parcel of ground leased land. Since the Oxmoor Center Property’s construction in 1971, it has undergone extensions in 1984, 2013, and 2022. The most recent renovation included extensive redevelopment of the former Sears wing, which is now leased to several tenants including an anchor tenant, Topgolf. In order to redevelop the Oxmoor Center Property, a large portion of the south wing of the Oxmoor Center Property was closed until Topgolf renovations begun. When Topgolf’s renovations began, vacant space was quickly leased to several tenants, such as Urban Outfitters, Puttshack, The Eagle and Condado Tacos. The borrower sponsor spent approximately $15.8 million on the renovation. As of March 31, 2023, the Oxmoor Center Property was 94.1% occupied by 59 unique tenants.

The following table contains sales history for the Oxmoor Center Property:

Tenant Sales(1)
	2018	2019	2020	2021	2022	TTM April 2023
Comp Inline Sales	$108,786,905	$117,399,460	$62,340,412	$105,149,720	$112,897,187	$115,789,180
Comp Inline Sales Per Sq. Ft	$874	$961	$564	$967	$1,163	$1,239
Occupancy Cost	8.0%	6.7%	10.3%	6.6%	5.9%	5.8%
Excluding Apple
Comp Inline Sales(2)	$61,739,379	$59,031,085	$34,516,498	$54,355,854	$57,147,576	$58,221,970
Inline Sales Per Sq. Ft.(2)	$513	$537	$351	$563	$673	$716
Occupancy Cost(2)	13.5%	12.7%	17.6%	12.1%	11.0%	10.8%
(1)	Information is provided by the borrower sponsor and only includes tenants reporting sales.
(2)	Information excludes Apple.
B-136

Annex B	BMO 2023-5C1
No. 14 – Oxmoor Center

Major Tenants.

Macy’s (278,341 square feet; 30.8% of NRA; 0.3% of underwritten base rent): Founded in 1858 and headquartered in New York, New York, Macy’s (Moody’s/S&P/Fitch: Ba2/BB+/NR) is a department store chain that operates approximately 720 stores across the United States (including Washington, DC and Puerto Rico) and Guam. Macy’s has three banners that include Macy’s, bluemercury and Bloomingdale’s (and accompanying e-commerce sites) that sell men’s, women’s, and children’s apparel and accessories, cosmetics and home furnishings, among other merchandise. Macy’s has been a tenant at the Oxmoor Center Property since 1971. Macy’s owns its own improvements and has a sub-ground lease at the Oxmoor Center Property with an expiration date, for its 271,390 square feet of retail space, of January 31, 2026 and has two, ten-year renewal options remaining with no termination options. The 6,951 square feet of storage space expires on July 31, 2025.

Von Maur (156,000 square feet; 17.3% of NRA; 2.6% of underwritten base rent): Von Maur is an upscale department store chain that was founded in Davenport, Iowa in the late 1800s. As of November 7, 2022, there were 37 Von Maur stores located in 15 different states as well as 70 dry goods specialty stores selling contemporary women’s fashion, accessories, shoes and gifts. Von Maur offers a wide selection of brand-name merchandise, open and elegant store design and a focus on customer experience. The company seeks out markets with minimum populations of 400,000 to 500,000 people that are strategically located off a major artery to draw customers from a wide radius. Von Maur generated approximately $1 billion in sales in 2022. Von Maur has been a tenant at the Oxmoor Center Property since 2003 and has a current lease expiration date of August 31, 2028 along with five, ten-year renewal options and no termination options.

Topgolf (100,000 square feet; 11.1% of NRA; 4.2% of underwritten base rent): Topgolf is a sports entertainment complex that features a high-tech golf game that is intended to be inclusive for people of all skill levels in golf. Topgolf’s more than 50 locations, both in the United States and internationally, feature entertainment, food and beverage, and music. In 2021, Topgolf merged with Callaway Golf Company, a leader in the global golf equipment and apparel market. The clothing and apparel offered by Callaway Golf Company adds an ideal complement to Topgolf’s leading golf entertainment brand. Approximately $15.8 million was spent by the borrower sponsor on renovating the Oxmoor Center Property to accommodate Topgolf taking occupancy. Topgolf reported revenue of approximately $4.0 billion in 2022, which was a 27.5% increase from 2021. Topgolf has been at the Oxmoor Center Property since 2022. Topgolf owns its improvements and leases spaces at the Oxmoor Center Property through a sub-ground lease from the borrower. The sub ground lease has an expiration date of November 30, 2042 and has four, five-year renewal options remaining with no termination options.

The following table presents certain information relating to the historical and current occupancy of the Oxmoor Center Property:

Historical and Current Occupancy(1)
2019(2)	2020(2)	2021(2)	2022(2)	Current(3)
80.6%	78.9%	78.6%	94.0%	94.1%
(1)	Historical Occupancies are based on the physical occupancies taken at the end of each respective year.
(2)	Occupancy figures include the vacant former Sears anchor space of 139,820 square feet. Sears vacated that space in 2018 and, in that same year, Topgolf signed its lease. After initial construction delays, Topgolf’s lease commenced in November 2022. If excluding the Sears space from the total square feet, the resulting historical occupancy rates would be 95.2%, 93.2% and 92.8%, for 2019, 2020 and 2021, respectively.
(3)	Current Occupancy is as of March 31, 2023.

B-137

Annex B	BMO 2023-5C1
No. 14 – Oxmoor Center

The following table presents certain information relating to the largest tenants based on net rentable area of the Oxmoor Center Property:

Top Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Sales PSF/Year(4)	UW Occ. Costs(4)	Lease Exp. Date
Macy’s(5)	Ba2/BB+/NR	278,341	30.8%	$0.11	$31,801	0.3%	$151	0.5%	Various(6)
Von Maur	NR/NR/NR	156,000	17.3	$2.00	312,000	2.6	$144	1.9%	8/31/2028
Topgolf	NR/B+/NR	100,000	11.1	$5.00	500,000	4.2	NAV	NAV	11/30/2042
Dick’s Sporting Goods	Baa3/BBB/NR	80,000	8.8	$10.92	873,317	7.3	NAV	NAV	1/31/2027
H&M(7)	NR/BBB/NR	26,894	3.0	$19.18	515,782	4.3	$160	12.0%	1/31/2024
Puttshack(8)	NR/NR/NR	25,569	2.8	$57.82	1,478,400	12.3	NAV	NAV	12/31/2038
Arhaus(9)	NR/NR/NR	15,992	1.8	$35.03	560,120	4.7	$635	8.8%	1/31/2030
Apple	Aaa/AA+/NR	12,157	1.3	$30.69	373,146	3.1	$4,735	0.6%	1/31/2030
Altar’d State/Arula(10)	NR/NR/NR	10,444	1.2	$61.60	643,372	5.3	$264	27.3%	6/30/2032
Anthropologie	NR/NR/NR	10,314	1.1	$44.65	460,491	3.8	$212	25.3%	1/31/2028
Top 10 Tenants		715,711	79.2%	$8.03	$5,748,429	47.8%
Other Tenants		134,890	14.9%	$46.61	$6,287,107	52.2%
Occupied Collateral		850,601	94.1%	$14.15	$12,035,536	100.0%
Total / Wtd. Avg.
Vacant Space		53,477	5.9
Collateral Total		904,078	100.0%

(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent include rent steps totaling $241,664 through May 2024 and UW Base Rent attributed to signed not occupied tenants totaling $1,852,489.
(4)	UW Occ. Costs is based upon the Sales PSF / Year as of the trailing 12-month period ending April 30, 2023 as provided by the tenants or estimated based on anecdotal information provided by the tenants.
(5)	Macy’s occupies 271,390 square feet of retail space and 6,951 square feet of storage space. Sales PSF / Year and UW Occ. Costs are only based on the retail portion of the space occupied by Macy’s.
(6)	The 271,390 square foot retail portion of Macy’s space expires on January 31, 2026, and the 6,951 square feet of storage space expires on July 31, 2025.
(7)	H&M is not attributed any UW Base Rent as it pays percent in lieu instead, which has been underwritten to $515,782. UW Occ. Cost is based on H&M’s underwritten percent in lieu.
(8)	The Puttshack lease is signed but Puttshack is not currently occupying its space. The related lease commencement date is January 1, 2024. We cannot assure you that Puttshack will take occupancy (or begin paying rent) as expected or at all.
(9)	Arhaus pays percent in lieu in addition to base rent. In total, Arhaus is attributed underwritten gross rent of $898,975, which is based on $233,222 of percent in lieu, $551,842 of in place base rent, $8,278 of rent steps and $105,633 of recoveries. UW Occ. Cost is based on Arhaus’s underwritten gross rent. Additionally, Arhaus has an option to terminate if during the 5th lease year, Arhaus fails to achieve sales of at least $4,100,000. For the trailing 12-month period ending April 30, 2023, Arhaus achieved sales of over $10.0 million.
(10)	If Altar’d State/Arula fails to exceed $4,587,041 in sales during the 73rd — 84th full calendar months, Altar’d State/Arula will have the right to terminate their lease. For the trailing 12-month period ending April 30, 2023, Altar’d State/Arula achieved sales of approximately $2.8 million in its first year of opening this location.
B-138

Annex B	BMO 2023-5C1
No. 14 – Oxmoor Center

The following table presents certain information relating to the tenant lease expirations of the Oxmoor Center Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring(2)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(2)	Cumulative % of UW Base Rent Expiring(2)
Vacant	NAP	53,477	5.9%	NAP	NA	P	53,477	5.9%	NAP	NAP
2023 & MTM	7	13,066	1.4	$170,664	1.4%		66,543	7.4%	$170,664	1.4%
2024(3)	5	31,868	3.5	782,970	6.5		98,411	10.9%	$953,634	7.9%
2025	8	20,508	2.3	719,942	6.0		118,919	13.2%	$1,673,576	13.9%
2026	3	277,818	30.7	179,862	1.5		396,737	43.9%	$1,853,438	15.4%
2027	7	92,355	10.2	1,653,276	13.7		489,092	54.1%	$3,506,714	29.1%
2028	13	207,647	23.0	3,032,114	25.2		696,739	77.1%	$6,538,828	54.3%
2029	5	10,402	1.2	538,034	4.5		707,141	78.2%	$7,076,862	58.8%
2030	4	29,866	3.3	1,105,597	9.2		737,007	81.5%	$8,182,459	68.0%
2031	0	0	0.0	0	0.0		737,007	81.5%	$8,182,459	68.0%
2032	2	13,085	1.4	857,557	7.1		750,092	83.0%	$9,040,016	75.1%
2033	6	28,417	3.1	1,017,120	8.5		778,509	86.1%	$10,057,136	83.6%
2034 & Beyond	2	125,569	13.9	1,978,400	16.4		904,078	100.0%	$12,035,536	100.0%
Total	62	904,078	100.0%	$12,035,536	100.00%
(1)	Based on the underwritten rent roll as of March 31, 2023.
(2)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring includes rent steps totaling $241,664 through May 2024 and UW Base Rent attributed to signed not occupied tenants totaling $1,852,489.
(3)	UW Base Rent expiring in 2024 includes $515,782 of percent in lieu attributed to H&M, since it is being underwritten $0 in underwritten base rent.

The following table presents certain information relating to the operating history and underwritten cash flows of the Oxmoor Center Property:

Operating History and Underwritten Net Cash Flow
	2020	2021	2022	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$8,126,259	$8,059,221	$8,061,920	$8,161,630	$11,278,090	$12.47	58.4%
Rent Steps(4)	0	0	0	0	241,664	0.27	1.3
Vacant Income	0	0	0	0	1,646,546	1.82	8.5
Percent In-Lieu	724,657	442,883	867,476	1,011,635	515,782	0.57	2.7
Gross Potential Rent	$8,850,916	$8,502,103	$8,929,396	$9,173,265	$13,682,082	$15.13	70.8%
Total Reimbursements	2,605,144	2,566,845	2,706,932	2,683,999	3,910,181	4.33	20.2
Other Income	992,498	1,266,565	1,907,311	1,907,516	1,734,051	1.92	9.0
Net Rental Income	$12,448,558	$12,335,513	$13,543,639	$13,764,780	$19,326,314	$21.38	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(1,646,546)	(1.82)	(8.5)
Effective Gross Income	$12,448,558	$12,335,513	$13,543,639	$13,764,780	$17,679,768	$19.56	91.5%
Total Expenses	5,008,102	5,120,779	5,170,292	5,399,993	5,692,700	6.30	32.2
Net Operating Income	$7,440,456	$7,214,734	$8,373,346	$8,364,787	$11,987,068	$13.26	67.8%
Capital Expenditures	0	0	0	0	99,696	0.11	0.6
TI/LC	0	0	0	0	747,722	0.83	4.2
Net Cash Flow	$7,440,456	$7,214,734	$8,373,346	$8,364,787	$11,139,650	$12.32	63.0%
(1)	TTM reflects the trailing 12-month period ending March 31, 2023.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	The increase in Rents in Place from TTM to Underwritten is primarily driven by newly signed leases by tenants that do not currently occupy their space including: (i) Puttshack (25,569 square feet, 2.8% of NRA) which accounts for approximately $1.5 million of base rent, (ii) Nike (4,900 square feet, 0.5% of NRA) which accounts for approximately $0.2 million of base rent and (iii) The Eagle (4,187 square feet, 0.5% of NRA) which accounts for approximately $0.2 million of base rent. Additionally, Underwritten Rents In Place includes six additional tenants with lease commencement dates commencing in 2023 totaling 30,230 square feet (3.3% of NRA) and approximately $1.1 million of base rent.
(4)	Includes contractual rent steps totaling $241,664 through May 2024.

B-139

Annex B	BMO 2023-5C1
No. 14 – Oxmoor Center

The Market. The Oxmoor Center Property is located at the intersection of Interstate 264 and US Route 60, which is roughly 10 miles from downtown Louisville, Kentucky and seven miles east of the central business district. US Route 60 connects to Interstate 264 which provides easy access throughout the Louisville metropolitan statistical area (“Louisville MSA”). The immediate area acts as a primary commercial hub for the Louisville MSA as the Oxmoor Center Property and nearby Mall St. Matthews create retail traffic through the area. The Oxmoor Center Property is located between downtown Louisville to the west and suburbs to the east.

The Oxmoor Center Property is located in the East submarket, which is within the greater Louisville retail market. Average asking rents in the Louisville retail market have remained stable in recent years, increasing from $15.32 per square foot in 2018 to $15.40 per square foot in 2022. According to the appraisal, over the next five years average asking rents are expected to increase from $15.59 per square foot in 2023 to $16.42 in 2027. Average asking rent in the East submarket as of 2022 was $19.17 per square foot, which was higher than the greater market and is expected to increase to $20.69 per square foot in 2027, per the appraisal. Vacancy has been trending downward in the market from 10.6% in 2018 to 10.1% in 2022. As of 2022, average household income within a five-, ten-, and 15-mile radius was $105,416, $93,235 and $87,021, respectively. Population within a five-, ten- and 15-mile radius was 220,696, 622,147 and 964,699, respectively, as of 2022.

B-140

Annex B	BMO 2023-5C1
No. 15 – Heritage Plaza
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$20,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$20,000,000	Property Type – Subtype:	Office – CBD
% of Pool by IPB:	2.6%	Net Rentable Area (SF):	1,158,165
Loan Purpose:	Refinance	Location:	Houston, TX
Borrower:	BOP Heritage LLC	Year Built / Renovated:	1986 / 2021
Borrower Sponsors(2):	AEW CPT REIT, LLC, AEW Core Property (U.S.), L.P., Brookfield Office Properties Inc. and Brookfield Property Partners, L.P.	Occupancy(4):	70.1%
Interest Rate:	7.63000%	Occupancy Date(4):	2/23/2023
Note Date:	4/13/2023	4th Most Recent NOI (As of):	$31,041,420 (12/31/2019)
Maturity Date:	5/6/2028	3rd Most Recent NOI (As of):	$27,869,748 (12/31/2020)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$18,854,926 (12/31/2021)
Original Term:	60 months	Most Recent NOI (As of):	$27,788,349 (12/31/2022)
Original Amortization:	None	UW Economic Occupancy:	69.1%
Amortization Type:	Interest Only	UW Revenues:	$43,938,879
Call Protection(3):	YM1(27),DorYM1(26),O(7)	UW Expenses:	$22,147,467
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$21,791,413
Additional Debt:	Yes	UW NCF:	$20,555,523
Additional Debt Balance:	$152,000,000	Appraised Value / Per SF:	$521,800,000/ $451
Additional Debt Type:	Pari Passu	Appraisal Date:	2/1/2023

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$149
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$149
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	33.0%
Replacement Reserves:	$0	$19,303	$231,636	Maturity Date LTV:	33.0%
TI/LC Reserve:	$5,000,000	$144,771	$10,000,000	UW NCF DSCR:	1.54x
Other Reserve(5):	$10,489,446	$0	N/A	UW NOI Debt Yield:	12.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$172,000,000	96.7%	Loan Payoff	$156,217,116	87.9%
Sponsor Equity	5,793,688	3.3	Upfront Reserves	15,489,446	8.7
			Closing Costs	6,087,126	3.4
Total Sources	$177,793,688	100.0%	Total Uses	$177,793,688	100.0%
(1)	The Cut-off Date Balance of $20,000,000 represents the aggregate of the non-controlling Notes A-3-1 and A-3-2 of the $172,000,000 Heritage Plaza Whole Loan (as defined below), which is also evidenced by seven additional pari passu notes, Note A-1-1 of $22,000,000, Note A-1-2 of $18,000,000, Note A-2-1 of $20,000,000, Note A-2-2 of $5,000,000, Note A-4 of $15,000,000, Note A-5 of $40,000,000, and Note A-6 of $32,000,000. The Financial Information reflects the Heritage Plaza Whole Loan.
(2)	Brookfield Property Partners, L.P. is affiliated with the borrower sponsor of the Short Pump Town Center Mortgage Loan, the Cumberland Mall Mortgage Loan, and the Oxmoor Center Mortgage Loan, each of which are being contributed to the BMO 2023-5C1 transaction.
(3)	The Heritage Plaza Whole Loan is prepayable in whole (but not in part) on or after the monthly payment date in November 2027 without payment of any prepayment premium. Prepayment (together with any applicable prepayment premium) in whole (but not in part) of the Heritage Plaza Whole Loan is permitted on any business day prior to November 6, 2027. Defeasance of the Heritage Plaza Whole Loan in whole (but not in part) is permitted at any time after the earlier of (i) April 13, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note of the Heritage Plaza Whole Loan to be securitized. The assumed defeasance lockout period of 27 payments is based on the expected BMO 2023-5C1 securitization closing date in August 2023. The actual lockout period may be longer.
(4)	Occupancy includes executed leases for 15,683 square feet of space for EOG Resources Inc. which took occupancy in May 2023 after the Heritage Plaza Whole Loan origination date. Occupancy excludes Chevron (165,120 SF) since it is a known vacant tenant that will be leaving the Heritage Plaza Property in August 2023.
(5)	Other upfront reserve includes an outstanding leasing obligations reserve of $10,303,667 and a free rent reserve of approximately $185,779 allocated for EOG Resources Inc. and Human Capital, Inc. The largest tenant, EOG Resources Inc., is in a free rent period through August 31, 2023, and approximately $127,184 was deposited into a free rent reserve. Human Capital, Inc., is in a free rent period through November 30, 2023, and approximately $58,594 was deposited into a free rent reserve. We cannot assure you that such tenants will begin paying rent as expected or at all. All outstanding leasing costs at the time of loan origination were reserved upfront.

The Loan. Heritage Plaza mortgage loan (the “Heritage Plaza Mortgage Loan”) is part of a whole loan (the “Heritage Plaza Whole Loan”) that is evidenced by nine pari passu promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $172,000,000. The Heritage Plaza Whole Loan is secured by the borrower’s first priority fee mortgage encumbering a Class A office building located in Houston, Texas (the “Heritage

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Plaza Property”). The Heritage Plaza Mortgage Loan is comprised of the non-controlling Notes A-3-1 and A-3-2, which has an aggregate original principal balance and aggregate outstanding principal balance as of the Cut-off Date of $20,000,000. The Heritage Plaza Whole Loan was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”) and Goldman Sachs Bank USA (“GSBI”) on April 13, 2023, and the Heritage Plaza Mortgage Loan was acquired by BMO from MSBNA on May 9, 2023. The Heritage Plaza Whole Loan has a five-year interest-only term and accrues interest at a fixed rate of 7.63000% per annum. The Heritage Plaza Whole Loan proceeds were used to refinance existing debt on the Heritage Plaza Property, fund upfront reserves and pay origination costs.

Voluntary prepayment of the Heritage Plaza Whole Loan in whole (but not in part) is permitted on or after the monthly payment date in November 2027 without payment of any prepayment premium. Prepayment (together with any applicable prepayment premium) in whole (but not in part) of the Heritage Plaza Whole Loan is permitted on any business day prior to November 6, 2027. Defeasance of the Heritage Plaza Whole Loan in whole (but not in part) is permitted at any time after the earlier of (i) April 13, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note of the Heritage Plaza Whole Loan to be securitized.

The table below summarizes the promissory notes that comprise the Heritage Plaza Whole Loan. The relationship between the holders of the Heritage Plaza Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans— The Outside Serviced Pari Passu Whole Loans” in the Prospectus. The Heritage Plaza Whole Loan is being currently serviced under the Benchmark 2023-V2 pooling and servicing agreement, but upon securitization of the controlling note A-1-2, the Heritage Plaza Whole Loan will be serviced under the pooling and servicing agreement for such future securitization transaction. See “The Pooling and Servicing Agreement” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$22,000,000	$22,000,000	BANK5 2023-5YR2	No
A-1-2(1)	$18,000,000	$18,000,000	MSBNA(2)	Yes
A-2-1	$20,000,000	$20,000,000	MSWF 2023-1	No
A-2-2(1)	$5,000,000	$5,000,000	MSBNA(2)	No
A-3-1	$12,500,000	$12,500,000	BMO 2023-5C1	No
A-3-2	$7,500,000	$7,500,000	BMO 2023-5C1	No
A-4(1)	$15,000,000	$15,000,000	MSBNA(2)	No
A-5	$40,000,000	$40,000,000	Benchmark 2023-V2(3)	No
A-6	$32,000,000	$32,000,000	Benchmark 2023-V3	No
Total	$172,000,000	$172,000,000
(1)	Expected to be contributed to one or more future securitization(s).
(2)	MSBNA is a Morgan Stanley affiliated originator and noteholder of the A-1-2, A-2-2 and A-4 promissory notes that comprise the Heritage Plaza Whole Loan.
(3)	The Heritage Plaza Whole Loan will be initially serviced under the Benchmark 2023-V2 pooling and servicing agreement until the securitization of note A-1-2, and on or after the closing date of the securitization of note A-1-2, the Heritage Plaza Whole Loan will be serviced under the pooling and servicing agreement for the securitization of note A-1-2.

The Property. The Heritage Plaza Property is a 51-story, 1,158,165 square feet office building and an adjacent parking garage situated on an approximately 3.28 acres site, located in Houston, Texas. The Heritage Plaza Property was built in 1986 and most recently renovated in 2021. The Heritage Plaza Property is the fifth tallest building in Houston and the eighth tallest building in the state of Texas. Amenities at the Heritage Plaza Property include a state-of-the-art conference center, fitness center and sky lounge. The Heritage Plaza Property benefits from skybridge and street level access to the C. Baldwin Hotel, which provides direct accessibility to Houston’s downtown tunnel system. Additionally, the Heritage Plaza Property has a bus stop on virtually every corner and has access to the METRORail a few blocks to the southeast.

Major Tenants.

EOG Resources Inc. (“EOG Resources”) (376,333 square feet; 32.5% of NRA; 45.1% of underwritten base rent; Fitch/Moody’s/S&P: NR/A3/A-). Founded in 1999, EOG Resources explores for, develops, produces and markets crude oil, natural gas and liquids and natural gas in the United States, Republic of Trinidad and Tobago and select other international areas. EOG Resources occupies approximately 376,333 square feet pursuant to a lease agreement, as amended, that expires in March 2035, with one, 10-year renewal option remaining.

Deloitte LLP (f/k/a Deloitte & Touche USA LLP) (“Deloitte”) (205,125 square feet; 17.7% of NRA; 25.9% of underwritten base rent). Founded in 1845, Deloitte is a multinational corporation that provides audit, consulting, tax and advisory services to nearly 90% of the Fortune 500 and a diverse suite of private companies across 150 countries and territories worldwide.

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Deloitte occupies approximately 205,125 square feet pursuant to a lease agreement, as amended, that expires in February 2031, which has two, five-year renewal options.

Perella Weinberg Partners Group LP (“Perella Weinberg”) (63,446 square feet; 5.5% of NRA; 9.3% of underwritten base rent). Perella Weinberg is a leading global independent investment banking firm. Perella Weinberg provides strategic, financial and tactical advice in connection with executing complex mergers, acquisitions, company sales, and corporate divestitures, including carve-outs, joint ventures, and spin-offs, and relating to takeover preparedness and defense. Perella Weinberg occupies approximately 63,446 square feet pursuant to a lease agreement that expires in August 2027, which has two, five-year renewal options.

The following table presents certain information relating to the historical and current occupancy of the Heritage Plaza Property:

Historical and Current Occupancy(1)
2019	2020	2021	2022	2/23/2023(2)(3)(4)
88.6%	94.8%	89.8%	87.2%	70.1%
(1)	As provided by the borrower and reflects the average occupancy for the indicated year ended December 31 unless specified otherwise.
(2)	Based on the underwritten rent roll dated February 23, 2023.
(3)	February 2023 occupancy figure is inclusive of EOG Resources Inc.’s executed amendment to lease for 15,683 square feet of additional space. EOG Resources Inc. executed such amendment to lease on August 5, 2022 and occupied the additional space in May 2023 after the Heritage Plaza Whole Loan was originated.
(4)	The drop in occupancy from year-end 2022 to February 23, 2023 is attributed to the removal of Chevron (165,120 square feet) from the underwritten rent roll since it is a known vacant tenant that will be leaving the Heritage Plaza Property in August 2023.

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The following table presents certain information relating to the largest tenants based on underwritten base rent at the Heritage Plaza Property:

Tenant Summary(1)
Tenant	Ratings Fitch/Moody’s/S&P(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Exp. Date
EOG Resources(4)	NR/A3/A-	376,333	32.5%	$26.98	$10,152,179	45.1%	3/31/2035
Deloitte	NR/NR/NR	205,125	17.7	$28.41	5,827,305	25.9	2/28/2031
Perella Weinberg Partners Group LP	NR/NR/NR	63,446	5.5	$33.02	2,094,987	9.3	8/31/2027
Lime Rock Management LP(5)	NR/NR/NR	56,984	4.9	$32.00	1,823,488	8.1	3/31/2024
S&P Global Inc.	A-/A3/NR	28,560	2.5	$29.00	828,240	3.7	2/28/2029
BOP Heritage TRS Inc.(6)	NR/NR/NR	25,165	2.2	$14.09	354,483	1.6	12/31/2024
Kroll, LLC	NR/NR/NR	11,597	1.0	$29.50	342,112	1.5	8/31/2029
GSO Capital Partners (Texas)	NR/NR/NR	11,169	1.0	$33.56	374,804	1.7	12/31/2028
Sapient Corporation	NR/NR/NR	11,007	1.0	$31.56	347,346	1.5	10/31/2024
Houston Volunteer Lawyers(7)	NR/NR/NR	10,208	0.9	$14.00	142,912	0.6	3/31/2025
Ten Largest Tenants		799,594	69.0%	$27.87	$22,287,856	98.9%
Remaining Occupied Tenants		12,810	1.1	$18.72	239,804	1.1
Occupied Collateral Total		812,404	70.1%	$27.73	$22,527,660	100.0%

Vacant Space(8)		345,761	29.9

Collateral Total		1,158,165	100.0%

(1)	Based on the rent roll dated February 23, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent PSF include contractual rent steps through March 2024.
(4)	EOG Resources has executed an amendment to the lease to rent 15,683 square feet of additional space and took occupancy of the additional space in May 2023 after the Heritage Plaza Whole Loan was originated. EOG is in a free rent period through August 31, 2023, and approximately $127,184 was deposited into a free resent reserve.
(5)	Lime Rock Management LP extended its lease through October 31, 2029 after the loan origination date. The tenant has the option to extend its lease, as amended, following the first extension period commencement date of April 1, 2024 for 135 months (the “Ten-Year Option”), with notice required by December 31, 2023. In the event the tenant exercises the Ten-Year Option, the lease expiration will be June 30, 2035.
(6)	BOP Heritage TRS Inc. has automatic lease renewals on an annual basis for three leases totaling 11,423 square feet and has no lease renewal option for Suite PL2-B totaling 358 square feet.
(7)	Houston Volunteer Lawyers has the discretion to extend its lease, as amended, in two, five-year increments or one ten-year option.
(8)	Chevron (165,120 square feet) was excluded from the underwritten rent roll since it is a known vacant tenant that will be leaving the Heritage Plaza Property in August 2023.

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No. 15 – Heritage Plaza

The following table presents certain information relating to tenant lease expirations at the Heritage Plaza Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(4)	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	345,761	29.9%	NAP	NA	P	345,761	29.9%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%		345,761	29.9%	$0	0.0%
2024	3	79,772	6.9	2,384,475	10.6		425,533	36.7%	$2,384,475	10.6%
2025	3	31,146	2.7	389,510	1.7		456,679	39.4%	$2,773,985	12.3%
2026	1	1,851	0.2	33,600	0.1		458,530	39.6%	$2,807,585	12.5%
2027	1	63,446	5.5	2,094,987	9.3		521,976	45.1%	$4,902,572	21.8%
2028	1	11,169	1.0	374,804	1.7		533,145	46.0%	$5,277,376	23.4%
2029	3	43,562	3.8	1,270,799	5.6		576,707	49.8%	$6,548,175	29.1%
2030	0	0	0.0	0	0.0		576,707	49.8%	$6,548,175	29.1%
2031	1	205,125	17.7	5,827,305	25.9		781,832	67.5%	$12,375,480	54.9%
2032	0	0	0.0	0	0.0		781,832	67.5%	$12,375,480	54.9%
2033	0	0	0.0	0	0.0		781,832	67.5%	$12,375,480	54.9%
2032 & Beyond	1	376,333	32.5	10,152,179	45.1		1,158,165	100.0%	$22,527,660	100.0%
Total	14	1,158,165	100.0%	$22,527,660	100.0%
(1)	Based on the underwritten rent roll dated February 23, 2023.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	UW Base Rent Expiring and % of UW Base Rent Expiring include contractual rent steps through March 2024.
(4)	Represents number of individual leased suites expiring. Some tenants at the Heritage Plaza Property have leases across more than one suite.

The Market. The Heritage Plaza Property is located within the Houston-The Woodlands-Sugar Land, Texas Metropolitan Statistical Area (“MSA”). According to the appraisal, employment in the MSA is primarily weighted by professional services, construction, retail trade, manufacturing and transportation/utilities. The MSA is home to approximately 3.6 million employees with an unemployment rate of approximately 4.0%. Employers in the Houston metro include Exxon Mobil Corp, Shell Oil Co., Schlumberger Ltd., BP North America and Chevron Corp. The appraisal notes that Houston’s economy is advancing strongly, with job growth in the past year two percentage points higher than the national average.

The Heritage Plaza Property is part of the Houston Office market and the central-business-district (“CBD”) Office submarket. According to the appraisal, as of fiscal year end 2022, the Houston Office market contained 349,566,945 square feet of space with a vacancy of 18.8% and average asking rents of $29.69 per square foot. Furthermore, as of fiscal year end 2022, the CBD office submarket contained 52,086,429 square feet of space with a vacancy of 24.2% and average asking rents of $40.96 per square foot.

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No. 15 – Heritage Plaza

The following table presents certain information relating to operating history and underwritten cash flows at the Heritage Plaza Property:

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	2022	Underwritten	Per Square Foot	%(3)
Gross Potential Rent(1)	$25,062,016	$24,475,586	$19,575,796	$25,031,771	$32,580,624	$28.13	60.3%
Commercial Reimbursements	17,815,533	16,882,277	16,204,602	16,217,571	15,281,517	13.19	28.3
Other Income(2)	6,178,835	5,635,732	5,625,151	6,262,329	6,129,703	5.29	11.4
Net Rental Income	$49,056,384	$46,993,596	$41,405,549	$47,511,670	$53,991,843	$46.62	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(10,052,964)	(8.68)	(18.6)
Effective Gross Income	$49,056,384	$46,993,596	$41,405,549	$47,511,670	$43,938,879	$37.94	81.4%

Total Expenses	$18,014,964	$19,123,848	$22,550,623	$19,723,321	$22,147,467	$19.12	50.4%

Net Operating Income	$31,041,420	$27,869,748	$18,854,926	$27,788,349	$21,791,413	$18.82	49.6%

Total TI/LC, Capex/RR	0	0	0	0	1,235,889	1.07	2.8

Net Cash Flow	$31,041,420	$27,869,748	$18,854,926	$27,788,349	$20,555,523	$17.75	46.8%
(1)	Based on the underwritten rent roll dated as of February 23, 2023 inclusive of contractual rent steps through March 2024.
(2)	Other Income includes parking revenue, sales tax, communication licensing fee, special areas rent, prior year OCR adjustment, late charges and energy brokerage.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

The following table presents certain information relating to comparable office sales to the Heritage Plaza Property:

Summary of Comparable Office Sales(1)
Property Name / Address	Location	Year Built / Renovated	Transaction Date	Price	Price/SF	Size (SF)
Heritage Plaza	Houston, TX	1986/2021	NAP	NAP	NAP	1,158,165
200 Park Place	Houston, TX	2020/NAP	July 2022	$150,000,000	$724.84	206,943
West Memorial Place I & II	Houston, TX	2015/NAP	February 2022	$148,000,000	$234.66	715,935
Kirby Collection (Office Portion)	Houston, TX	2017/NAP	October 2021	$83,000,000	$339.94	244,161
Five Post Oak Park	Houston, TX	1982/NAP	July 2021	$92,000,000	$224.14	566,616
Bank of America Tower	Houston, TX	2019/NAP	December 2019	$414,444,444	$579.73	714,897
Chase Tower and Chase Center	Houston, TX	1982/2012	October 2019	$627,000,000	$303.31	2,067,165
(1)	Source: Appraisal.

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ANNEX C

MORTGAGE POOL INFORMATION

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Annex C	BMO 2023-C51
Collateral Characteristics
Mortgaged Properties by Type(1)

					Weighted Average
Property Type	Property Subtype	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)(4)	UW NOI Debt Yield(2)(4)	Cut-off Date LTV(2)(4)(5)	Maturity Date/ARD LTV(2)(4)(5)
Retail	Super Regional Mall	3	$80,000,000	10.4%	1.65x	13.6%	52.1%	52.1%
	Anchored	1	62,500,000	8.2	1.21x	8.5%	59.9%	59.9%
	Open-Air Lifestyle Center	1	62,500,000	8.2	1.61x	14.3%	47.6%	47.6%
	Subtotal:	5	$205,000,000	26.8%	1.50x	12.3%	53.1%	53.1%
Office	CBD	6	$177,092,102	23.1%	1.80x	13.2%	49.2%	49.0%
	Suburban	2	21,656,000	2.8	1.81x	11.2%	64.8%	64.8%
	Subtotal:	8	$198,748,102	25.9%	1.80x	13.0%	50.9%	50.7%
Industrial	Warehouse/Distribution	8	$124,662,000	16.3%	1.32x	10.8%	50.2%	50.2%
	Manufacturing/Warehouse	1	13,464,000	1.8	1.39x	10.7%	58.5%	58.5%
	Warehouse	1	10,568,000	1.4	1.89x	14.6%	32.0%	32.0%
	Flex	1	3,168,000	0.4	1.39x	10.7%	58.5%	58.5%
	Subtotal:	11	$151,862,000	19.8%	1.37x	11.1%	49.8%	49.8%
Multifamily	Mid Rise	5	$69,952,926	9.1%	1.61x	9.7%	53.3%	53.3%
	High Rise	3	34,979,074	4.6	2.88x	12.3%	39.2%	39.2%
	Garden	1	7,600,000	1.0	1.39x	9.8%	64.4%	64.4%
	Subtotal:	9	$112,532,000	14.7%	1.99x	10.5%	49.7%	49.7%
Mixed Use	Hospitality/Retail	1	$40,100,000	5.2%	1.96x	16.6%	50.1%	50.1%
	Office/Retail/Court	1	27,000,000	3.5	1.65x	13.5%	53.9%	53.9%
	Subtotal:	2	$67,100,000	8.8%	1.84x	15.4%	51.6%	51.6%
Self Storage	Self Storage	48	$18,870,000	2.5%	1.66x	11.5%	51.0%	51.0%
Other	Parking Garage	2	$10,000,000	1.3%	1.35x	10.9%	61.0%	61.0%
Manufactured Housing	Manufactured Housing	1	$2,178,989	0.3%	1.20x	10.6%	45.0%	43.1%
Total / Weighted Average:		86	$766,291,091	100.0%	1.65x	12.2%	51.3%	51.2%
(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts, individual appraised values, net cash flow or net operating income with respect to such individual mortgaged properties, as applicable.
(2)	In the case of Loan Nos. 1, 2, 3, 5, 6, 7, 8, 10, 11, 12, 14, 15, 17, 18, 20, 21, 22 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 6, 8, 10, 11 and 22, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans and/or mezzanine loans.
(3)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(4)	In the case of Loan No. 4, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, UW NOI Debt Yield is based on Cut-off Date Principal Balance after netting out a $8,000,000 holdback reserve. Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserves are 66.1%, 66.1%, 1.25x, and 7.7%, respectively.
(5)	In the case of Loan Nos. 3 and 10, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as is (extraordinary assumption). In the case of Loan No. 17, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as complete assumption. In the case of Loan No. 20, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on a market value of the sandwich leasehold interest. In the case of Loan No. 22, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as portfolio assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.

C-1

Annex C	BMO 2023-C51
Collateral Characteristics
Mortgaged Properties by Location(1)

				Weighted Average
State	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)(4)	UW NOI Debt Yield(2)(4)	Cut-off Date LTV(2)(4)(5)	Maturity Date/ARD LTV(2)(4)(5)
New York	24	$243,392,980	31.8%	1.74x	11.9%	49.9%	49.9%
Georgia	13	72,027,219	9.4	1.58x	13.0%	49.9%	49.9%
California	2	66,000,000	8.6	1.48x	11.3%	48.7%	48.7%
Virginia	3	62,934,541	8.2	1.61x	14.3%	47.6%	47.6%
Connecticut	3	58,488,023	7.6	1.45x	8.9%	57.0%	57.0%
Ohio	7	39,450,853	5.1	1.39x	10.7%	58.5%	58.5%
New Jersey	2	30,228,636	3.9	2.35x	14.7%	56.8%	56.8%
Kentucky	2	30,100,000	3.9	1.47x	12.4%	60.2%	60.2%
Massachusetts	1	30,000,000	3.9	2.55x	16.3%	33.7%	33.7%
Pennsylvania	1	27,000,000	3.5	1.65x	13.5%	53.9%	53.9%
North Carolina	3	26,548,191	3.5	1.20x	10.1%	52.8%	52.8%
Texas	2	24,050,000	3.1	1.55x	12.5%	33.8%	33.8%
Tennessee	1	17,592,102	2.3	1.40x	12.6%	68.6%	65.8%
Florida	4	17,567,578	2.3	1.70x	11.9%	61.5%	61.5%
Michigan	2	13,582,663	1.8	1.39x	10.7%	58.4%	58.4%
Arkansas	2	4,820,000	0.6	1.71x	12.4%	61.2%	61.2%
South Carolina	5	771,478	0.1	1.67x	11.0%	51.3%	51.3%
Rhode Island	2	506,742	0.1	1.67x	11.0%	51.3%	51.3%
Maryland	3	477,327	0.1	1.67x	11.0%	51.3%	51.3%
Maine	2	320,892	0.0	1.67x	11.0%	51.3%	51.3%
Arizona	1	280,781	0.0	1.67x	11.0%	51.3%	51.3%
Indiana	1	151,087	0.0	1.67x	11.0%	51.3%	51.3%
Total / Weighted Average:	86	$766,291,091	100.0%	1.65x	12.2%	51.3%	51.2%
(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts, individual appraised values, net cash flow or net operating income with respect to such individual mortgaged properties, as applicable.
(2)	In the case of Loan Nos. 1, 2, 3, 5, 6, 7, 8, 10, 11, 12, 14, 15, 17, 18, 20, 21, 22 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 6, 8, 10, 11 and 22, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans and/or mezzanine loans.
(3)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(4)	In the case of Loan No. 4, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, UW NOI Debt Yield is based on Cut-off Date Principal Balance after netting out a $8,000,000 holdback reserve. Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserves are 66.1%, 66.1%, 1.25x, and 7.7%, respectively.
(5)	In the case of Loan Nos. 3 and 10, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as is (extraordinary assumption). In the case of Loan No. 17, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as complete assumption. In the case of Loan No. 20, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on a market value of the sandwich leasehold interest. In the case of Loan No. 22, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as portfolio assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.

C-2

Annex C	BMO 2023-C51
Collateral Characteristics
Cut-off Date Principal Balance

						Weighted Average
Range of Cut-off Date Principal Balances			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
$2,178,989	-	$4,999,999	3	$11,048,989	1.4%	7.20794%	59	1.56x	11.8%	49.5%	49.1%
$5,000,000	-	$9,999,999	2	13,100,000	1.7	6.32019%	56	1.69x	11.1%	60.2%	60.2%
$10,000,000	-	$19,999,999	7	103,242,102	13.5	7.13086%	60	1.63x	12.1%	56.4%	55.9%
$20,000,000	-	$29,999,999	4	95,500,000	12.5	7.79366%	58	1.47x	12.4%	50.4%	50.4%
$30,000,000	-	$39,999,999	2	60,000,000	7.8	6.06900%	58	2.46x	15.5%	45.3%	45.3%
$40,000,000	-	$62,500,000	9	483,400,000	63.1	7.15851%	58	1.60x	11.8%	50.9%	50.9%
Total / Weighted Average:			27	$766,291,091	100.0%	7.13502%	58	1.65x	12.2%	51.3%	51.2%

Mortgage Interest Rates

						Weighted Average
Range of Mortgage Interest Rates			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
4.18763%	-	4.99999%	1	41,000,000	5.4%	4.18763%	58	2.88x	12.3%	39.2%	39.2%
5.00000%	-	5.99999%	3	49,500,000	6.5	5.71645%	60	2.24x	13.6%	59.8%	59.8%
6.00000%	-	6.49999%	3	98,000,000	12.8	6.13102%	58	1.81x	11.4%	49.3%	49.3%
6.50000%	-	6.99999%	4	91,920,000	12.0	6.78976%	58	1.34x	9.4%	60.7%	60.7%
7.00000%	-	7.49999%	4	135,850,000	17.7	7.38325%	58	1.46x	11.6%	50.5%	50.5%
7.50000%	-	7.99999%	8	194,871,091	25.4	7.77680%	58	1.60x	13.4%	51.1%	50.8%
8.00000%	-	8.30300%	4	155,150,000	20.2	8.18176%	58	1.47x	12.7%	48.4%	48.4%
Total / Weighted Average:			27	$766,291,091	100.0%	7.13502%	58	1.65x	12.2%	51.3%	51.2%

Original Term to Maturity in Months

				Weighted Average
Original Term to Maturity in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
60	26	$752,291,091	98.2%	7.16768%	58	1.65x	12.2%	51.0%	50.9%
84	1	14,000,000	1.8	5.38000%	70	2.04x	11.5%	68.2%	68.2%
Total / Weighted Average:	27	$766,291,091	100.0%	7.13502%	58	1.65x	12.2%	51.3%	51.2%

Remaining Term to Maturity in Months

						Weighted Average
Range of Remaining Term to Maturity in Months			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
53	-	60	26	$752,291,091	98.2%	7.16768%	58	1.65x	12.2%	51.0%	50.9%
61	-	70	1	14,000,000	1.8	5.38000%	70	2.04x	11.5%	68.2%	68.2%
Total / Weighted Average:			27	$766,291,091	100.0%	7.13502%	58	1.65x	12.2%	51.3%	51.2%
(1)	In the case of Loan Nos. 1, 2, 3, 5, 6, 7, 8, 10, 11, 12, 14, 15, 17, 18, 20, 21, 22 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 6, 8, 10, 11 and 22, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans and/or mezzanine loans.
(2)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(3)	In the case of Loan No. 4, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, UW NOI Debt Yield is based on Cut-off Date Principal Balance after netting out a $8,000,000 holdback reserve. Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserves are 66.1%, 66.1%, 1.25x, and 7.7%, respectively.
(4)	In the case of Loan Nos. 3 and 10, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as is (extraordinary assumption). In the case of Loan No. 17, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as complete assumption. In the case of Loan No. 20, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on a market value of the sandwich leasehold interest. In the case of Loan No. 22, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as portfolio assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.
C-3

Annex C	BMO 2023-C51
Collateral Characteristics
Original Amortization Term in Months

				Weighted Average
Original Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Interest Only	25	$746,520,000	97.4%	7.11237%	58	1.66x	12.2%	50.9%	50.9%
360	2	19,771,091	2.6	7.98999%	59	1.38x	12.4%	66.0%	63.3%
Total / Weighted Average:	27	$766,291,091	100.0%	7.13502%	58	1.65x	12.2%	51.3%	51.2%

Remaining Amortization Term in Months

				Weighted Average
Range of Remaining Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Interest Only	25	$746,520,000	97.4%	7.11237%	58	1.66x	12.2%	50.9%	50.9%
359	2	19,771,091	2.6	7.98999%	59	1.38x	12.4%	66.0%	63.3%
Total / Weighted Average:	27	$766,291,091	100.0%	7.13502%	58	1.65x	12.2%	51.3%	51.2%

Amortization Types

				Weighted Average
Amortization Types	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Interest Only	25	$746,520,000	97.4%	7.11237%	58	1.66x	12.2%	50.9%	50.9%
Amortizing Balloon	2	19,771,091	2.6	7.98999%	59	1.38x	12.4%	66.0%	63.3%
Total / Weighted Average:	27	$766,291,091	100.0%	7.13502%	58	1.65x	12.2%	51.3%	51.2%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)(2)

						Weighted Average
Range of Underwritten Net Cash Flow Debt Service Coverage Ratios			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
1.19x	-	1.49x	11	$369,321,091	48.2%	7.27639%	58	1.34x	10.3%	54.7%	54.6%
1.50x	-	1.59x	3	46,550,000	6.1	7.83639%	58	1.52x	12.9%	45.9%	45.9%
1.60x	-	1.69x	4	151,500,000	19.8	7.91797%	59	1.64x	13.8%	49.4%	49.4%
1.70x	-	1.79x	2	21,820,000	2.8	6.60874%	58	1.70x	12.0%	61.7%	61.7%
1.80x	-	1.89x	1	16,500,000	2.2	7.30000%	60	1.89x	14.6%	32.0%	32.0%
1.90x	-	1.99x	1	40,100,000	5.2	7.67000%	60	1.96x	16.6%	50.1%	50.1%
2.00x	-	2.88x	5	120,500,000	15.7	5.34106%	59	2.54x	13.8%	46.3%	46.3%
Total / Weighted Average:			27	$766,291,091	100.0%	7.13502%	58	1.65x	12.2%	51.3%	51.2%
(1)	In the case of Loan Nos. 1, 2, 3, 5, 6, 7, 8, 10, 11, 12, 14, 15, 17, 18, 20, 21, 22 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 6, 8, 10, 11 and 22, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans and/or mezzanine loans.
(2)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(3)	In the case of Loan No. 4, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, UW NOI Debt Yield is based on Cut-off Date Principal Balance after netting out a $8,000,000 holdback reserve. Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserves are 66.1%, 66.1%, 1.25x, and 7.7%, respectively.
(4)	In the case of Loan Nos. 3 and 10, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as is (extraordinary assumption). In the case of Loan No. 17, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as complete assumption. In the case of Loan No. 20, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on a market value of the sandwich leasehold interest. In the case of Loan No. 22, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as portfolio assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.

.

C-4

Annex C	BMO 2023-C51
Collateral Characteristics
LTV Ratios as of the Cut-off Date(1)(3)(4)

						Weighted Average
Range of Cut-off Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
32.0%	-	49.9%	10	$342,728,989	44.7%	7.28250%	58	1.78x	13.1%	43.5%	43.5%
50.0%	-	59.9%	11	352,550,000	46.0	7.03976%	58	1.54x	11.4%	56.1%	56.1%
60.0%	-	64.9%	4	39,420,000	5.1	6.94197%	58	1.55x	11.3%	62.0%	62.0%
65.0%	-	68.6%	2	31,592,102	4.1	6.83889%	64	1.68x	12.1%	68.4%	66.9%
Total / Weighted Average:			27	$766,291,091	100.0%	7.13502%	58	1.65x	12.2%	51.3%	51.2%

LTV Ratios as of the Maturity Date(1)(3)(4)

						Weighted Average
Range of Maturity Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
32.0%	-	49.9%	10	$342,728,989	44.7%	7.28250%	58	1.78x	13.1%	43.5%	43.5%
50.0%	-	59.9%	11	352,550,000	46.0	7.03976%	58	1.54x	11.4%	56.1%	56.1%
60.0%	-	64.9%	4	39,420,000	5.1	6.94197%	58	1.55x	11.3%	62.0%	62.0%
65.0%	-	68.2%	2	31,592,102	4.1	6.83889%	64	1.68x	12.1%	68.4%	66.9%
Total / Weighted Average:			27	$766,291,091	100.0%	7.13502%	58	1.65x	12.2%	51.3%	51.2%

Prepayment Protection

				Weighted Average
Prepayment Protection	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Defeasance	17	$434,662,102	56.7%	6.98069%	59	1.74x	12.4%	52.7%	52.5%
Defeasance or Yield Maintenance	5	227,800,000	29.7	7.12986%	58	1.51x	11.3%	50.9%	50.9%
Yield Maintenance	5	103,828,989	13.5	7.79238%	58	1.62x	13.4%	46.4%	46.4%
Total / Weighted Average:	27	$766,291,091	100.0%	7.13502%	58	1.65x	12.2%	51.3%	51.2%

Loan Purpose

				Weighted Average
Loan Purpose	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Refinance	19	$616,271,091	80.4%	7.15859%	58	1.65x	12.2%	51.0%	50.9%
Acquisition	5	117,820,000	15.4	6.93487%	58	1.75x	12.3%	53.1%	53.1%
Acquisition/Refinance	1	18,150,000	2.4	8.01200%	57	1.35x	11.1%	52.6%	52.6%
Recapitalization	2	14,050,000	1.8	6.64655%	59	1.64x	11.2%	47.4%	47.4%
Total / Weighted Average:	27	$766,291,091	100.0%	7.13502%	58	1.65x	12.2%	51.3%	51.2%
(1)	In the case of Loan Nos. 1, 2, 3, 5, 6, 7, 8, 10, 11, 12, 14, 15, 17, 18, 20, 21, 22 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 6, 8, 10, 11 and 22, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans and/or mezzanine loans.
(2)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(3)	In the case of Loan No. 4, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, UW NOI Debt Yield is based on Cut-off Date Principal Balance after netting out a $8,000,000 holdback reserve. Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR, UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserves are 66.1%, 66.1%, 1.25x, and 7.7%, respectively.
(4)	In the case of Loan Nos. 3 and 10, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as is (extraordinary assumption). In the case of Loan No. 17, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as complete assumption. In the case of Loan No. 20, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on a market value of the sandwich leasehold interest. In the case of Loan No. 22, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as portfolio assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.

C-5

Annex C	BMO 2023-C51
Collateral Characteristics
Previous Securitization History(1)

No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
1	GACC, 3650 REIT	Gateway Center South	Brooklyn, NY	Retail	$62,500,000	8.2%	UBSBB 2013-C6
2	LMF, BMO	11 West 42nd Street	New York, NY	Office	$62,500,000	8.2%	GSMS 2013-GC13, GSMS 2013-GC14
7	GACC, BMO	Cumberland Mall	Atlanta, GA	Retail	$52,000,000	6.8%	WFCM 2013-LC12, WFRBS 2013-C14, BMARK 2023-V2, MSWF 2023-1
12	BMO, SMC	The Widener Building	Philadelphia, PA	Mixed Use	$27,000,000	3.5%	COMM 2012-CR5
13	CREFI	107 Tom Starling Road	Fayetteville, NC	Industrial	$26,000,000	3.4%	FSRIA 2019-FL1
17	BMO	Riverview Tower	Knoxville, TN	Office	$17,592,102	2.3%	JPMCC 2013-C13
18	SMC	Museum Tower	Miami, FL	Office	$17,000,000	2.2%	TRTX 2021-FL4
22.01	CREFI	Prime Storage Bridgehampton	Bridgehampton, NY	Self Storage	$748,748	0.1%	CGCMT 2019-PRM
22.02	CREFI	Prime Storage Bohemia	Bohemia, NY	Self Storage	$631,088	0.1%	BBCMS 2019-C5
22.03	CREFI	Prime Storage Westhampton Beach	Westhampton Beach, NY	Self Storage	$403,789	0.1%	CGCMT 2019-PRM
22.04	CREFI	Prime Storage Queens Jamaica	Jamaica, NY	Self Storage	$367,689	0.0%	CGCMT 2019-PRM
22.05	CREFI	Prime Storage West Palm Beach	West Palm Beach, FL	Self Storage	$354,318	0.0%	CGCMT 2019-PRM
22.06	CREFI	Prime Storage Snellville	Snellville, GA	Self Storage	$334,263	0.0%	BSPRT 2021-FL6
22.07	CREFI	Prime Storage Shallotte	Shallotte, NC	Self Storage	$308,859	0.0%	CGCMT 2019-PRM
22.08	CREFI	Prime Storage Danbury East	Danbury, CT	Self Storage	$300,836	0.0%	CGCMT 2019-PRM
22.09	CREFI	Prime Storage Dallas	Dallas, GA	Self Storage	$286,129	0.0%	CGCMT 2019-PRM
22.10	CREFI	Prime Storage Bay Shore Pine Aire Dr.	Bay Shore, NY	Self Storage	$282,118	0.0%	BBCMS 2019-C5
22.12	CREFI	Prime Storage Warren	Warren, RI	Self Storage	$266,073	0.0%	CGCMT 2019-PRM
22.13	CREFI	Prime Storage Portsmouth	Portsmouth, RI	Self Storage	$240,669	0.0%	CGCMT 2019-PRM
22.14	CREFI	Prime Storage Bolivia	Bolivia, NC	Self Storage	$239,332	0.0%	CGCMT 2019-PRM
22.16	CREFI	Prime Storage Clifton	Clifton, NJ	Self Storage	$228,636	0.0%	CGCMT 2019-PRM
22.17	CREFI	Prime Storage Centereach	Centereach, NY	Self Storage	$224,624	0.0%	CGCMT 2019-PRM
22.18	CREFI	Prime Storage Marietta North	Marietta, GA	Self Storage	$216,602	0.0%	CGCMT 2019-PRM
22.19	CREFI	Prime Storage Hardeeville	Hardeeville, SC	Self Storage	$211,254	0.0%	CGCMT 2019-PRM
22.20	CREFI	Prime Storage Summerville	Summerville, SC	Self Storage	$210,585	0.0%	BSPRT 2021-FL7
22.21	CREFI	Prime Storage Virginia Beach Lynnhaven Pkwy.	Virginia Beach, VA	Self Storage	$201,895	0.0%	CGCMT 2019-PRM
22.22	CREFI	Prime Storage Marietta South	Marietta, GA	Self Storage	$200,558	0.0%	CGCMT 2019-PRM
22.23	CREFI	Prime Storage Cartersville	Cartersville, GA	Self Storage	$188,524	0.0%	CGCMT 2019-PRM
22.24	CREFI	Prime Storage Danbury West	Danbury, CT	Self Storage	$187,187	0.0%	CGCMT 2019-PRM
22.25	CREFI	Prime Storage Scarborough	Scarborough, ME	Self Storage	$180,502	0.0%	CGCMT 2019-PRM
22.26	CREFI	Prime Storage Baltimore	Baltimore, MD	Self Storage	$171,142	0.0%	CGCMT 2019-PRM
22.27	CREFI	Prime Storage Farmingdale	Farmingdale, NY	Self Storage	$171,142	0.0%	CGCMT 2019-PRM
22.28	CREFI	Prime Storage Baltimore - 3500 Wilkens Ave.	Baltimore, MD	Self Storage	$167,131	0.0%	CGCMT 2019-PRM
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.

C-6

Annex C	BMO 2023-C51
Collateral Characteristics
Previous Securitization History(1) (Continued)

No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
22.29	CREFI	Prime Storage Glenville	Glenville, NY	Self Storage	$157,772	0.0%	CGCMT 2019-PRM
22.30	CREFI	Prime Storage Fishers Ford Dr.	Fishers, IN	Self Storage	$151,087	0.0%	CGCMT 2019-PRM
22.31	CREFI	Prime Storage Acworth North	Acworth, GA	Self Storage	$148,413	0.0%	CGCMT 2019-PRM
22.32	CREFI	Prime Storage Rock Hill	Rock Hill, SC	Self Storage	$147,744	0.0%	CGCMT 2019-PRM
22.33	CREFI	Prime Storage Simpsonville	Simpsonville, SC	Self Storage	$145,070	0.0%	BSPRT 2021-FL7
22.34	CREFI	Prime Storage Acworth East	Acworth, GA	Self Storage	$140,390	0.0%	CGCMT 2019-PRM
22.35	CREFI	Prime Storage Saco	Saco, ME	Self Storage	$140,390	0.0%	CGCMT 2019-PRM
22.36	CREFI	Prime Storage Baltimore North Point Blvd.	Baltimore, MD	Self Storage	$139,053	0.0%	CGCMT 2019-PRM
22.37	CREFI	Prime Storage Green Island	Green Island, NY	Self Storage	$127,020	0.0%	CGCMT 2019-PRM
22.38	CREFI	Prime Storage North Fort Myers	North Fort Myers, FL	Self Storage	$126,351	0.0%	CGCMT 2019-PRM
22.39	CREFI	Prime Storage Marietta	Marietta, GA	Self Storage	$124,346	0.0%	CGCMT 2019-PRM
22.40	CREFI	Prime Storage Midland	Midland, GA	Self Storage	$120,335	0.0%	CGCMT 2019-PRM
22.41	CREFI	Prime Storage Lansing	Lansing, MI	Self Storage	$118,663	0.0%	CGCMT 2019-PRM
22.42	CREFI	Prime Storage Acworth West	Acworth, GA	Self Storage	$117,660	0.0%	CGCMT 2019-PRM
22.43	CREFI	Prime Storage Boardman	Boardman, OH	Self Storage	$114,853	0.0%	CGCMT 2019-PRM
22.44	CREFI	Prime Storage North Miami	North Miami, FL	Self Storage	$86,908	0.0%	CGCMT 2019-PRM
22.45	CREFI	Prime Storage Greenville Butler Rd.	Greenville, SC	Self Storage	$56,825	0.0%	CGCMT 2019-PRM
24	BMO	Green Acres	Valley Stream, NY	Retail	$5,500,000	0.7%	COMM 2013-GAM
25.01	CREFI	8015 Geyer Springs Road	Little Rock, AR	Self Storage	$2,698,000	0.4%	CGCMT 2016-P6
25.02	CREFI	6100 Leon Circle	Little Rock, AR	Self Storage	$2,122,000	0.3%	CGCMT 2016-P6
26	KeyBank	Mini U Storage - Tomball	Tomball, TX	Self Storage	$4,050,000	0.5%	JPMCC 2013-C13
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.

C-7

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Contacts
Role	Party and Contact Information
Depositor	BMO Commercial Mortgage Securities LLC, a Delaware limited liability company
Paul Vanderslice
151 West 42nd Street | New York, NY 10036 | United States
Master Servicer	KeyBank National Association
	www.key.com/key2cre	Surveillance_Inquiries@KeyBank.com
11501 Outlook Street, Suite 300 | Overland Park, KS 66211 | United States
Special Servicer	3650 REIT Commercial Mortgage Securities II LLC
	Attention: General Counsel	compliance@3650REIT.com
2977 McFarlane Road, Suite 300 | Miami, FL 33133 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Operating Advisor & Asset Representations Reviewer	Pentalpha Surveillance LLC
	Attention: Don Simon	notices@pentalphasurveillance.com
Two Greenwich Office Park | Greenwich, CT 06831 | United States
Controlling Class Representative	3650 Real Estate Investment Trust 2 LLC
-

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00

*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.
© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00
Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00
NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Sep-23	0	0	0	0	0	0
Aug-23	0	0	0	0	0	0
Jul-23	0	0	0	0	0	0
Jun-23	0	0	0	0	0	0
May-23	0	0	0	0	0	0
Apr-23	0	0	0	0	0	0
Mar-23	0	0	0	0	0	0
Feb-23	0	0	0	0	0	0
Jan-23	0	0	0	0	0	0
Dec-22	0	0	0	0	0	0
Nov-22	0	0	0	0	0	0
Oct-22	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Modified Loan Detail

		Pre-Modification		Post-Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Modification Closing Date	Modification Effective Date

Totals

1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 25

Distribution Date:	09/15/23	BMO 2023-5C1 MORTGAGE TRUST
Determination Date:	09/11/23
Record Date:	08/31/23	Commercial Mortgage Pass-Through Certificates Series 2023-5C1

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 25

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1A

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of BMO, KeyBank, LMF, SGFC and SMC (each referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the Certificates, you should read and rely solely on the prospectus.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charges) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).
E-1A-1

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(5)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of the Cut-off Date, to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no written request from the related Mortgagor for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

(6)	Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 7 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or
E-1A-2

insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(7)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage.

(8)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule E-1A-1 to this Annex E-1A.

(9)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related
E-1A-3

Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(10)	Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(11)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)	Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

(13)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)	Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 7), an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, and the ESA (as defined in paragraph 41), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security
E-1A-4

intended to be provided by the Mortgage Loan documents; (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan; or (g) the current principal use of the Mortgaged Property.

(15)	Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of an Outside Serviced Mortgage Loan, to the depositor under the related Outside Servicing Agreement or the related Outside Servicer for the related Other Securitization Trust).

(16)	No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(17)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

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If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)	Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 7) and survey, if any, an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, and the ESA (as defined in paragraph 41), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one
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or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

(19)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

(20)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

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(22)	Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Issuing Entity.

(24)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(25)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it will keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

(27)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor will have solicited or caused to be solicited petitioning
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creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(28)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 33), in each case of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 33 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the condemnation proceeds or the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating
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statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

(30)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex E-1B; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1A-1 to this Annex E-1A, or future permitted mezzanine debt as set forth on Schedule E-1A-2 to this Annex E-1A or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule E-1A-3 to this Annex E-1A or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially
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to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

(35)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except by any written instruments which are included in the related Mortgage File;
E-1A-11

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;
(e)	Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provided that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h)	A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;
(j)	Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
E-1A-12

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(36)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

(37)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.

(38)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(39)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule E-1A-4 to this Annex E-1A, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (40) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

(41)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the
E-1A-13

existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, Fitch Ratings, Inc. and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(42)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement or is accomplished by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirement of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

(43)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(44)	Cross-Collateralization. No Mortgage Loan is cross collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

(45)	Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

E-1A-14

For purposes of this Annex E-1A, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex E-1A, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex E-1A, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties, in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the Mortgage Loan Seller, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) will be deemed within the Mortgage Loan Seller’s knowledge.

E-1A-15

SCHEDULE E-1A-1 to ANNEX E-1A

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	BMO Mortgage Loans	KeyBank Mortgage Loans	LMF Mortgage Loans	SGFC Mortgage Loans	SMC Mortgage Loans
2	11 West 42nd Street	—	11 West 42nd Street	—	—
6	—	—	—	California High Tech Logistics	—
8	Gilardian NYC Portfolio II	—	—	—	—
11	Harborside 2-3	—	—	—	—

E-1A-16

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	BMO Mortgage Loans	KeyBank Mortgage Loans	LMF Mortgage Loans	SGFC Mortgage Loans	SMC Mortgage Loans
11	Harborside 2-3	—	—	—	—
15	Heritage Plaza	—	—	—	—

E-1A-17

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

None.

E-1A-18

SCHEDULE E-1A-4 to ANNEX E-1A

MORTGAGE LOANS WITH AFFILIATED BORROWERS

Loan No.	BMO Mortgage Loans	KeyBank Mortgage Loans	LMF Mortgage Loans	SGFC Mortgage Loans	SMC Mortgage Loans
7	Cumberland Mall	—	—	—	—
14	—	—	—	Oxmoor Center	—
15	Heritage Plaza	—	—	—	—

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(BANK OF MONTREAL)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment (7) Permitted Liens; Title Insurance	Cumberland Mall (Loan No. 7)	The tenant Costco, which ground leases its premises, has a right of first refusal to purchase its leased premises (approximately 13.395 acres at the Mortgaged Property) if the landlord receives a bona fide offer to purchase such leased premises. The tenant has not entered into a subordination, non-disturbance and attornment agreement. Such right of first refusal may apply to a foreclosure or deed in lieu of foreclosure as well as to subsequent transfer.
(6) Lien; Valid Assignment	Green Acres (Loan No. 24)	For so long as no event of default exists, the Mortgage Loan documents prohibit the Mortgagee from selling any portion of the Mortgage Loan, other than sales of securities as a result of a securitization, to Simon Property Group, Brookfield Property Partners LP, Westfield Group, Taubman Centers, Inc., CBL & Associates, Pennsylvania Real Estate Investment Trust (PREIT), Washington Prime or CIM Group (or any entity controlled by any of the foregoing).
(8) Junior Liens	Green Acres (Loan No. 24)	The Mortgage Loan documents permit the Mortgagor to enter into a Property-Assessed Clean Energy (“PACE”) loan for an amount not to exceed $10,000,000 without the consent of the Mortgagee or rating agency confirmation.
(8) Junior Liens	11 West 42nd Street (Loan No. 2)	The Mortgage Loan documents permit the Mortgagor to enter into a PACE loan for an amount not to exceed $10,000,000 with the consent of the Mortgagee and a rating agency confirmation.
(14) Actions Concerning Mortgage Loan	Harborside 2-3 (Loan No. 11)

Michael Silberberg, a guarantor of the subject Mortgage Loan, is the guarantor on a loan in the original principal amount of $164,000,000 (the “Civic Opera Building Loan”), which is evidenced by promissory notes held by (i) Wells Fargo Bank, National Association, as trustee for the benefit of the registered holders of JPMBB Commercial Mortgage Securities Trust 2015-C31, Commercial Mortgage Pass-Through Certificates, Series 2015-C31 and (ii) Wilmington Trust, National Association, as trustee for the benefit of the registered holders of JPMBB Commercial Mortgage Securities Trust 2015-C32, Commercial Mortgage Pass-Through Certificates, Series 2015-C32. The lenders of the Civic Opera Building Loan commenced foreclosure proceedings on August 21, 2021, and on March 31, 2023 the special servicer sent a notice to Michael Silberberg alleging (x) a breach of the loss recourse provision set forth in the Civic Opera Building Loan documents as a result of two mechanics liens being filed against the subject property and (y) a breach of the full recourse provision set forth in the Civic Opera Building Loan documents as a result of an alleged violation of SPE provisions prohibiting the incurrence of indebtedness in violation of the Civic Opera Building Loan documents.

E-1B-1

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

In connection with work performed on the Mortgaged Property by the Mortgagor’s predecessor-in-interest, there is an active litigation between the primary contractor (Plaza Construction LLC) and a subcontractor (Gamma USA, Inc.) relating to façade work performed by the subcontractor. Neither the Mortgagor nor its predecessor-in-interest is named in the litigation, and the contract with primary contractor was not assumed by the Mortgagor in connection with its acquisition of the Mortgaged Property. The Mortgagor’s predecessor-in-interest has held back the retainage owed to the primary contractor (approximately $996,842) in escrow by a title company pursuant to an escrow agreement between the Mortgagor and its predecessor-in-interest, and such escrowed amount is required to be released to the primary contractor upon resolution of said dispute.

(17) Insurance	Cumberland Mall (Loan No. 7)

The threshold amount above which the Mortgagor has the right to hold and disburse insurance proceeds is $10,000,000, which is in excess of 5% of the principal amount of the Mortgage Loan at origination.

The Mortgage Loan documents permit (i) a property insurance deductible up to $500,000, except with respect to windstorm/named storm coverage and earthquake coverage, which may have a deductible of up to 5% of the total insurable value of the Mortgaged Property, and (ii) a liability insurance deductible of up to $500,000.

(17) Insurance	All BMO Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(17) Insurance	Green Acres (Loan No. 24)	The Mortgage Loan documents permit (i) a property insurance deductible up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property and (ii) a liability insurance deductible up to $350,000.
(17) Insurance	Heritage Plaza (Loan No. 15)	The Mortgage Loan documents permit (i) a property insurance deductible of up to $250,000, except with respect to windstorm/named storm coverage and earthquake coverage, which may have a deductible of up to 5% of the total insurable value of the Mortgaged Property, (ii) a liability insurance deductible of up to $250,000 and (iii) a terrorism insurance deductible of up to $1,000,000.
(18) Access; Utilities; Separate Tax Parcels	Cumberland Mall (Loan No. 7)	A portion of the Mortgaged Property is on a tax parcel separate from the remainder of the Mortgaged Property, which tax parcel includes other property owned by a governmental authority that is not collateral for the Mortgage Loan.
(18) Access; Utilities; Separate Tax Parcels	Harborside 2-3 (Loan No. 11)	The related Mortgaged Property was known and designated as tax parcel 18 prior to being subdivided in July 2022 into tax parcels 18.01 and 18.02. The related Mortgaged Property is currently designated as parcel 18.01 and a neighboring property, which is not included as part of the collateral for the subject Mortgage Loan and is owned by an unaffiliated third party, is designated as parcel 18.02. Based on information provided by the related Mortgagor and the title company
E-1B-2

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
issuing the Title Policy, the applicable tax map is updated once per year and the same was not yet updated at the time of origination of the Mortgage Loan to recognize the subdivided tax parcels. The related Mortgagor is responsible for the taxes affecting parcel 18.01 and owner of parcel 18.02 is responsible for all of taxes related to the improvements on parcel 18.02. At origination of the subject Mortgage Loan, the tax reserve was sized to include taxes for the undivided tax parcel 18.
(25) Local Law Compliance	Harborside 2-3 (Loan No. 11)	Although the related Mortgaged Property is legal conforming, because it was built pursuant to local planning board approval, the restoration of the related Mortgaged Property following a casualty is subject to approval of the local planning board per the municipal zoning letter dated February 10, 2023 from the Jersey City Housing, Economic Development & Commerce office.
(25) Local Law Compliance	Green Acres (Loan No. 24)	Pursuant to the zoning report delivered in connection with the origination of the Mortgage Loan, the use of a portion of the Mortgaged Property as a restaurant is legal non-conforming as such use is not permitted under the applicable current zoning code unless a special use permit is obtained from the local municipality. If a structure in which a legal non-conforming use is conducted is destroyed or damaged by any casualty in excess of 50% of its reconstruction or replacement value cost (exclusive of foundations) at the time of such destruction or damage, whichever is less, such structure may only be restored in accordance with the current zoning code. Otherwise, such structure may be restored to its prior legal non-conforming use within one year after such destruction or damage, but may not be enlarged.
(25) Local Law Compliance	Gilardian NYC Portfolio II (Loan No. 8)

Pursuant to the zoning report delivered in connection with the origination of the Mortgage Loan, the use of a portion of the 1443 York Avenue Mortgaged Property as an eating and drinking establishment and barber shop is legal non-conforming as such use is not permitted under the applicable current zoning code.

Additionally, certain zoning and building violations are open at each of the Mortgaged Properties.

(27) Recourse Obligations	11 West 42nd Street (Loan No. 2)

There is no non-Mortgagor guarantor or environmental indemnitor with respect to the Mortgage Loan.

Further, there is no recourse for any recourse provision where the circumstance, event or condition that could otherwise give rise thereto is attributable to one or more of the following:

1.       insufficient revenue from the Mortgaged Property;

2.       Mortgagor’s lack of access to revenue from the Mortgaged Property as a result of Mortgage lender’s exercise of its remedies with respect to Mortgaged Property cash flow or otherwise;

3.       insolvency of Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context;

E-1B-3

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

4.       the payment of Mortgagor’s debts and obligations as they become due and payable from sources other than revenues from the Mortgaged Property;

5.       failure to pay the Mortgage Loan or other obligations or debts of Mortgagor, as a result of (1), (2) or (3) above;

6.       the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of Mortgagor, through a judgment or exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as a result of (1), (2) or (3) above; and/or

7.       the acts or omissions of mezzanine lender, servicer or any receiver appointed by mezzanine lender, or any events, circumstances or conditions first arising after mezzanine lender under the mezzanine loan completes a foreclosure upon or assignment-in-lieu thereof as to any pledged equity interest in the Mortgagor, except to the extent caused by the acts or omissions of Mortgagor or any of its Affiliates following such foreclosure by Mortgage lender and/or mezzanine lender.

(27) Recourse Obligations	Heritage Plaza (Loan No. 15)	For so long as a controlled subsidiary of Brookfield Office Properties Inc., Brookfield Property Partners, L.P., Brookfield Asset Management, Inc. or Brookfield Corporation is the guarantor, the Mortgage Loan documents only provide recourse for losses incurred by the Mortgagee (and not full recourse) for any voluntary transfers of either all or substantially all of the related Mortgaged Property, any transfer of all or substantially all of the direct or indirect equity interests in the related Mortgagor, or any change of control in the related Mortgagor made in violation of the related Mortgage Loan documents.
(27) Recourse Obligations	Cumberland Mall (Loan No. 7)

The Mortgage Loan documents provide that the related Mortgagor and at least one individual or entity will be fully liable for actual losses, liabilities, costs and damages arising from intentional misapplication or misappropriation of rents.

Additionally, the Mortgage Loan documents provide that the Mortgagor and guarantor have personal liability for losses related to transfers in violation of the related Mortgage Loan documents, rather than full recourse liability to the Mortgagor and guarantor.

(27) Recourse Obligations	Harborside 2-3 (Loan No. 11)	The Mortgage Loan documents do not provide recourse for the related Mortgagor’s misapplication of rents (if, after an event of default under the subject Mortgage Loan), insurance proceeds or condemnation awards, but rather, recourse for misapplication of such amounts is limited to intentional misapplication.
(27) Recourse Obligations	Green Acres (Loan No. 24)	The Mortgage Loan documents do not expressly provide for recourse for misappropriation of security deposits.
(28) Mortgage Releases	Cumberland Mall (Loan No. 7)

The Mortgagors are permitted to obtain the release of (a) one or more parcels (including air rights parcels but excluding any anchor parcels) or outlots that are vacant, non-income producing and unimproved, or improved only by landscaping, surface parking areas or utility facilities that are not required for the use of the remaining property, or are

E-1B-4

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
readily relocatable or will continue to serve the Mortgaged Property, or (b) one or more parcels acquired after origination (including any anchor parcel acquired after origination), in each case without the payment or defeasance of a release price, subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing, and (ii) the loan-to-value ratio immediately following the release is less than or equal to 125% (provided that the Mortgagors may partially prepay the Mortgage Loan to satisfy that condition without payment of a yield maintenance premium or any other prepayment premium).

In addition, the Mortgagors are permitted to obtain the release of one or more portions of the Mortgaged Property (an “Exchange Parcel”) without the payment or defeasance of a release price in connection with the substitution of such portion of the Mortgaged Property with real property reasonably equivalent in value to the Exchange Parcel located at or adjacent to the shopping center in which the Exchange Parcel is located (an “Acquired Parcel”), provided that, among other conditions, (i) no event of default is continuing, (ii) the Exchange Parcel is vacant, non-income producing and unimproved or improved only by landscaping, surface parking areas, or utility facilities that are not required to serve the Mortgaged Property or are readily relocatable or will continue to serve the Mortgaged Property provided that this condition will not apply to any Exchange Parcel which was acquired after the origination of the Mortgage Loan, (iii) the Mortgagors deliver or cause to be delivered to the lender a copy of the deed or ground lease conveying to the applicable Mortgagor all right, title and fee or leasehold interest, as applicable, in and to the Acquired Parcel, and (iv) the loan-to-value ratio immediately after the substitution is less than or equal to 125% (provided that the Mortgagors may partially prepay the Mortgage Loan to satisfy that condition without payment of a yield maintenance premium or any other prepayment premium).

(30) Acts of Terrorism Exclusion	All BMO Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(31) Due on Sale or Encumbrance	Harborside 2-3 (Loan No. 11)

The Mortgage Loan documents permit transfers by reason of the exercise of remedies by the upper-tier preferred equity investor (which, includes the foreclosure of upper-tier pledges securing the preferred equity investment) in accordance with the terms of the intercreditor agreement between the subject Mortgage Loan’s Mortgagee, the mezzanine lender and the preferred equity investor.

In addition, the Mortgage Loan documents permit transfers of more than 50% of the equity interests in the related Mortgagor provided that after giving effect to such transfer, (i) the related non-recourse carveout guarantors (together with their respective spouses and/or their lineal descendants and/or family trusts for the sole benefit of any of the foregoing persons) must continue to collectively own at least 5% of the direct or indirect equity ownership interest in the related Mortgagor that, as of the date of origination of the subject Mortgage Loan, owned a 98% undivided tenant-in-common interest in the related Mortgaged Property (i.e., the tenant-in-common in which the non-recourse carve-out guarantors had an interest as of the date of

E-1B-5

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

origination of the subject Mortgage Loan), (ii) Mark Karasick, a nonrecourse carve-out guarantor, owns 100% of the indirect equity interest in SL Harborside Hospitality LLC (the anticipated holder of the liquor licenses applicable to the related Mortgaged Property) and its sole member SL Harborside Hospitality Holdings LLC and (iii) the related non-recourse carve-out guarantors control the related Mortgagor and the day to day operations of the related Mortgaged Property.

(31) Due on Sale or Encumbrance	Green Acres (Loan No. 24)	The Mortgage Loan documents permit the Mortgagor to enter into a PACE loan for an amount not to exceed $10,000,000 without the consent of the Mortgagee or rating agency confirmation.
(31)(a) Due on Sale or Encumbrance	11 West 42nd Street (Loan No. 2)	Transfers of more than 50% of the indirect equity interests in Mortgagor are permitted so long as one or more specific Persons designated in the related Mortgage Loan documents maintain at least five percent (5%) of the equity ownership interests in Mortgagor and controls Mortgagor.
(31) Due on Sale or Encumbrance	11 West 42nd Street (Loan No. 2)	The Mortgage Loan documents permit the Mortgagor to enter into a PACE loan for an amount not to exceed $10,000,000 with the consent of the Mortgagee and a rating agency confirmation.
(32) Single-Purpose Entity	Cumberland Mall (Loan No. 7)	The Mortgagor is a recycled Single-Purpose Entity that previously owned certain other unimproved property adjacent to the Mortgaged Property that was subject to multiple condemnations.
(33) Defeasance	Cumberland Mall (Loan No. 7)	The Mortgagor’s obligation to pay reasonable out-of-pocket costs and expenses of any servicer or trustee in connection with a defeasance is capped at $10,000.
(35) Ground Leases	Green Acres (Loan No. 24)

The term of the ground lease covering a portion of the Mortgaged Property (the “Green Acres Ground Lease”) terminates on August 12, 2026, subject to two six-year extension options.

The Green Acres Ground Lease does not expressly provide a cure period that includes sufficient time to gain possession of the interest of the lessee under the Green Acres Ground Lease; however the Green Acres Ground Lease does provide for additional time as needed if the default is not susceptible to cure within 30 days (provided that the Mortgagee diligently pursues such cure).

If a casualty occurs within the final five years prior to the expiration of the term of the Green Acres Ground Lease, and costs exceed $1,000,000, the Green Acres Ground Lease provides that the Mortgagor is permitted to terminate the Green Acres Ground Lease; however, the Mortgage Loan documents prohibit a termination of the Green Acres Ground Lease by the Mortgagor without the Mortgagee’s prior written consent.

The Green Acres Ground lease requires that the ground lessor give the Mortgagee notice of default if the Mortgagee was made known to the ground lessor in writing. The Green Acres Ground Lease does not provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee.

E-1B-6

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(38) No Material Default; Payment Record	All BMO Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(40) Organization of Mortgagor	Cumberland Mall (Loan No. 7) Heritage Plaza (Loan No. 15)	The Mortgagors are affiliated through a common sponsor and are also affiliated with a Mortgagor of other Mortgage Loans in the Mortgage Pool.
(41) Environmental Conditions	Harborside 2-3 (Loan No. 11)	The related environmental site assessment (“ESA”) identified a controlled recognized environmental condition and historic recognized environmental condition for the related Mortgaged Property associated with historic site operations and impacts to site soils and groundwater caused by contaminated historic fill material. From 1986 to 2013, various remedial investigations and actions were conducted to address the historic fill, including placing engineering controls consisting of improvements at the site, such as the building slab, concrete and asphalt paved areas, and landscaping, over residually impacted soils. In 2022, an additional investigation was conducted in an area below the shared atrium of two buildings located on the related Mortgaged Property, which identified additional, residual impacts to soils and groundwater attributed to historic fill material. A deed notice identifying the historic fill and associated engineering controls in place at the related Mortgaged Property was recorded on February 17, 2023 and serves as an institutional control for the related Mortgaged Property. In relation to soil impacts at the related Mortgaged Property, a soil Remedial Action Permit (“RAP”), which establishes the obligations of the permittee with respect to soil related institutional controls and engineering controls, is required, and a RAP initial application was submitted to the governing authority on March 29, 2023. A groundwater Classified Exception Area (“CEA”), which serves as an institutional control by providing notice that there are groundwater impacts in a localized area, is also being prepared for the related Mortgaged Property. Assuming issuance of the RAP and approval of the CEA by the governing authority, the related ESA consultant identified this matter as a controlled recognized environmental condition and did not recommend any further investigation; however, the ESA consultant did note that the institutional controls in place on the related Mortgaged Property are to be maintained in perpetuity.
(41) Environmental Conditions	Gilardian NYC Portfolio II (Loan No. 8)

The ESA for the 107 W 86th Mortgaged Property identifies as a business environmental risk the presence of a heating oil underground storage tank (“UST”) with no tank registration documentation observed and no weep holes to provide visual detection of any leaks. A tank tightness test report prepared by AARCO Environmental Services Corp. (“AARCO”) indicated that on May 26, 2022 the UST system failed and tank repairs were recommended. The ESA consultant recommends that (i) the repairs and retest proposed by AARCO should be conducted and further recommendations by AARCO are followed, (ii) the appropriate tank registration documentation is posted at the Mortgaged Property, and (iii) annual tank tightness should be performed.

E-1B-7

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Each of the ESAs for the 2410 Broadway Mortgaged Property, the 245 W 51st Mortgaged Property and the 324-326 W 84th Mortgaged Property identifies as a business environmental risk the presence of a heating oil aboveground storage tank (“AST”) in the basement of each Mortgaged Property with no tank registration documentation. The ESA consultant recommends that the appropriate tank registration documentation be posted at each Mortgaged Property and the tank registration documentation for the 324-326 W 84th Mortgaged Property is amended to indicate that the AST is not in contact with soil but rather with a concrete surface.

The ESA for the 1443 York Avenue Mortgaged Property identifies as a business environmental risk the presence of a heating oil UST in the basement of the Mortgaged Property with no weep holes to provide visual detection of any leaks. The ESA consultant recommends that access to the UST should be provided to facilitate periodic inspections or, alternatively, annual tank tightness should be performed.

E-1B-8

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(KEYBANK NATIONAL ASSOCIATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(25) Local Law Compliance	Grogan Portfolio (Loan No. 19)	The Mortgaged Property at 1261 Seabury Avenue, Bronx, NY, 10462 has a certificate of occupancy from 2003. The Mortgagor completed certain renovations to a portion of the structure in 2007 and is required to obtain and deliver to Mortgagee an amended certificate of occupancy and an updated zoning report. The Mortgage Loan documents require the Mortgagor to obtain the amended certificate of occupancy for the 1261 Seabury Avenue property within 365 days from July 10, 2023. However, if the Mortgagor is unable to obtain and deliver the amended certificate of occupancy and the updated zoning report within such 365 day period, then, provided that the Mortgagor has commenced the process of obtaining the amended certificate of occupancy within such 365 day period, and, thereafter, diligently and expeditiously proceeds to obtain and deliver the same, such 365 day period will be extended, at Mortgagee’s discretion, for an additional 90 day period. Provided further, if the Mortgagor is unable to obtain and deliver the amended certificate of occupancy and updated zoning report with such additional 90 day period and (a) all outstanding work required for issuance of the amended certificate of occupancy has been completed in accordance with all legal requirements and (b) all necessary paperwork has been submitted to the applicable governmental authority in accordance with any and all legal requirements, and Mortgagor delivers evidence to Mortgagee with respect to (a) and (b) above, then at Mortgagee’s reasonable discretion such 90 day period will be extended for an additional 90 days.
(26) Licenses and Permits	Grogan Portfolio (Loan No. 19)	The Mortgaged Property at 1261 Seabury Avenue, Bronx, NY, 10462 has a certificate of occupancy from 2003. The Mortgagor completed certain renovations to a portion of the structure in 2007 and is required to obtain and deliver to Mortgagee an amended certificate of occupancy and an updated zoning report. The Mortgage Loan documents require the Mortgagor to obtain the amended certificate of occupancy for the 1261 Seabury Avenue property within 365 days from July 10, 2023. However, if the Mortgagor is unable to obtain and deliver the amended certificate of occupancy and the updated zoning report within such 365 day period, then, provided that the Mortgagor has commenced the process of obtaining the amended certificate of occupancy within such 365 day period, and, thereafter, diligently and expeditiously proceeds to obtain and deliver the same, such 365 day period will be extended, at Mortgagee’s discretion, for an additional 90 day period. Provided further, if the Mortgagor is unable to obtain and deliver the amended certificate of occupancy and updated zoning report with such additional 90 day period and (a) all outstanding work required for issuance of the amended certificate of occupancy has been completed in accordance with all legal requirements and (b) all necessary paperwork has been submitted to the applicable governmental authority in accordance with any and all legal requirements, and Mortgagor delivers evidence to Mortgagee with respect to (a) and (b) above, then at Mortgagee’s reasonable
E-1B-9

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
discretion such 90 day period will be extended for an additional 90 days.
(27) Recourse Obligations	Mini U Storage – Tomball (Loan No. 26)	The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “willful misrepresentation” as opposed to “intentional material misrepresentation.”
(27) Recourse Obligations	Mini U Storage – Tomball (Loan No. 26)	The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “material physical waste” as opposed to “intentional material physical waste.”
(28) Mortgage Releases	All KeyBank Loans	With respect to the related Mortgage Loans, if the Mortgage Loans or any portion thereof are included in a REMIC trust and, immediately following a release of any portion of the lien of the security instrument in connection with a condemnation (but taking into account any proposed restoration on the remaining portion of the related Mortgaged Property), the loan to value ratio is greater than 125% (such value to be determined, in Mortgagee’s sole discretion, by any commercially reasonable method permitted to a REMIC trust), the principal balance of the related Mortgage Loan must be paid down in an amount sufficient to satisfy the REMIC requirements, unless the Mortgagee receives an opinion of counsel that if such amount is not paid, the securitization will not fail to maintain its status as a REMIC trust and that the REMIC trust will not be subject to tax as a result of the related release of such portion of the Lien of the security instrument.
(32) Single Purpose Entity	Grogan Portfolio (Loan No. 19)	A related Mortgagor, Grogan Realty, LLC, previously owned and operated 1049 Zerega Avenue, Bronx, NY 10462, a commercial baking facility, until approximately January 10, 2006, when it acquired the Mortgaged Property located at 1261 Seabury Avenue, Bronx, NY, 10462. Grogan Realty, LLC is a recycled entity.

E-1B-10

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(LMF COMMERCIAL, LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(8) Junior Liens	11 West 42nd Street (Loan No. 2)	The Mortgage Loan documents permit the Mortgagor to enter into a Property-Assessed Clean Energy (“PACE Loan”) (as such term is defined in the Mortgage Loan agreement) for an amount not to exceed $10,000,000 with the consent of the Mortgagee and a rating agency confirmation.
(27) Recourse Obligations	11 West 42nd Street (Loan No. 2)

There is no non-Mortgagor guarantor or environmental indemnitor with respect to the Mortgage Loan.

Further, there is no recourse for any recourse provision where the circumstance, event or condition that could otherwise give rise thereto is attributable to one or more of the following:

1.       insufficient revenue from the Mortgaged Property;

2.       Mortgagor’s lack of access to revenue from the Mortgaged Property as a result of Mortgage lender’s exercise of its remedies with respect to Mortgaged Property cash flow or otherwise;

3.       insolvency of Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context;

4.       the payment of Mortgagor’s debts and obligations as they become due and payable from sources other than revenues from the Mortgaged Property;

5.       failure to pay the Mortgage Loan or other obligations or debts of Mortgagor, as a result of (1), (2) or (3) above;

6.       the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of Mortgagor, through a judgment or exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as a result of (1), (2) or (3) above; and/or

7.       the acts or omissions of mezzanine lender, servicer or any receiver appointed by mezzanine lender, or any events, circumstances or conditions first arising after mezzanine lender under the mezzanine loan completes a foreclosure upon or assignment-in-lieu thereof as to any pledged equity interest in the Mortgagor, except to the extent caused by the acts or omissions of Mortgagor or any of its Affiliates following such foreclosure by Mortgage lender and/or mezzanine lender.

(31)(a) Due on Sale or Encumbrance	11 West 42nd Street (Loan No. 2)	Transfers of more than 50% of the indirect equity interests in Mortgagor are permitted so long as one or more specific Persons designated in the related Mortgage Loan documents maintain at least

E-1B-11

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
five percent (5%) of the equity ownership interests in Mortgagor and controls Mortgagor.
(31) Due on Sale or Encumbrance	11 West 42nd Street (Loan No. 2)	The Mortgage Loan documents permit the Mortgagor to enter into a Property-Assessed Clean Energy (“PACE Loan”) (as such term is defined in the Mortgage Loan agreement) for an amount not to exceed $10,000,000 with the consent of the Mortgagee and a rating agency confirmation.

E-1B-12

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(SOCIETE GENERALE FINANCIAL CORPORATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment	Oxmoor Center (Loan No. 14)	The related Mortgaged Property is subject to an Easement, Restriction and Operating Agreement (the “Agreement”) that requires any transferee in connection with a transfer of title to the Mortgaged Property to either (i) be an experienced operator of shopping centers (or to cause the Mortgaged Property to be operated by an experienced operated) with substantial assets so as to meet the obligations of the Agreement or (ii) to have been approved in writing by the largest tenant at the Mortgaged Property, Macy’s (or its successor).
(16) Insurance	Cosmos Portfolio (Loan No. 16)	The Mortgage Loan documents permit the Mortgagor to rely on the insurance provided by the sole tenant at the Mortgaged Property, Cosmos Surfaces, provided that such insurance satisfies the conditions set forth in the Mortgage Loan documents.
(25) Local Law Compliance	Cosmos Portfolio (Loan No. 16)	The 121 Morgan Lakes Mortgaged Property is legal non-conforming as to use as industrial (warehouse) uses are no longer permitted under the current zoning code without a conditional use permit and the Mortgagor has not obtained such a permit. If a structure containing a legal non-conforming use is damaged or deteriorates in excess of 75% of its replacement cost at the time of destruction, it may only be restored in accordance with the current zoning code. In addition, a legal non-conforming use cannot be reinstated if the owner and/or operator of the legal non-conforming use discontinues such use for six months or fails to obtain a new (or renew) a business license as required.
(27) Recourse Obligations	Oxmoor Center (Loan No. 14)	With respect to clause (a)(iii) of Representation and Warranty No. 27, the Mortgage Loan documents only provide recourse for losses to the lender (and not full recourse) arising out of or in connection with transfers made in violation of the Mortgage Loan documents.
(28) Mortgage Releases	All Societe Generale Financial Corporation Mortgage Loans	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
(35) Ground Leases	Oxmoor Center (Loan No. 14)	With respect to clauses (j) and (k) of Representation and Warranty No. 35, the Ground Lease is silent as to the application of any related insurance proceeds or condemnation awards to either the repair or restoration of the related Mortgaged Property with the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds or to the payment of the outstanding principal balance of the Mortgage Loan.
E-1B-13

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(39) Organization of Mortgagor	Oxmoor Center (Loan No. 14)	The Mortgagor is affiliated with the Mortgagor under the Mortgage Loans identified on Annex A-1 as (i) Short Pump Town Center, which is being contributed to the trust by Goldman Sachs Mortgage Company, (ii) Cumberland Mall, which is being contributed to the trust by German American Capital Corporation and Bank of Montreal, and (iii) Heritage Plaza, which is being contributed to the trust by Bank of Montreal.

E-1B-14

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(STARWOOD MORTGAGE CAPITAL LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(7) Permitted Liens; Title Insurance	Marco MHC (Loan No. 27)	The Mortgaged Property is subject to a declaration of covenants and restrictions (the “Declaration”) which prohibits a small portion of the Mortgaged Property from being used as a mobile home park (the “Restricted Area”). A corner of one mobile home currently encroaches into the Restricted Area. The Mortgagor is required to comply with the requirements of any enforcement action relating to the Declaration.
(17) Insurance	Museum Tower (Loan No. 18)	The Mortgagor is maintaining all-risk property insurance coverage with a deductible in an amount that is greater than customarily permitted by the originator. In addition, the Mortgaged Property is located in an area identified as having special flood hazards and the Mortgagor is required to maintain additional excess flood coverage in an amount that is less than generally required by the lender.
(25) Local Law Compliance	Marco MHC (Loan No. 27)	The Mortgaged Property is legal non-conforming as to use.

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ANNEX E-2A

MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES

Each of 3650 REIT, CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the Certificates, you should read and rely solely on the prospectus.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes,

E-2A-1

Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of the Cut-Off Date, to the knowledge of the Mortgage Loan Seller, there has been no written request from the related Mortgagor for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after the Cut-Off Date.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the related Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance
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policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest,
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a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).
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(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury

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(including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements
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on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.
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(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and
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are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss
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insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth in Annex E-2B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-2A-1, or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury
E-2A-10

Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes
E-2A-11

by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
E-2A-12

(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-2A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured
E-2A-13

creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-2A-3.

(44)	Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.
E-2A-14

(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-15

SCHEDULE E-2A-1 to ANNEX E-2A

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	3650 REIT Mortgage Loans	CREFI Mortgage Loans	GACC Mortgage Loans
10	—	—	Back Bay Office
11	—	Harborside 2-3	—
22	—	Prime Storage Portfolio #3	—

E-2A-16

SCHEDULE E-2A-2 to ANNEX E-2A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	3650 REIT Mortgage Loans	CREFI Mortgage Loans	GACC Mortgage Loans
11	—	Harborside 2-3	—

E-2A-17

SCHEDULE E-2A-3 to ANNEX E-2A

CROSSED MORTGAGE LOANS

None.

E-2A-18

ANNEX E-2B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(3650 REAL ESTATE INVESTMENT TRUST 2 LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Gateway Center South (Loan No. 1)	In connection with the lender’s right to bifurcate the Mortgage Loan under the Loan Documents, so long as no event of default exists, the Loan Documents prohibit the following entities and their affiliates from becoming a “Lender” as defined in the related loan agreement: (i) Moinian Development Corp (ii) Silverstein Properties, Inc., (iii) The Blackstone Group International Ltd. (but excluding any debt fund, debt platform, debt group, real estate investment trust or similar fund or entity that, in any such case, is primarily focused on originating or acquiring debt or debt-like investments, whether or not an affiliate of, controlled by or under common control with the foregoing entity), (iv) H/2 Capital Partners, (v) Lone Star Funds, (vi) Square Mile Capital LLC (but excluding any debt fund, debt platform, debt group, real estate investment trust or similar fund or entity that, in any such case, is primarily focused on originating or acquiring debt or debt-like investments, whether or not an affiliate of, controlled by or under common control with the foregoing entity), (vii) ARES Commercial Real Estate Corp. / AREA Property Partners, (viii) Brookfield Office Properties, Inc., (ix) CIM Group, (x) Extell Development Company, (xi) Hines Interests Limited Partnership, (xii) The Moinian Group, (xiii) SL Green Realty Corp., (xiv) Tishman Speyer Properties and (xv) Vornado Realty Trust.
(5) Lien; Valid Assignment	RH HQ (Loan No. 20)	The ground lessor, Paradise Office Partners Holdco LLC, has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to any party other than an affiliate of the Mortgagor. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure, a deed-in-lieu of foreclosure or the first subsequent sale thereafter.
(6) Permitted Liens; Title Insurance	RH HQ (Loan No. 20)	See exception to Representation and Warranty No. 5, above.
(10) Condition of Property	RH HQ (Loan No. 20)	The Mortgaged Property has not been inspected within twelve months of the Cut-off Date.
(16) Insurance	Gateway Center South (Loan No. 1)	The Loan Documents permit a $250,000 property insurance deductible, which may not be considered to be customary.
(16) Insurance	RH HQ (Loan No. 20)	The Loan Documents permit the Mortgagor to rely on the insurance provided by the sole tenant at the Mortgaged Property, Restoration Hardware, for the insurance coverage required under the Loan Documents provided that, among other conditions, (i) the Restoration Hardware lease is in full force and effect, (ii) Restoration Hardware continues to be obligated under its lease to maintain insurance covering the Mortgaged Property in form and substance satisfactory to the lender and (iii) the insurance policies maintained by Restoration
E-2B-1

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Hardware covering the Mortgaged Property are approved by the lender and satisfy the requirements of the Loan Documents.
(26) Recourse Obligations	ICP/IRG Holdings Portfolio (Loan No. 5)	The indemnification obligations of the Mortgagor under the environmental indemnity, with respect to any individual Mortgaged Property, will terminate on the date that is two years after earlier of the earlier of (i) payment of the debt in full, (ii) with respect to any individual Mortgaged Property, the release of such individual Mortgaged Property from the lien of the Mortgage pursuant to the terms of the Loan Documents or (iii) the date on which indemnitee, a receiver or any third party (claiming by reason of judicial or non-judicial foreclosure, assignment in lieu of foreclosure or other remedial or enforcement action by a holder of the Mortgage Loan) takes title to, or control of, an individual Mortgaged Property by foreclosure, assignment in lieu of foreclosure or otherwise, upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the Mortgagor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.
(27) Mortgage Releases	ICP/IRG Holdings Portfolio (Loan No. 5); RH HQ (Loan No. 20)	The Loan Documents may provide that in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions if the Mortgagor delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as a REMIC.
(29) Acts of Terrorism Exclusion	Gateway Center South (Loan No. 1)	The Loan Documents permit terrorism insurance to be obtained through a captive insurance program. The Loan Documents do not require that the captive insurance program satisfy any rating or other requirements.
(32) Defeasance	RH HQ (Loan No. 20)	A REMIC declaration was made with respect to the Mortgage Loan on May 19, 2023. The Mortgage Loan may be defeased beginning on the day after May 19, 2025, which is less than two years after the Closing Date and more than two years from the start-up date of the REMIC formed in connection with such REMIC declaration.
(41) Appraisal	RH HQ (Loan No. 20)	The related appraisal is dated February 17, 2022, which is not within 12 months of the Cut-off Date.

E-2B-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(13) Actions Concerning Mortgage Loan	Harborside 2-3 (Loan No. 11)

One of the borrower sponsors and nonrecourse carveout guarantors, Michael Silberberg, is the guarantor on a loan in the original principal amount of $164,000,000 (the “Civic Opera Building Loan”), which is evidenced by promissory notes held by (i) Wells Fargo Bank, National Association, as trustee for the benefit of the registered holders of JPMBB Commercial Mortgage Securities Trust 2015-C31, Commercial Mortgage Pass-Through Certificates, Series 2015-C31 and (ii) Wilmington Trust, National Association, as trustee for the benefit of the registered holders of JPMBB Commercial Mortgage Securities Trust 2015-C32, Commercial Mortgage Pass-Through Certificates, Series 2015-C32. The lenders of the Civic Opera Building Loan commenced foreclosure proceedings on August 21, 2021. Additionally, on March 31, 2023, the special servicer sent a notice to Mr. Silberberg alleging (x) a breach of the loss recourse provision set forth in the Civic Opera Building Loan documents as a result of two mechanics liens being filed against the subject property and (y) a breach of the full recourse provision set forth in the Civic Opera Building Loan documents as a result of an alleged violation of SPE provisions prohibiting the incurrence of indebtedness in violation of the Civic Opera Building Loan documents.

In connection with work performed on the Mortgaged Property by the Mortgagor’s predecessor-in-interest, there is an active litigation between the primary contractor (Plaza Construction LLC) and a subcontractor (Gamma USA, Inc.) relating to façade work performed by the subcontractor. Neither the Mortgagor nor its predecessor-in-interest is named in the litigation, and the contract with primary contractor was not assumed by the Mortgagor in connection with its acquisition of the Mortgaged Property. The Mortgagor’s predecessor-in-interest has held back the retainage owed to the primary contractor (approximately $996,842) in escrow by a title company pursuant to an escrow agreement between the Mortgagor and its predecessor-in-interest and is released to the primary contractor upon resolution of said dispute.

(16) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
E-2B-3

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	Four Points Flushing (Loan No. 9)

The Mortgage Loan documents permit the related Mortgaged Property to be insured by a property insurance policy that does not meet the rating requirements set forth in the Mortgage Loan documents, provided that, if such carrier rating is withdrawn or downgraded below its foregoing AM Best rating, the borrower must promptly replace such applicable carrier with a carrier which meets the rating requirement set forth in the Mortgage Loan documents, and, provided further that, if the Mortgage Loan is part of a securitization where S&P rates any of the issued securities or classes of certificates in connection with such securitization, at renewal of the current policy term, the borrower must meet the rating requirements set forth in the Mortgage Loan documents.

Pursuant to the condominium documents, following a casualty, the condominium board will appoint an insurance trustee to hold and disburse the proceeds of the insurance policies under the following circumstances: (i) any casualty or condemnation that affects the condominium units, which loss exceeds $40,000.00; and (ii) any casualty or condemnation that affects all or part of the common elements of the condominium, which loss exceeds $40,000.00. The insurance trustee is required to disburse such funds in accordance with the terms of the Mortgage Loan agreement.

(17) Access; Utilities; Separate Tax Lots	Harborside 2-3 (Loan No. 11)	The related Mortgaged Property was known and designated as tax lot 18 prior to being subdivided in July 2022 into tax lots 18.01 and 18.02. The related Mortgaged Property is currently designated as lot 18.01 and a neighboring property, which is not included as part of the collateral for the subject Mortgage Loan and is owned by an unaffiliated third party, is designated as lot 18.02. Based on information provided by the related Mortgagor and the title company issuing the Title Policy, the applicable tax map is updated once per year and the same was not yet updated at the time of origination of the Mortgage Loan to recognize the subdivided tax lots. The related Mortgagor is responsible for the taxes affecting lot 18.01 and owner of lot 18.02 is responsible for all of taxes related to the improvements on lot 18.02. At origination of the subject Mortgage Loan, the tax reserve was sized to include taxes for the undivided tax lot 18.
(24) Local Law Compliance	Harborside 2-3 (Loan No. 11)	Although the related Mortgaged Property is legal conforming, because it was built pursuant to local planning board approval, the restoration of the related Mortgaged Property following a casualty is subject to approval of the local planning board per the municipal zoning letter dated February 10, 2023 from the Jersey City Housing, Economic Development & Commerce office.
(24) Local Law Compliance	Prime Storage Portfolio #3 (Loan No. 22)

Pursuant to the zoning report obtained in connection with the origination of the Mortgage Loan, the Prime Storage North Miami Mortgaged Property is non-conforming as to use with respect to 80 of the storage units on such Mortgaged Property. In the event of a casualty, such units at the Mortgaged Property may not be rebuilt as to their current use.

In addition, the Prime Storage Bohemia Mortgaged Property, the Mortgaged Property located at 911 Lincoln Avenue, Holbrook, NY

E-2B-4

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
11741, and the Prime Storage Bay Shore Pine Aire Dr. Mortgaged Property are nonconforming as to setback(s).
(26) Recourse Obligations	All CREFI Mortgage Loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
(26) Recourse Obligations	Harborside 2-3 (Loan No. 11)	The Mortgage Loan documents do not provide recourse for the related Mortgagor’s misapplication of rents (if, after an event of default under the subject Mortgage Loan), insurance proceeds or condemnation awards, but rather, recourse for misapplication of such amounts is limited to intentional misapplication.
(29) Acts of Terrorism Exclusion	All CREFI Mortgage Loans	All exceptions to Representation and Warranty No. 16 are also exceptions to this Representation and Warranty No. 29.
(30) Due on Sale or Encumbrance	Harborside 2-3 (Loan No. 11)

The loan documents permit transfers by reason of the exercise of remedies by the upper-tier preferred equity investor (which, includes the foreclosure of upper-tier pledges securing the preferred equity investment) in accordance with the terms of the intercreditor agreement between the subject Mortgage Loan’s lender, the mezzanine lender and the preferred equity investor.

In addition, the loan documents permit transfers of more than 50% of the equity interests in the related Mortgagor provided that after giving effect to such transfer, (i) the related non-recourse carve-out guarantors (together with their respective spouses and/or their lineal descendants and/or family trusts for the sole benefit of any of the foregoing persons) must continue to collectively own at least 5% of the direct or indirect equity ownership interest in the related Mortgagor that, as of the date of origination of the subject Mortgage Loan, owned a 98% undivided tenant-in-common interest in the related Mortgaged Property, (ii) Mark Karasick, a non-recourse carve-out guarantor, owns 100% of the indirect equity interest in SL Harborside Hospitality LLC (the anticipated holder of the liquor licenses applicable to the related Mortgaged Property) and its sole member SL Harborside Hospitality Holdings LLC and (iii) the related non-recourse carve-out guarantors control the related Mortgagor and the day to day operations of the related Mortgaged Property.

(37) No Material Default; Payment Record	All CREFI Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
(40) Environmental Conditions	Harborside 2-3 (Loan No. 11)	The related ESA identified a controlled recognized environmental condition and historic recognized environmental condition for the related Mortgaged Property associated with historic site operations and impacts to site soils and groundwater caused by contaminated historic fill material. From 1986 to 2013, various remedial
E-2B-5

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
investigations and actions were conducted to address the historic fill, including placing engineering controls consisting of improvements at the site, such as the building slab, concrete and asphalt paved areas, and landscaping, over residually impacted soils. In 2022, an additional investigation was conducted in an area below the shared atrium of two buildings located on the Mortgaged Property, which identified additional, residual impacts to soils and groundwater attributed to historic fill material. A deed notice identifying the historic fill and associated engineering controls in place at the Mortgaged Property was recorded on February 17, 2023 and serves as an institutional control for the Mortgaged Property. In relation to soil impacts at the Mortgaged Property, a soil Remedial Action Permit (“RAP”), which establishes the obligations of the permittee with respect to soil related institutional controls and engineering controls, is required, and a RAP initial application was submitted to the governing authority on March 29, 2023. A groundwater Classified Exception Area (“CEA”), which serves as an institutional control by providing notice that there are groundwater impacts in a localized area, is also being prepared for the Mortgaged Property. Assuming issuance of the RAP and approval of the CEA by the governing authority, the related ESA consultant identified this matter as a controlled recognized environmental condition and did not recommend any further investigation; however, the ESA consultant did note that the institutional controls in place on the Mortgaged Property are to be maintained in perpetuity.

E-2B-6

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(GERMAN AMERICAN CAPITAL CORPORATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Gateway Center South (Loan No. 1)	In connection with the lender’s right to bifurcate the Mortgage Loan under the Loan Documents, so long as no event of default exists, the Loan Documents prohibit the following entities and their affiliates from becoming a “Lender” as defined in the related loan agreement: (i) Moinian Development Corp (ii) Silverstein Properties, Inc., (iii) The Blackstone Group International Ltd. (but excluding any debt fund, debt platform, debt group, real estate investment trust or similar fund or entity that, in any such case, is primarily focused on originating or acquiring debt or debt-like investments, whether or not an affiliate of, controlled by or under common control with the foregoing entity), (iv) H/2 Capital Partners, (v) Lone Star Funds, (vi) Square Mile Capital LLC (but excluding any debt fund, debt platform, debt group, real estate investment trust or similar fund or entity that, in any such case, is primarily focused on originating or acquiring debt or debt-like investments, whether or not an affiliate of, controlled by or under common control with the foregoing entity), (vii) ARES Commercial Real Estate Corp. / AREA Property Partners, (viii) Brookfield Office Properties, Inc., (ix) CIM Group, (x) Extell Development Company, (xi) Hines Interests Limited Partnership, (xii) The Moinian Group, (xiii) SL Green Realty Corp., (xiv) Tishman Speyer Properties and (xv) Vornado Realty Trust.
(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Cumberland Mall (Loan No. 7)	The tenant Costco, which ground leases its premises, has a right of first refusal to purchase its leased premises (approximately 13.395 acres at the Mortgaged Property) if the landlord receives a bona fide offer to purchase such leased premises. The tenant has not entered into a subordination, non-disturbance and attornment agreement. Such right of first refusal may apply to a foreclosure or deed in lieu of foreclosure as well as to subsequent transfer.
(5) Lien; Valid Assignment	Back Bay Office (Loan No. 10)	Loan Documents provide that the lender has the right (i) to sell or transfer the Mortgage Loan or any portion thereof as a whole loan (A) to any person with the consent of the Mortgagor (not to be unreasonably withheld, conditioned or delayed) or (B) to an Eligible Assignee (as defined in the loan agreement, provided that during the continuance of an event of default under the Mortgage Loan any person is an Eligible Assignee) and (ii) to securitize the Mortgage Loan or any portion thereof.
(10) Condition of Property	Back Bay Office (Loan No. 10)	The Mortgaged Property was inspected on October 20, 2022, which is more than six months prior to the origination date of June 7, 2023.
(16) Insurance	Gateway Center South (Loan No. 1)	The Loan Documents permit a $250,000 property insurance deductible, which may not be considered to be customary.
E-2B-7

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	Cumberland Mall (Loan No. 7)

The threshold amount above which the lender has the right to hold and disburse insurance proceeds is $10,000,000, which is in excess of 5% of the principal amount of the Mortgage Loan at origination.

The Loan Documents permit (i) a property insurance deductible up to $500,000, except with respect to windstorm/named storm coverage and earthquake coverage, which may have a deductible of up to 5% of the total insurable value of the Mortgaged Property, and (ii) a liability insurance deductible of up to $500,000.

(16) Insurance	Back Bay Office (Loan No. 10)	The Loan Documents permit a $100,000 property insurance deductible, which may not be considered to be customary.
(17) Access; Utilities; Separate Tax Lots.	Cumberland Mall (Loan No. 7)	A portion of the Mortgaged Property is on a tax parcel separate from the remainder of the Mortgaged Property, which tax parcel includes other property owned by a governmental authority that is not collateral for the Mortgage Loan.
(26) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(26) Recourse Obligations	Cumberland Mall (Loan No. 7)	The Loan Documents provide that the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from intentional misapplication or misappropriation of rents.
(27) Mortgage Releases	All GACC Mortgage Loans	In most cases, the Loan Documents provide that in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions if the Mortgagor delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as a REMIC.
(27) Mortgage Releases	Cumberland Mall (Loan No. 7)

The Mortgagors are permitted to obtain the release of (a) one or more parcels (including air rights parcels but excluding any anchor parcels) or outlots that are vacant, non-income producing and unimproved, or improved only by landscaping, surface parking areas or utility facilities that are not required for the use of the remaining property, or are readily relocatable or will continue to serve the Mortgaged Property, or (b) one or more parcels acquired after origination (including any anchor parcel acquired after origination), in each case without the payment or defeasance of a release price, subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing, and (ii) the loan-to-value ratio immediately following the release is less than or equal to 125% (provided that the Mortgagors may partially prepay the Mortgage

E-2B-8

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Loan to satisfy that condition without payment of a yield maintenance premium or any other prepayment premium).

In addition, the Mortgagors are permitted to obtain the release of one or more portions of the Mortgaged Property (an “Exchange Parcel”) without the payment or defeasance of a release price in connection with the substitution of such portion of the Mortgaged Property with real property reasonably equivalent in value to the Exchange Parcel located at or adjacent to the shopping center in which the Exchange Parcel is located (an “Acquired Parcel”), provided that, among other conditions, (i) no event of default is continuing, (ii) the Exchange Parcel is vacant, non-income producing and unimproved or improved only by landscaping, surface parking areas, or utility facilities that are not required to serve the Mortgaged Property or are readily relocatable or will continue to serve the Mortgaged Property provided that this condition will not apply to any Exchange Parcel which was acquired after the origination of the Mortgage Loan, (iii) the Mortgagors deliver or cause to be delivered to the lender a copy of the deed or ground lease conveying to the applicable Mortgagor all right, title and fee or leasehold interest, as applicable, in and to the Acquired Parcel, and (iv) the loan-to-value ratio immediately after the substitution is less than or equal to 125% (provided that the Mortgagors may partially prepay the Mortgage Loan to satisfy that condition without payment of a yield maintenance premium or any other prepayment premium).

(29) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 16 are also exceptions to this representation 29.
(29) Acts of Terrorism Exclusion	Gateway Center South (Loan No. 1)	The Loan Documents permit terrorism insurance to be obtained through a captive insurance program. The Loan Documents do not require that the captive insurance program satisfy any rating or other requirements.
(31) Single-Purpose Entity	Cumberland Mall (Loan No. 7)	The borrower is a recycled Single-Purpose Entity that previously owned certain other unimproved property adjacent to the Mortgaged Property that was subject to multiple condemnations.
(32) Defeasance	Cumberland Mall (Loan No. 7)	The Mortgagor’s obligation to pay reasonable out-of-pocket costs and expenses of any servicer or trustee in connection with a defeasance is capped at $10,000.
(37) No Material Default; Payment Record	All GACC Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Mortgagor forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
(39) Organization of Mortgagor	Cumberland Mall (Loan No. 7)	The Mortgagor is affiliated with the Mortgagors under the Mortgage Loans identified on Annex A as (i) Short Pump, which is being contributed to the trust by Goldman Sachs Mortgage Company, (ii) Oxmoor Center, which is being contributed to the trust by Société
E-2B-9

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Générale Financial Corporation and (iii) Heritage Plaza, which is being contributed to the trust by Bank of Montreal.
(41) Appraisal	Back Bay Office (Loan No. 10)	The appraisal date is October 19, 2022, more than six months prior to the June 7, 2023 loan origination date.

E-2B-10

ANNEX E-3A

MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES

GSMC (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each GSMC Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-3B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-3A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between GSMC, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GSMC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GSMC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the Certificates, you should read and rely solely on the prospectus.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Outside Servicing Agreement with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes,

E-3A-1

Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of the Cut-off Date, to the knowledge of the Mortgage Loan Seller, there has been no written request from the related Mortgagor for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after the Cut-off Date.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-3B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance
E-3A-2

policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-3A-1 to this Annex E-3A, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.
(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents
E-3A-3

or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Purchaser or its servicer.
(15)	No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters
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with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

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An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or
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current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.
(20)	REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan or Whole Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance, provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.
(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable
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law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)	Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(25)	Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the related mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).
(27)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the
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underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)	Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(29)	Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the
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Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-3A or the exceptions thereto set forth on Annex E-3B, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-3A-1 or future permitted mezzanine debt as set forth on Schedule E-3A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-3A-3 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(31)	Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by
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the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(33)	Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-3A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;
E-3A-11

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;
(f)	GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect
E-3A-12

of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-3A.
(37)	No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-3A (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.
(38)	Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further
E-3A-13

investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.
(42)	Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement.
(43)	Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-3A-3.
(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.
E-3A-14

(45)	Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-3A-15

Schedule E-3A-1 to Annex E-3A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
10	Back Bay Office

E-3A-16

Schedule E-3A-2 to Annex E-3A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

E-3A-17

Schedule E-3A-3 to Annex E-3A

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

E-3A-18

ANNEX E-3B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(GOLDMAN SACHS MORTGAGE COMPANY)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-3A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-3B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Short Pump Town Center (Loan No. 3)	Provided no event of default has occurred and is continuing, the Mortgage Loan documents prohibit the lender, without the prior written consent of the Mortgagor, from selling any note, participation or interest in the Mortgage Loan to Simon Property Group, Taubman Centers, Inc., The Macerich Company, Kimco Realty, Starwood Retail, CBL & Associates Properties, Inc., PREIT, Washington Prime Group, Pyramid Real Estate Group, Westfield Holdings Limited or Unibail-Rodamco (or any successors or assigns of or any person or entity controlled by the foregoing); provided, however, such restrictions will not apply to (a) any transfer or sale by the lender of commercial mortgage backed securities certificates, bonds or similar certificated interests secured in whole or in part by the Mortgage Loan or (b) any subsequent resale or transfer of the Mortgage Loan (or any interest therein) occurring after an initial sale or transfer by the lender even if such transaction results in a portion of the Mortgage Loan being held by a person or entity described above.
(5) Lien; Valid Assignment	Back Bay Office (Loan No. 10)	The Mortgage Loan documents provide that the lender has the right (i) to sell or transfer the Mortgage Loan or any portion thereof as a whole loan (A) to any person with the consent of the Mortgagor (not to be unreasonably withheld, conditioned or delayed) or (B) to an Eligible Assignee (as defined in the loan agreement, provided that during the continuance of an event of default under the Mortgage Loan any person is an Eligible Assignee) and (ii) to securitize the Mortgage Loan or any portion thereof.
(10) Condition of Property	Back Bay Office (Loan No. 10)	The Mortgaged Property was inspected on October 20, 2022, which is more than six months prior to the origination date of June 7, 2023.
(16) Insurance	Short Pump Town Center (Loan No. 3)	The Mortgage Loan documents permit (i) a property insurance deductible up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property and (ii) a terrorism insurance deductible up to $1,000,000. Such deductibles may not be considered customary. The in-place coverage provides for a property insurance deductible of $250,000 and a terrorism insurance deductible of $1,000,000
(16) Insurance	Back Bay Office (Loan No. 10)	The Mortgage Loan documents permit a $100,000 property insurance deductible, which may not be considered to be customary.
(26) Recourse Obligations	Short Pump Town Center (Loan No. 3)	So long as Forest City Realty Trust, LLC (or an affiliate) is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the Mortgage Loan amount, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in
E-3B-1

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.
(27) Mortgage Releases	All GSMC Mortgage Loans	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
(29) Acts of Terrorism Exclusion	Short Pump Town Center (Loan No. 3)	The Mortgage Loan documents permit terrorism insurance to be obtained through a captive insurance program.
(37) No Material Default; Payment Record	All GSMC Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(39) Organization of Mortgagor	Short Pump Town Center (Loan No. 3)	The Mortgagor is affiliated with the Mortgagors under the Mortgage Loans identified on Annex A as (i) Cumberland Mall, which is being contributed to the trust by German American Capital Corporation, (ii) Oxmoor Center, which is being contributed to the trust by Société Générale Financial Corporation and (iii) Heritage Plaza, which is being contributed to the trust by Bank of Montreal.
(41) Appraisal	Back Bay Office (Loan No. 10)	The appraisal date is October 19, 2022, more than six months prior to the June 7, 2023 loan origination date.

E-3B-2

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in this Prospectus	12
Summary of Terms	21
Summary of Risk Factors	67
Risk Factors	69
Description of the Mortgage Pool	173
Transaction Parties	278
Description of the Certificates	367
The Mortgage Loan Purchase Agreements	399
The Pooling and Servicing Agreement	409
Use of Proceeds	512
Yield, Prepayment and Maturity Considerations	512
Certain State, Local and Other Tax Considerations	534
ERISA Considerations	534
Legal Investment	542
Certain Legal Aspects of the Mortgage Loans	542
Ratings	563
Plan of Distribution (Underwriter Conflicts of Interest)	566
Incorporation of Certain Information by Reference	568
Where You Can Find More Information	568
Financial Information	568
Legal Matters	568
Index of Certain Defined Terms	569

Annex A – Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1
Annex E-1A – Mortgage Loan Representations and Warranties (BMO, KEYBANK, LMF, SGFC and SMC)	E-1A-1
Annex E-1B – Exceptions to Mortgage Loan Representations and Warranties (BMO, KEYBANK, LMF, SGFC and SMC)	E-1B-1
Annex E-2A – Mortgage Loan Representations and Warranties (3650 REIT, CREFI and GACC)	E-2A-1
Annex E-2B – Exceptions to Mortgage Loan Representations and Warranties (3650 REIT, CREFI and GACC)	E-2B-1
Annex E-3A – Mortgage Loan Representations and Warranties (GSMC)	E-3A-1
Annex E-3B – Exceptions to Mortgage Loan Representations and Warranties (GSMC)	E-3B-1

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$690,619,000
(Approximate)

BMO 2023-5C1 Mortgage Trust
(as Issuing Entity)

BMO Commercial
Mortgage Securities LLC
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2023-5C1

Class A-1	$708,000
Class A-3	$535,695,000
Class X-A	$536,403,000
Class X-B	$154,216,000
Class A-S	$77,587,000
Class B	$50,767,000
Class C	$25,862,000

PROSPECTUS

BMO Capital Markets

Deutsche Bank Securities

Citigroup

Société Générale

Goldman Sachs & Co. LLC

KeyBanc Capital Markets

Co-Lead Managers and Joint Bookrunners

Bancroft Capital, LLC

Drexel Hamilton, LLC

Co-Managers

July 27, 2023